As filed with the Securities and Exchange Commission on January 20, 2004

Registration No. 333-109519

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAREMARK RX, INC.

(Exact name of registrant as specified in its charter)

Delaware	5912	63-1151076
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

(615) 743-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard A. McLure

Executive Vice President and Chief Financial Officer

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

(615) 743-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William R. Spalding, Esq. Alexander A. Gendzier, Esq. King & Spalding LLP 191 Peachtree Street, N.E. Atlanta, Georgia 30303-1763 (404) 572-4600	Paul T. Schnell, Esq. Neil P. Stronski, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    Upon completion of the merger referred to herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Caremark may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor the solicitation of any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 20, 2004

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The board of directors of Caremark Rx, Inc. and the board of directors of AdvancePCS have agreed to a strategic combination of the two companies under the terms of a merger agreement. Upon completion of the merger, Caremark will acquire AdvancePCS and AdvancePCS will become a wholly owned subsidiary of Caremark. The boards of directors of Caremark and AdvancePCS are proposing the combination because they believe it will provide substantial benefits to the stockholders of both companies. Following the completion of the merger, Caremark stockholders will own approximately 58% of the combined company and former AdvancePCS stockholders will own approximately 42% of the combined company, in each case, on a fully diluted basis as of September 2, 2003.

For each share of AdvancePCS common stock, AdvancePCS stockholders will have the right to receive the value of 2.15 shares of Caremark common stock, which will be paid 90% in shares of Caremark common stock and 10% in cash. Upon completion of the merger, each share of AdvancePCS common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive:

•	shares of Caremark common stock in an amount equal to the product of 2.15 and 0.90 (or 1.935 shares of Caremark common stock); and
•	an amount in cash equal to 0.10 multiplied by the product of (1) 2.15 and (2) the average of the per share closing sales prices of shares of Caremark common stock as reported on the New York Stock Exchange, which is referred to as the NYSE, during the five consecutive trading day period ending on, and including, the fifth trading day immediately prior to the effective time of the merger.

AdvancePCS stockholders will receive cash for any fractional shares which they would otherwise receive in the merger. Caremark stockholders will continue to own their existing shares of Caremark common stock.

We estimate that Caremark will issue approximately 178.8 million shares of Caremark common stock in the merger and reserve an additional approximately 27.2 million shares of Caremark common stock for future issuances in connection with Caremark’s assumption of AdvancePCS’s outstanding options and warrants.

The issuance of Caremark common stock to AdvancePCS stockholders, which is necessary to effect the merger requires (1) holders of at least a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting to approve and adopt an amendment to Caremark’s certificate of incorporation to increase the number of authorized shares of Caremark common stock and (2) holders of at least a majority of all the shares of Caremark common stock casting votes at the Caremark special meeting to approve the issuance of Caremark common stock in the merger, assuming the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the special meeting of Caremark stockholders, which is referred to as the Caremark special meeting. Caremark stockholders will also be asked to vote on the other Caremark special meeting matters that are described in this joint proxy statement/prospectus. Approval of the other Caremark special meeting matters is not a condition to the merger.

At the 2003 AdvancePCS annual meeting, which is referred to as the AdvancePCS annual meeting, AdvancePCS stockholders will be asked to vote on the approval and adoption of the merger agreement and the merger and the other AdvancePCS annual meeting matters described in this joint proxy statement/prospectus. In order to complete the merger, the holders of at least a majority of the outstanding shares of AdvancePCS common stock, voting together as a single class, and the holders of at least two-thirds of the outstanding shares of AdvancePCS Class B-1 and Class B-2 common stock, voting together as a single class, must vote to approve and adopt the merger agreement and the merger. Approval of the other AdvancePCS annual meeting matters is not a condition to the merger. If the merger is completed, the other AdvancePCS annual meeting matters will, as a result, be superseded, except for Proposal 3, relating to approval of the AdvancePCS 2003 Incentive Compensation Plan.

After careful consideration, each of the Caremark board of directors and the AdvancePCS board of directors unanimously has approved the merger agreement and the merger and has determined that the merger agreement and the merger are advisable to each of Caremark and AdvancePCS.

The Caremark board of directors unanimously recommends that the Caremark stockholders vote “FOR” the proposals to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the authorized number of shares of Caremark common stock from 400 million shares to 700 million shares and to issue shares of Caremark common stock in the merger at the Caremark special meeting. The Caremark board of directors also recommends that the Caremark stockholders vote “FOR” the other Caremark special meeting matters.

The AdvancePCS board of directors unanimously recommends that the AdvancePCS stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger at the AdvancePCS annual meeting. The AdvancePCS board of directors also recommends that the AdvancePCS stockholders vote “FOR” the other AdvancePCS annual meeting matters.

Caremark’s common stock is traded on the NYSE under the symbol “CMX.” On January 16, 2004, the last sale price of Caremark’s common stock as reported on the NYSE was $26.21 per share.

The obligations of Caremark and AdvancePCS to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Caremark, AdvancePCS and the merger is contained in this joint proxy statement/prospectus. Caremark and AdvancePCS encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “ Risk Factors” beginning on page 24.

We look forward to the successful combination of Caremark and AdvancePCS.

Sincerely,	Sincerely,
Caremark Rx, Inc.	AdvancePCS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [            ], 2004 and is first being mailed to the stockholders of Caremark and AdvancePCS on or about [            ], 2004.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2004

Dear Stockholders of Caremark Rx, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Caremark Rx, Inc., a Delaware corporation, which will be held on [                    ], 2004 beginning at [            ] a.m., local time at [            ], for the following purposes:

1.	To approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock, par value $0.001 per share, which is referred to as Caremark common stock, from 400 million shares to 700 million shares;

2.	To approve the issuance of Caremark common stock pursuant to the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation, a wholly owned subsidiary of Caremark Rx, Inc., and AdvancePCS, pursuant to which AdvancePCS will become a wholly owned subsidiary of Caremark, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

3.	To approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of (a) Caremark preferred stock, par value $0.001 per share, which is referred to as Caremark preferred stock, from 9.5 million shares to 10.5 million shares and (b) Caremark Series C junior participating preferred stock, par value $0.001 per share, which is referred to as Caremark Series C preferred stock, from 500,000 shares to 7 million shares;

4.	To approve the Caremark Rx, Inc. 2004 Incentive Stock Plan, which is referred to as the Caremark Stock Plan;

5.	To vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

6.	To transact any other business that may properly be brought before the Caremark special meeting or any adjournments or postponements of the Caremark special meeting.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Caremark special meeting.

The close of business on [                    ], 2004 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Caremark special meeting or any adjournments or postponements of the Caremark special meeting. Only holders of record of Caremark common stock at the close of business on the record date are entitled to notice of, and to vote at, the Caremark special meeting. A complete list of stockholders entitled to vote at the Caremark special meeting will be available for examination by any of our stockholders at our headquarters, 211 Commerce Street, Suite 800, Nashville, Tennessee for purposes pertaining to the Caremark special meeting, during normal business hours for a period of 10 days prior to the Caremark special meeting, and at the time and place of the Caremark special meeting.

The issuance of Caremark common stock to AdvancePCS stockholders, which is necessary to effect the merger of AdvancePCS and a wholly owned subsidiary of Caremark, requires (1) holders of at least a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting to approve and adopt an amendment to Caremark’s certificate of incorporation to increase the number of authorized shares of Caremark common stock and (2) holders of at least a majority of all the shares of Caremark common stock casting votes at the Caremark special meeting to approve the issuance of Caremark common stock in the merger, assuming the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting. Approval of the other Caremark special meeting matters is not a condition to the merger.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at the Caremark special meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/prospectus.

The Caremark board of directors unanimously recommends that you vote to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock from 400 million shares to 700 million shares and the issuance of Caremark common stock in the merger and also recommends that you vote “FOR” the other Caremark special meeting proposals, all of which are described in detail in the accompanying joint proxy statement/prospectus.

By order of the Board of Directors,

Sara J. Finley Corporate Secretary

[                    ], 2004

750 West John Carpenter Freeway, Suite 1200

Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2004

Dear Stockholders of AdvancePCS:

We are pleased to invite you to attend the 2003 Annual Meeting of Stockholders of AdvancePCS, a Delaware corporation, which will be held on [                    ], 2004 beginning at [        ] a.m., local time, at [            ], for the following purposes:

1.	To approve and adopt the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation, a wholly owned subsidiary of Caremark Rx, Inc., and AdvancePCS, and the merger contemplated by the merger agreement, pursuant to which AdvancePCS will become a wholly owned subsidiary of Caremark Rx, Inc., a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

2.	To elect three directors to serve until the annual meeting of AdvancePCS stockholders in 2006;

3.	To approve the AdvancePCS 2003 Incentive Compensation Plan;

4.	To approve and adopt the amendment and restatement of AdvancePCS’s certificate of incorporation, which is referred to as the AdvancePCS Third Amended and Restated Certificate of Incorporation, to, among other things, change the governance structure of the board of directors;

5.	To ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004;

6.	To vote upon an adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

7.	To transact any other business that may properly be brought before the AdvancePCS annual meeting or any adjournments or postponements of the AdvancePCS annual meeting.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the AdvancePCS annual meeting.

The close of business on                     , 2004 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the AdvancePCS annual meeting or any adjournments or postponements of the AdvancePCS annual meeting. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the AdvancePCS annual meeting. A complete list of stockholders entitled to vote at the AdvancePCS annual meeting will be available for examination by any of our stockholders at our headquarters, 750 West John Carpenter Freeway, Suite 1200, Irving, Texas for purposes pertaining to the AdvancePCS annual meeting, during normal business hours for a period of 10 days prior to the AdvancePCS annual meeting, and at the time and place of the AdvancePCS annual meeting.

In order to complete the merger, the holders of at least a majority of the outstanding shares of AdvancePCS common stock, voting together as a single class, and the holders of at least two-thirds of the outstanding shares of AdvancePCS Class B-1 and Class B-2 common stock, voting together as a single class, must vote to approve and adopt the merger agreement and the merger. Approval of the other AdvancePCS annual meeting matters is not a condition to the merger. If the merger is completed, the other AdvancePCS annual meeting matters will, as a result, be superseded, except for Proposal 3, relating to approval of the AdvancePCS 2003 Incentive Compensation Plan.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at the AdvancePCS annual meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/prospectus.

The AdvancePCS board of directors unanimously recommends that you vote to approve and adopt the merger agreement and the merger and also recommends that you vote “FOR” the other AdvancePCS annual meeting proposals, all of which are described in detail in the accompanying joint proxy statement/prospectus.

By order of the Board of Directors,

Laura I. Johansen Corporate Secretary

[                    ], 2004

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES

ADDITIONAL INFORMATION

Caremark

This joint proxy statement/prospectus incorporates by reference important business and financial information about Caremark Rx, Inc., but not AdvancePCS, from other documents filed with the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 227.

Caremark Rx, Inc., which is referred to as Caremark, will provide you with copies of this information, without charge, upon written or oral request to:

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

Attention: Investor Relations

Telephone: (615) 743-6606

E-mail Address: investorinfo@caremark.com

Investors may also consult Caremark’s website for more information concerning the merger described in this joint proxy statement/prospectus. Information included in Caremark’s website is not incorporated by reference in this joint proxy statement/prospectus.

AdvancePCS

AdvancePCS is an SEC reporting company and it files annual, quarterly and current reports and other information with the SEC that have not been incorporated by reference in, included in or delivered with this joint proxy statement/prospectus. AdvancePCS will provide you with copies of these documents, without charge, upon written or oral request to:

AdvancePCS

750 West John Carpenter Freeway, Suite 1200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (469) 526-4700

E-mail Address: investor.inquiries@advancepcs.com

Investors may also consult AdvancePCS’s website for more information concerning the merger described in this joint proxy statement/prospectus. Information included in AdvancePCS’s website is not incorporated by reference in this joint proxy statement/prospectus.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE CAREMARK SPECIAL MEETING OR THE ADVANCEPCS ANNUAL MEETING, CAREMARK OR ADVANCEPCS SHOULD RECEIVE YOUR REQUEST NO LATER THAN [                    ], 2004.

i

Page
Listing of Caremark Common Stock	77
Delisting and Deregistration of AdvancePCS Common Stock	77
Regulatory Approvals Required for the Merger	77
Material U.S. Federal Income Tax Considerations	77
Accounting Treatment	78
Restrictions on Sales of Shares of Caremark Common Stock Received in the Merger	78
Employee Plans and Benefits and Employment Contracts	78
Treatment of AdvancePCS Stock Options	79
Treatment of AdvancePCS Warrants	80
Certificate of Incorporation; Bylaws of AdvancePCS	80
Appraisal Rights	80
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	81
General U.S. Federal Income Tax Considerations of the Merger to AdvancePCS Stockholders	81
Possible Treatment of Cash as a Dividend	83
Cash Received Instead of a Fractional Share	83
Capital Gain	83
Reporting Requirements	83
Backup Withholding	84
THE MERGER AGREEMENT	85
Consideration to be Received in the Merger	85
Procedures for Exchange of Certificates	85
Conditions to Completion of the Merger	86
Representations and Warranties	88
Conduct of Business by Caremark and AdvancePCS Prior to Completion of the Merger	89
No Solicitation	91
Termination of the Merger Agreement	95
Expenses and Termination Fees	96
HSR Filings; Reasonable Best Efforts	99
Indemnification and Insurance	99
Board of Directors of the Combined Company	100
Amendment and Waiver	100
Governing Law	100
VOTING AGREEMENT	101
REGISTRATION RIGHTS AGREEMENT	102
THE CAREMARK SPECIAL MEETING	104
Date, Time and Place	104
Purpose of the Caremark Special Meeting	104
Caremark Record Date; Stock Entitled to Vote	104
Quorum	104
Votes Required	104
Voting by Caremark Directors and Executive Officers	106
Voting of Proxies	106
Revocability of Proxies	106
Solicitation of Proxies	107
Proposal 1. Amendment to Caremark’s Certificate of Incorporation to Increase the Total Number of Authorized Shares of Caremark Common Stock	107
Proposal 2. Issuance of Caremark Common Stock in the Merger	107
Proposal 3. Amendment to Caremark’s Certificate of Incorporation to Increase the Total Number of Authorized Shares of Caremark Preferred Stock and Caremark Series C Preferred Stock	108
Proposal 4. Caremark Stock Plan	109
Proposal 5. Possible Adjournment or Postponement of the Special Meeting	117

Page
Proposal 5. Ratification of the Firm of PricewaterhouseCoopers LLP to serve as AdvancePCS’s Independent Public Accountants for the Fiscal Year Ending March 31, 2004	148
Independent Auditors	149
Proposal 6. Possible Adjournment or Postponement of the AdvancePCS Annual Meeting	149
COMPARATIVE STOCK PRICES AND DIVIDENDS	150
Market Prices	150
Dividends	151
CAREMARK	152
ADVANCEPCS	153
Company Overview	153
Data Services	153
Mail Services	154
Clinical and Other Services	155
Customers	158
Company Operations	158
Acquisitions and Joint Ventures	160
Competition	160
Government Regulation	161
Employees	169
Insurance	169
Company Information	169
Properties	170
AdvancePCS—Legal Proceedings	170
ADVANCEPCS—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	174
Overview	174
Critical Accounting Policies	174
Customers and Suppliers	179
Acquisitions	179
Sources of Revenue	180
Results of Operations—AdvancePCS	182
Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002	183
Six Months Ended September 30, 2003 Compared to Six Months Ended September 30, 2002	184
Fiscal Year 2003 Compared to Fiscal Year 2002	186
Fiscal Year 2002 Compared to Fiscal Year 2001	188
Liquidity and Capital Resources	190
Recently Adopted Accounting Pronouncements	194
Recently Issued Accounting Pronouncements	196
Impact of Inflation	196
ADVANCEPCS—QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	197
ADVANCEPCS—CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	197
Previous Independent Accountants	197
New Independent Accountants	197
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	198
COMPARISON OF RIGHTS OF CAREMARK AND ADVANCEPCS STOCKHOLDERS	211
Capitalization	211
Size of the Board of Directors; Classification of the Board of Directors	212
Removal of Directors	213
Filling Vacancies on the Board of Directors	214

Annex A	Merger Agreement
Annex B	Voting Agreement
Annex C	Registration Rights Agreement
Annex D	Opinion of UBS Securities LLC
Annex E	Opinion of J.P. Morgan Securities Inc.
Annex F	Opinion of Banc of America Securities LLC
Annex G	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex H	AdvancePCS Audit Committee Charter
Annex I	AdvancePCS 2003 Incentive Compensation Plan
Annex J	Form of AdvancePCS Third Amended and Restated Certificate of Incorporation
Annex K	Delaware General Corporation Law Section 262
Annex L	Caremark Rx, Inc. 2004 Incentive Stock Plan
Annex M	Form of Proxy Card for Caremark Special Meeting
Annex N	Form of Proxy Card for AdvancePCS Annual Meeting

v

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Caremark or AdvancePCS, may have regarding the merger and the other matters being considered at the stockholders’ meetings and the answers to those questions. Caremark and AdvancePCS urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the stockholders’ meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint proxy statement/prospectus.

Q:	Why are Caremark and AdvancePCS proposing this merger?

A:	The boards of directors of Caremark and AdvancePCS believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies. The boards of directors of both companies believe that the merger represents a strategic combination of two highly complementary organizations in the competitive business of providing pharmaceutical and health improvement services to both the public and private sectors. The boards of directors of both companies believe that the combination will create a combined company having a diversified customer portfolio with a balanced, clinically focused offering that should enable it to deliver exceptional care, service and cost-efficiency to both companies’ customers and their participants.

Q:	How do I vote?

A:	If you are a stockholder of record of Caremark as of the record date for the Caremark special meeting or a stockholder of record of AdvancePCS as of the record date for the AdvancePCS annual meeting, you may vote in person by attending your stockholders’ meeting, or you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at your stockholders’ meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience.

Q:	What will happen if I abstain from voting?

A:	Caremark Stockholders. If you abstain from voting or do not vote (either in person or by proxy):

•	it will have the same effect as a vote against the proposals to approve and adopt (1) an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock from 400 million shares to 700 million shares and (2) an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock from 9.5 million shares to 10.5 million shares and Caremark Series C preferred stock from 500,000 shares to 7 million shares;

•	it will have no effect (assuming a quorum is present and that the total votes cast is more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting) in determining whether the issuance of shares of Caremark common stock in the merger will be approved; and

•	if your shares are counted toward the presence of a quorum, it will have the same effect as a vote against the proposals (1) to approve the Caremark Stock Plan and (2) to adjourn or postpone the Caremark special meeting, if necessary, to solicit additional proxies.

Brokers who hold shares of Caremark common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These non-voted shares are referred to as broker non-votes. Abstentions and broker non-votes will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

AdvancePCS Stockholders. If you abstain from voting or do not vote (either in person or by proxy):

•	it will have the same effect as a vote against the proposals to approve and adopt (1) the merger agreement and the merger and (2) the AdvancePCS Third Amended and Restated Certificate of Incorporation;

•	if your shares are counted toward the presence of a quorum, it will have the same effect as a vote against the proposals (1) to approve the AdvancePCS 2003 Incentive Compensation Plan, (2) to ratify the selection of PricewaterhouseCoopers LLP as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004 and (3) to adjourn or postpone the AdvancePCS annual meeting, if necessary, to solicit additional proxies; and

•	it will have no effect on the election of AdvancePCS directors.

Abstentions and broker non-votes will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the AdvancePCS annual meeting. If proxies are returned without indication as to how to vote, the AdvancePCS common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the AdvancePCS annual meeting.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker nominee to see if you may submit voting instructions by Internet or telephone. You cannot vote shares held in street name by returning a proxy card directly to Caremark or to AdvancePCS or by voting in person at your stockholders’ meeting.

Q:	Can I change my vote even after returning a proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at your stockholders’ meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend your stockholders’ meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Caremark or AdvancePCS, as appropriate, no later than the beginning of your stockholders’ meeting. If your shares are held in street name by your broker, you should contact your broker to change your vote.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference in this joint proxy statement/prospectus, including its annexes.

In order for your shares to be represented at your stockholders’ meeting:

•	you can attend your stockholders’ meeting in person;

•	you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Q:	Should I send in my AdvancePCS stock certificates now?

A:	No. AdvancePCS stockholders should not send in any stock certificates now. After the merger is completed, Caremark’s exchange agent will send former AdvancePCS stockholders a letter of transmittal explaining what they must do to exchange their AdvancePCS stock certificates for the merger consideration payable to them.

If you are a Caremark stockholder, you are not required to take any action with respect to your Caremark stock certificates.

Q:	Who can answer my questions?

A:	Caremark Stockholders. Caremark stockholders who have questions about the merger or the other matters to be voted on at the Caremark special meeting or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

Telephone: (615) 743-6606

Email Address: investorinfo@caremark.com

AdvancePCS Stockholders. AdvancePCS stockholders who have questions about the merger or the other matters to be voted on at the AdvancePCS annual meeting or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

AdvancePCS

750 West John Carpenter Freeway, Suite 1200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (469) 524-4700

Email Address: investor.inquiries@advancepcs.com

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Caremark and AdvancePCS urge you to read carefully the remainder of this joint proxy statement/prospectus including the attached annexes, and the other documents to which we have referred you because information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at your stockholders’ meeting. See also the section entitled “Where You Can Find More Information” beginning on page 227. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Caremark (See page 152)

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

Telephone: (615) 743-6600

Caremark is a leading pharmaceutical services company in the United States, with net revenue of approximately $6.8 billion, including approximately $905 million of retail copayments, in 2002. Its operations are conducted primarily through its wholly owned, indirect subsidiary, Caremark Inc. Its customers are primarily sponsors of health benefit plans (employers, insurance companies, unions, government employee groups and managed care organizations) and individuals located throughout the United States. During the year ended December 31, 2002, Caremark managed over 91 million prescriptions for individuals from over 1,200 organizations, representing approximately $5.9 billion in drug ingredient expenditures.

Caremark’s pharmaceutical services are generally referred to as pharmacy benefit management, which is referred to as PBM, services and involve the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Caremark dispenses prescription drugs to customers through a network of more than 55,000 third-party retail pharmacies and through its own mail service pharmacies. Caremark has one of the leading mail service pharmacy businesses among independent pharmacy services companies based on prescriptions filled in 2002. During 2002, Caremark processed approximately 20 million prescriptions through its mail service pharmacies and processed approximately 71 million retail pharmacy claims.

AdvancePCS (See page 153)

AdvancePCS

750 West John Carpenter Freeway, Suite 1200

Irving, Texas 75039

Telephone: (469) 524-4700

AdvancePCS is a leading provider of health improvement services in the United States, with revenues of approximately $14.1 billion in fiscal year 2003. Its customers include a broad range of health plan sponsors, such as BlueCross BlueShield plans and other managed care organizations, employer groups, third-party administrators of health plans, insurance companies, government agencies and labor union-based trusts. AdvancePCS currently manages more than 540 million pharmacy claims annually, representing approximately $28 billion in prescription drug spending.

AdvancePCS’s revenues, which do not include retail copayments, are derived principally from sales of prescription drugs to health plan members, either through one of its three mail pharmacies, its network of approximately 59,000 third party retail pharmacies or one of its specialty pharmacies. AdvancePCS also provides clinical and other services as part of its overall health improvement service offerings.

As a PBM provider, AdvancePCS offers tools to its customers to assist in managing their prescription drug expenditures, including on-line claims adjudication, discounted retail networks, discounted mail pharmacy services, formulary development, rebate negotiation and management and other plan design and formulary support activities. In addition, AdvancePCS offers a wide range of other health improvement products and services, such as specialty pharmacy services, disease management and prescription discount cards for the uninsured and under-insured. Its mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs. Its strategy has been to increase the number of services offered to its customer base by internal development or acquisition, increase its core customer base and, most importantly, generate additional value for its clients and stockholders through the cross-selling of products into its customer base.

The Caremark Special Meeting and the AdvancePCS Annual Meeting

The Caremark Special Meeting (See page 104)

The special meeting of Caremark stockholders, which is referred to as the Caremark special meeting, will be held at [                ] at [        ] a.m., local time, on [                    ], 2004. At the Caremark special meeting, Caremark stockholders will be asked to:

•	approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock from 400 million shares to 700 million shares;

•	approve the issuance of Caremark common stock pursuant to the merger agreement;

•	approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock from 9.5 million shares to 10.5 million shares and Caremark Series C preferred stock from 500,000 shares to 7 million shares;

•	approve the Caremark Stock Plan; and

•	vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

The AdvancePCS Annual Meeting (See page 118)

The 2003 annual meeting of AdvancePCS stockholders, which is referred to as the AdvancePCS annual meeting, will be held at [                ] at [        ] a.m., local time, on [                    ], 2004. At the AdvancePCS annual meeting, AdvancePCS stockholders will be asked to:

•	approve and adopt the merger agreement and the merger;

•	elect three directors to serve until AdvancePCS’s annual meeting of stockholders in 2006;

•	approve the AdvancePCS 2003 Incentive Compensation Plan;

•	approve and adopt the AdvancePCS Third Amended and Restated Certificate of Incorporation to, among other things, change the governance structure of the AdvancePCS board of directors;

•	ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004; and

•	vote upon an adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals.

Copies of the merger agreement, the AdvancePCS 2003 Incentive Compensation Plan and the Form of AdvancePCS Third Amended and Restated Certificate of Incorporation are attached to this joint proxy statement/prospectus as Annex A, Annex I and Annex J, respectively.

If the merger is completed, the other AdvancePCS annual meeting matters, will, as a result, be superseded, except for Proposal 3 relating to approval of the AdvancePCS 2003 Incentive Compensation Plan.

Record Date; Quorum

Caremark (See page 104)

Only Caremark stockholders of record at the close of business on [                    ], 2004, which is referred to as the Caremark record date, will be entitled to notice of, and to vote at, the Caremark special meeting.

On the Caremark record date, there were [        ] shares of Caremark common stock entitled to vote at the Caremark special meeting. The presence of the holders of at least a majority of Caremark common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Caremark special meeting.

AdvancePCS (See page 118)

Only AdvancePCS stockholders of record at the close of business on [                    ], 2004, which is referred to as the AdvancePCS record date, will be entitled to notice of, and to vote at, the AdvancePCS annual meeting.

On the AdvancePCS record date, there were a total of [        ] shares of AdvancePCS common stock entitled to vote at the AdvancePCS annual meeting consisting of [        ] shares of AdvancePCS Class A common stock, 12,913,334 shares of Class B-1 common stock and 200 shares of AdvancePCS Class B-2 common stock. The presence of the holders of at least a majority of AdvancePCS Class A common stock and AdvancePCS Class B-1 and Class B-2 common stock outstanding on the record date, considered together, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the AdvancePCS annual meeting.

Required Vote

Caremark (See page 104)

Caremark stockholders will have one vote for each share of Caremark common stock that they owned on the Caremark record date. The affirmative vote of the holders of record of at least a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting is required to approve and adopt (1) the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and (2) the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock. The affirmative vote of holders of at least a majority of all shares of Caremark common stock casting votes at the Caremark special meeting, assuming that the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting, is required to approve the issuance of shares of Caremark common stock in the merger. The affirmative vote of at least a majority of the total votes represented by shares of Caremark common stock present in person or by proxy and entitled to vote at the Caremark special meeting is required to approve the Caremark Stock Plan. Approval of the Caremark Stock Plan and the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock are not conditions to the merger. Approval of the proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote by the holders of a majority of the shares of Caremark common stock represented at the special meeting, whether or not a quorum is present.

AdvancePCS (See page 119)

AdvancePCS stockholders will have one vote for each share of AdvancePCS common stock that they owned on the AdvancePCS record date. The affirmative vote of the holders of at least a majority of the outstanding shares of AdvancePCS common stock, voting together as a single class, and the holders of at least two-thirds of the outstanding shares of AdvancePCS Class B-1 and Class B-2 common stock, voting together as a single class, is required to approve and adopt the merger agreement and the merger.

Pursuant to the voting agreement between Caremark and Joseph Littlejohn & Levy Fund III, L.P. (now known as JLL Partners Fund III, L.P.), which is referred to as JLL, JLL agreed to vote, subject to certain exceptions, all the shares of AdvancePCS common stock beneficially owned by it as of the date of the AdvancePCS annual meeting in favor of the merger agreement and the merger. As of the AdvancePCS record date, JLL beneficially owned [        ] shares of AdvancePCS Class B-1 common stock, representing approximately [        ]% of outstanding AdvancePCS common stock and approximately [        ]% of the outstanding AdvancePCS Class B-1 and Class B-2 common stock, considered as a single class. A copy of the voting agreement is attached to this joint proxy statement/prospectus as Annex B. See the section entitled “Voting Agreement” beginning on page 101.

Each of the directors will be elected by a plurality of votes cast that are entitled to vote on the election of such director on the record date. The affirmative vote of the holders of at least a majority of the outstanding shares of AdvancePCS common stock entitled to vote at the AdvancePCS annual meeting is required to approve the AdvancePCS Third Amended and Restated Certificate of Incorporation. The affirmative vote of at least a majority of the total votes represented by the shares of AdvancePCS common stock present in person or by proxy and entitled to vote at the AdvancePCS annual meeting is required to approve the AdvancePCS 2003 Incentive Compensation Plan, to ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004 and to approve the proposal to adjourn or postpone the AdvancePCS annual meeting, if necessary, for the purpose of soliciting additional proxies.

Voting by Directors and Executive Officers

Caremark (See page 106)

On January 13, 2004, directors and executive officers of Caremark and their affiliates owned and were entitled to vote 355,441 shares of Caremark common stock, or approximately 0.13% of the shares of Caremark common stock outstanding on that date.

AdvancePCS (See page 120)

On January 13, 2004, directors and executive officers of AdvancePCS and their affiliates owned and were entitled to vote 16,512,555 shares of AdvancePCS common stock, or approximately 17.6% of the shares of AdvancePCS common stock outstanding on that date. Except for the voting agreement between Caremark and JLL, there are no voting agreements in effect relating to the 3,599,221 shares of AdvancePCS common stock held by the directors and executive officers of AdvancePCS. Two of AdvancePCS’s directors are principals of JLL.

Voting and Revocation of Proxies; Solicitation

Caremark (See page 106)

You are requested to complete and sign the accompanying proxy and return it promptly to Caremark in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Caremark common stock represented by it will be voted at the Caremark special meeting in accordance with the instructions contained in the proxy.

If you abstain from voting or do not vote (either in person or by proxy):

•	it will have the same effect as a vote against the proposals to approve and adopt (1) an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock from 400 million shares to 700 million shares and (2) an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock from 9.5 million shares to 10.5 million shares and Caremark Series C preferred stock from 500,000 shares to 7 million shares;

•	it will have no effect (assuming a quorum is present and that the total votes cast is more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting) in determining whether the issuance of shares of Caremark common stock in the merger will be approved; and

•	if your shares are counted toward the presence of a quorum, it will have the same effect as a vote against the proposals (1) to approve the Caremark Stock Plan and (2) to adjourn or postpone the Caremark special meeting, if necessary, to solicit additional proxies.

Brokers who hold shares of Caremark common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. All shares of Caremark common stock represented at the special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

You have the power to revoke your proxy at any time before your proxy is voted at the Caremark special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the Caremark special meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to Caremark’s Corporate Secretary no later than the beginning of the Caremark special meeting.

AdvancePCS (See page 120)

You are requested to complete and sign the accompanying proxy and return it promptly to AdvancePCS in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of AdvancePCS common stock represented by it will be voted at the AdvancePCS annual meeting in accordance with the instructions contained in the proxy.

If you abstain from voting or do not vote (either in person or by proxy):

•	it will have the same effect as a vote against the proposals to approve and adopt (1) the merger agreement and the merger and (2) the AdvancePCS Third Amended and Restated Certificate of Incorporation;

•

if your shares are counted toward the presence of a quorum, it will have the same effect as a vote against the proposals (1) to approve the AdvancePCS 2003 Incentive Compensation Plan, (2) to ratify the selection of PricewaterhouseCoopers LLP as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004 and (3) to adjourn or postpone the AdvancePCS annual meeting, if necessary, to solicit additional proxies; and

•	it will have no effect on the election of AdvancePCS directors.

All shares of AdvancePCS common stock represented at the AdvancePCS annual meeting, but not voting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the AdvancePCS annual meeting. If proxies are returned without indication as to how to vote, the AdvancePCS common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the AdvancePCS annual meeting.

You have the power to revoke your proxy at any time before your proxy is voted at the AdvancePCS annual meeting. Your proxy can be revoked in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the AdvancePCS annual meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to AdvancePCS’s Corporate Secretary no later than the beginning of the AdvancePCS meeting.

The Merger (See page 37)

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Caremark and AdvancePCS encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Form of Merger (See page 76)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Cougar Merger Corporation, a wholly owned subsidiary of Caremark formed for the purposes of the merger, will be merged with and into AdvancePCS. AdvancePCS will survive the merger as a wholly owned subsidiary of Caremark.

Consideration to be Received in the Merger by AdvancePCS Stockholders (See page 85)

For each share of AdvancePCS common stock held, AdvancePCS stockholders will have the right to receive the value of 2.15 shares of Caremark common stock, which will be paid 90% in shares of Caremark common stock and 10% in cash. Upon completion of the merger, each share of AdvancePCS Class A common stock, Class B-1 common stock and Class B-2 common stock (other than shares held in treasury and dissenting shares) issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive:

•	shares of Caremark common stock in an amount equal to the product of 2.15 and 0.90 (or 1.935 shares of Caremark common stock); and

•	an amount in cash equal to 0.10 multiplied by the product of (1) 2.15 and (2) the average of the per share closing sales prices of shares of Caremark common stock as reported on the NYSE during the five consecutive trading day period ending on, and including, the fifth trading day immediately prior to the effective time of the merger.

Pursuant to the merger agreement, the percentage of merger consideration to be paid in shares of Caremark common stock could be increased if, at any time prior to the effective time of the merger, the merger potentially will fail to satisfy certain requirements necessary for the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, as reasonably determined by counsel to Caremark or AdvancePCS, as the case may be.

Following completion of the merger, Caremark stockholders will own approximately 58% of the combined company and former AdvancePCS stockholders will own approximately 42% of the combined company, in each case, on a fully diluted basis as of September 2, 2003.

Conditions to Completion of the Merger (See page 86)

Each of Caremark and AdvancePCS is required to complete the merger only if specific conditions are satisfied or waived, including, without limitation, the following:

•	the approval and adoption of the amendment to Caremark’s certificate of incorporation to increase the authorized number of shares of Caremark common stock from 400 million shares to 700 million shares by holders of at least a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting and approval of the issuance of Caremark common stock in connection with the merger by the affirmative vote of holders of at least a majority of all shares of Caremark common stock casting votes at the Caremark special meeting, assuming that the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting;

•	the approval and adoption of the merger agreement and the merger by (1) holders of at least a majority of the outstanding shares of AdvancePCS common stock, voting together as a single class, and (2) holders of at least two-thirds of the outstanding shares of Class B-1 and Class B-2 common stock of AdvancePCS, voting together as a single class;

•	the absence of any applicable law or any restraining order, injunction or other court order issued by any court of competent jurisdiction prohibiting or preventing consummation of the merger or making the merger illegal;

•	the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, and the absence of any similar proceeding in respect of, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and

•	the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act.

The obligations of either of Caremark or AdvancePCS to effect the merger are subject to satisfaction or waiver, at or prior to the closing of the merger of, among other things, AdvancePCS having received from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden Arps, and Caremark having received from its counsel, King & Spalding LLP, which is referred to as King & Spalding, on the closing date of the merger, an opinion to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 86 for a discussion of all of the conditions required to be met before the parties are obligated to complete the merger.

Other than the conditions pertaining to stockholder approvals, the HSR Act waiting period, approval of certain government regulators and the legality of the merger, either Caremark or AdvancePCS may elect to waive conditions to its own performance and complete the merger. However, neither Caremark nor AdvancePCS will waive the closing condition regarding its receipt of an opinion of counsel regarding tax matters without resoliciting the approval of its stockholders after providing appropriate disclosure. Neither Caremark nor AdvancePCS has any intention to waive any condition as of the date of this joint proxy statement/prospectus.

Termination of the Merger Agreement (See page 95)

Caremark and AdvancePCS can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the merger is not completed by June 2, 2004, subject to certain limitations, and under other circumstances described in this joint proxy statement/prospectus. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 95 for a discussion of each of Caremark’s and AdvancePCS’s rights to terminate the merger agreement.

Recommendations of the Boards of Directors

Caremark (See page 47)

After careful consideration, the Caremark board of directors, on September 2, 2003, unanimously approved and adopted the merger agreement and the merger. In reaching its decision, the Caremark board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. For the factors considered by the Caremark board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see the section entitled “The Merger—Caremark Reasons for the Merger” beginning on page 45. The board of directors of Caremark unanimously recommends that Caremark stockholders vote “FOR” the proposals to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and to approve the issuance of Caremark common stock in the merger. Further, the Caremark board of directors recommends that the Caremark stockholders vote “FOR” the proposals (1) to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock, (2) to approve the Caremark Stock Plan and (3) to adjourn or postpone the Caremark special meeting, if necessary, for the purpose of soliciting additional proxies.

AdvancePCS (See page 59)

After careful consideration, the AdvancePCS board of directors, on September 2, 2003, unanimously approved the merger agreement and the merger. For the factors considered by the AdvancePCS board of directors in reaching its decision to approve the merger agreement and the merger, see the section entitled “The Merger—AdvancePCS Reasons for the Merger” beginning on page 55. The board of directors of AdvancePCS unanimously recommends that the AdvancePCS stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger at the AdvancePCS annual meeting. Further, the AdvancePCS board of directors recommends that the AdvancePCS stockholders vote “FOR” the proposals regarding the (1) the election of three directors to serve until AdvancePCS’s annual meeting of stockholders in 2006, (2) adoption of the AdvancePCS 2003 Incentive Compensation Plan, (3) approval and adoption of the AdvancePCS Third Amended and Restated Certificate of Incorporation, (4) ratification of the selection of the firm of PricewaterhouseCoopers LLP to serve as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004 and (5) approval of the proposal to adjourn or postpone the AdvancePCS annual meeting, if necessary, for the purpose of soliciting additional proxies.

Opinions of Financial Advisors

Caremark (See page 47)

In connection with the merger, the Caremark board of directors received separate written opinions, each dated September 2, 2003, from UBS Securities LLC, which is referred to as UBS, and J.P. Morgan Securities

Inc., which is referred to as JPMorgan, Caremark’s financial advisors, as to the fairness, from a financial point of view, to Caremark of the consideration proposed to be paid by Caremark in connection with the merger. These written opinions are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively. Caremark and AdvancePCS encourage you to read these opinions carefully and in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken. UBS’ and JPMorgan’s opinions are addressed to the Caremark board of directors and do not constitute recommendations to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed merger. As is customary for opinions given to an acquiror in a merger, these opinions addressed the fairness of the merger consideration, from a financial point of view, to Caremark rather than to the holders of Caremark common stock. The opinions speak only as of their respective dates and UBS and JPMorgan are under no obligation to confirm their opinions as of a later date.

AdvancePCS (See page 59)

In connection with the merger, the AdvancePCS board of directors received separate written opinions, each dated September 2, 2003, from Banc of America Securities LLC, which is referred to as Banc of America Securities, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as Merrill Lynch, as to the fairness, from a financial point of view, to holders of AdvancePCS common stock of the merger consideration. These written opinions are attached to this joint proxy statement/prospectus as Annex F and Annex G, respectively. Caremark and AdvancePCS encourage you to read these opinions carefully and in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken. Banc of America Securities’ and Merrill Lynch’s opinions are addressed to the AdvancePCS board of directors and do not constitute recommendations to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed merger. The opinions speak only as of their respective dates and Banc of America Securities and Merrill Lynch are under no obligation to confirm their opinions as of a later date.

Consequences of Merger Not Being Approved

If either the Caremark or AdvancePCS stockholders fail to approve the proposals required to effect the merger at their respective meetings, or if the merger is not otherwise completed, the ongoing businesses of each of Caremark and AdvancePCS may suffer. Under specified circumstances, either Caremark or AdvancePCS may be required to pay a termination fee to the other party. Additionally, both parties will have incurred costs associated with the merger without realizing the benefits of having the merger completed. See the sections entitled “Risk Factors—Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Caremark and AdvancePCS” beginning on page 26 and “Risk Factors—Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Caremark and AdvancePCS, which could have an adverse effect on their business and financial results” beginning on page 26.

Risks Associated with the Merger

While the merger is pending and if the merger is completed, stockholders of Caremark and AdvancePCS will be subject to a number of risks to which they are not currently subject. These risks include, among others, the following:

•	the exchange ratio for the merger is fixed and will not be adjusted in the event of any change in either Caremark’s or AdvancePCS’s stock price;

•	the combined company may not be able to integrate successfully Caremark’s and AdvancePCS’s businesses;

•	legislative and governmental regulation of the combined company, including obtaining regulatory approvals for the merger; and

•	legal proceedings affecting each of Caremark and AdvancePCS.

For a complete discussion of these and other risks relating to the merger, see the section entitled “Risk Factors” beginning on page 24.

Interests of AdvancePCS Directors and Officers in the Merger (See page 73)

In considering the recommendation of the AdvancePCS board of directors with respect to the merger, you should be aware that certain members of the AdvancePCS board of directors and certain AdvancePCS executive officers have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of AdvancePCS stockholders generally. The AdvancePCS board of directors was aware of these interests and considered them among other matters in making its recommendation.

Each of AdvancePCS’s executive officers (set forth on page 74 of this joint proxy statement/prospectus) has an interest that is in addition to or different from the interests of the stockholders in connection with the merger. These interests include:

•	severance payments and other benefits (such as continuation of welfare benefits for a one or two year period and pro rata bonus payments for the year of termination) under employment agreements which may be triggered if the officer leaves or is terminated, in either case, under certain circumstances following the merger; and

•	the vesting and exercisability of AdvancePCS stock options issued under AdvancePCS’s equity compensation plans.

In addition, two AdvancePCS directors, Ramsey A. Frank and Paul S. Levy, are principals of JLL, which has entered into a registration rights agreement with Caremark, which is summarized below in the section entitled “Registration Rights Agreement” beginning on page 102.

David D. Halbert, Jon S. Halbert and T. Danny Phillips, directors and executive officers of AdvancePCS, all participated on behalf of AdvancePCS in merger negotiations with Caremark.

Regulatory Approvals (See page 77)

The merger is subject to review by the U.S. Department of Justice, the U.S. Federal Trade Commission and state antitrust authorities to determine whether the merger complies with applicable state and federal antitrust laws. Under the provisions of the HSR Act, the merger may not be completed until after each of Caremark and AdvancePCS have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and a required waiting period has expired or been terminated. Caremark and AdvancePCS each filed the required notification and report forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on September 10, 2003. The U.S. Federal Trade Commission issued a request for additional documents and information to each of Caremark and AdvancePCS on October 10, 2003, extending the applicable waiting period until 30 days after both parties have substantially complied with these requests. In addition, the attorneys general of a number of states have sought information from Caremark and AdvancePCS about the proposed merger. The states have informed Caremark and AdvancePCS that they plan to coordinate their review with the U.S. Federal Trade Commission. Caremark and AdvancePCS have cooperated and will continue to cooperate with any such states in their review.

Accounting Treatment (See page 78)

The merger will be accounted for using the purchase method of accounting with Caremark being considered the acquirer of AdvancePCS for accounting purposes. This means that Caremark will allocate the purchase price to the fair value of assets acquired and liabilities assumed from AdvancePCS at the effective time of the merger, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Material U.S. Federal Income Tax Considerations (See page 81)

The obligations of Caremark and AdvancePCS to consummate the merger are subject to the receipt by Caremark and AdvancePCS of the opinions of their respective counsel, dated as of the closing date of the merger, that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In connection with the filing of the registration statement of which this document forms a part, King & Spalding, counsel to Caremark, and Skadden Arps, counsel to AdvancePCS, have delivered to Caremark and AdvancePCS, respectively, their opinions that, for United States federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In general, an AdvancePCS stockholder who realizes gain will be required to recognize (that is, pay tax on) that gain in an amount equal to the lesser of:

•	the amount of cash received in the merger (excluding any cash received instead of a fractional share of Caremark common stock); or

•	the excess, if any, of the sum of (1) the amount of cash and (2) the fair market value of Caremark common stock received in the merger, over the adjusted tax basis of such stockholder’s AdvancePCS common stock.

AdvancePCS stockholders generally will not be permitted to recognize any loss (except in connection with any cash received instead of a fractional share of Caremark common stock). In addition, an AdvancePCS stockholder who receives cash instead of a fractional share of Caremark common stock generally will recognize capital gain or loss based on the difference between the amount of the cash so received and the tax basis that the stockholder would have had in such fractional share.

Tax matters are very complicated and the tax consequences of the merger to each AdvancePCS stockholder will depend on such stockholder’s particular facts and circumstances. AdvancePCS stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Expenses and Termination Fees (See page 96)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus. Specifically, the merger agreement provides that, under specified circumstances, Caremark or AdvancePCS may be required to pay the other party’s expenses related to the merger up to $15 million and a termination fee equal to $100 million. See the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page 96 for a complete discussion of the circumstances under which expenses and termination fees will be required to be paid.

Appraisal Rights (See page 223)

Under Delaware law, holders of AdvancePCS common stock are entitled to appraisal rights in connection with the merger.

COMPARATIVE PER SHARE INFORMATION

The following tables show per share data regarding earnings from continuing operations, cash dividends declared per share and book value per share for Caremark and AdvancePCS on a historical, pro forma combined and pro forma equivalent basis. The pro forma information presented below assumes that the merger is accounted for using the purchase method of accounting. The pro forma book value per share and cash dividends declared per share information were computed as if the merger had been completed on September 30, 2003. The pro forma earnings from continuing operations information was computed as if the merger had been completed on January 1, 2002. The AdvancePCS pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by 1.935 (using the 2.15 to 1 exchange ratio multiplied by 0.90 (the percentage of the merger consideration to be paid with shares of Caremark common stock)). The pro forma equivalent information shows how each share of AdvancePCS common stock would have participated in Caremark’s pro forma earnings from continuing operations, pro forma cash dividends declared per share and pro forma book value per share as if the merger had been completed on the relevant dates. These amounts are not intended to reflect future per share amounts of earnings from continuing operations, cash dividends declared per share and book value per share of Caremark.

The following unaudited comparative per share data is derived from the historical consolidated financial statements of Caremark and the historical consolidated financial statements of AdvancePCS. You should read the information below in conjunction with the financial statements and accompanying notes of Caremark, which are incorporated by reference in, and of AdvancePCS, which are included in this joint proxy statement/prospectus. You should also read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and accompanying notes beginning on page 198.

	As of and for the Year Ended December 31, 2002	As of and for the Nine Months Ended September 30, 2003

Caremark—Historical(1):
Book value per share	$1.01	$2.10
Cash dividends declared per share	$—	$—
Earnings per share from continuing operations:
Basic	$3.50	$0.81
Diluted	$3.15	$0.79
AdvancePCS—Historical(2):
Book value per share	$10.40	$12.08
Cash dividends declared per share	$—	$—
Earnings per share from continuing operations:
Basic	$1.71	$1.60
Diluted	$1.57	$1.50
Pro forma Combined(1)
Book value per share	N/A	$12.01
Cash dividends declared per share	N/A	—
Earnings per share from continuing operations:
Basic	$2.25	$0.77
Diluted	$2.04	$0.73
Pro forma—Equivalent(1)(2)(3):
Book value per share	N/A	$23.24
Cash dividends declared per share	N/A	$—
Earnings per share from continuing operations:
Basic	$4.35	$1.49
Diluted	$3.95	$1.41

(1)	Caremark’s earnings per share for the year ended December 31, 2002, includes approximately $520 million of net benefit from Caremark’s elimination of its deferred tax asset valuation allowance. The tax effects of pro forma adjustments used to derive the pro forma amounts above were calculated with reference to Caremark’s effective statutory rate in effect during the period presented (40%). However, rules of the Securities and Exchange Commission, which is referred to as the SEC, specify that the depiction of unusual effects of loss carryforwards or other aspects of tax accounting should be explained. SEC rules further specify that pro forma adjustments should not be made to eliminate the impact of infrequent or nonrecurring items like Caremark’s 2002 deferred tax asset valuation allowance adjustment included in the historical financial statements underlying the pro forma income statement unless they are directly affected by the transaction. Caremark has provided this explanation of the impact of its 2002 deferred tax asset valuation allowance adjustment to assist you in understanding the reason for the significant disparity in amounts of Caremark’s historical earnings per share, and pro forma earnings per share, between the year ended December 31, 2002, and the nine months ended September 30, 2003.

Caremark’s earnings per share, and pro forma earnings per share, for 2002, excluding the impact of this adjustment by applying Caremark’s statutory effective income tax rate of 40%, would have been computed as follows (in thousands, except per share amounts):

	Caremark	Pro Forma, As Adjusted
Income from continuing operations before income taxes	$333,835	$513,322
Provision for income taxes at Caremark’s 40% effective rate	133,534	205,329

Income from continuing operations	$200,301	$307,993

Earnings per common share—basic(a)	$0.81	$0.72

Earnings per common share—diluted	$0.76	$0.67

Average number of common shares outstanding—basic	234,222	411,981

Average number of common shares outstanding—diluted	263,305	458,752

Pro Forma Equivalent
Earnings per common share—basic(a)	$1.39

Earnings per common share—diluted	$1.30

(a)	Includes the impact of approximately $9.9 million of preferred security dividends.

(2)	AdvancePCS amounts have been aligned with Caremark’s December 31 fiscal year.
(3)	Pro forma equivalent amounts represent the amount of the pro forma combined company attributable to AdvancePCS shares based on conversion to Caremark shares at 1.935 shares of AdvancePCS (using the 2.15:1 exchange ratio multiplied by 0.90 (the percentage of the merger consideration to be paid with shares of Caremark common stock)) to one share of Caremark common stock.

COMPARATIVE STOCK PRICES AND DIVIDENDS (See page 150)

The table below presents the NYSE closing market price for Caremark common stock, as reported on the NYSE Composite Transaction Tape under the symbol “CMX,” the last quoted sales price of AdvancePCS Class A common stock, as quoted on the Nasdaq National Market under the symbol “ADVP” and the market value of a share of AdvancePCS Class A common stock on an equivalent per share basis. These prices are presented on two dates:

•	September 2, 2003, the last trading day before the public announcement of the signing of the merger agreement; and

•	[ ], 2004, the latest practicable date before the date of this joint proxy statement/prospectus.

	Caremark Common Stock		AdvancePCS Common Stock		Equivalent Per Share Data(1)
September 2, 2003		$25.40		$40.00		$54.61
[ ], 2004	$	[ ]	$	[ ]	$	[ ]

(1)	The equivalent per share data for AdvancePCS Class A common stock has been determined by multiplying the last reported sale price of a share of Caremark common stock on each of the dates by the exchange ratio of 2.15.

Caremark has never paid a cash dividend on its common stock. Future dividends declared and paid by Caremark, if any, will be determined by the Caremark board of directors in light of circumstances existing from time to time, including growth prospects, profitability, financial condition, results of operations, the agreements governing the debt of Caremark and its subsidiaries after completion of the merger and other factors which the Caremark board of directors deems relevant.

AdvancePCS has never paid any cash dividends on its Class A common stock and does not expect to pay cash dividends in the foreseeable future. In the past AdvancePCS paid cash dividends on its preferred stock but, no preferred stock has been outstanding since September 28, 2001. AdvancePCS intends to retain future earnings to finance the ongoing operations and growth of its business.

SELECTED HISTORICAL FINANCIAL DATA OF CAREMARK

The following table sets forth selected historical financial data for Caremark. The following data at and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from Caremark’s audited consolidated financial statements. The statement of operations data for the nine months ended September 30, 2003 and 2002, and the balance sheet data as of September 30, 2003 and 2002 have been derived from Caremark’s unaudited condensed consolidated financial statements. You should read the following information together with Caremark’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, each of which is incorporated by reference in this joint proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share amounts)
Statement of Operations data:
Net revenue	$6,624,616	$4,953,975	$6,805,348	$5,614,029	$4,427,945	$3,307,806	$2,634,017

Income from continuing operations(1)	$208,377	$216,987	$828,797	$190,545	$104,695	$59,146	$30,760
Loss from discontinued operations	—	—	(37,503)	—	(268,000)	(199,310)	(1,284,878)

Income (loss) before cumulative effect of a change in accounting principle(1)	208,377	216,987	791,294	190,545	(163,305)	(140,164)	(1,254,118)
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	(6,348)

Net income (loss)(1)	208,377	216,987	791,294	190,545	(163,305)	(140,164)	(1,260,466)
Preferred security dividends	—	(9,913)	(9,913)	(13,217)	(13,250)	(3,255)	—

Net income (loss) to common stockholders(1)	$208,377	$207,074	$781,381	$177,328	$(176,555)	$(143,419)	$(1,260,466)

Average number of common shares outstanding—basic	257,156	227,829	234,222	224,740	206,042	190,734	189,327

Average number of common shares outstanding—diluted	263,994	264,576	263,305	262,237	214,025	194,950	189,927

Earnings per common share—basic:
Income from continuing operations(1)	$0.81	$0.91	$3.50	$0.79	$0.44	$0.29	$0.16

Loss from discontinued operations	$—	$—	$(0.16)	$—	$(1.30)	$(1.04)	$(6.79)

Cumulative effect of a change in accounting principle	$—	$—	$—	$—	$—	$—	$(0.03)

Net income (loss) to common stockholders(1)	$0.81	$0.91	$3.34	$0.79	$(0.86)	$(0.75)	$(6.66)

Earnings per common share—diluted:
Income from continuing operations(1)	$0.79	$0.82	$3.15	$0.73	$0.43	$0.29	$0.16

Loss from discontinued operations	$—	$—	$(0.14)	$—	$(1.25)	$(1.03)	$(6.77)

Cumulative effect of a change in accounting principle	$—	$—	$—	$—	$—	$—	$(0.03)

Net income (loss) to common stockholders(1)	$0.79	$0.82	$3.01	$0.73	$(0.82)	$(0.74)	$(6.64)

	September 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
Balance Sheet data:
Cash and cash equivalents	$667,431	$249,943	$306,804	$159,066	$2,352	$6,797	$23,100
Working capital (deficiency)(1)	764,599	114,549	348,640	(31,403)	(181,910)	(28,750)	85,111
Total assets(1)	2,264,983	1,191,351	1,912,740	873,671	685,536	770,846	1,862,106
Long-term debt (net of current portion)	693,750	696,250	695,625	695,625	733,347	1,230,025	1,735,096
Convertible preferred securities	—	—	—	200,000	200,000	200,000	—
Total stockholders’ equity (deficit)(1)	544,471	(556,753)	257,693	(772,467)	(969,064)	(1,281,475)	(1,144,173)

(1)	The December 31, 2002 period includes amounts related to adjustment of Caremark’s deferred income tax asset valuation allowance. This adjustment resulted in the recognition of: (a) a $520 million deferred tax benefit included in income from continuing operations and related statement of operations line items, (b) a current deferred income tax asset of approximately $202 million included in working capital, (c) a $413 million long-term deferred tax asset included in total assets and (d) a direct increase to stockholders’ equity of approximately $69.5 million.

SELECTED HISTORICAL FINANCIAL DATA OF ADVANCEPCS

The following information sets forth selected historical financial data for AdvancePCS. The following statement of operations data for the fiscal years ended March 31, 2003, 2002, 2001, 2000 and 1999 and the balance sheet data as of March 31, 2003, 2002, 2001, 2000 and 1999 have been derived from the audited consolidated financial statements of AdvancePCS. The statement of operations data for the six months ended September 30, 2003 and 2002, and the balance sheet data as of September 30, 2003 and 2002 have been derived from the unaudited consolidated financial statements of AdvancePCS. You should read the following information together with AdvancePCS’s consolidated financial statements, the notes related thereto and the section entitled “AdvancePCS—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is contained in this joint proxy statement/prospectus.

The results of operations of PCS Holding Corporation, which is referred to as PCS, for the period commencing October 2, 2000, the date of AdvancePCS’s acquisition of PCS, are reflected in the financial statements of AdvancePCS after that date.

	Six Months Ended September 30,		Year Ended March 31,
	2003(1)	2002(2)	2003(1)	2002(2)	2001(3)(4)	2000(4)	1999
	(In thousands, except per share data amounts)
Statement of Operations Data:
Revenues(5)	$7,496,372	$6,738,039	$14,110,879	$12,174,121	$6,490,391	$1,604,425	$572,467
Cost of revenues(5)	(7,178,933)	(6,477,230)	(13,555,231)	(11,722,530)	(6,261,231)	(1,528,923)	(531,508)

Gross profit	317,439	260,809	555,648	451,591	229,160	75,502	40,959
Selling, general and administrative expenses	128,919	107,447	231,245	189,320	128,984	39,076	21,006
Merger-related charges	4,065	—
Non-recurring and impairment expenses	—	—	—	1,760	11,129	—	—

Operating income	184,455	153,362	324,403	260,511	89,047	36,426	19,953
Net interest expense	(16,694)	(20,456)	(38,572)	(57,579)	(41,882)	(2,879)	2,860
Loss on early retirement of debt(6)	—	(2,444)	(2,444)	(8,784)	—	—	—
Loss from joint venture	(2,996)	(2,257)	(5,036)	(2,871)	—	—	—
Merger costs and asset disposal	—	—	—	—	(1,200)	(160)	—

Income before income taxes	164,765	128,205	278,351	191,277	45,965	33,387	22,813
Provision for income taxes(6)	(65,082)	(50,654)	(109,961)	(75,546)	(24,291)	(12,684)	(8,669)

Net income	$99,683	$77,551	$168,390	$115,731	$21,674	$20,703	$14,144

Basic:
Net income per share	$1.09	$0.84	$1.85	$1.37	$0.37	$0.42	$0.30
Weighted average shares outstanding	91,456	92,319	91,094	84,432	58,290	49,520	48,008
Diluted:
Net income per share	$1.02	$0.77	$1.71	$1.18	$0.30	$0.37	$0.27
Weighted average shares outstanding	97,560	100,255	98,508	98,338	72,377	55,474	53,752
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$112,723	$101,199	$111,247	$139,145	$110,048	$55,243	$45,895
Total assets	3,778,765	3,490,791	3,712,744	3,223,964	3,001,850	406,738	304,016
Total debt	287,902	468,627	448,011	500,786	845,000	50,000	50,000
Stockholders’ equity	1,115,733	894,906	970,474	877,260	404,536	98,044	68,773
Supplemental Data (unaudited):
Capital expenditures	13,827	44,774	69,339	51,112	41,197	22,807	7,860
Goodwill amortization	—	—	—	—	23,775	3,354	588
Pharmacy network claims processed	241,839	238,803	487,804	456,314	269,501	81,225	50,588
Mail pharmacy prescriptions filled	8,453	7,337	15,425	11,042	5,670	1,674	1,289

(1)	Includes data of Accordant Health Systems, Inc., which is referred to as Accordant, since its acquisition by AdvancePCS in November 2002.
(2)	Reflects the adoption of Statement of Financial Accounting Standards No. 142 effective April 1, 2001.
(3)	Includes PCS data since its acquisition by AdvancePCS in October 2000.
(4)	Financial information for fiscal year 2001 has been restated for the purchase of Consumer Health Interactive, Inc. See the AdvancePCS Condensed Financial Statements, Note 2. Summary of Significant Accounting Policies beginning on page F-9.
(5)	The historical revenues and cost of revenues of AdvancePCS have been retroactively reclassified to reflect the adoption of Emerging Issues Task Force 02-16 in the fourth quarter of fiscal 2003. The adjustments for fiscal years 2003, 2002, 2001, 2000 and 1999 were ($1,429,620), ($933,169), ($533,907), ($229,463) and ($184,792), respectively.
(6)	Loss on early retirement of debt and the related provision for income taxes have been reclassified in accordance with Statement of Financial Accounting Standards No. 145.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited statements of operations data for the year ended December 31, 2002 and the nine months ended September 30, 2003 reflect the merger as if it had occurred on January 1, 2002. The following unaudited pro forma balance sheet data at September 30, 2003 reflect the merger as if it had occurred on that date. Such pro forma financial data is based on the historical financial statements of Caremark and AdvancePCS and gives effect to the merger under the purchase method of accounting for business combinations. As a result, the pro forma financial information is based on certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 198, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of AdvancePCS based on preliminary estimates of their fair value. The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 198 and the financial statements and other information included in or incorporated by reference in this joint proxy statement/prospectus.

	Pro Forma Combined
	Year Ended December 31, 2002	Nine Months Ended September 30, 2003

	(in thousands, except per share amounts)
Statement of Operations data:
Net revenue(1)	$20,428,257	$17,698,588
Income from continuing operations(2)	$937,778	$331,746
Average number of common shares outstanding—basic	411,981	433,026
Average number of common shares outstanding—diluted	458,752	453,179
Earnings per common share from continuing operations(2):
Basic	$2.25	$0.77
Diluted	$2.04	$0.73
Balance Sheet data:
Cash and cash equivalents	N/A	$120,251
Working capital (deficiency)	N/A	$(133,198)
Total assets	N/A	$9,640,009
Long-term debt (net of current portion)	N/A	$881,575
Total stockholders’ equity	N/A	$5,268,131

(1)	Includes approximately $905.3 million and $919.4 million of retail copayments for the year ended December 31, 2002, and the nine months ended September 30, 2003, respectively.
(2)	The tax effects of pro forma adjustments used to derive the pro forma amounts above were calculated with reference to Caremark’s effective statutory rate in effect during the period presented (40%). However, SEC rules specify that the depiction of unusual effects of loss carryforwards or other aspects of tax accounting should be explained. SEC rules further specify that pro forma adjustments should not be made to eliminate the impact of infrequent or nonrecurring items like Caremark’s 2002 deferred tax asset valuation allowance adjustment included in the historical financial statements underlying the pro forma income statement unless they are directly affected by the transaction. Caremark has provided this explanation of the impact of its 2002 deferred tax asset valuation allowance adjustment to assist you in understanding the reason for the significant disparity in amounts of Caremark’s historical earnings per share, and pro forma earnings per share, between the year ended December 31, 2002, and the nine months ended September 30, 2003.

Pro forma earnings per share for 2002, excluding the impact of this adjustment by applying Caremark’s statutory effective income tax rate of 40%, would have been computed as follows (in thousands, except per share amounts):

Pro Forma, As Adjusted
Income from continuing operations before income taxes	$513,322
Provision for income taxes at Caremark’s 40% effective rate	205,329

Income from continuing operations	$307,993

Earnings per common share—basic(a)	$0.72

Earnings per common share—diluted	$0.67

Average number of common shares outstanding—basic	411,981

Average number of common shares outstanding—diluted	458,752

(a)	Includes the impact of approximately $9.9 million of preferred security dividends.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption and approval of the merger agreement and the merger, in the case of AdvancePCS stockholders, or for the issuance of shares of Caremark common stock in the merger and the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock, in the case of Caremark stockholders. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 227.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Caremark’s or AdvancePCS’s stock price.

Under the merger agreement, AdvancePCS stockholders will receive, upon completion of the merger, value equal to 2.15 shares of Caremark common stock for each share of AdvancePCS common stock they own, with 90% of the consideration to be paid in shares of Caremark common stock and the remaining 10% to be paid in cash, subject to adjustment as described in the merger agreement. The total value of the cash consideration will be based on the average closing price of Caremark common stock for the five consecutive trading days ending on (and including) the fifth trading day immediately prior to the date the merger is completed. The 2.15 to 1 exchange ratio was established when the merger agreement was signed on September 2, 2003 and will not be adjusted due to any increases or decreases in the price of Caremark common stock.

The closing price of Caremark common stock on the NYSE on September 2, 2003 was $25.40 per share. From September 2, 2003 through the date of this joint proxy statement/prospectus, the trading price of Caremark common stock ranged from a high of $[        ] per share to a low of $[        ] per share.

The market price of Caremark common stock at the time of completion of the merger may vary significantly from the price on September 2, 2003 or from the price on either the dates of the Caremark and AdvancePCS stockholders’ meetings or the effective time of the merger. These variations may be caused by a variety of factors, including:

•	changes in the business, operations and prospects of Caremark or AdvancePCS;

•	changes in market assessments of the business, operations and prospects of the combined company;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approval of the merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Caremark’s and AdvancePCS’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Caremark and AdvancePCS operate.

You should consider the following two risks:

•	If the price of Caremark common stock declines before the effective time of the merger, AdvancePCS stockholders will receive less value for their shares of AdvancePCS common stock.

If the price of Caremark common stock declines between the date the merger agreement was signed or the date of the AdvancePCS annual meeting and the effective time of the merger, including for any of the reasons described above, AdvancePCS stockholders will receive less value for their shares upon completion of the merger than they would have received based on the value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the AdvancePCS annual meeting.

•	If the price of Caremark common stock increases before the effective time of the merger, Caremark will pay AdvancePCS stockholders a greater amount of value for their shares of AdvancePCS common stock.

If the price of Caremark common stock increases between the date the merger agreement was signed or the date of the Caremark special meeting and the effective time of the merger, Caremark will pay more for shares of AdvancePCS common stock than the value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Caremark special meeting. Also, since 10% of the merger consideration will be paid by Caremark in cash, if the price of Caremark common stock increases, Caremark will be required to pay more cash upon consummation of the merger than it anticipated on the date the merger agreement was signed or on the date of the Caremark special meeting. This increased cash payment could have an adverse effect on the business and financial results of the combined company.

The combined company may be unable to integrate successfully the businesses of Caremark and AdvancePCS and realize the anticipated benefits of the merger.

The merger involves the combination of two companies which currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability of the combined company to achieve the cost savings and operating synergies anticipated in the merger, including synergies relating to increased purchasing efficiencies and a reduction in costs associated with the merger;

•	complexities associated with managing the geographic separation of the combined businesses, coupled with those of consolidating multiple physical locations where management may determine consolidation is desirable;

•	integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality customer service; and

•	potential unknown liabilities and increased costs associated with the merger.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and /or the loss of key personnel. In addition, customer contracts of AdvancePCS in effect during AdvancePCS’s 2003 fiscal year, which generated approximately 14% of AdvancePCS’s fiscal year 2003 revenues, contain provisions which may permit the customer to terminate the contract upon consummation of the merger. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and financial results of the combined company after the merger.

Due to legal restrictions, Caremark and AdvancePCS have had only preliminary discussions regarding the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforseen expenses, and the anticipated benefits of such integration plans may not be realized.

Obtaining regulatory approvals may delay or prevent completion of the merger or reduce the benefits of the merger to stockholders. Any significant delay in completing the merger could adversely affect the combined company.

Completion of the merger is conditioned upon, among other things, the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting period, and any extension of the waiting period, under the HSR Act. As a result, Caremark and AdvancePCS stockholders face the following risks:

•	Federal and/or state antitrust enforcement agencies may sue under federal and/or state antitrust laws to enjoin the completion of the merger.

•	The requirement for obtaining these approvals could delay the completion of the merger for a significant period of time after Caremark and AdvancePCS stockholders have approved the merger at their respective stockholders’ meetings.

•	Caremark and AdvancePCS could agree to restrictions imposed by federal and/or state authorities in order to obtain regulatory approval.

Caremark and AdvancePCS cannot assure their stockholders that the merger will be completed, that there will not be a delay in the completion of the merger, that the merger will be completed on the terms contemplated by the merger agreement and as described in this joint proxy statement/prospectus or that the benefits of the merger will be the same as those described in this joint proxy statement/prospectus. Any delay could also, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Caremark and AdvancePCS.

If the merger is not completed, the ongoing businesses of Caremark or AdvancePCS may be adversely affected and Caremark and AdvancePCS will be subject to several risks, including the following:

•	being required, under certain circumstances, to pay the other party a termination fee of $100 million and expense reimbursement of up to $15 million under the merger agreement;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees; and

•	the focus of management of each of the companies on the merger instead of on pursuing other opportunities that could be beneficial to the companies,

in each case, without realizing any of the benefits of having the transaction completed. If the merger is not completed, Caremark and AdvancePCS cannot ensure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Caremark or AdvancePCS.

If the combined company is unable to manage its growth profitably, its business and financial results could suffer.

Over the past several years, each of Caremark and AdvancePCS has engaged in the identification of, and competition for, growth and expansion opportunities. The combined company’s future financial results will depend in part on its ability to manage its growth profitably. Management will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees as well as expand operations, customer support and financial control systems. If the combined company is unable to manage its growth profitably, its business and financial results could suffer.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Caremark and AdvancePCS, which could have an adverse effect on their business and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Caremark and AdvancePCS. Specifically:

•	current and prospective Caremark and AdvancePCS employees may experience uncertainty about their future roles with the combined company, which might adversely affect Caremark’s and AdvancePCS’s ability to retain key managers and other employees;

•	the attention of management of each of Caremark and AdvancePCS may be directed toward the completion of the merger; and

•	current or potential AdvancePCS customers may delay or modify decisions regarding new programs or changes in PBM services, products or providers.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement and could have an adverse effect on the businesses and financial results of Caremark and AdvancePCS if the merger is not completed or of the combined company if the merger is completed.

The price of the combined company’s common stock may decline as a result of the disposition of a substantial number of shares of stock after completion of the merger.

As of the record date, AdvancePCS’s executive officers, directors and certain of their affiliates, including JLL, beneficially owned approximately (1) [        ] shares of AdvancePCS common stock (excluding options to purchase shares of AdvancePCS common stock), which represented approximately [        ]% of the outstanding shares of AdvancePCS common stock and (2) options to purchase approximately [        ] shares of AdvancePCS common stock, which represented approximately [        ]% of the outstanding shares of AdvancePCS common stock, in each case, on a fully diluted basis. In connection with the merger, substantially all of these options to purchase shares of AdvancePCS common stock will accelerate and become vested and fully exercisable. Additionally, Caremark will not have lock-up or similar arrangements with these stockholders in place following completion of the merger. If AdvancePCS’s executive officers, directors, any of their affiliates or any other significant stockholders of AdvancePCS or Caremark determine to sell a substantial portion of their stock in the combined company following completion of the merger, or there is a perception that such sales may occur or are occurring, the price of the combined company’s common stock may decline.

The PBM industry is extremely competitive and competition could impair the combined company’s ability to maintain existing customers and attract new customers, which could harm its business and financial results.

The PBM industry is extremely competitive. Caremark and AdvancePCS believe that there are at least 60 PBMs operating in the United States. Some of these competitors include large, well-established and profitable companies that may possess greater financial, marketing and other resources than those of the combined company, including several large health insurers and managed health care plans, other retail chain stores, insurers and independent PBMs. Some of these competitors may offer services and pricing terms that the combined company, as an independent PBM company, may not be able to offer. The increased competition may make it more difficult to maintain existing customers and attract new customers and may cause the combined company to face the risk of declining reimbursement levels without achieving corresponding reductions in costs of revenues. In addition, competition may also come from other sources in the future. As a result, the combined company may not continue to remain competitive and competition could have an adverse effect on its business and financial results.

Loss of key management could adversely affect the combined company’s business.

The success of the combined company will be materially dependent upon its key managers and, in particular, upon the continued services of E. Mac Crawford, who will serve as the combined company’s Chairman and Chief Executive Officer. In addition, Caremark does not carry key employee insurance on Mr. Crawford or other members of management. The combined company’s future business and financial results could be adversely affected if the services of Mr. Crawford or other key managers cease to be available.

Under Mr. Crawford’s employment agreement, the completion of the merger would not constitute good reason to terminate his employment with severance benefits. The employment agreement of David D. Halbert, Chief Executive Officer of AdvancePCS, provides that a change in control (such as the completion of the merger) constitutes good reason to terminate his employment with AdvancePCS. See the section entitled “The AdvancePCS Annual Meeting—Employment Agreements” beginning on page 128 for a description of Mr. Halbert’s employment agreement.

Existing and new government legislative and regulatory action could adversely affect the combined company’s business and financial results following the merger.

As participants in the healthcare and PBM industries, the operations of Caremark and AdvancePCS are subject to complex and evolving federal and state laws and regulations and enforcement by federal and state governmental agencies. The combined company’s business and financial results could be affected by the following:

•	federal and state laws and regulations governing the purchase, distribution, management and reimbursement of prescription drugs and related services;

•	the effect of the expiration of patents covering brand name drugs and, in the case of single source manufacturers, the introduction of generic products;

•	approval by the U.S. Food and Drug Administration, which is referred to as the FDA, of over-the-counter status for brand name drugs;

•	FDA regulation affecting the PBM industry;

•	rules and regulations mandated by the Health Insurance Portability and Accountability Act of 1996, which is referred to as HIPAA;

•	expansion of federal coverage of prescription drugs and the potential participation of PBMs in providing such benefits to Medicare recipients, subject to legislative and regulatory requirements;

•	regulations affecting the conduct of clinical trials for new drugs or new uses of existing drugs;

•	regulations regarding the development, review and updating of formularies;

•	state laws and regulation establishing prompt payment requirements for payments to retail pharmacies;

•	mail service pharmacy licensing requirements; and

•	direct regulation of PBMs by regulatory and quasi-regulatory bodies.

Sanctions may be imposed on the combined company for violation of the laws and regulations described above. The application of complex standards to the operation of the combined company’s business could create areas of uncertainty in its operations. In addition, changes in existing laws or regulations or in interpretations of existing laws or regulations or the adoption of new laws or regulations relating to the healthcare and PBM industries may restrict or increase the cost of the operations of the combined company, cause the combined company to alter or cease some or all of its existing business practices, or divert management’s attention from the operations of the combined company. Such an alteration or cessation of the combined company’s business practices may adversely effect the profitability of the combined company. Caremark and AdvancePCS cannot predict the future regulation of the healthcare and PBM industries or how the combined company’s continued compliance with government regulation from time to time will affect its operating results. Each of the factors referenced above could adversely affect the combined company’s business and financial results.

Certain AdvancePCS directors and certain executive officers have interests that are different from, or in addition to, interests of AdvancePCS stockholders generally.

When considering the recommendation of the AdvancePCS board of directors for the merger, AdvancePCS stockholders should be aware that certain members of the board of directors and the executive officers of AdvancePCS have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, interests of AdvancePCS stockholders generally. These interests include, among other things:

•	Severance payments and other benefits under employment agreements and arrangements which may be triggered in connection with the merger. If the employment of each of the AdvancePCS executive officers is terminated following the merger under circumstances entitling such officers to severance pay under their employment agreements, the aggregate amount of cash severance equal to two-times pay (or three-times pay for David D. Halbert) that would be payable to such AdvancePCS executive officers under the employment agreements would be approximately $17.5 million plus potential gross-up payments.

•	The accelerated vesting and exercisability of AdvancePCS stock options issued under stock option plans and compensation plans. Approximately 2,194,000 options held by AdvancePCS directors and executive officers will be subject to accelerated vesting immediately prior to the merger.

•	Registration rights for the AdvancePCS directors who are principals of JLL under the registration rights agreement.

As a result, these directors and executive officers may be more likely to vote to adopt the merger agreement and approve the merger than if they did not have these other interests. As of the record date, AdvancePCS executive officers and its directors and certain of their affiliates beneficially owned approximately [        ] shares of AdvancePCS common stock (excluding options to purchase shares of AdvancePCS common stock), which represented approximately [        ]% of the outstanding shares of AdvancePCS common stock entitled to vote at the AdvancePCS annual meeting.

For a more detailed description of these interests, see the section entitled “The Merger—Interests of AdvancePCS Officers and Directors in the Merger” beginning on page 73.

The business and financial results of the combined company could be adversely affected if one or more significant health plan sponsors terminates its business relationship with AdvancePCS or, following the merger, the combined company.

Historically, AdvancePCS has depended on a limited number of large health plan sponsors for a significant portion of its consolidated revenues. Five customers generated approximately 34.4% of the claims AdvancePCS processed during fiscal year 2003, which includes BlueCross BlueShield Association Federal Employee Program, which accounted for 12% of AdvancePCS’s revenues in fiscal year 2003. AdvancePCS’s contracts with health plan sponsors typically provide for multi-year terms, with automatic 12-month renewals unless either party terminates the contract by giving written notice in accordance with the terms of such contract. Many of AdvancePCS’s health plan sponsors put their contracts out for competitive bidding prior to expiration. AdvancePCS could lose the contracts of health plan sponsors if they cancel their agreements with AdvancePCS, if AdvancePCS fails to win a competitive bid at the time of contract renewal, if the financial condition of any of AdvancePCS’s health plan sponsors deteriorates or if AdvancePCS’s health plan sponsors are acquired by, or acquire, companies with which AdvancePCS does not have contracts. Over the past several years, insurance companies, health maintenance organizations, which are referred to as HMOs, and managed care companies have experienced significant consolidation. Health plan sponsors have been, and may continue to be, subject to consolidation pressures. The business and financial results of the combined company could be adversely affected if AdvancePCS or the combined company were to lose one or more of its significant health plan sponsors.

If Caremark or AdvancePCS loses relationships with one or more key pharmaceutical manufacturers or if the payments made by pharmaceutical manufacturers decline, the business and financial results of the combined company could be adversely affected.

Caremark and AdvancePCS have relationships with numerous pharmaceutical manufacturers that pay rebates or other discounts based on use of selected drugs by their client’s participants, as well as fees for other programs and services. The business and financial results of the combined company could be adversely affected if:

•	it were to lose relationships with one or more key pharmaceutical manufacturers;

•	rebates or other discounts decline due to changes in utilization of specified pharmaceutical products by health plan sponsors and clients;

•	legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer rebates or other discounts or purchase the combined company’s programs or services; or

•	pharmaceutical manufacturers choose not to offer rebates or other discounts or purchase the combined company’s programs or services.

The agreements governing Caremark’s and AdvancePCS’s debt will limit the combined company’s financial and operating flexibility after the merger.

Following the completion of the merger, the combined company’s debt agreements will contain restrictive covenants that will limit the financial and operating flexibility of the combined company.

After completion of the merger, Caremark and AdvancePCS expect that the combined company’s credit facility will contain restrictions regarding, among other things:

•	incurring additional indebtedness or guarantee obligations;

•	declaring or paying dividends and other distributions;

•	prepaying or modifying the terms of indebtedness;

•	creating liens;

•	making capital expenditures;

•	making investments or acquisitions;

•	entering into mergers or consolidations;

•	making sales of assets; and

•	engaging in transactions with affiliates.

In addition, Caremark and AdvancePCS expect that the combined company will be required to comply with specified financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum interest expense ratio. After giving pro forma effect to the merger as if it had been completed on September 30, 2003, Caremark would have had no amounts outstanding under its $300 million revolving credit facility, with availability of approximately $288.8 million, exclusive of approximately $11.2 million reserved for letters of credit.

The indenture governing Caremark’s 7 3/8% senior notes due 2006 contains restrictions regarding, among other things:

•	the incurrence of subsidiary indebtedness;

•	creating liens;

•	entering into sale and leaseback transactions; and

•	completing specified consolidations, mergers, conveyances, transfers or leases of its properties and assets substantially as an entirety.

The indenture governing AdvancePCS’s 8 1/2% senior notes due 2008, referred to as the AdvancePCS senior notes, contains restrictions regarding, among other things:

•	the optional redemption of the notes;

•	declaring or paying of dividends and the making of other restricted payments;

•	restrictions on dividends and other payments affecting AdvancePCS’s subsidiaries;

•	the incurrence of indebtedness and the issuance of preferred stock;

•	asset sales;

•	transactions with affiliates;

•	the incurrence of liens;

•	the requirement to make an offer to purchase outstanding notes upon a change of control;

•	the issuance of subsidiary guarantees;

•	permitted business activities; and

•	entering into mergers, consolidations or sales, assignments, leases, transfers, conveyances or other dispositions of all or substantially all of AdvancePCS’s assets.

As of the date of this filing, Caremark and AdvancePCS are considering the treatment of the AdvancePCS senior notes in connection with the merger. This treatment may include, among other things, the AdvancePCS senior notes remaining outstanding in accordance with their terms, the purchase of a portion or all of the AdvancePCS senior notes by one or more methods and/or an amendment to the indenture governing these notes regarding certain restrictive covenants. Caremark and AdvancePCS cannot assure you whether any of these events will occur or, if they do occur, when they would be effected.

The covenants summarized above could place the combined company at a disadvantage compared to some of its competitors which may have fewer restrictive covenants and may not be required to operate under these restrictions. For more information regarding the combined company’s debt expected to be outstanding as of the closing of the merger and related matters, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 198.

Caremark and AdvancePCS are the subject of various legal proceedings.

Caremark and AdvancePCS are parties to legal proceedings challenging certain of their business practices. For example:

Caremark is a party to various legal proceedings that challenge whether certain practices of Caremark and other PBMs comply with antitrust, ERISA and unfair competition and/or other laws and regulations. Caremark does not believe it conducts business in a manner that violates applicable laws and regulations, and it believes lawsuits containing such allegations have mischaracterized Caremark’s business practices. Caremark believes that it has meritorious defenses to the allegations made and intends to vigorously defend each lawsuit. If a court should ultimately conclude that Caremark’s business practices do not comply with applicable laws and regulations, such adverse determination could potentially cause Caremark to change certain of its business practices.

AdvancePCS is the subject of a government investigation being conducted by the Office of the Inspector General, which is referred to as the OIG, of the U.S. Department of Health and Human Services, which is referred to as HHS. See the section entitled “—AdvancePCS or the combined company could be subject to scrutiny, investigation or challenge under federal or state anti-kickback and false claims laws, or other laws, which could have an adverse effect on the combined company’s business and financial results.” In addition, AdvancePCS is a party to certain legal proceedings alleging that AdvancePCS is an ERISA fiduciary and has breached fiduciary obligations under ERISA. Although the ultimate outcome of these cases is uncertain, an adverse determination could potentially cause AdvancePCS to change certain of its business practices. AdvancePCS intends to vigorously defend each lawsuit.

For a description of these and other specified lawsuits and investigations relating to Caremark and AdvancePCS, see the section entitled “AdvancePCS—Legal Proceedings” contained in this joint proxy statement/prospectus and Note 8 (Contingencies) to the Condensed Consolidated Financial Statements contained in Caremark’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, the sections entitled “Government Regulation” and “Legal Proceedings” and Note 14 (Contingencies) contained in Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, each of which is incorporated by reference in this joint proxy statement/prospectus. If any of these proceedings are determined adversely to either Caremark or AdvancePCS, it could also have a material adverse effect on the combined company’s business and financial condition.

AdvancePCS and the combined company could be subject to scrutiny, investigation or challenge under federal or state anti-kickback and false claims laws, or other laws, which could have an adverse effect on the combined company’s business and financial results.

Currently, investigations involving the PBM and healthcare industries are being conducted by federal and state prosecutors’ offices. In November 1999, a company acquired by AdvancePCS, PCS Holding Corporation, which is referred to as PCS, received a subpoena issued by the OIG requesting the production of certain documents regarding PCS’s programs and how it operates. AdvancePCS believes that the subpoena was issued in connection with an industry-wide investigation. The investigation was initiated and is being pursued by the U.S. Attorney’s Office for the Eastern District of Pennsylvania, which is referred to as the U.S. Attorney’s Office, which indicated an intention to review PBMs’ programs in light of anti-kickback and other laws and regulations. Specifically, the focus of the investigation appears to be PBMs’ relationships with pharmaceutical manufacturers and retail pharmacies, PBMs’ programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs and payments made by PBMs to retail pharmacies in connection with therapeutic intervention activity. The U.S. Attorney’s Office also contacted some of the pharmaceutical manufacturers with which AdvancePCS has agreements and asked these manufacturers to provide copies of documents relating to these agreements. The U.S. Attorney General also issued civil investigative demands, which are referred to as CIDs, seeking to compel the depositions of eight of AdvancePCS’s current and former employees. In September 2002, the U.S. District Court for the Eastern District of Pennsylvania entered an order holding both AdvancePCS’s disputes with the OIG regarding the scope and enforcement of the subpoena and the CIDs in abeyance. As the result of such order, AdvancePCS does not have to comply with the subpoena issued by the OIG as of the date of this joint proxy statement/prospectus pending good faith efforts to reach a mutual resolution of the outstanding discovery issues. Since entry of that order, AdvancePCS has provided documents responsive to the subpoena, as well as to supplemental requests made by the government and facilitated interviews in lieu of the CIDs. The government recently requested the production of additional documents and interviews, including information relating to the activities of the former Advance Paradigm (which was the name of AdvancePCS prior to the acquisition of PCS) and the activities of AdvancePCS subsequent to the PCS acquisition, as well as additional information regarding its arrangements with retail pharmacies. AdvancePCS is cooperating with the government, has produced some additional documents, has arranged for certain interviews and intends to continue to work with the OIG to facilitate further document production and interviews.

It is not possible to predict the outcome of this investigation, or any other investigation being conducted by other agencies or against other PBMs, or whether the government will commence any action challenging any of AdvancePCS’s programs and practices. AdvancePCS believes that its programs, including those prior to the acquisition of PCS, are in compliance with the requirements of the anti-kickback and false claims statutes and other applicable laws and regulations. Nevertheless, as a result of this investigation, AdvancePCS and the combined company could be subject to scrutiny, further investigation or challenge under federal or state anti-kickback and false claims statutes or other laws and regulations which could have an adverse effect on the combined company’s business and financial results.

If either Caremark or AdvancePCS is deemed to be a fiduciary of a health benefit plan governed by the Employee Retirement Security Act of 1974, which is referred to as ERISA, the combined company could be subject to claims for benefit denials and liability for breach of fiduciary duty.

Caremark and AdvancePCS have agreements with a number of employers to provide PBM services with respect to their self-funded health benefit plans. These plans are subject to ERISA, which in relevant part regulates the conduct of persons who provide fiduciary and other services to health benefit plans, including prescription drug plans. Caremark and AdvancePCS believe that their services with respect to these plans are sufficiently limited so that they are not plan fiduciaries and thus are not subject to the ERISA fiduciary standards, except with respect to the limited role of claims processing and adjudication when Caremark or AdvancePCS may have agreed to accept delegated fiduciary responsibility for performing such discrete activities. In this regard, the existing agreements that Caremark and AdvancePCS have with employers and plans nevertheless state that Caremark or AdvancePCS, as applicable, is not a fiduciary of the plan. However, whether Caremark or AdvancePCS might be a fiduciary in any particular case is a fact-sensitive question, and the U.S. Department of Labor, which is the agency that enforces ERISA, may determine that Caremark or AdvancePCS under a particular set of facts is acting as an ERISA fiduciary in connection with certain aspects of their respective operations. If the operations of either company were deemed to make either company a fiduciary under ERISA with respect to a particular benefit plan, the combined company could potentially be subject to claims relating to benefit denials and claims for breaching fiduciary duties in connection with the services provided to such plan.

In addition, by providing any services to any health benefit plans, Caremark and AdvancePCS are “parties in interest” under ERISA with respect to such plans even if such services do not make Caremark or AdvancePCS a fiduciary with respect to such plans. As such, they are subject to the prohibited transaction rules under ERISA, which prohibit certain transactions between plans and parties in interest. There is no guarantee that the U.S. Department of Labor will not claim, or a court might hold, that the services provided by Caremark, AdvancePCS or the combined company to any health benefit plan are fiduciary services or that providing such services violates the ERISA prohibited transaction provisions.

Caremark and AdvancePCS are currently each parties to several lawsuits alleging that they each act as an ERISA fiduciary with respect to health benefit plans and that they have breached certain fiduciary obligations under ERISA. These lawsuits each seek unspecified monetary damages and injunctive relief. Caremark and AdvancePCS each believe their respective business practices are in compliance with ERISA and that they have meritorious defenses to their respective lawsuits. Neither Caremark nor AdvancePCS believes that it acts as an ERISA fiduciary as is alleged in the pending complaints. Caremark has filed motions seeking the consolidation and complete dismissal of both of the actions pending against it. These motions are currently pending before the court. AdvancePCS has denied all allegations of wrongdoing in the lawsuits pending against it. Each of Caremark and AdvancePCS will continue to vigorously defend these actions.

Although the ultimate outcome is uncertain, an adverse determination in any of the pending lawsuits or a formal ruling by the U.S. Department of Labor that the services provided by Caremark, AdvancePCS or the combined company are subject to the fiduciary standards of ERISA could harm the combined company’s business and financial results.

The final guidance issued by the OIG could affect the combined company’s operations.

On April 28, 2003, the OIG released its final Compliance Program Guidance for Pharmaceutical Manufacturers, which is referred to as the OIG Guidance, aimed at advising pharmaceutical manufacturers on how to establish a compliance program that will ensure adherence to applicable laws and regulations. Included in the OIG Guidance is a discussion of specified areas of legal risk for pharmaceutical manufacturers that the government encourages manufacturers to consider in structuring their compliance programs. The OIG Guidance discusses the relationship between pharmaceutical manufacturers and PBMs, including the negotiation of discounts, rebates and administration fees and formulary support activities. Caremark and AdvancePCS believe that their business practices, including arrangements with pharmaceutical manufacturers, are consistent with the intent of the OIG Guidance. However, future changes or clarifications in the OIG’s interpretation of the anti-kickback statute as it relates to pharmaceutical manufacturers and PBMs could lead the government to challenge various aspects of either company’s or the combined company’s activities in the future. Moreover, if the industry perceives the OIG Guidance as leading to greater scrutiny of PBMs, pharmaceutical manufacturers and health plans may seek to alter the ways in which they conduct business with the combined company and other PBMs.

The pro forma financial statements are not an indicator of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this joint proxy statement/prospectus are not an indicator of the combined company’s financial condition or results of operations following the merger for several reasons.

The pro forma financial statements have been derived from the historical financial statements of Caremark and AdvancePCS and many adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the actual earnings per share, which is referred to as EPS, of the combined company following the merger may decrease below that reflected in the pro forma financial information, which is lower than historical results of Caremark, for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the combined company’s actual EPS following the merger. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 198. Any potential decline in Caremark’s EPS may cause significant variations in the stock price of the combined company.

In its governing documents, Caremark has certain anti-takeover provisions that could have the effect of discouraging, preventing or delaying a change of control of the combined company. In addition, AdvancePCS stockholders, as stockholders in the combined company, will be subject to these provisions, most of which they would otherwise not be subject to as stockholders of AdvancePCS.

Caremark has certain anti-takeover provisions in its governing documents that provide for, among other things:

•	a stockholder rights plan which provides for the issuance of a series of Caremark preferred stock upon specified triggering events, which would cause substantial dilution to a person or group attempting to acquire Caremark on terms not approved by the Caremark board of directors;

•	the prohibition of stockholder action being taken by written consent;

•	advance notice provisions for stockholder nominations and proposals for business to be considered at stockholders’ meetings; and

•	the division of Caremark’s board of directors into three classes, with staggered three year terms.

These anti-takeover provisions may have the effect of discouraging, delaying or preventing a change in control of the combined company following the merger or unsolicited acquisition proposals that stockholders may consider favorable. These provisions may have these effects even though the potential acquiror might be willing to pay a premium above the then prevailing market price for Caremark’s common stock and the acquisition might be favored by a majority of Caremark’s stockholders. Furthermore, because these anti-takeover provisions could make it more difficult for a stockholder or a third party to acquire a controlling interest in the combined company, this could make it difficult for stockholders to change the composition of the board of directors or management of the combined company.

In addition, because AdvancePCS is not currently subject to these same anti-takeover provisions, except provisions relating to the staggered board of directors, AdvancePCS stockholders, as stockholders in the combined company, will be subject to certain additional provisions that are not currently contained in AdvancePCS’s governing documents. As a result, Caremark’s stock price following the merger may be affected by these provisions in ways that AdvancePCS’s stock price is not currently affected.

Stockholders are unlikely to have an effective remedy for any claim they may have against Arthur Andersen LLP, the former independent accountants of both Caremark and AdvancePCS, and the combined company’s ability to effect future securities offerings also could be adversely affected.

Arthur Andersen LLP, which is referred to as Arthur Andersen, audited Caremark’s financial statements for the years ended December 31, 2000 and 2001 and AdvancePCS’s financial statements for the year ended March 31, 2001, which are incorporated by reference and included in this joint proxy statement/prospectus, respectively.

On June 15, 2002, Arthur Andersen was convicted on a federal obstruction of justice charge arising from the U.S. government’s investigation of Enron Corporation. On August 31, 2002, Arthur Andersen ceased practicing before the SEC. SEC rules require each of Caremark and AdvancePCS to present their audited financial statements in various SEC filings with Arthur Andersen’s consent to its inclusion of its audit report on Caremark’s financial statements for the years ended December 31, 2000 and 2001 and AdvancePCS’s financial statements for the year ended March 31, 2001. Neither Caremark nor AdvancePCS has been able to obtain the written consent of Arthur Andersen to the incorporation by reference of and inclusion in this joint proxy statement/prospectus of its reports on such financial statements. Because Arthur Andersen has ceased practicing with the SEC, neither Caremark nor AdvancePCS expect to be able to receive Arthur Andersen’s consent in connection with any future filing they make with the SEC. Without these consents, it may be more difficult for a stockholder to seek any remedies against Arthur Andersen and relief in connection with claims which may be available to investors under the federal securities laws against accounting firms may not be available as a practical matter against Arthur Andersen. As a result, Caremark and AdvancePCS stockholders are unlikely to be able to exercise any effective remedies or judgments against Arthur Andersen in the event of any claim they may have against Arthur Andersen.

In addition, until the audited financial statements for the fiscal years ending December 31, 2004 and March 31, 2004 of Caremark and AdvancePCS, respectively, or the combined company become available, the SEC’s current rules would require Caremark or AdvancePCS, as applicable, to present audited financial statements for one or more fiscal years audited by Arthur Andersen in connection with future securities offerings by the combined company. Prior to that time, if for any reason the SEC ceases accepting financial statements audited by Arthur Andersen, the combined company would be unable to access the public capital markets unless an independent public accounting firm is able to audit the financial statements originally audited by Arthur Andersen. In the future, the combined company’s financing costs may increase or it may miss attractive market opportunities if its annual financial statements previously audited by Arthur Andersen should cease to satisfy the SEC’s requirements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of the management of each of Caremark, AdvancePCS and the combined company, the merger and the markets for Caremark and AdvancePCS common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, which is referred to as the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Caremark and AdvancePCS, wherever they occur in this joint proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of Caremark and AdvancePCS and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference in this joint proxy statement/prospectus.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus, including in the section entitled “Risk Factors” beginning on page 24, and in the documents incorporated by reference herein, including in Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is referred to as the Caremark Form 10-K, in the sections entitled “Business—Pharmaceutical Benefits Management Industry” and “Government Regulation” and in the Caremark Form 10-K and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2003 in the sections entitled “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Neither Caremark nor AdvancePCS undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

The discussion in this joint proxy statement/prospectus of the merger and each of:

•	the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark, Cougar Merger Corporation and AdvancePCS;

•	the Voting Agreement, dated as of September 2, 2003, between Caremark and JLL; and

•	the Registration Rights Agreement, dated as of September 2, 2003, by and among Caremark, AdvancePCS, JLL and certain individuals listed on the signature pages thereto is a summary of material provisions of these agreements. Copies of the merger agreement, the voting agreement and the registration rights agreement are attached to this joint proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, and are incorporated by reference herein. Caremark and AdvancePCS stockholders are urged to read these agreements in their entirety.

Background of the Merger

As participants in the PBM industry, the managements of Caremark and AdvancePCS are generally familiar with each other’s business and have met and meet from time to time at industry conferences and similar events. On an ongoing basis, each of Caremark and AdvancePCS evaluates options for achieving its long-term strategic goals and enhancing stockholder value. In the fall of 2001, and again in the summer of 2002, E. Mac Crawford, Chief Executive Officer of Caremark, and David D. Halbert, Chief Executive Officer of AdvancePCS, held preliminary discussions to determine their potential interest in exploring a business combination transaction. In both 2001 and 2002, discussions between Caremark and AdvancePCS terminated at an early stage due to differences regarding their respective strategies and future direction.

In early 2003, in a telephonic conversation regarding an unrelated industry matter, Mr. Halbert indicated to Mr. Crawford his willingness to hold discussions regarding a possible business combination. Mr. Crawford then discussed with representatives of UBS, Caremark’s financial advisor, the possibility of an acquisition of AdvancePCS by Caremark, including the financial and strategic aspects of a possible business combination.

On January 24, 2003, Mr. Halbert and Mr. Crawford met in Dallas, Texas to discuss the possibility of exploring a business combination between the two organizations. During this initial meeting, Mr. Crawford and Mr. Halbert discussed the potential strategic fit of the two organizations and the complementary nature of their service offerings. In addition, Mr. Crawford and Mr. Halbert discussed the potential for synergies that might be derived from a business combination. Mr. Crawford and Mr. Halbert believed that the relative stock prices of Caremark and AdvancePCS, potential changes in industry dynamics and views concerning the management and direction of the combined company rendered the companies a better potential strategic fit at this time as compared to when the companies previously held preliminary discussions.

On January 28, 2003, at a regularly scheduled meeting of the AdvancePCS board of directors, Mr. Halbert apprised the AdvancePCS board of directors of his meeting with Mr. Crawford and the possibility of exploring a business combination transaction with Caremark. After discussion, the AdvancePCS board of directors authorized senior management to explore the possibility of a business combination transaction with Caremark.

Also during January 2003, AdvancePCS commenced preliminary discussions regarding a possible strategic business combination with another publicly-traded health services provider with a market capitalization that was less than AdvancePCS’s market capitalization. The board of directors of AdvancePCS was made aware of these discussions and the possibility of an alternative transaction. Such discussions, which involved AdvancePCS’s management as well as its financial advisor, Merrill Lynch, occurred sporadically from time to time during AdvancePCS’s negotiations with Caremark, and never progressed beyond preliminary discussions.

On February 21, 2003, Mr. Halbert initiated a telephone conversation with Mr. Crawford to confirm AdvancePCS’s interest in continuing further discussions regarding the possibility of exploring a business combination between the two parties.

On February 25, 2003, Caremark’s board of directors met and received a report from Mr. Crawford on his recent discussions with Mr. Halbert and the possibility of exploring a business combination with AdvancePCS. At the conclusion of this meeting, the Caremark board of directors authorized Caremark management to continue discussions with AdvancePCS concerning exploring a possible business combination transaction.

On March 3, 2003, Mr. Halbert initiated a telephone conversation with Mr. Crawford to discuss the process to be followed to further explore the level of interest in a possible business combination of the two organizations. During this call, Mr. Halbert indicated that, if Caremark was interested in exploring a possible business combination with AdvancePCS, Caremark should provide AdvancePCS with a preliminary indication of interest as to the possible terms under which Caremark would be willing to pursue exploring such transaction. Mr. Crawford and Mr. Halbert discussed that any such preliminary indication of interest from Caremark would need to be based upon publicly available information and would be subject to, among other things, satisfactory completion of mutual due diligence and negotiation of a mutually acceptable definitive agreement and board approval of a transaction.

On March 10, 2003, Mr. Crawford sent a letter to Mr. Halbert confirming Caremark’s desire to further explore the possibility of a business combination with AdvancePCS. In the letter, Mr. Crawford indicated that Caremark was interested in exploring a merger with AdvancePCS structured as a tax-free reorganization, and the letter included a range of possible exchange ratios of between 2.05 and 2.15 shares of Caremark common stock for each share of AdvancePCS stock that Caremark would be willing to propose for the transaction and Caremark’s proposed process and timeline for moving forward with exploring a possible transaction.

During the week of March 10, 2003, AdvancePCS’s senior management, along with its financial advisor, Banc of America Securities, and its legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, reviewed Caremark’s March 10th letter and began assessing the financial and strategic aspects of a possible business combination transaction with Caremark as outlined in the March 10th letter.

On March 17, 2003, Banc of America Securities on behalf of AdvancePCS contacted UBS and indicated that AdvancePCS would be interested in further exploring possible merger discussions with Caremark if Caremark was willing to further refine its indication of interest. In particular, Banc of America Securities indicated that any refined indication of interest from Caremark should provide for a higher range of possible exchange ratios and specifically address the form of consideration that Caremark would be willing to provide AdvancePCS stockholders (including any cash component) and whether any members of the AdvancePCS board of directors would have a position on the board of directors of the combined company.

On March 21, 2003, Mr. Crawford sent a letter to Mr. Halbert addressing the issues requested by Banc of America Securities on March 17, 2003. In the letter, among other things, Mr. Crawford set forth a revised range of possible preliminary exchange ratios of between 2.10 and 2.20 shares of Caremark common stock for each share of AdvancePCS stock, confirmed Caremark’s willingness to include a cash component of up to 10% of the proposed merger consideration and indicated that Caremark would be willing to consider two or three members of the AdvancePCS board of directors to serve on the board of directors of the combined company.

On March 26, 2003, the AdvancePCS board of directors met and received an update from AdvancePCS’s senior management, legal counsel and financial advisor on the status of discussions with Caremark and reviewed Caremark’s March 21st letter. At the conclusion of this meeting, the AdvancePCS board of directors authorized AdvancePCS’s management to further explore discussions with Caremark regarding a possible business combination transaction.

On March 31, 2003, the Caremark board of directors met and received an update from Mr. Crawford on the status of discussions with AdvancePCS and the preliminary indication of interest in exploring a possible business combination transaction that had been provided to AdvancePCS. During this meeting, the Caremark Board authorized Mr. Crawford to retain an additional financial advisor to assist on the possible transaction. At the conclusion of this meeting, the Caremark board of directors authorized management of Caremark to continue discussions with AdvancePCS concerning exploring a possible transaction.

Following the March 31, 2003 Caremark board of directors meeting, Caremark retained JPMorgan, and JPMorgan and UBS thereafter served as joint financial advisors to Caremark on the possible business combination transaction with AdvancePCS. Caremark’s board of directors determined to retain an additional financial advisor given, among other things, the size and complexity of the proposed transaction and the experience and resources that two financial advisors could bring to the transaction.

On April 11, 2003, Mr. Crawford, Howard A. McLure, Executive Vice President and Chief Financial Officer of Caremark, and Edward L. Hardin, Jr., Executive Vice President and General Counsel of Caremark, met with Mr. Halbert, T. Danny Philips, Senior Executive Vice President of AdvancePCS, Laura I. Johansen, Senior Vice President, Corporate Affairs and Secretary of AdvancePCS, and Susan S. de Mars, Senior Vice President and General Counsel of AdvancePCS, and their respective legal and financial advisors in Atlanta, Georgia. During this meeting, the parties discussed various issues regarding a possible business combination. These issues included the proposed due diligence process to be followed in light of the competitive nature of the parties’ businesses, certain regulatory issues currently confronting the PBM industry generally and the respective organizations’ approach to such regulatory issues, certain pending regulatory pronouncements impacting the industry, current litigation and investigations pending against the companies and certain threshold issues that AdvancePCS believed should be reflected in any definitive agreement. A proposed plan for moving forward with exploring a possible transaction also was discussed in principle during this meeting. The parties also decided to use an outside consulting firm to calculate possible synergies that might result from a business combination of the two organizations and discussed the need to enter into a new confidentiality agreement before proceeding with substantive due diligence.

In April 2003, Jones Day, which serves as antitrust counsel to Caremark, was engaged to perform services on the transaction.

In mid-April 2003, Caremark and AdvancePCS jointly retained through legal counsel an outside consultant to assist with the calculation of certain potential synergies. On April 24, 2003, Mr. McLure and Sara J. Finley, Senior Vice President, Assistant General Counsel and Corporate Secretary of Caremark, held a meeting in Washington, D.C. with Mr. Phillips and Leslie Simmons, Senior Vice President, Corporate Communications of AdvancePCS, and Caremark’s and AdvancePCS’s respective legal counsel and financial advisors to discuss with representatives of the outside consulting firm the commencement of the synergy review process. Between the end of April and the beginning of May, Caremark and AdvancePCS began gathering data to provide to the outside consultant pending execution of a new confidentiality agreement. The outside consultant’s activities were limited to the performance of mathematical calculations based on the data provided to the outside consultant. The definitive synergy analysis was performed by management of Caremark and AdvancePCS.

On May 5, 2003, Mr. Crawford sent a letter to Mr. Halbert requesting, among other things, that AdvancePCS reconfirm its interest in further exploring a possible business combination with Caremark. In addition, the letter confirmed Caremark’s willingness to enter into a new confidentiality agreement upon receipt of AdvancePCS’s confirmation of its continued interest in exploring a possible business combination and set forth Caremark’s desired process for moving forward with due diligence and negotiation of a definitive agreement.

At a regularly scheduled AdvancePCS board of directors meeting on May 6, 2003, the AdvancePCS board of directors reviewed Caremark’s May 5th letter, the status of discussions with Caremark and the process to date in exploring the possibility of a business combination transaction with Caremark. At the meeting, the AdvancePCS board of directors discussed with AdvancePCS’s senior management, legal counsel and financial advisor its views concerning the potential benefits of and the risks associated with the possible business combination transaction. In addition, the AdvancePCS board of directors reviewed preliminary materials prepared by Banc of America Securities analyzing a possible business combination of Caremark and AdvancePCS. At the conclusion of the meeting, the AdvancePCS board of directors authorized Mr. Halbert to continue to explore a possible business combination transaction with Caremark.

On May 7, 2003, Mr. Halbert sent a letter to Mr. Crawford confirming AdvancePCS’s interest in continuing to explore a possible business combination transaction and requesting that Caremark execute a new confidentiality agreement. In addition, the letter set forth a proposed process that AdvancePCS was willing to pursue in further exploring a possible business combination.

On May 7, 2003, Caremark executed a new confidentiality agreement which was countersigned by AdvancePCS on May 9, 2003.

On May 19, 2003, the Caremark board of directors met and received an update from Mr. Crawford on the status of discussions with AdvancePCS, management’s views concerning the potential benefits and risks of a business combination with AdvancePCS, the proposed schedule for moving forward with a potential transaction and preliminary valuation matters. At the conclusion of the meeting, the Caremark board of directors authorized Mr. Crawford to provide AdvancePCS with a written indication of interest setting forth an exchange ratio of 2.10 shares of Caremark common stock for each share of AdvancePCS stock, which indication would be subject to, among other things, satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement.

On May 20, 2003, Mr. Crawford sent a letter to Mr. Halbert providing a revised preliminary indication of interest in pursuing a possible business combination transaction with AdvancePCS. The May 20th letter indicated that, subject to, among other things, satisfactorily completing due diligence and negotiation of a mutually acceptable definitive agreement, Caremark was willing to explore pursuing a possible business combination transaction structured as a tax-free reorganization. The letter also set forth the preliminary exchange ratio of 2.10 shares of Caremark common stock for each share of AdvancePCS stock, and confirmed Caremark’s willingness to include up to ten percent of the merger consideration in the form of cash. In addition, the letter included a statement of Caremark’s willingness to include three of AdvancePCS’s independent directors as members of the board of directors of the combined company, Caremark’s views with respect to management of the combined company, and Caremark’s plans for moving forward with negotiation of a definitive agreement and due diligence.

On May 21, 2003, the AdvancePCS board of directors met and received an update from AdvancePCS’s senior management, legal counsel and financial advisor on the status of discussions with Caremark and reviewed Caremark’s revised preliminary indication of interest set forth in its May 20th letter. At the meeting, senior management of AdvancePCS reviewed with the AdvancePCS board of directors the results of the synergies review and Banc of America Securities presented a preliminary analysis of the possible transaction, including the financial impact at varying potential exchange ratios. During the meeting, the AdvancePCS board of directors discussed possible responses to Caremark’s revised indication of interest and at the conclusion of the meeting authorized Banc of America Securities to inform Caremark that AdvancePCS would be willing to further explore a possible business combination transaction but that Caremark would have to be willing to increase the exchange ratio from that indicated in its May 20th letter.

On May 22 and 23, 2003, Banc of America Securities communicated to UBS and JPMorgan that AdvancePCS would be willing to further explore a possible business combination with Caremark if Caremark would be willing to increase the potential exchange ratio above that reflected in Mr. Crawford’s letter of May 20, 2003.

On May 28, 2003, the Caremark board of directors met and received an update from Mr. Crawford concerning the status of discussions with AdvancePCS. At the conclusion of this meeting, the Caremark board of directors authorized Mr. Crawford to provide a revised preliminary indication of interest to AdvancePCS regarding a merger structured as a tax-free reorganization at an increased exchange ratio of 2.15 shares of Caremark common stock for each share of AdvancePCS common stock, in which up to ten percent of the merger consideration would be in the form of cash, all subject to, among other things, satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement. On May 28, 2003, representatives of Caremark communicated the revised preliminary indication of interest to representatives of AdvancePCS. The Caremark board of directors met again on May 29, 2003 and received an update from Mr. Crawford on the status of discussions with AdvancePCS and the process to be followed to determine whether AdvancePCS remained interested in exploring a possible business combination with Caremark.

On June 2, 2003, Mr. Crawford and Mr. Halbert met in Dallas, Texas to discuss the potential transaction and the process for moving forward with evaluating a possible business combination.

On June 5, 2003, Mr. Halbert sent Mr. Crawford a letter confirming AdvancePCS’s willingness to continue discussions with Caremark concerning exploring a possible business combination and setting forth a list of key issues that AdvancePCS believed should be addressed in the definitive agreement for any business combination of the two organizations.

On June 12, 2003, representatives of Caremark and AdvancePCS and their respective legal and financial advisors arranged a conference call to discuss the preparation of data rooms for each company and the overall due diligence process.

On June 17, 2003, Caremark’s legal counsel, King & Spalding, distributed an initial draft merger agreement to AdvancePCS and its representatives.

A special meeting of the AdvancePCS board of directors was held on June 24, 2003, during which AdvancePCS’s senior management, legal counsel and financial advisor reviewed with the AdvancePCS board of directors the status of discussions with Caremark regarding the possible business combination transaction. At the meeting, AdvancePCS’s legal counsel reviewed with the AdvancePCS board of directors the draft merger agreement provided by Caremark and the AdvancePCS board of directors discussed with AdvancePCS’s senior management, legal counsel and financial advisor the issues raised by the draft agreement, the potential strategic benefits of the business combination and the risks associated with the potential transaction. At the meeting, the AdvancePCS board of directors discussed with AdvancePCS’s senior management, legal counsel and financial advisor the need to resolve a number of threshold issues in the merger agreement before substantive due diligence was commenced. Such threshold issues related to, among other things, various merger agreement provisions relating to certainty of closing once an agreement was executed, including obligations to obtain regulatory approvals, conditions to closing and the impact of the definition of “Material Adverse Effect” being negotiated thereon. At the conclusion of the meeting, the AdvancePCS board of directors authorized management to continue discussions with Caremark in an attempt to seek to resolve these threshold issues.

On June 25, 2003, AdvancePCS communicated to Caremark its desire to resolve a number of threshold issues raised by the draft merger agreement before the parties began conducting substantive mutual due diligence. From June 25, 2003 through July 25, 2003, representatives of Caremark and AdvancePCS and their respective legal counsel and financial advisors engaged in negotiations concerning the terms and conditions of the merger agreement in an attempt to resolve certain threshold issues. Mr. Crawford and Mr. Halbert met on July 10 in Birmingham, Alabama and July 16, 2003 in Washington, D.C. to attempt to resolve these threshold issues in the merger agreement negotiations and the AdvancePCS board of directors met on July 10, July 14 and July 22, 2003 to review, among other things, the status of discussions with Caremark.

By July 25, 2003, Caremark and AdvancePCS were able to make sufficient progress regarding the threshold issues they had been discussing to agree to continue negotiations of the draft merger agreement and begin substantive mutual due diligence. On July 28, 2003, Caremark and AdvancePCS commenced due diligence reviews in Houston, Texas of each others’ operations and each utilized outside advisors to review certain confidential and proprietary matters involving the other party. Members of Caremark and AdvancePCS senior management and their internal and external legal, accounting and financial advisors conducted due diligence reviews from an operational, financial, accounting, tax and legal perspective, including participation in discussions with members of the other party’s management. The bulk of the due diligence review continued through August 22, 2003, with additional follow-up due diligence taking place between August 22 and September 1, 2003.

On July 29, 2003, the Caremark board of directors met and received an update from Mr. Crawford on the status of the possible business combination with AdvancePCS. At the conclusion of Mr. Crawford’s presentation, the Caremark board of directors authorized management to continue discussions and negotiations with AdvancePCS regarding a potential transaction.

Negotiations on the merger agreement continued during the month of August and ended when the merger agreement was executed by the parties on September 2, 2003.

In early August 2003, legal counsel to Caremark contacted legal counsel to JLL to discuss certain registration rights JLL had under a stockholders agreement, dated as of October 20, 2000, as amended, by and among AdvancePCS, JLL and certain other parties thereto and how to address such rights in the context of a possible business combination between Caremark and AdvancePCS. Legal counsel for Caremark and JLL then engaged in negotiations concerning the terms and conditions of the registration rights agreement attached as Annex C to this joint proxy statement/prospectus, which is referred to as the registration rights agreement. On August 27, 2003, Caremark requested that JLL enter into a voting agreement with Caremark, confirming JLL’s willingness to vote in favor of the possible merger. Thereafter, legal counsel for Caremark and JLL engaged in negotiations concerning the terms and conditions of the voting agreement attached as Annex B to this joint proxy statement/prospectus, which is referred to as the voting agreement. The negotiations on the registration rights agreement and the voting agreement ended on or about September 2, 2003 and the agreements were executed on that date.

On August 15, 2003, AdvancePCS retained Merrill Lynch as a second financial advisor in connection with the possible business combination transaction with Caremark. AdvancePCS retained Merrill Lynch because of its qualifications, reputation and experience, its familiarity with AdvancePCS by virtue of its pre-existing advisory relationship with AdvancePCS, and because, in light of the extraordinary nature and significance of the proposed transaction to AdvancePCS and the size and complexity of the proposed transaction, AdvancePCS believed it and its stockholders would benefit from Merrill Lynch’s additional analysis.

During August 2003, the Caremark board of directors considered a potential merger with a large competitor in the PBM industry, with whom it had previous discussions. Management of Caremark concluded there was insufficient interest on the part of the potential merger party to pursue a transaction on terms mutually acceptable to the parties, and these discussions never progressed beyond the preliminary stage.

On August 18, 2003, the Caremark board of directors met and received an update from Mr. Crawford on the status of the possible business combination transaction with AdvancePCS. During this meeting, the Caremark board of directors also received updates from senior management of Caremark and Caremark’s legal and financial advisors concerning the possible transaction, the status of negotiations and certain aspects of the transaction. At the conclusion of the meeting, the Caremark board of directors authorized continued negotiations and due diligence regarding the possible transaction.

On August 27, 2003, Mr. Crawford and Mr. Halbert met in Dallas, Texas to discuss the status of negotiations on a possible merger and certain integration related plans. At the conclusion of the meeting, both Mr. Crawford and Mr. Halbert confirmed their companies’ desire to continue negotiation of the merger agreement.

From August 27, 2003 to September 2, 2003, Mr. Crawford, Mr. McLure and Ms. Finley of Caremark and Mr. Halbert, Mr. Phillips and Ms. Johansen of AdvancePCS, and their respective legal, financial and other advisors met via teleconference and in New York to continue negotiations on the merger agreement. During this time, Bradley S. Karro and Peter J. Clemens, IV of Caremark and Ms. Simmons met to develop a joint communications plan.

The Caremark board of directors met on August 27, 2003 to evaluate the possible business combination with AdvancePCS. Prior to the meeting, the Caremark board of directors was provided with materials, including drafts of the merger agreement and related documents. During this meeting, King & Spalding reviewed with the Caremark board of directors its legal duties and responsibilities in connection with the possible transaction and reviewed the material terms and conditions of the merger agreement and issues in the merger agreement that were still subject to negotiation, senior management of Caremark reviewed with the Caremark board of directors the strategic benefits of the possible transaction, the results of the due diligence review of AdvancePCS and the risks of the possible transaction, Jones Day reviewed with the Caremark board of directors the HSR Act process applicable to the possible business combination and UBS and JPMorgan reviewed with the Caremark board of directors financial aspects of the transaction. In addition, each of UBS and JPMorgan informed the Caremark board of directors that, subject to a review of the final negotiated terms of the merger agreement and the merger consideration and approval of its opinion committee, it believed it would be in a position to render to the Caremark board of directors an opinion as to the fairness, from a financial point of view, to Caremark of the merger consideration at such time as the Caremark board of directors considers approving the transaction. A thorough discussion took place among the members of the Caremark board of directors concerning the possible transaction, including discussion of the strategic benefits of the business combination, the risks of the transaction, the financial aspects of the transaction, the litigation and regulatory issues concerning the transaction and the anticipated synergies to be derived from the proposed business combination. At the conclusion of the meeting, the Caremark board of directors authorized continued negotiation of the merger agreement and due diligence with respect to the possible transaction.

At a special meeting of the AdvancePCS board of directors held on August 29, 2003, the AdvancePCS board of directors met to evaluate the possible business combination with Caremark. Prior to the meeting, the AdvancePCS board of directors was provided with materials, including drafts of the merger agreement and other proposed definitive documentation. At the beginning of the meeting, Mr. Halbert updated the AdvancePCS board of directors on the status of discussions with Caremark, including open issues that had not yet been resolved. At the request of the AdvancePCS board of directors, Mr. Crawford was invited into the meeting to discuss Caremark’s strategic view for the combined company, including its views concerning the opportunities to enhance growth that may be available to the combined company. Mr. Crawford responded to questions from the AdvancePCS board of directors members, after which he departed from the meeting. The members of AdvancePCS’s senior management and representatives of Banc of America Securities and Merrill Lynch then made presentations concerning the potential strategic business combination of Caremark and AdvancePCS, including preliminary views of Banc of America Securities and Merrill Lynch concerning the fairness of the merger consideration proposed to be received by AdvancePCS stockholders from a financial point of view. At the meeting, each of Banc of America Securities and Merrill Lynch expressed its view that, subject to a review of the final negotiated terms of the merger agreement and the conditions, assumptions and limitations that will be contained in its written opinion, Banc of America Securities and Merrill Lynch should be able to deliver at such time as the AdvancePCS board of directors considers approving the transaction a written fairness opinion that, as of the date of such opinion, the merger consideration to be received by AdvancePCS stockholders in the merger would be fair from a financial point of view to AdvancePCS stockholders. The AdvancePCS board of directors also discussed its legal duties and responsibilities with AdvancePCS’s legal counsel, Skadden Arps, and received presentations concerning those matters. The AdvancePCS board of directors reviewed the terms of the draft merger agreement and other proposed definitive documentation with such legal counsel and reviewed with legal counsel the HSR Act process applicable to the possible transaction. A thorough discussion took place among the AdvancePCS directors concerning the possible transaction, including discussion of the potential strategic benefits of the business combination, the risks associated with the transaction, the financial aspects of the transaction, the regulatory issues concerning the transaction and the anticipated synergies to be derived from the combination. At the conclusion of the meeting, the AdvancePCS board of directors authorized management to continue negotiations with Caremark to seek to resolve the remaining outstanding issues.

In late August 2003, the other health services provider with whom AdvancePCS had previously discussed a possible business combination transaction contacted AdvancePCS concerning the process for exploring a possible transaction. After consideration, AdvancePCS concluded that the proposed transaction with Caremark was a more attractive strategic opportunity, because Caremark’s and AdvancePCS’s businesses were more complementary than the businesses of AdvancePCS and the other health services provider and a more attractive financial opportunity because the transaction with Caremark provided more certainty than the possibility of the alternative transaction. For these reasons, AdvancePCS decided not to pursue additional discussions with the other health services provider.

In the late afternoon of September 2, 2003, the AdvancePCS board of directors met telephonically and received an update from AdvancePCS’s senior management and financial and legal advisors as to developments since the last AdvancePCS board of directors meeting. Prior to the meeting, the AdvancePCS board of directors was provided with updated materials. Representatives of Skadden Arps reviewed with the AdvancePCS board of directors the status of negotiations with Caremark, the changes that had been effected to the draft merger agreement and other proposed definitive documentation since the last AdvancePCS board of directors meeting as well as the remaining issues in the draft merger agreement and other proposed definitive documentation. After discussion, the AdvancePCS board of directors authorized AdvancePCS’s management to continue negotiations with Caremark to seek to resolve the remaining outstanding issues in the draft merger agreement and other proposed definitive documentation.

Between approximately 5:30 pm and 9:30 pm on September 2, 2003, Mr. Crawford, Mr. McLure and Ms. Finley of Caremark and Mr. Halbert, Mr. Phillips and Ms. Johansen of AdvancePCS, and their respective legal and financial advisors, finalized negotiations of the draft merger agreement and other proposed definitive documentation.

In the evening of September 2, 2003, the Caremark board of directors met to consider and act upon the proposed business combination between Caremark and AdvancePCS. Prior to this meeting, the Caremark board of directors was provided with materials, including substantially final drafts of the merger agreement and related documents. During this meeting, King & Spalding reviewed with the Caremark board of directors the legal duties and responsibilities of the Caremark board of directors in connection with the proposed transaction and an update on the material terms and provisions of the merger agreement and changes that had been effected to the agreement in the negotiations that had taken place since the Caremark board of directors’ last meeting. In addition, UBS and JPMorgan reviewed with the Caremark board of directors their financial analysis of the merger consideration and rendered to the Caremark board of directors separate oral opinions, which opinions were confirmed by delivery of written opinions dated September 2, 2003, to the effect that, as of that date and based on and subject to the matters described in their respective opinions, the merger consideration was fair, from a financial point of view, to Caremark. Senior management of Caremark updated the Caremark board of directors on the results of due diligence and the strategic benefits of the proposed transaction and the legal, regulatory and operational issues associated with the proposed transaction. Following a thorough discussion, the Caremark board of directors unanimously voted to approve the merger agreement, the issuance of Caremark common stock in the merger, the proposed amendment to Caremark’s certificate of incorporation increasing the total number of its authorized shares of common stock to 700 million shares and authorized management to take certain other actions designed to accomplish various transactions contemplated under the merger agreement and associated documents.

At approximately 9:30 pm on September 2, 2003, the AdvancePCS board of directors met telephonically and received an update from AdvancePCS’s senior management and financial and legal advisors as to the resolution of the remaining issues in the draft merger agreement and other proposed definitive documentation.

Each of Banc of America Securities and Merrill Lynch confirmed its financial analysis regarding the proposed business combination transaction, including the merger consideration to be received by AdvancePCS stockholders in the merger and rendered to the AdvancePCS board of directors its oral opinion, confirmed by delivery of a written opinion dated September 2, 2003, to the effect that, as of the date of the opinion and based on and subject to the various assumptions and limitations described in the opinion, the merger consideration to be received by holders of AdvancePCS common stock in the merger is fair from a financial point of view to such holders. After deliberations, the AdvancePCS board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of AdvancePCS and AdvancePCS stockholders, and would be consistent with, and in furtherance of, the long-term business strategies and goals of AdvancePCS. The AdvancePCS board of directors then unanimously approved the merger agreement and resolved to recommend to AdvancePCS stockholders approval and adoption of the merger agreement.

Following the AdvancePCS board of directors meeting, Caremark and AdvancePCS executed the merger agreement and thereafter issued a joint press release announcing the transaction.

Caremark Reasons for the Merger

The Caremark board of directors believes that the terms of the merger are advisable, and in the best interests of, Caremark and has unanimously approved the merger agreement and the merger and unanimously recommends that the Caremark stockholders vote “FOR” the proposal to approve the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock from 400 million shares to 700 million shares and “FOR” the proposal to approve the issuance of Caremark common stock to AdvancePCS stockholders in the merger.

In reaching its conclusion, the Caremark board of directors consulted with Caremark’s management, as well as with its legal and financial advisors, and considered a variety of factors weighing favorably towards the merger including, without limitation, the following:

•	The complementary operations and capabilities of the combined company with the increased scale, strong financial base and diversified customer portfolio necessary to increase stockholder value, enhance customer care and increase cost efficiencies. Specifically, it was anticipated that the merger would allow the combined company to:

•	strengthen its position in the highly competitive PBM industry;

•	create a diversified customer portfolio with a balanced, clinically focused offering which is expected to yield enhanced customer care, service and cost efficiencies;

•	achieve enhanced growth opportunities arising from a balanced business model, improved financial flexibility and strong cash flow; and

•	achieve a financial base and scale capable of delivering enhanced value to customers in the fast changing healthcare environment.

•	The limited overlap of the Caremark customer base with the AdvancePCS customer base. Historically, Caremark and AdvancePCS have specialized in different sectors of the marketplace, with Caremark focused on employers and AdvancePCS focused on managed care organizations. The combined company’s customer base will include employers, health plans and managed care organizations, third party administrators, state and federal government agencies, unions and other health benefit plan sponsors.

•	The growth opportunities presented by Caremark’s experience with specialty distribution and AdvancePCS’s growth potential in this area.

•	The combination of Caremark’s expertise in providing mail order services with AdvancePCS’s mail order facilities, which employ leading automation technologies, which is expected to present a platform fully capable of meeting increasing demand for mail order services.

•	The opportunity to enhance the depth and breadth of the specialty pharmaceutical and disease management services provided to customers of the combined company.

•	The expected combination benefits, including $125 million in achievable synergies within the first twelve months of closing, approximately 75% of which are expected to occur as a result of enhanced purchasing efficiencies of the combined company and the balance are expected to occur as a result of the elimination of duplicative public company expenses (e.g., duplicative executive expenses, insurance policies, securities filings, stock exchange expenses, etc.). See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 36 and 24, respectively.

•	The financial performance and condition, business operations and prospects of each of Caremark, AdvancePCS and the combined company.

•	The structure of the transaction and terms of the merger agreement. See the section entitled “The Merger Agreement” beginning on page 85.

•	The relative market capitalization of Caremark and AdvancePCS and the expected capital structure of the combined company after the merger.

•	The separate opinions of UBS and JPMorgan, each dated September 2, 2003, to the effect that, as of that date and based on and subject to the matters described in their opinions, the merger consideration was fair, from a financial point of view, to Caremark. See the section entitled “ —Opinions of Financial Advisors to Caremark” beginning on page 47.

•	The terms of the merger agreement relating to third-party offers, including:

•	the limitations on the ability of both parties to solicit offers for alternative business combinations; and

•	each party’s ability, under certain circumstances, to terminate the merger agreement in order to accept a third-party superior proposal.

See the section entitled “The Merger Agreement” beginning on page 85.

The Caremark board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two businesses of the size and scope of Caremark and AdvancePCS and the possible diversion of management attention for an extended period of time;

•	the risk of not capturing all the anticipated synergies between Caremark and AdvancePCS relating to enhanced purchasing efficiencies and the risk that other anticipated benefits might not be realized;

•	uncertainty as to the outcome of various legal proceedings involving AdvancePCS that could adversely impact the business and prospects of the combined company; and

•	the conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances. See the section entitled “ —Regulatory Approvals Required for the Merger” beginning on page 77.

After consideration of these factors, the Caremark board of directors determined that these risks were significantly outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the Caremark board of directors includes all of the material positive and negative factors considered by the Caremark board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the Caremark board of directors. In reaching its determination to approve and recommend the merger agreement and the merger, the Caremark board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of Caremark and its stockholders. Rather, the Caremark board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Caremark board of directors may have given differing weights to different factors.

Recommendation of the Caremark Board of Directors

After careful consideration, the Caremark board of directors, on September 2, 2003, unanimously approved the merger agreement and the merger. For the factors considered by the Caremark board of directors in reaching its decision to approve the merger agreement and the merger, see the section entitled “—Caremark Reasons for the Merger” beginning on page 45. The Caremark board of directors unanimously recommends that the Caremark stockholders vote “FOR” the proposal to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and “FOR” the proposal to approve the issuance of Caremark common stock in the merger. Further, the Caremark board of directors recommends that the Caremark stockholders vote “FOR” the proposals to (1) approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock and (2) adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies.

Opinions of Financial Advisors to Caremark

Opinion of UBS

Caremark retained UBS as its financial advisor in connection with the proposed merger and to evaluate the fairness, from a financial point of view, to Caremark of the consideration to be paid in the merger. As is customary for opinions given to an acquiror, UBS’ opinion addressed the fairness of the merger consideration, from a financial point of view, to Caremark rather than to the holders of Caremark common stock. Caremark selected UBS as its financial advisor in connection with the proposed merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. On September 2, 2003, at a meeting of the Caremark board of directors held to evaluate the proposed merger, UBS delivered to the Caremark board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to Caremark.

The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex D and is incorporated by reference in this joint proxy statement/prospectus. UBS’ opinion is directed only to the fairness, from a financial point of view, to Caremark of the merger consideration and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Caremark or Caremark’s underlying business decision to effect the merger, nor does the opinion constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed merger. Holders of Caremark common stock are encouraged to read the opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed publicly available business and historical financial information relating to Caremark and AdvancePCS, including, among other things, documents filed with the SEC, press releases and research analysts’ estimates;

•	reviewed internal financial information and other data relating to the businesses and financial prospects of Caremark and AdvancePCS that were provided to or discussed with UBS by the managements and other representatives of Caremark and AdvancePCS and not publicly available, including financial forecasts and estimates with respect to Caremark prepared by the management of Caremark, and financial forecasts and estimates with respect to AdvancePCS prepared by the management of AdvancePCS through fiscal year 2004 (as adjusted by the management of Caremark) and provided to or discussed with UBS by the management of Caremark for subsequent fiscal years;

•	participated in discussions with members of the senior managements and other representatives of Caremark and AdvancePCS;

•	reviewed current and historical market prices of Caremark common stock and AdvancePCS Class A common stock;

•	reviewed publicly available financial and stock market data with respect to companies in lines of businesses UBS believed to be generally comparable to those of AdvancePCS;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	considered the pro forma effects of the merger on the financial statements of Caremark and reviewed estimates of potential cost savings and other synergies provided to or discussed with UBS by the management of, or representatives to, Caremark;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with Caremark’s consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with Caremark’s consent, UBS relied on that information being complete and accurate in all material respects. In addition, at Caremark’s direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Caremark or AdvancePCS, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts, estimates, adjustments, pro forma effects and calculation of cost savings and other synergies utilized by UBS in its analyses, UBS assumed, at Caremark’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Caremark as to the future financial performance of Caremark and AdvancePCS and that the future financial results and potential cost savings and other synergies reflected in the forecasts and estimates would be achieved at the times and in the amounts projected. UBS’ opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS, on the date of its opinion. Subsequent developments in those conditions could require a reevaluation of such opinion. UBS does not have any obligation to update, revise or reaffirm its opinion.

UBS was not asked to, and it did not, offer any opinion as to the terms of, or obligations under, the merger agreement, or the form of the merger. UBS expressed no opinion as to the value of Caremark common stock when issued in the merger or the price at which Caremark common stock would trade or otherwise be transferable at any time. In rendering its opinion, UBS assumed, with Caremark’s consent, that the merger would be treated as a reorganization for federal income tax purposes. UBS also assumed, with Caremark’s consent, that each of Caremark, Cougar Merger Corporation and AdvancePCS would comply with all material covenants and agreements contained in, and other material terms of, the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. UBS further assumed, with Caremark’s consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Caremark, AdvancePCS or the merger. Except as described above, Caremark imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The merger consideration was determined through negotiation between Caremark and AdvancePCS and not as a result of a recommendation by UBS, and the decision to enter into the merger was solely that of the Caremark board of directors.

In furnishing its opinion, UBS did not purport that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

Opinion of JPMorgan

Caremark retained JPMorgan as its financial advisor in connection with the proposed transaction and to render an opinion to the Caremark board of directors as to the fairness, from a financial point of view, to Caremark of the consideration to be paid in the merger. As is customary for opinions given to an acquiror in a merger, JPMorgan’s opinion addressed the fairness of the merger consideration, from a financial point of view, to Caremark rather than to the holders of Caremark common stock. JPMorgan was selected by the Caremark board of directors based on JPMorgan’s qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions. JPMorgan rendered its oral opinion to the Caremark board of directors on September 2, 2003 (as subsequently confirmed in writing in an opinion dated the same date) that, as of that date, the consideration to be paid in the merger was fair, from a financial point of view, to Caremark. The amount of the consideration was determined through arm’s-length negotiations between Caremark and AdvancePCS and not as a result of recommendations by JPMorgan.

The full text of JPMorgan’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan. The opinion is attached as Annex E and is incorporated by reference in this joint proxy statement/prospectus. JPMorgan’s opinion is directed only to the fairness, from a financial point of view, to Caremark, of the merger consideration and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Caremark or the underlying business decision of Caremark to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matters relating to the proposed merger. Caremark did not provide specific instructions to, or place any limitations on, JPMorgan with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion. You are urged to read this opinion carefully in its entirety. The summary of JPMorgan’s opinion below is qualified in its entirety by reference to the full text of JPMorgan’s opinion.

In furnishing its opinion, JPMorgan did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

In connection with its review of the merger, and in arriving at its opinion, JPMorgan, among other things:

•	reviewed the merger agreement dated September 2, 2003;

•	reviewed certain publicly available business and financial information concerning Caremark and AdvancePCS and the industries in which they operate, including, among other things, documents filed with the SEC, press releases and research analysts’ estimates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of transactions involving companies JPMorgan deemed comparable and the consideration received for such companies;

•	compared the financial and operating performance of Caremark and AdvancePCS with publicly available information concerning other companies JPMorgan deemed comparable and reviewed the current and historical market prices of Caremark common stock and AdvancePCS Class A common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Caremark and AdvancePCS, including, among other things, income statements, balance sheets, and statements of cash flows, relating to Caremark’s and AdvancePCS’s respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger;

•	reviewed the pro forma effects of the merger on the financial statements of Caremark;

•	participated in discussions with members of the senior managements and other representatives of Caremark and AdvancePCS; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the opinion.

In giving its opinion, JPMorgan assumed and relied upon, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by Caremark and AdvancePCS, or otherwise reviewed by JPMorgan, and JPMorgan did not assume any responsibility or liability for such information. JPMorgan did not conduct any valuation or appraisal of any of the assets or liabilities of Caremark or AdvancePCS, nor were any valuations or appraisals provided to JPMorgan.

In relying on financial analyses and forecasts provided to JPMorgan, including with respect to the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the expected future results of operations and financial condition of Caremark and AdvancePCS to which such analyses or forecasts related. JPMorgan expressed no opinion as to the value of Caremark common stock when issued in the merger or the price at which Caremark common stock may trade at any future time. JPMorgan assumed, with Caremark’s consent, that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes, and that the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed, with Caremark’s consent, that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Caremark or AdvancePCS or on the contemplated benefits of the merger.

JPMorgan’s opinion was necessarily based upon market, economic and other conditions as in effect on, and that was made available to it as of, the date of the opinion. Subsequent developments in those conditions could require a reevaluation of such opinion. JPMorgan does not have any obligation to update, revise or reaffirm its opinion.

Summary of Joint Financial Analyses of Caremark’s Financial Advisors

In connection with rendering their respective opinions to the Caremark board of directors, UBS and JPMorgan performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

Accordingly, UBS and JPMorgan believe that the analyses they performed jointly and the summary set forth below must be considered as a whole and that selecting portions of their analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by UBS and JPMorgan in connection with their respective opinions. In arriving at their respective opinions, UBS and JPMorgan did not attribute any particular weight to any analyses or factors considered by them and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support their respective opinions. Rather, UBS and JPMorgan arrived at their ultimate opinions based on the results of all analyses undertaken by them and assessed as a whole, and believe that the totality of the factors considered and analyses they performed in connection with their respective opinions operated collectively to support their respective determinations as to the fairness of the merger consideration from a financial point of view.

In performing their analyses, UBS and JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Caremark and AdvancePCS. The analyses performed by UBS and JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of UBS’ and JPMorgan’s analysis of the fairness, from a financial point of view, to Caremark of the consideration to be paid in the merger. Additionally, the analyses performed by UBS and JPMorgan relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired or sold.

UBS’ and JPMorgan’s opinions and financial analyses were only one of many factors considered by the Caremark board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Caremark board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by UBS and JPMorgan in connection with providing their respective opinions to the Caremark board of directors on September 2, 2003. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Discounted Cash Flow Analysis

UBS and JPMorgan performed discounted cash flow analyses of Caremark and AdvancePCS for the purpose of determining the implied fully diluted equity value for each share of Caremark common stock and AdvancePCS common stock. Utilizing the implied fully diluted equity value for each share of Caremark common stock and AdvancePCS common stock, UBS and JPMorgan then calculated implied exchange ratio reference ranges, assuming a 100% stock consideration.

Caremark. UBS and JPMorgan calculated the estimated unlevered, after-tax free cash flows that Caremark is expected to generate during calendar years 2003 through 2008 based on financial forecasts and estimates provided by Caremark’s management. UBS and JPMorgan calculated an implied range of terminal values for Caremark by applying a range of multiples of 8.0x to 11.0x to Caremark’s calendar year 2008 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA. In selecting this range of multiples, UBS and JPMorgan considered the trading multiples of the selected publicly traded companies referred to below under “—Analysis of Selected Public Companies” and the perpetuity growth rates implied by such multiples. The cash flows and terminal values were then discounted to present value using a range of discount rates of 9.0% to 11.0%, which were based on the weighted average cost of capital of Caremark as well as selected publicly traded companies. The present value of the cash flows and terminal values were then adjusted for Caremark’s cash and cash equivalents and total debt outstanding as of June 30, 2003 based on Caremark’s public filings.

AdvancePCS. UBS and JPMorgan calculated the estimated unlevered, after-tax free cash flows that AdvancePCS is expected to generate during calendar years 2003 through 2008, with and without giving effect to potential strategic, financial and operational benefits anticipated to result from the proposed merger, referred to below as synergies, based on financial forecasts and estimates provided by Caremark’s management. UBS and JPMorgan calculated an implied range of terminal values for AdvancePCS by applying a range of multiples of

8.0x to 11.0x to AdvancePCS’s calendar year 2008 estimated EBITDA. In selecting this range of multiples, UBS and JPMorgan considered the trading multiples of the selected publicly traded companies referred to below under “—Analysis of Selected Public Companies” and the perpetuity growth rates implied by such multiples. The cash flows and terminal values were then discounted to present value using a range of discount rates of 9.0% to 11.0%, which were based on the weighted average cost of capital of AdvancePCS as well as selected publicly traded companies. The present value of the cash flows and terminal values were then adjusted for AdvancePCS’s cash and cash equivalents and total debt outstanding as of June 30, 2003 based on AdvancePCS’s public filings, and other liabilities as estimated by Caremark’s management.

This analysis indicated the following implied exchange ratio reference ranges both with and without synergies, as compared to the 2.15x exchange ratio provided for in the proposed merger, assuming 100% stock consideration:

Implied Exchange Ratio With Synergies	Implied Exchange Ratio Without Synergies
1.64x - 3.14x	1.26x - 2.41x

Contribution Analysis

UBS and JPMorgan calculated the implied relative equity contributions of Caremark and AdvancePCS to the combined company based on the respective contributions of EBITDA and net income for calendar year 2002 and estimated calendar years 2003 and 2004. The implied relative equity contributions of Caremark and AdvancePCS to the combined company based on EBITDA contributions were adjusted for the relative contributions of Caremark and AdvancePCS to the combined company’s net debt, calculated as outstanding debt less cash and cash equivalents. Estimated financial data for AdvancePCS and Caremark were based on financial forecasts and estimates provided by Caremark’s management. UBS and JPMorgan then calculated implied exchange ratios based on the implied relative equity contributions of Caremark and AdvancePCS to the combined company, assuming 100% stock consideration. This analysis indicated the following implied percentage EBITDA and net income contributions and implied exchange ratios, as compared to the 2.15x exchange ratio provided for in the proposed merger, assuming 100% stock consideration:

	Caremark Contribution	AdvancePCS Contribution	Implied Exchange Ratio
CY 2002A EBITDA	54.6%	45.4%	2.25	x
CY 2003E EBITDA	58.6%	41.4%	1.91	x
CY 2004E EBITDA	58.9%	41.1%	1.89	x
CY 2002A Net income	55.9%	44.1%	2.14	x
CY 2003E Net income	59.4%	40.6%	1.85	x
CY 2004E Net income	59.2%	40.8%	1.87	x

Historical Exchange Ratio Analysis

UBS and JPMorgan reviewed the historical ratio of AdvancePCS’s daily closing stock prices to Caremark’s daily closing stock prices on August 28, 2003 and for six-month, one-year, two-year and three-year periods preceding August 28, 2003. This analysis indicated the following implied exchange ratios, as compared to the 2.15x exchange ratio provided for in the proposed merger, assuming 100% stock consideration:

Specified Period:	Low		Mean		High
August 28, 2003	—		1.62	x	—
Six-month	1.46	x	1.56	x	1.69	x
One-year	1.17	x	1.49	x	1.69	x
Two-year	1.17	x	1.61	x	2.50	x
Three-year	1.17	x	1.66	x	2.50	x

Pro Forma Merger Analysis

UBS and JPMorgan analyzed the potential pro forma impact of the proposed merger on Caremark’s estimated EPS for calendar years 2004 through 2006, with and without giving effect to both potential synergies and potential synergies excluding transaction expenses attributable to AdvancePCS’s options. Estimated financial data for Caremark and AdvancePCS, and estimates of potential synergies, were based on financial forecasts and estimates provided by Caremark’s management. For purposes of this analysis, UBS and JPMorgan utilized a 2.15x exchange ratio and assumed a mix of 90% stock consideration and 10% cash consideration and closing of the proposed merger on January 1, 2004. This analysis indicated a potential impact on Caremark’s EPS of approximately (12.8)% to 10.7% during the period analyzed. Actual results may vary from projected results and the variations may be material.

Analysis of Selected Public Companies

UBS and JPMorgan reviewed the trading and operating statistics of selected publicly traded companies in the services sector of the healthcare industry having a primary business focus on pharmacy benefit management and market capitalizations of approximately $3.8 billion to $6.7 billion. Based on these characteristics, UBS and JPMorgan selected the following publicly traded companies:

•	Caremark

•	Express Scripts, Inc.

•	AdvancePCS

•	Medco Health Solutions, Inc.

UBS and JPMorgan calculated the ratio of enterprise value, calculated as equity value, plus debt, less cash and cash equivalents, to calendar years 2003 and 2004 estimated EBITDA and the ratio of prices to calendar years 2003 and 2004 estimated EPS for the selected companies. Estimated financial data for the selected companies were based on publicly available information and multiples for the selected companies were based on closing stock prices on August 28, 2003. UBS and JPMorgan then compared the ratios derived from the selected companies to corresponding financial data for AdvancePCS based on the 2.15x exchange ratio and the closing price of Caremark common stock on August 28, 2003 and utilizing financial forecasts and estimates for AdvancePCS provided by Caremark’s management. This analysis indicated the following enterprise value and price ratios for the selected companies, as compared to the ratios for AdvancePCS implied in the proposed merger based on the 2.15 exchange ratio and the closing price of Caremark common stock on August 28, 2003:

	Enterprise Value as a Ratio of:		Price as a Ratio of:
Selected Companies	2003 Estimated EBITDA	2004 Estimated EBITDA	2003 Estimated EPS	2004 Estimated EPS
Caremark	12.5x	10.2x	22.9x	18.6x
Express Scripts, Inc.	10.8x	9.1x	20.2x	16.7x
AdvancePCS	10.2x	8.7x	19.6x	16.1x
Medco Health Solutions, Inc.	8.3x	7.6x	18.3x	16.5x

Overall Median	10.5x	8.9x	19.9x	16.6x
Median (excluding AdvancePCS)	10.8x	9.1x	20.2x	16.7x
Median (excluding Caremark)	10.2x	8.7x	19.6x	16.5x

AdvancePCS Based on 2.15x Exchange Ratio and Closing Price of Caremark Common Stock on August 28, 2003	13.4x	11.4x	26.0x	21.4x

UBS and JPMorgan noted that none of the selected companies is either identical or directly comparable to Caremark or AdvancePCS and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Analysis of Selected Precedent Transactions

UBS and JPMorgan reviewed the purchase prices paid in six selected transactions involving companies in the services sector of the healthcare industry having a primary business focus on pharmacy benefit management and transaction values in excess of approximately $225 million. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. UBS and JPMorgan then calculated the ratio of enterprise value to latest twelve-months EBITDA and the ratio of equity value to latest twelve-months net income for each selected transaction and compared the results of these calculations with corresponding calculations for the proposed merger based on the 2.15x exchange ratio and the closing price of Caremark common stock on August 28, 2003. This analysis indicated the following implied enterprise and equity value ratios for the selected transactions as compared to the ratios implied in the proposed merger based on the 2.15x exchange ratio and the closing price of Caremark common stock on August 28, 2003:

Acquirer	Target	Enterprise Value as a Ratio of LTM EBITDA		Equity Value as a Ratio of LTM Net Income
Rite Aid Corporation	PCS Holding Corporation	20.7	x	37.7	x
Express Scripts, Inc.	National Prescriptions Administrators, Inc.	12.2	x	NA
Express Scripts, Inc.	Diversified Pharmaceutical Services, Inc.	11.6	x	NA
Advance Paradigm, Inc.	PCS Holding Corporation	7.9	x	18.7	x
Express Scripts, Inc.	ValueRx, a subsidiary of Columbia/HCA Healthcare Corporation	7.1	x	21.5	x
Merck & Co., Inc.	ProVantage Health Services, Inc.	6.0	x	20.5	x

Median		9.8	x	21.0	x
Caremark	AdvancePCS	14.6	x	29.2	x

UBS and JPMorgan noted that none of the selected precedent transactions is either identical or directly comparable to the merger and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Premiums Paid Analysis

UBS and JPMorgan reviewed the one-day and one-week premiums paid in over 3,000 transactions involving U.S. publicly traded target companies with transaction values of greater than $50 million announced between January 1, 1998 and August 28, 2003. UBS and JPMorgan compared the premiums implied in these transactions with the premium implied in the proposed merger based on the 2.15x exchange ratio and the closing prices of Caremark common stock and AdvancePCS common stock on August 28, 2003, referred to as the one-day premium, as well as the premium implied in the proposed merger based on the 2.15x exchange ratio and the closing prices of Caremark common stock on August 28, 2003 and AdvancePCS common stock five trading days immediately preceding August 28, 2003, referred to as the one-week premium. This analysis indicated the following implied premiums, as compared to the premiums implied in the proposed merger:

	One-Day Premium		One-Week Premium
Transaction Value	Median	Mean	Median	Mean
$50 million - $1,000 million	27.9%	33.0%	33.3%	39.5%
$1,000 million - $2,500 million	25.8%	32.5%	30.2%	36.8%
$2,500 million - $5,000 million	26.2%	33.4%	32.0%	38.9%
$5,000 million - $10,000 million	28.6%	31.0%	34.5%	36.6%
$10,000 million - $20,000 million	19.2%	22.8%	25.5%	26.2%
Greater than $20,000 million	19.6%	23.0%	28.0%	25.6%

Implied Premium in the Merger	32.9%		29.3%

UBS and JPMorgan noted that none of these transactions is either identical or directly comparable to the merger and that any analysis of selected transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the premiums paid in transactions.

Other Factors

In the course of preparing their opinions, UBS and JPMorgan also reviewed and considered other information and data, including:

•	historical market prices for Caremark common stock and AdvancePCS Class A common stock and the relationship between movements in Caremark common stock, movements in AdvancePCS Class A common stock, movements in the common stock of selected companies in the services sector of the healthcare industry and movements in the Standard and Poor’s 500 Index; and

•	publicly available research analysts’ reports for Caremark and AdvancePCS.

Miscellaneous

Each of UBS and JPMorgan has acted as financial advisor to Caremark in connection with the proposed merger. Under the terms of their respective engagements, Caremark has agreed to pay each of UBS and JPMorgan fees of $10.0 million, of which, in each case, $8.5 million is contingent upon completion of the merger, for their financial advisory services in connection with the proposed merger. Caremark also has agreed to reimburse each of UBS and JPMorgan for its reasonable expenses, including fees and disbursements of their respective counsel, and to indemnify each of UBS and JPMorgan against liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement as financial advisor to Caremark.

UBS and JPMorgan, as part of their investment banking services, are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the past, JPMorgan has provided commercial and investment banking services, as well as other financial advisory services, to Caremark and AdvancePCS and has received fees for rendering these services. In addition, UBS has provided investment banking services and an affiliate of UBS has provided commercial banking services, to Caremark, for which services UBS and such UBS affiliate have received, and will receive, customary fees for rendering these services. In the ordinary course of business, each of UBS and JPMorgan acts as a market maker and broker in the publicly traded securities of Caremark and AdvancePCS and receives customary compensation in connection with those trading activities. JPMorgan also provides research coverage for Caremark and AdvancePCS. In the ordinary course of business, each of UBS and JPMorgan may actively trade in the equity, debt and derivative securities of Caremark and AdvancePCS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities. UBS and JPMorgan in the future may provide commercial and investment banking services, or other financial advisory services, to Caremark.

AdvancePCS Reasons for the Merger

The AdvancePCS board of directors believes that the merger agreement and the merger are advisable and in the best interests of AdvancePCS and its stockholders and would be consistent with, and in furtherance of, the long-term business strategies and goals of AdvancePCS. Accordingly, the AdvancePCS board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that the AdvancePCS stockholders vote for approval and adoption of the merger agreement and the merger.

The AdvancePCS board of directors, in reaching its decision to approve the merger agreement and the merger, consulted with its management, as well as with its financial and legal advisors, carefully reviewed a significant amount of information and considered a variety of factors weighing positively towards the merger, including, without limitation, the following:

•	The exchange ratio for the stock and cash consideration (based on the closing price per Caremark common share on September 2, 2003, the last trading day before announcement of the proposed merger) which implied a value of $54.61 per share of AdvancePCS common stock, representing a premium of approximately 36.5% over the closing price per share of AdvancePCS common stock on September 2, 2003, the last trading day before announcement of the proposed merger.

•	The significant portion of the merger consideration to be received by AdvancePCS stockholders that is common stock of Caremark, which allows AdvancePCS stockholders to participate in the benefits of a more diversified company with greater resources and, as stockholders of Caremark, benefit from any future growth of the combined company.

•	Because the exchange ratio for the stock and cash consideration is fixed, the opportunity for AdvancePCS stockholders to benefit from any increase in the trading price of Caremark common shares between announcement of the merger and the closing of the merger.

•	Its analysis of the business, operations, financial condition, earnings and prospects of both AdvancePCS and Caremark, including the results of AdvancePCS’s due diligence review of Caremark and its business.

•	The current and prospective industry, economic and market conditions and trends, including increased competition in the industry in which AdvancePCS operates, and the belief that the combined company with greater size and scale would be better positioned to succeed.

•	The alternatives reasonably available to AdvancePCS, including:

•	remaining a stand-alone entity and pursuing acquisitions of strategic assets and cost reduction actions; and

•	pursuing an alternative strategic business combination with a third party.

•	The strategic nature of the merger, which will:

•	combine highly complementary businesses with:

•	recognized expertise in mail service and retail programs;

•	broader specialty programs; and

•	comprehensive disease management solutions, including AdvancePCS’s focus on rare diseases and Caremark’s focus on high frequency chronic conditions.

•	create a leading pharmacy benefit management company that will be an enhanced provider of health management solutions with:

•	a greater depth of product offerings;

•	one of the most balanced customer bases in the industry from a combination of AdvancePCS’s health plan customers with Caremark’s corporate client base; and

•	“best-in-class” client service capabilities with dedicated, strong account services leaders and teams.

•	create enhanced growth opportunities, including through:

•	enhanced specialty distribution capabilities and product lines, enabling cross-selling opportunities to a larger combined customer base;

•	enhanced mail order capabilities;

•	an increased ability to help clients manage drug spend through cross-selling innovative techniques and broad clinical and disease management program offerings.

•	The strong financial profile of the combined company, including its strong balance sheet, favorable leverage and positive credit outlook.

•	The fact that AdvancePCS stockholders will own on a fully-diluted basis approximately 42% of the outstanding Caremark common stock immediately following the merger.

•	The potential for the merger to create the opportunity to achieve significant cost savings and synergies which will inure to a significant degree to the benefit of AdvancePCS’s stockholders as Caremark stockholders and to customers of the combined company.

•	The potential for the merger to have an accretive effect with regard to Caremark’s earnings in the first year following completion of the merger, which will inure to a significant degree to the benefit of AdvancePCS’s stockholders as Caremark stockholders.

•	The financial presentations of Banc of America Securities and Merrill Lynch described in the section entitled “—Opinions of Financial Advisors to the AdvancePCS Board of Directors” beginning on page 59, including their opinions to the effect that, as of the date of their opinions and based on and subject to the matters described in those opinions, the merger consideration to be received by holders of AdvancePCS common stock was fair from a financial point of view to the holders of AdvancePCS common stock. See “—Opinions of Financial Advisors to the AdvancePCS Board of Directors” on page 59.

•	The terms of the merger agreement relating to third-party offers, including:

•	the limitations on the ability of both parties to solicit offers for alternative business combinations; and

•	each party’s ability, under certain circumstances, to terminate the merger agreement in order to accept a third party superior proposal. See the section entitled “The Merger Agreement” beginning on page 85.

•	The other terms of the merger agreement, including:

•	the consideration to be received by AdvancePCS stockholders;

•	the representations and warranties of Caremark;

•	the covenants of AdvancePCS and Caremark and their effect on the operations of AdvancePCS and Caremark prior to the merger;

•	the conditions required to be satisfied prior to completion of the merger; and

•	the rights of AdvancePCS and Caremark to terminate the merger agreement.

•	The expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes, with the result that the common stock portion of the merger consideration generally will be received by AdvancePCS stockholders free of federal income tax. See the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 81.

•	The prospects for the merger receiving necessary regulatory approvals and the anticipated timing and conditions of those approvals.

•	The impact of the merger on AdvancePCS’s customers, clients, employees, lenders and other constituencies and the expectation that such persons would benefit from their association with a stronger combined company which could:

•	offer a broader suite of products to its customers and clients;

•	provide a dynamic work environment for its employees with significant professional opportunities; and

•	provide such persons a financially stronger company with which to be associated.

In addition to these factors, the AdvancePCS board of directors also considered the potential adverse impact of other factors weighing negatively on the proposed transactions. These included the following:

•	The challenges of combining the businesses and workforces of Caremark and AdvancePCS.

•	The risk that the cost savings, synergies and other benefits expected to be obtained in the transaction might not be fully realized.

•	The potential disruption to AdvancePCS’s business that may result from the announcement of the merger, including the potential loss of existing customers and employees, the potential for the renegotiation of terms with existing customers on terms less favorable to AdvancePCS, and the potential for not being able to obtain new business from existing or potential customers.

•	Because the exchange ratio for the stock and cash consideration is fixed, AdvancePCS stockholders will be adversely affected by any decrease in the sale price of Caremark common shares between the date of execution of the merger agreement and the closing of the merger, which would not have been the case had the consideration been based on a fixed value (that is a fixed dollar amount of value per share in all cases).

•	The limitations imposed in the merger agreement on the conduct by AdvancePCS of its business and on the solicitation by AdvancePCS of alternative business combinations prior to completion of the merger.

•	The requirement that AdvancePCS must pay to Caremark a termination fee of $100 million and up to a $15 million expense reimbursement if the merger agreement is terminated under certain circumstances specified in the merger agreement. See the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page 96.

•	The loss of autonomy of AdvancePCS.

•	The risk that the merger might not be completed and the effect of the resulting public announcement of the termination on:

•	the market price of AdvancePCS common stock;

•	AdvancePCS’s operating results, particularly in light of the costs incurred in connection with the proposed transaction, including the potential requirement to make a termination payment and expense reimbursement; and

•	AdvancePCS’s ability to attract and retain key personnel.

•	The possibility of significant costs and delays resulting from seeking regulatory approvals necessary for completion of the proposed merger and the possibility of not completing the merger if these approvals are not obtained.

The AdvancePCS board of directors also considered the interests that certain executive officers and directors of AdvancePCS may have with respect to the merger in addition to their interests as stockholders of AdvancePCS generally (see the section entitled “—Interests of AdvancePCS Directors and Officers in the Merger” beginning on page 73) and the fact that certain provisions of the certificate of incorporation and bylaws of Caremark and the Caremark stockholders rights plan may be viewed as having anti-takeover effects with respect to transactions not approved by the board of directors of Caremark, which the AdvancePCS board of directors considered as being neutral in its evaluation of the proposed transaction. See the section entitled “Comparison of Rights of Caremark and AdvancePCS Stockholders” beginning on page 211.

The AdvancePCS board of directors concluded that the positive aspects of the merger significantly outweighed the foregoing negative and neutral factors.

This discussion of the information and factors considered by the AdvancePCS board of directors includes all the material positive, negative and neutral factors considered by the AdvancePCS board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the AdvancePCS board. In reaching its determination to approve and recommend the merger agreement and the merger, the AdvancePCS board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of AdvancePCS and its stockholders. Rather, the AdvancePCS board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the AdvancePCS board of directors may have given differing weights to different factors.

In considering the recommendation of the AdvancePCS board of directors with respect to the merger agreement and the merger, you should be aware that certain AdvancePCS directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of AdvancePCS stockholders generally. See the section entitled “—Interests of AdvancePCS Directors and Officers in the Merger” beginning on page 73.

Recommendation of the AdvancePCS Board of Directors

After careful consideration, the AdvancePCS board of directors, on September 2, 2003, unanimously approved the merger agreement and the merger. For the factors considered by the AdvancePCS board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see the section entitled “—AdvancePCS Reasons for the Merger” beginning on page 55. The board of directors of AdvancePCS unanimously recommends that the AdvancePCS stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger at the AdvancePCS annual meeting. Further, the AdvancePCS board of directors recommends that the AdvancePCS stockholders vote “FOR” the proposals regarding the (1) the election of three directors to serve until AdvancePCS’s annual meeting of stockholder in 2006, (2) adoption of the AdvancePCS 2003 Incentive Compensation Plan, (3) approval and adoption of the AdvancePCS Third Amended and Restated Certificate of Incorporation, (4) ratification of the selection of the firm of PricewaterhouseCoopers LLP to serve as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004 and (5) approval to adjourn or postpone the AdvancePCS annual meeting, if necessary, for the purpose of soliciting additional proxies.

In considering the recommendation of the AdvancePCS board of directors with respect to the merger agreement and the merger, AdvancePCS stockholders should be aware that certain directors and certain executive officers of AdvancePCS may have interests in the merger that are different from, or are in addition to, the interests of AdvancePCS stockholders. See the section entitled “—Interests of AdvancePCS Directors and Officers in the Merger” beginning on page 73.

Opinions of Financial Advisors to the AdvancePCS Board of Directors

Opinion of Banc of America Securities

On March 7, 2003, AdvancePCS retained Banc of America Securities to act as its financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with merger and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. AdvancePCS selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities’ experience and expertise in transactions similar to the merger, its reputation in the investment community, its familiarity with AdvancePCS’s business and its long-standing working relationship with AdvancePCS.

In connection with Banc of America Securities’ engagement as financial advisor to AdvancePCS, AdvancePCS requested that Banc of America Securities render an opinion to the AdvancePCS board of directors as to the fairness, from a financial point of view, of the consideration proposed to be received by the holders of

AdvancePCS common stock in connection with the merger. On September 2, 2003, at a meeting of the AdvancePCS board of directors held to evaluate the merger, Banc of America Securities delivered to the AdvancePCS board of directors its oral opinion, which was subsequently confirmed in writing, that, as of September 2, 2003 and based upon and subject to the various assumptions and limitations described in the written opinion, the merger consideration to be received by the holders of AdvancePCS common stock in the merger is fair from a financial point of view to such holders.

The full text of Banc of America Securities’ written opinion to the AdvancePCS board of directors which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex F to this joint proxy statement/prospectus, and is incorporated into this joint proxy statement/prospectus by reference. Holders of AdvancePCS common stock are encouraged to, and should, read the opinion carefully and in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion.

Banc of America Securities’ opinion was provided to the AdvancePCS board of directors to assist it in its consideration of the merger and relates only to the fairness from a financial point of view of the merger consideration to be received by the holders of AdvancePCS common stock in the merger. Banc of America Securities’ opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to the board of directors of AdvancePCS to enter into the merger or a recommendation to AdvancePCS or Caremark stockholders on how to vote at any meeting held in connection with the merger. Banc of America Securities’ opinion also does not in any manner address the prices at which AdvancePCS’s or Caremark’s common stock will trade following announcement or consummation of the merger. In furnishing its opinion, Banc of America Securities does not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor does Banc of America Securities admit that its opinion constitutes a “report” or “valuation” within the meaning of the Securities Act. Statements to this effect are included in Banc of America Securities’ opinion.

In arriving at its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements, including the Annual Reports on Form 10-K for the fiscal years ended March 31, 2003 and 2002 (in the case of AdvancePCS) and for the fiscal year ended December 31, 2002 (in the case of Caremark), the Quarterly Reports on Form 10-Q for the periods ended June 30, 2003 and December 31, 2002 (in the case of AdvancePCS) and for the periods ended June 30, 2003 and March 31, 2003 (in the case of Caremark), Reports on Form 8-K for the one year period ended August 27, 2003 and the definitive proxy statement for AdvancePCS’s 2002 Annual Meeting of Stockholders (in the case of AdvancePCS) and the definitive proxy statement for Caremark’s 2003 Annual Meeting of Stockholders (in the case of Caremark);

•	reviewed certain internal financial statements, including historical income statements, balance sheets and cash flow statements for the 2002 calendar year and the first six months of calendar year 2003, and other financial and operating data concerning AdvancePCS and Caremark, respectively;

•	analyzed income statement, balance sheet and cash flow statement forecasts of AdvancePCS prepared by the management of AdvancePCS and income statement, balance sheet and cash flow statement forecasts of Caremark prepared by the management of Caremark and AdvancePCS;

•	reviewed and discussed with senior executives of AdvancePCS and Caremark information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the managements of AdvancePCS and Caremark;

•	discussed the past and current operations, financial condition and prospects of AdvancePCS with senior executives of AdvancePCS and discussed the past and current operations, financial condition and prospects of Caremark with senior executives of Caremark;

•	reviewed the pro forma impact of the merger on Caremark’s EPS, cash flow, consolidated capitalization and financial ratios;

•	reviewed information prepared by members of senior management of AdvancePCS and Caremark relating to the relative contributions of AdvancePCS and Caremark to the combined company;

•	reviewed the reported prices and trading activity for AdvancePCS Class A common stock and Caremark common stock;

•	compared the financial performance of AdvancePCS and Caremark and the prices and trading activity of AdvancePCS Class A common stock and Caremark common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of AdvancePCS and Caremark and their financial and legal advisors;

•	reviewed the September 2, 2003 draft of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

Banc of America Securities did not assume any responsibility for independently verifying the accuracy or completeness of any of the financial or other information (including the information listed above) that it reviewed for purposes of its opinion. Instead, Banc of America Securities relied on the assumption that such information was accurate and complete. Banc of America Securities also made the following assumptions without independent verification or investigation:

•	with respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, that they have been reasonably prepared on bases reflecting the best currently available estimates of management of AdvancePCS and Caremark and good faith judgments of the future financial performance of AdvancePCS and Caremark;

•	as informed by AdvancePCS, that the merger will be treated as a tax-free reorganization for federal income tax purposes;

•	that the terms and conditions of the merger and the related transactions set forth in the final form of the merger agreement would not differ in any material respects from the terms set forth in the draft of the merger agreement reviewed by Banc of America Securities; and

•	that, in connection with the receipt of regulatory approvals required to consummate the merger, no conditions will be imposed upon AdvancePCS or Caremark that would have a material adverse effect on Caremark, AdvancePCS or the benefits expected to be derived by the merger.

Banc of America Securities based its opinion on financial, economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, September 2, 2003. Although subsequent developments may affect the Banc of America Securities opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.

The following description is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, the preparation of a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Banc of America Securities made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Banc of America Securities believes that selecting portions of its analyses and factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of such analyses, would create an incomplete view of the process underlying its analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described below. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described below should not be interpreted as Banc of America Securities’ view of the actual value of AdvancePCS, Caremark or the combined entity. Banc of America Securities arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view.

In performing its analyses, Banc of America Securities considered industry performance, regulatory matters, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AdvancePCS and Caremark. The estimates contained in Banc of America Securities’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the merger consideration to be received by the holders of AdvancePCS common stock in the merger and were provided to the AdvancePCS board in connection with the delivery of Banc of America Securities’ opinion for consideration by the AdvancePCS board of directors in its review of the merger. The analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies or businesses might actually be sold or the prices at which any securities may trade at any time in the future. Accordingly, the analyses and estimates used by Banc of America Securities in arriving at its opinion are inherently subject to substantial uncertainty.

The following is a summary of the material analyses contained in the presentation that was delivered to the AdvancePCS board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Banc of America Securities, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Valuation Analyses of AdvancePCS Common Stock

Calculation of AdvancePCS Per Share Value Implied in the Merger. Banc of America Securities calculated the per share value of AdvancePCS implied by the merger consideration as of August 27, 2003 to be $53.43. Banc of America Securities used Caremark’s closing share price on August 27, 2003, which was $24.85, to calculate the sum of the value of the stock portion of the per share consideration (the 1.935x exchange ratio (2.15 x 90%) multiplied by Caremark’s share price on such date) and the value of the cash portion of the per share consideration (0.215 (2.15 x 10%) multiplied by Caremark’s share price on such date).

Selected Publicly Traded Company Analysis. Banc of America Securities reviewed publicly available financial information of certain publicly traded companies in the pharmaceutical benefit management and distribution industries that operate comparable business models to both AdvancePCS and Caremark, including:

•	Accredo Health Inc.

•	Caremark

•	Express Scripts, Inc.

•	Medco Health Solutions, Inc.

•	MIM Corp.

•	Priority Healthcare Corporation

Banc of America Securities calculated various financial multiples for each company, including stock price divided by estimated calendar year EPS, which is referred to as CY 2003 and CY 2004 EPS. Banc of America Securities then noted the median, high and low of such multiples. The multiples were based on closing stock prices on August 27, 2003 and were calculated using First Call estimates for projected EPS and publicly available sources for other data. In determining the multiples for Caremark, Banc of America Securities adjusted Caremark’s stock price by subtracting the present value of Caremark’s net operating losses calculated on a per share basis (as computed by Banc of America Securities) from Caremark’s share price. The following table summarizes the results of this analysis:

	P/EPS
	CY2003E		CY2004P
Accredo Health	16.2	x	13.8	x
Caremark	21.9	x	17.8	x
Express Scripts	19.9	x	16.4	x
Medco	16.8	x	13.4	x
MIM	13.6	x	11.2	x
Priority Healthcare	17.9	x	14.8	x
Median	17.4	x	14.3	x

Banc of America Securities applied a range of selected implied multiples derived from its analysis to corresponding financial information for AdvancePCS to calculate a range of implied per share equity values for AdvancePCS. After factoring in other information relevant to the determination in their professional judgment, the range of implied multiples for CY 2003 and CY 2004 used by Banc of America Securities in the analysis was approximately between the median and the high end of the multiples in the table above. The financial information of AdvancePCS used in the analysis included estimated EPS for CY 2003 and 2004 based on information provided by AdvancePCS management. The analysis indicated an implied per share equity value reference range for AdvancePCS of $38.50-$47.00 (based on CY 2003 EPS) and $41.00-$49.00 (based on CY 2004 EPS), as compared to $53.43, the implied per share value calculated by Banc of America Securities to be received by AdvancePCS stockholders in the merger.

Selected Precedent Transactions Analysis. Banc of America Securities analyzed publicly available financial information relating to eight precedent transactions involving companies in the pharmaceutical benefit management and distribution industries that operate comparable business models to both AdvancePCS and Caremark.

Using publicly available information, Banc of America Securities calculated various financial multiples implied by the precedent transactions, including the enterprise value of each target company as a multiple of last twelve months EBITDA and the equity value of each target company as a multiple of last twelve months net income. Banc of America Securities noted the median of such multiples.

The following table summarizes the results of this analysis (“NA” is inserted where information necessary to determine a multiple was not publicly available and “NM” is inserted where the result was not meaningful):

Target	Acquirer	Enterprise Value/ LTM EBITDA		Equity Value/ LTM Net Income
National Prescription Administrators, Inc	Express Scripts, Inc	12.2	x	NA
PCS Health Systems, Inc.	Advance Paradigm Inc.	6.9	x	34.2	x
Foundation Health Pharmaceutical Services, Inc.	Advance Paradigm Inc.	9.2	x	16.1	x
Diversified Pharmaceutical Services, Inc.	Express Scripts, Inc.	9.5	x	NM
PCS Health Systems, Inc.	Rite Aid Corp.	19.5	x	42.0	x
Value Rx Inc.	Express Scripts, Inc.	9.1	x	53.8	x
Value Health, Inc. Corporation	Columbia/HCA Healthcare	8.0	x	16.5	x
Caremark	MedPartners Inc.	NA		25.7	x
	Median	9.2	x	29.9	x

Banc of America Securities then applied a range of selected implied multiples derived from its analysis to last twelve months EBITDA of AdvancePCS to calculate a range of implied per share equity values for AdvancePCS. This analysis indicated an implied per share equity value reference range for AdvancePCS of $33.00-$44.00, as compared to $53.43, the implied per share value calculated by Banc of America Securities to be received by AdvancePCS stockholders in the merger.

No company, transaction or business used in the Selected Publicly Traded Company Analysis or the Selected Precedent Transactions Analysis is identical to AdvancePCS or the merger. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions to which AdvancePCS and the merger were compared.

Discounted Cash Flow Analysis. Banc of America Securities conducted a discounted cash flow analysis to determine the implied equity value per AdvancePCS share based on AdvancePCS’s projected unlevered free cash flows (represents tax-effected earnings before interest expense and taxes, which is referred to as EBIT, plus depreciation and amortization less working capital and capital expenditure needs). In conducting the analysis, Banc of America Securities calculated the unlevered free cash flows that AdvancePCS was expected to generate during each fiscal year beginning with the fiscal year ending March 31, 2004 through the fiscal year ending March 31, 2009 based upon internal forecasts and operating assumptions provided by AdvancePCS management. Banc of America Securities also calculated terminal value multiples of AdvancePCS’s projected June 30, 2008 EBITDA ranging from 8.0x to 10.0x. The terminal value of a company is the multiple of the value that such company could be sold for in an arms length transaction at the end of the relevant period based on certain assumptions. Banc of America Securities then discounted the unlevered free cash flows and the range of terminal values to calculate the present values as of June 30, 2003, using a range of discount rates from 10.0% to 12.0%. Banc of America Securities selected the multiples and rates used in this analysis based on its professional judgment in relation to the nature, size, volatility and profitability of AdvancePCS’s business. This analysis indicated an implied equity value per AdvancePCS share of $47.50-$61.00, as compared to $53.43, the implied per share value calculated by Banc of America Securities to be received by AdvancePCS stockholders in the merger.

Valuation Analyses of Caremark Stock

Selected Publicly Traded Company Analysis. Banc of America Securities reviewed publicly available financial information of certain publicly traded companies in the pharmaceutical benefit management and distribution industries that operate comparable business models to both AdvancePCS and Caremark, including:

•	Accredo Health Inc.

•	AdvancePCS

•	Express Scripts, Inc.

•	Medco Health Solutions, Inc.

•	MIM Corp.

•	Priority Healthcare Corporation

Banc of America Securities calculated various financial multiples for each company, including stock price divided by estimated CY 2003 and CY 2004 EPS. Banc of America Securities then noted the median, high and low of such multiples. The multiples were based on closing stock prices on August 27, 2003 and were calculated using First Call estimates for projected EPS and publicly available sources for other data. The following table summarizes the results of this analysis:

	P/EPS
	CY2003E		CY2004P
Accredo Health	16.2	x	13.8	x
AdvancePCS	19.5	x	16.1	x
Express Scripts	19.9	x	16.4	x
Medco	16.8	x	13.4	x
MIM	13.6	x	11.2	x
Priority Healthcare	17.9	x	14.8	x
Median	17.4	x	14.3	x

Banc of America Securities applied a range of selected implied multiples derived from its analysis to corresponding financial information for Caremark to calculate a range of implied per share equity values for Caremark. Banc of America Securities selected such ranges based on its professional judgment after review of the median, high and low of such multiples. Banc of America Securities adjusted Caremark’s stock price by adding the present value of Caremark’s net operating losses calculated on a per share basis (as computed by Banc of America Securities) to the implied per share equity value for Caremark. The financial information of Caremark used in the analysis included estimated EPS for CY 2003 and 2004 based on information provided by AdvancePCS and Caremark managements. The analysis indicated an implied per share equity value reference range for Caremark of $21.00-$25.50 (based on 2003 EPS) and $22.50-$25.00 (based on 2004 EPS).

No company used in this Selected Publicly Traded Company Analysis is identical to Caremark. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the companies to which Caremark was compared.

Discounted Cash Flow Analysis. Banc of America Securities conducted a discounted cash flow analysis to determine the implied equity value per Caremark share based on Caremark’s projected unlevered free cash flows (represents tax-effected EBIT plus depreciation and amortization less working capital and capital expenditure needs). In conducting the analysis, Banc of America Securities calculated the unlevered free cash flows that Caremark was expected to generate during CY 2003 through 2008 based upon internal forecasts and operating assumptions provided by AdvancePCS and Caremark managements. Banc of America Securities also calculated terminal value multiples of Caremark’s projected June 30, 2008 EBITDA ranging from 8.0x to 10.0x. The terminal value multiple of a company is the multiple of the value that such company could be sold for in an arms length transaction at the end of the relevant period based on certain assumptions. Banc of America Securities selected the multiples and rates used in this analysis based on its professional judgment in relation to the nature, size, volatility and profitability of Caremark’s business. Banc of America Securities then discounted the unlevered free cash flows and the range of terminal values to calculate present values as of June 30, 2003, using a range of discount rates from 10.0% to 12.0%. This analysis indicated an implied equity value per Caremark share of $25.50-$32.50.

Other Analyses

In connection with the exchange ratio analysis and the contribution analysis described below, Banc of America Securities assumed a 100% stock transaction for analytical purposes. The exchange ratio implied by an all stock transaction was determined to be 2.150 and was calculated by converting the cash portion of the per share merger consideration into an implied number of shares of Caremark common stock (using the closing price of Caremark common stock on August 27, 2003) and adding the result to the 1.935 shares Caremark common stock forming the stock portion of the per share merger consideration.

Exchange Ratio Analysis. Banc of America Securities reviewed the historical ratio of closing price per share of AdvancePCS common stock to that of Caremark common stock for several time periods during the one-year period from August 27, 2002 to August 27, 2003.

The average exchange ratios for selected time periods during the last year and the premium of the implied exchange ratio of 2.15 to such average ratios is set forth below.

Time Period before August 27, 2003	Average Exchange Ratio		Implied Exchange Ratio Premium
Current (August 27, 2003)	1.612	x	33.4%
One Month	1.578	x	36.2%
Three Months	1.556	x	38.2%
Six Months	1.561	x	37.7%
One Year	1.482	x	45.1%
One Year High	1.687	x	27.4%
One Year Low	1.168	x	84.1%

Relative Contribution Analysis. Using financial information provided by management of AdvancePCS and Caremark, Banc of America Securities analyzed the relative contribution of AdvancePCS to the combined company’s estimated net income and EBITDA for CY 2003 and 2004 to derive an implied exchange ratio for a transaction. This analysis indicated the following:

	Implied Exchange Ratio
EBITDA—CY 2003E	1.953	x
EBITDA—CY 2004E	2.123	x
Net Income—CY 2003E	1.892	x
Net Income—CY 2004E	2.096	x

Miscellaneous

The type and amount of consideration payable in the merger were determined through negotiations between AdvancePCS and Caremark, rather than by any financial advisor, and were approved by the AdvancePCS board of directors. The decision to enter into the merger agreement was solely that of the AdvancePCS board of directors. Banc of America Securities’ opinion and the financial analyses described above were only one of a number of factors considered by the AdvancePCS board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the AdvancePCS board of directors or its management with respect to the merger or the type and amount of consideration payable in the merger.

Pursuant to the engagement letter between Banc of America Securities and AdvancePCS, AdvancePCS has agreed to pay Banc of America Securities a cash fee in an amount equal to 0.45% of the aggregate consideration payable in the merger, which fee is payable upon consummation of the merger. The aggregate fee earned by Banc of America Securities would be approximately $27.5 million based on the value of the aggregate consideration payable in the merger as of December 15, 2003. Banc of America Securities will not receive a fee if the proposed merger or another combination transaction between AdvancePCS and Caremark is not consummated. AdvancePCS has also agreed to reimburse Banc of America Securities for its reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ legal counsel, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against any and all losses, claims, damages, expenses and liabilities arising out of Banc of America Securities’ engagement.

Banc of America Securities or its affiliates have provided and may in the future provide financial advisory and financing services to AdvancePCS and Caremark and have received or may in the future receive fees for the rendering of these services. Bank of America, N.A., an affiliate of Banc of America Securities, serves as agent bank and is a lender under AdvancePCS’s and Caremark’s respective senior credit facilities and has received fees for the rendering of such services. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities of AdvancePCS and Caremark for its own account or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities. AdvancePCS provides prescription drug benefit services to employees of Banc of America Securities and its affiliates and receives fees for the rendering of such services.

Opinion of Merrill Lynch

On August 15, 2003, AdvancePCS retained Merrill Lynch to act as one of its financial advisors in connection with the proposed merger. As part of the engagement, AdvancePCS requested that Merrill Lynch deliver an opinion as to whether the merger consideration in the proposed merger was fair from a financial point of view to the holders of the AdvancePCS common stock. At the meeting of the AdvancePCS board of directors on September 2, 2003, Merrill Lynch made a presentation of certain financial analyses of the merger, as summarized below, and rendered its oral opinion to the AdvancePCS board of directors (subsequently confirmed in writing) that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the merger consideration in the proposed merger was fair from a financial point of view to the holders of the AdvancePCS common stock.

The full text of the opinion of Merrill Lynch, dated September 2, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Merrill Lynch in rendering its opinion, is attached as Annex G to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The summary of the Merrill Lynch fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Holders of AdvancePCS common stock are urged to read the entire opinion carefully. The Merrill Lynch opinion was prepared for, and is addressed to, the AdvancePCS board of directors and is directed to the fairness, from a financial point of view, of the merger consideration in the proposed merger. The Merrill Lynch opinion does not address the merits of the underlying decision by AdvancePCS to engage in the proposed merger and does not constitute a recommendation to any holder of AdvancePCS common stock as to how any such stockholder should vote with respect to the proposed merger or any other matter.

In furnishing its opinion, Merrill Lynch did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

In connection with rendering its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to AdvancePCS and Caremark that Merrill Lynch deemed to be relevant, principally consisting of public filings made by Caremark and AdvancePCS with the SEC, analyst research reports covering Caremark, AdvancePCS and the PBM industry generally, and media reports;

•	reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of AdvancePCS and Caremark, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Merrill Lynch by AdvancePCS;

•	conducted discussions with members of the senior management of AdvancePCS concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the proposed merger and the expected synergies;

•	reviewed the market prices and valuation multiples for AdvancePCS common stock and Caremark common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of AdvancePCS and Caremark and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the proposed merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of AdvancePCS and Caremark and their financial and legal advisors with respect to the proposed merger;

•	reviewed the potential pro forma impact of the merger; and

•	reviewed a draft of the merger agreement dated September 2, 2003.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of AdvancePCS or Caremark, nor did Merrill Lynch evaluate the solvency or fair value of AdvancePCS or Caremark under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of AdvancePCS or Caremark. With respect to the financial forecast information and the expected synergy information furnished to or discussed with Merrill Lynch by AdvancePCS or Caremark, Merrill Lynch assumed that all this information had been reasonably prepared and reflected the best currently available estimates and judgments of the management of AdvancePCS or Caremark as to the expected future financial performance of AdvancePCS or Caremark, as the case may be, and the expected synergies. Merrill Lynch further assumed that the proposed merger would be accounted for using the purchase method of accounting under GAAP and that the proposed merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft that it reviewed.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion and Merrill Lynch has no obligation to update, revise or reaffirm its opinion. Merrill Lynch assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the proposed merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger.

At the September 2, 2003 meeting of the AdvancePCS board of directors, and in connection with preparing its opinion for the board, Merrill Lynch made a presentation of certain financial analyses of the proposed merger.

The following is a summary of the material analyses contained in the presentation that was delivered to the AdvancePCS board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Calculation of Merger Consideration

Merrill Lynch calculated the implied value of the proposed merger consideration per share as of August 29, 2003, which equaled the aggregate value of (1) shares of Caremark common stock in an amount equal to the product of the exchange ratio of 2.150 and 0.90 and (2) cash in an amount equal to 0.10 multiplied by the product of the exchange ratio of 2.150 and the average of the per share closing sales prices of shares of Caremark common stock as reported on the NYSE Composite Transactions reporting system during the five consecutive day trading period that shares of Caremark common stock traded on the NYSE ending on (and including) the fifth day immediately prior to August 29, 2003. This calculation yielded a value of the proposed merger consideration for AdvancePCS stockholders of $53.06 per common share.

Merrill Lynch analyzed the aggregate proposed transaction value relative to several of AdvancePCS’s financial statistics, including: latest twelve months EBITDA, latest twelve months earnings before interest and tax, which is referred to as EBIT, and latest twelve months net income. In each case, the latest twelve month periods ended with June 30, 2003.

Ratio of Aggregate Proposed Transaction Value to:
Latest Twelve Month EBITDA	15.0x
Latest Twelve Month EBIT	17.1x
Ratio of Aggregate Proposed Offer Value to:
Latest Twelve Month Net Income	25.0x

Exchange Ratio Analyses

Merrill Lynch also calculated the historical and current exchange ratios based on the historical closing prices of AdvancePCS common stock and Caremark common stock for the two year period ending August 28, 2003, and assuming no premium was paid on the AdvancePCS stock. Merrill Lynch then compared the exchange ratio of 2.15 in the proposed transaction to the (1) exchange ratio implied by the closing prices of AdvancePCS and Caremark common stock on August 28, 2003, and (2) the average implied exchange ratio during the 2 week, 1 month, 3 month, 6 month, 1 year and 2 year periods ending on August 28, 2003.

	Exchange Ratios
Exchange ratio in proposed merger	2.150
Historical Exchange Ratios for Periods ending on August 28, 2003	Low	High	Average
Current	1.612
2 week	1.612	1.636	1.620
1 month	1.537	1.636	1.587
3 months	1.484	1.636	1.560
6 months	1.484	1.643	1.569
1 year	1.168	1.643	1.485
2 years	1.191	2.462	1.612

Premium Analyses

Merrill Lynch also calculated the premium represented by the proposed offer consideration relative to the closing price of AdvancePCS stock on August 28, 2003 and the historical trading prices of AdvancePCS common stock for the twelve month period ending August 28, 2003, as summarized in the following table:

	Price	Percentage
Implied Current Offer Consideration to(1):
Closing Market Price on August 28, 2003	$39.93	32.9%
Volume Weighted Average Price	$29.33	59.4%
Highest Trading Price	$44.10	20.3%

(1)	Proposed offer consideration is based upon an exchange ratio of 2.15 (the exchange ratio in the proposed transaction) and Caremark’s closing stock price of $24.68 on August 28, 2003.

Summary of Other Valuation Analyses

In its valuation analysis, Merrill Lynch also used several other methodologies, including a comparable company trading analysis using valuation multiples from selected publicly traded companies, a comparable transaction analysis using valuation multiples from selected transactions, a contribution analysis (assuming that 100% of the proposed offer consideration consisted of common stock of Caremark), a pro forma EPS accretion analysis and discounted cash flow analyses. Each of these methodologies was used to generate imputed valuation ranges which were then compared to the potential offer consideration, as discussed above. The aforementioned analyses implied a range of imputed per share valuations from $35.00 to $70.00. A summary of each of these valuation analyses is set forth below.

Comparable Public Company Trading Analyses

Using publicly available information, Merrill Lynch compared selected historical trading and projected operating and financial data of AdvancePCS with corresponding data for other publicly traded companies having a primary focus on pharmacy benefit management and market capitalizations in excess of $500 million. These companies are:

•	Caremark

•	Express Scripts, Inc.

•	Priority Healthcare Corp.

•	Accredo Healthcare Inc.

•	Medco Health Solutions, Inc.

Merrill Lynch used publicly available financial information and publicly available equity research, including estimates from First Call, to determine for each comparable company, among other matters, (1) enterprise value relative to CY 2003 estimated EBITDA, (2) enterprise value relative to CY 2003 estimated EBIT, (3) stock prices relative to CY 2004 estimated EPS and (4) stock prices relative to the product of (a) CY 2004 estimated earnings per share, (b) the projected 5-year estimated earnings per share growth rate and (c) 100, which is referred to as the PEG Ratio. For the purposes of this analysis, Merrill Lynch used the closing prices per share of common stock on August 28, 2003 as the applicable closing stock price for each comparable company and for AdvancePCS and Caremark. Merrill Lynch calculated the enterprise value of each comparable company and of AdvancePCS and Caremark as the fully diluted market value of common stock as of August 28, 2003 plus debt and preferred and minority interests, less cash.

	Enterprise value/CY 2003E EBITDA(1)		Enterprise value/CY 2003E EBIT(1)		Stock Price/ CY 2004E EPS(2)		PEG Ratio CY 2004E
AdvancePCS at Offer Price(3)	13.4	x	15.3	x	21.1	x	1.00	x
Caremark(4)	11.8	x	12.8	x	17.8	x	0.98	x
Express Scripts	10.6	x	12.1	x	16.7	x	0.76	x
Priority	10.1	x	11.5	x	15.8	x	0.75	x
AdvancePCS	10.1	x	11.4	x	15.2	x	0.71	x
Accredo	9.5	x	10.6	x	14.8	x	0.71	x
Medco Health	8.3	x	10.5	x	14.2	x	0.66	x

(1)	The estimates of 2003 EBITDA and EBIT for all comparable companies were obtained from Merrill Lynch research (if available) or otherwise from estimates of research analysts at other firms.
(2)	The consensus estimates of First Call as of August 28, 2003 were the sources for EPS data for all comparable companies.
(3)	Total diluted shares outstanding for AdvancePCS adjusted for additional shares issued under the 90% stock/10% cash proposed transaction structure at the implied price of $53.06 per share.
(4)	Market value of Caremark adjusted for the net present value of a net operating loss for income tax purposes, estimated at $1.68 per share.

Comparable Acquisitions Analyses

Merrill Lynch reviewed PBM company acquisitions between July 1993 and August 2003 where the total consideration paid was in excess of $200 million and for which publicly available information supplied by company reports and other publicly available sources was available. The total consideration paid in connection with these acquisitions, each of which is listed below, ranged from $222 million to $6 billion.

For these acquisition transactions, Merrill Lynch used financial information available from company reports and other publicly available sources to determine, for each of the acquired businesses, the transaction value (1) as a multiple of the target’s revenue calculated using an annualized figure based on the last completed quarter preceding the announcement of the acquisition and (2) as a multiple of the target’s EBITDA based on the annualization of the last completed quarter preceding the announcement of the acquisition. Below is a list of these 10 transactions:

Acquirer/Target
Express Scripts, Inc.	/ National Prescription Administrators, Inc.
Advance Paradigm Inc.	/ PCS Health Systems, Inc.
Merck-Medco Managed Care, L.L.C.	/ ProVantage Health Services, Inc.
Express Scripts, Inc.	/ Diversified Pharmaceutical Services, Inc.
Rite Aid Corp.	/ PCS Health Systems, Inc.
Express Scripts, Inc.	/ ValueRx Inc.
MedPartners/Mullikin, Inc.	/ Caremark International Inc.
Eli Lilly and Company	/ PCS Health Systems, Inc.
SmithKline Beecham Corporation	/ Diversified Pharmaceutical Services, Inc.
Merck & Co., Inc.	/ Medco Containment Services, Inc.

Merrill Lynch calculated the multiples for each of the precedent acquisition transactions listed above to compare to the multiple implied for AdvancePCS by the proposed transaction.

	Comparable transactions
	High		Mean		Median		Low		AdvancePCS
Annualized Revenue Multiple	19.9	x	3.3	x	1.0	x	0.2	x	0.4	x
Annualized EBITDA Multiple	72.8	x	24.0	x	14.4	x	7.2	x	15.0	x

No selected acquisition transaction identified above is identical to the proposed merger. A complete analysis involves considerations and judgments concerning differences in the selected acquisition transactions and other factors that could affect the premiums paid in such comparable transactions to which the proposed merger is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected acquisition transaction data.

Contribution Analysis

Merrill Lynch analyzed the implied equity ownership (adjusted for debt and a net operating loss) resulting from (1) projected EBITDA contribution in 2003, 2004 and 2005 of AdvancePCS and Caremark, (2) projected EBIT contribution in 2003, 2004 and 2005 of AdvancePCS and Caremark and (3) projected net income contribution in 2003, 2004 and 2005 of AdvancePCS and Caremark. The analysis resulted in an implied exchange ratio range of 1.81 to 2.08. This compares to the exchange ratio in the proposed merger of 2.15.

Pro Forma EPS Accretion Analysis

Merrill Lynch reviewed and analyzed the potential pro forma effect of the proposed merger on the future EPS of Caremark and the implied effect on AdvancePCS stockholders based on the exchange ratio in the merger of 2.15. For purposes of this analysis, Merrill Lynch analyzed information from 2003 through 2008 based upon AdvancePCS management estimates and publicly available sources for the future financial performance of AdvancePCS and Caremark as well as the pro forma cost savings and related expenses and synergies expected to result from the merger as furnished by the senior management of AdvancePCS. This analysis indicated that the proposed merger could be accretive to Caremark’s EPS in 2004 through 2008 after giving effect to potential synergies.

The financial forecasts that underlie this analysis are subject to substantial uncertainty, and accordingly, actual results may be substantially different.

Discounted Cash Flow Analyses of AdvancePCS and Caremark

Merrill Lynch performed discounted cash flow analyses of AdvancePCS as a stand-alone entity based on AdvancePCS management and publicly available research GAAP EPS financial estimates for the years 2003 through 2008. Merrill Lynch calculated a range of equity values per share of AdvancePCS common stock based upon the sum of the present value of AdvancePCS’s projected stream of after-tax free cash flows through 2008, plus the present value of AdvancePCS’s terminal value based on, alternatively, a range of multiples applied to its projected 2008 estimated EBITDA and a range of perpetual growth rates applied to its projected 2008 estimated free cash flow. In conducting these analyses, Merrill Lynch used discount rates ranging from 10% to 12%, terminal value multiples applied to 2008 estimated EBITDA ranging from 7x to 9x and terminal value perpetual growth rates applied to 2008 estimated free cash flow ranging from 3% to 4%. The discount rates utilized in this analysis were based upon Merrill Lynch’s estimate of the equity cost of capital of AdvancePCS after taking into account the estimated betas of an industry comparable group. This analysis yielded an implied equity value per AdvancePCS share of $42.27-$63.47.

Merrill Lynch also performed discounted cash flow analyses of Caremark as a stand-alone entity. The analyses were based on Caremark management’s GAAP EPS financial estimates for the year 2003. For the years 2004 through 2008, Merrill Lynch used a combination of guidance from AdvancePCS’s management on Caremark projections and other publicly available sources. Merrill Lynch calculated a range of equity values per share of Caremark common stock based upon the sum of the present value of Caremark’s projected stream of after-tax free cash flows through 2008, plus the present value of Caremark’s terminal value based on, alternatively, a range of multiples applied to its projected 2008 estimated EBITDA and a range of perpetual growth rates applied to its projected 2008 estimated free cash flow. In conducting this analysis, Merrill Lynch used discount rates ranging from 10% to 12%, terminal value multiples applied to 2008 estimated EBITDA ranging from 7x to 9x and terminal value perpetual growth rates applied to 2008 estimated free cash flow ranging from 3% to 4%. The discount rates utilized in this analysis were based upon Merrill Lynch’s estimate of the equity cost of capital of Caremark after taking into account the estimated betas of an industry comparable group. This analysis yielded an implied equity value per Caremark share of $21.87-$31.90.

General Matters

In connection with the review of the proposed merger by the AdvancePCS board of directors, Merrill Lynch performed a variety of financial and comparable analyses for purposes of rendering its opinion. The above summary of these analyses does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. In arriving at its opinion, Merrill Lynch considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factor considered by it. Furthermore, Merrill Lynch believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of their analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Merrill Lynch with respect to the actual value of AdvancePCS, Caremark or the combined entity.

In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, AdvancePCS or Caremark. Any estimates contained in the analyses of Merrill Lynch are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Merrill Lynch of the fairness of the merger consideration, from a financial point of view, to the holders of AdvancePCS common stock and were prepared in connection with the delivery by Merrill Lynch of its opinion to the AdvancePCS board of directors. The analyses do not purport to be appraisals or to reflect the prices at which the shares of AdvancePCS common stock or Caremark common stock will trade following the announcement or consummation of the proposed merger.

The merger consideration and other terms of the proposed merger were determined through arms’ length negotiations between AdvancePCS and Caremark, rather than by any financial advisor, and were approved by the AdvancePCS board of directors. Merrill Lynch did not recommend any specific amount or form of merger consideration to the AdvancePCS board of directors or that any specific amount or form of merger consideration constituted the only appropriate consideration for the proposed merger. The opinion of Merrill Lynch was one of many factors taken into consideration by the AdvancePCS board of directors in making its determination to approve the proposed merger. The analyses of Merrill Lynch summarized above should not be viewed as determinative of the opinion of the AdvancePCS board of directors with respect to the value of AdvancePCS, Caremark or the combined entity or of whether the AdvancePCS board of directors would have been willing to agree to a different amount or form of merger consideration.

The AdvancePCS board of directors selected Merrill Lynch as its financial advisor because of its reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the proposed merger and because Merrill Lynch is familiar with AdvancePCS and its business. As part of its investment banking and financial advisory business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Merrill Lynch provides a full range of financial advisory and securities services. In the past, Merrill Lynch has provided financial advisory and other financing services to AdvancePCS. Merrill Lynch has received fees for those services and also may provide such services to AdvancePCS or Caremark in the future for which it would expect to receive fees. In the ordinary course of its business, Merrill Lynch may actively trade AdvancePCS or Caremark securities for its own account or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

Under the terms of a separate letter agreement, dated August 15, 2003, AdvancePCS engaged Merrill Lynch as financial advisor in connection with the proposed merger and requested that Merrill Lynch render an opinion as to whether the consideration (or exchange ratio) to be paid in the proposed transaction is fair from a financial point of view to AdvancePCS and to the AdvancePCS stockholders (other than Caremark). Pursuant to its letter agreement with Merrill Lynch, AdvancePCS agreed to pay Merrill Lynch a fee of $1 million payable upon consummation of the proposed merger. Merrill Lynch will not receive a fee if the proposed merger or another combination transaction between AdvancePCS and Caremark is not consummated. Under the letter agreement, whether or not the proposed merger or another combination transaction is consummated, AdvancePCS also agreed to reimburse Merrill Lynch for its reasonable expenses incurred in connection with the engagement and to indemnify Merrill Lynch and related parties for certain liabilities arising out of its engagement.

Interests of AdvancePCS Directors and Officers in the Merger

In considering the recommendation of the AdvancePCS board of directors with respect to the merger, AdvancePCS stockholders should be aware that certain members of the AdvancePCS board of directors and executive officers of AdvancePCS have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of the AdvancePCS stockholders generally. The AdvancePCS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation. David D. Halbert, Jon S. Halbert and T. Danny Phillips are members of AdvancePCS’s board of directors and are also executive officers of AdvancePCS. The executive officers of AdvancePCS who have entered into employment agreements with AdvancePCS and hold stock options which will vest and become exercisable immediately prior to the consummation of the merger, as discussed in more detail below, are: David D. Halbert, Jon S. Halbert, T. Danny Phillips, Yon Y. Jorden, Rudy Mladenovic, John H. Sattler, R.Ph., Susan S. de Mars, Laura I. Johansen, Leslie Simmons, Steven C. Mizell and Craig S. Schub. The employment agreements and interests in AdvancePCS stock options are interests of the above-mentioned officers of AdvancePCS in the merger that are in addition to and different from the interests of AdvancePCS stockholders generally. Also, as discussed more fully below, two of AdvancePCS’s directors, Ramsey A. Frank and Paul S. Levy, are principals of JLL, which has entered into a registration rights agreement with Caremark. The interest of these two directors in JLL and the benefits derived from the registration rights agreement are in addition to and different from the interests of AdvancePCS stockholders generally.

David D. Halbert, Jon S. Halbert and T. Danny Phillips, directors and executive officers of AdvancePCS, all participated on behalf of AdvancePCS in merger negotiations with Caremark.

The completion of the merger will constitute a change in control for purposes of each of the plans and agreements, other than the registration rights agreement, described below.

Employment Arrangements

AdvancePCS has entered into employment agreements with, among others, each of its executive officers, David D. Halbert, Jon S. Halbert, Danny Phillips, Yon Y. Jorden, Rudy Mladenovic, John H. Sattler, R. Ph., Susan de Mars, Laura I. Johansen, Leslie Simmons, Steven C. Mizell and Craig S. Schub.

Under David D. Halbert’s employment agreement, if David D. Halbert’s employment is terminated by AdvancePCS without good cause or if David D. Halbert terminates his employment for good reason (each as defined in the employment agreement), then David D. Halbert is entitled to receive (1) an aggregate severance payment equal to three times his combined annual salary and target bonus, (2) a pro rata target bonus for the year of termination, (3) full vesting of options previously awarded to David D. Halbert and (4) continuation of welfare benefits (including health and life insurance), for a period of three years. David D. Halbert has one year to exercise his vested stock options following termination of employment. The completion of the merger will constitute good reason under David D. Halbert’s employment agreement.

Under Yon Jorden’s employment agreement, if the completion of the merger results in the termination of her employment with AdvancePCS within one year prior to or one year following such completion (other than a termination as a result of cause, disability or death) or, if Yon Jorden terminates her employment for good reason within one-year prior to, or within one-year following, the occurrence of a change in control (each as defined in the employment agreement), she will be entitled to (1) a severance payment in an amount equal to two times the sum of her base salary, annual automobile allowance and target bonus, (2) a pro rata target bonus for the year of termination, (3) full vesting of options previously awarded Yon Jorden and (4) continuation of welfare benefits for a period of two years. Also, the unpaid balance of a loan previously made to Yon Jorden by AdvancePCS in the principal amount of $200,000 in connection with the purchase of a home will be reduced automatically to zero in the event Yon Jorden is terminated following a change in control.

Under their employment agreements, AdvancePCS’s executive officers, other than David D. Halbert and Yon Jorden, would receive the following payments and benefits in the event there occurs a termination of the executive officer’s employment by AdvancePCS without cause following a change in control, or if the executive officer terminates his or her employment for good reason following a change in control (each as defined in the respective employment agreements): (1) a severance payment equal to two times the sum of the executive officer’s base salary, annual automobile allowance and target bonus, (2) a pro rata target bonus for the year of termination, to the extent not already paid under the terms of an AdvancePCS bonus plan, (3) full vesting of options previously awarded to the executive officer and (4) continuation of welfare benefits for a period of two years. Also, the unpaid balance of a loan previously made to Steven Mizell in the principal amount of $185,000 in connection with the purchase of a home will be reduced automatically to zero in the event that Steven Mizell’s employment is terminated following a change in control.

Under their employment agreements, Jon S. Halbert, Danny Phillips, Leslie Simmons and Laura I. Johansen may terminate their employment with AdvancePCS for good reason if there is a change in the chief executive officer of AdvancePCS.

If any of the total payments made to the executive officers would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, AdvancePCS will make a “gross-up” payment to the executive such that, after taking into account all taxes under Section 4999 applicable to the executive, the executive retains an amount of the gross-up payment equal to the excise tax imposed on the total payments.

If the employment of an AdvancePCS executive officer is terminated following the merger under circumstances entitling the executive officer to benefits under the employment agreements, the approximate cash amount of the severance payment that would be paid under such agreements (not including any gross-up payments) would be (i) for the following executive officers, who are collectively referred to as the named executives, $6,948,600 for David D. Halbert, $2,006,000 for Jon Halbert, $1,530,000 for Danny Phillips, and $1,498,040 for Yon Jorden, respectively, and (ii) for the executive officers other than the named executives: $5,522,525 in the aggregate.

Equity-Based Awards

A number of options held by executive officers of AdvancePCS, including the named executives, under the equity compensation plans maintained by AdvancePCS will vest and become fully exercisable immediately prior to the completion of the merger. Based upon options outstanding as of January 13, 2004, the number of unvested options to acquire shares of AdvancePCS common stock held by David D. Halbert, Jon S. Halbert, Danny Phillips and Yon Jorden that will become fully vested and exercisable as a result of the merger is 1,665,500 in the aggregate. The number of unvested options to acquire shares of AdvancePCS common stock held by the executive officers (other than the named executives) that will become fully vested and exercisable as a result of the merger is 528,417 in the aggregate.

In connection with the merger, each AdvancePCS option that is outstanding immediately prior to the completion of the merger will remain outstanding following the completion of the merger and will be converted into the right to acquire shares of Caremark common stock as described in the section entitled “—Treatment of AdvancePCS Stock Options” beginning on page 79. Based on the number of AdvancePCS options outstanding as of January 13, 2004, a total of 6,639,430 AdvancePCS options held by AdvancePCS’s executive officers and directors will be so converted upon completion of the merger.

Corporate Officer Incentive Plan

Under the Amended and Restated Corporate Officer Incentive Plan, which was approved by AdvancePCS stockholders last year, AdvancePCS is required to pay in connection with a change in control to each participant, including the executive officers, a pro-rated award (based on the number of days that have elapsed during the performance period though the date of the change in control) of no less than the target level (as defined in the plan) designated for each participant pursuant to the plan, or the amount which is calculated based on the performance goal level(s) achieved through the date of the change in control, and projected over the entire performance period, if greater.

Bonus participation levels for executives under the Corporate Officer Incentive Plan are based on various qualitative and quantitative factors, as determined by AdvancePCS’s Compensation Committee, that reflect each participating officer’s position, level of responsibility, and ability to impact AdvancePCS’s profitability and financial success. For fiscal year 2004, the predetermined corporate performance targets for purposes of the Corporate Officer Incentive Plan are as follows: earnings per share, a percentage increase in mail prescription growth from the prior year and a percentage increase in specialty (chronic prescription) growth from the prior year. Each participating executive’s bonus is determined based on the achievement of these corporate performance goals, individual performance and the executive’s participation level.

Target bonus amounts for each participating executive officer for fiscal year 2004 are as follows: David D. Halbert: 100% of base salary, Jon S. Halbert: 70% of base salary, Danny Phillips: 70% of base salary, Yon Y. Jorden: 60% of base salary, Rudy Mladenovic: 70% of base salary, and John H. Sattler, R.Ph.: 70% of base salary. Accordingly, if the completion of the merger occurs in fiscal year 2004, and assuming that such bonuses were paid out at target for fiscal year 2004, each such executive officer would receive a pro-rated portion of such officer’s bonus, based on the number of days elapsed during the fiscal year as of the date of the change in control.

Registration Rights Agreement

Two AdvancePCS directors, Ramsey A. Frank and Paul S. Levy, are principals of JLL. JLL and Caremark have entered into a registration rights agreement in which Caremark has agreed, among other things, to file up to two registration statements under the Securities Act, and use its best efforts to effect such registrations, to assist JLL in selling Caremark common stock received by it in the merger. JLL also has the right to request that Caremark add JLL’s Caremark common stock to any registration statement that Caremark files for itself, subject to a limit of two such registrations. As of the date of this joint proxy statement/prospectus, JLL beneficially owns [        ] shares of AdvancePCS Class B-1 common stock representing approximately [        ]% of the outstanding AdvancePCS common stock and approximately [        ]% of outstanding AdvancePCS Class B-1 and Class B-2 common stock, considered as a single class, in each case, on a fully diluted basis. The registration rights agreement covers Caremark common stock issuable to JLL in the merger in exchange for its shares of AdvancePCS Class B-1 common stock and such shares are subject to adjustment as provided in the registration rights agreement. See the section entitled “Registration Rights Agreement” beginning on page 102.

Form of Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Cougar Merger Corporation, a wholly owned subsidiary of Caremark formed for the purposes of the merger, will be merged with and into AdvancePCS. AdvancePCS will survive the merger as a wholly owned subsidiary of Caremark.

Effective Time of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such later time as agreed upon by Caremark and AdvancePCS and as specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to completion of the merger set forth in the merger agreement.

Management and Operations Following the Merger

Upon completion of the merger, the board of directors of Caremark will be expanded to consist of 14 members, which will include the existing board of directors of Caremark and three members proposed by AdvancePCS. The Caremark directors who will serve on the board of the combined company are expected to be Edwin M. Banks, C. David Brown II, Colleen Conway-Welch, E. Mac Crawford, Harris Diamond, A.D. Frazier, Jr., Kristen Gibney Williams, Edward L. Hardin, Jr., Roger L. Headrick, Ted H. McCourtney and C.A. Lance Piccolo.

Under the merger agreement, Caremark agreed to use its reasonable best efforts to appoint three of AdvancePCS’s current independent directors or such other nominees that are proposed by AdvancePCS to the board of directors of the combined company. Pursuant to the terms of the merger agreement, these director nominees must be acceptable to Caremark upon evaluation in accordance with Caremark’s corporate governance guidelines and practices. See the section entitled “The Merger Agreement—Board of Directors of the Combined Company” beginning on page 100. The three AdvancePCS director-nominees expected to serve on Caremark’s board of directors following the merger are George Poste, Jean-Pierre Millon and Michael D. Ware. Information concerning these director-nominees is set forth in the section entitled “AdvancePCS Annual Meeting—Proposal 2. Election of Directors” beginning on page 121.

Upon completion of the merger, E. Mac Crawford will serve as the combined company’s Chairman and Chief Executive Officer, A.D. Frazier, Jr. will serve as the combined company’s President and Chief Operating Officer, Howard A. McLure will serve as the combined company’s Executive Vice President and Chief Financial Officer and Edward L. Hardin, Jr. will serve as the combined company’s Executive Vice President and General Counsel.

Consideration to be Received in the Merger

For a description of the consideration to be received in the merger, see the section entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 85.

Procedures for Exchange of Certificates

For a summary of the procedures for the exchange of AdvancePCS common stock certificates, see the section entitled “The Merger Agreement—Procedures for Exchange of Certificates” beginning on page 85.

Listing of Caremark Common Stock

It is a condition to the completion of the merger that the Caremark common stock issuable in the merger or upon exercise of options or warrants to purchase Caremark common stock issued in substitution for AdvancePCS options or warrants be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of AdvancePCS Common Stock

If the merger is completed, AdvancePCS Class A common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

Regulatory Approvals Required for the Merger

The merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission and state antitrust authorities to determine whether the merger complies with applicable state and federal antitrust laws. Under the provisions of the HSR Act, the merger may not be completed until after each of Caremark and AdvancePCS have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and a required waiting period has expired or been terminated. Caremark and AdvancePCS each filed the required notification and report forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on September 10, 2003. The U.S. Federal Trade Commission issued a request for additional documents and information to both companies on October 10, 2003, extending the applicable waiting period until 30 days after both parties have substantially complied with these requests. In addition, the attorneys general of a number of states have sought information from Caremark and AdvancePCS about the transaction. The states have informed Caremark and AdvancePCS that they plan to coordinate their review with the U.S. Federal Trade Commission. Caremark and AdvancePCS have cooperated and will continue to cooperate with any such states in their review.

Material U.S. Federal Income Tax Considerations

The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 81.

Accounting Treatment

Caremark prepares its financial statements in accordance with GAAP. The merger will be accounted for using the purchase method of accounting with Caremark being considered the acquirer of AdvancePCS for accounting purposes. This means that Caremark will allocate the purchase price to the fair value of assets acquired and liabilities assumed from AdvancePCS at the acquisition date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Restrictions on Sales of Shares of Caremark Common Stock Received in the Merger

Caremark common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any AdvancePCS stockholder who may be deemed to be an “affiliate” of Caremark or AdvancePCS for purposes of Rule 145 under the Securities Act.

Under Rule 145, former AdvancePCS stockholders who were affiliates of AdvancePCS at the time of the AdvancePCS annual meeting and who are not affiliates of Caremark after the completion of the merger, may sell their Caremark common stock at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. Further, so long as such former AdvancePCS affiliates are not considered affiliates of Caremark following the completion of the merger, and a period of at least one year has elapsed from the completion of the merger, such former affiliates may sell their Caremark common stock without regard to the volume and sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about Caremark in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of Caremark and have not been for at least three months prior to such sale, such former affiliates may freely sell their Caremark common stock. Former AdvancePCS stockholders who become affiliates of Caremark after completion of the merger will still be subject to the volume and sale limitations of Rule 144 under the Securities Act until each such stockholder is no longer an affiliate of Caremark. This joint proxy statement/prospectus does not cover resales of Caremark common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Employee Plans and Benefits and Employment Contracts

From and after the effective time of the merger, AdvancePCS will maintain each of its benefit plans (as defined in the merger agreement) and each of its generally applicable employment related policies and practices as in effect immediately before the effective time of the merger, except as expressly agreed between AdvancePCS and Caremark, or, if any AdvancePCS benefit plan has only one participant, the maintenance of such plan shall be determined by agreement between such participant and Caremark, for a transition period of time. The transition period will vary for each benefit plan and will be set by Caremark based on the time deemed necessary to complete a reasonable transition for AdvancePCS employees participate in the benefit plan to participating in a comparable Caremark benefit plan maintained for similarly situated employees of Caremark, provided that:

•	no transition period for any AdvancePCS benefit plan will end before the sooner to occur of six months following the effective time of the merger or December 31, 2004, which is referred to as the transition period;

•	Caremark will adopt transition rules to prevent any loss of credit for participant and employer contributions (but only to the extent recorded on the books and records of AdvancePCS), payments, co-payments and the like if a transition period for an AdvancePCS benefit plan ends before the end of the plan year for such plan;

•	AdvancePCS will continue to maintain each such AdvancePCS benefit plan subject to the same rights AdvancePCS had immediately prior to the effective time of the merger to administer, amend and terminate such plan; and

•	AdvancePCS’s severance plans and policies will be continued to the extent provided in the AdvancePCS retention plan as described below.

The AdvancePCS retention plan, whose material terms are outlined in Exhibit B to the merger agreement attached to this joint proxy statement/prospectus as Annex A, contains the following principal terms:

•	minimum eligibility requirements, including the need to be a full-time regular or part-time regular employee at a Vice President level or below and remain in good standing;

•	retention payments based on AdvancePCS employee grade levels and percentages of base salary, varying from 3% for the most junior grade eligible employees to 16% for Vice Presidents, based on meeting employee and client retention targets, up to an aggregate cost of $18 million for the entire AdvancePCS retention plan, will be paid out over one year following the effective time of the merger;

•	all AdvancePCS stock options will remain outstanding and be converted into Caremark stock options, will not expire to the extent not exercised prior to the merger, and will continue vesting according to their original terms; and

•	the maintenance of all AdvancePCS benefit plans for the transition period described above.

AdvancePCS will continue, after the effective time of the merger, to maintain its generally applicable employment related policies and practices, including those related to vacation time, sick leave, personal time off and the like, for a transition period which may be different for each such policy or practice and which period shall be set by Caremark based on the time deemed necessary to effect a reasonable transition for such employees from being subject to any such policy or practice to being subject to a comparable Caremark policy or practice, if any, for similarly situated employees of Caremark or its subsidiaries, provided, however, that, after the effective time of the merger, Caremark will or will cause the surviving corporation to honor all vacation, sick time and other paid time off that has been accrued but unused by employees of AdvancePCS or its subsidiaries immediately prior to the effective time of the merger, in each case solely to the extent AdvancePCS has properly accrued for all such vacation, sick time and other paid time off on the AdvancePCS financial statements; and provided, further, that no transition period for AdvancePCS’s policies relating to vacation time, sick leave, personal time off and the like will end before the last day of the transition period referred to above.

Caremark has agreed to treat an individual’s employment as an employee of AdvancePCS or its subsidiaries the same as employment as an employee of Caremark for purposes of satisfying any service or eligibility requirement under any Caremark benefit plan (as defined in the merger agreement) and to determine the extent to which a benefit earned under such a plan is non-forfeitable if such individual is employed as an employee by AdvancePCS or its subsidiaries as of the effective time of the merger. Caremark has also agreed to provide to individuals who are employed by AdvancePCS or its subsidiaries as of the effective time of the merger and who remain employed by Caremark or a subsidiary of Caremark after the effective time of the merger with employee compensation and benefits that are comparable in all material respects with the compensation and benefits that Caremark provides to similarly-situated employees of Caremark and its subsidiaries.

From and after the effective time of the merger, Caremark will, or will cause AdvancePCS to honor in accordance with their terms all benefits and obligations under the specified AdvancePCS employment agreements disclosed to Caremark and the AdvancePCS retention plan.

For purposes of all plans and agreements, Caremark and AdvancePCS agreed that the completion of the merger will constitute a “change in control” or “change of control” or similar transaction.

Treatment of AdvancePCS Stock Options

All AdvancePCS stock options, whether or not exercisable and whether or not vested, that are outstanding as of the effective time of the merger will remain outstanding following the effective time of the merger and will be assumed by Caremark as described below.

At the effective time of the merger, AdvancePCS stock options will be exchanged for stock options to purchase shares of Caremark common stock on the same terms and conditions as set forth in each option holder’s current governing option document, except that each such option to purchase shares of Caremark common stock will be exercisable for that number of shares of Caremark common stock equal to the number of shares of AdvancePCS common stock previously subject to the corresponding AdvancePCS stock option multiplied by 2.15 at an exercise price equal to the current exercise price of the corresponding AdvancePCS stock option divided by 2.15 (rounded to the nearest full cent).

At the effective time of the merger, unvested AdvancePCS stock options that do not accelerate upon a change of control or similar transaction will not vest but will be exchanged for unvested stock options to purchase shares of Caremark common stock on the same terms and conditions as set forth in each option holder’s current document governing such AdvancePCS stock option.

Unvested AdvancePCS stock options that accelerate upon a change of control or similar transaction under the terms of the AdvancePCS stock option plan pursuant to which such stock option was granted or under the agreement that governs such AdvancePCS stock option, will vest and become fully exercisable immediately prior to the effective time of the merger.

Except as summarized above, each AdvancePCS stock option converted into a Caremark stock option will remain subject to the terms and conditions as originally issued under the applicable AdvancePCS stock option plan. In addition, as soon as practicable but in no event later than five business days after the effective time of the merger, Caremark will register the shares of Caremark common stock subject to converted AdvancePCS stock options by filing an effective registration statement with the SEC.

Treatment of AdvancePCS Warrants

In the merger agreement, Caremark and AdvancePCS agree to take all corporate action and use prompt and reasonable commercial efforts to cause all outstanding warrants to be assumed by Caremark at the effective time of the merger. Subject to the foregoing, at the effective time of the merger, all outstanding warrants to purchase shares of AdvancePCS common stock will be assumed by Caremark and entitle the holder to acquire shares of Caremark common stock on the same terms and conditions as in effect immediately prior to the effective time of the merger, except that each of the warrants will then be exercisable for that number of shares of Caremark common stock equal to the number of shares of AdvancePCS common stock previously subject to the corresponding AdvancePCS warrant multiplied by 2.15 at an exercise price equal to the current exercise price of the corresponding AdvancePCS warrant divided by 2.15.

Certificate of Incorporation; Bylaws of AdvancePCS

Upon completion of the merger of Cougar Merger Corporation, a wholly owned subsidiary of Caremark formed solely for purposes of the merger, with and into AdvancePCS, the certificate of incorporation of AdvancePCS, as the surviving corporation, will be amended to be a certificate of incorporation that is more appropriate for a wholly owned subsidiary and, as so amended, will be the certificate of incorporation of the surviving corporation. Additionally, the bylaws of Cougar Merger Corporation as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation until otherwise changed or amended. AdvancePCS will survive the merger with Cougar Merger Corporation as a wholly owned subsidiary of Caremark governed by Delaware law and will be named AdvancePCS immediately after the merger.

Appraisal Rights

Under Delaware law, holders of AdvancePCS common stock are entitled to appraisal rights in connection with the merger. See the section entitled “Appraisal Rights” beginning on page 223.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the merger to AdvancePCS stockholders upon their exchange of AdvancePCS common stock for Caremark common stock and cash pursuant to the merger. This summary is based on provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This summary is limited to AdvancePCS stockholders that hold their shares as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be applicable to AdvancePCS stockholders in light of their particular circumstances or to AdvancePCS stockholders subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or AdvancePCS stockholders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain U.S. expatriates;

•	AdvancePCS stockholders that hold AdvancePCS common stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	AdvancePCS stockholders whose functional currency is not the U.S. dollar;

•	AdvancePCS stockholders who acquired AdvancePCS common stock through the exercise of employee stock options or otherwise as compensation;

•	AdvancePCS stockholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Furthermore, this summary does not address any aspect of state, local or foreign laws, or any federal laws other than those pertaining to income taxation.

General U.S. Federal Income Tax Considerations of the Merger to AdvancePCS Stockholders

The obligation of AdvancePCS to consummate the merger is conditioned on its receipt of an opinion of Skadden Arps, dated as of the closing date of the merger, to the effect that, on the basis of the facts, assumptions, representations and covenants set forth or referred to therein, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, the obligation of Caremark to consummate the merger is conditioned on its receipt of an opinion of King & Spalding, dated as of the closing date of the merger, to the effect that, on the basis of the facts, assumptions, representations and covenants set forth or referred to therein, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Neither AdvancePCS nor Caremark will waive the closing condition regarding its receipt of an opinion of counsel regarding tax matters without resoliciting the approval of its stockholders after providing appropriate disclosure, and neither Caremark nor AdvancePCS has any intention to waive its condition regarding receipt of such tax opinion as of the date of this joint proxy statement/prospectus. None of the opinions referred to in this paragraph or the opinions stated below will be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the merger. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.

In addition, in connection with the filing of the registration statement of which this document forms a part, Skadden Arps and King & Spalding have delivered to AdvancePCS and Caremark, respectively, their opinions, dated as of the effective date of such registration statement, that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Such opinions and the opinions set forth below have been rendered on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with this joint proxy statement/prospectus and the merger agreement. These opinions and the opinions set forth below also have been rendered on the basis of representations, including those contained in officers’ certificates of AdvancePCS and Caremark, all of which must be true and accurate in all respects as of the effective date of the registration statement and must continue to be true and accurate in all respects as of the effective time of the merger, and on covenants. If any of those assumptions or representations are inaccurate, incomplete or untrue or any of the covenants are breached, the conclusions contained in the opinions referred to in this paragraph or stated below could be affected.

The discussion set forth below, subject to the limitations and qualifications set forth herein, constitutes the opinion of Skadden Arps and of King & Spalding as to the material U.S. federal income tax consequences to an AdvancePCS stockholder of the exchange of AdvancePCS common stock for Caremark common stock and cash pursuant to the merger:

•	An AdvancePCS stockholder that realizes gain will be required recognize that gain in an amount equal to the lesser of (1) the amount of cash received by the stockholder in the merger (excluding cash received instead of a fractional share, as discussed below) and (2) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Caremark common stock received by the stockholder in the merger over (b) that stockholder’s adjusted tax basis in the AdvancePCS common stock exchanged by the stockholder in the merger. For this purpose, an AdvancePCS stockholder must calculate gain or loss separately for each identifiable block of AdvancePCS common stock exchanged by the stockholder in the merger.

•	An AdvancePCS stockholder will not be permitted to recognize any loss in the merger (except in connection with cash received instead of a fractional share, as discussed below).

•	The gain recognized by an AdvancePCS stockholder in the merger generally will constitute capital gain, unless, as discussed below, the receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case that gain will be treated as dividend income to the extent of the stockholder’s ratable share of AdvancePCS’s accumulated earnings and profits.

•	Any gain recognized by an AdvancePCS stockholder in the merger that is treated as a capital gain will constitute long-term capital gain if the stockholder’s holding period for the AdvancePCS common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain.

•	The aggregate tax basis of the shares of Caremark common stock received by an AdvancePCS stockholder in exchange for AdvancePCS common stock pursuant to the merger (before reduction for the basis in any fractional share of Caremark common stock for which cash is received) will be the same as the aggregate tax basis of the stockholder’s AdvancePCS common stock, decreased by the amount of cash received by the stockholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain or dividend income recognized by the stockholder in the merger (excluding any gain recognized as a result of cash received instead of a fractional share).

•	The holding period of the shares of Caremark common stock received by an AdvancePCS stockholder in the merger will include the holding period of the stockholder’s AdvancePCS common stock exchanged for Caremark common stock.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized by an AdvancePCS stockholder will be treated as capital gain or as a dividend will depend upon whether, and to what extent, the merger reduces the AdvancePCS stockholder’s deemed percentage stock ownership interest in Caremark, as well as upon such stockholder’s particular circumstances. For purposes of this determination, an AdvancePCS stockholder will be treated as if the stockholder first exchanged all of its AdvancePCS common stock solely for Caremark common stock (instead of the combination of Caremark common stock and cash actually received) and then Caremark immediately redeemed a portion of that Caremark common stock in exchange for the cash that the stockholder actually received in the merger (excluding cash received instead of a fractional share). The gain recognized will be treated as capital gain if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to the AdvancePCS stockholder.

In general, the deemed redemption will be “substantially disproportionate” with respect to an AdvancePCS stockholder if the stockholder experiences at least a 20% reduction in its interest in Caremark as a result of the deemed redemption. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the AdvancePCS stockholder’s deemed percentage stock ownership of Caremark common stock. The Internal Revenue Service has indicated that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs will experience a “meaningful reduction” if that stockholder experiences any reduction in its percentage stock ownership in connection with a transaction such as the merger. In applying the foregoing tests, a stockholder will, under the constructive ownership rules, be deemed to own stock that is owned by certain related persons or entities or with respect to which the stockholder owns options, in addition to the stock actually owned by that stockholder. Any dividend income recognized in the merger by individual AdvancePCS stockholders generally will be subject to tax at a maximum rate of 15%.

Cash Received Instead of a Fractional Share

Caremark will not issue any fractional shares of Caremark common stock in the merger. Rather, each holder of AdvancePCS common stock exchanged in the merger who otherwise would have received a fraction of a share of Caremark common stock will receive cash. An AdvancePCS stockholder who receives cash instead of a fractional share of Caremark common stock generally will recognize capital gain or loss based on the difference between the amount of the cash received and the tax basis that the stockholder would have had in such fractional share.

Capital Gain

Any capital gain recognized by an individual holder of AdvancePCS common stock in connection with the merger will be subject to a maximum U.S. federal income tax rate of 15% if the individual’s holding period for the AdvancePCS common stock is more than one year at the effective time of the merger.

Reporting Requirements

AdvancePCS stockholders receiving Caremark common stock in the merger must file a statement with their U.S. federal income tax returns setting forth their tax basis in the AdvancePCS common stock exchanged in the merger and the fair market value of the Caremark common stock and the amount of any cash received in the merger. In addition, AdvancePCS stockholders will be required to retain permanent records of these facts relating to the merger.

Backup Withholding

Certain noncorporate holders of AdvancePCS common stock may be subject to backup withholding, at applicable federal rates, on amounts received pursuant to the merger. Backup withholding will not apply, however, to an AdvancePCS stockholder who (1) provides a correct taxpayer identification number or (2) comes within certain exempt categories and, in each case, complies with applicable certification requirements. If an AdvancePCS stockholder does not provide Caremark (or the exchange agent) with its correct taxpayer identification number, the holder may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided that the stockholder furnishes certain required information to the Internal Revenue Service.

The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary of the merger and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, each AdvancePCS stockholder is strongly urged to consult such stockholder’s tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that stockholder.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Caremark and AdvancePCS stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger.

Consideration to be Received in the Merger

For each share of AdvancePCS common stock, AdvancePCS stockholders will have the right to receive the value of 2.15 shares of Caremark common stock which will be paid 90% in shares of Caremark common stock and 10% in cash. Upon completion of the merger, each share of AdvancePCS Class A common stock, Class B-1 common stock and Class B-2 common stock (other than shares held in treasury and dissenting shares) issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive:

•	shares of Caremark common stock in an amount equal to the product of 2.15 and 0.90 (or 1.935 shares of Caremark common stock); and

•	an amount in cash equal to 0.10 multiplied by the product of (1) 2.15 and (2) the average of the per share closing sales prices of shares of Caremark common stock as reported on the NYSE during the five consecutive trading day period ending on, and including, the fifth trading day immediately prior to the effective time of the merger.

Pursuant to the merger agreement, if at any time prior to the effective time of the merger, the merger potentially will fail to satisfy certain requirements necessary for the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, as reasonably determined by counsel to Caremark or AdvancePCS, as the case may be, the percentage of merger consideration to be received by AdvancePCS stockholders in shares of Caremark common stock will be increased and the percentage of merger consideration to be received by AdvancePCS stockholders in cash will be correspondingly reduced, to the minimum extent necessary to enable the merger to so qualify.

AdvancePCS stockholders will receive cash for any fractional shares that they would otherwise receive in the merger. The amount of cash for fractional shares AdvancePCS stockholders will receive will be calculated by multiplying the fractional share interest to which each such stockholder would be entitled by the average of the per share closing sales prices of shares of Caremark common stock as reported on the NYSE during the five consecutive trading days ending on and including the trading day immediately prior to the effective time of the merger.

Following completion of the merger, Caremark stockholders will own approximately 58% of the combined company and former AdvancePCS stockholders will own approximately 42% of the combined company, in each case, on a fully diluted basis as of September 2, 2003.

Procedures for Exchange of Certificates

As promptly as practicable after completion of the merger, Caremark’s exchange agent will mail to former AdvancePCS stockholders a letter of transmittal and instructions to be used in surrendering certificates that represented shares of AdvancePCS common stock prior to the completion of the merger. When a former AdvancePCS stockholder delivers these certificates to the exchange agent together with a properly executed letter of transmittal and any other required documents, the former AdvancePCS stockholder will receive

Caremark stock certificates representing the whole number of shares of Caremark common stock to which the stockholder is entitled under the merger agreement and a check for (1) the cash that the stockholder is entitled to receive for his shares under the merger agreement, (2) cash in lieu of any fractional shares of Caremark common stock to which such stockholder would be entitled and (3) any dividends or distributions to which such stockholder is entitled.

In the event of a transfer of ownership of AdvancePCS common stock that is not registered in AdvancePCS’s transfer records, if a transferee presents the certificate representing such transferred shares to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, then such transferee will receive a certificate representing the proper number of shares of Caremark common stock which such transferee has the right to receive in respect of such transferee’s shares of AdvancePCS common stock formerly represented by such certificate and a check for (1) the cash which such holder has the right to receive in respect of such transferee’s shares of AdvancePCS common stock formerly represented by such certificate, (2) cash in lieu of any fractional shares of Caremark common stock to which such holder is entitled pursuant the merger agreement and (3) any dividends or other distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions declared or made after the effective time of the merger with respect to Caremark common stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate formerly representing shares of AdvancePCS common stock with respect to the shares of Caremark common stock represented thereby until the holder of such certificate surrenders such certificate. Subject to the effect of applicable law, following surrender of any certificates, the holder of the certificates representing shares of Caremark common stock issued in exchange therefore will be paid, without interest:

•	promptly, the amount of dividends or other distributions with a record date after the effective time of the merger and theretofore paid with respect to such shares of Caremark common stock, and

•	at the appropriate payment date, the amount of dividends or other distributions, with a record date after the effective time of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Caremark common stock.

Conditions to Completion of the Merger

Each of Caremark and AdvancePCS is required to complete the merger only if specific conditions are satisfied or waived, including the following:

•	approval and adoption of the amendment to Caremark’s certificate of incorporation to increase the authorized number of shares of Caremark common stock from 400 million shares to 700 million shares by holders of at least a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting and approval of the issuance of Caremark common stock in connection with the merger by the affirmative vote of holders of at least a majority of all shares of Caremark common stock casting votes at the Caremark special meeting, assuming that the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting;

•	the approval and adoption of the merger agreement and the merger by (1) holders of at least a majority of the outstanding shares of AdvancePCS common stock, voting together as a single class, and (2) holders of at least two-thirds of the outstanding shares of Class B-1 and Class B-2 common stock of AdvancePCS, voting together as a single class;

•	the absence of any applicable law or any restraining order, injunction or other court order issued by any court of competent jurisdiction prohibiting or preventing consummation of the merger or making the merger illegal;

•	the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, and the absence of any similar proceeding in respect of, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Caremark common stock issuable to AdvancePCS stockholders in connection with the merger or upon the exercise of options or warrants to purchase Caremark common stock issued in substitution for AdvancePCS options or warrants;

•	the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act; and

•	the receipt of all consents, approvals and actions of, and the making of any filings with and the giving of notices to, any governmental entity required by the merger agreement the failure of which to be received, made or given would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

The obligations of Caremark to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of AdvancePCS being true and correct in all respects (but without regard to materiality qualifications or references to an AdvancePCS material adverse effect that may be contained in any representation or warranty) both as of the date of the merger agreement and as of the date of the closing of the merger (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), except where any failure of such representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a material adverse effect on AdvancePCS;

•	AdvancePCS having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	AdvancePCS having delivered to Caremark a certificate to the effect that each of the conditions specified above has been satisfied in all respects; and

•	Caremark having received from King & Spalding, counsel to Caremark, on the closing date of the merger, an opinion to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The obligations of AdvancePCS to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Caremark and Cougar Merger Corporation being true and correct in all respects (but without regard to materiality qualifications or references to a Caremark material adverse effect that may be contained in any representation or warranty) both as of the date of the merger agreement and as of the date of the closing of the merger (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), except where any failure of such representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a material adverse effect on Caremark;

•	Caremark and Cougar Merger Corporation having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

•	each of Caremark and Cougar Merger Corporation having delivered to AdvancePCS a certificate to the effect that each of the conditions specified above has been satisfied in all respects; and

•	AdvancePCS having received the opinion of Skadden Arps, counsel to AdvancePCS, on the closing date of the merger, an opinion to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Other than the conditions pertaining to stockholder approvals, the HSR Act waiting period, approval of certain government regulators and the legality of the merger, either Caremark or AdvancePCS may elect to waive conditions to its own performance and complete the merger. However, neither Caremark nor AdvancePCS will waive the closing condition regarding its receipt of an opinion of counsel regarding tax matters without resoliciting the approval of its stockholders after providing appropriate disclosure. Neither Caremark nor AdvancePCS has any intention to waive any condition as of the date of this joint proxy statement/prospectus.

Representations and Warranties

The merger agreement contains customary representations and warranties of Caremark, Cougar Merger Corporation and AdvancePCS, including representations and warranties relating to, among other things:

•	corporate organization, good standing and similar corporate matters;

•	capital structure;

•	due authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and the transactions contemplated thereby and related matters;

•	required stockholder vote of the stockholders of each of Caremark and AdvancePCS;

•	the receipt of fairness opinions from their respective financial advisors;

•	absence of conflicts with the companies’ respective governing documents, applicable laws or material contracts;

•	compliance with laws;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	absence of material changes or events, including the absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to Caremark since December 31, 2002 and with respect to AdvancePCS since March 31, 2003;

•	filing of tax returns and payment of taxes;

•	except as disclosed to the parties, absence of change in control payments to employees or directors;

•	pending or, to the knowledge of the companies, threatened litigation;

•	specified contracts and commitments, and the enforceability of such contracts and commitments;

•	accuracy of information supplied by each of Caremark and AdvancePCS in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	employee benefit plans and matters relating to ERISA;

•	labor and employment matters;

•	environmental laws and regulations;

•	ownership and use of intellectual property;

•	engagement and payment of fees of brokers, finders and investment bankers, other than their independent financial advisors;

•	transactions with affiliates;

•	the absence of an AdvancePCS stockholders’ rights agreement;

•	regulatory compliance; and

•	ethical business practices.

The merger agreement provides that a material adverse effect means, when used in connection with Caremark or AdvancePCS, any change, circumstance, event or effect that has occurred that, when taken together with all other adverse changes, circumstances, events or effects that have occurred, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of Caremark or AdvancePCS and each of their respective subsidiaries, taken as a whole, as the case may be, other than any change, circumstance, event or effect resulting from:

(1) any changes in the general U.S. or global economic conditions;

(2) any changes in general economic conditions in industries in which Caremark or AdvancePCS or any of their respective subsidiaries operates;

(3) any loss of any customer, including business of such customer, to Caremark, in the case of AdvancePCS, or to AdvancePCS, in the case of Caremark, from after the date of the merger agreement; or

(4) any loss of any customer, including business of such customer, to a third party or any diminution in revenue or earnings from any customer in connection with the renewal or renegotiation of such customer’s contract, in each case, from after the date of the merger agreement;

provided that in the case of (1) and (2) above, such effect is not materially more adverse with respect to Caremark or AdvancePCS, as the case may be, than the effect on comparable PBM businesses generally and with respect to clause (4) above that such losses and diminution between the date of the merger agreement and the effective time of the merger (when netted against revenues from new business of a comparable margin obtained during the same period) do not involve, determined based on the information regarding specified contracts disclosed to each party, in the case of AdvancePCS, aggregate annualized revenues in excess of $750 million or aggregate annualized earnings in excess of $30 million, and, in the case of Caremark, aggregate annualized revenues in excess of $450 million or aggregate annualized earnings in excess of $30 million.

Conduct of Business by Caremark and AdvancePCS Prior to Completion of the Merger

Caremark and AdvancePCS have agreed that during the period from the date of the merger agreement to the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, unless Caremark or AdvancePCS, as the case may be, consents in writing (such consent not to be unreasonably withheld) each of Caremark and AdvancePCS, and their respective subsidiaries, will use their reasonable best efforts to conduct their business in, and will use their reasonable best efforts to not take any action except in, the ordinary course of business.

Further, except as previously disclosed to Caremark or AdvancePCS, as applicable, as required by applicable law or as expressly contemplated by the merger agreement, Caremark and AdvancePCS will not, and will not permit any of their respective subsidiaries to, between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, unless Caremark or AdvancePCS, as the case may be, consents in writing (such consent not to be unreasonably withheld):

•	declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for specified dividends by subsidiaries;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock except, in the case of Caremark, pursuant to any stock repurchase program announced prior to the date of the merger agreement;

•

issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares (1) upon the exercise of stock options or warrants outstanding as of the date of the merger agreement; (2) upon conversion of Class B-1 or Class B-2 common stock in the case of AdvancePCS; (3) in connection with an acquisition by Caremark otherwise permitted by the merger agreement; and (4) in the ordinary course of business pursuant to each company’s employee stock purchase plan;

•	amend its certificate of incorporation or bylaws or other equivalent organizational documents other than as contemplated by the merger agreement and discussed in this joint proxy statement/prospectus;

•	create, assume or incur any material amount of indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (1) borrowings under existing lines of credit (or under any refinancing or amendment of such existing lines) or (2) indebtedness owing to, or guaranties of indebtedness owing to, such party;

•	other than in the ordinary course of business, make any material loans or advances to any other person, other than intercompany loans or advances;

•	mortgage or pledge any of its material assets or properties;

•	merge or consolidate with any other entity or, in the case of Caremark, make any acquisition which, in each case, would be material to Caremark and its subsidiaries taken as a whole, or sell any material business or assets, other than, in each case, sales of products and inventory in the ordinary course of business;

•	change its accounting policies except as required by GAAP;

•	except in the ordinary course of business, materially amend or cancel or agree to any material amendment or cancellation of any material contract;

•	form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof which would be material to the applicable party and its subsidiaries taken as a whole, other than, in each case, in the ordinary course of business; or

•	sell, transfer or lease, or agree to sell, transfer or lease, any material properties or assets to any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors (as these terms are defined in the merger agreement).

In addition, AdvancePCS has agreed that, between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, it will not:

•	increase the salary, bonus or compensation of any director or executive officer or make any other material change in employment terms for any of its executive officers, promote any employee to a position of an executive officer or, except for normal increases as a result of promotions or normal increases of base pay, bonuses, compensation or benefits, in each case, in the ordinary course of business, make any material change in employment terms for any of its officers, other than executive officers or affiliates;

•	except for the establishment and implementation of the AdvancePCS retention plan, enter into any new agreement or arrangement that would result in any payment or benefit to any director, officer or employee of AdvancePCS or any subsidiary thereof upon or in connection with a change of control of AdvancePCS or, except for the establishment and implementation of the AdvancePCS retention plan or as contemplated by the terms of any existing AdvancePCS benefit plan, enter into any new, or amend any existing, AdvancePCS benefit plan other than employment agreements entered into in the ordinary course of business with individuals who are new hires or newly promoted;

•	make any discretionary contribution to the AdvancePCS Amended and Restated Deferred Compensation Plan or, except in the ordinary course of business, make any material change to AdvancePCS’s benefit plans;

•	make or change any tax election or settle or compromise any tax liability involving amounts in excess of $2.5 million in the aggregate, in each case, other than in the ordinary course of business;

•	pay, discharge, settle or satisfy any claims in any litigation involving amounts in excess of $2.5 million in the aggregate; or

•	with respect to AdvancePCS’s 2004 fiscal year, make any non-budgeted capital expenditures in excess of $2.5 million in the aggregate or, with respect to AdvancePCS’s 2005 fiscal year, make any non-budgeted capital expenditures in excess of $2.5 million in the aggregate.

The covenants mentioned above will not prevent Caremark from amending its certificate of incorporation to increase the authorized number of shares of its common stock from 400 million shares to 700 million shares as contemplated by the merger agreement and this joint proxy statement/prospectus.

The merger agreement provides that prior to the effective time of the merger, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations.

No Solicitation

The merger agreement provides that AdvancePCS will not, and will not authorize and will use its reasonable best efforts not to, permit any of its subsidiaries or their representatives to:

•	solicit, initiate or encourage, or knowingly take any other action to facilitate, the submission of an acquisition proposal; or

•	participate in or encourage any discussions or negotiations with respect to, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquires or the making of, any acquisition proposal.

The merger agreement provides that the term acquisition proposal means, other than the transactions contemplated by the merger agreement, any bona fide offer or proposal with respect to:

•	a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving AdvancePCS or Caremark, as applicable;

•	any purchase or other acquisition of 10% or more of the consolidated assets of AdvancePCS or Caremark, as applicable; or

•	any purchase or other acquisition (by tender offer, exchange offer or otherwise) of 10% or more of the outstanding voting equity securities of AdvancePCS or Caremark, as applicable.

The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time the AdvancePCS stockholders have approved and adopted the merger agreement and the merger:

•	AdvancePCS receives an acquisition proposal from any person with respect to AdvancePCS and (1) the board of directors of AdvancePCS, after consultation with, and after having considered the advice of outside legal counsel, determines in good faith that failure to furnish information or enter discussions and negotiations with respect to the acquisition proposal could result in a reasonable probability that the AdvancePCS board of directors would breach its fiduciary duties under Delaware law, (2) AdvancePCS receives an agreement from such person submitting the proposal to keep the information that it receives from AdvancePCS confidential and (3) the AdvancePCS board of directors, after consultation with its financial advisors, determines in good faith that the acquisition proposal is reasonably likely to result in a superior proposal (as defined below); and

•	such acquisition proposal was unsolicited and made after the date of the merger agreement and did not otherwise result from a breach by AdvancePCS of the no solicitation provisions described in this section;

then, AdvancePCS may, subject to providing prior notice to Caremark:

•	furnish information about AdvancePCS to the person making the acquisition proposal and

•	participate in discussions and negotiations regarding such acquisition proposal.

Unless the board of directors of AdvancePCS, after consultation with and having considered the advice of outside legal counsel, determines in good faith that taking such action could result in a reasonable probability that the board of directors of AdvancePCS would breach its fiduciary duties under applicable Delaware law, AdvancePCS is required to:

•	provide prompt (but in no event less than 24 hours after receipt of any acquisition proposal) written notice to Caremark of the receipt of any such acquisition proposal, indicating in connection with such notice the material terms and conditions of such acquisition proposal, the identity of the person making such acquisition proposal and AdvancePCS’s current intention with respect to furnishing information to, or entering into discussions or negotiations with, such person; and

•	promptly keep Caremark informed of the status of and material terms of any such acquisition proposal.

The merger agreement provides that the term superior proposal means any bona fide acquisition proposal made by a third party to enter into an alternative transaction with Caremark or AdvancePCS, as the case may be, which the board of directors of Caremark or AdvancePCS, as the case may be, determines in its good faith judgment (having considered among other things, the advice of legal counsel and independent financial advisors) to be more favorable to the stockholders of Caremark or AdvancePCS, as the case may be, than the merger, taking into account such factors deemed relevant by such board of directors, including:

•	whether, in the good faith judgment of the board of directors of Caremark or AdvancePCS, as the case may be, the third party is reasonably able to finance the alternative transaction;

•	any proposed changes to the merger agreement that may be proposed by Caremark of AdvancePCS, as the case may be, in response to the acquisition proposal; and

•	the ability and timing for satisfaction of the conditions to the closing of the merger and the alternative transaction.

The merger agreement provides further that the board of directors of AdvancePCS may not:

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Caremark or Cougar Merger Corporation, the recommendation of the board of directors of AdvancePCS to its stockholders to approve and adopt the merger agreement and the merger, which is referred to as an AdvancePCS change in recommendation;

•	approve or recommend or propose publicly to approve or recommend any transaction involving an acquisition proposal from a third party; or

•	cause AdvancePCS to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement) relating to an acquisition proposal from a third party.

If at any time prior to obtaining the approval of the AdvancePCS stockholders, the AdvancePCS board of directors determines in good faith, after it has received a superior proposal and after consultation with and having considered the advice of outside legal counsel that the failure to take such action could result in a reasonable probability that the AdvancePCS board of directors would breach its fiduciary duties under Delaware law, then the AdvancePCS board of directors may:

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify in a manner adverse to Caremark or Cougar Merger Corporation, the recommendation of the board of directors of AdvancePCS to its stockholders to approve and adopt the merger agreement or the merger;

•	approve or recommend or propose publicly to approve or recommend any such superior proposal; and

•	enter into an acquisition agreement with respect to such superior proposal.

However, the AdvancePCS board of directors may not take any such action unless AdvancePCS has provided at least five days (or in the case of a material amendment to a superior proposal, two days) written notice to Caremark stating that it is prepared to accept a superior proposal. Such written notice must specify the material terms and conditions of such superior proposal (and include a copy of such proposal with all accompanying documentation, if in writing), identify the person making such superior proposal and state that the board of directors of AdvancePCS intends to make an AdvancePCS change in recommendation or approve or recommend or propose publicly to approve or recommend such superior proposal or authorize AdvancePCS to and cause it to enter into an acquisition agreement. Furthermore, during such five day (or two day) period, AdvancePCS must provide Caremark an opportunity to propose amendments to the terms and conditions of the merger agreement as would enable the board of directors of AdvancePCS to proceed with its recommendation of the merger to the AdvancePCS stockholders.

Nothing in the merger agreement will prohibit the AdvancePCS board of directors from taking and disclosing to the AdvancePCS stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act or from making the required disclosure to AdvancePCS stockholders if, in the good faith judgment of the AdvancePCS board of directors, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with applicable law, except that in no event may AdvancePCS or its board of directors make a change in recommendation or approve or recommend, or propose publicly to approve or recommend, an acquisition proposal in a manner prohibited by the no solicitation provisions described in this section.

The merger agreement further provides that Caremark will not, and will not authorize and will use its reasonable best efforts not to, permit any of its subsidiaries or their representatives to:

•	solicit, initiate or encourage, or knowingly take any other action to facilitate, the submission of an acquisition proposal; or

•	participate in or encourage any discussions or negotiations with respect to, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any acquisition proposal.

The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time the Caremark stockholders have approved and adopted the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and the issuance of Caremark common stock in the merger:

•	Caremark receives an acquisition proposal from any person with respect to Caremark and (1) the board of directors of Caremark, after consultation with, and after having considered the advice of outside legal counsel, determines in good faith that failure to furnish information or enter discussions and negotiations with respect to the proposal could result in a reasonable probability that the Caremark board of directors would breach its fiduciary duties under Delaware law, (2) Caremark receives an agreement from such person submitting the proposal to keep the information that it receives from Caremark confidential and (3) the Caremark board of directors, after consultation with its financial advisors, determines in good faith that the acquisition proposal is reasonably likely to result in a superior proposal; and

•	such acquisition proposal was unsolicited and made after the date of the merger agreement and did not otherwise result from a breach by Caremark of the no solicitation provisions described in this section;

then, Caremark may, subject to providing prior notice to AdvancePCS:

•	furnish information about Caremark to the person making the acquisition proposal; and

•	participate in discussions and negotiations regarding such acquisition proposal.

Unless the board of directors of Caremark, after consultation with and having considered the advice of outside legal counsel, determines in good faith that taking such action could result in a reasonable probability that the board of directors of Caremark would breach its fiduciary duties under applicable Delaware law, Caremark is required to:

•	provide prompt (but in no event less than 24 hours after receipt of any acquisition proposal) written notice to AdvancePCS of the receipt of any such acquisition proposal, indicating in connection with such notice the material terms and conditions of such acquisition proposal, the identity of the person making such acquisition proposal and Caremark’s current intention with respect to furnishing information to, or entering into discussions or negotiations with, such person; and

•	promptly keep AdvancePCS informed of the status of and material terms of any such acquisition proposal.

The merger agreement provides further that the board of directors of Caremark may not:

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify in a manner adverse to AdvancePCS, the recommendation of the Caremark board of directors to its stockholders to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and to approve the issuance of Caremark common stock in the merger, which is referred to as a Caremark change in recommendation;

•	approve, recommend or propose publicly to approve or recommend any transaction involving an acquisition proposal from a third party; or

•	cause Caremark to enter into an acquisition agreement relating to an acquisition proposal from a third party.

If at any time prior to obtaining the approval of the Caremark stockholders, the Caremark board of directors determines in good faith, after it has received a superior proposal and after consultation with and having considered the advice of outside legal counsel that the failure to take such action could result in a reasonable probability that the Caremark board of directors would breach its fiduciary duties under Delaware law, then the Caremark board of directors may:

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify in a manner adverse to AdvancePCS, the recommendation of the Caremark board of directors to its stockholders to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and to approve the issuance of Caremark common stock in the merger;

•	approve or recommend or propose publicly to approve or recommend any such superior proposal; and

•	enter into an acquisition agreement with respect to such superior proposal.

However, the Caremark board of directors may not take any such action unless Caremark has provided at least five days (or in the case of a material amendment to a superior proposal, two days) written notice to AdvancePCS stating that it is prepared to accept a superior proposal. Such written notice must specify the material terms and conditions of such superior proposal (and include a copy of such proposal with all accompanying documentation, if in writing), identify the person making such superior proposal and state that the board of directors of Caremark intends to make a Caremark change in recommendation or approve or recommend or propose publicly to approve or recommend a superior proposal or authorize Caremark to and cause it to enter into an acquisition agreement. Furthermore, during such five day (or two day) period, Caremark must provide AdvancePCS the opportunity to propose amendments to the terms and conditions of the merger agreement as would enable the board of directors of Caremark to proceed with its recommendation of the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and the issuance of Caremark common stock in the merger to the Caremark stockholders.

Nothing in the merger agreement will prohibit the Caremark board of directors from taking and disclosing to the Caremark stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act or from making the required disclosure to Caremark stockholders if, in the good faith judgment of the Caremark board of directors, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with applicable law, except that in no event may Caremark or its board of directors make a Caremark change in recommendation or approve or recommend, or propose publicly to approve or recommend, an acquisition proposal in a manner prohibited by the no solicitation provisions described in this section.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of Caremark, Cougar Merger Corporation and AdvancePCS. In addition, the merger agreement may be terminated by either Caremark or AdvancePCS if:

•	the merger has not been completed by June 2, 2004, provided that the right to terminate the merger agreement on such basis will not be available to a party if it has been that party’s failure to fulfill any of its obligations under the merger agreement that resulted in the failure of the merger to be completed by that date; provided that if the only reason that the merger has not occurred by June 2, 2004 is because the waiting period applicable to the merger under the HSR Act has not expired or been terminated, either of Caremark or AdvancePCS may elect to extend the termination date to September 2, 2004 by giving written notice of such election to the other party on or prior to June 2, 2004;

•	any court or other governmental entity has issued an order or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order or ruling has become final and nonappeable, provided, however, that the terminating party has used its reasonable best efforts to have the order or ruling vacated;

•	the merger agreement and the merger are not approved and adopted by the AdvancePCS stockholders at the AdvancePCS annual meeting by reason of failure to obtain the necessary vote; or

•	the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock or the issuance of Caremark common stock in the merger is not approved by the Caremark stockholders at the Caremark special meeting by reason of failure to obtain the necessary vote.

The merger agreement also may be terminated by Caremark if:

•	the AdvancePCS board of directors has (1) made an AdvancePCS change in recommendation, (2) caused AdvancePCS to enter into an acquisition agreement in connection with another acquisition proposal received from a third party, (3) approved or recommended another acquisition proposal received from a third party or (4) resolved to do any of the foregoing;

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of AdvancePCS common stock is commenced (other than by Caremark or an affiliate of Caremark) and the AdvancePCS board of directors fails within 10 business days to recommend that AdvancePCS stockholders not tender their shares, provided that Caremark will only able to terminate the merger agreement for a period of 15 business days after commencement of the tender offer or exchange offer;

•	for any reason AdvancePCS fails to call and hold a meeting of the AdvancePCS stockholders to consider the approval and adoption of the merger agreement and the merger by June 2, 2004 and Caremark has already called and held its stockholders’ meeting prior to that date;

•

AdvancePCS has breached any of its representations, warranties, covenants or other obligations under the merger agreement, and such breach would result in the failure to satisfy the closing conditions of the merger relating to the accuracy and truth of representations and warranties or compliance with covenants contained in the merger agreement and such breach is incapable of being cured in all material respects or has not been cured within 30 days of notice of such breach; or

•	the Caremark board of directors has changed its recommendation that the Caremark stockholders approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and the issuance of Caremark common stock in the merger and thereafter the board of directors has authorized Caremark to enter into an acquisition agreement with respect to a superior proposal provided that Caremark is not then in breach of its obligations described above in the section entitled “—No Solicitation” beginning on page 91.

The merger agreement also may be terminated by AdvancePCS if:

•	the Caremark board of directors has (1) made a Caremark change in recommendation, (2) caused Caremark to enter into an acquisition agreement in connection with another acquisition proposal received from a third party, (3) approved or recommended another acquisition proposal received from a third party or (4) resolved to do any of the foregoing;

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of Caremark common stock is commenced and the Caremark board of directors fails within 10 business days to recommend that Caremark stockholders not tender their shares, provided that AdvancePCS will only able to terminate the merger agreement for a period of 15 business days after commencement of the tender offer or exchange offer;

•	for any reason Caremark fails to call and hold a meeting of the Caremark stockholders to consider and approve the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and the issuance of Caremark common stock in the merger by June 2, 2004 and AdvancePCS has already called and held its stockholders’ meeting prior to that date;

•	Caremark has breached any of its representations, warranties, covenants or other obligations under the merger agreement, and such breach would result in the failure to satisfy the closing conditions of the merger relating to the accuracy and truth of representations and warranties or compliance with covenants contained in the merger agreement and such breach is incapable of being cured in all material respects or has not been cured within 30 days of notice of such breach; or

•	the AdvancePCS board of directors has changed its recommendation that the AdvancePCS stockholders approve and the adopt the merger agreement and the merger and thereafter the board of directors has authorized AdvancePCS to enter into an acquisition agreement with respect to a superior proposal, provided that AdvancePCS is not then in breach of its obligations described in the section entitled “—No Solicitation” beginning on page 91.

Expenses and Termination Fees

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed below.

Caremark Fees

Caremark will reimburse AdvancePCS for its reasonable out-of-pocket expenses up to $15 million and will pay AdvancePCS a termination fee in the amount of $100 million if the agreement is terminated:

•

by Caremark or by AdvancePCS because the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock or the issuance of Caremark common stock in the merger is not approved and adopted by the Caremark stockholders at the Caremark special meeting by reason of failure to obtain the necessary vote and within 12 months after termination of the merger agreement Caremark (1) consummates a Caremark material acquisition proposal (as defined below), which Caremark material acquisition proposal was publicly announced prior to the termination, or (2) enters into an acquisition agreement relating to a Caremark material acquisition proposal which was publicly announced prior to the termination and consummates the Caremark material acquisition proposal within 24 months after the termination of the merger agreement;

•	by Caremark because the Caremark board of directors changed its recommendation that the Caremark stockholders approve the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and the issuance of Caremark common stock in the merger and thereafter authorized Caremark to enter into an acquisition agreement with respect to a superior proposal;

•	by AdvancePCS because the Caremark board of directors (1) changed its recommendation that the Caremark stockholders approve the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and the issuance of Caremark common stock in the merger, (2) caused Caremark to enter into an acquisition agreement pursuant to another acquisition proposal received from a third party, (3) approved or recommended another acquisition proposal received from a third party or (4) resolved to do any of the foregoing; or

•	by AdvancePCS because (1) Caremark breached a representation, warranty, covenant or other obligation under the merger agreement, and such breach resulted in a failure to satisfy the closing conditions of the merger relating to the accuracy and truth of representations and warranties or compliance with covenants and such breach was not cured in all material respects within thirty days of notice of such breach and (2) within 12 months after the termination of the merger agreement, Caremark (a) consummates a Caremark material acquisition proposal that was publicly announced prior to the termination or (b) enters into an acquisition agreement relating to a Caremark material acquisition proposal that was publicly announced prior to the termination and consummates the Caremark material acquisition proposal within 24 months after the termination of the merger agreement.

For purposes of the merger agreement, a Caremark material acquisition proposal means, other than the transactions contemplated by the merger agreement, any bona fide offer or proposal with respect to (1) a merger, consolidation or similar transaction in which the stockholders of Caremark, immediately prior to such transaction would own less than 75% of the voting stock of the entity surviving the merger, consolidation or similar transaction (or the ultimate parent entity thereof), (2) any purchase or other acquisition of 25% or more of Caremark’s consolidated assets, or (3) any purchase or other acquisition of 25% or more of Caremark’s voting stock.

Caremark will reimburse AdvancePCS for its reasonable out-of-pocket expenses up to $15 million if the merger agreement is terminated by AdvancePCS because either (1) a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of Caremark common stock is commenced and the Caremark board of directors fails within 10 business days to recommend that Caremark stockholders not tender their shares, provided that AdvancePCS terminates within 15 business days after commencement of the tender offer or exchange offer, or (2) Caremark fails to call and hold a meeting of the Caremark stockholders by June 2, 2004 to consider and approve the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and the issuance of Caremark common stock in the merger and AdvancePCS has already called and held its stockholders’ meeting prior to that date. However, if within 12 months after termination by AdvancePCS for the reasons provided above in clause (1) or (2) of the preceding sentence, Caremark consummates a Caremark material acquisition proposal that was publicly announced prior to the termination or enters into an acquisition agreement relating to a Caremark material acquisition proposal that was publicly announced prior to the termination and consummates the Caremark material acquisition proposal within 24 months after the termination of the merger agreement, then Caremark must also pay AdvancePCS a termination fee in the amount of $100 million.

AdvancePCS Fees

AdvancePCS will reimburse Caremark for its reasonable out-of-pocket expenses up to $15 million and will pay Caremark a termination fee in the amount of $100 million if the agreement is terminated:

•	by Caremark or by AdvancePCS because the merger agreement and the merger are not approved by the AdvancePCS stockholders at the AdvancePCS annual meeting by reason of failure to obtain the necessary vote and, within 12 months after termination of the merger agreement, AdvancePCS (1) consummates an AdvancePCS material acquisition proposal (as defined below) which AdvancePCS material acquisition proposal was publicly announced prior to the termination or (2) enters into an acquisition agreement relating to an AdvancePCS material acquisition proposal which was publicly announced prior to the termination and consummates the AdvancePCS material acquisition proposal within 24 months after the termination of the merger agreement;

•	by AdvancePCS because the AdvancePCS board of directors changed its recommendation that the AdvancePCS stockholders approve the merger agreement and the merger and thereafter authorized AdvancePCS to enter into an acquisition agreement with respect to a superior proposal;

•	by Caremark because the AdvancePCS board of directors (1) changed its recommendation that the AdvancePCS stockholders approve the merger agreement and the merger, (2) caused AdvancePCS to enter into an acquisition agreement pursuant to another acquisition proposal received from a third party, (3) approved or recommended another acquisition proposal received from a third party or (4) resolved to do any of the foregoing; or

•	by Caremark because (1) AdvancePCS breached a representation, warranty, covenant or other obligation under the merger agreement, and such breach resulted in a failure to satisfy the closing conditions of the merger relating to the accuracy and truth of representations and warranties or compliance with covenants and such breach was not cured in all material respects within thirty days of notice of such breach and (2) within 12 months after the termination of the merger agreement, AdvancePCS (a) consummates an AdvancePCS material acquisition proposal that was publicly announced prior to the termination or (b) enters into an acquisition agreement relating to an AdvancePCS material acquisition proposal that was publicly announced prior to the termination and consummates the AdvancePCS material acquisition proposal within 24 months after the termination of the merger agreement.

For purposes of the merger agreement, an AdvancePCS material acquisition proposal means, other than the transactions contemplated by the merger agreement, any bona fide offer or proposal with respect to (1) a merger, consolidation or similar transaction in which the stockholders of AdvancePCS immediately prior to such transaction, would own less than 75% of the voting stock of the entity surviving the merger, consolidation or similar transaction (or the ultimate parent entity thereof), (2) any purchase or other acquisition of 25% or more of AdvancePCS’s consolidated assets or (3) any purchase or other acquisition of 25% or more of AdvancePCS’s voting stock.

AdvancePCS will reimburse Caremark for its reasonable out-of-pocket expenses up to $15 million if the merger agreement is terminated by Caremark because either (1) a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of AdvancePCS common stock is commenced (other than by Caremark or an affiliate of Caremark) and the AdvancePCS board of directors fails within 10 business days to recommend that AdvancePCS stockholders not tender their shares, provided that Caremark terminates within 15 business days after commencement of the tender offer or exchange offer; or (2) AdvancePCS fails to call and hold a meeting of the AdvancePCS stockholders by June 2, 2004 to consider and approve and adopt the merger agreement and the merger and Caremark has already called and held its stockholders’ meeting prior to that date. However, if within 12 months after termination for the reasons provided above in subsection (1) or (2) of the preceding sentence, AdvancePCS consummates an AdvancePCS material acquisition proposal that was publicly announced prior to the termination by Caremark or enters into an acquisition agreement relating to an AdvancePCS material acquisition proposal that was publicly announced prior to the termination and consummates the AdvancePCS material acquisition proposal within 24 months after the termination of the merger agreement, then AdvancePCS must also pay Caremark a fee of $100 million.

HSR Filings; Reasonable Best Efforts

Caremark and AdvancePCS have agreed to (1) make the filings required under the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, (2) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials from the U.S. Federal Trade Commission or the U.S. Department of Justice or any other government entity in respect of such filings or such transactions and (3) act in good faith and reasonably cooperate with the each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other governmental regulators under any antitrust laws (as defined in the merger agreement) with respect to any such filing or any such transaction.

Caremark and AdvancePCS have agreed to use their reasonable best efforts to resolve any objections of any governmental entity under antitrust laws. In addition, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as inconsistent with or violative of any antitrust law, each of Caremark and AdvancePCS has agreed to cooperate (by negotiation, litigation or otherwise) and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the merger or any other transactions contemplated by the merger agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Caremark and AdvancePCS decide that litigation is not in their respective best interests.

However, neither Caremark nor AdvancePCS will be required to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that the Caremark board of directors reasonably determines in good faith, after considering the advice of management and its legal and financial advisors, (1) to be materially adverse to Caremark and its subsidiaries, taken as a whole, or (2) would materially impair the overall benefits expected to be realized from the consummation of the merger.

Additionally, each of Caremark and AdvancePCS has agreed that it will not, and it will not permit any of its respective subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (1) impose any delay (other than an immaterial delay) in the obtaining of, or increase the risk (other than an insignificant increase) of not obtaining, any authorizations, consents or approvals of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period, (2) increase the risk (other than an insignificant increase) of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, (3) increase the risk (other than an insignificant increase) of not being able to remove any such order on appeal or otherwise or (4) delay (other than an immaterial delay) or prevent the consummation of the transactions contemplated by the merger agreement.

Indemnification and Insurance

Caremark has agreed to cause AdvancePCS, as the survivor of the merger with Cougar Merger Corporation, to:

•

indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of AdvancePCS and its subsidiaries in respect of acts or omissions occurring at or prior to the effective time of the merger, including actions or omissions in connection with approval of the merger agreement and the merger, to the extent provided in AdvancePCS’s certificate of incorporation or bylaws; and

•	include and cause to be maintained in effect in AdvancePCS’s certificate of incorporation and bylaws for a period of at least six years from and after the effective time of the merger, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in AdvancePCS’s certificate of incorporation or bylaws.

In addition, Caremark has agreed to cause AdvancePCS, as the survivor of the merger with Cougar Merger Corporation, to maintain in effect for a period of six years from and after the effective time of the merger the current directors’ and officers’ liability insurance policies of AdvancePCS with respect to matters occurring at or prior to the effective time of the merger. However, AdvancePCS will not be required to expend more than an amount per year equal to 175% of current annual premiums paid by AdvancePCS for such insurance. If AdvancePCS would be required to expend more than 175% of current annual premiums, AdvancePCS will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 175% of current annual premiums, and any substitution or replacement of existing policies will not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the effective time of the merger.

Board of Directors of the Combined Company

Caremark has agreed to expand the size of its board of directors from 11 directors to 14 directors at or prior to completion of the merger. Under the merger agreement, Caremark agreed to use its reasonable best efforts to appoint three of AdvancePCS’s current independent directors or such other nominees that are proposed by AdvancePCS to the board of directors of Caremark. The merger agreement provides that, if one or more of these directors are not acceptable to Caremark after evaluation in accordance with its corporate governance guidelines and practices, AdvancePCS may propose other candidates that do not currently serve as directors of AdvancePCS. The terms of the new directors will expire at the annual meeting of the Caremark stockholders in 2004, 2005 and 2006, respectively. It is expected that the three AdvancePCS directors who will serve on the combined company’s board of directors will be George Poste, Jean-Pierre Millon and Michael D. Ware. Information concerning these director-nominees is set forth in the section entitled “AdvancePCS Annual Meeting—Proposal 2. Election of Directors” beginning on page 121.

Amendment and Waiver

The merger agreement may be amended by Caremark and AdvancePCS as authorized by their respective boards of directors. However, after approval of the merger by the AdvancePCS stockholders, no amendment that requires the further approval of the AdvancePCS stockholders may be made without such approval having been obtained.

Prior to the effective time of the merger, either Caremark or AdvancePCS may:

•	extend the time for the performance of any of the covenants, obligations or other acts of any other party to the merger agreement; or

•	waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights. The waiver of any right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

VOTING AGREEMENT

The following summarizes material provisions of the voting agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties to the voting agreement are governed by the express terms and conditions of the voting agreement and not this summary or any other information contained in this joint proxy statement/prospectus. Caremark and AdvancePCS stockholders are urged to read the voting agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, Caremark entered into a voting agreement with JLL, which beneficially owns, as of the date of this joint proxy statement/prospectus, [        ] shares of AdvancePCS Class B-1 common stock representing approximately [        ]% of the outstanding AdvancePCS common stock and approximately [        ]% of the outstanding AdvancePCS Class B-1 and Class B-2 common stock, considered as a single class, in each case, on a fully diluted basis.

JLL has agreed to vote all the shares of AdvancePCS common stock then beneficially owned by it at the AdvancePCS annual meeting:

•	in favor of the approval and adoption of the merger agreement and the merger; and

•	against approval or adoption of any alternative transaction or any other action or agreement that would impede, interfere with, frustrate, delay, postpone or attempt to discourage the merger (so long as Caremark advises JLL in writing of any matter to which this provision would apply).

However, JLL is not required to vote any shares of AdvancePCS common stock beneficially owned by it as set forth above if prior to the approval and adoption of the merger agreement and the merger by the AdvancePCS stockholders:

•	the AdvancePCS board of directors has made a change in recommendation or has approved or recommended or proposed publicly to approve or recommend a superior proposal;

•	JLL determines that an acquisition proposal with respect to AdvancePCS that constitutes a superior proposal has been made by a third party, substituting the good faith judgment of JLL for the good faith judgment of the board of directors of AdvancePCS (having considered, among other things, the advice of an independent financial advisor and taking into account such matters as deemed relevant by JLL, including (1) whether, in the good faith judgment of JLL, the third party is reasonably able to finance the transaction, (2) any proposed changes to the merger agreement that may be proposed by Caremark in response to the acquisition proposal and (3) the ability and timing for satisfaction of the conditions to closing the merger and the acquisition proposal); or

•	JLL determines in good faith that Caremark is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which breach is not cured by the date of the AdvancePCS stockholders’ meeting in connection with the merger after JLL has provided at least 10 business days’ written notice to Caremark of such breach.

The voting agreement is governed by Delaware law.

REGISTRATION RIGHTS AGREEMENT

The following summarizes material provisions of the registration rights agreement, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties to the registration rights agreement are governed by the express terms and conditions of the registration rights agreement and not this summary or any other information contained in this joint proxy statement/prospectus. Caremark and AdvancePCS stockholders are urged to read the registration rights agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, Caremark entered into a registration rights agreement with JLL, AdvancePCS and other specified individuals. Upon the completion of the merger, the registration rights agreement will supersede, with respect to JLL and the specified individuals, all rights of such parties and obligations of AdvancePCS with respect to such parties under the stockholders’ agreement, dated as of October 20, 2000, as amended, by and among AdvancePCS, JLL and certain specified individuals.

Pursuant to the registration rights agreement, at the request of holders of at least a majority in interest of the Caremark common stock received in the merger by parties to the registration rights agreement, who are referred to as selling stockholders, Caremark has agreed to file a registration statement under the Securities Act, which is referred to as a demand registration, and use its best efforts to effect such registration to assist such selling stockholders in resale of Caremark common stock received pursuant to the merger. Caremark has agreed to effect not more than two such demand registrations, any of which may be a shelf registration. Caremark has agreed to pay for all expenses relating to the filing of any such registration statement requested by such selling stockholders as provided above, other than expenses relating to transfer taxes, the fees and disbursements of counsel to the selling stockholders and underwriting discounts and commissions and brokerage fees for the sale of any such stockholders’ securities.

Caremark also has agreed pursuant to the registration rights agreement, whenever Caremark proposes to register any of its securities under the Securities Act, to use its best efforts to include in that registration Caremark common stock held by any selling stockholders upon the request of any such selling stockholders, which is referred to as a piggyback registration. Caremark has agreed to effect not more than two such piggyback registrations of any participating stockholders’ securities. Caremark has agreed to pay for all expenses relating to the filing of any such piggyback registration statement other than expenses relating to transfer taxes, the fees and disbursements of counsel to the selling stockholders and underwriting discounts and commissions and brokerage fees for the sale of any such selling stockholders’ securities.

Notwithstanding the foregoing, the registration rights agreement provides that if, at any time after giving written notice of its intention to register any such securities in a piggyback registration and prior to the effective date of the registration statement filed in connection with such registration, Caremark determines for any reason not to register, or delay registration of, such securities, Caremark may, in the case of a determination not to register, not register any selling stockholder’s securities so requested to be registered and, in the case of a determination to delay registering, delay registering any selling stockholder’s securities so requested to be registered for the same period as the delay in registering such other securities of Caremark.

If any demand or piggyback registration involves an underwritten offering and the managing or lead underwriter advises Caremark that, in its opinion, the number of securities requested to be included in such registration statement exceeds the number that can be sold in such offering with a price range reasonably acceptable to Caremark, then Caremark may include only such portion of the securities requested to be included by such selling stockholders as determined in accordance with the registration rights agreement.

In addition, Caremark has agreed to indemnify and make contributions to the selling stockholders, in certain circumstances as provided in the registration rights agreement, for any losses, claims, damages or liabilities for any violation of federal securities and other laws to which the selling stockholders may be subject relating to any registration effected under the registration rights agreement. Caremark may require, as a condition to including any securities of a selling stockholder in any registration statement, that such selling stockholder indemnify the Company with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement or prospectus contained in such registration statement, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon, and in conformity with, information provided by such selling stockholder.

The registration rights agreement is governed by New York law.

THE CAREMARK SPECIAL MEETING

Date, Time and Place

The special meeting of Caremark stockholders will be held at [                ] at [        ] a.m., local time, on [                    ], 2004.

Purpose of the Caremark Special Meeting

At the Caremark special meeting, stockholders will be asked to:

1.	approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock from 400 million shares to 700 million shares;

2.	approve the issuance of Caremark common stock in the merger;

3.	approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock from 9.5 million shares to 10.5 million shares and Caremark Series C preferred stock from 500,000 shares to 7 million shares;

4.	approve the Caremark Stock Plan;

5.	vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

6.	transact any other business that may properly be brought before the Caremark special meeting or any adjournments or postponements of the Caremark special meeting.

Caremark Record Date; Stock Entitled to Vote

Only Caremark stockholders of record at the close of business on [                    ], 2004, the Caremark record date for the special meeting, will be entitled to notice of, and to vote at, the Caremark special meeting or any adjournments or postponements of the Caremark special meeting.

On the Caremark record date, there were [        ] shares of Caremark common stock entitled to vote at the Caremark special meeting. Caremark stockholders will have one vote for each share of Caremark common stock that they owned on the Caremark record date, exercisable in person or through the Internet or by telephone or by properly executed and delivered proxy with respect to the Caremark special meeting.

Quorum

The presence of the holders of at least a majority of Caremark common stock outstanding on the Caremark record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Caremark special meeting.

Votes Required

Required Vote for Approval of the Amendment to Caremark’s Certificate of Incorporation to Increase the Total Number of Authorized Shares of Caremark Common Stock (Proposal 1)

The affirmative vote of the holders of record of at least a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting is required to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock. If a Caremark stockholder abstains from voting or does not vote (either in person or by proxy) it will have the same effect as a vote against the proposal to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock. All shares of

Caremark common stock represented at the Caremark special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

Required Vote for Approval of the Issuance of Caremark Common Stock (Proposal 2)

The affirmative vote of holders of at least a majority of all shares of Caremark common stock casting votes at the Caremark special meeting, assuming that the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting, is required to approve the issuance of shares of Caremark common stock in the merger. If a Caremark stockholder abstains from voting or does not vote (either in person or by proxy), it will have no effect (assuming a quorum is present and that the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting) in determining whether the issuance of shares of Caremark common stock in the merger will be approved. Brokers who hold shares of Caremark common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These broker non-votes will have no effect (assuming a quorum is present and that the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting) in determining whether the issuance of shares of Caremark common stock in the merger will be approved. All shares of Caremark common stock represented at the Caremark special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

Required Vote for Approval of the Amendment to Caremark’s Certificate of Incorporation to Increase the Total Number of Authorized Shares of Caremark Preferred Stock and Caremark Series C Preferred Stock (Proposal 3)

The affirmative vote of the holders of record of at least a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting is required to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock. If a Caremark stockholder abstains from voting or does not vote (either in person or by proxy) it will have the same effect as a vote against the proposal to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock. All shares of Caremark common stock represented at the special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

Required Vote for Approval of the Caremark Stock Plan (Proposal 4)

The affirmative vote of at least a majority of the total votes represented by shares of Caremark common stock present in person or by proxy and entitled to vote at the Caremark special meeting is required to approve the Caremark Stock Plan. If a Caremark stockholder abstains from voting or does not vote (either in person or by proxy) and, such stockholder’s shares count toward the presence of a quorum, it will have the same effect as a vote against the approval of the Caremark Stock Plan. All shares of Caremark common stock represented at the Caremark special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

Required Vote for Approval of an Adjournment or Postponement of the Special Meeting (Proposal 5)

If necessary, approval of a proposal to adjourn or postpone the Caremark special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Caremark common stock represented at the special meeting, whether or not a quorum is present. If a Caremark stockholder abstains from voting or does not vote (either in person or by proxy) it will have the same effect as a vote against the proposal to adjourn or postpone the special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

Voting by Caremark Directors and Executive Officers

On January 13, 2004, directors and executive officers of Caremark and their affiliates owned and were entitled to vote 355,441 shares of Caremark common stock, or approximately 0.13% of the shares of Caremark common stock outstanding on that date.

Voting of Proxies

A proxy card is enclosed for your use. Caremark asks that you complete and sign the accompanying proxy and return it to Caremark as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Caremark common stock represented by it will be voted at the Caremark special meeting in accordance with the instructions contained in the proxy.

If proxies are returned without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting. Unless you check the box on your proxy withholding discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Caremark special meeting, such as adjourning for the purpose of soliciting additional proxies.

Alternatively, stockholders of Caremark may submit their proxies or voting instructions by accessing the Internet website specified on the enclosed proxy card or by calling the toll-free number specified on the enclosed proxy card.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the Caremark special meeting, voting through the Internet or by telephone or voting in person at the Caremark special meeting or submitting a signed proxy card at the Caremark special meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Caremark special meeting in person.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Caremark special meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the Caremark special meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to Caremark’s Corporate Secretary no later than the beginning of the Caremark special meeting.

Solicitation of Proxies

This solicitation is made on behalf of the Caremark board of directors and Caremark will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Caremark’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Caremark has engaged Georgeson Shareholder Communications Inc. to assist it in the distribution and solicitation of proxies, and will pay Georgeson Shareholder Communications Inc. reasonable fees and expenses for its services.

The Caremark board of directors recommends that Caremark stockholders vote “FOR” the proposals to approve and adopt the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock and to approve the issuance of Caremark common stock to AdvancePCS stockholders in the merger. Further, the Caremark board of directors recommends that the Caremark stockholders vote “FOR” the proposals to (1) approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock, (2) approve the Caremark Stock Plan and (3) approve any adjournment or postponement of the Caremark special meeting, if necessary, for the purpose of soliciting additional proxies.

PROPOSAL 1. AMENDMENT TO CAREMARK’S CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF

CAREMARK COMMON STOCK

If the Caremark stockholders vote in favor of Proposals 1 and 2 and the merger is completed, Caremark will issue approximately 201,498,681 shares of Caremark common stock to AdvancePCS stockholders in the merger pursuant to the provisions of the merger agreement. Caremark’s current certificate of incorporation authorizes for issuance 400 million shares of Caremark common stock. As of September 26, 2003, 268,002,136 shares of Caremark common stock were issued and outstanding. In order for Caremark to have enough shares of Caremark common stock to issue to AdvancePCS stockholders in the merger, Caremark must amend its certificate of incorporation to increase the authorized number of shares of Caremark common stock.

The Caremark board of directors recommends a vote “FOR” this Proposal 1.

Caremark is asking you to approve and adopt the amendment to Caremark’s certificate of incorporation which will increase the number of authorized shares of Caremark common stock from 400 million shares to 700 million shares. In order for enough shares of Caremark common stock to be authorized for issuance to AdvancePCS stockholders in the merger, which is necessary to effect the merger of AdvancePCS and a wholly owned subsidiary of Caremark, the holders of at least a majority of the shares of outstanding Caremark common stock entitled to vote at the Caremark special meeting must vote to approve the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark common stock. All shares of Caremark common stock represented at the Caremark special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting.

PROPOSAL 2. ISSUANCE OF CAREMARK COMMON STOCK IN THE MERGER

It is a condition to completion of the merger that the shares of Caremark common stock issued to AdvancePCS stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. Pursuant to the NYSE Listed Company Manual, as a prerequisite to listing approval, a company is required to obtain stockholder approval prior to the issuance of common stock if the common stock issued in the aggregate has voting power equal to or in excess of 20% of the voting power outstanding before such issuance of common stock. If the merger is completed, Caremark will issue approximately 201,498,681 shares of Caremark common stock in the merger, or [        ]% of the voting power outstanding on the date of this joint proxy statement/prospectus. Therefore, under the NYSE Listed Company Manual, Caremark must obtain the approval of Caremark stockholders for the issuance of shares of Caremark common stock in the merger.

The Caremark board of directors recommends a vote “FOR” this Proposal 2.

Caremark is asking you to approve the issuance of Caremark common stock to AdvancePCS stockholders in the merger. The issuance of Caremark common stock to AdvancePCS stockholders, which is necessary to effect the merger, requires holders of at least a majority of all shares of Caremark common stock casting votes at the Caremark special meeting to vote to approve the issuance of Caremark common stock in the merger, assuming the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting. If a Caremark stockholder fails to return a proxy for the Caremark special meeting, this will have no effect on the proposal to issue shares of Caremark common stock in the merger (assuming that a quorum is present and that the total votes cast represent more than 50% of all Caremark common stock entitled to vote at the Caremark special meeting). Abstentions and broker-non votes will, however, count toward the presence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor or for all matters for consideration at the Caremark special meeting.

PROPOSAL 3. AMENDMENT TO CAREMARK’S CERTIFICATE OF INCORPORATION TO

INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF CAREMARK PREFERRED

STOCK AND CAREMARK SERIES C PREFERRED STOCK

In addition to increasing the authorized shares of Caremark common stock to provide for shares of Caremark common stock to be issued in connection with the merger, Caremark is asking you to approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock. If this amendment to Caremark’s certificate of incorporation is approved and adopted, the total number of authorized shares of Caremark preferred stock will be increased from 9.5 million shares to 10.5 million shares and the total number of authorized shares of Caremark Series C preferred stock will be increased from 500,000 shares to 7 million shares.

Caremark is asking you to increase the number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock (in the aggregate) in proportion to the proposed increase in the number of authorized shares of Caremark common stock described in Proposal 1. If Proposal 1 is approved, the total number of authorized shares of Caremark common stock will be increased from 400 million shares to 700 million shares, representing an increase of 75%. Accordingly, Caremark is seeking its stockholders’ approval to proportionally increase (by 75%) the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock (in the aggregate) from 10 million shares to 17.5 million shares.

If Caremark’s stockholders approve this Proposal 3, the 7 million shares of Caremark Series C preferred stock will be issuable pursuant to the Caremark stockholders rights agreement as described in the section entitled “Comparison of Rights of Caremark and AdvancePCS Stockholders—Rights Agreement” beginning on page 219. In light of the increase in the total number of authorized shares of Caremark common stock to 700 million shares, Caremark is asking you to approve the increase in Caremark Series C preferred stock to 7 million shares so that a sufficient number of shares of Caremark Series C preferred stock will be authorized for issuance pursuant to the terms of the rights agreement, which provides for the issuance of 1/100 of a share of Caremark Series C preferred stock for each share of Caremark common stock.

Approval of the amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock is not a condition to the merger.

The Caremark board of directors recommends a vote “FOR” this Proposal 3.

Caremark is asking you to approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock and Caremark Series C preferred stock. The affirmative vote of at least a majority of the shares of outstanding Caremark common stock entitled to vote at the Caremark special meeting is required to approve this amendment to Caremark’s certificate of incorporation. All shares of Caremark common stock represented at the Caremark special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by the proxy will be considered a vote in favor of all matters for consideration at the Caremark special meeting.

PROPOSAL 4. CAREMARK STOCK PLAN

At the Caremark special meeting, Caremark’s stockholders will be asked to approve the Caremark Stock Plan, which will be implemented only if the merger is approved.

Approval of the Caremark Stock Plan is not a condition to the merger. The affirmative vote of at least a majority of the total votes represented by the shares of Caremark common stock present in person or by proxy and entitled to vote at the Caremark special meeting is required to approve the Caremark Stock Plan. All shares of Caremark common stock represented at the Caremark special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting. If proxies are returned without indication as to how to vote, the Caremark common stock represented by the proxy will be considered a vote in favor of all matters for consideration at the Caremark special meeting.

The Caremark board of directors recommends a vote “FOR” this Proposal 4.

The Caremark board of directors’ recommendation to vote “FOR” this proposal is made for the following reasons:

The Caremark Stock Plan provides flexible compensation options

The current Caremark equity-based compensation plans permit only the grant of stock options. Given the merger and the proposed change by the Financial Accounting Standards Board in the accounting treatment of stock options, the Compensation Committee of Caremark’s Board of Directors, which is referred to in this section as the Committee, believes it is desirable to have the flexibility to award other types of long-term incentives if they so decide.

The Caremark Stock Plan is expected to enhance post-merger employee retention and performance

The merger is a significant event for Caremark. It is critical to the success of the merger that the integration of Caremark and AdvancePCS is achieved as quickly and efficiently as possible. The Committee believes that aligning the interest of the combined company’s management with the general interests of its stockholders through a variety of equity-based incentive compensation plans enhances the potential for success. Caremark believes the Caremark Stock Plan gives the Committee the flexibility and capacity to reward and motivate the employees who will be responsible for integrating Caremark and AdvancePCS and operating the combined company in the future.

The Caremark Stock Plan assists the Committee in managing post-merger dilution

Historically, the Committee has carefully managed Caremark’s dilution position. The Committee believes the pre-merger level of stock options granted but unexercised, which is commonly referred to as overhang, equal to 6.4%, together with an additional potentially dilutive amount of 3.6% for shares available to be granted in the future under equity-based compensation plans, is low compared to Caremark’s peers and to the general market. The combined company is expected to have an overhang position of 10.4% and 1.6% of common stock outstanding available for future grants. The shares available for grant will increase to approximately 5% of common stock outstanding if the Caremark Stock Plan is approved.

The Caremark Stock Plan is expected to streamline administration of Caremark’s equity-based compensation plans

Caremark currently has seven equity-based compensation plans. The current shares available under all these outstanding plans would transfer to the Caremark Stock Plan. If approved by the Caremark stockholders, the Caremark Stock Plan would supercede Caremark’s existing equity-based compensation plans with respect to subsequent grants of equity-based compensation. Stock options previously granted under Caremark’s existing equity-based compensation plans and outstanding at the adoption of the Caremark Stock Plan, if approved, will not be affected.

The Caremark Stock Plan allows the Committee to continue strong compensation and corporate governance practices

As mentioned previously, the Committee has attempted to be prudent in its use of equity instruments as compensation. The Committee intends to continue this practice, and Caremark believes the following provisions further this goal:

1.	The Caremark Stock Plan prohibits stock option re-pricings, discounted stock option grants, and loans;

2.	The Caremark Stock Plan limits the number of newly-authorized shares thereunder to 15 million shares;

3.	The Caremark Stock Plan will be managed by the Committee, which is comprised solely of independent, non-employee directors, and has engaged an independent compensation consultant to advise the Committee on compensation matters; and

4.	The Caremark Stock Plan provides for minimum vesting periods on equity grants (5 years for options, stock and stock units to become fully vested). Caremark believes this provision provides the Caremark Stock Plan with a strong retention feature. The Caremark Stock Plan also sets limits on the dollar value of options or stock that can be granted in any calendar year.

Principal Features of the Caremark Stock Plan

General

The following discussion does not purport to be complete and is qualified in its entirety by reference to the Caremark Stock Plan as proposed to be approved by the Caremark stockholders, a copy of which is attached to this joint proxy statement/prospectus as Annex L.

Purpose

The primary purpose of the Caremark Stock Plan is (1) to attract and retain eligible employees and non-employee directors of Caremark, (2) to provide an incentive to eligible employees and non-employee directors to work to increase the value of Caremark’s common stock, and (3) to provide eligible employees and non-employee directors with a stake in the future of Caremark which corresponds to the stake of each of Caremark’s stockholders.

Administration

The Caremark Stock Plan is administered by the Compensation Committee of Caremark’s Board of Directors, which is referred to in this section as the Committee. All grants under the Caremark Stock Plan are evidenced by a certificate that incorporates such terms and conditions as the Committee deems necessary or appropriate.

Coverage, Eligibility and Grant Limits

The Caremark Stock Plan provides for the grant of stock, stock options, stock units, and stock appreciation rights, which are referred to as SARs, to certain eligible employees and to non-employee directors. An eligible employee is any employee of Caremark or any subsidiary, parent or affiliate of Caremark who has been designated by the Committee to receive a grant under the Caremark Stock Plan. No eligible employee or non-employee director in any calendar year may be granted:

•	an option to purchase more than 5 million shares of common stock;

•	a SAR based on appreciation with respect to more than 5 million shares of common stock; or

•	stock or stock units where the value of the underlying shares of common stock exceed $25 million.

No more than 5 million shares of common stock are available for stock grants under the Caremark Stock Plan, and no more than 15 million shares of common stock are available for grant of incentive stock options, which are referred to as ISOs.

Shares Available for Issuance

Under the terms of the Caremark Stock Plan, as of the date of this filing, 22,721,199 shares would be available for issuance under the Caremark Stock Plan on its effective date, including 15 million newly authorized shares and 7,721,199 unissued shares that have been previously authorized for issuance under the following nine equity-based compensation plans of Caremark and AdvancePCS: (1) the Caremark Rx, Inc. Amended and Restated Incentive Compensation Plan, (2) the Caremark Rx, Inc. Amended and Restated 1993 Stock Option Plan, (3) the Caremark Rx, Inc. Amended and Restated 1994 Stock Option Plan, (4) the Caremark Rx, Inc. Amended and Restated 1995 Stock Option Plan, (5) the Caremark Rx, Inc. Amended and Restated 1997 Long Term Incentive Compensation Plan, (6) the Caremark Rx, Inc. Amended and Restated 1998 Employee Stock Option Plan, (7) the Caremark Rx, Inc. Amended and Restated 1998 New Employee Stock Option Plan, (8) the AdvancePCS 2003 Incentive Compensation Plan and (9) the Advance Paradigm, Inc. Amended and Restated 1997 Nonstatutory Stock Option Plan. In addition, shares that were subject to grants under these nine plans, which are forfeited on or after the effective date of the Caremark Stock Plan shall become available for issuance under the Caremark Stock Plan. The number of such shares will depend upon which, if any, grants under the such plans are forfeited and therefore is not known at this time. Any shares of common stock which remain unissued after the cancellation, expiration or exchange of an option, a SAR or stock grant or which are forfeited after issuance shall again be available for grants under the Caremark Stock Plan, as shall any shares of common stock used to satisfy a withholding obligation.

If the Caremark Stock Plan is approved by the Caremark stockholders at the special meeting, and the merger is completed, the Caremark Stock Plan will supercede the foregoing plans. If approved by the Caremark stockholders, the Caremark Stock Plan would supercede Caremark’s existing equity-based compensation plans with respect to subsequent grants of equity-based compensation. Stock options previously granted under Caremark’s existing equity-based compensation plans and outstanding at the adoption of the Caremark Stock Plan, if approved, will not be affected.

Options

Under the Caremark Stock Plan, either ISOs, which are intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-incentive stock options, which are referred to as Non-ISOs, may be granted to eligible employees or non-employee directors by the

Committee, but ISOs can only be granted to eligible employees of Caremark or a subsidiary or parent of Caremark. Each option granted under the Caremark Stock Plan entitles the optionee to purchase the number of shares of common stock specified in the grant at the option price specified in the related stock option certificate. The terms and conditions of each option granted under the Caremark Stock Plan will be determined by the Committee, but no option will be granted at an exercise price which is less than the fair market value of the common stock as determined on the grant date in accordance with the Caremark Stock Plan. In addition, if the option is an ISO that is granted to a ten percent stockholder of Caremark, the option price may be no less than 110% of the fair market value of the shares of common stock on the grant date. No option may be exercisable more than ten years from the grant date or, if the option is an ISO granted to a ten percent stockholder of Caremark, it may not be exercisable more than five years from the grant date. Moreover, no eligible employee may be granted ISOs which are first exercisable in any calendar year for stock having an aggregate fair market value (determined as of the date that the ISO was granted) that exceeds $100,000.

Unless otherwise set forth in the certificate evidencing the grant of an option, an eligible employee or non-employee director shall have the right to exercise the option with respect to 20% of the shares of common stock subject to such option only if he or she remains continuously employed as an eligible employee or serves as a non-employee director on the first anniversary of the grant date, and with respect to an additional 20% of the shares of common stock subject to such option only if he or she remains continuously employed as an eligible employee or serves as a non-employee director on the second, third and fourth anniversaries of the grant date, and with respect to all remaining shares of common stock only if he or she remains continuously employed as an eligible employee or serves as a non-employee director on the fifth anniversary of the grant date.

Unless otherwise set forth in the certificate evidencing the grant of an option, the right of an eligible employee or non-employee director to exercise an option shall expire on the earliest of: (1) the date he or she ceases to be an eligible employee or non-employee director for “cause,” as defined in the Caremark Stock Plan, (2) at the end of the one year period that begins when he or she ceases to be an eligible employee or non- employee director because of death or “disability,” as defined in the Caremark Stock Plan or (3) at the end of the ninety (90) day period that begins when he or she ceases to be an eligible employee or non-employee director for any other reason.

Stock Appreciation Rights (SARs)

SARs may be granted by the Committee to eligible employees and non-employee directors under the Caremark Stock Plan, either as part of an option or as stand-alone SARs. The terms and conditions for an SAR granted as part of an option will be set forth in the option certificate for the related option while the terms and conditions for a stand-alone SAR will be set forth in a SAR certificate. SARs entitle the holder to receive the appreciation of the fair market value of one share of common stock as of the date such right is exercised over the baseline price specified in the option or SAR certificate, which is referred to as the SAR Value, multiplied by the number of shares of common stock in respect of which the SAR is being exercised. The SAR Value for a SAR must equal or exceed the fair market value of a share of common stock as determined on the grant date in accordance with the Caremark Stock Plan. If a SAR is granted together with an option, then the exercise of the SAR shall cancel the right to exercise the related option, and the exercise of a related option shall cancel the right to exercise the SAR. Any SAR granted as a part of an option shall be exercisable only while the related option is exercisable. The Committee, in its discretion, may require completion of a period of service as an eligible employee or non-employee director before a SAR may be exercised. At the discretion of the Committee, any payment due upon the exercise of a SAR can be made in cash or in the form of common stock.

Stock Grants

Stock grants are grants which are designed to result in the issuance of common stock to the eligible employee or non-employee director to whom the grants are made, and stock grants may be granted by the Committee subject to such terms and conditions, if any, as the Committee acting in its absolute discretion deems appropriate. The Committee, in its discretion, may prescribe that an eligible employee’s or non-employee director’s rights in a stock grant will be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the eligible employee continue employment or the non-employee director continue service with Caremark for a specified period or that Caremark or the eligible employee achieve stated performance or other objectives. Each stock grant shall be evidenced by a certificate which will specify what rights, if any, an eligible employee or non-employee director has with respect to such stock grant as well as any conditions applicable to the stock grant.

Stock Units

Stock units are grants which are designed to result in cash payments to the eligible employees and non-employee directors to whom grants are made based on the fair market value of the common stock underlying the grant, and stock units may be granted by the Committee subject to such terms and conditions, if any, as the Committee acting in its absolute discretion deems appropriate. The terms and conditions for a stock unit grant will be set forth in the certificate evidencing the grant. The Committee, in its discretion, may prescribe that an eligible employee’s or non-employee director’s rights to payment under a stock unit grant will be subject to certain conditions. These conditions will be set forth in the related certificate and may include, for example, a requirement that the eligible employee continue employment or the non-employee director continue service with Caremark for a specified period or that Caremark or the eligible employee achieve stated performance or other objectives.

Transferability

The Committee may, in its discretion, provide that all or a portion of an option, a SAR, stock or stock unit grant made to an eligible employee or non-employee director is transferable by such eligible employee or non-employee director to: (1) his or her immediate family members, (2) one or more trusts for the exclusive benefit of such immediate family members or (3) a partnership in which immediate family members are the only partners. Immediate family members means the spouse, children and grandchildren of an eligible employee or non-employee director. The certificate evidencing the grant of the option, SAR, stock or stock unit must explicitly provide for such transferability. The option, SAR, stock grant or stock unit will be subject to the same terms and conditions as immediately before the transfer, and no common stock will be issued or cash payment made until the eligible employee or non-employee director satisfies the conditions for issuance of common stock or payment of cash. The eligible employee or non-employee director is responsible for notifying any transferee of the terms and conditions of the applicable grant.

Change in Control

If there is a change in control of Caremark, then all conditions to the exercise of all outstanding options and SARs and all issuance or forfeiture conditions on all outstanding stock grants and stock units will be deemed satisfied. The board of directors of Caremark shall have the right, to the extent required as a part of the change in control transaction, to cancel all outstanding options, SARs, stock grants and stock units after giving eligible employees and non-employee directors a reasonable period of time to exercise their outstanding options and SARs or to take such other action as is necessary to receive common stock subject to stock grants or cash payment under any stock units.

A change in control pursuant to the Caremark Stock Plan means, generally: (1) the acquisition by any person, other than Caremark or a subsidiary or employee benefit plan of Caremark, of 20% or more of the outstanding shares of common stock, (2) the current members of Caremark’s board of directors, or their approved successors, ceasing to be a majority of the board of directors, (3) a reorganization, merger, consolidation or sale or disposition of substantially all of the assets of Caremark, unless Caremark stockholders control the resulting company, (4) the approval by stockholders of a complete liquidation or dissolution of Caremark, (5) any other event the Committee determines is a change in control. The transaction described in the Agreement and Plan of Merger dated September 2, 2003 by and among Caremark, Cougar Merger Corporation and AdvancePCS is not a change in control under the Caremark Stock Plan.

Amending or Terminating the Caremark Stock Plan

The Caremark Stock Plan may be amended by the Committee to the extent it deems necessary or appropriate, but no amendment may be made to the section of the Caremark Stock Plan governing a change in control which might adversely affect any rights that would otherwise vest on a change in control. The Caremark Stock Plan may also be terminated by the Committee at any time. The Committee may not unilaterally modify, amend or cancel any option, SAR, stock grant or stock unit previously granted without the consent of the holder of such option, SAR, stock grant or stock unit or unless there is a dissolution or liquidation of Caremark or a similar transaction. No amendment shall be made absent the approval of the stockholders of Caremark to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of common stock are listed.

Adjustment of Shares

Capital Structure. The number, kind or class of shares of common stock reserved for issuance under the Caremark Stock Plan, the annual grant caps, the number, kind or class of shares of common stock subject to options or SARs granted under the Caremark Stock Plan, and the option price of the options and the SAR Value of the SARs, as well as the number, kind or class of shares of common stock granted pursuant to stock grants under the Caremark Stock Plan and the payment due under stock unit grants under the Caremark Stock Plan, shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of Caremark.

Mergers. The Committee as part of any transaction described in Code Section 424(a) shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with Code Section 424(a)) the number, kind or class of shares of common stock reserved for issuance under the Caremark Stock Plan, the number, kind or class of shares of common stock underlying any stock grants previously made under the Caremark Stock Plan and any related grant and forfeiture conditions, and the number, kind or class of shares of common stock subject to option and SAR grants previously made under the Caremark Stock Plan and the related option price of the options and SAR Value of the SARs and cash payment under stock unit grants previously made under the Caremark Stock Plan, and, further, shall have the right to make (in any manner which the Committee in its discretion deems consistent with Code Section 424(a)) stock, stock unit, stock option and SAR grants to effect the assumption of, or the substitution for, stock, stock unit, stock option and SAR grants previously made by any other corporation to the extent that such transaction calls for the substitution or assumption of such grants.

Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to grants made pursuant to the Caremark Stock Plan are technical, and reasonable persons may differ on the proper interpretation of such rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with such grants, based on a good faith interpretation of the current federal income tax laws, regulations (including certain proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth (1) any federal tax consequences other than income tax consequences or (2) any state, local or foreign tax consequences that may apply.

ISOs. In general, an eligible employee will not recognize taxable income upon the grant or the exercise of an ISO. For purposes of the alternative minimum tax, however, the eligible employee will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment in computing the eligible employee’s alternative minimum taxable income. If the eligible employee does not dispose of the common stock received pursuant to the exercise of the

ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of exercise of the ISO, a subsequent disposition of the common stock will generally result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and the exercise price. Caremark will not be entitled to any income tax deduction as a result of such disposition. Caremark normally will not be entitled to take an income tax deduction at either the grant or the exercise of an ISO.

If the eligible employee disposes of the common stock acquired upon exercise of the ISO within either of the above-mentioned time periods, then in the year of such disposition, such individual generally will recognize ordinary income, and Caremark will be entitled to an income tax deduction (provided Caremark satisfies applicable federal income tax reporting requirements), in an amount equal to the lesser of (1) the excess of the fair market value of the common stock on the date of exercise over the exercise price or (2) the amount realized upon disposition over the exercise price. Any gain in excess of such amount recognized by the eligible employee as ordinary income would be taxed to such individual as short-term or long-term capital gain (depending on the applicable holding period).

Non-ISOs. An eligible employee or a non-employee director will not recognize any taxable income upon the grant of a Non-ISO, and Caremark will not be entitled to take an income tax deduction at the time of such grant. Upon the exercise of a Non-ISO, the eligible employee or non-employee director generally will recognize ordinary income and Caremark will be entitled to take an income tax deduction (provided Caremark satisfies applicable federal income tax reporting requirements) in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. However, if an eligible employee or non-employee director is subject to Section 16(b) of the Exchange Act and cannot sell the common stock purchased without being subject to liability under such section, the stock will be treated as subject to a substantial risk of forfeiture for six months following such purchase or until the stock can be sold without any such liability, whichever comes first, and the eligible employee or non-employee director will be taxable on such spread at that time. Upon a subsequent sale of the common stock by the eligible employee or non-employee director, such individual will recognize a short-term or long-term capital gain or loss (depending on the applicable holding period).

SARs. An eligible employee will recognize ordinary income for federal income tax purposes upon the exercise of an SAR under the Caremark Stock Plan for cash, common stock or a combination of cash and common stock, and the amount of income that the eligible employee will recognize will depend on the amount of cash, if any, and the fair market value of the common stock, if any, that the eligible employee receives as a result of such exercise. Caremark generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the eligible employee in the same taxable year in which the eligible employee recognizes such income if Caremark satisfies applicable federal income tax reporting requirements.

Stock Grants. An eligible employee or non-employee director generally is not subject to any federal income tax upon the grant of stock, nor does the grant of stock generally result in an income tax deduction for Caremark, unless the restrictions on the stock do not present a substantial risk of forfeiture or the stock is “transferable,” each within the meaning of Section 83 of the Code. Stock which is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code is “transferable” within the meaning of Section 83 if the transferee would not be subject to such risk of forfeiture after such transfer. In the year that the stock grant is either no longer subject to a substantial risk of forfeiture or is transferable, the eligible employee or non-employee director will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of common stock transferred to the eligible employee or non-employee director, generally determined on the date the stock grant is no longer subject to a substantial risk of forfeiture, or is transferable, whichever comes first, over the amount, if any, paid for such shares. If shares of common stock subject to a stock grant are transferred to an immediate family member, trust for the benefit of immediate family members or partnership of immediate family members (under Section 10 of the Caremark Stock Plan), the common stock will remain subject to a substantial risk of forfeiture and therefore will not be considered “transferable” within the meaning of Section 83 of the Code. However, the eligible employee or non-employee director may be required to recognize income at the time of the transfer and may be required to recognize income when the stock grant is no longer subject to a substantial risk of forfeiture, all depending upon whether the transfer is treated for tax purposes as an arm’s length or non-arm’s length transaction, which is a fact-sensitive issue. If an eligible employee or non-employee director is subject to Section 16(b) of the Exchange Act and cannot sell the common stock without being subject to liability under such section after the common stock is no longer subject to a substantial risk of forfeiture or is transferable, the common stock will be treated as subject to a substantial risk of forfeiture and non-transferable for six months or until the stock can be sold without any such liability, whichever comes first. In general, if the stock grant is forfeited, the eligible employee or non-employee director will recognize no gain.

Stock Units. An eligible employee or non-employee director is not subject to any federal income tax upon the grant of a stock unit, nor does the grant of a stock unit result in an income tax deduction for Caremark. In the year that the stock unit is either redeemable for cash or transferable, the eligible employee or non-employee director will recognize ordinary income in an amount equal to the amount of the payment made under the stock unit or received in the transfer. If the stock unit is forfeited, the eligible employee or non-employee director will recognize no gain.

Plan Benefits

The benefits to be received, if any, under the Caremark Stock Plan will depend upon the type of awards granted by the Committee, the term of those awards and, where performance based, the achievement of the performance goals established by the Committee. As such, the benefits to be received under the Caremark Stock Plan are not presently determinable. The following table indicates the number of shares of Caremark common stock that would have been received in 2003 under the Caremark Stock Plan if such plan had been in effect during such fiscal year and assuming that awards were made commensurate with those made in 2003.

Name and Position	Number of Shares	Exercise Price Per Share
Edwin M. Crawford Chairman of the Board and Chief Executive Officer	0	N/A

A.D. Frazier, Jr. President and Chief Operating Officer	0	N/A

Edward L. Hardin, Jr. Executive Vice President and General Counsel	20,000	$18.35

Bradley S. Karro Executive Vice President of Corporate Development	12,000	18.35

Howard A. McLure Executive Vice President and Chief Financial Officer	35,000	18.35

All executive officers as a group (10 persons)	137,000	18.35

Non-employee Directors (8 persons)	200,000	17.20

Non-executive employees (74 persons)	573,000	18.35

Equity Compensation Plan Information

The following is a summary of all of Caremark’s equity compensation plans, including plans that were assumed through acquisitions and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2003.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options		Weighted- average exercise price per share of outstanding options	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding securities issuable upon exercise of outstanding options)
Equity compensation plans approved by stockholders
Stock Options	13,561,445	(1)	$11.02	4,678,194

Equity compensation plans not approved by stockholders
Stock Options	5,437,084	(2)	$7.55	2,123,633
Employee Stock Purchase Plan	—		—	498,110	(3)
Director Deferred Compensation Plan	—		$17.74	42,600	(4)
Total	18,998,529		$10.03	7,342,537

(1)	Includes shares of common stock to be issued upon exercise of stock options granted under the following plans, each as amended from time to time: 1992 Stock Incentive Plan; 1992 Non-Employee Director Stock Incentive Plan; 1993 Stock Option Plan; 1994 Stock Option Plan; Non-Employee Director Stock Option Plan; 1995 Stock Option Plan; and 1997 Stock Incentive Plan.
(2)	Includes shares of common stock to be issued upon exercise of stock options granted under the 1998 Stock Option Plan and the 1998 New Employee Stock Option Plan, each as amended from time to time. Also includes shares of common stock to be issued upon exercise of stock options granted under the Nonqualified Stock Option Agreement between Caremark and E. Mac Crawford dated August 6, 1998.
(3)	Shares of common stock purchased through the Carestock Employee Stock Purchase Plan.
(4)	Stock units accrued through the Director Deferred Compensation Plan.

PROPOSAL 5. POSSIBLE ADJOURNMENT OR POSTPONEMENT OF

THE SPECIAL MEETING

If Caremark fails to receive a sufficient number of votes to approve Proposals 1, 2, 3 or 4, Caremark proposes to adjourn or postpone the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies to approve these proposals. Proxies initially cast in favor of Proposals 1, 2, 3 and 4 will be voted in favor of the approval of such proposals at the special meeting subsequently convened within 60 days of the special meeting so adjourned or postponed unless those proxies are revoked as described in the section entitled “—Voting of Proxies” beginning on page 106. Caremark does not intend currently to propose adjournment or postponement of the special meeting if it has sufficient votes to approve Proposals 1, 2, 3 and 4.

Approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies requires the affirmative vote by the holders of a majority of the shares of Caremark common stock represented at the special meeting, whether or not a quorum is present.

The Caremark board of directors recommends a vote “FOR” this Proposal 5, if necessary.

THE ADVANCEPCS ANNUAL MEETING

Date, Time and Place

The annual meeting of AdvancePCS stockholders will be held at [                ] at [        ] a.m., local time, on [                    ], 2004.

Purpose of the AdvancePCS Annual Meeting

At the AdvancePCS annual meeting, stockholders will be asked to:

1.	approve and adopt the merger agreement and the merger;

2.	elect three directors to serve until AdvancePCS’s annual meeting of stockholders in 2006;

3.	approve the AdvancePCS 2003 Incentive Compensation Plan;

4.	approve and adopt the AdvancePCS Third Amended and Restated Certificate of Incorporation to, among other things, change the governance structure of the board;

5.	ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as AdvancePCS’s independent public accountants for the fiscal year ending March 31, 2004;

6.	consider and vote on any proposal to adjourn or postpone the AdvancePCS annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

7.	transact such other business that may properly be brought before such meeting.

If the merger is completed, the other AdvancePCS annual meeting matters will, as a result, be superseded, except for Proposal 3, which relates to the approval of the AdvancePCS 2003 Incentive Compensation Plan.

AdvancePCS Record Date; Stock Entitled to Vote

Only AdvancePCS stockholders of record at the close of business on [                    ], 2004, the AdvancePCS record date for the AdvancePCS annual meeting, will be entitled to notice of, and to vote at, the AdvancePCS annual meeting or any adjournments or postponements of the AdvancePCS annual meeting.

On the AdvancePCS record date, there were a total of [        ] shares of AdvancePCS common stock outstanding and entitled to vote at the AdvancePCS annual meeting, consisting of [        ] shares of AdvancePCS Class A common stock, 12,913,334 shares of AdvancePCS Class B-1 common stock and 200 shares of AdvancePCS Class B-2 common stock. AdvancePCS stockholders will have one vote for each share of AdvancePCS common stock that they owned on the AdvancePCS record date, exercisable in person or by properly executed and delivered proxy, with respect to the AdvancePCS annual meeting.

Voting Rights; Quorum

Voting Rights

Only the holders of AdvancePCS Class A common stock, voting as a separate class, are entitled to vote on the election of the Class A and Class C directors.

With respect to the approval and adoption of the merger agreement and the merger, the holders of AdvancePCS Class A, Class B-1 and Class B-2 common stock are entitled to vote together as a single class and the holders of the AdvancePCS Class B-1 and Class B-2 common stock are entitled to vote together as a single class.

With respect to all other matters to be presented at the AdvancePCS annual meeting, the holders of the AdvancePCS Class A, Class B-1 and Class B-2 common stock are entitled to vote together as a single class.

Quorum

A majority of the outstanding shares of AdvancePCS Class A common stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Class A director and the Class C directors.

A majority of the outstanding shares of AdvancePCS Class A, Class B-1 and Class B-2 common stock, voting together as a single class, represented in person or by proxy, will constitute a quorum for all other matters before the AdvancePCS annual meeting.

Brokers who hold shares of AdvancePCS common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. All shares of AdvancePCS common stock represented at the AdvancePCS annual meeting, but not voting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the AdvancePCS annual meeting.

Votes Required

Required Vote for Approval and Adoption of Merger Agreement and the Merger (Proposal 1)

The affirmative vote of the holders of at least a majority of the outstanding AdvancePCS common stock, voting together as a single class, and the holders of two-thirds of the outstanding AdvancePCS Class B-1 common stock and AdvancePCS Class B-2 common stock, voting together as a single class, are required to approve and adopt the merger agreement and the merger. Consequently, an abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.

Pursuant to the voting agreement between Caremark and JLL, JLL has agreed to vote, subject to certain exceptions, all the shares of AdvancePCS common stock beneficially owned by it as of the date of the AdvancePCS annual meeting in favor of the merger agreement and the merger. As of the date of this joint proxy statement/prospectus, JLL beneficially owned [        ] shares of AdvancePCS Class B-1 common stock representing approximately [        ]% of the outstanding AdvancePCS common stock and approximately [        ]% of the outstanding AdvancePCS Class B-1 and B-2 common stock, considered as a single class, in each case, on a fully diluted basis. A copy of the voting agreement is attached to this joint proxy statement/prospectus as Annex B. See the section entitled “Voting Agreement” beginning on page 101.

Required Vote for Election of Directors (Proposal 2)

Directors will be elected by a plurality of votes cast that are entitled to vote on the election of such director. Abstentions from voting and broker non-votes will be disregarded and will have no effect on the outcome of the election of directors. Stockholders may not cumulate their votes in the election of directors.

Required Vote for Amendment and Restatement of Certificate of Incorporation (Proposal 4)

Approval of the proposed AdvancePCS Third Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the outstanding AdvancePCS common stock, voting together as a single class. Consequently, an abstention from voting or a broker non-vote on Proposal 4 will have the effect of a vote against Proposal 4.

Required Vote for All Other Matters (Proposals 3, 5 and 6)

The affirmative votes of a majority of the total votes represented by the shares of AdvancePCS common stock present in person or by proxy and entitled to vote are required to approve Proposals 3, 5 and 6.

Consequently, an abstention from voting on either Proposal 3, 5 or 6 will have the effect of a vote against such proposal. Broker non-votes will be treated as not entitled to vote with respect to Proposals 3, 5 and 6 and will have no effect on the outcome of the vote on Proposals 3, 5 and 6.

Voting by AdvancePCS Directors and Executive Officers

On January 13, 2004, directors and executive officers of AdvancePCS and their affiliates owned and were entitled to vote 16,512,555 shares of AdvancePCS common stock, or approximately 17.7% of the shares of AdvancePCS common stock outstanding on that date. Except for the voting agreement between Caremark and JLL, there are no voting agreements in effect relating to the 3,599,221 shares of AdvancePCS common stock held by the directors and executive officers of AdvancePCS. Two of AdvancePCS’s directors are principals of JLL.

Voting of Proxies

A proxy card is enclosed for your use. AdvancePCS requests that you complete and sign the accompanying proxy and return it promptly to AdvancePCS in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of AdvancePCS common stock represented by it will be voted at the AdvancePCS annual meeting in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of AdvancePCS common stock represented are to be voted, the AdvancePCS common stock represented by the proxy will be voted in favor of each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the AdvancePCS annual meeting, such as adjourning for the purpose of soliciting additional proxies.

In addition, stockholders of AdvancePCS have the option to submit their proxies or voting instructions by accessing the Internet website specified on the enclosed proxy card or by calling the toll-free number specified on the enclosed proxy card.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the AdvancePCS annual meeting, voting through the Internet or by telephone or voting in person at the AdvancePCS annual meeting or submitting a signed proxy card at the AdvancePCS annual meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the AdvancePCS annual meeting in person.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the AdvancePCS annual meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the AdvancePCS annual meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of AdvancePCS no later than the beginning of the AdvancePCS annual meeting.

Solicitation of Proxies

This solicitation is made on behalf of the AdvancePCS board of directors and AdvancePCS will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by AdvancePCS’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. AdvancePCS has engaged Mellon Investor Services to assist it in the distribution and solicitation of proxies, and will pay Mellon Investor Services reasonable fees and expenses for its services.

PROPOSAL 1. THE MERGER AGREEMENT AND THE MERGER

As discussed elsewhere in this joint proxy statement/prospectus, AdvancePCS stockholders are considering and voting to approve and adopt the merger agreement and the merger. AdvancePCS stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, AdvancePCS stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

The AdvancePCS board of directors recommends a vote “FOR” this Proposal 1.

If the merger is completed, the other AdvancePCS annual meeting matters will, as a result, be superseded, except for Proposal 3, relating to the approval of the AdvancePCS 2003 Incentive Compensation Plan. Approval of the other AdvancePCS annual meeting matters is not a condition of the merger.

PROPOSAL 2. ELECTION OF DIRECTORS

Three directors are to be elected at the AdvancePCS annual meeting. Pursuant to the AdvancePCS Second Amended and Restated Certificate of Incorporation, there are currently nine directors in total: three Class A directors, two Class B-1 directors, and four Class C directors. T. Danny Phillips’ term as a Class A director will expire as of the AdvancePCS annual meeting, and he has been nominated to serve an additional term as a Class A director. George Poste’s and Jean-Pierre Millon’s terms as Class C directors will also expire as of the AdvancePCS annual meeting, and they have been nominated to serve additional terms as Class C directors. If elected, all three will serve until AdvancePCS’s annual meeting of stockholders in 2006 and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation, disqualification or removal from office or until the effective time of the merger. Each of these nominees for director currently serves as a director on the AdvancePCS board of directors. Each nominee has consented to serve as a director. If Proposal 4, relating to the approval and adoption of the AdvancePCS Third Amended and Restated Certificate of Incorporation, is approved and adopted by the AdvancePCS stockholders at the AdvancePCS annual meeting, immediately following the filing of the approved AdvancePCS Third Amended and Restated Certificate of Incorporation, each of the Class C directors will become Class A directors, subject to the new requirements for qualification for Class A directorships described below; however, the terms of directors shall remain the same as when elected.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted “FOR” the election of the AdvancePCS board of directors’ nominees. Although the AdvancePCS board of directors does not contemplate that any of the nominees will be unable to serve as a director at the time of the AdvancePCS annual meeting, if such a situation arises prior to the AdvancePCS annual meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the AdvancePCS board of directors.

The AdvancePCS board of directors recommends a vote “FOR” this Proposal 2.

The following table sets forth certain information regarding the individuals currently serving on the AdvancePCS board of directors, including AdvancePCS’s nominees for election at the AdvancePCS annual meeting:

Name	Age	Position	Served As Director Since	Director’s Term Ending
David D. Halbert	47	Chairman of the Board, President and Chief Executive Officer	1986	2005
Jon S. Halbert	43	Vice Chairman and Director	1988	2004
T. Danny Phillips	44	Senior Executive Vice President and Director	2003	2003
Ramsey A. Frank	42	Director	2000	2005
George Poste	59	Director	2002	2003
Paul S. Levy	55	Director	2000	2004
Stephen L. Green	52	Director	1993	2004
Michael D. Ware	57	Director	1993	2005
Jean-Pierre Millon	53	Director	2000	2003

Class A Directors

David D. Halbert founded AdvancePCS in 1986 and has since then continuously served as AdvancePCS’s Chairman of the Board and Chief Executive Officer. Upon the resignation of David A. George as President on March 31, 2003, David D. Halbert assumed the duties of President. Prior to founding AdvancePCS, David D. Halbert served as an executive officer for several organizations engaged in various health care and non-health care related industries. David D. Halbert also serves on the Board of Trustees of Abilene Christian University. David D. Halbert is the brother of Jon S. Halbert.

Jon S. Halbert joined AdvancePCS in January 1988 and has continuously served as a director and as an executive officer of AdvancePCS since that date. Jon Halbert currently serves as AdvancePCS’s Vice Chairman. Before joining AdvancePCS, Jon Halbert served as an executive officer and /or director for several organizations engaged in various health care and non-health care related industries. Jon S. Halbert is the brother of David D. Halbert.

T. Danny Phillips joined AdvancePCS in February 1992 and currently serves as AdvancePCS’s Senior Executive Vice President. Following the resignation of David A. George as a director on March 31, 2003, Danny Phillips was appointed to fill the vacancy on the board of directors. From 1992 through May 2002, Danny Phillips served as Chief Financial Officer of AdvancePCS. From May 2002 through March 2003, Danny Phillips served as AdvancePCS’s Executive Vice President Corporate Development.

Class B-1 Directors

Ramsey A. Frank has served as a director of AdvancePCS since October 2000. Ramsey Frank is currently a senior managing director of JLL Partners, Inc., which he joined in 1999. From 1993 to 1999, Ramsey Frank was a managing director of Donaldson, Lufkin & Jenrette, where he headed the restructuring group and was a senior member of the leveraged finance group. Ramsey Frank also serves as a director of IASIS Healthcare Corporation, Motor Coach Industries International Inc., Builders FirstSource, Inc., New World Pasta Company and Mosaic Group, Inc.

Paul S. Levy has served as a director of AdvancePCS since October 2000. Paul Levy is currently a senior managing director of JLL Partners, Inc., which he founded in 1988. Paul Levy serves as a director of several companies, including IASIS Healthcare Corporation, Motor Coach Industries International Inc., Builders FirstSource, Inc., Fairfield Manufacturing Company, Inc. and New World Pasta Company.

Class C Directors

Stephen L. Green has served as a director of AdvancePCS since August 1993. Stephen Green currently serves as a general partner of Canaan Partners, a venture capital firm. Prior to joining Canaan Partners in November 1991, Stephen Green served as managing director in GE Capital’s Corporate Finance Group for more than five years. Stephen Green currently serves on the board of directors of Dean Foods Corporation.

Michael D. Ware has served as a director of AdvancePCS since July 1993. Michael Ware is a co-founder of Advance Capital Markets, Inc., a private investment firm, and has served as its managing director since January 1989. Michael Ware also serves as a managing general partner of Black Emerald Capital Advisors, LLC, a partner of Black Emerald Capital LLC and as a director of the American Council of Renewable Energy. Prior to founding Advance Capital Markets, Inc., Michael Ware was the president of Reliance Energy Services, Inc.

Dr. George Poste has served as a director of AdvancePCS since July 2002. George Poste is currently chief executive officer of Health Technology Networks, a health care consulting group based in Scottsdale, Arizona and suburban Philadelphia. George Poste previously served as president, research and development, and chief science and technology officer at SmithKline Beecham from 1997 to 1999 and held other positions at SmithKline Beecham or its related entities prior thereto. George Poste is non-executive chairman of diaDexus, the joint venture in molecular diagnostics between GlaxoSmithKline and Incyte Pharmaceuticals. He also is non-executive chairman of Structural GenomiX, Inc., and serves on the boards of Orchid BioSciences, Inc., and Monsanto. He currently chairs the Department of Defense Task Force on the Protection of the United States Against Bioterrorism and heads Arizona State University’s newly chartered Arizona Biodesign Institute.

Jean-Pierre Millon has served as a director of AdvancePCS since October 2000. Jean-Pierre Millon currently is Chairman of the Board of Medical Present Value, Inc., a medical service company. He is also a special limited partner at Care Capital L.L.C. Jean-Pierre Millon joined PCS Health Systems, Inc. in 1995, where he served as its president and chief executive officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Inc. Jean-Pierre Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc. Jean-Pierre Millon is also a member of the board of directors of Prometheus Laboratories, Inc.

Executive Officers of AdvancePCS

The following table sets forth information regarding the executive officers of AdvancePCS during fiscal year 2003 who are not currently directors of AdvancePCS:

Name	Age	Position
Yon Y. Jorden	48	Chief Financial Officer and Executive Vice President
Rudy Mladenovic	45	Executive Vice President, Product Management and Manufacturing Contracting
John H. Sattler, R.Ph.	51	Executive Vice President, Sales and Account Services
Susan S. de Mars	43	Senior Vice President, Government Affairs and General Counsel
Laura I. Johansen	38	Senior Vice President, Corporate Affairs and Secretary
Leslie Simmons	32	Senior Vice President, Corporate Communications
Steven C. Mizell	43	Senior Vice President, Chief Corporate Resources Officer
Craig S. Schub	48	Senior Vice President, Marketing
David A. George	48	Former President and Director

Yon Y. Jorden joined AdvancePCS in May 2002 and currently serves as AdvancePCS’s Chief Financial Officer and Executive Vice President. Prior to joining AdvancePCS, Yon Jorden served as Executive Vice President and CFO of Informix during 2000, as Executive Vice President and CFO of Oxford Health Plans from 1998 to 2000, as Senior Vice President and CFO of Aera Energy LLC from 1997 to 1998 and as Senior Vice President and CFO at WellPoint Health Networks and Blue Cross and Blue Shield of California from 1993 to 1997.

Rudy Mladenovic joined AdvancePCS in December 1999 and currently serves as AdvancePCS’s Executive Vice President, Product Management and Manufacturing Contracting. Prior to joining AdvancePCS, Rudy Mladenovic served as the Executive Director of Anthem Blue Cross & Blue Shield Midwest, a four million member division of Anthem, Inc. Prior to joining Anthem Blue Cross & Blue Shield Midwest, he was the Vice President and Executive Director of Anthem Prescription Management, Inc., a wholly owned subsidiary of Anthem, Inc. From 1993 to 1995, he served as Vice President Sales for Athena of North America, Inc., and Acordia Health Industry Services, Inc., each a wholly owned subsidiary of Anthem, Inc.

John H. Sattler, R.Ph., joined AdvancePCS in 1994 and currently serves as AdvancePCS’s Executive Vice President, Sales and Account Services. Prior to joining AdvancePCS, John Sattler served as Vice President, Sales and Marketing for Health Care Pharmacy Providers, Inc. from September 1992 to November 1994. Prior to 1992, he served as manager of Third Party Marketing for American Drug Stores, Inc.

Susan S. de Mars joined AdvancePCS in October 2000 upon AdvancePCS’s acquisition of PCS, and currently serves as AdvancePCS’s Senior Vice President and General Counsel. Susan de Mars joined PCS in 1995 as assistant general counsel and served as its general counsel from January 1999 to October 2000. Prior to joining PCS, Susan de Mars served as a partner with the law firm of Sacks Tierney, PA.

Laura I. Johansen joined AdvancePCS in February 1995, and currently serves as AdvancePCS’s Senior Vice President, Corporate Affairs and Secretary. Laura Johansen served as AdvancePCS’s Senior Vice President and General Counsel from February 1995 until August 1999 and as AdvancePCS’s Senior Vice President, Office of the CEO from August 1999 until October 2000. Prior to joining AdvancePCS, Laura Johansen served as an attorney in the corporate/securities department of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Leslie Simmons joined AdvancePCS in May 2001, serving as Senior Vice President, Chief of Staff, Office of the CEO until August 2002, and currently serves as AdvancePCS’s Senior Vice President, Corporate Communications. Prior to joining AdvancePCS, Leslie Simmons served as an investment banker and vice president of Banc of America Securities (formerly Montgomery Securities) as coverage officer for health care/pharmaceutical services from 1996 to 2001.

Steven C. Mizell joined AdvancePCS in August 2001 and currently serves as AdvancePCS’s Senior Vice President, Chief Corporate Resources Officer. Prior to joining AdvancePCS, Steven Mizell served as Senior Vice President Human Resources with Zilog, Inc. from 1998 to 2000, and as Vice President, Human Resources and Operations of Westinghouse/CBS Communications and Information Systems Company from 1995 to 1998.

Craig S. Schub joined AdvancePCS in September 2001 and currently serves as Senior Vice President, Marketing. Prior to joining AdvancePCS, from 1990 to 2001 Craig Schub held a number of executive positions with PacificCare Health Systems, Inc., most recently as the President and Chief Executive Officer of SeniorCo., a division of PacifiCare Health Systems, Inc.

David A. George served as a director of AdvancePCS from November 1998 to March 2003 and served as an executive officer of AdvancePCS from March 1999 to March 2003. On March 31, 2003, David George resigned as a director and President. David George continued as an employee of AdvancePCS in an advisory capacity until July 31, 2003.

The executive officers named above, except where indicated otherwise, were elected to serve in such capacities until their respective successors have been duly elected and have been qualified or until their earlier death, disqualification, retirement, resignation or removal from office.

Directors’ Meetings and Committees of the Board of Directors

The AdvancePCS board of directors held nine meetings during AdvancePCS’s fiscal year ended March 31, 2003. Each of the directors attended at least 75% of the meetings of the AdvancePCS board of directors.

The AdvancePCS board of directors had two standing committees during AdvancePCS’s last fiscal year, the Compensation Committee and the Audit Committee. The AdvancePCS board of directors did not have a nominating committee during the last fiscal year. The Compensation Committee, which consisted of Ramsey A. Frank, Stephen L. Green, George Poste and Michael D. Ware during fiscal year 2003, and Robert G. Miller until his resignation from the board in June 2002, meets periodically to review executive compensation and approve grants of options to AdvancePCS’s officers and employees, as well as to review, approve and recommend to the board of directors the terms and conditions of all equity based and other compensation plans or changes to such plans. The Compensation Committee met five times during fiscal 2003. Dr. George Poste missed two of these meetings and each of the other members attended all meetings of the Compensation Committee. The Audit Committee, which consisted of Michael D. Ware, Ramsey A. Frank, and Stephen L. Green during fiscal year 2003, and David R. Jessick until his resignation from the board in June 2002, is responsible for, among other things: monitoring AdvancePCS’s financial reporting process and internal control system, reviewing AdvancePCS’s annual financial statements and other relevant financial reports, recommending engagement of AdvancePCS’s independent auditor, reviewing and appraising the audit performance of the independent auditor, and providing an open avenue of communication between the independent auditor and the board of directors. Each member of the Audit Committee is “independent” as defined under the National Association of Securities Dealers’ listing standards. The Audit Committee met seven times during fiscal 2003. Each of the members attended at least 75% of the meetings of the Audit Committee.

Compensation of Directors

Each non-officer director received $2,000 per meeting attended and $1,000 per committee meeting attended during the year ended March 31, 2003. Each Class C director also is eligible to receive an annual retainer of $20,000 and the chairman of each committee is eligible to receive an additional $5,000 retainer. AdvancePCS reimburses directors for out-of-pocket expenses incurred in connection with attending board and committee meetings. Directors are eligible to receive nonstatutory stock options under AdvancePCS’s Nonstatutory Plan. See the section entitled “—Stock Option Plans” beginning on page 129 for a description of this plan.

Executive Compensation

The following table sets forth information with respect to the compensation AdvancePCS paid or awarded to AdvancePCS’s chief executive officer and the four other most highly compensated executive officers whose cash compensation exceeded $100,000, which are referred to as AdvancePCS’s named executives, for services rendered in all capacities for AdvancePCS’s fiscal years ended March 31, 2003, 2002 and 2001. Amounts and prices related to shares of common stock have been adjusted to give effect to a two-for-one stock split of AdvancePCS’s common stock effected in the form of a stock dividend paid on November 2, 2001.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Office	Year	Salary($)	Bonus($)	Other Annual Compensation($)		Securities Underlying Options(#)	All Other Compensation(1)
David D. Halbert Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$1,115,385 1,015,385 740,385	$1,457,500 1,248,924 740,385	$95,420 — —	(2)	0 150,000 2,000,000	8,000 11,000 6,162

Jon S. Halbert Vice Chairman	2003 2002 2001	550,000 502,615 418,192	510,125 432,249 302,212	71,898 — —	(3)	0 60,000 500,000	7,856 9,225 7,215

David A. George(4) Former President	2003 2002 2001	550,000 502,615 431,731	510,125 432,249 302,212	271,526 — —	(5)	0 60,000 500,000	7,400 5,348 7,878

Yon Y. Jorden(6) Executive Vice President and Chief Financial Officer	2003 2002 2001	382,500 — —	329,428 — —	75,286 — —	(7)	160,000 — —	9,384 — —

T. Danny Phillips Senior Executive Vice President	2003 2002 2001	350,000 328,846 286,058	324,625 243,346 171,635	— — —		0 25,000 200,000	— — —

(1)	All amounts set forth in this column are AdvancePCS-made matching contributions to 401(k) accounts. Certain matching amounts are subject to vesting based upon term of service.
(2)	Includes personal use of AdvancePCS’s aircraft ($75,605).
(3)	Includes automobile allowance ($22,660) and personal use of AdvancePCS’s aircraft ($47,400).
(4)	David A. George resigned as President on March 31, 2003.
(5)	Includes relocation benefits ($129,481) and forgiveness of relocation related loans in accordance with the terms of those loans ($100,000).
(6)	Yon Y. Jorden joined AdvancePCS during AdvancePCS’s fiscal year 2003.
(7)	Includes relocation benefits ($65,464).

The following table sets forth information regarding the AdvancePCS stock option grants to its named executives during fiscal year 2003. AdvancePCS did not grant any stock appreciation rights in fiscal year 2003. In addition, in accordance with the regulations of the SEC, hypothetical gains or “option spreads” that would exist for the respective options are shown. These gains are based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted.

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
						5%($)	10%($)
David D. Halbert	0		0.0%	—	—	—	—
Jon S. Halbert	0		0.0%	—	—	—	—
David A. George	0		0.0%	—	—	—	—
Yon Y. Jorden	160,000	(3)	15.8%	$31.75	04/30/2012	3,194,784	8,096,212
T. Danny Phillips	0		0.0%	—	—	—	—

(1)	The options reflected in this table were all granted under the AdvancePCS Amended and Restated Incentive Stock Option Plan. The date of grant is 10 years prior to the expiration date listed.
(2)	These amounts represent only certain assumed rates of appreciation based on the grant date value in accordance with the SEC’s executive compensation rules. Actual gains, if any, on stock option exercises will depend on future performance of AdvancePCS Class A common stock. No assurance can be given that the values reflected in these columns will be achieved.
(3)	The options generally vest and become exercisable in cumulative installments of one-fifth of the number of shares of AdvancePCS Class A common stock upon the first five anniversaries of the date of grant so long as the officer remains an employee of AdvancePCS or its affiliates on such anniversaries. All options will vest and become exercisable upon a change of control transaction as defined in Yon Jorden’s employment agreement.

The following table summarizes pertinent information concerning the number and value of any options held by AdvancePCS’s named executives at March 31, 2003.

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)
			Exercisable	Unexercisable(1)	Exercisable(2)	Unexercisable(2)
David D. Halbert	275,000	7,306,750	1,615,730	1,300,000	30,932,940	21,880,375
Jon S. Halbert	307,500	8,041,125	588,580	468,000	12,043,279	7,862,250
David A. George	19,250	296,113	603,550	428,000	11,288,599	7,022,400
Yon Y. Jorden	0	0	0	160,000	0	0
T. Danny Phillips	0	0	368,000	236,000	7,917,076	4,089,000

(1)	The options will vest and become exercisable immediately upon the occurrence of a change in control of AdvancePCS.
(2)	The value of the options is based upon the difference between the March 31, 2003 market value of $28.34 per share and the exercise price.

Employment Agreements

Effective as of July 11, 2000, AdvancePCS entered into an employment agreement with David D. Halbert to serve as Chairman of the Board and Chief Executive Officer of AdvancePCS. The term of this agreement, as amended effective May 6, 2003, extends through October 2, 2004. David D. Halbert is entitled to receive an annual base salary of not less than $1 million, subject to increase, and an annual performance bonus at a target of 100% of base salary. In fiscal year, 2003, David D. Halbert received a salary of $1.1 million. In addition, the employment agreement granted options for one million shares of AdvancePCS Class A common stock, which vest over four years. In the event of termination of the employment agreement due to either AdvancePCS terminating him without good cause or his leaving AdvancePCS with good reason, such as a change of control with respect to AdvancePCS or a material change in his duties and responsibilities, David D. Halbert is entitled to an aggregate amount of three times his combined then annual salary and target bonus, a pro rata target bonus for the year of termination (to the extent not paid pursuant to the terms of the corporate officer incentive plan) and all shares or options previously awarded that have not vested automatically become fully vested and exercisable. The employment agreement also contains confidentiality, noncompetition and nonsolicitation provisions effective during the term of the employment and for two years after employment has terminated. Further, the agreement provides that David D. Halbert shall receive an automobile allowance and a social or professional club membership in Dallas, Texas, Baltimore, Maryland and southern California.

AdvancePCS has entered into employment agreements with the following individuals: Jon Halbert, David George, Danny Phillips and Yon Jorden. Each of these employment agreements provides that the employee will receive his/her base salary, subject to increase pursuant to AdvancePCS’s senior management salary policies and procedures, plus grants of incentive stock options to purchase shares of AdvancePCS Class A common stock. In addition, each of the employees is entitled to participate in any bonus or benefit plans of AdvancePCS. Further, the employment agreements contain confidentiality, noncompetition and nonsolicitation provisions effective during the term of the employment and for one to two years after employment has terminated. In the event of termination of the employment agreement by AdvancePCS without cause or by the employee for good reason, the employee will receive severance payments consisting of annual base salary and bonus for one or two years.

As amended effective May 6, 2003, each of the employment agreements provide that in the event that such termination occurs following a change in control of AdvancePCS, the named executives (other than David George whose employment ceased as of August 1, 2003 and David D. Halbert, discussed above) would receive the following payments: (1) a severance payment equal to two times the sum of the executive officer’s base salary, annual automobile allowance and target bonus, (2) a pro rata target bonus for the year of termination, to the extent not already paid under the terms of an AdvancePCS bonus plan, (3) full vesting of options previously awarded to the executive officer and (4) continuation of welfare benefits for a period of two years. In addition, if any of the total payments made to any of the named executives (other than David George) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then AdvancePCS will make a gross-up payment to the executive such that, after taking into account all taxes under Section 4999 applicable to the executive, the executive retains an amount of the gross-up payment equal to the excise tax imposed on the total payments. In general, Section 4999 of the Internal Revenue Code imposes an excise tax on the recipient of any excess parachute payment equal to 20% of that payment. However, the Internal Revenue Code provides a safe harbor from the excise tax if an employee does not receive parachute payments with a value in excess of 2.99 times the employee’s base amount. An employee’s base amount is the average taxable compensation received by him or her from his or her employer over the five taxable years (or the entire period of employment, if less) preceding the year in which the change in control occurs. A parachute payment is payment or benefit which is contingent on a change in control.

Further details of the individual employment agreements for the named executives are as follows:

AdvancePCS has employed Jon Halbert as Vice Chairman of AdvancePCS. Jon Halbert’s agreement extends through October 2, 2003. Jon Halbert is entitled to a base salary of $500,000, subject to increase, and has a target bonus of 70% of his base salary. In fiscal year 2003, Jon Halbert received a salary of $550,000. Further, Jon Halbert receives a leased automobile and a golf club membership.

David A. George served as the President of AdvancePCS through March 31, 2003. After that resignation and through July 31, 2003, David George continued his employment with AdvancePCS in an advisory capacity. David George was entitled to a base salary of $500,000, subject to increase, and had a target bonus of 70% of his base salary. In fiscal year 2003, David George received a salary of $550,000. David George received a leased automobile and a golf club membership. AdvancePCS reimbursed David George for certain relocation expenses in connection with his relocation in 2000 to Phoenix, Arizona, including a no-interest loan of up to $500,000 to be applied to the purchase of a home in Phoenix and, in connection with his return to Dallas, a second no-interest loan of $500,000 to be applied to the purchase of a home in Dallas. AdvancePCS was to reduce the principal amount of each loan by $100,000 per year over a five-year period. In accordance with the terms of his employment agreement, upon termination of David George’s employment with AdvancePCS on July 31, 2003, David George repaid the $700,000 outstanding balance of the two loans associated with his relocations. Each of these loans was made prior to July 2002 and the passage of the Sarbanes-Oxley Act. In connection with the marketing and sale of David George’s residence in Scottsdale, Arizona and in accordance with AdvancePCS’s executive relocation package, David George also received approximately $500,000 in advances against his equity in that residence. Subsequently, through AdvancePCS’s relocation program, David George’s residence was purchased by AdvancePCS’s relocation agency, with funds provided by AdvancePCS. AdvancePCS was reimbursed for the $500,000 advance it paid on behalf of David George from the proceeds of the subsequent sale of the home to a private buyer in December 2002.

AdvancePCS has employed Yon Y. Jorden as the Chief Financial Officer of AdvancePCS. Yon Jorden is entitled to a base salary of $425,000, subject to increase and has a target bonus of 65% of her base salary. Yon Jorden’s agreement extends through April 30, 2005. Yon Jorden received $382,500 in salary during the portion of fiscal year 2003 in which she was employed by AdvancePCS. Further Yon Jorden receives a car allowance, reimbursement for financial counseling services and reimbursement of certain expenses in connection with her relocation to Dallas, including a no-interest loan of up to $200,000 to be applied to the purchase of a home in Dallas. AdvancePCS will reduce the principal amount of the loan by $100,000 on each of the second and third anniversaries of the loan. The current balance of the loans shall become due and payable upon termination of Yon Jorden’s employment; provided the principal amount of the loan automatically will be reduced to zero in the event Yon Jorden is terminated following a change of control. This loan was made on May 1, 2002 and prior to the passage of the Sarbanes-Oxley Act.

AdvancePCS has employed T. Danny Phillips as Senior Executive Vice President of AdvancePCS. Mr. Phillip’s agreement extends through October 2, 2003. Danny Phillips is entitled to a base salary of $325,000, subject to increase, and has a target bonus of 60% of his base salary. In fiscal year 2003, Danny Phillips received a salary of $350,000. Further, Danny Phillips receives a leased automobile and golf and racquet club memberships.

Stock Option Plans

Amended and Restated Incentive Stock Option Plan. On July 30, 1993, the board of directors and the stockholders of AdvancePCS adopted the Amended and Restated 1993 Incentive Stock Option Plan, also referred to as the 1993 Incentive Plan, which provides for the grant of qualified stock options to officers and key employees of AdvancePCS. The 1993 Incentive Plan expired on August 1, 2003 and no additional options may be granted under the 1993 Incentive Plan. All options outstanding under the 1993 Incentive Plan will remain outstanding and subject to the terms of the 1993 Incentive Plan until those options are exercised, terminated or expired.

As of August 1, 2003, options to purchase 11,374,206 shares were outstanding under the 1993 Incentive Plan. At the time the 1993 Incentive Plan expired, a total of 882,034 shares that were reserved for grant had not been subject to granted options. These shares are no longer available for grants under the 1993 Incentive Plan. The 1993 Incentive Plan will be replaced by the AdvancePCS 2003 Incentive Compensation Plan, which is the subject of Proposal 3 below, if approved by the stockholders of AdvancePCS at the AdvancePCS annual meeting.

The 1993 Incentive Plan is administered by the Compensation Committee of the AdvancePCS board of directors, which is comprised of directors who are not participants in the Incentive Plan. Subject to the provisions of the 1993 Incentive Plan, the Compensation Committee has the authority to administer the Incentive Plan and determine, among other things, the interpretation of any provision of the 1993 Incentive Plan. During fiscal year 2003, no options were granted at prices less than the fair market value of the AdvancePCS Class A common stock on the date of grant and no options were be granted for a term of more than ten years.

Options granted under the 1993 Incentive Plan are not transferable other than by will or under the laws of descent and distribution, and are exercisable during the lifetime of the optionee or his guardian or legal representative. Upon termination of the optionee’s employment with AdvancePCS, the period of time during which the stock options are exercisable is restricted to 90 days.

Amended and Restated 1997 Nonstatutory Stock Option Plan. On May 1, 1997, the board of directors of AdvancePCS adopted the Amended and Restated 1997 Nonstatutory Stock Option Plan, also referred to as the Nonstatutory Plan, which provides for the grant of stock options to directors, officers, consultants, advisors and employees of AdvancePCS. The purpose of the Nonstatutory Plan is to advance the interests of AdvancePCS by encouraging stock ownership on the part of certain directors, officers, consultants, advisors and employees, by enabling AdvancePCS to secure and retain the services of highly qualified persons, and by providing such persons with an additional incentive to advance the success of AdvancePCS. A total of 1,600,000 shares of AdvancePCS Class A common stock has been reserved for issuance under the Nonstatutory Plan. As of January 13, 2004, options to purchase 553,380 shares of AdvancePCS Class A common stock were outstanding and 486,408 shares remained available for future grants under the Nonstatutory Plan.

The Nonstatutory Plan is administered by the Compensation Committee of the AdvancePCS board of directors. Subject to the provisions of the Nonstatutory Plan, the Compensation Committee has the authority to administer the Nonstatutory Plan and determine, among other things, the interpretation of any provision of the Nonstatutory Plan, the eligible participants who are to be granted stock options and the number of shares that may be issued. Except as otherwise provided in an optionee’s Nonstatutory Stock Option Agreement, the exercise price for each option share will be determined by the Compensation Committee. No option can be granted for a term of more than ten years.

Options granted under the Nonstatutory Plan may be transferred by the optionee, provided that there is no consideration for such transfer, the optionee remains responsible for employment tax and other withholding taxes associated with the exercise of the options, the optionee notifies AdvancePCS in writing that such transfer has occurred and AdvancePCS approves the transfer documents (which approval will not be unreasonably withheld). Upon termination of the optionee’s service relationship with AdvancePCS as a result of disability or death, the period of time during which the stock options are exercisable by the optionee or his/her estate is restricted to 12 months. However, if the optionee’s service relationship with AdvancePCS is terminated for any other reason, the period of time during which the stock options are exercisable is restricted to 90 days. The AdvancePCS board of directors has the right to alter, amend, suspend or discontinue the Nonstatutory Plan, or alter or amend any and all option agreements granted thereunder.

Corporate Officer Incentive Plan

AdvancePCS has established the amended and restated corporate officer incentive plan, referred to as the corporate officer incentive plan, which was approved by the AdvancePCS stockholders. The corporate officer incentive plan is intended to motivate key executives to achieve AdvancePCS’s objectives through incentive cash awards based upon performance goals. The amount of compensation awarded under this plan depends on the organizational performance of AdvancePCS. A cash bonus may be paid to each participant for each fiscal year in which the performance goals set by the Compensation Committee are met.

Incentive Compensation Plan

All AdvancePCS employees not included in the corporate officer incentive plan are eligible to participate in AdvancePCS’s incentive compensation plan provided the individual employee is employed on January 1 of the applicable fiscal year and on the bonus payout date. This program is designed to motivate all eligible employees to achieve AdvancePCS’s objectives. Bonus target levels are established for each level of employees within AdvancePCS. The bonuses payable under this incentive compensation plan are based on a percentage of each participating employee’s salary. The amount of bonus payable to any employee is based upon a combination of AdvancePCS meeting the predetermined performance goals and the individual participant’s satisfaction of certain performance goals as determined by management.

Deferred Compensation Plan

AdvancePCS has established a Deferred Compensation Plan for key AdvancePCS executives. The plan allows eligible executives to defer all or a portion of their base pay, incentive compensation, special short and long term incentives and stock option gains. The assets of the plan have been placed in a “Rabbi” trust and funded informally through Trust Owned Life Insurance. AdvancePCS will be obligated to fund the “Rabbi” trust (to the extent not already funded) in the amount necessary to cover AdvancePCS’s obligations under the Deferred Compensation Plan within 30 days following the stockholders’ approval and adoption of the merger agreement and the merger.

401(k) Plan

AdvancePCS has established a tax-qualified employee savings and retirement plan, the AdvancePCS Savings Plan, which is referred to as the 401(k) Plan. The 401(k) Plan is a defined contribution plan that allows employees to contribute from 1-17% of their salary on a before-tax basis. AdvancePCS matches the employee contributions at the rate of 100% of the first 3% and 50% of the next 2% of the employee’s base earnings that are contributed to the Plan. The 401(k) Plan contains various investment options, including AdvancePCS Class A common stock. Participants may access their account daily via an 800 number, participant services representatives or a web site. For the fiscal year ended March 31, 2003, AdvancePCS contributed an aggregate of $6.7 million to the 401(k) Plan.

Employee Stock Purchase Plan

AdvancePCS has established, and the stockholders have approved, an employee stock purchase plan subject to the requirements of Section 423 of the Internal Revenue Code. Pursuant to this plan, eligible participating employees will be permitted to purchase shares of Class A common stock at 85% of the lower fair market value of the shares on the first and last day of each six month offering period. A total of 2,000,000 shares have been reserved for issuance under this plan. As of January 13, 2004, a total of 376,704 shares have been purchased through the plan and 1,623,296 shares remain available.

Equity Compensation Plan Information

The number of shares of AdvancePCS common stock subject to outstanding options and remaining available for grant pursuant to AdvancePCS’s stock based compensation plans as of March 31, 2003 is reflected in the table below. The table below does not include a total of 1,415,400 options granted after the close of fiscal year 2003 pursuant to AdvancePCS’s stock based compensation plans on April 1, 2003, May 5, 2003, June 3, 2003, July 22, 2003 and October 20, 2003. All of AdvancePCS’s stock based compensation plans have been approved by the AdvancePCS stockholders.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options(1)	Weighted-average exercise price per share of outstanding options	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding securities issuable upon exercise of outstanding options)
	(in thousands)		(in thousands)
Equity compensation plans approved by security holders	13,340	$14.56	4,389	(2)
Equity compensation plans, not approved by security holders	—	—	—

Total	13,340	$14.56	4,389

(1)	All options are outstanding under AdvancePCS’s two stock-based compensation plans: the 1993 Incentive Plan and the Nonstatutory Plan.
(2)	Includes 1,866 shares available on March 31, 2003 for future issuance under AdvancePCS’s Employee Stock Purchase Plan which was approved by the stockholders.

On June 24, 2003, the AdvancePCS board of directors adopted the AdvancePCS 2003 Incentive Compensation Plan, which is sometimes referred to as the 2003 Plan, to be effective as of August 1, 2003, subject to approval by the AdvancePCS stockholders at the AdvancePCS annual meeting. No awards have been made under the 2003 Plan and the table above does not include any shares available for issuance under the 2003 Plan. See “Proposal 3. Approval of the AdvancePCS 2003 Incentive Compensation Plan” below.

Compensation Committee Interlocks and Insider Participation

During AdvancePCS’s fiscal year 2003, decisions with respect to the compensation of AdvancePCS’s executive officers and other employees were made by AdvancePCS’s Compensation Committee. During AdvancePCS’s fiscal year 2003, the Compensation Committee consisted of Ramsey A. Frank, Stephen L. Green, George Poste, Michael D. Ware and, until his resignation from the board in June 2002, Robert G. Miller. No member of the Compensation Committee is an officer of AdvancePCS nor is any officer of AdvancePCS a member of the Compensation Committee (or similar body) for any employer of AdvancePCS’s Compensation Committee members.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the AdvancePCS board of directors administers AdvancePCS’s executive officer compensation plans, including its stock option and deferred compensation plans. The Compensation Committee has established compensation policies and made the compensation decisions described herein for the years presented. The Compensation Committee’s compensation policies were applied to each of the named executives, including the chief executive officer, in the same manner.

The Compensation Committee believes that in order for AdvancePCS to achieve results for its stockholders, it must be able to effectively compete for and retain the services of qualified officers, to recognize the performance of these officers and to provide them with appropriate incentives to maximize shareholder value. The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are (1) to provide a total compensation package consisting of a base salary, annual incentives and long term incentives in the form of stock options, in the aggregate, competitive with the median range for peer group companies allowing AdvancePCS to attract, motivate, reward and retain talented executive officer and (2) to align executive officer performance and interests with those of the stockholders.

Cash Compensation

AdvancePCS’s cash compensation policy for its executive officers, including the chief executive officer, is to provide short-term compensation consisting of two components, a base annual salary, subject to periodic review by the Committee, and a cash bonus awarded based upon the achievement of pre-established specific short-term goals of AdvancePCS.

Base Salary

During AdvancePCS’s fiscal year 2003, AdvancePCS engaged a nationally recognized consulting firm to review compensation levels for AdvancePCS’s executive officers. Overall, it was the Compensation Committee’s intent that the salaries of AdvancePCS’s officers be competitive with those of executives with like responsibilities in companies within a peer group. In developing the peer group and evaluating that group, the consultant considered a variety of factors including industry, revenue, employee base, labor market, and performance. The base salaries of the chief executive officer, vice chairman, senior executive vice president, corporate development and chief financial officer were determined based on the consultant’s findings, and are reflected in the summary compensation table.

Annual Incentives

Annual incentive awards are intended to reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of AdvancePCS, as well as the individual contribution of each officer. Accordingly, AdvancePCS’s executive officers, including the CEO, participated in the annual executive incentive plan that provides for cash awards based upon AdvancePCS’s overall financial performance and the achievement of certain specified levels of profitability for the fiscal year 2003. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year. The purpose of the annual incentive plan is to reward and reinforce management’s commitment to achieve levels of annual profitability and returns consistent with increasing stockholder value.

The Compensation Committee annually determines in advance each executive’s participation level in the incentive plan taking into account various qualitative and quantitative factors that reflect the executive’s position, level of responsibility, and ability to impact AdvancePCS’s profitability and financial success. The Committee also establishes certain predetermined Company performance targets. Bonuses for participating executives are then determined based upon each executives participation level, individual performance and the performance of

AdvancePCS in attaining the specified performance target. Cash bonuses earned under the bonus plan are paid each year upon completion of AdvancePCS’s annual audit of the results of operations for the previous fiscal year by AdvancePCS’s outside auditors. AdvancePCS’s CEO’s bonus was determined in this manner, as reflected in the summary compensation table.

Long-term Incentive Compensation

Long-term incentive compensation is in the form of AdvancePCS’s stock option plans, which are designed to align the executive’s incentive compensation more directly with stockholder value by linking compensation to the long-term performance of AdvancePCS’s stock. Long-term compensation is also designed to encourage executives to make career commitments to AdvancePCS. The size of an executive’s stock option award is based upon management’s and the Compensation Committee’s quantitative and qualitative evaluation of the contribution an executive can and has made to overall growth and profitability of AdvancePCS and the number of shares available for award under the stock option plan.

Stock options are granted with an exercise price equal to the market value on the date of grant. The Compensation Committee has discretion to determine the vesting schedule for each option grant and generally has made grants that become exercisable in equal amounts over five years. Executives must be employed by AdvancePCS on the vesting date in order for their options to vest.

Policy on Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated executive officers, who are referred to as the covered employees, in excess of the statutory maximum of $1 million per covered employee. Compensation that is “performance-based” is not subject to this statutory maximum on deductibility. The Compensation Committee’s general policy is, where feasible, to structure the compensation paid to the covered employees so as to allow it to qualify as “performance-based” compensation; however, the Compensation Committee retains the flexibility, where necessary to promote incentive and retention goals, to pay compensation which may not qualify as “performance-based” compensation.

Compensation Committee

Michael D. Ware, Chairman
Ramsey A. Frank
Stephen L. Green
Dr. George Poste

AUDIT COMMITTEE REPORT

The Audit Committee of the AdvancePCS board of directors currently is comprised of three of AdvancePCS’s directors, Messrs. Ware, Frank, and Green. Each member of the Audit Committee is “independent” as defined under the National Association of Securities Dealers’ listing standards. The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by AdvancePCS’s the board of directors. A copy of the Audit Committee Charter is attached to this joint proxy statement/prospectus as Annex H. According to the Audit Committee Charter, the Audit Committee is responsible for, among other things: monitoring AdvancePCS’s financial reporting process and internal control system, reviewing AdvancePCS’s annual financial statements and other relevant financial reports, recommending engagement of AdvancePCS’s independent auditor, reviewing and appraising the audit performance of the independent auditor, and providing an open avenue of communication between the independent auditor and the board of directors.

In June 2002, the board of directors approved PricewaterhouseCoopers LLP as the independent auditors for AdvancePCS’s fiscal year 2003. The Audit Committee has reviewed and discussed with management AdvancePCS’s audited consolidated financial statements for the fiscal year ended March 31, 2003. Further, the Audit Committee has discussed with AdvancePCS’s independent auditor the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the Independence Standards Board Independence Standard No. 1, as amended, and has discussed the auditor’s independence with the auditor.

Based on its review, the Audit Committee has recommended to the board of directors that the audited financial statements for fiscal year 2003 be included in AdvancePCS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

This Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

Audit Committee

Stephen L. Green, Chairman Michael D. Ware Ramsey A. Frank

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the cumulative stockholder return of AdvancePCS’s common stock with the cumulative total return of the Center for Research in Securities Prices, which is referred to as CRSP, Total Return Index for the Nasdaq National Market (U.S. Companies) and the CRSP Total Return Industry Index for Nasdaq Health Services Stocks for the period commencing on March 31, 1998 and ending on March 31, 2003.

Comparison of Cumulative Total Return from

March 31, 1998 through March 31, 2003(1)

	Advance PCS	NASDAQ National Market Index	Nasdaq Health Services Stocks
March 1998	100.0	100.0	100.0
March 1999	159.5	135.1	69.2
March 2000	59.9	251.0	64.6
March 2001	273.9	100.6	78.3
March 2002	303.8	101.3	96.3
March 2003	286.1	74.4	78.9

(1)	For purposes of this presentation, a per share price of $9.906 was used (adjusted to give effect to the two-for-one stock splits effected on November 30, 1999 and on November 2, 2001), which was the closing sale price of AdvancePCS’s common stock on the Nasdaq National Market on March 31, 1998. These total returns assume that $100.00 was invested on March 31, 1998 in AdvancePCS’s common stock at a price of $9.906 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on AdvancePCS’s common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Consulting Agreements

In connection with the acquisition of PCS, and in consideration for the commitment of Jean-Pierre Millon to assist AdvancePCS during the transitional period following the acquisition, AdvancePCS entered into a consulting agreement with Jean-Pierre Millon effective October 2, 2000. The consulting agreement was for a six-month term and entitled Jean-Pierre Millon to compensation in the amount of $490,000 in addition to benefits received by AdvancePCS’s other non-employee directors. Jean-Pierre Millon and his family were entitled to benefits under AdvancePCS’s employee benefit plans through January 22, 2002. The consulting agreement contains non-competition provisions effective for the term of the consulting agreement and for a period of one year thereafter.

On June 1, 2001, AdvancePCS entered into a Consulting Services Agreement with Jean-Pierre Millon pursuant to which he assisted AdvancePCS in analyzing opportunities for AdvancePCS to expand its product and service offerings worldwide. The consulting agreement was for a six-month term and entitled Jean-Pierre Millon to compensation in the amount of $25,000 per month. In addition, it contains non-competition provisions effective for the term of the consulting agreement and for one year thereafter outside of the United States and for six-months thereafter within the United States.

Employee Loans

Effective as of October 2, 2000, AdvancePCS entered into a three-year employment agreement with David A. George to serve as President of AdvancePCS. Pursuant to the employment agreement, AdvancePCS reimbursed David George for certain relocation expenses in connection with his relocation to Phoenix, Arizona, including a no-interest loan of $500,000 to be applied to the purchase of a home. On April 1, 2002, AdvancePCS and David George amended his employment agreement to provide for reimbursement of certain relocation expenses in connection with his relocation to Dallas-Fort Worth, Texas, including a no-interest loan of $500,000 to be applied to the purchase of a home. Both loans provided that AdvancePCS will reduce the principal amount of the loan by $100,000 per year over a five year period. In accordance with the terms of his employment agreement, upon termination of David George’s employment with AdvancePCS on July 31, 2003, David George repaid the $700,000 outstanding balance of the two loans associated with his relocations. Each of these loans was made prior to the passage of the Sarbanes-Oxley Act. In connection with the marketing and sale of David George’s residence in Scottsdale, Arizona and in accordance with AdvancePCS’s executive relocation package, David George also received approximately $500,000 in advances against his equity in that residence. Subsequently, through AdvancePCS’s relocation program, David George’s residence was purchased by AdvancePCS’s relocation agency, funded by AdvancePCS. The Company was reimbursed for the $500,000 advance it paid on behalf of David George from the proceeds of the subsequent sale of the home to a private buyer in December 2002.

On August 29, 2001, AdvancePCS entered into a three-year employment agreement with Steven C. Mizell to serve as Senior Vice President, Human Resources of AdvancePCS. In order to provide incentive for Steven Mizell to relocate to Dallas-Fort Worth, Texas, AdvancePCS provided Steven Mizell with a no-interest loan of $185,000 to be applied to the purchase of a home. AdvancePCS will reduce the principal amount of such loan by 20% per year over a five year period; provided that the current balance of the loan shall become immediately due and payable upon termination of Steven Mizell’s employment; however, the principal amount of the loan automatically will be reduced to zero in the event Steven Mizell is terminated following a change of control. This loan was made on May 1, 2002 and prior to the passage of the Sarbanes-Oxley Act.

Effective as of May 1, 2002, AdvancePCS entered into a three-year employment agreement with Yon Yoon Jorden to serve as Chief Financial Officer of AdvancePCS. In connection with her employment agreement, AdvancePCS agreed to reimburse Yon Jorden for certain expenses in connection with her relocation to Dallas-Fort Worth, Texas, including a no-interest loan of $200,000 to be applied to the purchase of a home.

AdvancePCS will reduce the principal amount of the loan by $100,000 on each of the second and third anniversaries of the loan. The principal balance of the note is due and payable on the fifth anniversary thereof. The current balance of the loans will become due and payable upon termination of Yon Jorden’s employment; however, the principal amount of the loan automatically will be reduced to zero in the event Yon Jorden is terminated following a change of control. This loan was made on May 1, 2002 and prior to the passage of the Sarbanes-Oxley Act.

Stockholders’ Agreement

On October 2, 2000, AdvancePCS entered into a stockholders’ agreement with Rite Aid Corporation, which is referred to as Rite Aid, JLL and certain individuals, which, among other things, contains certain registration rights, “standstill” provisions and agreements relating to AdvancePCS’s corporate governance. Under this agreement, Rite Aid and JLL have piggyback registration rights with respect to the AdvancePCS Class A common stock issuable upon conversion of the AdvancePCS Class B-1 and Class B-2 common stock they own. In addition to piggyback rights, beginning April 2, 2001, each of the holders of the AdvancePCS Class B-1 and Class B-2 common stock have two demand registration rights. On February 16, 2001, AdvancePCS filed a registration statement registering a total of 6,249,900 shares of AdvancePCS Class A common stock to be sold from time to time by Rite Aid Corporation, all of which were sold. On May 29, 2001, AdvancePCS filed a registration statement registering a total of 1,000,000 shares of AdvancePCS Class A common stock to be sold from time to time by JLL, 993,333 of which were sold or distributed pursuant to the registration statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires AdvancePCS’s directors and executive officers, and persons who own more than 10% of AdvancePCS Class A common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of AdvancePCS. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish AdvancePCS with copies of all Section 16(a) reports they file. To AdvancePCS’s knowledge and based solely on review of the copies of such reports furnished to AdvancePCS during the period commencing April 1, 2002 and ending March 31, 2003, its officers, directors and greater than 10% stockholders had complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of AdvancePCS Class A common stock as of January 13, 2004 with respect to:

•	each person known by AdvancePCS to own beneficially more than five percent of the AdvancePCS Class A common stock;

•	each of AdvancePCS’s directors and named executives; and

•	all directors and executive officers as a group.

This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not an admission of beneficial ownership of those shares by the person indicated.

Moreover, pursuant to the rules of the SEC, in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options exercisable within 60 days after January 13, 2004, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares. As of January 13, 2004, there were 80,464,519 shares of AdvancePCS Class A common stock outstanding, 12,913,334 shares of AdvancePCS Class B-1 common stock outstanding, all of which were held by JLL and 200 shares of Class B-2 common stock outstanding, all of which were held by Rite Aid. Unless otherwise indicated below, the address for each of the listed beneficial owners is 750 West John Carpenter Freeway, Suite 1200, Irving, Texas 75039.

	Beneficial Ownership(1)
	Shares of AdvancePCS Common Stock As of January 13, 2004		Shares of Caremark Common Stock Following the Merger
	Number	Percentage	Number(19)	Percentage(20)
JLL Partners Fund III, L.P. (2) 450 Lexington Ave., Suite 350 New York, NY 10017	12,913,334	13.8%	24,987,301	5.6%
Putnam, LLC (3) One Post Office Square Boston, MA 02109	8,090,728	10.0	15,655,558	3.5%
Mellon Financial Corporation (4) One Mellon Center Pittsburgh, PA 15258	4,544,130	5.6	8,792,891	2.0%
David D. Halbert (5)	4,398,702	5.3	10,955,120	2.4%
Jon S. Halbert (6)	2,023,099	2.5	4,890,921	1.1%
T. Danny Phillips (7)	602,000	*	1,759,775	*
John H. Sattler (8)	122,190	*	432,518	*
Yon Y. Jorden (9)	42,151	*	412,017	*
Stephen L. Green (10)	196,764	*	408,688	*
Michael D. Ware (11)	166,667	*	351,884	*
Jean-Pierre Millon (12)	20,000	*	40,850	*
Dr. George Poste (13)	6,667	*	14,334	*
Paul S. Levy (14)(15)	12,935,672	13.8	25,016,289	5.6%
Ramsey A. Frank (16)(17)	12,927,204	13.8	25,032,675	5.6%
All directors and executive officers as a group (17 persons) (18)	20,975,319	21.4	46,257,631	10.0%

*	Less than 1%.
(1)	Does not include (i) 21,250 shares of AdvancePCS Class A common stock held by David George on May 31, 2003 and (ii) 453,500 shares issuable pursuant to options which are exercisable within 90 days of July 31, 2003 held by David George as of July 31, 2003. Mr. George resigned as a director and president of AdvancePCS on March 31, 2003.
(2)	Consists of 12,913,334 shares of AdvancePCS Class A common stock issuable upon conversion of 12,913,334 shares of AdvancePCS Class B-1 common stock. Based upon information filed by JLL Partners Fund III, L.P. with the SEC on Schedule 13D on September 12, 2003, by virtue of their positions as managing members of JLL, each of Paul S. Levy, Ramsey A. Frank and Jeffrey C. Lightcap has shared power to vote or dispose of the shares owned by JLL and may be deemed to have beneficial ownership of such shares.
(3)	Based upon information filed by Putnam, LLC with the SEC on Schedule 13G on April 10, 2003.
(4)	Based upon information filed by Mellon Financial Corporation with the SEC on Schedule 13G on January 21, 2003.
(5)	Includes 2,265,730 shares issuable pursuant to options which are exercisable within 60 days of January 13, 2004. Includes 78,368 shares held by Halbert & Associates, Inc., 26,625 shares held by Halbert Walling Family foundation, 2,380 shares held by Caris Investment II, Ltd., and 4,910 shares held by Caris Investment III, Ltd. David D. Halbert may be deemed to beneficially own all of the shares held by these entities. Also includes 127,584 shares of common stock held for the benefit of David D. Halbert’s children, as to which David D. Halbert disclaims beneficial ownership.
(6)	Includes 780,580 shares issuable pursuant to options which are exercisable within 60 days of January 13, 2004. Includes 78,368 shares held by Halbert & Associates, Inc. Jon S. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 121,452 shares of common stock held for the benefit of Jon S. Halbert’s minor children and 3,500 shares held by Jon and Linda Halbert Family Foundation, as to which Jon S. Halbert disclaims beneficial ownership.
(7)	Includes 447,000 shares issuable pursuant to options exercisable within 60 days of January 13, 2004. Includes 9,000 shares held for the benefit of Danny Phillips’ minor children as to which Danny Phillips disclaims beneficial ownership. Also includes 63,000 shares held by Piddy Good Investments, Ltd. Danny Phillips may be deemed to beneficially own the shares held by this entity.
(8)	Includes 112,000 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(9)	Includes 32,000 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(10)	Includes 130,000 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(11)	Includes 136,667 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(12)	Includes 10,000 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(13)	Includes 6,667 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(14)	Mr. Levy may be deemed to share beneficial ownership of the shares owned of record by JLL by virtue of his status as a managing member of the general partner of JLL. Mr. Levy shares investment and voting power along with the other managing members with respect to securities owned by JLL, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(15)	Includes 6,448 shares held by The Levy Fund III Annuity Trust and 10,000 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(16)	Mr. Frank may be deemed to share beneficial ownership of the shares owned of record by JLL Partners, Inc. by virtue of his status as a managing member of the general partner of JLL. Mr. Frank shares investment and voting power along with the other managing members with respect to securities owned by JLL, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(17)	Includes 10,000 shares issuable pursuant to options exercisable within 60 days of January 13, 2004.
(18)	Includes 12,991,702 shares beneficially held by entities affiliated with certain directors and officers and includes 4,462,764 shares subject to stock options held by officers and directors exercisable within 60 days of January 13, 2004.
(19)	Includes all shares beneficially owned on January 13, 2004, including options exercisable within 60 days of January 13, 2004 plus options that will accelerate upon the merger.
(20)	Based upon 266,840,999 shares of Caremark common stock outstanding on January 13, 2004, plus conversion of each share of AdvancePCS Class A, Class B-1 and Class B-2 common stock outstanding on January 13, 2004 into 1.935 shares of Caremark common stock plus options that are exercisable within 60 days of January 13, 2004 and options that will accelerate upon the merger, each converted into options exercisable for Caremark common stock at a 2.15 to 1 exchange ratio.

PROPOSAL 3. APPROVAL OF THE ADVANCEPCS 2003 INCENTIVE COMPENSATION PLAN

On August 1, 2003, the AdvancePCS Amended and Restated 1993 Incentive Stock Option Plan expired. At the time the 1993 Plan expired, 882,034 shares were available for the grant of options; however, no further options may be granted under the 1993 Plan.

On June 24, 2003, the AdvancePCS board of directors, in contemplation of the expiration of the 1993 Plan, adopted the AdvancePCS 2003 Incentive Compensation Plan, to become effective as of August 1, 2003. The purposes of this 2003 Plan are to aid AdvancePCS in attracting, retaining, motivating and rewarding employees, non-employee directors, and other persons who provide substantial services to AdvancePCS or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of AdvancePCS’s goals, and promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders. The 2003 Plan authorizes stock-based and cash-based incentives for participants.

The affirmative vote of a majority of the total votes represented by the shares of AdvancePCS common stock present in person or by proxy and entitled to vote is required to approve Proposal 3. Consequently, an abstention from voting on Proposal 3 will have the effect of a negative vote with respect to Proposal 3. Broker non-votes will be treated as not entitled to vote with respect to Proposal 3 and will have no effect on the outcome of the vote on Proposal 3. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted “FOR” approval of the 2003 Plan.

The AdvancePCS board of directors recommends a vote “FOR” the approval this Proposal 3.

A copy of the 2003 Plan is attached to this joint proxy statement as Annex I. The following summary of the principal features of the 2003 Plan is qualified in its entirety by reference to Annex I to this joint proxy statement/prospectus.

Principal Features of the Plan

General

The 2003 Plan will be administered by the Compensation Committee. Subject to the express provisions of the 2003 Plan, the Compensation Committee may, from time to time, determine the persons that will be granted awards under the 2003 Plan, the type of award to be granted, the number of shares of common stock subject to the award, if any, and the exercise price, and the time or times when such awards will be granted and may be exercised.

Persons Who May Participate in the 2003 Plan

Individuals who are employees of AdvancePCS or any subsidiary or affiliate (including executive officers), non-employee directors and other persons who provide substantial services to AdvancePCS are eligible to receive awards under the 2003 Plan.

Shares Available for Issuance

The number of shares of AdvancePCS Class A common stock authorized for issuance pursuant to awards granted under the 2003 Plan is the sum of (1) 1,100,000 shares, plus (2) 882,034 shares, the number of shares that remained available for issuance under the 1993 Plan when it expired, plus (3) the number of shares subject to awards under the 1993 Plan that are forfeited, expire or are terminated after the effectiveness of the 2003 Plan.

Types of Awards Under the 2003 Plan

The 2003 Plan authorizes the following types of awards:

Stock Options. Both incentive stock options (as such term is defined in Section 422 of the Internal Revenue Code) and nonstatutory stock options may be granted. The exercise price of these awards may not be below 100% of fair market value on the date of grant.

Stock Appreciation Rights. Stock appreciation rights, which are referred to as SARs, payable in cash or stock or a combination of both, may be granted alone or in tandem with an option.

Restricted Stock Awards. Awards of stock issued to the participant which are restricted as to transfer, the vesting of which may be subject to continued employment or the attainment of performance goals.

Performance Unit Awards. A right to be issued shares of stock (or its cash equivalent) at some time in the future, equivalent in value to the number of performance units granted, contingent on the attainment of performance goals during a specified time period. Performance units will have a pre-assigned dollar value ($100, unless otherwise determined by the Compensation Committee) and the participant may be able to earn more or less depending upon attainment of a threshold, target or maximum levels of performance.

Stock Unit Awards. A right to be issued shares of stock (or its cash equivalent) at some time in the future, the vesting of which may be contingent on continued employment or the attainment of performance goals.

Other Stock-Based Awards. Other awards based on or relating to the value of stock, the form of which and the terms and conditions of which are to be determined by the Compensation Committee in its sole discretion.

Limitation on Awards

During any fiscal year (i) no participant may be granted options on more than 1,000,000 shares, (ii) no participant may be granted other types of awards on more than 100,000 shares and (iii) no participant may receive a dollar amount in excess of $2,000,000 in respect of performance units that vest or otherwise become payable in that year. During the term of the 2003 Plan, the aggregate number of shares that can be made subject to awards other than options or SARs may not exceed 100,000.

Exercise

Shares of AdvancePCS Class A common stock purchased upon exercise of options, also known as option shares, shall at the time of purchase be paid for in full. To the extent that the right to purchase shares has accrued under the 2003 Plan, options may be exercised from time to time by written notice to us stating the full number of shares with respect to which the option is being exercised, accompanied by full payment for the shares by cash, check or surrender of other shares of common stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is being exercised, or such other consideration and method of payment for the issuance of option shares as is permitted under the Delaware General Corporation Law.

Term of Options

Unless otherwise provided in an optionee’s written agreement under the 2003 Plan, each option granted thereunder will expire not more than ten years from the date the option is granted.

Non-Assignability

Unless expressly permitted by the Compensation Committee, awards under the 2003 Plan generally are not assignable or transferable otherwise than by will or by the laws of descent and distribution.

Forfeiture

Unless otherwise provided by the Compensation Committee, upon the termination of employment or service of a participant, any awards that are subject to restrictions or which have not yet vested will be forfeited. Vested options and SARs will generally continue to be exercisable by the participant for a period of 90 days following termination or, in the case of the death or disability of a participant, for a period of 1 year following such event.

Adjustments to Shares; Certain Changes

In the event of an increase or decrease in the number of outstanding shares of AdvancePCS Class A common stock as a result of a recapitalization, stock dividend or other event, which increase or decrease is effected without AdvancePCS’s receipt of consideration, the number of shares for which options may be granted under the 2003 Plan, the number of shares covered by each outstanding option and the exercise price thereof shall be proportionately adjusted. The Compensation Committee may provide that in the event of a change in control of AdvancePCS (as defined in the 2003 Plan), awards made under the 2003 Plan will be subject to accelerated vesting, cash-out or other settlement with respect to the value of the award.

Rights as a Stockholder

A holder of an award, other than a restricted stock award, will have no rights as a stockholder with respect to any shares of AdvancePCS Class A common stock subject to such award until the date of issuance of the shares.

Amendments; Termination

The board of directors may, from time to time, alter, amend, suspend, or discontinue the 2003 Plan, or alter or amend any and all option agreements granted thereunder; provided, however, that no such action of the board of directors may affect rights previously awarded to a participant or amend those terms for which stockholder approval is required by law or the rules of the quotation system or exchange on which the common stock may be traded from time to time. The term of the 2003 Plan will expire on July 31, 2013. Termination of the 2003 Plan will not alter or impair, without the consent of the optionee, any of the rights or obligations of any optionee and any option previously granted under the 2003 Plan.

U.S. Federal Income Tax Consequences

The following summary constitutes a brief overview of the principal U.S. federal income tax consequences relating to awards that may be granted under the 2003 Plan based upon current U.S. federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

Nonstatutory Stock Options

An optionee generally does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee generally recognizes taxable income measured by the excess of the then fair market value of the shares over the exercise price. AdvancePCS is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Incentive Stock Options

An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Subject to certain exceptions, an option generally will not be treated as an incentive stock option if it is exercised more than three months following termination of employment. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, such option will be treated as an nonstatutory stock option as discussed above. AdvancePCS is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Exercise with Shares

An optionee who pays the purchase price upon exercise of an option, in whole or in part, by delivering already owned shares of stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances relating to incentive stock options. Rather, such gain or loss recognition will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

SARs

A grant of SARs has no U.S. federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares and cash received is generally taxable to the grantee as ordinary income, and AdvancePCS generally will be entitled to a corresponding deduction.

Restricted Stock

Generally, the grant of restricted stock has no U.S. federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Internal Revenue Code), the grantee will recognize ordinary income in an amount equal to the fair market value of such shares. A grantee may, however, elect to be taxed at the time of the grant. AdvancePCS generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

Performance Stock Awards

In general, no taxable income is realized by a participant in the Plan upon the grant of a Performance Stock Award. Such grantee generally would include in ordinary income any cash, and the fair market value of any shares of stock, paid to him pursuant to such award at the time of payment. AdvancePCS generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

Stock Unit Awards

In general, no taxable income is realized by a participant in the Plan upon the grant of a Stock Unit Award. Such participant generally would include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant. AdvancePCS will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

Payroll Taxes

In addition to ordinary income tax, amounts that are treated as wages will be subject to payroll tax and withholding by AdvancePCS.

New Plan Benefits

The benefits to be received, if any, under the 2003 Plan will depend upon the type of awards granted by the Compensation Committee, the terms of those awards, and where performance based, the achievement of the performance goals established by the Compensation Committee. As such, the benefits to be received under the

2003 Plan are not presently determinable. The number of shares subject to options granted in fiscal year ending March 31, 2004 through January 13, 2004 under the 1993 Plan (the predecessor to the 2003 Plan) for each individual that was eligible to participate is set forth below.

Name and Position	Number of Shares	Exercise Price per Share(2)
David D. Halbert(1) Chairman of the Board and Chief Executive Officer	200,000	$38.24
Jon. S. Halbert(1) Vice Chairman	60,000	38.24
T. Danny Phillips(1) Senior Executive Vice President	70,000	34.43
Yon Y. Jorden(1) Executive Vice President and Chief Financial Officer	22,500	38.24
David A. George Former President	0	—
All executive officers as a group (11 persons)	501,250	37.28
Non-executive Directors (6 persons)	0	N/A
Non-executive employees (408 persons)	869,150	33.96

(1)	These represent options granted to the Named Executives on July 22, 2003 and, in addition, with respect to T. Danny Phillips, on April 1, 2003, in connection with his promotion to Senior Executive Vice President. The options generally vest and become exercisable in cumulative installments of one-fifth of the number of shares of AdvancePCS Class A common stock upon the first five anniversaries of the date of grant, so long as the officer remains an employee of AdvancePCS or its affiliates on such anniversaries. If AdvancePCS meets predetermined performance targets set by the board of directors for the fiscal years ending March 31, 2004, March 31, 2005 and March 31, 2006, the portion of the option that would have vested on the fourth and fifth anniversaries of the July 22, 2003 (referred to as the date of grant) will be vested and exercisable in full as of the later of (A) the date that AdvancePCS announces the March 31, 2006 fiscal year end result or (B) the third anniversary of the date of grant. All options granted to the Named Executive will vest and become exercisable upon a change in control of AdvancePCS.
(2)	Exercise prices shown are weighted averages of the actual exercise prices for stock options granted to the individuals or the groups, as applicable.

Incorporation by Reference

The foregoing is only a summary of the 2003 Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Annex I.

PROPOSAL 4. APPROVAL OF ADVANCEPCS THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

In response to the adoption of the Sarbanes-Oxley Act of 2002, which is referred to as the Sarbanes-Oxley Act, and its implementing regulations, and in order to reflect certain administrative, ministerial and other changes, on July 22, 2003, the AdvancePCS board of directors approved and declared the advisability of the AdvancePCS Third Amended and Restated Certificate of Incorporation, the form of which is attached as Annex J. Among other things, the proposed AdvancePCS Third Amended and Restated Certificate of Incorporation would:

•	reduce the number of classes of directors to two;

•	specify that at least three of the Class A directors must be “independent directors” within the meaning of the rules of the Nasdaq National Market, and that at least three of the Class A directors must be officers or employees of AdvancePCS or any of its subsidiaries;

•	create a nominating committee of the board of directors;

•	eliminate references to the Series A-1, Series A-2 and Series B preferred stock as these classes of preferred stock have been eliminated; and

•	reflect certain other administrative and ministerial changes.

Each of these changes is discussed more thoroughly below.

AdvancePCS is asking you to approve the adoption of the proposed AdvancePCS Third Amended and Restated Certificate of Incorporation. Approval of the proposed AdvancePCS Third Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of outstanding AdvancePCS common stock entitled to vote on this matter, with AdvancePCS Class A, Class B-1 and Class B-2 common stock voting as a single class. Consequently, an abstention from voting or a broker non-vote on Proposal 4 will have the effect of a negative vote with respect to Proposal 4. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted “FOR” approval of the AdvancePCS Third Amended and Restated Certificate of Incorporation.

If the AdvancePCS Third Amended and Restated Certificate of Incorporation is approved by the AdvancePCS stockholders, it will become effective upon filing of the approved AdvancePCS Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. AdvancePCS anticipates filing the AdvancePCS Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State shortly after the AdvancePCS annual meeting, if Proposal 4 is approved.

Structure of the Board of Directors

In connection with the financing of the acquisition of PCS in 2000, AdvancePCS adopted and the stockholders approved AdvancePCS’s Second Amended and Restated Certificate of Incorporation. At that time, the AdvancePCS Board was divided into five classes designated Class A, Class B-1, Class B-2, Class C and Class D. These classes were established in connection with the financing terms of the acquisition of PCS, with the parties financing the transaction being granted certain board representation rights. Set forth below is a description of each of the existing classes of directors and the number of individuals now serving in those classes:

Class A -	Comprised of three directors who are employees or officers of AdvancePCS. Currently there are three Class A directors.

Class B-1 -	Comprised of two directors elected by the holders of AdvancePCS Class B-1 common stock. Currently there are two Class B-1 directors.

Class B-2 -	Comprised of two directors elected by the holders of AdvancePCS Class B-2 common stock. Under the terms of the AdvancePCS Second Amended and Restated Certificate, Class B-2 director positions ceased to exist in December 2002. Currently, there are no Class B-2 directors.

Class C -	Comprised of independent directors with no minimum or maximum number of directors specified for this class. Currently, there are four Class C directors.

Class D -	Comprised of the former chief executive of PCS. Under the terms of the AdvancePCS Second Amended and Restated Certificate of Incorporation, Class D director positions ceased to exist in December 2002. At that time, the Class D director became a Class C director. Currently there are no Class D directors.

Because the Class B-2 and Class D director positions no longer exist, the AdvancePCS board has simplified its structure in the AdvancePCS Third Amended and Restated Certificate of Incorporation while preserving the board representation and certain other rights that were acquired in connection with the financing of the PCS acquisition. Under the AdvancePCS Third Amended and Restated Certificate of Incorporation, the number of director classes has been reduced to two—Class A and Class B-1. Class B-1 will be comprised of two directors elected by the holders of the AdvancePCS Class B-1 common stock. The Class A directors will be comprised of all other directors of AdvancePCS. Of the Class A directors, at least three must be employees or officers of AdvancePCS (as is currently the case for Class A directors under the Second Amended and Restated Certificate) and at least three must be “independent directors” within the meaning of the rules of the Nasdaq National Market (as is currently the case for Class C directors under the Second Amended and Restated Certificate). Under the recently adopted rules of the Nasdaq National Market which were approved by the SEC on November 4, 2003, and which are referred to as the New Nasdaq Rules, at least a majority of the AdvancePCS board of directors must be independent directors at the time of the AdvancePCS annual meeting. The AdvancePCS board of directors has determined that the following directors and director [nominees] are independent under the New Nasdaq Rules: [        ].

Nominating Committee

Under the terms of the AdvancePCS Second Amended and Restated Certificate of Incorporation, no nominating committee exists because under such terms the Class A directors are nominated by a majority of the Class A directors then in office and are elected by a plurality of the holders of AdvancePCS Class A common stock. Similarly, Class C directors are nominated by a majority of the Class A and Class C directors then in office and are elected by a plurality of the holders of AdvancePCS Class A common Stock. Therefore, during AdvancePCS’s fiscal year 2003, each of AdvancePCS’s Class A directors, David D. Halbert, Jon S. Halbert and former director David George participated in the selection of nominees for Class A and Class C directorships, and each of AdvancePCS’s Class C directors, Stephen L. Green, Michael D. Ware, Dr. George Poste and Jean-Pierre Millon, participated in the selection of nominees for Class C directorships.

Since AdvancePCS’s board of directors does not currently have a nominating committee, the board of directors of AdvancePCS has not, as of the date of this joint proxy statement/prospectus, adopted a nominating committee charter. In addition, because AdvancePCS’s Second Amended and Restated Certificate of Incorporation provides that all director nominees are to be selected by AdvancePCS’s incumbent directors as described above, AdvancePCS has not adopted a policy regarding the nomination of director candidates by AdvancePCS stockholders, nor has AdvancePCS developed any process for identifying and evaluating director candidates recommended by stockholders.

However, under the Sarbanes-Oxley Act and the New Nasdaq Rules, and subject to certain limited exceptions (including with respect to third party nominating rights such as those possessed by the holders of AdvancePCS Class B-1 common stock), the nomination of new directors must be determined by independent directors. Accordingly, the proposed AdvancePCS Third Amended and Restated Certificate of Incorporation provides for the establishment of a Class A nominating committee consisting of independent directors, as determined under the New Nasdaq Rules, who are also Class A directors. The Class A nominating committee will be responsible for determining Class A director nominees. Members of this nominating committee will be designated and approved by a majority of the board of directors and by a majority of the Class A directors then in office. Because the New Nasdaq Rules require that AdvancePCS implement procedures that provide for independent nomination of directors at the time of the AdvancePCS annual meeting, failure to approve this Proposal 4 could cause AdvancePCS to fail to meet the standards for continued listing on the Nasdaq National Market. Once the AdvancePCS nominating committee is established, AdvancePCS will post the nominating committee charter on AdvancePCS’s website, www.advancepcs.com.

AdvancePCS does not currently have a policy regarding the consideration of director candidates proposed by AdvancePCS stockholders because AdvancePCS’s current certificate of incorporation does not provide for stockholder nomination of directors. The AdvancePCS nominating committee, once established, will consider the advisability of developing a policy regarding the recommendation of director nominees by stockholders and a process for evaluating any such nominees. AdvancePCS currently has no formal policy regarding communications between stockholders and the AdvancePCS board of directors, but, instead, relies on its investor relations personnel to facilitate such communications. While AdvancePCS’s board of directors has found that, up to this point, the absence of such a communication policy has not been detrimental to stockholders, it currently intends to consider the advisability of adopting such a policy in the future in connection with the nominating committee’s deliberations regarding potential director nominations by stockholders. AdvancePCS does not currently have a policy regarding directors’ attendance at annual meetings. At the 2002 AdvancePCS annual meeting, three directors were in attendance.

Elimination of Preferred Stock References

In connection with the financing of the PCS acquisition, AdvancePCS issued shares of Series A-1, Series A-2 and Series B Preferred Stock. Since that time, all of the shares of these three series have been converted into AdvancePCS common stock. On July 22, 2003, the AdvancePCS board of directors eliminated all three series of preferred stock. The references to these three series in the AdvancePCS Second Amended and Restated Certificate have been removed in the AdvancePCS Third Amended and Restated Certificate of Incorporation. In addition, the Certificates of Designation for each of these three series each contained a definition of change of control that was also used by reference in the AdvancePCS Second Amended and Restated Certificate. Because of the elimination of the three series, this definition of change of control has been added directly into the AdvancePCS Third Amended and Restated Certificate of Incorporation.

Administrative Changes

AdvancePCS’s registered agent has changed from that specified in the AdvancePCS Second Amended and Restated Certificate. For clarity, the AdvancePCS Third Amended and Restated Certificate of Incorporation now reflects the proper entity and address.

The AdvancePCS Third Amended and Restated Certificate of Incorporation contains statements relating to certain factual matters (for example, the date of the occurrence of certain events) that are now known but that were not known at the time the AdvancePCS Second Amended and Restated Certificate was adopted. These facts have been inserted for clarity purposes.

In addition, certain other conforming changes have been made to the AdvancePCS Third Amended and Restated Certificate of Incorporation.

The AdvancePCS board of directors recommends a vote “FOR” this Proposal 4.

PROPOSAL 5. RATIFICATION OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS ADVANCEPCS’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2004

The AdvancePCS board of directors has appointed the firm of PricewaterhouseCoopers LLP as AdvancePCS’s auditors for the fiscal year ending March 31, 2004, and recommends ratification by the AdvancePCS stockholders of such appointment. The affirmative vote of a majority of the total votes represented by the shares of common stock present in person or by proxy and entitled to vote is required to approve Proposal 5. Consequently, an abstention from voting on Proposal 5 will have the effect of a negative vote with respect to Proposal 5. Broker non-votes will be treated as not entitled to vote with respect to Proposal 5 and will have no effect on the outcome of the vote on Proposal 5. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

The AdvancePCS board of directors recommends a vote “FOR” this Proposal 5.

In the event the appointment is not ratified, the AdvancePCS board of directors will consider the appointment of other independent auditors. The AdvancePCS board of directors may terminate the appointment of PricewaterhouseCoopers LLP as AdvancePCS’s independent auditors without the approval of the AdvancePCS stockholders whenever the AdvancePCS board of directors deems such termination necessary or appropriate.

INDEPENDENT AUDITORS

AdvancePCS has retained PricewaterhouseCoopers LLP as AdvancePCS’s principal independent public accountants, as recommended by the Audit Committee and approved by the AdvancePCS board of directors. Representatives of PricewaterhouseCoopers LLP will be present at the AdvancePCS annual meeting to respond to appropriate questions from stockholders and to make a statement at the meeting should they desire to do so.

For the fiscal year ended March 31, 2003, AdvancePCS paid total fees to PricewaterhouseCoopers LLP as follows:

Audit Fees	$732,900
Financial Information Systems Design and Implementation Fees	0
All Other Fees	37,053

Total Fees	$769,953

The members of the Audit Committee believe that payment of the “All Other Fees” set forth above would not prohibit PricewaterhouseCoopers LLP from maintaining its independence.

PROPOSAL 6. POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE ADVANCEPCS ANNUAL MEETING

If AdvancePCS fails to receive a sufficient number of votes to approve any of Proposals 1 through 5, AdvancePCS may propose to adjourn or postpone the AdvancePCS annual meeting for a period of not more than 60 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. Proxies initially cast in favor of a proposal will be voted in favor of the approval of such proposal at the AdvancePCS annual meeting subsequently convened within 60 days of the AdvancePCS annual meeting so adjourned or postponed unless those proxies are revoked as described under “The AdvancePCS Annual Meeting—Voting of Proxies.” AdvancePCS does not intend currently to propose adjournment or postponement of the AdvancePCS annual meeting if it has sufficient votes to approve Proposals 1 through 5.

Approval of the proposal to adjourn or postpone the AdvancePCS annual meeting for the purpose of soliciting additional proxies requires the affirmative vote by the holders of a majority of the shares of AdvancePCS common stock represented at the AdvancePCS annual meeting, whether or not a quorum is present.

The AdvancePCS board of directors recommends a vote “FOR” this Proposal 6, if necessary.

COMPARATIVE STOCK PRICES AND DIVIDENDS

For current price information, AdvancePCS stockholders are urged to consult publicly available sources. The table below presents the NYSE closing market price for Caremark common stock, as reported on the NYSE Composite Transaction Tape, the last quoted sale price of AdvancePCS Class A common stock, as quoted on the Nasdaq National Market and the market value of a share of AdvancePCS Class A common stock on an equivalent per share basis. These prices are presented on two dates:

•	September 2, 2003, the last trading day before the public announcement of the signing of the merger agreement and

•	[ ], 2004, the latest practicable date before the date of this joint proxy statement/prospectus.

	Caremark Common Stock		AdvancePCS Common Stock		Equivalent Per Share Data(1)
September 2, 2003		$25.40		$40.00		$54.61
[ ], 2004	$	[ ]	$	[ ]	$	[ ]

(1)	The equivalent per share data for AdvancePCS Class A common stock has been determined by multiplying the last reported sales price of a share of Caremark common stock on each of the dates by the exchange ratio of 2.15.

Shares of Caremark common stock are listed for trading on the NYSE under the symbol “CMX.” Shares of AdvancePCS Class A common stock are quoted on the Nasdaq National Market under the symbol “ADVP.”

Market Prices

The following table sets forth the range of the reported high and low per share sales prices of shares of Caremark and AdvancePCS Class A common stock as shown on the NYSE and the Nasdaq National Market, respectively, for the calendar quarters indicated.

Caremark

	High	Low
Year ended December 31, 2001:
First Quarter	$15.11	$10.75
Second Quarter	17.20	12.35
Third Quarter	18.50	14.29
Fourth Quarter	16.93	11.90
Year ended December 31, 2002:
First Quarter	$19.98	$14.20
Second Quarter	21.95	15.00
Third Quarter	17.70	12.24
Fourth Quarter	19.59	14.40
Year ended December 31, 2003:
First Quarter	$19.64	$16.20
Second Quarter	26.34	16.75
Third Quarter	27.70	21.10
Fourth Quarter	27.92	21.90
Year ending December 31, 2004:
First Quarter (through January 16, 2004)	$26.25	$23.50

AdvancePCS(1)

	High	Low
Fiscal year ended March 31, 2001:
First Quarter	$11.32	$4.75
Second Quarter	21.10	8.00
Third Quarter	25.82	14.82
Fourth Quarter	29.63	14.50
Fiscal year ended March 31, 2002:
First Quarter	$34.30	$25.30
Second Quarter	38.23	26.90
Third Quarter	40.15	25.03
Fourth Quarter	33.69	26.60
Fiscal year ended March 31, 2003:
First Quarter	$35.17	$21.05
Second Quarter	24.32	15.50
Third Quarter	27.95	17.68
Fourth Quarter	30.06	21.80
Fiscal year ending March 31, 2004
First Quarter	$40.85	$25.46
Second Quarter	49.43	34.25
Third Quarter	58.65	44.64
Fourth Quarter (through January 16, 2004)	55.48	49.10

(1)	Adjusted for a 2-for-1 stock split in November 2001.

Dividends

Caremark

Caremark has never paid a cash dividend on its common stock. Future dividends declared and paid by Caremark, if any, will be determined by the Caremark board of directors in light of circumstances existing from time to time, including growth prospects, profitability, financial condition, results of operations, continued existence of the restrictions contained in Caremark’s credit facility which limit the payment of non-stock dividends on its common stock and other factors which the Caremark board of directors deems relevant.

AdvancePCS

AdvancePCS has never paid any cash dividends on its Class A common stock and does not expect to pay cash dividends in the foreseeable future. In the past AdvancePCS has paid cash dividends on its preferred stock, but no preferred stock has been outstanding since September 28, 2001. AdvancePCS intends to retain future earnings to finance the ongoing operations and growth of its business. On the AdvancePCS record date, there were approximately [        ] beneficial owners.

There is no established public trading market for AdvancePCS Class B-1 common stock or AdvancePCS Class B-2 common stock. On the AdvancePCS record date, there was one holder of AdvancePCS Class B-1 common stock, JLL, and one holder of AdvancePCS Class B-2 common stock, Rite Aid.

CAREMARK

Caremark is one of the largest pharmaceutical services companies in the United States, with net revenue of approximately $6.8 billion, including approximately $905 million of retail copayments, in 2002. Its operations are conducted primarily through its wholly owned, indirect subsidiary, Caremark Inc. Its customers are primarily sponsors of health benefit plans (employers, insurance companies, unions, government employee groups and managed care organizations) and individuals located throughout the United States.

Caremark dispenses pharmaceuticals to eligible participants in benefit plans maintained by its customers and utilizes its information systems to perform safety checks, drug interaction screening and generic substitution. During the year ended December 31, 2002, Caremark managed over 91 million prescriptions for individuals from over 1,200 organizations.

Caremark’s pharmaceutical services are generally referred to as pharmacy benefit management (PBM) services and involve the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Caremark generates substantially all of its net revenue from dispensing prescription drugs to individuals who participate in pharmaceutical benefit plans maintained by its customers. Caremark’s PBM customers generally enter into integrated pharmacy benefit management contracts with Caremark. These integrated contracts require Caremark to provide plan participants the option of having their prescriptions filled at either retail or mail service pharmacies.

Caremark generally does not operate its own retail pharmacies but has instead contracted with retail pharmacy chains and independent retail pharmacies to form a network comprised of more than 55,000 retail pharmacies at which its customers’ plan participants may have their prescriptions filled. Caremark operates its own mail service pharmacies and has one of the leading mail service pharmacy businesses among independent pharmacy services companies in terms of prescriptions filled in 2002. During 2002, Caremark processed approximately 20 million prescriptions through its mail service pharmacies and processed approximately 71 million retail pharmacy claims.

Caremark’s customers sponsor pharmacy benefit plans which facilitate the ability of eligible participants in these plans to receive medications prescribed by their physicians. Caremark assists its customers in designing pharmacy benefit plans that minimize the costs to the customer while prioritizing the welfare and safety of the customer’s participants and administers these benefit plans for its customers.

Caremark utilizes an independent panel of doctors, pharmacists and other medical experts, referred to as the Pharmacy and Therapeutics (P&T) Committee, to select drugs that meet the highest standards of safety and efficacy for inclusion on its drug lists. Caremark negotiates with pharmaceutical manufacturers to obtain discounted acquisition costs for the products on its drug lists. Caremark’s customers that choose to adopt its drug lists receive reduced costs from these negotiated discounts. Caremark’s drug lists provide recommended products in numerous drug classes to ensure the participant a clinically appropriate alternative under the customer’s pharmacy benefit plan. Caremark’s customers also have the option, through plan design, to further lower their pharmacy benefit plan costs by setting different participant copayment levels for products on these drug lists.

Caremark also believes that it helps its customers control costs by recommending plans that encourage the use of generic equivalents of branded drugs when such equivalents are available. To improve clinical outcomes for participants and customers, Caremark conducts ongoing, independent reviews of all drugs, including, but not limited to, those appearing on the drug list and generic equivalent products.

This joint proxy statement/prospectus incorporates important business and financial information about Caremark from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 227.

ADVANCEPCS

Company Overview

AdvancePCS is a leading provider of health improvement services in the United States. AdvancePCS’s customers include a broad range of health plan sponsors, such as BlueCross BlueShield plans and other managed care organizations, employer groups, third-party administrators of health plans, insurance companies, government agencies and labor union-based trusts. AdvancePCS currently manages more than 540 million pharmacy claims annually, representing approximately $28 billion in prescription drug spending.

As a PBM, AdvancePCS offers tools to its customers to assist in managing their prescription drug expenditures, including on-line claims adjudication, discounted retail networks, discounted mail pharmacy services, formulary development, rebate negotiation and management and other plan design and formulary support activities. In addition, AdvancePCS offers a wide range of other health improvement products and services, such as specialty pharmacy services, disease management and prescription discount cards for the uninsured and under-insured. AdvancePCS’s mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs. AdvancePCS’s strategy is to increase the number of services offered to its customer base by internal development or acquisition, increase its core customer base and, most importantly, generate additional value for its clients and stockholders through the cross-selling of products into its customer base.

In October 2000, AdvancePCS acquired PCS, a PBM company that was wholly owned by Rite Aid Corporation. AdvancePCS has successfully completed integrating PCS so that AdvancePCS operates as a single, combined company. In addition, AdvancePCS has successfully integrated nine acquisitions in the past five years.

AdvancePCS’s revenues are derived principally from sales of prescription drugs to health plan members, either through one of its three mail pharmacies, its network of approximately 59,000 contractually affiliated retail pharmacies or one of its specialty pharmacies. AdvancePCS also provides clinical and other services as part of its overall health improvement service offerings. AdvancePCS offers these services to its customers on a fully integrated basis. However, AdvancePCS tracks these various services into three revenue categories: Data Services, Mail Services, and Clinical and Other Services.

Data Services

Retail Network Management

AdvancePCS develops and negotiates networks of retail pharmacies that agree to provide prescription drugs to individual members of its health plan sponsors at pre-negotiated discounts. In developing these networks, AdvancePCS provides its customers the ability to balance access and discounts for their members. Some of AdvancePCS’s networks are customized for specific customers and others AdvancePCS offers as pre-negotiated networks available to the plan. Overall, AdvancePCS’s networks incorporate approximately 59,000 retail pharmacies. The retail pharmacies in AdvancePCS’s networks are linked to it through its online, real-time claims processing systems that are designed to significantly reduce the pharmacies’ cost of processing prescriptions. On behalf of health plan sponsors, AdvancePCS aggregates all pharmacy benefit claims on a system-wide basis and facilitates payments to retail pharmacies.

Claims Adjudication

Through its data services operations, AdvancePCS processed more than 488 million prescription claims for health plan sponsors in fiscal year 2003. As part of this service, when a member of one of AdvancePCS’s health plan sponsors presents a prescription with a health plan identification card to a retail pharmacist in AdvancePCS’s network (or to a retail pharmacy under contract directly with its customer), within seconds, AdvancePCS’s online system provides the pharmacist with the following information:

•	verification of whether the individual is eligible for pharmacy benefits;

•	the prescription benefits the individual’s health plan has selected, including whether the drug to be dispensed is included on the health plan’s formulary and the individual’s co-payment obligation;

•	the amount the pharmacy can expect to receive as payment for its services; and

•	an alert message to warn the pharmacist of possible adverse drug consequences the patient may face if the prescription is taken, including drug-drug, drug-food, drug-age and drug-pregnancy interactions.

Discount Cash Card Services

According to the U.S. Census Bureau, in 2002, approximately 43 million Americans had no health insurance coverage. AdvancePCS estimates that approximately 16 million more Americans do not have outpatient prescription drug coverage included with their health insurance. Additionally, millions of Americans with outpatient drug coverage have inadequate benefits. AdvancePCS provides services to make prescription drugs more affordable for groups and individuals that have limited or no prescription drug insurance coverage. Through AdvancePCS’s discount cash card services, participants receive a discount on covered prescription drugs at the point of sale, thereby reducing their prescription drug costs. AdvancePCS is able to achieve its goal of providing prescription drugs to consumers at reduced prices by negotiating discounts from retail pharmacies and rebates on prescription drugs from pharmaceutical manufacturers based on the volume of its prescription drug purchases. In order to maximize the cost savings to participants, AdvancePCS also provides messages to pharmacies participating in the programs to inform them of clinically appropriate alternative drugs that may have a lower out-of-pocket cost for the patient. In addition to cost savings, patients benefit by participating in AdvancePCS’s drug program by allowing it to capture the patients’ drug history and to identify and alert the dispensing pharmacist to any potential adverse drug consequences. More than 52,000 retail pharmacies nationwide participate in AdvancePCS’s discount cash card programs. In addition, these programs include a mail service option to provide additional savings to participants.

Mail Services

Mail Pharmacy Services

AdvancePCS’s mail pharmacy operations are located in Fort Worth, Texas, Birmingham, Alabama and Wilkes-Barre, Pennsylvania. During fiscal year 2003, AdvancePCS filled approximately 15 million prescriptions through its mail pharmacies. AdvancePCS’s Wilkes-Barre facility opened in January 2003 and will be capable of processing 500,000 prescriptions per week when developed to full capacity.

Mail service is ideal for maintenance medications because of the convenience of home delivery and improved patient compliance through methods such as refill reminders. AdvancePCS believes that its mail pharmacies reduce costs to health plan sponsors through volume purchasing efficiencies, automated and centralized dispensing technology, generic dispensing and higher rebates through greater formulary compliance. AdvancePCS’s mail service operations are highly automated, featuring bar code and scanning technology to route and track orders, computerized dispensing of many medications and computer-generated mailing labels and invoices. To enhance accurate dispensing of prescriptions and the safety of health plan members, AdvancePCS’s mail service system is equipped with automated quality control features and a licensed pharmacist inspects each prescription.

The majority of AdvancePCS’s mail service prescriptions currently are submitted to it through the mail. AdvancePCS has and will continue to promote its web-based and voice recognition technology capabilities to enhance its member experience and further reduce the costs associated with receiving prescription refills.

Specialty Pharmacy Services

In June 2001, AdvancePCS’s established AdvancePCS SpecialtyRx to provide its customers with a single-sourced solution to their complex and growing specialty pharmacy needs. Specialty pharmacy services focus on pharmaceutical products that generally are biotechnological in nature and are usually given by injection. These services traditionally are used by small patient populations with chronic, often complex diseases requiring challenging regimens and a high level of clinical expertise. Costs for individual therapies average approximately $10,000 annually, but can exceed $1 million annually. AdvancePCS’s goal is to improve overall health care for patients using these specialty pharmaceuticals, while helping to control the costs incurred by health plan sponsors to provide these therapies.

AdvancePCS dispenses specialty pharmaceuticals from four facilities in Maryland, Florida, Texas and Georgia. AdvancePCS has specialty pharmacy services contracts with health plans and other payors. AdvancePCS offers its customers a fully integrated pharmaceutical care management program designed to encourage appropriate drug utilization, competitive pricing and comprehensive integrated reporting for better cost management, and PBM based electronic claims processing for greater administrative ease.

AdvancePCS also provides customized services around complex and emerging biotechnology therapies and the significant patient management needs associated with those therapies through its wholly owned subsidiary, TheraCom. TheraCom has substantial experience providing distribution and related services to the biotechnology, medical device and diagnostics industries, including product coverage advocacy, insurance verification, reimbursement processing, pharmacist counseling, clinical and dosage monitoring, adherence counseling, coordination of injection training, in-home nursing and retail/wholesale distribution. TheraCom also provides Internet, direct marketing, advertising and product launch support services. For example, AdvancePCS has preferred distribution agreements with the manufacturers of the following products:

•	Cerezyme—A biopharmaceutical to treat Gaucher disease, the most common lysosmal storage disorder manufactured by Genzyme Corporation;

•	Flolan—A biopharmaceutical to treat primary pulmonary hypertension manufactured by Glaxo Wellcome, Inc.;

•	Glucowatch—A devise that detects trends and patterns in glucose levels for diabetics manufactured by Santeyo Pharma, Inc.;

•	Mirena—A long acting contraception device manufactured by Barlex Laboratories; and

•	Thyrogen—A highly purified recombinant source of human thyroid stimulation hormone manufactured by Genzyme Corporation.

Clinical and Other Services

Benefits Plan Design and Formulary Development

AdvancePCS’s clinical services professionals work closely with health plan sponsors to design and administer pharmacy benefit plans that, through the use of formularies and other techniques, promote clinically appropriate drug usage while reducing drug costs. AdvancePCS advises its customers regarding a number of benefit plan design options that promote these goals, including prior authorizations, managed drug limitations and the incorporation of other financial incentives in the plan (e.g. reimbursement limitations on the drugs covered by the plan, co-payment structuring and deductibles).

AdvancePCS also advises its health plan customers in the development of their formulary, which is the list of drugs for which the plan provides coverage. In developing these formularies, AdvancePCS’s first priority is the clinical appropriateness and effectiveness of the listed drugs. AdvancePCS’s formulary system is designed so that its clinical recommendations are not affected by purchasing arrangements with manufacturers. AdvancePCS’s formulary development process begins with a panel of independent physicians and pharmacists who perform a rigorous clinical review of available drugs for inclusion in the formulary based on safety and efficacy. This panel does not consider any information regarding pricing or available discounts or rebates that may be available from the manufacturer.

AdvancePCS has also developed its Performance Drug List, which is referred to as the PDL, which is a subset of the AdvancePCS National Formulary and includes only those drugs that present the best economic and clinical values to its health plan customers and their members. The PDL is not a complete formulary, but is a prescribing guide to the best values within select therapeutic categories. The list undergoes rigorous annual clinical reviews, both internally and externally, to determine if it meets the vast majority of patient needs in the therapeutic categories represented. During the year, significant drug product events (e.g. patent expirations) may require a change to the PDL. The PDL is an important element in AdvancePCS’s pharmaceutical care consultations. The PDL is not an endorsement of any particular class of drugs. However, the PDL states a clear preference so that member and the prescriber can be aware of the better economic value alternatives available.

Manufacturer Contracting

After a formulary is developed, AdvancePCS’s customers obtain rebates through the arrangements AdvancePCS has negotiated with manufacturers. Depending on the negotiations with the manufacturer, the rebates AdvancePCS collects on behalf of its customers may be based on overall volume, market share as compared to an overall therapeutic class, or other metrics. Volume-based discounts measure the amount of drug purchased by a plan, and adjust the rebate based on that level. Market share rebates measure the volume of sales of a particular product to a plan’s members against the demand for drugs in that product’s therapeutic class. Certain of these volume or market share rebates may be limited to those plans that include a particular product on its formulary. In general both volume-based and market share rebates are calculated as a percentage of the aggregate dollar value (based on the manufacturer’s published wholesale price) of a particular drug dispensed to members of those health plans that meet the criteria for receiving the rebate.

Education and Intervention Programs

AdvancePCS encourages formulary and PDL compliance through programs that operate at the patient, prescribing physician and pharmacist levels. AdvancePCS attempts to influence physician-prescribing patterns by analyzing physicians’ prescribing behavior relative to physician peer groups and notifying them when their practices differ from peer group norms and medical best practices. AdvancePCS provides face-to-face consultations between its clinical pharmacists and high-prescribing physicians in an effort to align prescribing practices in targeted categories and diseases that are in the best interests of health plan sponsors and members. AdvancePCS also provides its own educational materials to physicians, pharmacists and health plan sponsors. Through the retail pharmacies, AdvancePCS offers a voluntary therapeutic interchange program that encourages pharmacists to consult with patients and physicians regarding therapeutically similar, cost-effective drug alternatives. AdvancePCS’s programs support cost effective, clinically appropriate drug management and help to ensure that members receive appropriate drug therapies.

Disease Management Programs

Through its disease management programs, AdvancePCS also assists health plan sponsors in managing the cost and treatment of specific chronic diseases by improving medical outcomes and lowering the cost of health care delivery. AdvancePCS’s programs are designed to support quality initiatives and fulfill the third party accreditation requirements, such as those of the National Committee on Quality Assurance, which is referred to as NCQA, of AdvancePCS’s health plan sponsors. These programs monitor the contracted population and intervene when individuals demonstrate symptoms of a specific disease or high-risk indications. Together, AdvancePCS and its subsidiary Accordant have earned Full Practitioner Oriented Accreditation from NCQA for 18 disease management programs. AdvancePCS has received this accreditation for its asthma, diabetes and coronary artery disease management programs and Accordant has received this accreditation for all 15 of its rare, chronic disease management programs, more than any other organization in the United States.

AdvancePCS’s disease management programs are executed by a dedicated team of clinicians and managed care professionals and typically have five principal elements:

•	Data integration. AdvancePCS compiles and analyzes medical, laboratory, pharmacy and other relevant data for a particular group of health plan members.

•	Case finding. AdvancePCS identifies patients from the group who have the specific disease and stratify them for targeted interventions.

•	Treatment assessment. AdvancePCS compares treatment received by identified patients with nationally accepted treatment guidelines. AdvancePCS also assesses physician knowledge of clinical guidelines for targeted interventions.

•	Targeted interventions. AdvancePCS intervenes with identified patients by educating them about their disease and providing self-management tools. AdvancePCS also provides physicians with treatment guidelines, patient profiles and patient management tools. Finally, nurse outreach and case management intervention programs are applied to the more challenging care coordination and monitoring cases.

•	Outcomes analysis. AdvancePCS measures the results of the intervention by tracking the identified patients’ medical outcomes and monitoring ongoing compliance with their treatment programs.

Broader Disease Management. AdvancePCS has designed disease management programs for cardiovascular disease, asthma, diabetes, heart failure, depression and hypertension. AdvancePCS believes its disease management programs are supported by its ability to assess quality of life, quality of care and overall satisfaction with the disease management programs. AdvancePCS also assesses the economic benefit of the programs to its health plan sponsors.

Accordant Health Services, Inc. In November 2002, AdvancePCS acquired Accordant, a disease management company that focuses on helping patients with fifteen complex, chronic and progressive diseases including: seizure disorders, Parkinson’s disease, sickle cell anemia, CIDP, ALS (Lou Gehrig’s disease), rheumatoid arthritis, lupus, polymyositis, hemophilia, dermatomyositis, multiple sclerosis, myasthenia gravis, cystic fibrosis, scleroderma and Gaucher disease. The diseases managed by Accordant require significant costs for health plans (approximately $70 million per year per one million covered lives). In addition, these managed diseases are progressive diseases resulting in steadily increasing costs. Patients with these diseases also use significant amounts of specialty pharmaceuticals for proper treatment. AdvancePCS is now in the process of integrating the disease management programs offered by Accordant with its specialty pharmacy offerings.

Health plans engage Accordant to manage any number of these disease states for their members. First, Accordant analyzes a plan’s population using its proprietary system and identifies those members with the specified disease state. Then, through its proprietary, complex disease management intervention system, Accordant contacts and assists members in managing their disease with the goal of reducing costly hospitalizations and emergency room visits.

Outcomes Studies

AdvancePCS conducts studies for pharmaceutical manufacturers to further the understanding of the characteristics of diseases and to develop simple-to-use tools, such as questionnaires and decision trees, for diagnosing diseases. In addition, AdvancePCS’s develop measurements for monitoring patient medical outcomes and determine how to best influence the health status of individuals. AdvancePCS also evaluates the direct and indirect costs of health care, as well as conduct surveys to evaluate physician knowledge and behavior in order to develop individualized educational materials for each physician.

Clinical Trials

Through its clinical research operations, AdvancePCS assists pharmaceutical manufacturers in conducting clinical trials for both new drugs and new uses for existing drugs. AdvancePCS’s current clinical trial initiatives are focused on Alzheimer’s disease and other neurological disorders, psychological conditions, sleep disorders and pain relief.

Customers

AdvancePCS generates a significant portion of its revenues from contracts with health plan sponsors. BlueCross BlueShield Association Federal Employee Program accounted for 12%, 13% and 11% of AdvancePCS’s revenues for the years ended March 31, 2003, 2002 and 2001, respectively. HealthNet, formerly Foundation Health Systems, accounted for 14% of AdvancePCS’s revenues for the year ended March 31, 2001, yet accounted for less than 10% of AdvancePCS’s revenues in fiscal years 2003 and 2002. No other customer accounted for over 10% of AdvancePCS’s revenues in fiscal years 2003, 2002 or 2001.

Historically, AdvancePCS has had strong customer relationships with BlueCross BlueShield companies and other managed care organizations. AdvancePCS has also focused on and developed expertise in serving third-party administrators, insurance carriers, unions and government plans. AdvancePCS now has a diverse customer base and substantial presence within all major target customer groups.

Company Operations

Sales and Marketing

As of March 31, 2003, AdvancePCS had a staff of more than 710 customer account management and support staff. AdvancePCS’s sales force is complemented by customer service representatives in more than 30 offices throughout the United States. AdvancePCS organizes its sales force into teams focused on each customer segment. With this organization, AdvancePCS’s sales force is able to focus on the specific characteristics and needs of its current and prospective customers in each market segment.

The sales process for health plan sponsors usually lasts a minimum of six to nine months, but sometimes can extend for a year or longer. Often, AdvancePCS initiates the sales process with potential customers at its most senior levels. A staff of sales representatives uses a team approach to work with a number of senior level individuals within a health plan sponsor. In this manner, AdvancePCS is able to work with health plan sponsors at multiple levels within their organizations and its health plan sponsors have multiple contacts within its organization.

Customer Service

Once AdvancePCS has contracted with a health plan sponsor for its services, it commits to provide them with the highest level of support. For example, AdvancePCS’s benefits design group works with its health plan sponsors to design the pharmacy benefits that they will provide to the individuals in their plans. A multi-functional team led by a senior-level account manager coordinates AdvancePCS’s designated resources across the company to support each customer. The account management teams are organized by customer segment to enhance their understanding of the needs and complexities of AdvancePCS’s customers.

In addition, AdvancePCS commits to its health plan sponsors that the individuals enrolled in their plans will receive high quality member service. To fulfill this promise, AdvancePCS manages four advanced call centers staffed with over 1,200 member service representatives who are available to answer incoming calls 24 hours a day, seven days a week. In April 2002, AdvancePCS opened its fourth call center in Knoxville, Tennessee, which gives it coverage in all four time zones in the continental United States. During the year ended March 31, 2003, AdvancePCS’s call centers received on average approximately 360,000 calls per week.

Technology Enhanced Services

AdvancePCS believes that its web-based offerings are among the most comprehensive in the industry. Through these offerings AdvancePCS intends to both increase member satisfaction within its PBM services and enhance its operating efficiency. AdvancePCS also aims to facilitate the member retention and growth goals of its health plan sponsors by providing such plans with leading e-health web site development services and access to AdvancePCS’s e-health portals.

AdvancePCS’s online pharmacy services allow it to both reduce costs and improve service. When visiting AdvancePCS’s web sites, members of its health plan sponsors can place orders for prescriptions, check order status, locate network pharmacies and review formulary information, which saves processing and customer service costs. In addition, AdvancePCS continues to work with its health plan sponsors to develop interfaces that enable them to seamlessly link into AdvancePCS’s PBM services through their own web sites. For example, AdvancePCS offers health plan sponsors online access to plan performance and other management reports and industry trend information as well as the capability to exchange eligibility data online.

In response to customer demand for their own e-health solutions, AdvancePCS provides web development services for health plan sponsors, an e-health portal and an online drugstore. AdvancePCS develops e-health web portals for its customers by either co-branding its own e-health portal or creating a completely customized private-label web site on their behalf. AdvancePCS’s corporate e-health portal, www.AdvancePCS.com, provides consumers a comprehensive source of health, wellness and medical information, including access to medical and drug encyclopedias, an extensive medical library, medication guides, diet and nutritional resources, information about diseases, pregnancy, child and elder care, current news articles about health care developments and related content.

Prescriber Connectivity

AdvancePCS is developing solutions to provide prescribers, principally physicians and their office staff, technology-based tools to automate prescribing and other day-to day activities. In 2001, AdvancePCS acquired the software code and other assets of iScribe. The iScribe solution has supplemented AdvancePCS’s efforts to develop mobile applications to deliver pharmacy benefit and prescribing information at the point of care. The iScribe system reduces the need for provider callbacks to pharmacies, provides protection against medication errors, simplifies the prescription renewal process, saves time and lowers costs for providers and health plans.

In February 2001, AdvancePCS began its investment in RxHub, a joint venture with Express Scripts and Medco Health Solutions, Inc. RxHub is building an electronic framework that will enable standardized communications through the prescription writing and delivery process and connect all parties in the delivery chain—physicians, pharmacies and PBMs. AdvancePCS believes that this connectivity will increase efficiency, reduce costs and improve patient safety. RxHub reported that in December 2002 over one million transactions were processed over its network.

Information Systems

Information technology systems are a critical part of AdvancePCS’s business. AdvancePCS maintains a number of separate, proprietary systems that are designed to efficiently support its specific departments, yet are compatible for electronic data interchange. AdvancePCS’s information technology systems are highly scalable and run on a variety of platforms. AdvancePCS has an experienced systems staff of more than 650 employees. AdvancePCS maintains extensive preventative measures to protect against disaster, including redundancy in all aspects of processing, telecommunications and power sources.

As part of its integration efforts with PCS, AdvancePCS moved its Richardson, Texas data center into its Scottsdale, Arizona data center. Although AdvancePCS combined physical locations, AdvancePCS is continuing to maintain its separate data processing platforms in order to avoid customer disruptions associated with conversion. The Scottsdale, Arizona data center has received ISO 9002 certification from the International Organization for Standardization, the world’s foremost quality standards organization, and has also received an exceptional audit grade from registrars with the professional services firm, Deloitte & Touche LLP.

Suppliers

In April 2001, AdvancePCS entered into a three-year agreement with a wholesale distributor, Amerisource Bergen, to be its primary supplier of pharmaceuticals to its mail pharmacies. AdvancePCS believes its supplier arrangements are more than adequate and it maintains strong relationships with back-up wholesalers and suppliers. In addition, AdvancePCS believes alternative suppliers can be utilized without any disruptions. If a drug is not in its inventory, AdvancePCS can generally obtain the drug from either a primary or secondary supplier within one or two business days. AdvancePCS believes it would be relatively easy to switch from one supplier to another.

Acquisitions and Joint Ventures

During the last fiscal year, AdvancePCS completed two acquisitions. In February 2003, AdvancePCS acquired Priority Healthcare’s minority interest in AdvancePriority SpecialtyRx, the joint venture AdvancePCS had formed in 2001. AdvancePriority SpecialtyRx is now a wholly owned subsidiary and provides specialty pharmacy services to patients with specialized medical needs who require a higher level of pharmaceutical care, such as those who use injectable drugs or biotechnology products. AdvancePCS is relocating the operations from Lake Mary, Florida to its specialty pharmacy in Texas. In connection with this acquisition, AdvancePCS also entered into a services agreement with Priority Healthcare under which Priority Healthcare will continue to provide selected therapies to AdvancePCS’s patients.

In November 2002, AdvancePCS acquired Accordant, a disease management company that focuses on helping patients with 15 complex, chronic and progressive diseases including: seizure disorders, Parkinson’s, sickle cell anemia, CIDP, ALS (Lou Gehrig’s disease), rheumatoid arthritis, lupus, polymyositis, hemophilia, dermatomyositis, multiple sclerosis, myasthenia gravis, cystic fibrosis, scleroderma and Gaucher disease. Accordant’s health plan customers engage Accordant to manage any number of these diseases for its members. Accordant assists members in managing their disease with the goal of reducing costly hospitalizations and emergency room visits. AdvancePCS is now in the process of integrating its specialty pharmacy offerings with the disease management programs offered by Accordant.

During the past five years, AdvancePCS has successfully completed and integrated 10 acquisitions, including the following:

•	Foundation Health Pharmaceutical Services, the pharmacy benefit operations of Foundation Health Systems, Inc., now known as HealthNet, was acquired in 1999 for $70 million cash;

•	PCS Holding Corporation, which provides PBM services, was acquired in 2000 for $1.0 billion comprised of $675 million in cash, $200 million senior subordinated notes and $125 million convertible preferred stock;

•	TheraCom Inc. and its parent corporation, Dresing-Lierman, Inc., which provides specialty pharmacy services in the biotechnology arena, was acquired in 2001 for 1.3 million shares of common stock and the assumption of approximately $10.6 million in debt; and

•	Accordant, a disease management company that focuses on helping patients with complex, chronic and progressive diseases, was acquired in 2002 for $71.5 million in cash (net of cash acquired).

Competition

AdvancePCS believes that there are at least 60 PBMs operating in the United States including, among others, Caremark, Medco, Express Scripts, MIM, Eckerd Health Systems, Walgreens Health Initiatives, PharmaCare, Rx Prime, PacifiCare Health Systems, Wellpoint Pharmacy Management and Aetna. These competitors may possess purchasing and other advantages over AdvancePCS that could allow them to price competing services more aggressively than AdvancePCS can because of their market position, affiliations and other aspects of their businesses.

AdvancePCS believes that the primary competitive factors in the PBM industry include:

•	the financial strength of the company;

•	the ability to reduce health plan sponsor costs by negotiating favorable rebates and volume discounts from pharmaceutical manufacturers and retail network pharmacies;

•	the quality, scope and costs of programs offered;

•	the ability to use clinical strategies to improve patient outcomes and reduce health care costs; and

•	customer service satisfaction.

Government Regulation

Various aspects of AdvancePCS’s business are governed by federal and state laws and regulations, and compliance is a significant operational requirement for AdvancePCS. AdvancePCS believes that it is in substantial compliance with all existing legal requirements material to the operation of its business. However, the application of complex standards to the detailed operation of AdvancePCS’s business always creates areas of uncertainty. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect AdvancePCS’s business. AdvancePCS cannot predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding health care or the business of PBMs, or how existing laws may be interpreted. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on AdvancePCS’s business, profitability or growth prospects.

Among the federal and state laws and regulations that affect aspects of AdvancePCS’s business are the following:

Regulation of Confidentiality of Patient Identifiable Information

Government regulation of the use of patient identifiable information has grown substantially over the past several years and is likely to increase further in the future. Compliance with the privacy rule issued under HIPAA was required by April 14, 2003. This rule applies to both electronic and paper records and imposes extensive requirements on the way in which covered entities (health care providers, health plans, and health care information clearinghouses and their business associates) use and disclose protected information. The rule gives patients significant rights to understand and control how their protected health information is used and disclosed. Direct providers, such as pharmacies, may use patient information without specific authorization for treatment, payment and health care operations. As a condition to participation in AdvancePCS’s pharmacy networks, AdvancePCS requires retail pharmacies to certify as to their compliance with these rules at least annually. For all other uses or disclosures of protected information, the privacy rule requires all covered entities to obtain a written patient authorization. In most cases, use or disclosure of protected health information must be limited to the minimum amount necessary to achieve the purpose of the use or disclosure. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal penalties and civil sanctions. AdvancePCS has completed all implementation activities required to comply with the privacy regulations issued to date.

In February 2003, regulations were issued pursuant to HIPAA that govern the security of individually identifiable health information in addition to the privacy regulations previously required. These rules became effective April 21, 2003 and initial compliance is required by April 20, 2005. These security regulations impose additional administrative burdens on health care providers, health plans and their business associates, relating to the storage, utilization and transmission of health information.

In addition to the federal HIPAA standards, many states have enacted laws dealing with the use and disclosure of health information. Implementation and adaptations of business practices to these laws will likely continue to impose a significant burden on the healthcare industry this year. The state and Federal laws may vary widely, some relating to only certain types of information, others to only certain uses yet and others to only certain types of entities.

Many programs that AdvancePCS offers its health plan customers are information-based, utilizing aggregated and anonymous data, as well as patient-specific information, depending upon the needs of the customer. Government restrictions on the use of patient identifiable information could adversely affect

AdvancePCS’s ability to promote formulary compliance and to conduct health improvement programs and outcomes studies, as well as its business growth strategy based on these programs. Even without new legislation, or alterations to the final federal HIPAA regulations, individual health plan sponsors could prohibit AdvancePCS from including their patients’ medical information in its various databases of medical data. They could also prohibit AdvancePCS from offering services that involve the compilation of such information.

Anti-Kickback Laws

Subject to certain exceptions and safe harbors, federal law prohibits the payment, offer, receipt or solicitation of any remuneration that is knowingly and willfully intended to induce the referral of Medicare, Medicaid or other federal health care program beneficiaries for the purchase, lease, ordering or recommendation of the purchase, lease or ordering of items or services reimbursable under federal health care programs. Several states also have similar laws that apply anti-kickback prohibitions beyond services for which federal health care program payments may be made. Sanctions for violating these federal and state anti-kickback laws may include criminal and civil sanctions and exclusion from participation in federal health care programs.

The federal anti-kickback statute has been interpreted broadly by courts, by the OIG, and by administrative bodies. Because of the federal statute’s broad scope, federal regulations establish some “safe harbors” from liability. Safe harbors exist for, among other things, certain properly reported discounts received from vendors, certain investment interests, certain properly disclosed payments made by vendors to group purchasing organizations and certain managed care risk-sharing arrangements. A practice that does not fall within a safe harbor is not necessarily unlawful, but may be subject to scrutiny and challenge. Courts have ruled that a violation of the statute may occur even if only one of the purposes of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are “product conversion programs” in which benefits are given by pharmaceutical manufacturers to pharmacists or physicians for changing a prescription, or recommending or requesting such a change, from one drug to another. These laws have been cited as a partial basis, along with the state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to physicians or pharmacists in connection with such programs.

On April 28, 2003, the HHS released the HHS Guidance, which was aimed at advising pharmaceutical manufacturers on how to establish a compliance program that will ensure adherence to applicable laws and regulations. Included in the HHS Guidance is a discussion of certain areas of legal risk for pharmaceutical manufacturers that the government encourages manufacturers to consider in structuring their compliance programs. The HHS Guidance contains discussion of relationship between pharmaceutical manufactures and PBMs, including the negotiation of discounts rebates and administration fees, as well as formulary support activities. AdvancePCS believes that its business practices and its arrangements with pharmaceutical manufacturers are consistent with the HHS Guidance. AdvancePCS also maintains a compliance program designed to include the key compliance program elements described in the HHS Guidance. However, the OIG’s application of the principles underlying the anti-kickback statute is an ongoing process, and the government could challenge AdvancePCS’s program in the future. Moreover, if the industry perceives the HHS Guidance as leading to greater scrutiny of PBMs, pharmaceutical manufacturers and health plans, may seek to alter the ways in which they conduct business with AdvancePCS and other PBMs.

AdvancePCS believes that it is in substantial compliance with the legal requirements imposed by the anti-kickback laws and regulations, and that there are material differences between the drug-switching programs about which the OIG has raised concerns and the programs AdvancePCS offers to its customers. Moreover, AdvancePCS believes that its business model for the negotiation and handling of rebates and administrative fees is consistent with the principals that the OIG set forth in the HHS Guidance.

Since 1998, the U.S. Attorney’s Office for the Eastern District of Pennsylvania has been investigating whether rebates and other payments made by pharmaceutical manufacturers to PBMs, or payments made by

PBMs to retail pharmacies or others, may violate the anti-kickback laws or other federal laws. To date, no specific allegations or settlements have been made public. As part of this investigation, in November of 1999, PCS received a subpoena from the OIG requesting records and data about PCS’s programs. This investigation remains on-going and AdvancePCS has supplied the OIG documents and made employees available for interviews. The U.S. Attorney’s Office also has contacted some of the pharmaceutical manufacturers with which AdvancePCS has agreements and has asked these manufacturers to provide copies of documents relating to their agreements with AdvancePCS. Investigations also are being conducted with respect to other PBMs by the U.S. Attorney’s Office in Boston, Massachusetts and by various state attorneys.

At this time, AdvancePCS is unable to predict whether the government will commence any action against AdvancePCS. AdvancePCS believes that its programs and those programs of PCS prior to the acquisition comply with the requirements imposed by the anti-kickback laws and other applicable laws and regulations. There are several ongoing investigations of PBMs being conducted by federal and state agencies under federal and state anti-kickback and false claims statutes. Prior to AdvancePCS’s acquisition of PCS, PCS received a subpoena from the OIG, in connection with an industry-wide investigation. The OIG has since sought information about AdvancePCS as well. Although there have been no cases filed against AdvancePCS, AdvancePCS could be subject to scrutiny, investigation or challenge under federal or state anti-kickback and false claims, or other laws, which could cause the combined company’s business, profitability and growth prospects to suffer. See the sections entitled “—AdvancePCS—Legal Proceedings” and “Risk Factors” beginning on pages 170 and 24, respectively, for more information regarding the OIG investigation.

ERISA Regulation

AdvancePCS has agreements to provide PBM services to a number of self-funded corporate health plans. These plans are subject to ERISA which regulates employee pension and health and welfare benefit plans. AdvancePCS believes that its activities are sufficiently limited that it does not assume any of the plan fiduciary responsibilities that would subject it to regulation under ERISA. AdvancePCS’s agreements with its self-funded corporate plan customers state that AdvancePCS is not the fiduciary of the plan. However, the U.S. Department of Labor, which is the agency that enforces ERISA, could assert that the fiduciary obligations imposed by the statute apply to certain aspects of AdvancePCS’s operations. In past decisions, the U.S. Supreme Court and other federal courts have generally declined to extend fiduciary status to managed care organizations that contract with ERISA plans. However, future cases involving PBMs could be decided differently, and if AdvancePCS was deemed to be a fiduciary, it could potentially be subject to claims over benefit denials and claims for breaching fiduciary duties in connection with the services AdvancePCS provides to the plan. See the section entitled “—AdvancePCS—Legal Proceedings” beginning on page 170 for a discussion of AdvancePCS’s current proceedings related to ERISA.

ERISA also prohibits a “party in interest” to a plan from engaging in certain types of transactions with the plan, including purchases, sales and loans, in the absence of an available exemption. Violations are subject to civil and possibly criminal liability. By providing services to these plans, AdvancePCS is subject to the restrictions on a party in interest. AdvancePCS believes that AdvancePCS is in compliance with these provisions of ERISA. However, AdvancePCS can provide no assurance that the government would not challenge its practices.

Consumer Protection Laws

Most states have consumer protection laws, which have been the basis for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to retail pharmacies in connection with drug switching programs. In addition, most states have enacted consumer protection laws relating to a wide range of managed health care activities, including provider contracting, member appeals and access to services and supplies. AdvancePCS believes that its contractual relationships and business practices are compliant with consumer protection laws. See the section entitled “—AdvancePCS—Legal Proceedings” beginning on page 170 for a discussion of current proceedings related to these laws.

Managed Care Reform

Legislation is being debated on both the federal and state level and has been enacted in several states, aimed primarily at improving the quality of care provided to individuals enrolled in managed care plans. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary, give health plan members the right to sue their health plans for malpractice when they have been denied care and mandate the content of the appeals or grievance process when a health plan member is denied coverage. The scope of the managed care reform proposals under consideration by Congress and state legislatures, and enacted by states, to date vary greatly, and the extent to which future legislation may be enacted is uncertain. However, these initiatives could greatly impact the managed care and pharmaceutical industries and, therefore, could have a material impact on AdvancePCS’s business.

Direct Regulation of PBMs

Several states, have introduced legislation that would directly regulate PBMs. In June 2003, the Maine state legislature enacted “The Act Against Unfair Prescription Drug Practices,” which became effective in September 2003, and requires, among other things, PBM’s to (1) act as “fiduciaries” with respect to their customers, (2) comply with certain financial disclosure obligations and (3) pass on rebates received from manufacturers as well as other types of compensation. The Pharmaceutical Care Management Association, an association of PBMs, has instituted a lawsuit challenging the validity of the law. Moreover, the scope of the law’s applicability is uncertain, as it is not apparent whether it applies only to plans and businesses headquartered in Maine or includes nationwide businesses and plans that have offices in Maine. If, as AdvancePCS currently believes, the scope is limited to participants in Maine or prescriptions filled in Maine, the law may not have a significant impact on the operations of AdvancePCS nationwide; provided, that AdvancePCS can protect its confidential business information from disclosure. However, if similar laws were to be adopted in other states, it could potentially undermine the ability of PBMs, including AdvancePCS, to secure favorable proprietary rebate programs. In addition, several regulatory and quasi-regulatory bodies, such as the National Association of Insurance Commissioners, the National Association of Boards of Pharmacy and the National Committee on Quality Assurance, have considered or are considering proposals to regulate PBMs and proposals to increase the regulation of certain PBM activities, such as formulary and utilization management and downstream risk assumption. Any action by these bodies may influence states to adopt legislation or establish industry standards of practice that could significantly impact AdvancePCS’s business, both directly as a PBM and indirectly through the impact on the pharmacy benefit services AdvancePCS is able to deliver on behalf of its health plan sponsors.

Licensure Laws

Many states have licensure or registration laws governing certain types of ancillary health care organizations, including preferred provider organizations, third party administrators and companies that provide utilization review and related services. The scope of these laws differs significantly from state to state and the application of these laws to the activities of pharmacy benefit managers is often unclear. AdvancePCS has registered under these laws in those states in which AdvancePCS has concluded, after discussion with the appropriate state agency, that such registration is required. Moreover, AdvancePCS has structured its operations and procedures to comply with the regulatory standards for these regulated entities, where appropriate.

Network Access Legislation

A significant number of states have adopted some form of legislation affecting AdvancePCS’s ability to manage its retail pharmacy networks or to remove pharmacies from a network. These laws may require AdvancePCS, directly or through its health plan customers, to admit any retail pharmacy willing to meet the plan’s price and other terms for network participation; these laws are sometimes referred to as “any willing provider” or “freedom of choice” laws. To date, AdvancePCS has not been materially affected by these statutes.

Legislation Affecting Plan Design

A number of states have begun to actively regulate the management of prescription drug benefits. Texas, California, New York and New Jersey have taken the lead proposing legislation on a wide range of issues affecting the delivery of pharmacy benefits. Many other states have followed, although they often focus on particular aspects of AdvancePCS’s business or the operations of its health plan customers. Some states have begun to enact laws that regulate the development and use of formularies by insurers, HMOs and other third party payors. These laws have included requirements on the development, review and updating of formularies, the role and composition of pharmacy and therapeutics committees, the disclosure of formulary information to health plan members and a process for allowing members to obtain non-preferred drugs without additional cost-sharing where they are medically necessary and the formulary drugs are determined to be inappropriate. Some states have legislation that prohibits a health plan sponsor from implementing certain restrictive design features. For example, some states prohibit insurers, HMOs and other health plans from requiring members to use mail pharmacies. Other states mandate coverage of certain benefits or conditions. These types of legislation generally do not apply to AdvancePCS, but may apply to some of its customers such as HMOs and insurers. If similar legislation were to become widespread and broad in scope, it could have the effect of limiting the ability of PBMs to achieve economic benefits through health benefit management services.

In addition, the National Association of Insurance Commissioners has developed a model law on drug formularies, currently known as the Health Carrier Prescription Benefit Management Model Act was adopted at its annual meeting in June 2003. If ultimately enacted by the states throughout the country, it may require less flexibility for health plans and PBMs. Among other things, the model law would address the disclosure of formulary information to health plan members, members’ access to non-preferred drugs and availability of an appeals process for members to use when coverage of a non-preferred drug is denied by the health plan or its designee. Increasing regulation of formularies by states could significantly affect AdvancePCS’s ability to develop and administer formularies on behalf of AdvancePCS’s insurer, HMO and other health plan customers.

Legislation and Regulation Affecting Drug Prices

The federal Medicaid rebate statute provides that manufacturers must provide rebates to the program on all drugs purchased equivalent to the difference between the average price of the drugs and the best price at which the manufacturer sells the drugs to wholesalers. In addition, under the Federal Supply Schedule, the government seeks and obtains favorable pricing based on manufacturers’ commercial prices and sales practices. Some states have adopted legislation or regulations providing that a pharmacy participating in the state’s Medicaid program must give program patients the best price that the pharmacy makes available to any third party plan. These requirements are sometimes referred to as “most favored nation” payment systems. Other states have enacted “unitary pricing” legislation, which mandates that all wholesale purchasers of drugs within the state be given access to the same discounts and incentives. Any such legislation, if enacted in any state, may adversely affect AdvancePCS’s ability to negotiate discounts from network pharmacies or manufacturers. Some manufacturers may view these laws and policies as a disincentive to provide discounts to private purchasers, such as AdvancePCS’s customers, which could adversely affect AdvancePCS’s ability to control plan costs.

A number of states also have bills pending for broad drug price controls that would extend price controls beyond the Medicaid program. Many of these bills impose maximum drug prices based on the Federal Supply Schedule and require that manufacturers and/or pharmacies extend this pricing to one or more segments of the state’s population, such as to all Medicare beneficiaries. If enacted, these bills could adversely affect AdvancePCS’s mail order pharmacy’s reimbursement rates, or otherwise discourage the use of the full range of its services by current or future customers. A number of states have begun to seek supplemental rebates from drug manufacturers, beyond those required by the federal Medicaid statute. Some of those states may utilize the services of PBMs to negotiate and administer these supplemental rebate programs.

A number of states introduced legislation to require state agencies that purchase prescription drugs to combine their purchasing activities under a single contract. If these programs are adopted, they could adversely impact AdvancePCS’s business if its agreements with individual state agencies are combined into one program. In addition, a number of states have introduced legislation supporting the use of non-profit PBMs to leverage their purchase volume for prescription drugs. To the extent that these programs are instituted successfully, they could adversely impact AdvancePCS’s business. The State of Maine adopted such a program, known as the Maine Rx program, through which the state would act as a bulk purchaser of drugs for its non-Medicaid population. The Maine Rx program has been challenged by several pharmaceutical manufacturers. On May 19, 2003, the U.S. Supreme Court rejected initial legal challenges to the Maine Rx program. While other legal steps remain, to the extent that this program is implemented, it could adversely impact AdvancePCS’s business in Maine and other states that may implement similar programs.

In 2000, Congress passed the Medicine Equity and Drug Safety Act of 2000, directing the FDA to promulgate regulations allowing pharmacists and drug wholesalers to reimport approved drugs, originally manufactured in the United States, back into the United States from other countries where the drugs were sold at a lower price. The purpose of the law was to enable U.S. citizens to purchase drugs at prices comparable to lower prices charged for such medicines in other countries. In December 2000, HHS notified the president that it would not seek the necessary funding to implement the law, since HHS believed it was too flawed as written to be effective. The Secretary of HHS in the Bush Administration has put his review of this policy on hold. New legislative proposals to permit reimportation have been introduced in Congress and a house Government Reform subcommittee has held hearings on the issue in 2003. Whether and how such a policy will ultimately be implemented through law or regulations is unclear. It may offer PBMs opportunities to reduce costs, but faces substantial opposition from the prescription drug industry. The ultimate effect of the legislation on AdvancePCS’s business is not known at this point.

Recently, the federal and state governments have increased their attention to how drug manufacturers develop pricing information, which in turn is used in setting payments under the Medicare and Medicaid programs. One element common to many payment formulas is Average Wholesale Price, which is referred to as AWP. AWP is a standard pricing measure used throughout the pharmaceutical industry and by AdvancePCS as a basis for calculating drug prices under contracts with health plans, pharmacies and pharmaceutical manufacturers. Various federal and state Medicaid agencies and other enforcement officials are investigating the effects of the pharmaceuticals industry’s pricing practices, such as the method for calculating AWP.

Proposals have also been made to change the AWP standard and implement other pricing reform measures for federal programs. These proposed changes and other legislative or regulatory adjustments to the Medicare and Medicaid drug reimbursement programs, if implemented, could significantly affect AdvancePCS’s ability to negotiate discounts with pharmaceutical manufacturers. In addition, it may affect AdvancePCS’s relations with pharmacies and health plans. In some circumstances, they might also impact the reimbursement that AdvancePCS’s mail order pharmacy receives from managed care organizations that contract with government health programs to provide prescription drug benefits. Furthermore, private payors may choose to follow the federal and state governments’ example and adopt different drug pricing bases. This could affect AdvancePCS’s ability to negotiate with plans, manufacturers and pharmacies regarding discounts.

In March 2002, the Senate Finance Committee held a hearing on Medicare outpatient drug pricing, at which the OIG stated that its studies have consistently found that Medicare pays too much for prescription drugs. The CMS Administrator announced his intention to take action to change Medicare drug pricing policy. As an interim step, in December 2002 CMS announced that it was establishing a new “single drug pricer” to eliminate differences among fiscal intermediaries in payment amounts for certain Medicare-covered drugs (but not including drugs billed to durable medical equipment regional carriers, such as home infusion drugs, and certain other drugs). The new, unified rates went into effect January 1, 2003. Some members of Congress have also expressed an interest in changing the Medicare reimbursement formula as part of a pending Medicare prescription drug benefit legislation.

In January of 2001, Bayer Corporation, which is referred to as Bayer, entered into a $14 million settlement with the Department of Justice regarding a qui tam suit that alleged that Bayer had artificially inflated the average wholesale price that it reported to government health care programs. In addition, Bayer agreed to report new pricing information, the “average sale price”, to government health care programs, which is calculated differently from the AWP. In October of 2001, TAP Pharmaceuticals agreed to pay the government $875 million for a range of alleged misconduct, including inflation of AWP, and encouraging physicians to maximize their profits by exploiting the “spread” between acquisition costs and the AWP-based Medicare reimbursement. In 2002, a consolidated class action lawsuit against the large pharmaceutical manufacturers was filed in federal court in Massachusetts, asserting that they fraudulently manipulated the AWP, resulting in higher premiums and co-payments for consumers. In May of 2003, the court dismissed a portion of the suit, but the litigation will likely continue on specific issues.

In addition, in 2002, an action was filed in California against certain PBMs, including AdvancePCS, asserting that they took advantage of the difference between AWPs and acquisition costs to achieve profits for themselves, resulting in higher premiums and co-payments for consumers. This litigation is in preliminary stages, and the PBMs will defend the action. In light of the increased focus on calculation of AWP, AdvancePCS’s private plan customers may opt to rely on different data and demand similar calculations from manufacturers. To the extent that they do, AdvancePCS’s ability to negotiate rebates with manufacturers could be negatively impacted.

Medicare Prescription Drug Benefit

Medicare reimbursement and coverage of prescription drugs continues to be actively debated in Congress. Medicare currently offers a very limited outpatient prescription drug benefit. However, on December 9, 2003, President Bush signed into law The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the Prescription Drug Act). This comprehensive legislation offers outpatient drug benefits to Medicare eligible patients that are broader than the limited benefits such patients currently receive.

The first program to be delivered under the Prescription Drug Act is the Medicare-Approved Prescription Drug Discount Card and Transitional Assistance Program, which is intended as a transitional program to provide immediate assistance with prescription drug costs to Medicare beneficiaries during 2004 (beginning in June 2004) and 2005 and through a transitional period in 2006. Although AdvancePCS intends to participate in this program, AdvancePCS is currently evaluating the extent of its participation and how the program may affect AdvancePCS’s business and its profitability.

The full Medicare drug benefit will be implemented in 2006 and will include a stand alone prescription drug benefit as well as a Medicare + Choice-type offering (now referred to as Medicare Advantage). It is contemplated that PBMs will be involved in administering the prescription drug benefit through one or both of these offerings. AdvancePCS is currently evaluating how it may participate in any other programs established pursuant to the Prescription Drug Act, but cannot assess at this time how it will participate in any program or how such programs will impact drug costs, AdvancePCS’s business or its profitability. Also, many states have established or are considering establishing or expanding state drug assistance programs that would increase access to drugs by those currently without coverage.

Regulation of Financial Risk Plans

The administration of fee-for-service prescription drug plans by PBMs generally is not subject to insurance regulation by the states. However, if a pharmacy benefit manager offers to provide prescription drug coverage on a capitated basis or otherwise accepts financial or insurance type risk in providing the benefit, laws in various states may regulate the plan. These laws may require that the party at risk establish reserves or otherwise demonstrate financial responsibility. Laws that may apply in such cases include laws governing the business of insurance, HMOs, limited prepaid health service plans, preferred provider organizations and organized delivery systems.

ERISA Preemption

Many of the state laws described above may be preempted in whole or in part by ERISA, which provides for comprehensive federal regulation of employee benefit plans. However, the scope of ERISA preemption is uncertain and is subject to conflicting court rulings, and AdvancePCS provides services to certain customers that are not subject to ERISA. Other state laws may be invalid in whole or in part as an unconstitutional attempt by a state to regulate interstate commerce, but the outcome of challenges to these laws on this basis is uncertain. Therefore, compliance with state laws and regulations is a significant operational requirement for AdvancePCS and increased state regulation could limit AdvancePCS’s flexibility to adopt alternative and novel fee arrangements with its customers.

FDA Regulation

The FDA generally has authority under the Federal Food, Drug and Cosmetic Act, which is referred to as the FDCA, to regulate drug promotional materials that are disseminated “by or on behalf” of a pharmaceutical manufacturer. In its 1998 Draft guidance for industry, the FDA purported to have the authority to hold pharmaceutical manufacturers responsible for the promotional activities of certain PBMs. In the fall of 1998, after receiving comments to the draft, the FDA withdrew the guidance and stated that it would reconsider the basis for its issuance. To date, the FDA has not taken any further action on the issue. However, there is no assurance that it will not re-examine the issue and seek to assert the authority to regulate the communications of such PBMs.

The FDA also regulates the conduct of clinical trials for drugs. In general, the sponsor of the drug product that is being studied, or the manufacturer that will have the right to market the drug product if it is approved by the FDA, has the responsibility to comply with the laws and regulations that apply to the conduct of the clinical trials. However, in providing services related to the conduct of clinical trials, AdvancePCS may assume some or all of the sponsor’s or clinical investigator’s obligations related to the study of the drug. AdvancePCS believes that it meets its regulatory responsibilities with regard to its involvement in clinical trials. However, the interpretation of the laws and regulations relating to the conduct of clinical trials is complex and sometimes subjective. AdvancePCS can provide no assurance that the FDA will not at some point consider its compliance efforts to be inadequate and initiate administrative enforcement actions against it.

Mail Pharmacy Regulation

AdvancePCS’s mail pharmacy operation distributes drugs throughout the United States. AdvancePCS’s fulfillment centers are presently located in Fort Worth, Texas; Birmingham, Alabama; and Wilkes-Barre, Pennsylvania. AdvancePCS is licensed by the United States, Texas, Alabama and Pennsylvania authorities to do business as a pharmacy and to deliver controlled substances. Many of the states into which AdvancePCS delivers pharmaceuticals and controlled substances have laws and regulations that require out-of-state mail service pharmacies to register with that state’s board of pharmacy, or similar regulatory body, in order to mail drugs into the state. AdvancePCS has registered in every state that, to its knowledge, requires such registration. In addition, some states require out-of-state mail service pharmacies to have a pharmacist at the mail order location that is licensed in the state to which the drugs are shipped, as well as meeting other standards. To the extent that such laws or regulations are applicable to it, AdvancePCS believes that AdvancePCS is in compliance.

Other Statutes and Regulations Affecting AdvancePCS’s Mail Pharmacy Operations

CMS requires mail order pharmacies to provide toll-free numbers for patient counseling of Medicaid recipients residing out of state. Other than reimbursement for specialty pharmacy products, AdvancePCS does not currently receive reimbursement from any state Medicaid programs. Congressional directives to provide useful information on prescription drugs to consumers may involve participation by mail order pharmacies in disseminating such information. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days and to provide customers with refunds when appropriate. The U.S. Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on AdvancePCS’s mail service operations. The U.S. Postal Service historically has exercised this statutory authority only with respect to controlled substances. Alternative means of delivery are available to AdvancePCS.

Regulation of Disease Management Programs

AdvancePCS’s disease management programs are affected by many of the same types of state laws and regulations as its other activities. All states regulate the practice of medicine and nursing. Accordant employs approximately 100 nurses in its disease management operations. All of these nurses maintain nursing licenses in one or more states. As to AdvancePCS’s broader disease management services, AdvancePCS does not believe its programs constitute either the practice of medicine or the practice of nursing. However, there can be no assurance that a regulatory agency in one or more states may not assert a contrary position, and AdvancePCS is not aware of any controlling legal precedent for services of this kind.

Employees

On March 31, 2003, AdvancePCS had approximately 6,500 employees, including approximately 600 pharmacists and 15 doctors. None of AdvancePCS’s employees are represented by a labor union. In the opinion of management, AdvancePCS has good relationships with its employees.

Insurance

AdvancePCS’s PBM operations, including the dispensing of pharmaceutical products by its mail service pharmacies, and the services rendered in connection with its health improvement services and its non-PBM operations, such as the products and services provided in connection with its clinical trial services, may subject AdvancePCS to litigation and liability for damages. AdvancePCS believes that its insurance protection is adequate for its present business operations, but there can be no assurance that it will be able to maintain its professional and general liability insurance coverage in the future or that such insurance coverage will be available on acceptable terms or be adequate to cover any or all potential product or professional liability claims. A successful product or professional liability claim in excess of AdvancePCS’s insurance coverage, or one for which an exclusion from coverage applies, could have a material adverse effect upon its financial position or results of operations.

Company Information

Address and Availability of Information

AdvancePCS’s principal executive offices are located at 750 West John Carpenter Freeway, Suite 1200, Irving, Texas 75039. AdvancePCS’s telephone number is (469) 524-4700 and its web site is www.advancepcs.com. AdvancePCS makes available through its web-site, access to its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports (when applicable) and other filings with the SEC. In addition, the SEC maintains its web site, www.sec.gov that contains reports, proxy and information statements and other information regarding issuers filing electronically, including AdvancePCS. The information contained on the SEC’s website is expressly not incorporated by reference in this joint proxy statement/prospectus.

Code of Ethics

AdvancePCS has adopted a code of ethics, the “AdvancePCS Guide for Business Conduct,” that applies to all of its directors and employees, including its Chief Executive Officer and senior financial and accounting officers. In addition to other matters, this Guide for Business Conduct establishes AdvancePCS’s standards designed to deter wrongdoing and to promote honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations and prompt internal reporting violations of the code. AdvancePCS also has a Business Practices and Compliance Department charged with the day-to-day responsibility to administer its entire ethics and compliance program, which includes its Guide for Business Conduct, HIPAA compliance, fair employment practices and other legal compliance programs. AdvancePCS’s Chief Compliance Officer reports quarterly to the Audit Committee of the Board of Directors and AdvancePCS’s Compliance Committee, which is a committee comprised of AdvancePCS’s Chief Executive Officer and three other member of senior management, and reports annually to the entire Board of Directors. A copy of the AdvancePCS Guide for Business Conduct is available at www.advancepcs.com. AdvancePCS intends to post all amendments to this code of ethics and any waivers granted from the code to any director, the Chief Executive Officer or a senior finance or accounting officers at its web-site, www.advancepcs.com. Information contained in the AdvancePCS website is expressly not incorporated by reference in this joint proxy statement/prospectus.

Properties

AdvancePCS’s existing facilities consist of approximately 1.3 million square feet, of which it owns 150,400 square feet and leases the remainder. The monthly lease payments were approximately $1.6 million in the month of March 2003. The following table sets forth information with respect to AdvancePCS’s principal facilities.

Facility	Location	Approximate Square Footage	Lease/Own
Corporate Headquarters	Irving, Texas	130,658	Lease
Operations Center	Scottsdale, Arizona	354,888	Lease
Call Center	Scottsdale, Arizona	53,762	Lease
Call Center	Richardson, Texas	52,000	Lease
Call Center	Mather, California	42,395	Lease
Call Center	Knoxville, Tennessee	59,748	Lease
Clinical Services	Bloomington, Minnesota	45,332	Lease
Clinical Services	Hunt Valley, Maryland	40,635	Lease
Mail Service Pharmacy	Birmingham, Alabama	112,000	Own
Mail Service Pharmacy	Fort Worth, Texas	93,764	Lease
Mail Service Pharmacy	Wilkes-Barre, Pennsylvania	160,000	Lease
Specialty Pharmacy	Bethesda, Maryland	24,651	Lease
Specialty Pharmacy	Richardson, Texas	38,400	Own
e-Solutions	Richardson, Texas	48,312	Lease
e-Solutions	San Francisco, California	4,394	Lease
Accordant Health Services	Greensboro, North Carolina	23,490	Lease

In addition, AdvancePCS has several other facilities throughout the United States that it uses for sales offices, clinics, data services and other corporate purposes. AdvancePCS believes its facilities are adequate to meet its requirements for the foreseeable future.

AdvancePCS—Legal Proceedings

In November 1999, PCS Health Systems, Inc., a subsidiary of PCS, which was acquired by AdvancePCS in October 2000, received a subpoena from the OIG requesting that PCS Health Systems, Inc. produce documents in connection with an industry-wide investigation. The investigation is ongoing and being pursued under the direction of the U.S. Attorney’s Office for the Eastern District of Pennsylvania. Based on public statements from that office, the investigation appears to involve a review of the practices of PBMs under federal anti-kickback statutes and other laws and regulations. Specifically, the focus of the investigation appears to be PBMs’ relationships with pharmaceutical manufacturers and retail pharmacies and PBMs’ programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs, and payments made by PBMs to retail pharmacies in connection with therapeutic intervention activity. AdvancePCS provided documents responsive to the subpoena. The U.S. Attorney’s Office also contacted some of the pharmaceutical manufacturers with which AdvancePCS has agreements and has asked them to provide copies of documents relating to their agreements with it. The U.S. Attorney General also issued Civil Investigative Demands, which are referred to as CIDs, seeking to compel the depositions of eight of AdvancePCS’s current and former employees.

On September 17, 2002, the U.S. District Court for the Eastern District of Pennsylvania entered an order holding in abeyance both AdvancePCS’s dispute with the OIG regarding the scope and enforcement of the subpoena for documents and employee e-mail as well as the CIDs, pending the good faith efforts of the parties to reach a mutual resolution of the outstanding discovery issues. As a result of such order, AdvancePCS does not have to comply with the subpoena issued by the OIG as of the date of this joint proxy statement/prospectus. Since entry of that order, AdvancePCS has reached agreement with the U.S. Attorney’s office regarding the scope of its document requests and facilitated interviews of certain employees in lieu of the CIDs. The government recently requested the production of additional documents and interviews, including information relating to the activities of the former Advance Paradigm (which was the name of AdvancePCS prior to the PCS acquisition) and the activities of AdvancePCS subsequent to the PCS acquisition, as well as additional information regarding AdvancePCS’s arrangements with retail pharmacies. AdvancePCS continues to cooperate with the OIG. AdvancePCS has already produced certain requested materials and it intends to continue to work with the OIG to facilitate the production of further documents and arrange the requested interviews.

It is not possible to predict the outcome of this investigation or whether the government will commence any action challenging any of AdvancePCS’s programs and practices. AdvancePCS believes that its programs, including those prior to the PCS acquisition, are in compliance with the requirements of the anti-kickback and false claims statutes and other applicable laws and regulations. Moreover, other than those actions filed in connection with the enforcement of the subpoena, neither the OIG nor U.S. Attorney has filed any actions or claims against AdvancePCS nor have they indicated their intention to do so. Nevertheless, as a result of this investigation, AdvancePCS could be subject to scrutiny, further investigation or challenge under federal or state anti-kickback and false claims statutes or other laws and regulations which could cause its business, profitability and growth prospects to suffer materially.

In March 1998, a class action lawsuit captioned Mulder v. PCS Health Systems, Inc., case number 98-1003, was filed in the U.S. District Court of the District of New Jersey. This action alleges that PCS Health Systems, Inc. is a fiduciary, as that term is defined in ERISA, and that AdvancePCS has breached its fiduciary obligations under ERISA in connection with its development and implementation of formularies, preferred drug listings and intervention programs for its sponsors of ERISA health plans. In particular, the plaintiff alleges that AdvancePCS’s therapeutic interchange programs and negotiation of formulary rebates and discounts from pharmaceutical manufacturers violate fiduciary obligations. The plaintiff is seeking injunctive relief and monetary damages in an unspecified amount. AdvancePCS believes that it does not assume any of the plan fiduciary responsibilities that would subject it to regulation under ERISA as alleged in the complaint, has denied all allegations of wrongdoing and is vigorously defending this suit. The plaintiff purported to represent a nation-wide class consisting of all members of all ERISA plans for which PCS Health Systems, Inc. provided PBM services during the class period. AdvancePCS opposed certification of this class and on July 17, 2003, the District Court entered an order certifying a more limited class comprised only of members of those ERISA plans for which PCS Health Systems, Inc. provided services under its contract with a single plan administrator. AdvancePCS will continue to vigorously defend this suit. Although the ultimate outcome is uncertain, an adverse determination could potentially cause AdvancePCS to change its business practices with respect to formularies, preferred drug listings, intervention programs, and rebates, potentially reducing its profitability and growth prospects.

AdvancePCS is also a party to the following lawsuits, each filed by the same counsel for different plaintiffs in the U.S. District Court in Arizona, that allege that AdvancePCS acts as an ERISA fiduciary and that AdvancePCS has breached certain fiduciary obligations under ERISA.

•	Marantz v. AdvancePCS, case number CIV-01-2413PHX EHC, was a class action filed on or about December 17, 2001. The plaintiff withdrew the class action allegations in April 2002. In March 2003, the court dismissed the plaintiff’s apparent effort to reassert possible class action claims. In May 2003, the Marantz case was dismissed based on inadequacies in the plaintiff’s pleadings and subsequently the plaintiff filed an amended complaint purporting to address these inadequacies. Currently, the case is proceeding as a single plaintiff seeking to represent one health plan. However, the plaintiff is again attempting to broaden the scope of the case to a class action. AdvancePCS will oppose any effort to certify a class.

•	Glanton v. AdvancePCS, case number CIV-02-0507 PHX SRB, previously referred to as Lewis v. AdvancePCS is a class action that was served on or about April 19, 2002. The case purports to be brought on behalf of a class of self-funded health plans; however, a class has not been certified and AdvancePCS will oppose such certification. On about March 31, 2003, AdvancePCS was served with another complaint (Mackner v. AdvancePCS, case number CIV-03-0607 PHX MHM) in which the plaintiff, a purported participant in a self-funded plan customer of AdvancePCS, sought to bring action on behalf of that plan. Because the Glanton case purports to be brought as a class action on behalf of self-funded plans, on May 14, 2003, the U.S. District Court consolidated Mackner into Glanton. On November 7, 2003, the U.S. District Court dismissed and terminated both the Glanton and Mackner cases on the pleadings, finding that the plaintiffs lacked standing to bring the actions under ERISA. The plaintiffs are entitled to appeal these dismissals to the United States Ninth Circuit Court of Appeals.

As to all the Arizona ERISA cases, AdvancePCS believes that it does not act as an ERISA fiduciary or assume the ERISA fiduciary responsibilities as alleged in the complaints. AdvancePCS believes that, in any event, its business practices are in compliance with ERISA. The ERISA lawsuits seek unspecified monetary damages and injunctive relief.

AdvancePCS was served as a defendant in two California state court cases in 2003, one of which was brought by the same plaintiff’s counsel that represents the plaintiffs in the Arizona ERISA cases. One was filed on or about March 17, 2003 in Los Angeles County Superior Court (American Federation of State, County & Municipal Employees (“AFSCME”) v. AdvancePCS, et al., case number BC292227) against AdvancePCS and other PBMs. The other was filed on or about March 26, 2003 in Alameda County Superior Court against AdvancePCS and several other defendants (Irwin v. AdvancePCS, et al., case number RG03088693) and is styled as a class action brought on behalf of a class of all public employees that participate in non-ERISA prescription drug benefit plans; however, a class has not been certified and AdvancePCS will oppose such certification. These two California cases allegedly involve non-ERISA plans and make the same general allegations of wrongdoing as made in the Arizona ERISA actions but are brought under California’s Unfair Competition Law rather than ERISA. The two actions, which are related, have been coordinated pursuant to a court order.

Although the ultimate outcome in these Arizona ERISA and California non-ERISA cases is uncertain, an adverse determination could potentially cause AdvancePCS to change its business practices with respect to formularies, preferred drug listings, rebates, and intervention programs, potentially reducing its profitability and growth prospects. AdvancePCS has denied all allegations of wrongdoing and is vigorously defending these suits.

On December 17, 2001, AARP and United Healthcare Insurance Co., which is referred to as United, filed a multi-count complaint against AdvancePCS in federal court in Minneapolis, Minnesota in a matter captioned United Healthcare Insurance Co. and AARP v. AdvancePCS, Civ. No. 01-CV-2320 (D. Minn.). AARP and United have asserted claims against AdvancePCS for violation of Minnesota’s deceptive trade practices act, tortious interference with prospective economic advantage and unjust enrichment. Specifically, AARP and United claim that AdvancePCS created confusion among certain AARP members and pharmacists through the launch of

AdvancePCS prescription drug discount program. AARP and United requested preliminary and permanent injunctive relief. AdvancePCS moved to dismiss the complaint. Without holding an evidentiary hearing, the district court granted AARP and United’s request for preliminary injunctive relief. AdvancePCS appealed the district court’s order and on November 1, 2002, the Eighth Circuit Federal Court of Appeals affirmed the district court’s order. In addition to the injunctive relief requested, AARP and United have asserted monetary damages of $24 million, including attorneys’ fees and costs. In September 2003, the District Court rejected without prejudice the attempt by AARP and United to amend their complaint to include a punitive damages allegation. AdvancePCS has denied AARP and United’s allegations, moved to dismiss the complaint and are vigorously defending this matter. In addition, in May 2003 AdvancePCS amended its answer to include a cross-complaint against both AARP and United for monetary damages arising out of asserted inappropriate activities by AARP and United that interfered with the operation of AdvancePCS’s prescription drug discount program. Discovery in connection with these claims is ongoing.

AdvancePCS is a defendant in a purported class action (Bellevue Drug Co., Robert Schreiber, Inc., d/b/a Burns Pharmacy and Rehn-Huerbinger Drug Co., d/b/a Parkway Drugs #4, on behalf of themselves and all others similarly situated, and The Pharmacy Freedom Fund and The National Community Pharmacists Association v. AdvancePCS, Civ. No. 03-473) filed in the U.S. District Court for the Eastern District of Pennsylvania in August 2003. The plaintiff alleges antitrust violations under Section 1 of the Sherman Act in conjunction with AdvancePCS’s establishment of network rates for retail pharmacies. The plaintiffs are attempting to certify a class of all pharmacies that, at any time during the period commencing four years before the filing of the litigation through the present, contracted with AdvancePCS to dispense and sell brand name and generic prescription drugs for any prescription drug benefit plan(s). If successful, the plaintiffs could secure three times actual money damages and injunctive relief enjoining the alleged antitrust violations. AdvancePCS will vigorously defend this suit.

The Company is also a defendant in a similar anti-trust class action (North Jackson Pharmacy, Inc., et al. v. AdvancePCS et al.) filed in the United States District Court for the Northern District of Alabama in October 2003. The plaintiffs are pharmacies which seek to represent a nationwide class of pharmacies. The plaintiffs have made generally similar allegations as the plaintiffs in the Bellevue Drug Co. litigation described above. AdvancePCS will vigorously defend this suit.

In addition, AdvancePCS is a defendant in lawsuits from time to time arising in the ordinary course of business, the outcome of which AdvancePCS believes will not have a material adverse effect on its business, profitability and growth prospects.

ADVANCEPCS—MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

AdvancePCS is a leading provider of health improvement services in the United States. AdvancePCS’s customers include a broad range of health plan sponsors, such as BlueCross BlueShield plans and other managed care organizations, employer groups, third-party administrators of health plans, insurance companies, government agencies and labor union-based trusts. AdvancePCS currently manages more than 540 million pharmacy claims annually, representing approximately $28 billion in prescription drug spending.

As a PBM, AdvancePCS offers tools to its customers to assist in managing their prescription drug expenditures, including on-line claims adjudication, discounted retail networks, discounted mail pharmacy services, formulary development, rebate negotiation and management and other plan design and formulary support activities. In addition, AdvancePCS offers a wide range of other health improvement products and services, such as specialty pharmacy services, disease management and prescription discount cards for the uninsured and under-insured. AdvancePCS’s mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs. AdvancePCS’s strategy is to increase the number of services offered to its customer base by internal development or acquisition, increase its core customer base and, most importantly, generate additional value through the cross-selling of its products into its customer base.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires that management establish accounting policies and make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain. While judgments and estimates made by AdvancePCS are based on historical experience and other assumptions that it believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements. The following are accounting policies and use of estimates applied in the preparation of AdvancePCS’s financial statements as well as the residual accounting risk inherent for these areas that should be considered. Residual accounting risk is defined as the inherent risk that remains after the application of AdvancePCS’s policies and processes and is generally outside of AdvancePCS’s control.

Revenue Recognition

AdvancePCS’s revenues are derived principally from sales of prescription drugs to members of its customers, either through its mail and specialty service pharmacies (Mail Services) or its networks of contractually affiliated retail pharmacies (Data Services). AdvancePCS also provide clinical and other services as part of its overall health improvement service offerings.

AdvancePCS adopted Emerging Issues Task Force (EITF) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” (EITF 02-16) in the fourth quarter of fiscal 2003 by retroactively reclassifying all prior years to conform with the presentation for fiscal 2003. When AdvancePCS provides formulary management services to a customer in conjunction with claims processing, it records rebates and administrative fees received from pharmaceutical manufacturers as a reduction of cost of revenues and the portion of the rebate payable to customers is treated as a reduction of revenue. As a result of the adoption, fiscal years 2003, 2002 and 2001 revenues have been reduced by $1.4 billion, $933.2 million and $533.9 million, respectively, representing the gross amounts of rebates and administrative fees received from pharmaceutical manufacturers. Cost of revenues have been reduced by the same amounts. See the section entitled “—Recently Adopted Accounting Pronouncements” beginning on page 194.

Data Services

AdvancePCS evaluates its plan sponsor customer contracts using the indicators of EITF No. 99-19 “Reporting Gross Revenue as a Principal vs. Net as an Agent”, which is referred to as EITF 99-19, to determine whether AdvancePCS acts as a principal or an agent in the fulfillment of prescriptions through the retail pharmacy network.

Revenues are recorded gross when AdvancePCS adjudicates claims for plan sponsor customers that have contractually agreed to use AdvancePCS’s contracted pharmacy network. AdvancePCS acts as principal under EITF 99-19 when adjudicating claims for plan sponsors through its contracted pharmacy network for the following reasons:

•	AdvancePCS negotiates a contract with the plan sponsor customer and also negotiate contracts with retail pharmacies. Neither the plan sponsor nor the retail pharmacy can look through AdvancePCS and claim directly against the other party. Both contracts with these parties are separate and each only contracts with AdvancePCS. Each party deals directly with AdvancePCS and does not deal with each other directly;

•	AdvancePCS determines through negotiations which retail pharmacies will be included or excluded in its network to be offered to the plan sponsor customer, based on price, access, etc.;

•	AdvancePCS is responsible to the plan sponsor customer: (1) to provide the fulfillment to the plan’s members, (2) to validate a claim and (3) to manage the claim economically for the plan through its adjudication process;

•	AdvancePCS sets total prescription prices for the pharmacy, including instructing the pharmacy as to how that price is to be settled; however, the plan sponsor customer determines the portion of the total price relating to co-pay amounts that will be paid by its members;

•	AdvancePCS manages the overall prescription drug relationship with the plan sponsor customer’s members;

•	AdvancePCS has credit risk for the price due to the pharmacy from the plan sponsor customer; and

•	AdvancePCS may realize a positive or negative margin represented by the difference between the negotiated ingredient cost and fees AdvancePCS will receive from the plan sponsor customer and the negotiated ingredient cost and fees AdvancePCS will pay to its network pharmacies.

When adjudicated claims are recorded gross, the plan sponsor’s aggregate pharmacy benefit claim payment to AdvancePCS is recorded as revenue and its payment to the pharmacy provider is recorded as cost of revenue in its consolidated statement of operations. In contrast, when AdvancePCS adjudicates prescriptions at pharmacies that are under contract directly with its plan sponsor customer and there are no financial risks to it, AdvancePCS records only its claims processing fees as revenues and does not include prescription costs in revenues or cost of revenues, which is referred to as net reporting. If AdvancePCS had reported all of its data services revenues using net reporting, revenues and cost of revenues would have decreased by $11.0 billion, $10.0 billion and $5.4 billion for the fiscal years ended March 31, 2003, 2002 and 2001, respectively.

AdvancePCS does not have responsibility to collect co-payments to be made by members to the retail pharmacy. Accordingly, AdvancePCS does not record member co-payments collected in the retail pharmacy as either revenue or cost of sales. As has been widely reported, the SEC is in the process of reviewing the topic of co-payments and whether co-payments should or should not be included as a component of revenues and cost of sales in the PBM and other related industries, including insurance companies. If the SEC should ultimately decide that co-payments should be included in revenues and cost of sales, it would result in an increase in reported revenue and a corresponding increase in cost of revenues. Thus, AdvancePCS’s consolidated results of operations, including gross profit and net income, and the consolidated balance sheets and consolidated statements of cash flows would not be affected.

Certain implementation and other fees paid to customers upon the initiation of a contractual agreement are considered an integral part of overall contract pricing and are capitalized and amortized as a reduction of revenue on a straight-line basis over the life of the contract.

Mail Services

AdvancePCS contracts directly with plan sponsor customers to provide home delivery of prescription drugs to their members. AdvancePCS is contractually committed to specific turn around times, which is the time it takes to ship the prescription after receiving the written order. AdvancePCS also assumes the credit and inventory risk and collect co-payments from members. Therefore, for prescriptions dispensed through AdvancePCS’s own mail service pharmacies, AdvancePCS recognizes the total amounts paid by both the customer and the member (in the form of a co-payment) as revenue. Revenues from the dispensing of pharmaceuticals from its mail service pharmacies are recognized when each prescription is shipped.

Clinical and Other Services

When AdvancePCS earns rebates and administrative fees in conjunction with formulary management services (formulary development and manufacturer contracting) for customers, but does not process the underlying claims (rebate utility), AdvancePCS records rebates and administrative fees received from pharmaceutical manufacturers, net of the portion payable to customers, in revenue. In contrast, when AdvancePCS provides formulary management services and processes the claims, AdvancePCS records rebates and administrative fees received as a reduction of cost of revenues and the portion deliverable to the customer as a reduction of revenue.

AdvancePCS recognizes rebates and administrative fees receivable from pharmaceutical manufacturers and the corresponding amounts payable to customers when the prescriptions covered under the contractual agreements with the manufacturers are dispensed. AdvancePCS estimates the amount of rebates to be delivered to customers based on historical rates of rebates received as well as estimates of current rebates receivable from pharmaceutical manufacturers. These estimates are adjusted to actual when amounts are received from manufacturers and the portion deliverable to the customer is disbursed.

AdvancePCS also earns other revenue from pharmaceutical manufacturers for services such as formulary support services, outcomes studies and clinical trials. These services are negotiated separately with each pharmaceutical manufacturer and specify the services AdvancePCS is to perform and the revenues and fees AdvancePCS is to earn based on the delivery or completion of the services. AdvancePCS also earns revenues from its customers (primarily managed care organizations) for disease management services provided by Accordant, AdvancePCS’s wholly owned subsidiary acquired in November 2002. Accordant focuses on helping patients with complex, chronic and progressive diseases. The revenues of Accordant have been included in Clinical and Other Services revenue since the date of acquisition.

Cost of Revenues

Cost of revenues includes prescription drug costs, labor, call center operations, information technology and other costs associated with the sale and/or dispensing of prescription drugs and providing clinical and other services.

Rebates collected from pharmaceutical manufacturers on behalf of AdvancePCS’s health plan sponsor customers are recognized as a reduction of cost of revenues in accordance with EITF No. 02-16.

Accounts Receivable

Accounts receivable balances represent customer trade receivables generated from AdvancePCS’s Data and Mail Services health improvement services. Also included in accounts receivable are receivables from vendors for AdvancePCS’s Clinical and Other Services whereby AdvancePCS recognizes rebates and administrative fees receivable from pharmaceutical manufacturers. Based on AdvancePCS’s revenue recognition policies, certain claims at the end of the period are unbilled. Revenue and unbilled receivables for those claims are estimated each period based on the amount to be paid to the pharmacies and historical gross margin. Estimates are adjusted to actual at the time of billing. In addition, revenue and unbilled receivables for rebates are calculated quarterly based on an estimate of rebatable prescriptions and rebate per prescription. These estimates are adjusted to actual when the number of rebatable prescriptions and rebate per prescription have been determined and the billings to the pharmaceutical manufacturers have been completed. As of September 30, 2003 and 2002, unbilled receivables were $895.2 million and $862.8 million, respectively. As of March 31, 2003 and 2002, unbilled receivables were $883.5 million and $686.2 million, respectively. Corresponding amounts payable to retail pharmacies (for claims) or to plan sponsor customers (for rebates) are recorded at the time the unbilled receivables are recorded. Unbilled receivables from plan sponsor customers are typically billed within 15 days and unbilled receivables from manufacturers are typically billed within 90 days, based on the respective contractual billing schedules.

To reduce the potential for credit risk, AdvancePCS evaluates the collectibility of customer balances based on a combination of factors but does not generally require significant collateral. AdvancePCS regularly analyzes significant customer balances, and, when it becomes evident a specific customer will be unable to meet its financial obligations to AdvancePCS, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, a specific allowance for doubtful account is recorded to reduce the related receivable to the amount that is believed reasonably collectible. AdvancePCS also records allowances for doubtful accounts for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experiences. If circumstances related to specific customers change, AdvancePCS’s estimates of the recoverability of receivables could be further adjusted.

Asset Impairment

Long-lived assets and intangible assets are tested for recoverability whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which the asset is used, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not AdvancePCS would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.

The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

AdvancePCS evaluates goodwill for impairment based on a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is necessary to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to that excess. The results of AdvancePCS’s fiscal 2003 testing resulted in no impairment charges.

AdvancePCS determines the fair value of reporting units by using a discounted cash flow model based on future operations. Goodwill is tested annually during the fourth quarter of each fiscal year and when events or circumstances occur indicating possible impairment.

The current discount rate applied to future cash flows in determining the fair value of reporting units is 13.8%. A significant increase in the discount rate may adversely impact the fair value of reporting units that would result in a non-cash charge to earnings.

Rebate Guarantees

Agreements with certain health plan sponsor customers contain provisions that require AdvancePCS to obtain a minimum rebate per claim from pharmaceutical manufacturers in order to generate additional savings for health plan sponsor customers. Failure to achieve the minimum rebate per claim results in an obligation by AdvancePCS to the health plan sponsor customer. The obligation is equivalent to the difference between the actual rebate per claim obtained and the minimum stated in the health plan sponsor customer agreement, which is then multiplied by the number of claims processed in a specified period. AdvancePCS continually monitors the health plan sponsor customers’ rebate per claim and recognizes a liability when it appears unlikely the average rebate per claim will meet or exceed the stated minimum.

If circumstances related to collectibility assumptions of pharmaceutical manufacturers rebates change, including changes in market conditions (e.g., drug patent expiration) or member quantity, that materially alter drug utilization patterns and adversely affect the pharmaceutical manufacturers rebates obtained, rebate guarantee obligations could increase, resulting in a charge to earnings.

Performance Guarantees

Agreements with certain health plan sponsor customers contain plan performance guarantees that require AdvancePCS to meet various operational standards, including items such as customer service wait time, abandoned customer service calls and mail pharmacy turn around time, as well as guaranteed savings for using its retail networks. Certain contracts require 100% guarantee in achieving various operational standards. Failure to achieve the operational standards results in penalty payments to the health plan sponsors by AdvancePCS. AdvancePCS continually monitors its operational performance against the standards outlined in health plan sponsor customer contracts. A loss is recorded as a liability. If AdvancePCS experiences changes in events or circumstances that adversely impact operations, performance guarantee obligations could increase, resulting in a charge to earnings.

Service Guarantees

Agreements with certain health plan sponsor customers contain guarantees relating to an efficient and effective transition into AdvancePCS’s services (implementations). Failure to achieve an efficient and effective transition on AdvancePCS’s part results in an obligation to health plan sponsor customers. Obligations are estimated based on the success of recently transitioned health plan sponsor customers. If AdvancePCS experiences changes in events or circumstances that adversely impact the transition of new health plan sponsor customers to its products and services, a charge to earnings may result.

Employee Benefit Plans

Retirement plan benefits include both a defined contribution retirement plan and defined benefit pension plan. The defined benefit pension plan was acquired with the PCS acquisition and has been frozen to new participants since the acquisition date. In addition, employees may participate in an Employee Stock Purchase Plan.

Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 87 “Employer’s Accounting for Pensions,” measurement of the obligations under the defined benefit pension plan are subject to a number of assumptions. These include the rate of return of plan assets, health care costs and compensation trend rates, and the rate at which the future obligations are discounted to value the liability at year-end.

Changes in assumptions used to measure the obligation under the defined benefit pension plan could materially impact AdvancePCS’s future obligation. The assumed health care cost trend rates have a significant effect on the retiree health benefits amounts reported. If these trend rates were to be increased by one percentage point each future year, the March 31, 2003 accumulated post retirement benefit obligation would increase by $2.0 million and the aggregate of the service cost and interest components of the 2003 annual expense would increase by $544,000. A one percentage point decrease in these rates would decrease the March 31, 2003 accumulated post retirement benefit obligation by $1.6 million and the aggregate of the 2003 service cost and interest cost components of the 2003 annual expense would decrease by $435,000.

Other Loss Contingencies

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. AdvancePCS evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact AdvancePCS’s financial position or results of operations. Estimating probable losses requires varying levels of analysis that often depend on judgments about potential actions by third parties such as arbitrators.

Customers and Suppliers

BlueCross BlueShield Association Federal Employee Program accounted for 12%, 13% and 11% of AdvancePCS’s revenues for the years ended March 31, 2003, 2002 and 2001, respectively. HealthNet, formerly Foundation Health Systems, accounted for 14% of AdvancePCS’s revenues for the year ended March 31, 2001, yet accounted for less than 10% of AdvancePCS’s revenues in fiscal years 2003 and 2002. No other customer accounted for over 10% of AdvancePCS’s revenues in fiscal years 2003, 2002 or 2001.

In April 2001, AdvancePCS entered into a three-year agreement with a wholesale distributor, Amerisource Bergen, to be AdvancePCS’s primary supplier of pharmaceuticals to AdvancePCS’s mail pharmacies. AdvancePCS believes its supplier arrangements are more than adequate and that it maintains strong relationships with back-up wholesalers and suppliers. In addition, AdvancePCS believes alternative suppliers can be utilized without any disruptions. If a drug is not in AdvancePCS’s inventory, AdvancePCS can generally obtain it from either a primary or secondary supplier within one or two business days. AdvancePCS believes it would be relatively easy to switch from one supplier to another.

Acquisitions

In November 2002, AdvancePCS acquired 100% of the common stock of privately held Accordant, a disease management company that focuses on helping patients with complex, chronic and progressive diseases. The aggregate purchase price of $71.5 million, net of cash acquired, includes the final determination of the working capital adjustment and transaction costs. The results of Accordant have been included in the consolidated financial statements since the acquisition date. The agreement includes a provision for the payment of up to an additional $25 million, dependent upon Accordant achieving certain financial and operating targets in calendar year 2003. Any additional consideration will be paid during calendar year 2004 and treated as an adjustment to the purchase price. The final purchase price will be allocated based on appraisals, which are currently being finalized. The acquisition of Accordant was accounted for using the purchase method of accounting, in accordance with SFAS No. 141, “Business Combinations”.

In August 2001, AdvancePCS completed the acquisition of 100% of the equity of Dresing-Lierman, Inc. and its wholly owned subsidiary, TheraCom Inc., which is referred to as TheraCom, a specialty pharmacy and distribution company located in Bethesda, Maryland. The aggregate purchase included the issuance of 1.3 million shares of Class A common stock, of which 384,006 shares were placed in escrow. Of these, 166,956 shares were held in escrow as additional consideration for the acquisition of TheraCom, the payment of which was conditioned upon TheraCom achieving specific future financial performance goals. The remaining 217,050 shares were held in escrow to satisfy any indemnification claims AdvancePCS may have arising out of the acquisition, including those related to the settlement of certain outstanding TheraCom litigation. In addition, AdvancePCS paid $10.6 million to eliminate TheraCom’s outstanding indebtedness. The acquisition was accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of TheraCom, $39.1 million, was recorded as goodwill. AdvancePCS also recognized $4.7 million in intangible customer contracts.

AdvancePCS determined that TheraCom achieved the specified performance goals and in January 2003, 166,956 shares were released to the former TheraCom stockholders from the additional consideration escrow. In January 2003, 34,188 shares were also withdrawn from the indemnification claims escrow and returned to AdvancePCS to satisfy its indemnification claim arising from the settlement of litigation between TheraCom and one of its former stockholders. Any shares returned to AdvancePCS are held in treasury. In September 2003, after the settlement of litigation with a former TheraCom employee, the former TheraCom stockholders reimbursed AdvancePCS to satisfy their indemnification obligations. Following the indemnification payment, the remaining 182,862 shares were released from the indemnification claims escrow to the former TheraCom stockholders.

In June 2001, AdvancePCS established a joint venture, AdvancePriority SpecialtyRx, with Priority Healthcare Corp., a national specialty pharmacy and distribution company. Priority Healthcare owned 49% of the venture and AdvancePCS owned 51%. Effective February 2003, AdvancePCS purchased Priority Healthcare’s 49% of the venture, making AdvancePriority SpecialtyRx a wholly owned subsidiary. The acquisition was accounted for using the purchase method of accounting, in accordance with SFAS 141, “Business Combinations”.

In October 2000, AdvancePCS completed the acquisition of PCS for an aggregate purchase price of approximately $1.0 billion, of which AdvancePCS paid Rite Aid, the seller, $675 million in cash and issued to Rite Aid $200 million in senior subordinated notes and $125 million in AdvancePCS convertible preferred stock. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by JLL. In connection with the equity financing, AdvancePCS issued to JLL 65,854 shares of Series A-1 preferred stock for an aggregate purchase price of $65.9 million, six shares of Series B convertible preferred stock and 8.4 million shares of AdvancePCS Class A common stock for an aggregate purchase price of $84.1 million. On December 8, 2000, the six shares of Series B convertible preferred stock and the 8.4 million shares of Class A common stock automatically converted into 8.4 million shares of Class B-1 common stock. In connection with the senior subordinated notes, AdvancePCS issued to Rite Aid warrants to purchase 1.6 million shares of Class A common stock. The senior subordinated notes were fully redeemed on March 13, 2001. The warrants terminated upon repayment of the senior subordinated notes. The acquisition of PCS was accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of PCS was recorded as goodwill.

In July 2000, AdvancePCS completed a merger with First Florida International, FFI. AdvancePCS issued seven million shares of AdvancePCS Class A common stock in exchange for all of the outstanding shares of FFI. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. The historical financial results have been restated in accordance with Accounting Principals Board Opinion, No. 16 “Business Combinations”, which is referred to as APB 16, to reflect the merger as though FFI had always been a part of AdvancePCS.

In January 2000, AdvancePCS acquired a 19% interest in CHI, an internet health portal development company, with an option to acquire the additional interest. Effective September 30, 2001 AdvancePCS acquired the remaining equity interests of CHI, which AdvancePCS did not previously own. The acquisition of the remaining interest was accounted for using the purchase method of accounting. The acquisition of the remaining 81% equity interest was completed with cash of $9.2 million, making CHI a wholly owned consolidated subsidiary. Prior to the complete acquisition of CHI, AdvancePCS had accounted for its 19% interest in CHI on the cost basis. In accordance with APB No. 18 “The Equity Method of Accounting for Investments in Common Stock”, which is referred to as APB 18, all prior period financial statements have been restated to account for CHI as though AdvancePCS had accounted for the investment on the equity method.

Sources of Revenue

AdvancePCS’s revenues are derived principally from sales of prescription drugs to members of its customers, either through its mail and specialty service pharmacies (Mail Services), or its networks of contractually affiliated retail pharmacies (Data Services). AdvancePCS also provides Clinical and Other Services as part of its overall health improvement service offerings.

When AdvancePCS provides formulary management services to a customer in conjunction with claims processing, AdvancePCS records rebates and administrative fees received from pharmaceutical manufacturers as a reduction of cost of revenues and the portion of the rebate payable to customers is treated as a reduction of revenue.

AdvancePCS’s cost of revenues include drug ingredient costs, labor, call center operations, information technology and other costs associated with the sale and/or dispensing of prescription drugs and providing clinical and other services.

Data Services

Through its data services operations, AdvancePCS processes prescription claims on behalf of its health plan sponsor customers. When a member of one of AdvancePCS’s health plan sponsors presents a prescription with a health plan identification card to a retail pharmacist in its network, the pharmacist accesses its online system to receive information regarding eligibility, patient history, health plan formulary listings and negotiated price. The member generally pays a co-payment to the retail pharmacy and the pharmacist fills the prescription. AdvancePCS does not record as revenue any co-payment due from the member to the retail pharmacy as AdvancePCS is not responsible for the collection of these co-payments. On behalf of AdvancePCS’s health plan sponsors, during each billing cycle, its systems electronically aggregate pharmacy benefit claims, which include prescription costs plus its claims processing fees. Once AdvancePCS receives payments from health plan sponsors, AdvancePCS remits the amounts owed to the retail pharmacies.

AdvancePCS has established a nationwide network of over 59,000 retail pharmacies, each of which generally pay an access fee to be included in its network. AdvancePCS’s contracts with most of its health plan sponsors provide for member access to its retail pharmacy network. When AdvancePCS has an independent obligation to pay retail pharmacies for the cost of the prescription dispensed, AdvancePCS is acting as the “principal” in that transaction and record as revenue the aggregate pharmacy benefit claim payment from its plan sponsor customers (which includes ingredient cost, the dispensing fee paid to the pharmacist, and its claims adjudication fee); and the payments to its pharmacy providers for these prescriptions is recorded as cost of revenues. By contrast, some of AdvancePCS’s other plan sponsor customers have established their own pharmacy networks. When AdvancePCS adjudicates prescriptions under contracts with these customers and there is no financial risk to it, AdvancePCS records only its claims processing fees as revenues and does not include prescription costs in revenues or cost of revenues, which is referred to as net reporting.

As a result, AdvancePCS’s revenues are higher from plan sponsor customers that use its networks of contractually affiliated retail pharmacies instead of using retail pharmacies that are under contract directly with the plan sponsor customer. Similarly, while a customer who uses AdvancePCS’s network may contribute the same gross profit in terms of dollars as a customer that uses its own network, gross profit as a percentage of revenue will be significantly lower for the customer using its network because of the higher level of revenue AdvancePCS recognizes.

Mail Services

AdvancePCS derives mail services revenues from the sale of pharmaceuticals to members of its customers’ health plans from its mail pharmacies and specialty pharmacies. These revenues include the cost of the pharmaceuticals AdvancePCS bills its health plan sponsors, the co-pay AdvancePCS collect from members, plus a dispensing fee.

Clinical and Other Services

When AdvancePCS collects rebates and administrative fees in conjunction with formulary management services, but do not process the underlying claims (rebate utility), AdvancePCS records rebates and administrative fees received from pharmaceutical manufacturers, net of the portion delivered to customers, in revenue. AdvancePCS recognizes rebates and administrative fees from pharmaceutical manufacturers and the corresponding amounts payable to customers when the prescriptions covered under the contractual agreements with the manufacturers are dispensed.

AdvancePCS also earns other revenue from pharmaceutical manufacturers for services such as formulary support services, outcome studies and clinical trials. These services are negotiated separately with each pharmaceutical manufacturer and specify the services AdvancePCS is to perform and the revenues and fees AdvancePCS is to earn based on the delivery or completion of the services. AdvancePCS also earns revenues from its customers (primarily managed care organizations) for disease management services provided by Accordant, its wholly owned subsidiary acquired in November 2002. Accordant focuses on helping patients with complex, chronic and progressive diseases. The revenues of Accordant have been included in Clinical and Other Services revenue since the date of acquisition.

Results of Operations—AdvancePCS

The following table sets forth certain consolidated historical financial data of AdvancePCS.

	Three Months Ended September 30,		Six Months Ended September 30,		Year Ended March 31,
	2003	2002(1)	2003	2002(1)	2003	2002	2003
	(in thousands, except per share data)
Revenues(1)
Data services	$2,944,385	$2,887,347	$6,028,211	$5,584,202	$11,609,479	$10,483,763	$5,685,948
Mail services	688,843	569,629	1,349,475	1,061,026	2,303,117	1,501,522	687,274
Clinical and other services	59,154	45,791	118,686	92,811	198,283	188,836	117,169

Total revenues	3,692,382	3,502,767	7,496,372	6,738,039	14,110,879	12,174,121	6,490,391
Cost of revenues	3,527,977	3,367,305	7,178,933	6,477,230	13,555,231	11,722,530	6,261,231

Gross profit	164,405	135,462	317,439	260,809	555,648	451,591	229,160
Selling, general and administrative expenses	66,826	54,182	128,919	107,447	231,245	189,320	128,984
Merger-related charges(2)	3,385	—	4,065	—	—	—	—
Non-recurring and impairment expenses	—	—	—	—	—	1,760	11,129

Operating income	94,194	81,280	184,455	153,362	324,403	260,511	89,047
Net interest expense	(7,976)	(10,292)	(16,694)	(20,456)	(38,572)	(57,579)	(41,882)
Loss on early retirement of debt(3)	—	—	—	(2,444)	(2,444)	(8,784)	—
Loss from joint venture	(1,424)	(1,224)	(2,996)	(2,257)	(5,036)	(2,871)	—
Merger costs & asset disposal(4)	—	—	—	—	—	—	(1,200)

Income before income taxes	84,794	69,764	164,765	128,205	278,351	191,277	45,965
Provision for income taxes(3)	(33,494)	(27,557)	(65,082)	(50,654)	(109,961)	(75,546)	(24,291)

Net income	$51,300	$42,207	$99,683	$77,551	$168,390	$115,731	$21,674

Basic net income per share	$0.56	$0.46	$1.09	$0.84	$1.85	$1.37	$0.37
Diluted net income per share	$0.52	$0.43	$1.02	$0.77	$1.71	$1.18	$0.30

(1)	Revenues have been retroactively reclassified to reflect the adoption of EITF 02-16 in the fourth fiscal quarter of fiscal 2003.
(2)	Related to the proposed merger with Caremark.
(3)	Loss on early retirement of debt and the related provision for income taxes have been reclassified in accordance with Statement of Financial Accounting Standards No. 145.
(4)	Related to the merger with FFI.

Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

During fiscal year 2003, AdvancePCS adopted EITF 02-16. Under this pronouncement, any consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products and should, therefore, be characterized as a reduction of cost of revenues. This EITF applies to rebates and administrative fees received from pharmaceutical manufacturers. AdvancePCS had previously recorded rebates, net of the amount distributed to its customers, and administrative fees as components of Clinical Services revenue. Prior period reclassification is allowed to the extent there is no impact on net income. The application of EITF 02-16 does not change AdvancePCS’s net income, gross profit or cash flows.

Revenues

Data Services. Data services revenue increased $57.0 million, or 2%, for the three months ended September 30, 2003 compared to the same period one year ago. Of the increase, approximately $180 million was attributable to increases in the Average Wholesale Price index for drug ingredient costs, which was offset by 1.2 million fewer retail claims processed and higher average generic dispensing rates, which reduces revenue per claim processed. The reduction in claims processed was primarily attributable to Claritin becoming available over-the-counter and reduced utilization of hormone replacement therapies. AdvancePCS’s generic dispensing rate increased 4.8% for the three months ended September 30, 2003 as compared to the same quarter in fiscal 2003. The increase in the Average Wholesale Price index, which is used to establish the price of a prescription at the point of sale, was due to higher costs for newly introduced drugs, as well as price increases for existing drugs.

Mail Services. Mail services revenue increased $119.2 million, or 21%, compared to the three months ended September 30, 2002. Of this increase, approximately $54 million resulted from a 10% increase in the number of mail prescriptions dispensed, which was driven principally by increased utilization of AdvancePCS’s mail services by existing members. The number of mail pharmacy prescriptions dispensed increased from 3.9 million for the three months ended September 30, 2002 to 4.3 million for the three months ended September 30, 2003. Also contributing to the increase was higher revenue per mail claim resulting from the combined impact of an increase in drug ingredient cost offset by a 4.4% increase in AdvancePCS’s mail order generic dispensing rate for the three months ended September 30, 2003 as compared to the same quarter in fiscal 2003. The remaining increase in mail revenue was due to the growth of specialty pharmacy services revenue, with revenues of $106.3 million for the three months ended September 30, 2003 compared to $54.1 million for the same period in the prior year, which was primarily as a result of increased volumes.

Clinical and Other Services. Clinical and other services revenue increased $13.4 million, or 29%. Over 50% of this increase is attributable to the inclusion of Accordant, which was acquired in the third quarter of fiscal 2003, a disease management company focusing on patients with complex, chronic and progressive diseases. The remaining increase was attributable to improved contract rates and greater formulary compliance by AdvancePCS’s rebate utility customers as well as increased utilization of AdvancePCS’s clinical programs.

Cost of Revenues

Overall cost of revenues increased $160.7 million, or 5%, compared to the three months ended September 30, 2002. Of this increase, drug ingredient costs grew by $156.0 million to $3.4 billion. This increase was driven primarily by the increase in the Average Wholesale Price index of pharmaceuticals, which in turn was driven by higher costs for newly introduced drugs, as well as price increases for existing drugs. Cost of revenues, excluding drug ingredient costs, increased $4.7 million, or 3%, as compared to the three months ended September 30, 2002.

Selling, General and Administrative Expenses

AdvancePCS’s selling, general and administrative expenses, excluding merger-related charges, for the three months ended September 30, 2003 increased by $12.6 million compared to the same period in 2002.

Approximately 24% of this increase was attributable to the acquisition and integration of Accordant in the third quarter of fiscal 2003. The remaining increase relates to increased administration costs associated with outside legal fees, increased insurance premiums and employee benefits costs. Selling, general and administrative expenses as a percentage of revenues increased from 1.5% for the three months ended September 30, 2002 to 1.8% for the three months ended September 30, 2003.

Merger-related Charges

During the three months ended September 30, 2003, AdvancePCS recognized charges of approximately $3.4 million in legal, accounting and other expenses related to the proposed merger with Caremark. AdvancePCS expects to incur continuing costs up until the closing of this transaction, including costs associated with responding to requests by the Federal Trade Commission.

Interest Income and Interest Expense

Interest expense, net of interest income, for the three months ended September 30, 2003 decreased $2.3 million, or 23%, compared to the same period in 2002. The decrease in interest expense resulted from: (1) the increased net repayment of debt with excess cash and (2) the expiration in October 2002 of $100 million of the interest rate swap. The remaining notional amount of the interest rate swap expired in October 2003, see “AdvancePCS—Quantitative and Qualitative Disclosures About Market Risk” on page 196.

Loss from Joint Venture

In February 2001, AdvancePCS entered into an agreement with Express Scripts and Medco Health Solutions (formally Merck-Medco Managed Care), to form RxHub, LLC (RxHub) to develop electronic prescribing technology. AdvancePCS owns one-third of the equity of RxHub. AdvancePCS has recorded its investment in RxHub under the equity method of accounting and records its percentage interest in RxHub’s results in its consolidated statements of operations. AdvancePCS’s proportionate share of RxHub’s loss for the three months ended September 30, 2003 was $1.4 million compared to $1.2 million for the same period in 2002.

Income Taxes

For the three months ended September 30, 2003 and 2002, AdvancePCS’s effective tax rate was approximately 39.5%.

Diluted Net Income Per Share

AdvancePCS reported diluted net income of $0.52 per share for the three months ended September 30, 2003 compared to $0.43 per share for the same period in 2002. The weighted average shares outstanding were 98.4 million for each three month period ending September 30, 2003 and 2002. The weighted average shares outstanding at September 30, 2003 include reductions due to share repurchases, offset by shares issued through the employee stock purchase plan (ESPP) program, since June 2002.

Six Months Ended September 30, 2003 Compared to Six Months Ended September 30, 2002

Revenues

Data Services. Data services revenue increased $444.0 million, or 8%, for the six months ended September 30, 2003 compared to the same period one year ago. Substantially all of the increase was attributable to increases in the Average Wholesale Price index for drug ingredient costs, offset slightly by higher average generic dispensing rates. AdvancePCS’s retail generic dispensing rate increased 6.2% for the six months ended September 30, 2003 as compared to the same period in fiscal 2003. The increase in the Average Wholesale Price index was attributable to higher costs for newly introduced drugs as well as price increases for existing drugs.

Mail Services. Mail services revenue increased $288.4 million, or 27%, compared to the six months ended September 30, 2002. Of this increase, approximately $158.2 million resulted from a 15% increase in the number of mail prescriptions dispensed which was driven by the addition of several customers whose members are high mail utilizers and increased utilization of AdvancePCS’s mail services by existing members. The number of mail pharmacy prescriptions dispensed increased from 7.3 million for the six months ended September 30, 2002 to 8.5 million for the six months ended September 30, 2003. Approximately 15% of the increase was attributable to higher revenue per mail claim resulting from the impact of an increase in the Average Wholesale Price index for drug ingredient cost, which was partially offset by higher brand discounts and an 8.7% increase in AdvancePCS’s mail order average generic dispensing rates. The remaining increase in mail revenue was due to the growth of specialty pharmacy services revenue, with revenues of $199.7 million for the six months ended September 30, 2003 compared to $96.4 million for the same period in the prior year, which was primarily as a result of increased volumes.

Clinical and Other Services. Clinical and other services revenue increased $25.9 million, or 28%. Approximately 49% of this increase is attributable to the inclusion of Accordant, which was acquired in the third quarter of fiscal 2003. The remaining increase was attributable to new customers, which use AdvancePCS’s clinical services, and improved contract rates and greater formulary compliance by AdvancePCS’s rebate utility customers.

Cost of Revenues

Overall cost of revenues increased $701.7 million, or 10.8%, compared to the six months ended September 30, 2002. Of this increase, drug ingredient costs grew by $692.5 million to $6.9 billion. This increase was driven primarily by the increase in the Average Wholesale Price index of pharmaceuticals, which in turn was driven by higher costs for newly introduced drugs, as well as price increases for existing drugs. The remaining increase in drug ingredient costs resulted from an increase in the number of claims adjudicated during the period. Adjusted claims grew 6.3 million or 2.4% as compared to the comparable six-month period in the prior fiscal year. Adjusted claims are calculated as pharmacy network claims processed plus mail pharmacy prescriptions multiplied by three, as mail claims typically represent a three-month supply, while pharmacy network claims typically represent a one-month supply. Cost of revenues, excluding drug ingredient costs, increased $9.2 million or 3.4% as compared to the six months ended September 30, 2002.

Selling, General and Administrative Expenses

AdvancePCS’s selling, general and administrative expenses, excluding merger-related charges, for the six months ended September 30, 2003 increased by $21.5 million compared to the same period in 2002. Approximately 28% of this increase was attributable to the acquisition and integration of Accordant in the third quarter of fiscal 2003. The remaining increase relates to increased administration costs associated with greater outside legal fees, insurance premiums and employee benefits costs. Selling, general and administrative expenses as a percentage of revenues increased from 1.6% for the six months ended September 30, 2002 to 1.7% for the six months ended September 30, 2003.

Merger-related Charges

During the six months ended September 30, 2003, AdvancePCS recognized charges of approximately $4.1 million in legal, accounting and other expenses related to the proposed merger with Caremark. AdvancePCS expects to incur continuing costs up until the closing of this transaction, including costs associated with responding to requests by the U.S. Federal Trade Commission.

Interest Income and Interest Expense

Interest expense, net of interest income, for the six months ended September 30, 2003 decreased $3.8 million or 18% compared to the same period in 2002. The decrease in interest expense resulted from: (1) the increased net repayment of debt with excess cash, (2) the increased usage of the Asset Securitization Facility beginning in the first quarter of fiscal 2003, which incurs interest at a lower rate than the debt it replaced and (3) the expiration in October 2002 of $100 million of the interest rate swap. The remaining notional amount of the interest rate swap expired in October 2003, see “AdvancePCS—Quantitative and Qualitative Disclosures About Market Risk” on page 189.

Loss on Early Retirement of Debt

During the six months ended September 30, 2002, AdvancePCS recorded a loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write off a portion of the deferred financing fees related to the Term B note in the amount of $2.4 million (excluding taxes of $953,000, included in provision for income taxes). This amount was previously reported as an extraordinary loss but has been retroactively reclassified to pre-tax income in accordance with SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002” (SFAS 145), see Recently Adopted Accounting Policies, which AdvancePCS adopted in the first fiscal quarter of 2004.

Loss from Joint Venture

In February 2001, AdvancePCS entered into an agreement with Express Scripts and Medco Health Solutions, to form RxHub to develop electronic prescribing technology. AdvancePCS owns one third of the equity of RxHub. AdvancePCS has recorded its investment in RxHub under the equity method of accounting and records its percentage interest in RxHub’s results in its consolidated statement of operations. AdvancePCS’s proportionate share of RxHub’s loss for the six months ended September 30, 2003 was $3.0 million compared to $2.3 million for the same period in fiscal 2003.

Income Taxes

For the six months ended September 30, 2003 and 2002, AdvancePCS’s effective tax rate was approximately 39.5%.

Diluted Net Income Per Share

AdvancePCS reported diluted net income of $1.02 per share for the six months ended September 30, 2003 compared to $0.77 per share for the same period in 2002. The weighted average shares outstanding were 97.6 million and 100.3 million for the six months ended September 30, 2003 and 2002, respectively. The decline in weighted average shares outstanding at September 30, 2003 represents reductions due to share repurchases, offset by shares issued through the ESPP program, since June 2002.

Fiscal Year 2003 Compared to Fiscal Year 2002

Revenues

During 2003 AdvancePCS adopted EITF 02-16. Under this pronouncement, any consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products and should, therefore, be characterized as a reduction of cost of revenues. This EITF applies to rebates and administrative fees received from pharmaceutical manufacturers related to customers for whom AdvancePCS processes claims. Accordingly, AdvancePCS’s revenues for fiscal years 2003, 2002 and 2001 have been reduced by $1.4 billion, $933.2 million, and $533.9 million, respectively. Cost of revenues has been reduced by the same amounts.

These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers. AdvancePCS has previously recorded rebates, net of the amount paid to its customers and administrative fees as components of its Clinical Services revenue. AdvancePCS’s consolidated gross profit was not impacted as a result of adopting this EITF.

Data Services. Data services revenues for fiscal year 2003 increased by $1.1 billion, or 11%, compared to revenues for fiscal year 2002. Over 65% of the increase in revenues was attributable to an increase in the AWP index for drug ingredient costs, which is used to establish the price of a prescription at the point of sale. The increase in the Average Wholesale Price index was due to higher costs for newly introduced drugs, as well as, price increases for existing drugs. The remaining increase was due to a 7% increase in the number of pharmacy claims processed during the year offset by decreases in claims processing fees, primarily within AdvancePCS’s discount cash card program. Claims processed increased from approximately 456 million in fiscal year 2002 to more than 488 million for fiscal year 2003.

Mail Services. Mail services revenues rose $802 million, or 53% during the year. Of this increase, approximately $585 million resulted from a 40% increase in the number of mail prescriptions dispensed which was driven by the addition of several customers whose members are high mail utilizers, and increased utilization of AdvancePCS’s mail services by existing members. The number of mail pharmacy prescriptions dispensed increased from 11.0 million in fiscal year 2002 to 15.4 million for fiscal year 2003. Also contributing to the increase was the growth of specialty pharmacy services revenue, which increased from $80.7 million in 2002 to $254.1 million in 2003. The increased volume of shipments of 231% and adjudicated specialty pharmacy claims of over 5,000% was the result of AdvancePCS’s launch into the specialty pharmacy business with the establishment of the joint venture, AdvancePriority SpecialtyRx, with Priority Healthcare in June 2001 and the acquisition of TheraCom in August 2001.

Clinical and Other Services. Clinical and Other Services revenue increased by 5% compared to fiscal 2002. Substantially all the increase in revenues to the acquisition in November 2002 of Accordant, a disease management company focusing on patients with complex chronic and progressive diseases.

Cost of Revenues

Overall cost of revenues increased $1.8 billion, or 16%, compared to fiscal 2002. Of this increase, drug ingredient costs grew by $1.7 billion to $13.0 billion. Over 76% of the increase in drug ingredient costs was attributable to an increase in the Average Wholesale Price index of pharmaceuticals, which in turn was driven by higher costs for newly introduced drugs, as well as price increases for existing drugs and an increase in the number of claims adjudicated during the period. The remaining increase in drug ingredient costs resulted from an increase in the number of claims adjudicated during the year. Adjusted claims grew 44.6 million or 9% as compared to the prior fiscal year. Adjusted claims are calculated as pharmacy network claims processed plus mail pharmacy prescriptions multiplied by three, as mail claims typically represent a three-month supply, while pharmacy network claims typically represent a one-month supply. Cost of revenues, excluding drug ingredient costs, increased $119.0 million, or 27%, as compared to fiscal year 2002 and were attributable to non-ingredient costs associated with filling mail order prescriptions and the opening of AdvancePCS’s third mail order facility in Wilkes-Barre, Pennsylvania (28%); performance and service guarantees (27%) and non-pharmaceutical cost of revenues associated with its specialty pharmacy operations which included a full year of activity in fiscal 2003 (12%).

Selling, General and Administrative Expenses

AdvancePCS’s selling, general and administrative expenses for fiscal year 2003 increased by $41.9 million, or 22%, compared to fiscal year 2002. The increase was due primarily to increased fees paid to account brokers and other costs associated with generating new sales and managing accounts. Additional rent and operating expenses associated with the new corporate headquarters building in Irving, Texas also contributed to the increase. Recent acquisitions, including Accordant, and legal expenses associated with HIPAA compliance and the OIG investigation also contributed to the increase. Selling, general and administrative expenses as a percentage of revenues remained unchanged at 1.6% in fiscal year 2003 compared to fiscal year 2002.

Non-Recurring and Impairment Expenses

Net income for fiscal year 2002 reflected a non-recurring charge of $1.8 million ($1.1 million after taxes, or $0.01 per diluted share) primarily representing a write-off of the human resources software previously utilized by

AdvancePCS prior to the acquisition of PCS and severance costs for certain employees that were terminated or resigned following, and as a result of, the acquisition with PCS. There were no corresponding expenses for fiscal year 2003.

Net Interest Expense

Interest expense, net of interest income, for fiscal year 2003 decreased $19 million compared to fiscal year 2002. As of March 31, 2003 total debt was $448.0 million compared to $500.8 million at March 31, 2002. The decrease in interest expense resulted from: (1) the repayment of debt throughout fiscal year 2003 with excess cash, (2) the increased usage of the Asset Securitization Facility, which incurs interest at a lower rate than the debt it replaced and (3) the expiration in October 2002 of $100 million of the interest rate swap.

Loss from Joint Venture

In February 2001, AdvancePCS entered into an agreement with Express Scripts and Medco to form RxHub, to develop electronic prescribing technology. AdvancePCS owns one third of the equity of RxHub. AdvancePCS has recorded its investment in RxHub under the equity method of accounting and record its percentage interest in RxHub’s results in its consolidated statement of operations. AdvancePCS’s proportionate share of RxHub’s loss for fiscal year 2003 was $5.0 million compared to $2.9 million in fiscal year 2002.

Income Taxes

For fiscal years 2003 and 2002 AdvancePCS’s effective tax rate was approximately 39.5%.

Extraordinary Loss on Early Retirement of Debt, Net of Tax

For fiscal years 2003 and 2002, in connection with the refinancing and the debt repayment, AdvancePCS recorded an extraordinary loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write off a portion of the deferred financing fees related to the secured bank agreement in the amount of $2.4 million and $8.8 million ($1.5 million and $5.3 million, net of taxes) for fiscal years 2003 and 2002, respectively. These amounts were previously reported as extraordinary losses but have been retroactively reclassified to pre-tax income in accordance with SFAS No. 145 “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002” (SFAS 145), see Recently Adopted Accounting Policies, which AdvancePCS adopted in the first fiscal quarter of 2004.

Diluted Net Income Per Share

AdvancePCS reported diluted net income per share of $1.71 per share for fiscal year 2003 compared to $1.18 per share in fiscal year 2002. The weighted average shares outstanding were 98.5 million and 98.3 million for fiscal years 2003 and 2002, respectively. During fiscal year 2003, AdvancePCS bought back 5.5 million shares of AdvancePCS Class A common stock. These shares were repurchased under AdvancePCS’s stock repurchase program announced in June 2002. During fiscal year 2002 AdvancePCS completed a two-for-one stock split affected in the form of a stock dividend of its common stock. Financial information and stock prices contained throughout this joint proxy statement/prospectus have been adjusted to reflect the impact of the stock split. In August 2001, AdvancePCS completed the sale of nine million shares of Class A common stock.

Fiscal Year 2002 Compared to Fiscal Year 2001

Revenues

AdvancePCS’s revenues for fiscal year 2002 increased by $5.7 billion, or 88%, compared to revenues for fiscal year 2001. Over 70% of this increase was due to the acquisition of PCS in October 2000. Approximately $4.8 billion or 85% of the increase in revenues was attributable to growth in Data Services as a result of a 69%

increase in the number of pharmacy claims processed during the period. Claims processed increased from 270 million in fiscal year 2001 to 456 million for fiscal year 2002. Approximately 13% of the increase in revenue was attributable to additional sales of AdvancePCS’s mail pharmacy services, resulting from a 95% increase in the number of mail prescriptions dispensed. Mail pharmacy prescriptions dispensed increased from 5.7 million in fiscal year 2001 to 11.0 million for fiscal year 2002.

Cost of Revenues

Overall cost of revenues increased $5.5 billion, or 87%, compared to fiscal year 2001. Of this increase, over 70% was attributable to the PCS acquisition. Drug ingredient costs grew by $5.2 billion to $11.3 billion. Cost of revenues, excluding drug ingredient costs, increased $211 million, or 94% as compared to fiscal year 2001. These increases were attributable primarily to the additional revenue and cost of revenue associated with the PCS acquisition.

Selling, General and Administrative Expenses

AdvancePCS’s selling, general and administrative expenses for fiscal year 2002 increased by $60.3 million, or 47%, compared to the same period in fiscal year 2001. This increase is due to the acquisition of PCS and the comparison of six months of financial data in fiscal year 2001 to one full year of PCS expenses in fiscal year 2002 offset by the decrease in goodwill amortization of approximately $23.8 million as a result of the adoption of SFAS 142 “Goodwill and Other Intangible Assets” (SFAS 142). Selling, general and administrative expenses as a percentage of revenues was approximately 1.6% in fiscal year 2002 compared to 2.0% in fiscal year 2001. This was due to greater economies of scale from the integration of PCS and due to the increase in revenue associated with AdvancePCS’s data services. Additional revenues generated by customers using AdvancePCS’s network pharmacy providers typically do not result in a proportional increase in selling, general and administrative expenses.

Non-Recurring and Impairment Expenses

Net income for the year ended March 31, 2002 reflected a non-recurring charge of $1.8 million ($1.1 million net of taxes, or $0.01 per diluted share) primarily representing a write-off of the human resources software previously utilized by Advance prior to the acquisition of PCS and severance costs for certain employees that were terminated or resigned following and as a result of the acquisition with PCS.

Net income for the fiscal year ended March 31, 2001 reflected a non-recurring charge of $11.1 million ($6.8 million net of taxes, or $0.09 per diluted share) representing an impairment related to the combination of AdvancePCS’s mail facilities. AdvancePCS’s mail facility in Richardson, Texas has been closed and operations moved to the Fort Worth and Birmingham facilities. In addition, the charges include severance costs for certain management employees that were terminated or resigned following and as a result of the acquisition of PCS. All of these severance costs to management employees were paid prior to March 31, 2001.

Net Interest Expense

Interest expense, net of interest income, for fiscal year 2002, increased $15.7 million compared to the same period in fiscal year 2001. The increase resulted from the acquisition of PCS, which was partially funded by over $800 million in additional debt.

Loss from Joint Venture

In February 2001, AdvancePCS entered into an agreement with Express Scripts and Medco to form RxHub to develop electronic prescribing technology. AdvancePCS own one third of the equity of RxHub. AdvancePCS has recorded its investment in RxHub under the equity method of accounting and record its percentage interest in RxHub’s results in its consolidated statement of operations. AdvancePCS’s proportionate share of RxHub’s loss for fiscal year 2002 and 2001 was $2.9 million and zero, respectively.

Income Taxes

For fiscal year 2002 AdvancePCS’s effective tax rate was approximately 39.5%. For fiscal year 2001 AdvancePCS’s recorded income tax expense approximated an effective tax rate of 52.8%. The difference in rates is primarily due to the amortization of non-deductible goodwill in fiscal year 2001, which was approximately $21 million. Goodwill amortization was not recorded in fiscal year 2002 due to the implementation of SFAS 142.

Extraordinary Loss on Early Retirement of Debt

In connection with the bank debt repayments made in fiscal year 2002 and the securitization, AdvancePCS recorded an extraordinary loss, associated with the early retirement of debt. The loss was attributable to a non-cash charge to write-off a portion of the deferred financing fees related to the secured bank agreement in the amount of $5.3 million, net of tax. This amount was previously reported as an extraordinary loss but has been retroactively reclassified to pre-tax income in accordance with SFAS No. 145 “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002”, which is referred to as SFAS 145, see Recently Adopted Accounting Policies, which AdvancePCS adopted in the first fiscal quarter of 2004.

Diluted Net Income Per Share

AdvancePCS reported diluted net income per share of $1.18 per share for fiscal year 2002 compared to $0.30 per share for the same period in fiscal year 2001. The weighted average shares outstanding were 72.4 million and 98.3 million for fiscal years 2001 and 2002, respectively. AdvancePCS issued securities convertible into common stock in connection with the PCS acquisition, resulting in an increase in weighted average shares outstanding. In August 2001, AdvancePCS completed the sale of nine million shares of Class A common stock. In addition, during fiscal year 2002 AdvancePCS completed a two-for-one stock split affected in the form of a stock dividend of AdvancePCS common stock. Financial information and stock prices contained throughout this joint proxy statement/prospectus have been adjusted to reflect the impact of the stock split.

Liquidity and Capital Resources

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $152.7 million and $109.5 million for the six months ended September 30, 2003 and 2002, respectively. The increase of $43.2 million for the six months ended September 30, 2003 versus the same period in 2002 reflected increased earnings of $22.1 million and improvements in AdvancePCS’s working capital components. These increases were offset in part by increased period over period inventory purchases of $25.2 million, reflecting higher forward purchasing activities for AdvancePCS’s mail service pharmacies, and include the costs associated with the opening of AdvancePCS’s Wilkes-Barre, Pennsylvania mail facility in 2003. Although AdvancePCS had a working capital deficit of $237.9 million as of September 30, 2003, the majority of its current obligations are not due until cash is collected from its customers. AdvancePCS uses its excess cash balances to reduce debt under its credit facilities, which results in a net deficit in AdvancePCS’s working capital. AdvancePCS’s net cash provided by operating activities improved due to the timing of receivables and payables resulting from its claims processing cycle. A majority of AdvancePCS’s claims billings are processed on a fourteen-day cycle, beginning on Saturdays. As a result, cash balances, accounts receivable and accounts payable reflected in AdvancePCS’s consolidated balance sheets may fluctuate period to period depending on the day of the week that the quarter actually ends in relationship to the timing of invoicing, receipt of cash from AdvancePCS’s customers and AdvancePCS’s payments to retail pharmacies. Therefore, AdvancePCS experiences fluctuations in its cash balances depending upon the day of the cycle. AdvancePCS manages the effect of these fluctuations by borrowing on its Asset Securitization Facility and its Revolving Credit Facility during certain cycle days.

Net cash provided by operating activities was $268.6 million, $143.3 million and $92.3 million for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. The increase of $125.3 million in 2003 was primarily due to increased earnings of $52.7 million in fiscal year 2003 versus fiscal year 2002 and improvements in

AdvancePCS’s working capital components of $91.0 million. The increase of $51.0 million in 2002 was primarily due to increased earnings of $94.1 million in fiscal year 2002 versus fiscal year 2001 which was offset in part by a reduction of $57.9 million in AdvancePCS’s working capital components. Although AdvancePCS has a working capital deficit of $248.3 million and $228.9 million as of March 31, 2003 and 2002, respectively, the majority of its current obligations are not due until cash is collected from its customers.

AdvancePCS uses its excess cash balances to reduce debt under its credit facilities, which results in a net deficit in its working capital. AdvancePCS’s net cash provided by operating activities improved due to the timing of receivables and payables resulting from its claims processing cycle. A majority of AdvancePCS’s claims billings are processed on a fourteen-day cycle, beginning on Saturdays. As a result, cash balances, accounts receivable and accounts payable reflected in AdvancePCS’s consolidated balance sheets may fluctuate period to period depending on the day of the week that the fiscal year or the quarter actually ends in relationship to the timing of invoicing, receipt of cash from its customers and its payments to the pharmacies. Therefore, AdvancePCS experiences fluctuations in its cash balances depending upon the day of the cycle. AdvancePCS manages the effect of these fluctuations by borrowing on its bank revolving line of credit during certain cycle days. Inventory increased $34.0 million and $24.2 million as of March 31, 2003 and 2002, respectively, reflecting inventory investment buying programs in the latter part of each year and increased inventory requirements as a result of the opening of AdvancePCS’s Wilkes-Barre, Pennsylvania mail facility in 2003.

Net Cash Used in Investing Activities

Net cash used in investing activities was $16.0 and $46.7 million for the six months ended September 30, 2003 and 2002, respectively, and principally consisted of capital expenditures. Capital expenditures were $13.8 million and $44.8 million for the six months ended September 30, 2003 and 2002, respectively, and primarily related to purchases of property and equipment; capitalized software associated with the growth and expansion of AdvancePCS’s systems and facilities, including its Wilkes-Barre, Pennsylvania mail order facility which was opened in the third fiscal quarter of 2003; and software and systems upgrades for compliance with the Health Insurance Portability and Accountability Act of 1996.

Net cash used in investing activities was $147.4 million, $64.5 million and $763.2 million for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Investing activities in each year principally consisted of acquisitions and capital expenditures. Cash used for acquisitions, net of cash acquired, and investments in affiliates principally consisted of $71.5 million for Accordant in 2003 and $675.0 million for the acquisition of PCS in 2001.

In November 2002, AdvancePCS acquired 100% of the common stock of privately held Accordant, a disease management company that focuses on helping patients with complex, chronic and progressive diseases. The aggregate purchase price for Accordant of $71.5 million, net of cash acquired, includes the final determination of the working capital adjustment and transaction costs. The results of Accordant have been included in AdvancePCS’s consolidated financial statements since the acquisition date. The acquisition agreement includes a provision for the payment of up to an additional $25 million, dependent upon Accordant achieving certain financial and operating targets during calendar year 2003. Any additional consideration will be paid during calendar year 2004 and treated as an adjustment to the purchase price. The final allocation of the purchase price will be based on appraisals, which are currently being finalized.

Capital expenditures, which principally included investments in AdvancePCS’s systems and facilities, were $69.3 million in 2003, $51.1 million in 2002 and $41.2 million in 2001. The 2003 amounts principally related to AdvancePCS’s new mail pharmacy in Wilkes-Barre, Pennsylvania, software and system upgrades including HIPAA compliance and the build-out of its new call center in Knoxville, Tennessee. The 2002 amounts related to purchases of property and equipment associated with the growth and expansion of AdvancePCS’s systems and facilities.

Net Cash (Used in) Provided by Financing Activities

Net cash used in financing activities was $135.2 million and $100.8 million for the six months ended September 30, 2003 and 2002, respectively. The activity for the six months ended September 30, 2003 consisted of net debt repayments of $160.0 million, primarily related to the Asset Securitization Facility, offset in part by proceeds from stock option exercises of $24.9 million. The activity for the six months ended September 30, 2002 consisted primarily of 4.0 million shares purchased under AdvancePCS’s stock repurchase program at a cost of approximately $71.8 million and the repurchase of Senior Notes with a face value of approximately $12.2 million in open market transactions. In the merger agreement, AdvancePCS has agreed not to repurchase any additional shares without the consent of Caremark. Additionally, during the six months ended September 30, 2002, AdvancePCS completed an increase to the Asset Securitization Facility of $150 million, which was used to repay the remaining Term B note under AdvancePCS’s senior credit facility. Additional debt reduction, if any, will be made in such amounts and at such times, as AdvancePCS deems appropriate based upon prevailing market and business conditions. However, during the reporting periods, AdvancePCS experiences cash balance fluctuations and manages these fluctuations by borrowing against the Asset Securitization Facility and Revolving Credit Facility.

Net cash (used in) provided by financing activities was ($149.1) million, ($49.7) million and $725.8 million for the years ended March 31, 2003, 2002 and 2001, respectively. The 2003 activity consisted of $111.5 million for repurchases of approximately 5.5 million shares of AdvancePCS common stock under its stock repurchase program and net debt repayments of $53.1 million, which included $12.2 million for repurchases of AdvancePCS’s 8 1/2% Senior Notes Due 2008, which are referred to as the Senior Notes, offset in part by proceeds from stock option exercises of $17.2 million. In 2002, AdvancePCS completed the sale of nine million shares of Class A common stock. The proceeds, net of offering costs, of approximately $291.0 million, were used to fund debt repayments. The 2001 activity primarily reflected $970.0 million in debt issued to fund the acquisition of PCS as described below, partially offset by $251.0 million in net debt repayments and deferred financing costs.

Indebtedness

In conjunction with the acquisition of PCS, AdvancePCS obtained an $825 million Senior Secured Credit Facility that included a $175 million revolving credit facility, a $100 million interim revolving credit facility and two term notes (Term A and Term B) totaling $550 million. The Term A note was due on October 2, 2005 but was fully repaid in fiscal 2002 from the proceeds of AdvancePCS’s shelf offering along with a portion of the Term B note. The remainder of the Term B note was repaid with the proceeds from the $150 million facility, which is referred to as the Asset Securitization Facility, discussed below. The $100 million interim facility was eliminated, and the revolving credit facility expires on October 2, 2005. As of September 30, 2003, AdvancePCS had no amount outstanding under this revolving credit facility.

In September 2002 AdvancePCS amended its Senior Secured Credit Facility to increase the size of the revolver from $175 million to $275 million. No amounts were outstanding under the revolving facility at September 30, 2003. The credit facility contains covenants that are typical for this type of debt, including limitations on capital expenditures, minimum fixed charge, interest coverage and total leverage ratios. AdvancePCS is in compliance with all covenants.

Also in connection with its acquisition of PCS, AdvancePCS issued to Rite Aid $200 million in senior subordinated notes. In March 2001, AdvancePCS issued $200 million of Senior Notes due 2008. The proceeds from this offering were used to retire the $200 million senior subordinated notes that were issued to Rite Aid. In the second quarter of fiscal year 2003, AdvancePCS repurchased a portion of the Senior Notes with a face value of approximately $12.2 million in open market transactions. The Senior Notes contain covenants that are typical for this type of debt including, among others, fixed charge ratio, payment of dividends and sales of assets. There are no restrictions on the ability of the guarantors to pay dividends, make loans or advances to the parent. AdvancePCS is in compliance with all covenants.

The Senior Notes are guaranteed by all of AdvancePCS’s existing and future domestic subsidiaries, which are referred to as the Guarantors, other than receivables subsidiaries, as defined in the Senior Notes indenture, and certain other subsidiaries not otherwise required to be guarantors under the terms of the indenture. After issuance of the Senior Notes, AdvancePCS created subsidiaries that are not required to guarantee the Senior Notes. All of the subsidiaries that have guaranteed the Senior Notes are 100% owned, directly or indirectly by AdvancePCS. Each of the Guarantors jointly and severally, unconditionally guarantees that the principal, and interest, as Well as, penalties, fees, indemnifications, reimbursements and damages, if any, payable under the Senior Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise.

In December 2001, AdvancePCS securitized certain of its accounts receivable pursuant to the Asset Securitization Facility. AdvancePCS used the proceeds to repay $150 million of its Term B note that had a balance outstanding of approximately $300 million at that time. In June 2002, AdvancePCS increased the Asset Securitization Facility to $300 million. AdvancePCS used the proceeds to pay the remaining $150 million of its Term B note. The Asset Securitization Facility is included in AdvancePCS’s debt balance as of September 30, 2003 and March 31, 2003 and will continue to be reflected “on-balance sheet”. As of September 30, 2003, approximately $100 million was outstanding under the Asset Securitization Facility.

In connection with the bank debt repayments made during fiscal year 2003 and 2002 and the securitization, AdvancePCS recorded an extraordinary loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write-off a portion of the deferred financing fees related to the secured bank agreement in the amount of $2.4 million and $8.8 million ($1.5 million and $5.3 million net of taxes), respectively.

In order to hedge variable rate interest payments made in conjunction with its debt, AdvancePCS entered into an interest rate protection agreement that fixed the LIBOR rate in November 2000 at 6.60% for $400 million. The notional amount was reduced by $100 million in October 2001 and 2002. As of March 31, 2003, the notional amount was $200 million. The swap expired in October 2003. AdvancePCS is accounting for this interest rate swap as a cash flow hedge in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, which is referred to as SFAS 133. The fair value of the swap, an obligation of $5.6 million and $14.5 million at March 31, 2003 and 2002, respectively, was based upon quoted market prices. The fair value represents the estimated amount AdvancePCS would have to pay to terminate the swap agreement taking into account current interest rates. The related gains or losses on this agreement are deferred in stockholders’ equity as a component of other comprehensive income. During the fiscal years ended March 31, 2003 and 2002, the amount charged to other comprehensive income, net of taxes was $5.4 million and $8.8 million, respectively, and the net amount reclassified into earnings (interest expense) was $5.8 million and $1.6 million. The estimated net amount of the existing losses reported in accumulated other comprehensive income at March 31, 2003 that are expected to be reclassified into earnings as interest expense within the next 12 months is $5.6 million.

Contractual Obligations

The following table sets forth AdvancePCS’s schedule of current maturities of long-term debt, excluding the deferred interest rate swap loss of $5.6 million at March 31, 2003, and future minimum lease payments due under noncancellable operating leases (in thousands):

	Leases	Debt	Total
Years Ending March 31,
2004	$37,224	$188	$37,412
2005	27,079	—	27,079
2006	21,060	259,998	281,058
2007	14,490	—	14,490
2008 and thereafter	127,200	187,825	315,025

Total payments	$227,053	$448,011	$675,064

Share Repurchases

Treasury Shares

In June 2002, AdvancePCS filed a Form 8-K announcing the authorization from the board of directors of a stock repurchase program of up to $150 million of its outstanding shares of Class A common stock in the open market or private transactions. During the year ended March 31, 2003, AdvancePCS purchased 5.5 million shares under this repurchase program, which are included in treasury stock, at a cost of $111.5 million.

During the three month and six month periods ended September 30, 2002, AdvancePCS purchased 4.0 million shares at a cost of $71.8 million under this repurchase program. There were no shares issued under the ESPP program during the three and six month periods ended September 30, 2002. During the three month and six month periods ended September 30, 2003, no shares were purchased under this repurchase program, however, previous treasury purchases were offset by the issuance of 137,545 shares for the ESPP program. Since inception, AdvancePCS has purchased 5.6 million shares at a cost of $111.5 million, offset by 271,050 shares issued for the ESPP program. In the merger agreement, AdvancePCS agreed not to repurchase any additional shares without the consent of Caremark.

TheraCom

In August 2001, AdvancePCS completed the acquisition of 100% of the equity of Dresing-Lierman, Inc. and its wholly-owned subsidiary, TheraCom Inc. (collectively, TheraCom), a specialty pharmacy and distribution company located in Bethesda, Maryland. At the time of the acquisition, in addition to the payment of other consideration, 217,050 shares of common stock issued to the former TheraCom stockholders were held in escrow to satisfy any indemnification claims the AdvancePCS may have had arising out of the acquisition, including those related to the settlement of certain TheraCom litigation outstanding at the time of the acquisition. All shares held in escrow were included in AdvancePCS’s calculation of basic earnings per share beginning with the quarter ended September 30, 2002.

In January 2003, 34,188 shares were withdrawn from the indemnification claims escrow and returned to AdvancePCS to satisfy the indemnification claim arising from the settlement of litigation between TheraCom and one of its former stockholders. These shares returned to AdvancePCS are held in treasury. In August 2003, further litigation was settled between TheraCom and one of its former employees. Pursuant to this settlement, TheraCom paid the former employee $2 million. The former stockholders of TheraCom then indemnified AdvancePCS and reimbursed TheraCom for the $2 million in cash. Upon receipt of this indemnification payment and in accordance with the terms of the acquisition, all of the 182,862 shares then held in the indemnification escrow were released to the former TheraCom stockholders.

Outlook

Historically, AdvancePCS has been able to fund its operations and continued growth through cash flow from operations. In fiscal years 2003, 2002 and 2001 its operating cash flow funded AdvancePCS’s capital expenditures and was used to reduce its debt, repurchase shares, make acquisitions and invest in money market funds.

AdvancePCS anticipates that cash flows from operations, combined with its current cash balances and amounts available under its credit facility, will be sufficient to meet its currently planned internal operating requirements and expansion programs, including capital expenditures and its stock repurchase program, for at least the next 18 months. However, if AdvancePCS continues its expansion, acquisition and alliance plans, AdvancePCS may be required to seek additional debt or equity financing in order to achieve those plans. There is no guarantee that such debt or equity financing will be available at terms acceptable to AdvancePCS, if at all.

Recently Adopted Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123”, which is referred to as SFAS 148. This statement amends SFAS No. 123 “Accounting for Stock Based Compensation” to provide alternative methods of voluntarily transitioning to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require disclosure of the method used to account for stock-based employee compensation and the effect of the method on reported results in both annual and interim financial statements. The disclosure provisions were adopted as of March 31, 2003. AdvancePCS has not yet reached a determination of whether and, if so, when to change the existing accounting for stock-based compensation to the fair value method in accordance with the transition alternatives of SFAS 148.

In November 2002, the FASB issued FASB Interpretation, which is referred to as FIN, No. 45 “Guarantor’s Accounting and Disclosures Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, which is referred to as FIN 45. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on AdvancePCS’s financial position or results of operations.

In September 2002, the Emerging Issues Task Force, which is referred to as the EITF, released Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”, which is referred to as EITF 02-16. Under this pronouncement, any consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products and should, therefore, be characterized as a reduction of cost of revenues. This EITF applies to rebates and administrative fees received from pharmaceutical manufacturers. AdvancePCS has previously recorded rebates, net of the amount distributed to its customers and administrative fees as components of its Clinical Services revenue. Prior period reclassification is allowed to the extent there is no impact on net income. The application of the provisions of EITF 02-16 does not change AdvancePCS’s net income, gross profit or cash flows. As a result of the adoption, AdvancePCS’s fiscal year 2003, 2002 and 2001 revenues have been reduced by $1.4 billion, $933.2 million and $533.9 million, respectively. Cost of revenues have been reduced by the same amounts.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”, which is referred to as SFAS 146. SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. It nullifies the guidance of the EITF in EITF Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The adoption of SFAS 146 did not have a material impact on AdvancePCS’s financial position or results of operations.

In May 2002, the FASB issued SFAS No. 145 “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002”, which is referred to as SFAS 145. This Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, and FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. This Statement restricts the classification of gains and losses from extinguishment of debt to only those transactions that are unusual and infrequent in nature as defined by APB Opinion No. 30 as extraordinary. AdvancePCS adopted SFAS 145 on April 1, 2003. For subsequent periods, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. Extraordinary losses of $1.5 million and $5.3 million, net of tax for the years ended March 31, 2003 and 2002, respectively, will be reclassified to income before income taxes to conform to the requirements under SFAS 145. In connection with the Term B note repayments made in June 2002, AdvancePCS recorded a loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write-off a portion of the deferred financing fees related to the secured bank agreement in the amount of $2.4 million (excluding taxes of $953,000, included in the provision for income taxes) and was previously reflected as an extraordinary item. Accordingly, the pre-tax extraordinary loss of $2.4 million for the six months ended September 30, 2002, was reclassified to income before income taxes to conform to the requirements of SFAS 145.

In November 2001, EITF No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer”, which is referred to as EITF 01-9, was issued. Under the pronouncement, any consideration given to a customer is characterized as a reduction of revenues. This EITF applies to rebates AdvancePCS collects on behalf of its plan sponsor customers and was effective for interim periods beginning after December 15, 2001. AdvancePCS has previously recorded its revenues, net of the amount amounts paid to its customers, which is consistent with that specified in EITF 01-9, which AdvancePCS adopted in fiscal year 2002, with no impact to its financial position or results of operations.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which is referred to as FIN 46, which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not provide sufficient equity at risk for the entity to support its activities. FIN 46 is effective for all variable interest entities created after January 31, 2003. For variable interest entities acquired or created prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. AdvancePCS has a variable interest entity that has been and will continue to be included in its consolidated financial statements and therefore, do not expect the adoption of FIN 46 to have a material impact on its financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which is referred to as SFAS 149. This statement amends SFAS 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively. AdvancePCS does not expect the adoption of SFAS 149 to have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which is referred to as SFAS 150. This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. AdvancePCS does not expect the adoption of SFAS 150 to have a material impact on its financial position or results of operations since AdvancePCS does not currently have any financial instruments with characteristics of both liabilities and equity.

In May 2003, the EITF released Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF 00-21). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. Specifically, EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. It also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 applies to all deliverables within contractually binding arrangements in all industries under which a vendor will perform multiple revenue-generating activities, with some exceptions noted. EITF 00-21 is effective for revenue generating arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. AdvancePCS does not expect the adoption of EITF 00-21 to have a material impact on its financial position or results of operations.

Impact of Inflation

Changes in prices charged by manufacturers and wholesalers for pharmaceuticals AdvancePCS dispenses affect its cost of revenues. Historically, AdvancePCS has been able to pass the effect of such price changes to its customers under the terms of its agreements. As a result, changes in pharmaceutical prices due to inflation have not adversely affected AdvancePCS. There can be no guarantee that AdvancePCS will be able to pass on the effect of such future price changes to its customers.

ADVANCEPCS—QUANTITATIVE AND QUALITATIVE

DISCLOSURES ABOUT MARKET RISK

AdvancePCS has not entered into derivatives or other financial instruments for trading purposes. AdvancePCS has entered into interest rate protection agreements (interest rate swaps—see the section entitled “Notes to Consolidated Financial Statements, Note 2. Summary of Significant Accounting Policies” beginning on page F-9) that have fixed the LIBOR rate as of November 7, 2000 at 6.60% for $400 million of AdvancePCS’s variable rate debt under its credit facility. The notional amount was reduced by $100 million in October 2001 and 2002. As of September 30, 2003, the notional amount was $200 million. The swap expired in October 2003. AdvancePCS uses the interest rate swaps to manage its interest rate risk on future interest payments. As of September 30, 2003, AdvancePCS’s outstanding variable rate debt was $100 million. Therefore, each one percent change in interest rates would result in an annual change in interest expense of $1 million. Based on the amount of variable rate debt in excess of the notional amount of the interest rate protection agreement at September 30, 2003, AdvancePCS does not believe that a change in interest rates would have a material effect on its results of operations but could impact the fair value of debt outstanding relative to current market rates.

A sensitivity analysis is used to determine the impact interest rate changes will have on the fair value of the interest rate swap, measuring the change in the net present value arising from the change in the interest rate. The fair value of the swap is then determined by calculating the present value of all cash flows expected to arise there under, with future interest rate levels implied from prevailing mid-market swap rates. Anticipated cash flows are then discounted on the assumption of a continuously compounded zero-coupon yield curve.

ADVANCEPCS—CHANGES IN AND DISAGREEMENTS WITH

ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Previous Independent Accountants

After a competitive bid process that began in September 2001, AdvancePCS dismissed Arthur Andersen LLP as its independent accountants effective February 12, 2002. AdvancePCS’s Audit Committee and Board of Directors participated in and approved the decision to change independent accountants. Arthur Andersen LLP’s audit reports on AdvancePCS’s financial statements for the fiscal year 2001 did not contain an adverse opinion or disclaimer of opinion and no such report was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for AdvancePCS’s fiscal year 2001 and through February 12, 2002, there were no disagreements between AdvancePCS and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report on the financial statements for such years. During AdvancePCS’s fiscal year 2001 and through February 12, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. AdvancePCS requested Arthur Andersen LLP to furnish it with a letter addressed to the SEC stating whether it agrees with the above statements made by AdvancePCS. A copy of such letter, dated February 15, 2002, was filed as Exhibit 16 to AdvancePCS’s Current Report on Form 8-K, dated as of February 12, 2002.

New Independent Accountants

AdvancePCS engaged PricewaterhouseCoopers LLP as its new independent accountants as of February 12, 2002. During the fiscal year 2001 and through February 12, 2002, AdvancePCS did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet at September 30, 2003 reflects the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2002 and the nine months ended September 30, 2003 reflect the merger as if it had occurred on January 1, 2002.

The principle bases of the pro forma financial information are as follows:

•	The pro forma financial statements are based on the historical financial statements of Caremark and AdvancePCS and give effect to the merger under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments as discussed in the accompanying notes to unaudited pro forma condensed combined financial information, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of AdvancePCS based on preliminary estimates of their fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures and amounts are finalized following the completion of the merger.

•	Certain pro forma adjustments have been made to the historical amounts reported by Caremark and AdvancePCS to reflect the expected financial impact of the merger. These adjustments have been limited, in accordance with the SEC’s rules, to those which are: (1) directly related to the merger; (2) expected to have a continuing impact on the combined company (in the case of the pro forma income statements), and (3) factually supportable. Adjustments to the pro forma balance sheet consist primarily of those necessary to reflect the financing activities associated with the merger and to allocate the purchase price Caremark paid to the fair value of the net assets acquired from AdvancePCS. Adjustments to the pro forma income statements primarily reflect the ongoing impact of the financing transactions and purchase price allocations which would have been made at the pro forma merger date.

•	No pro forma adjustment has been made to reflect the impact of conforming AdvancePCS’s accounting policy for retail copayments to that of Caremark. See Note F for additional information.

•	The pro forma financial information does not give effect to any potential cost savings or operating synergies that Caremark and AdvancePCS expect to result from the merger. Caremark is in the process of developing a plan to integrate the operations of AdvancePCS with the operations of Caremark. The plan will not be implemented until after the completion of the merger, and, as a result, it is too preliminary to provide a basis to reflect any cost savings or other synergies in the pro forma financial statements.

•	AdvancePCS’s fiscal year ends on March 31, and its reported results have been aligned to match Caremark’s December 31 fiscal year by adding subsequent interim period results to the most recent fiscal year-end information and deducting the comparable preceding year interim period results. See Note N to the Unaudited Pro Forma Condensed Combined Financial Information. In addition, certain amounts from AdvancePCS’s September 30, 2003, balance sheet have been reclassified to conform to Caremark’s presentation. These reclassifications had no effect on AdvancePCS’s financial condition.

•	The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma information for illustrative purposes necessary to comply with requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, the impact of incremental costs incurred in integrating the two companies, which are estimated to total approximately $4 million in the fourth quarter of 2003 and approximately $11 million in 2004. As a result, the pro forma financial information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of these pro forma financial statements. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company. See the section entitled “Risk Factors” beginning on page 24.

Caremark and AdvancePCS stockholders should read the pro forma financial information in this section and Caremark’s and AdvancePCS’s historical consolidated financial statements, accompanying notes and the section entitled “AdvancePCS—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 174, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Caremark’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 and Annual Report on Form 10-K for the year ended December 31, 2002 incorporated by reference in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2003

(In thousands)

	Caremark	AdvancePCS	Pro Forma Adjustments				Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$667,431	$112,723	$(481,864 (100,000 (71,878 (6,161	) ) ) )	(A (B (C (D	) ) ) )	$120,251
Short-term investments	25,000	—	—		—		25,000
Accounts receivable, net	623,335	1,656,393	(5,376)		(G	)	2,274,352
Inventories	151,348	136,319	—				287,667
Deferred tax asset, net	230,450	—	—				230,450
Prepaid expenses and other current assets	13,965	39,194	—				53,159

Total current assets	1,711,529	1,944,629	(665,279)				2,990,879
Property and equipment, net	144,129	144,043	—				288,172
Goodwill, net	51,226	1,249,308	(1,249,308 5,225,521)		(H (I	) )	5,276,747
Other intangible assets, net	8,124	372,100	(372,100 940,000)		(H (I	) )	948,124
Deferred tax asset, net	276,129	—	(276,129)		(J	)	—
Other assets	73,846	68,685	(3,122)		(C	)	136,087
			(3,322)		(H	)

Total assets	$2,264,983	$3,778,765	$3,596,261				$9,640,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$331,519	$241,813	$—				$573,332
Claims and discounts payable	450,401	1,813,541	(5,376)		(G	)	2,258,566
Other accrued expenses and liabilities	160,585	127,092	—				287,677
Income taxes payable	1,925	—	—				1,925
Current portion of long-term debt	2,500	77	—				2,577

Total current liabilities	946,930	2,182,523	(5,376)				3,124,077
Long-term debt, net of current portion	693,750	287,825	(100,000 —)		(B (E	) )	881,575

Deferred tax liability, net	—	147,702	376,000		(I	)	247,573
			(276,129)		(J	)
Other long-term liabilities	79,832	44,982	(6,161)		(D	)	118,653

Total liabilities	1,720,512	2,663,032	(11,666)				4,371,878
Commitments and contingencies
Stockholders’ equity:
Common stock	268	977	(977 179)		(H (A	) )	447
Additional paid-in capital	1,748,256	790,195	(790,195 4,336,602 458,453)		(H (A (K	) ) )	6,543,311
Unearned stock-based compensation	—	—	(71,574)		(K	)	(71,574)
Treasury stock	(28,782)	(107,488)	107,488		(H	)	(28,782)
Shares held in trust	(101,542)	—	—				(101,542)
Accumulated earnings (deficit)	(1,063,694)	440,203	(440,203)		(H	)	(1,063,694)
Accumulated other comprehensive loss	(10,035)	(8,154)	8,154		(H	)	(10,035)

Total stockholders’ equity	544,471	1,115,733	3,607,927				5,268,131

Total liabilities and stockholders’ equity	$2,264,983	$3,778,765	$3,596,261				$9,640,009

See the accompanying Notes to Unaudited Condensed Combined Pro Forma Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2002

(In thousands, except per share amounts)

	Caremark(2)	AdvancePCS	Pro Forma Adjustments				Pro Forma Combined(3)
Net revenue(1)	$6,805,348	$13,666,674	$	— (43,765)	(F (G	) )	$20,428,257
Operating expenses:
Cost of revenues(1)(2)	6,227,182	13,111,727		— (43,765)	(F (G	) )	19,295,144
Selling, general and administrative expenses	167,636	204,506		—			372,142
Depreciation and amortization	29,928	43,456		33,260	(I	)	106,644
Interest expense, net	46,767	42,088		3,600	(E	)	92,455
Stock option expense	—	—		44,000	(K	)	44,000
Equity in loss of joint venture	—	4,550		—			4,550

Income from continuing operations before provision for income taxes	333,835	260,347		(80,860)			513,322
Provision for (benefit from) income taxes	(494,962)	102,850		(32,344)	(L	)	(424,456)

Income from continuing operations	$828,797	$157,497		$(48,516)			$937,778

Earnings per common share from continuing operations—basic(4)	$3.50	$1.71					$2.25

Earnings per common share from continuing operations—diluted	$3.15	$1.57					$2.04

Average number of common shares outstanding—basic	234,222	91,865		85,894	(M	)	411,981

Average number of common shares outstanding—diluted	263,305	100,092		95,355	(M	)	458,752

(1)	Includes approximately $905.3 million of retail copayments for Caremark and Pro Forma Combined. See Note F for additional information.
(2)	Excludes depreciation expense, which is presented separately.
(3)	Caremark’s earnings per share for the year ended December 31, 2002, includes approximately $520 million of net benefit from Caremark’s elimination of its deferred tax asset valuation allowance. The tax effects of pro forma adjustments used to derive the pro forma amounts above were calculated with reference to Caremark’s effective statutory rate in effect during the period presented (40%). However, SEC rules specify that the depiction of unusual effects of loss carryforwards or other aspects of tax accounting should be explained. SEC rules further specify that pro forma adjustments should not be made to eliminate the impact of infrequent or nonrecurring items like Caremark’s 2002 deferred tax asset valuation allowance adjustment included in the historical financial statements underlying the pro forma income statement unless they are directly affected by the transaction. Caremark has provided this explanation of the impact of its 2002 deferred tax asset valuation allowance adjustment to assist you in understanding the reason for the significant disparity in amounts of Caremark’s historical earnings per share, and pro forma earnings per share, between the year ended December 31, 2002, and the nine months ended September 30, 2003.

Caremark’s earnings per share, and pro forma earnings per share, for 2002, excluding the impact of this adjustment by applying Caremark’s statutory effective income tax rate of 40%, would have been computed as follows (in thousands, except per share amounts):

	Caremark	Pro Forma, As Adjusted
Income from continuing operations before income taxes	$333,835	$513,322
Provision for income taxes at Caremark’s 40% effective rate	133,534	205,329

Income from continuing operations	$200,301	$307,993

Earnings per common share—basic(4)	$0.81	$0.72

Earnings per common share—diluted	$0.76	$0.67

Average number of common shares outstanding—basic	234,222	411,981

Average number of common shares outstanding—diluted	263,305	458,752

(4)	Includes the impact of approximately $9.9 million of preferred security dividends.

See the accompanying Notes to Unaudited Condensed Combined Pro Forma Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(In thousands, except per share amounts)

	Caremark	AdvancePCS	Pro Forma Adjustments				Pro Forma Combined
Net revenue(1)	$6,624,616	$11,111,523	$	— (37,551)	(F (G	) )	$17,698,588
Operating expenses:
Cost of revenues(1)(2)	6,069,994	10,611,510		— (37,551)	(F (G	) )	16,643,953
Selling, general and administrative expenses	142,308	183,965		—			326,273
Depreciation and amortization	32,602	41,057		23,333	(I	)	96,992
Interest expense, net	32,417	25,827		2,700	(E	)	60,944
Stock option expense	—	—		15,000	(K	)	15,000
Equity in loss of joint venture	—	4,522		—			4,522
Merger-related charges	—	4,065		(4,065)	(C	)	—

Income before provision for income taxes	347,295	240,577		(36,968)			550,904
Provision for income taxes	138,918	95,027		(14,787)	(L	)	219,158

Net income	$208,377	$145,550		$(22,181)			$331,746

Earnings per common share—basic	$0.81	$1.60					$0.77

Earnings per common share—diluted	$0.79	$1.50					$0.73

Average number of common shares outstanding—basic	257,156	90,889		84,981	(M	)	433,026

Average number of common shares outstanding—diluted	263,994	97,082		92,103	(M	)	453,179

(1)	Includes approximately $919.4 million of retail copayments for Caremark and Pro Forma Combined. See Note F for additional information.
(2)	Excludes depreciation expense, which is presented separately.

See the accompanying Notes to Unaudited Condensed Combined Pro Forma Financial Information.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

A. Purchase Price; Shares of Common Stock Issued; Sources and Uses of Funds. For each share of AdvancePCS common stock held, AdvancePCS stockholders will have the right to receive the value of 2.15 shares of Caremark common stock, which will be paid 90% in shares of Caremark common stock and 10% in cash. AdvancePCS stockholders will receive cash for any fractional shares they would otherwise receive in the merger based on a formula described in the section entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 85. Under the purchase method of accounting, the merger is accounted for such that Caremark is treated as the acquirer and AdvancePCS is treated as the acquired company. As a result, the merger consideration, described above, is treated as purchase price to be paid by Caremark to AdvancePCS stockholders.

Additionally, Caremark will issue replacement stock options under a formula whereby each AdvancePCS optionee will receive options to purchase 2.15 shares of Caremark stock for each underlying share of AdvancePCS stock (rounded to the nearest whole share). The per-share amount which would be paid to Caremark upon exercise of these options equals the per-share amount which would have been paid to AdvancePCS divided by 2.15, so that the total amount to be paid by each optionee is not impacted by the conversion.

The pro forma purchase price which would have been paid to AdvancePCS stockholders under the computation specified in the merger agreement at January 9, 2004, the latest practicable date which could be used to value the merger consideration as of the date of this joint proxy statement/prospectus, is as follows (in thousands, except ratios and per share amounts):

Purchase price allocated to AdvancePCS net assets:
Exchange ratio	2.15
Average closing price per share of Caremark common stock for the five trading days ending January 9, 2004	$24.26

Total purchase price per share of AdvancePCS common stock	$52.16
Number of shares of AdvancePCS common stock outstanding (September 30, 2003)	92,382

Total purchase price paid to AdvancePCS stockholders	$4,818,645
Transaction fees and other costs (Note C)	75,000

Total purchase price excluding fair value of stock options	4,893,645
Non-cash purchase price—fair value of stock options, net (Note K)	386,879

$5,280,524

Purchase price summary:
Cash:
Cash paid to AdvancePCS stockholders	$481,864
Transaction fees and other costs	75,000

556,864
Non-cash:
Caremark common stock	4,336,781
Fair value of stock options, net (Note K)	$386,879

4,723,660

$5,280,524

Shares of Caremark common stock issued:
Exchange ratio	2.15
Number of shares of AdvancePCS common stock outstanding (September 30, 2003)	92,382
Percentage of consideration issued in Caremark common stock	90%

178,759

Sources of funds:
Cash on hand	$663,025
Borrowings (Note E)	—

$663,025

Uses of funds:
Total cash purchase price	$556,864
Retirement of amounts outstanding under AdvancePCS accounts receivable securitization facility (Note B)	100,000
Unfunded liabilities (Note D)	6,161

$663,025

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

The pro forma purchase price was computed using the average closing price of Caremark’s common stock for the five consecutive trading day period ending on January 9, 2004. The purchase price was computed using the information available at the latest practicable date on which this amount could be computed prior to filing this joint proxy statement/prospectus with the SEC. However, the actual purchase price will fluctuate with the market price of Caremark’s common stock until the effective time of the merger. Using the number of shares of AdvancePCS common stock outstanding as of September 30, 2003, each $1.00 change in the market price of Caremark’s common stock results in an approximately $198.6 million change in the total purchase price. The change due to market price fluctuations will be funded using the same 90% stock/10% cash ratio appearing in the calculation above. Therefore, the amounts of cash borrowed to fund the merger would vary by approximately $19.9 million from the pro forma amount for each $1.00 change in Caremark’s stock price. In addition, the pro forma financial information does not reflect the impact of the payment of merger consideration in cash in lieu of issuing fractional shares. Caremark and AdvancePCS do not believe that fluctuations in Caremark’s stock price or issuance of cash in lieu of fractional shares will have material impact on the financial results of the combined company.

B. Repayment of AdvancePCS Accounts Receivable Securitization Facility. Under the terms of the agreement governing the AdvancePCS receivables securitization facility, the completion of the merger will require amounts outstanding under this facility to be repaid. At September 30, 2003, AdvancePCS had securitized approximately $100 million of its accounts receivable. Therefore, a pro forma adjustment was made to reflect the required repayment of approximately $100 million.

C. Transaction Fees and Other Costs. Various transaction fees and other costs, estimated to total approximately $75.0 million, have been or will be incurred by Caremark in connection with the merger. These costs are estimated to be as follows (in millions): Investment banking—$50; Legal—$15 and Other—$10. Approximately $4.1 million of expenses incurred by AdvancePCS in connection with the merger have been eliminated in the pro forma statement of income for the nine months ended September 30, 2003.

D. Unfunded Employee Benefit Plan Liabilities. Certain of AdvancePCS’s employee benefit plans contain provisions which require that any unfunded liability thereunder become funded upon a change of control, which will occur as a result of the completion of the merger. Therefore, a pro forma adjustment of approximately $6.2 million was made to reflect the required funding. This pro forma adjustment was based on the unfunded amounts at January 1, 2003, which is the beginning of the plan years and the most recent information available. The actual funding amount will be based on the unfunded status of the plans at the date on which the merger is completed and may be significantly different than the pro forma amount.

E. Transaction Debt and Interest Expense. Based on the cash balances reported by Caremark and AdvancePCS at September 30, 2003, funding the cash necessary to close the merger would not have required incurring additional indebtedness. Based on relevant balance sheet amounts reported by Caremark and AdvancePCS at December 31, 2001, Caremark would have been required to borrow approximately $90 million to complete the merger at the beginning of the pro forma income statement period under the terms of the merger agreement. In the pro forma income statements, Caremark has presumed that this borrowing was made at a 4% annual interest rate and that the indebtedness remained outstanding during the entire eighteen month period covered by the pro forma income statements. A  1/8% change in the interest rate used to compute the pro forma interest expense adjustments would result in a $0.1 million change to such adjustments on an annual basis.

With respect to Caremark’s and AdvancePCS’s outstanding debt and debt agreements, the pro forma presentation presumes the following:

•	Caremark’s existing $300 million credit facility will be amended or replaced;

•	AdvancePCS’s existing credit facility, under which no amounts were outstanding at September 30, 2003, will be terminated;

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

•	Caremark’s trade receivables sales facility will be amended or replaced;

•	Amounts outstanding under AdvancePCS’s accounts receivable securitization facility will be repaid, as noted in Note B, and the facility will be terminated;

•	Caremark’s 7 3/8% senior notes due 2006 will remain outstanding; and

•	AdvancePCS’s 8 1/2% senior notes due 2008 will remain outstanding.

In addition, the pro forma presentation presumes that a change of control purchase offer will be made for AdvancePCS’s 8 1/2% senior notes due 2008, pursuant to the terms of the indenture under which they were issued, but that none of these notes will be tendered because they trade at a significant premium to the change of control purchase price of 101%.

Actual amounts to be borrowed in connection with funding of the completion of the merger, if any, may differ significantly from the pro forma amounts used to derive the amount to be borrowed and the adjustments to interest expense. Factors which may influence the actual amount borrowed include, but are not limited to: (1) the cash flows of Caremark and AdvancePCS from the pro forma balance sheet date through the completion of the merger, (2) the actual purchase price paid, (3) amounts of borrowing capacity under, and interest rates applicable to, available funding sources and (4) the availability of alternative sources of funds. Additionally, the actual interest rate applicable to borrowings made in connection with the merger will bear interest at a rate based on the creditworthiness of the combined company and prevailing market conditions at the completion date.

F. Retail Copayments. Caremark and AdvancePCS have historically used different accounting policies regarding recognition of revenue for payments made directly by their customers’ benefit plan participants to the independent retail pharmacies in their networks, which are referred to as retail copayments. Caremark recognized approximately $905 million and $919 million of retail copayment revenue for the year ended December 31, 2002, and the nine months ended September 30, 2003, respectively. AdvancePCS has not historically recognized retail copayments as revenue but estimates, through the use of computer database queries and analytical procedures, that the amount of such copayments totaled approximately $4 billion for the year ended December 31, 2002 and for the nine months ended September 30, 2003.

AdvancePCS has not historically tracked retail copayments in its information systems, and estimates of such amounts made by AdvancePCS have not been subjected to the audit/review procedures performed by AdvancePCS’s independent accountants during the course of the annual audits and quarterly reviews required by SEC regulations and are not sufficiently accurate for the purpose of making a pro forma adjustment to reflect the impact of conforming AdvancePCS’s accounting policy for retail copayments to that of Caremark. Exclusion of this pro forma adjustment does not impact the net income of the pro forma combined company.

Subsequent to the merger, AdvancePCS’s information systems will track retail copayment amounts, and Caremark will record retail copayment revenue derived under the AdvancePCS customer contracts using the Caremark retail copayment revenue recognition policy. Amounts of such copayments recorded by Caremark subsequent to the merger may be materially different than the amounts estimated by AdvancePCS for prior periods due to many factors, including, but not limited to, the availability of actual amounts and the impact of routine benefit plan design changes enacted by AdvancePCS’s customers from time to time. These amounts also may not be proportional to the amounts historically recorded by Caremark primarily due to differences in AdvancePCS’s and Caremark’s customer bases and their benefit plan designs.

G. Inter-company Balances. Caremark and AdvancePCS had trade receivables and payables between one another at September 30, 2003, totaling approximately $5.4 million, related to Caremark’s specialty pharmacies being included in AdvancePCS’s pharmacy networks. These balances, as well as the related Caremark revenues and

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

AdvancePCS expenses for the year ended December 31, 2002 and the nine months ended September 30, 2003, represent inter-company amounts which would ordinarily be eliminated in the preparation of consolidated financial statements. Therefore, a pro forma adjustment was made to reflect this inter-company elimination.

H. Elimination of Historical AdvancePCS Amounts. Under the purchase method of accounting, the historical goodwill (approximately $1.25 billion), other intangible assets (approximately $372.1 million) and deferred financing costs (included in other assets, approximately $3.3 million) recorded by AdvancePCS, as well as the historical stockholders’ equity of AdvancePCS, will be eliminated upon the completion of the merger. Intangible assets will be reevaluated as described at Note I below, and the total stockholders’ equity of the combined company will be increased over the pre-merger Caremark amounts by the fair value of the equity consideration received by AdvancePCS stockholders.

I. Purchase Price Allocation and Related Adjustments. Under the purchase method of accounting, the combined company will allocate the purchase price paid by Caremark to the fair value of the AdvancePCS assets acquired and liabilities assumed. The pro forma purchase price allocation is preliminary. Due to legal restrictions, many of the details concerning individual assets and liabilities have not been disclosed between Caremark and AdvancePCS prior to the merger’s completion. Therefore, the pro forma presentation presumes that the historical value of AdvancePCS’s assets and liabilities approximates fair value. Additionally, the allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses to be conducted after the completion of the merger as further described below. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein.

The preliminary pro forma purchase price allocation is summarized as follows (in thousands):

Excess of AdvancePCS liabilities assumed over tangible assets acquired	$(508,997)
Deferred tax liability for non-deductible identifiable intangible assets	(376,000)
Identifiable intangible assets acquired, net (see below)	940,000
Goodwill	5,225,521

$5,280,524

The preliminary allocation of the purchase price to identifiable intangible assets, along with their respective estimated useful lives, is as follows (in thousands):

Amortizable intangible assets:
Customer relationships (20 years)	$855,000
Other (primarily proprietary technology) (5 years)	10,000

865,000
Indefinitely lived intangible assets (not subject to amortization):
Trade names	75,000

$940,000

The pro forma adjustment to depreciation and amortization reflects the impact of the merger as follows (in thousands):

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Elimination of historical AdvancePCS amortization expense	$(11,490)	$(10,230)
Amortization of customer relationship intangible over 20 year estimated life	42,750	32,063
Amortization of other intangibles over 5 year estimated life	2,000	1,500

	$33,260	$23,333

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

For the purposes of the pro forma income statements, Caremark has presumed that the value and life of each identifiable intangible asset which would have been recorded if the transaction were completed on January 1, 2002, are identical to those which Caremark would have recorded at September 30, 2003. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma financial information.

In accordance with Statement of Financial Accounting Standards No. 141, Caremark is in the process of estimating the fair value of the assets acquired from AdvancePCS for purpose of allocating the purchase price. Caremark has retained an independent financial advisory firm, which is referred to as the valuation firm, to conduct investigations and analyses of the assets acquired to assist it with the purchase price allocation, and the valuation firm has provided Caremark with its preliminary conclusions upon which the related pro forma adjustments are based.

The valuation firm reviewed and summarized various information provided by AdvancePCS and discussed information regarding potential intangible assets with certain members of AdvancePCS’s management. As a result of these reviews and discussions, the valuation firm assisted with Caremark’s conclusion that AdvancePCS’s contractual customer relationships constitute an identifiable intangible asset under the guidance set forth in Statement of Financial Accounting Standards No. 141. The valuation firm considered the terms of the contracts as provided by AdvancePCS and/or their counsel and the results of this review and related discussions to establish a preliminary estimate of the fair value and estimated useful life of these contractual customer relationships.

The valuation firm’s preliminary estimate of the fair value of these contractual customer relationships is based upon the present value of expected after-tax residual earnings. The analysis performed by the valuation firm included, among other things, an assessment of revenue from existing AdvancePCS customer contracts, revenue growth potential, probability of contract renewals, operating expenses and contributory charges for the use of other assets. The probability of contract renewals included a consideration of the historical renewal patterns and customer retention rates, discussions with AdvancePCS management and a statistical analysis based on survivor curve methodologies. The present value factors used by the valuation firm were based upon an estimate of the risk-adjusted cost of capital to reflect the risk of investment relative to alternative investments.

AdvancePCS was unable to share certain information with the valuation firm due to legal restrictions given the pending status of the merger. The valuation firm will prepare final analyses and conclusions subsequent to the completion of the merger, after which all necessary information will be available for their use. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein.

Caremark and AdvancePCS expect to implement a plan to integrate the operations of Caremark and AdvancePCS after the merger is completed. Certain costs incurred under this plan may result in an increase to the purchase price allocated to the AdvancePCS assets acquired and liabilities assumed to the extent that they relate to severance or relocation benefits paid to AdvancePCS employees or to certain costs incurred to exit activities of AdvancePCS. No pro forma adjustment for these items has been made, however, since Caremark’s and AdvancePCS’s estimates of their amounts are not sufficiently developed based on the information Caremark and AdvancePCS are able to share prior to the completion of the merger. To the extent that such costs are incurred in relation to Caremark employees or activities, these amounts will appear in the income statement of the combined company. Caremark estimates that these costs will total approximately $4 million in the fourth quarter of 2003 and approximately $11 million in 2004 and does not believe that these costs, to the extent they are actually incurred, will be material to the combined company’s financial position or results of operations.

J. Deferred Tax Presentation. Under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, amounts of deferred income tax assets and liabilities are classified as current or non-current and

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

are aggregated into net assets and liabilities in these categories. Caremark has recorded a pro forma adjustment of approximately $276.1 million to reflect the application of this accounting standard to the pro forma balance sheet.

K. Fair Value of Stock Options. At the effective time of the merger, AdvancePCS stock options will be exchanged for stock options to purchase shares of Caremark common stock exercisable for that number of shares of Caremark common stock equal to the number of shares of AdvancePCS common stock previously subject to the corresponding AdvancePCS stock option multiplied by 2.15 (rounded to the nearest whole share) at an exercise price equal to the current exercise price of the corresponding AdvancePCS stock option divided by 2.15 (rounded to the nearest full cent). For information regarding the treatment of AdvancePCS options in the merger, see the section entitled “The Merger—Treatment of AdvancePCS Stock Options” beginning on page 79.

The fair value of the options issued to AdvancePCS optionees, net of the intrinsic value of any unvested options, represents an additional cost incurred by Caremark to acquire AdvancePCS. The intrinsic value of any unvested options will be allocated to unearned compensation and will be expensed over the remaining service period. The intrinsic value method requires the issuer to recognize compensation expense based on the difference in the market price and the exercise price of options at their grant date. The aggregate fair value of these options, for the purposes of the pro forma balance sheet, was calculated using the following assumptions as inputs to the Black-Scholes option valuation formula, multiple option method (in thousands, except per share amounts, ratios and percentages):

Weighted average expected term (years)	2.57
Weighted average risk-free interest rate	2.06%
Weighted average expected volatility	45%
Weighted average per-share fair value	$16.871
Number of shares underlying options *	27,174
Aggregate fair value	$458,453

Amount allocated to purchase price	$386,879
Amount allocated to unearned compensation	71,574

$458,453

*	Computed using AdvancePCS options outstanding at September 30, 2003, plus options subsequently granted prior to the filing of this joint proxy statement/prospectus, on a post-conversion basis at 2.15 Caremark shares for each AdvancePCS share. The effects of option exercises subsequent to September 30, 2003, were not reflected since the number of common shares issued thereunder are correspondingly excluded from the number of AdvancePCS shares outstanding used to compute the total purchase price in Note A.

These amounts are preliminary, and the actual amounts to be recorded upon completion of the merger may be significantly different than the pro forma amounts. The aggregate fair value of the replacement stock options, as well as the amounts allocated to unearned compensation, will fluctuate with the market price of Caremark’s common stock as well as with periodic changes to the other Black-Scholes assumptions.

The pro forma adjustment for stock option expense for the year ended December 31, 2002, and for the nine months ended September 30, 2003, represents the amortization of unearned compensation related to the unvested options over their service periods. Since AdvancePCS’s stock option awards generally vest 20% of the total grant amount per year over five years, the expense to be recognized over the service period would not be recorded on a straight-line basis, but, rather, each 20% vesting component is individually amortized over its total vesting period beginning on the grant date. The pro forma presentation presumes that the unvested options vest over the three years following the effective time of the merger, which is December 31, 2001, for the purposes of the pro forma

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

income statement, with the related unearned compensation expense, which would have totaled approximately $71.4 million if the merger had been completed on such date, being recorded as follows: Year 1—$44.0 million, Year 2—$19.9 million, Year 3—$7.5 million.

L. Income Taxes. The pro forma adjustment to provision for (benefit from) income taxes represents the application of Caremark’s effective statutory rate of 40% to the pro forma adjustments.

M. Average Number of Shares of AdvancePCS Common Stock Outstanding. Both the basic and diluted average number of shares of AdvancePCS common stock outstanding have been adjusted to reflect the impact of the merger by applying the 2.15:1 exchange ratio to amounts historically reported by AdvancePCS. 90% of the resulting amount, as applied to basic shares, represents the equivalent number of Caremark shares to be issued to AdvancePCS stockholders, since the remaining 10% of the purchase consideration will be paid in cash.

N. Alignment of Historical Results of AdvancePCS with Caremark’s Fiscal Year. Given the fact that Caremark has a fiscal year end of December 31 and AdvancePCS has a fiscal year end of March 31, AdvancePCS’s historical results have been aligned to match Caremark’s December 31 fiscal year. Actual results reported by AdvancePCS for the periods used to compute the pro forma amounts for the year ended December 31, 2002 and for the nine months ended September 30, 2003 were as follows (in thousands):

	Year Ended December 31, 2002
	Fiscal Year Ended Mar. 31, 2002	Subtract: Nine Months Ended Dec. 31, 2001	Add: Nine Months Ended Dec. 31, 2002	Calendar Year Ended Dec. 31, 2002	Presentation Reclassifications		AdvancePCS
Revenues(1)	$12,174,121	$9,003,175	$10,495,728	$13,666,674	$—		$13,666,674
Cost of revenues(1)	11,722,530	8,672,616	10,093,962	13,143,876	(32,149	)(2)	13,111,727

Gross profit	451,591	330,559	401,766	522,798	32,149		554,947
Selling, general and administrative expenses	189,320	137,341	163,834	215,813	(11,307	)(2)	204,506
Depreciation and amortization	—	—	—	—	43,456	(2)	43,456
Non-recurring and impairment expenses	1,760	1,760	—	—	—		—

Operating income	260,511	191,458	237,932	306,985	—		306,985
Interest income	6,606	4,963	3,947	5,590	(5,590	)(4)	—
Interest expense	(64,185)	(52,337)	(33,386)	(45,234)	3,146	(3)(4)	(42,088)
Loss on early retirement of debt	(8,784)	(8,784)	(2,444)	(2,444)	2,444	(3)	—
Loss from joint venture	(2,871)	(1,831)	(3,510)	(4,550)	—		(4,550)

Income before provision for income taxes(5)	191,277	133,469	202,539	260,347	—		260,347
Provision for income taxes	(75,546)	(52,712)	(80,016)	(102,850)	—		(102,850)

Net income(5)	$115,731	$80,757	$122,523	$157,497	$—		$157,497

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

	Nine Months Ended September 30, 2003
	Fiscal Year Ended Mar. 31, 2003	Subtract: Nine Months Ended Dec. 31, 2002	Add: Six Months Ended Sep. 30, 2003	Nine Months Ended Sep. 30, 2003	Presentation Reclassifications		AdvancePCS
Revenues(1)	$14,110,879	$10,495,728	$7,496,372	$11,111,523	$—		$11,111,523
Cost of revenues(1)	13,555,231	10,093,962	7,178,933	10,640,202	(28,692	)(2)	10,611,510

Gross profit	555,648	401,766	317,439	471,321	28,692		500,013
Selling, general and administrative expenses	231,245	163,834	128,919	196,330	(12,365	)(2)	183,965
Depreciation and amortization	—	—	—	—	41,057	(2)	41,057
Merger-related charges	—	—	4,065	4,065	—		4,065

Operating income	324,403	237,932	184,455	270,926	—		270,926
Interest income	5,086	3,947	2,232	3,371	(3,371	)(4)	—
Interest expense	(43,658)	(33,386)	(18,926)	(26,966)	3,371	(4)	(25,827)
Loss on early retirement of debt(3)	(2,444)	(2,444)	—	—	—		—
Loss from joint venture	(5,036)	(3,510)	(2,996)	(4,522)	—		(4,522)

Income before provision for income taxes	278,351	202,539	164,765	240,577	—		240,577
Provision for income taxes	(109,961)	(80,016)	(65,082)	(95,027)	—		(95,027)

Net income	$168,390	$122,523	$99,683	$145,550	$—		$145,550

(1)	Revenues and cost of revenues have been restated from amounts originally included in AdvancePCS’s financial statements for periods before March 31, 2003 to reflect AdvancePCS’s adoption of EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. See AdvancePCS’s Form 10-K/A for the fiscal year ended March 31, 2003 for more information.
(2)	Depreciation and amortization, which AdvancePCS has historically included in cost of revenues and selling, general and administrative expenses, as applicable, have been reclassified to conform to Caremark’s presentation. This reclassification had no impact on AdvancePCS’s results of operations.
(3)	Loss on early retirement of debt and the related provision for income taxes have been reclassified in accordance with Statement of Financial Accounting Standards No. 145, Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS, and Technical Corrections as of April 2002. See AdvancePCS’s Form 10-Q for the quarter ended September 30, 2003 for more information. Loss on early retirement of debt has also been reclassified to conform to Caremark’s presentation. This reclassification had no impact on AdvancePCS’s results of operations.
(4)	Interest income has been reclassified to conform to Caremark’s net presentation of interest expense. This reclassification had no impact on AdvancePCS’s results of operations.
(5)	Caremark reported a loss from discontinued operations for the year ended December 31, 2002. Therefore, the pro forma financial information presents only Caremark’s results of continuing operations in accordance with Regulation S-X. AdvancePCS did not report a discontinued operation. Therefore, AdvancePCS’s “income before provision for income taxes” appears on the pro forma income statements as “income from continuing operations before provision for income taxes,” and AdvancePCS’s “net income” appears on the pro forma income statements as “income from continuing operations” to conform to Caremark’s presentation. This reclassification had no impact on AdvancePCS’s results of operations.

The number of basic and diluted shares of AdvancePCS common stock used to compute earnings per share for the year ended December 31, 2002, and for the nine months ended September 30, 2003, represents the mathematical average of the quarterly amounts reported by AdvancePCS for each fiscal quarter in these periods.

COMPARISON OF RIGHTS OF CAREMARK AND

ADVANCEPCS STOCKHOLDERS

As a result of the merger, the holders of AdvancePCS common stock will become holders of Caremark common stock. The rights of the AdvancePCS stockholders after the merger will be governed by applicable Delaware law, including the Delaware General Corporation Law, which is referred to as the DGCL, and by Caremark’s certificate of incorporation and bylaws. The following is a summary of the material differences between the current rights of AdvancePCS stockholders and Caremark stockholders. Because both Caremark and AdvancePCS are organized under the laws of the State of Delaware, these differences arise principally from differences between AdvancePCS’s certificate of incorporation and bylaws and Caremark’s certificate of incorporation and bylaws. Because this summary does not provide a complete description of these documents, Caremark and AdvancePCS urge you to read each of their certificates of incorporation and bylaws in their entirety, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed in the section entitled “Where You Can Find More Information” beginning on page 226.

Capitalization

Common Stock

Caremark’s certificate of incorporation authorizes Caremark to issue 400 million shares of common stock, par value $0.001 per share. If the amendment to Caremark’s certificate of incorporation to increase the authorized number of shares of Caremark common stock is approved and adopted by the Caremark stockholders, Caremark will have 700 million shares of common stock authorized for issuance.

AdvancePCS’s certificate of incorporation authorizes AdvancePCS to issue 186,999,000 shares of Class A common stock, par value $0.01 per share, 13,000,000 shares of Class B-1 common stock, par value $0.01 per share, and 1,000 shares of Class B-2 common stock, par value $0.01 per share.

Holders of AdvancePCS common stock and holders of Caremark common stock are each entitled to one vote for each share held.

Preferred Stock

Caremark’s certificate of incorporation authorizes Caremark to issue an aggregate of 10 million shares of preferred stock, par value $0.001 per share, consisting of (1) 9.5 million shares of Caremark preferred stock, par value $0.001 per share, and (2) 500,000 shares of Caremark Series C preferred stock, par value $0.001 per share. The Caremark board of directors is authorized to provide for the issuance of shares of Caremark preferred stock in one or more series, and may fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series of preferred stock. If the amendment to Caremark’s certificate of incorporation to increase the authorized shares of Caremark preferred stock and Caremark Series C preferred stock is approved and adopted by the Caremark stockholders, Caremark will have 10.5 million shares of Caremark preferred stock and 7 million shares of Caremark Series C preferred stock authorized for issuance.

For each share of Caremark Series C preferred stock, holders are entitled to 100 votes on all matters submitted to a vote of the Caremark stockholders and such holders vote together as a class with the holders of Caremark common stock. The rights of holders of shares of Caremark Series C preferred stock are subject to adjustment upon share dividends, stock splits, share combinations and reverse stock splits. The holders of Caremark Series C preferred stock are entitled to certain preferential payments including the right to receive:

•	cumulative dividends payable quarterly when, as and if declared by the Caremark board of directors;

•

in the event of a liquidation, dissolution or winding up of Caremark, 100 times the exercise price of the Caremark Series C preferred stock plus any accrued but unpaid dividends prior to and in preference of payments to any classes of stock ranking junior to the Caremark Series C preferred stock which would include Caremark common stock; and

•	in the event of a consolidation, merger, combination or other similar transaction, an amount per share equal to 100 times the aggregate amount of stock, securities, cash or property exchangeable for one share of Caremark common stock in such transaction.

If dividends payable on shares of Caremark Series C preferred stock are in arrears, until all such dividends on shares of Caremark Series C preferred stock are paid in full Caremark may not (1) declare or pay dividends on any stock ranking junior to or on a parity with the Caremark Series C preferred stock, which includes Caremark common stock, except dividends paid ratably on Caremark Series C preferred stock and any such parity stock, or (2) redeem or purchase or otherwise acquire for consideration any stock ranking junior to or on a parity with the Caremark Series C preferred stock, which includes Caremark common stock. If at any time dividends payable on shares of Caremark Series C preferred stock are in arrears for six quarters or more, which is referred to as a default period, the holders of Caremark Series C preferred stock will have the right to elect two directors to Caremark’s board of directors and the total number of directors may not be increased or decreased except by vote of the holders of Caremark Series C preferred stock.

Shares of Caremark Series C preferred stock are not redeemable and Caremark’s certificate of incorporation may not be amended in any manner that would materially adversely alter or change the powers, preferences or special rights of the Caremark Series C preferred stock without the affirmative vote of the holders of at least a majority of the outstanding shares of Caremark Series C preferred stock. As of the date of this joint proxy statement/prospectus, there are no shares of Caremark preferred stock outstanding.

AdvancePCS’s certificate of incorporation authorizes AdvancePCS to issue 5 million shares of preferred stock, par value $0.01 per share, consisting of:

•	65,854 shares of Series A-1 11% preferred stock;

•	125,000 shares of Series A-2 11% preferred stock; and

•	84,146 shares of Series B convertible preferred stock.

Shares of AdvancePCS Series A-1 preferred stock are convertible into shares of AdvancePCS Class B-1 common stock based on a formula provided in AdvancePCS’s certificate of incorporation. Shares of AdvancePCS Series A-2 preferred stock are convertible into shares of AdvancePCS Class B-2 common stock based on a formula provided in AdvancePCS’s certificate of incorporation. Shares of AdvancePCS Series B preferred stock are convertible into shares of AdvancePCS Class A common stock based on a formula provided in AdvancePCS’s certificate of incorporation. With respect to other series of preferred stock, shares of preferred stock may be issued, from time to time, with such powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions thereof as may be stated and expressed in a resolution providing for the issue of such series of preferred stock adopted by the AdvancePCS board of directors in accordance with AdvancePCS’s certificate of incorporation and the DGCL. As of the date of this joint proxy statement/prospectus, there are no shares of AdvancePCS preferred stock outstanding. Following the AdvancePCS annual meeting, if Proposal 4 is approved by the AdvancePCS stockholders, immediately following the filing of the approved AdvancePCS Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, references to Series A-1, Series A-2 and Series B preferred stock will be eliminated from AdvancePCS’s certificate of incorporation.

Size of the Board of Directors; Classification of the Board of Directors

Caremark’s bylaws provide that the number of authorized directors will be between nine and fifteen, with the number, as of the date of this joint proxy statement/prospectus, set at eleven. The Caremark board of directors or its stockholders can change the authorized number of directors by amending the bylaws. Caremark’s certificate of incorporation and bylaws provide for the division of the Caremark board of directors into three classes with staggered three year terms, with each class to consist of as near to one-third of the total number of directors as possible. If the number of directors is changed, any increase or decrease will be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible. Caremark’s bylaws provide that no alteration or amendment of the bylaws will be effective to shorten the term of any director in office, to permit any director to be removed without cause, or to increase the number of directors in any class or in the aggregate unless such alteration or amendment has been approved by either (1) the holders of all shares of stock entitled to vote thereon or (2) by a vote of a majority of the entire board of directors of Caremark.

In the merger agreement, Caremark has agreed to expand the size of its board of directors from 11 to 14 directors at or prior to completion of the merger. Under the merger agreement, Caremark has agreed to use its reasonable best efforts to appoint three of AdvancePCS’s current independent directors or such other nominees that are proposed by AdvancePCS to the Caremark board of directors. See the section entitled “The Merger Agreement—Board of Directors of the Combined Company” beginning on page 100.

The AdvancePCS bylaws set the authorized number of directors at nine. AdvancePCS’s certificate of incorporation and bylaws provide for the division of the AdvancePCS board of directors into three classes with each director serving a three-year term. The nine directors are separated into classes as follows: three Class A directors (all of whom must be inside directors which means that they are employees of AdvancePCS), two Class B-1 directors, and four Class C directors. The Class A and Class C directors are elected by plurality vote of the holders of Class A common stock. The Class B-1 directors are elected by plurality vote of the holders of Class B-1 common stock.

If Proposal 4 is approved by the AdvancePCS stockholders at the AdvancePCS annual meeting, immediately following the filing of the approved AdvancePCS Third Amended and Restated Certificate of Incorporation, each of the Class C directors will become Class A directors, subject to the new requirements for qualification for Class A directorships described in the section entitled “The AdvancePCS Annual Meeting—Proposal 2. Election of Directors” beginning on page 120. However, the terms of directors shall remain the same as when elected. Of the seven Class A directors, at least three must be inside directors and at least three must be independent directors, with independence determined by Nasdaq listing rules. Subject to the rights of the holders of preferred stock set forth in the certificate of designations of each series of preferred stock included in AdvancePCS’s certificate of incorporation and the terms of AdvancePCS’s certificate of incorporation, the AdvancePCS board of directors or stockholders can amend the bylaws to change the authorized number of directors in accordance with the amendment provisions of the bylaws.

Removal of Directors

Under the DGCL, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that, unless the certificate of incorporation otherwise provides, in the case of a corporation whose board of directors is classified, stockholders may effect removal only for cause. Whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of that class or series. A vacancy created by the removal of a director may be filled only by the approval of the stockholders. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director’s term of office.

Caremark’s certificate of incorporation provides that a director may be removed from office for cause only and, subject to such removal, death, resignation, retirement or disqualification, will hold office until the annual meeting of Caremark’s stockholders for the year in which his term expires and until his successor is elected and qualified. Caremark’s certificate of incorporation provides that no alteration, amendment or repeal of this provision in such certificate of incorporation will be effective to permit any director to be removed without cause unless the alteration, amendment or repeal has been approved by the holders of all shares of stock entitled to vote thereon.

AdvancePCS’s certificate of incorporation provides that, subject to the rights of the holders of AdvancePCS preferred stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, a director, including persons elected by directors to fill vacancies in the board of directors, may be removed from office without cause only by the affirmative vote or consent of the holders of at least a majority of the votes represented by the shares entitled to vote in the election of such director.

Filling Vacancies on the Board of Directors

Caremark’s certificate of incorporation and bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of a majority of the directors then in office, and any vacancies on the board of directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of directors, or by a sole remaining director.

AdvancePCS’s certificate of incorporation and bylaws provide that, subject to the rights of the holders of AdvancePCS preferred stock to elect directors and to fill vacancies in the board of directors, any vacancies in the AdvancePCS board of directors, however occurring, including by reason of an increase in the size of the board of directors, or the death, resignation, disqualification or removal of a director, will be filled:

•	in the case of a nominee to fill a vacancy in a Class A or a Class C directorship, by an individual nominated either (1) by a majority of the remaining members of the Class A and Class C directors and elected by the same stockholder vote that is required for the election of Class A and Class C directors or (2) by a majority of the remaining members of the Class A and Class C directors then in office;

•	in the case of a nominee to fill a vacancy in a Class B-1 directorship, by an individual nominated either (1) by a majority of the remaining members of the Class B-1 directors and elected by the same stockholder vote that is required for the election of Class B-1 directors or (2) by the vote of all the remaining members of the Class B-1 directors; and

•	if Proposal 4 is approved by the AdvancePCS stockholders, immediately following the filing of the approved AdvancePCS Third Amended and Restated Certificate of Incorporation, in the case of a nominee to fill a vacancy in a Class A directorship, by an individual nominated by (1) the Class A nominating committee and elected by the same stockholder vote as is required for the election of Class A directors or (2) by the Class A nominating committee and the vote of a majority of the remaining Class A directors then in office.

Special Meetings of Stockholders; Limitations on Business Transacted at Special Meetings

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

The Caremark bylaws provide that special meetings of the stockholders may be called by Caremark’s Chief Executive Officer and shall be called by Caremark’s Chief Executive Officer or Secretary at the request in writing of (1) a majority of the Caremark board of directors or (2) Caremark stockholders owning a majority in amount of the capital stock of Caremark issued and outstanding and entitled to vote.

The AdvancePCS bylaws provide that special meetings (1) may be called by the Chairman of the AdvancePCS board of directors, AdvancePCS’s President or any two directors and (2) must be called by AdvancePCS’s President or Secretary at the request in writing of a majority of the AdvancePCS board of directors or AdvancePCS stockholders owning capital stock representing a majority of the votes of all capital stock of AdvancePCS entitled to vote at the special meeting.

Both the Caremark and AdvancePCS bylaws provide that business to be transacted at a special meeting of stockholders must be specified in the notice of meeting, and that business transacted at any special meeting of stockholders be confined to the purposes stated in the notice of such meeting.

Quorum at Stockholders’ Meetings

Both the Caremark and AdvancePCS bylaws provide that at any meeting of the stockholders of each company, the holders of a majority of all of the shares of the stock of the company issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at such meeting.

Limitation on Stockholders’ Action by Written Consent

Caremark’s certificate of incorporation provides that the Caremark stockholders may not take any action by written consent.

The AdvancePCS bylaws provide that, except as otherwise provided in AdvancePCS’s certificate of incorporation, any action required to be taken, or which may be taken at any meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prior Notice Provisions for Stockholder Nominations and Proposals

The Caremark bylaws allow stockholders to propose business to be brought before an annual meeting of Caremark stockholders. In addition, Caremark’s bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Caremark board of directors at an annual meeting. However, proposals and nominations may only be brought before an annual meeting by a stockholder who has given proper, timely notice in writing to the Secretary of Caremark prior to the date of the annual meeting. To be timely, the notice must be delivered to or mailed and received at Caremark’s principal executive offices not later than the close of business on the day that is the 120th day prior to the anniversary of the prior year’s annual meeting; provided however, if the date of the annual meeting is more than 30 days before such anniversary date, notice by a stockholder to be timely must be delivered not later than the close of business on the 90th day prior to the annual meeting, unless less than 60 days notice or prior public disclosure of the date of the annual meeting is given or made to the Caremark stockholders, in which case, notice by a stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or publicly disclosed.

A stockholder’s notice to Caremark regarding the proposal of business to be brought before an annual meeting must list each of the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of the stockholder proposing such business;

•	the class or series and number of shares of capital stock of Caremark that are owned beneficially or of record by the stockholder;

•	a description of all arrangements and understandings between the stockholder and any other persons (including their names) in connection with the proposal of such business and any material interest of the stockholder in such business; and

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The chairman of the annual meeting may, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with Caremark’s certificate of incorporation, and if such chairman so determines, any business not properly brought before the annual meeting will not be transacted.

Only persons who are nominated in accordance with the procedures provided in Caremark’s certificate of incorporation will be eligible for election as directors. Nominations for persons for election to the Caremark board of directors may be made at a meeting of the stockholders:

•	by or at the direction of the board of directors;

•	by any nominating committee or person appointed by the board of directors; or

•	by any Caremark stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures provided in Caremark’s bylaws.

These nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of Caremark. A stockholder’s notice to Caremark regarding nomination of a director must set forth each of the following:

•	the name, age, business address, and residence address of each nominee proposed in the notice;

•	the principal occupation or employment of the nominee;

•	the class and number of shares of Caremark stock which are owned beneficially by the nominee;

•	any other information about the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act;

•	the name and record address of the proposing stockholder;

•	the class or series and number of shares of capital stock of Caremark which are owned beneficially or of record by the proposing stockholder;

•	a description of all arrangements and understandings between the proposing stockholder and the nominee and any other persons (including their names) pursuant to which the nomination is to be made by the proposing stockholder;

•	a representation that the proposing stockholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice; and

•	any other information about the proposing stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act.

Such notice must be accompanied by a written consent of the nominee to serve as director if elected. Stockholder nominations and proposals will not be brought before any Caremark stockholders’ meeting unless the nomination or proposal was brought before the meeting in accordance with Caremark’s stockholder advance notice procedures described above. No person shall be eligible for election as a director of Caremark unless nominated in accordance with the procedures set forth in Caremark’s certificate of incorporation.

The certificate of incorporation and bylaws of AdvancePCS do not contain any provisions that govern the submission of proposals and director nominations by AdvancePCS stockholders.

Amendment of Certificate of Incorporation and Bylaws

Under the DGCL, an amendment to a corporation’s certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the proposed amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would:

•	increase or decrease the aggregate number of authorized shares of such class, unless such class voting right has been eliminated in the certificate of incorporation in certain circumstances;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class in a way that affects them adversely.

In addition, after a corporation has received payment for any of its capital stock, stockholders entitled to vote and, if its certificate so provides, the board of directors will have the power to adopt, amend or repeal the bylaws.

Caremark’s certificate of incorporation provides that Caremark reserves the right to amend or repeal any provision contained in the certificate of incorporation in a manner consistent with the DGCL, and all rights of the Caremark stockholders are subject to this reservation.

The Caremark bylaws may be amended, altered or repealed by the Caremark stockholders. Caremark’s certificate of incorporation provides that the Caremark board of directors may also adopt, amend, alter or repeal Caremark’s bylaws by the vote of a majority of the entire board of directors, although this right conferred on the board of directors shall not divest or limit the power of the Caremark stockholders to adopt, amend or repeal Caremark’s bylaws.

AdvancePCS’s certificate of incorporation provides that AdvancePCS may amend or repeal any provision contained in its certificate of incorporation in a manner consistent with Delaware state law. The AdvancePCS bylaws may be amended, altered or repealed by the AdvancePCS stockholders. AdvancePCS’s certificate of incorporation provides that the AdvancePCS board of directors may also adopt, amend, alter or repeal AdvancePCS’s bylaws, subject to the power of the stockholders to do so. However, AdvancePCS’s certificate of incorporation provides that any amendment of AdvancePCS’s bylaws or AdvancePCS’s certificate of incorporation in a manner that would alter or change any of the powers, rights, preferences, including, without limitation, conversion rights or voting rights of the AdvancePCS Class B-1 or Class B-2 common stock must be approved by holders of two-thirds of the outstanding shares of AdvancePCS Class B-1 and Class B-2 common stock, voting separately as a single class.

State Anti-Takeover Statute

Caremark and AdvancePCS are both subject to Section 203 of the DGCL, which under certain circumstances may make it more difficult for a person who would be an “Interested Stockholder,” as defined in Section 203, in the respective companies, to effect various business combinations with either company for a three-year period. Under Section 203, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Neither the Caremark nor AdvancePCS’s certificates of incorporation or bylaws exclude either company from the restrictions imposed under Section 203.

Limitation of Liability of Directors

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director’s fiduciary duty, subject to certain limitations.

Caremark’s certificate of incorporation provides that directors shall not be personally liable to Caremark or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Caremark or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

•	under Section 174 of the DGCL for unlawful payment of a dividend or unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Caremark’s certificate of incorporation further provides that if the DGCL is amended to authorize corporations to further eliminate or limit the liability of a director, then the liability of a Caremark director shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

AdvancePCS’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to AdvancePCS or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this provision in AdvancePCS’s certificate of incorporation by AdvancePCS stockholders or by changes in applicable law, to the extent permitted by applicable law, shall be prospective only, and shall not adversely affect any limitation on the personal liability of any director of AdvancePCS at the time of such repeal or amendment.

Caremark has agreed to cause AdvancePCS, as the survivor of the merger with Cougar Merger Corporation, to include and cause to be maintained in effect in AdvancePCS’s certificate of incorporation and bylaws for a period of at least six years from and after the effective time of the merger, the current provisions regarding elimination of liability of directors contained in AdvancePCS’s certificate of incorporation or bylaws.

Indemnification of Directors and Officers

The DGCL permits a corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

Caremark’s certificate of incorporation provides that any person who was or is made a party, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether formal or informal, whether of a civil, criminal, administrative or investigative nature, which is referred to as a proceeding, by reason of the fact that he is or was a director of Caremark, whether the legal basis of the proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as director, shall be indemnified and held harmless by Caremark to the fullest extent permissible under Delaware law at any time, against all costs, charges, expenses, liabilities and losses, including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement, that are reasonably incurred or suffered by such person in connection with the proceeding. This indemnification will continue with respect to a person who has ceased to be a director and shall inure to the benefit of his heirs, executors and administrators. Caremark’s certificate of incorporation provides that Caremark may provide indemnification to employees and agents of Caremark to the fullest extent permissible under Delaware law.

In addition, Caremark is required to pay expenses actually incurred in connection with the proceeding in advance of the final disposition of the proceeding. However, if Delaware law requires, the payment of the expenses in advance of the final disposition shall be made only upon delivery to Caremark of an undertaking, by or on behalf of such director or officer, to repay all amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

AdvancePCS’s certificate of incorporation provides that AdvancePCS shall indemnify any person who was or is threatened to be made a party to any proceeding, whether or not by or in the right of AdvancePCS, by reason of the fact that such person is or was a director, officer, employee or agent of AdvancePCS or is or was serving at the request of AdvancePCS as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties, fines, settlements and expenses, including attorney’s fees and court costs, actually and reasonably incurred by such person in connection with such proceeding to the fullest extent permitted under any applicable law and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person.

In addition, AdvancePCS’s certificate of incorporation provides that the right to indemnification includes, with respect to directors and officers, the right to be paid, by AdvancePCS, expenses incurred in defending any such proceeding in advance of its disposition. However, if the DGCL requires, the payment of any expenses in advance of the final disposition shall be made only upon delivery to AdvancePCS of an undertaking, by or on behalf of such director or officer, to repay all amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified. AdvancePCS may, by action of the AdvancePCS board of directors, pay the expenses incurred by employees and agents upon such terms as the board of directors deems appropriate. The indemnification and the advancement of expenses provided by AdvancePCS’s certificate of incorporation shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled to under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Caremark has agreed to cause AdvancePCS, as the survivor of the merger with Cougar Merger Corporation, to:

•	indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of AdvancePCS and its subsidiaries in respect of acts or omissions occurring at or prior to the effective time of the merger, including actions or omissions in connection with approval of the merger agreement and the merger, to the extent provided in AdvancePCS’s certificate of incorporation or bylaws; and

•	maintain in effect for a period of six years from and after the effective time of the merger the current directors’ and officers’ liability insurance policies of AdvancePCS with respect to matters occurring at or prior to the effective time of the merger; however, AdvancePCS will not be required to expend more than an amount per year equal to 175% of current annual premiums paid by AdvancePCS for such insurance. If AdvancePCS would be required to expend more than 175% of current annual premiums, AdvancePCS will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 175% of current annual premiums, and any substitution or replacement of existing policies will not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the effective time of the merger.

Rights Agreement

Caremark has entered into a Second Amended and Restated Rights Agreement, dated as of March 11, 2002, with Wachovia Bank, N.A. (formerly First Union National Bank), as rights agent. This agreement is referred to in this joint proxy statement/prospectus as the rights agreement and is otherwise known as a “poison pill”.

Under the rights agreement, rights attach to each share of Caremark common stock outstanding, which rights, when exercisable, entitle each Caremark stockholder of record to purchase from Caremark 1/100th of a share of Caremark Series C preferred stock, at an initial purchase price of $52.00 per each 1/100th of a share of Caremark Series C preferred stock, subject to adjustment as described in the rights agreement. Until shares of Caremark Series C preferred stock are issued in accordance with the terms of the rights agreement, the rights are only transferable in connection with Caremark common stock.

The rights are exercisable at or prior to the earliest to occur of the following events:

•	the close of business on February 28, 2005;

•	such time as Caremark’s board of directors, at any time prior to such time as any person becomes an acquiring person (as defined below), effects the redemption of all but not less than all of the then outstanding rights at a redemption price of $0.001 per right, appropriately adjusted to reflect any stock split, stock combination, stock dividend or similar transaction occurring after the date hereof; and

•	such time as Caremark’s board of directors, at its option and any time after any person becomes an acquiring person, effects the exchange of all or part of the then outstanding and exercisable rights for Caremark common stock at an exchange ratio of one share of Caremark common stock per right, as appropriately adjusted, provided, that Caremark’s board of directors is not entitled to effect such exchange at any time after any person (other than Caremark, its subsidiaries or a Caremark employee benefit plan), together with all affiliates and associates of such person, becomes the beneficial owner (as defined in the rights agreement) of 50% or more of Caremark’s common stock then outstanding.

In the rights agreement, an acquiring person is defined as a person who, together with all affiliates and associates of that person, becomes the beneficial owner of 20% or more of Caremark’s common stock then outstanding, subject to certain exceptions as set forth in the rights agreement. If any person becomes an acquiring person and the rights are then outstanding, Caremark has agreed in the rights agreement not to take any action which would eliminate or diminish the benefits intended to be afforded by the rights.

In the event any person becomes an acquiring person, each holder of a right will thereafter have the right to receive shares of common stock, upon exercise of a right, at a price equal to the purchase price, as adjusted, if applicable and except as otherwise provided in the rights agreement, multiplied by 1/100ths of a Caremark Series C preferred share for which a right is then exercisable (in lieu of such Caremark Series C preferred share), in an amount equal to the result obtained by multiplying:

•	the then current purchase price by the number of 1/100ths of a Caremark Series C preferred share for which a right is then exercisable, and dividing that product by,

•	50% of the then current per share market price of Caremark’s common stock on the date of the occurrence of such event.

From and after the occurrence of such event, any rights that are or were acquired or beneficially owned by any acquiring person (or any associate or affiliate of such acquiring person) will be void and any holder of such rights shall thereafter have no right to exercise such rights pursuant to the rights agreement.

If, directly or indirectly, at any time after a person has become an acquiring person:

•	Caremark consolidates with, or merges with and into, any other person;

•	any person consolidates with Caremark, or merges with and into Caremark and Caremark is the continuing or surviving corporation and, in connection with such merger, all or part of Caremark’s common stock is changed into or exchanged for stock or other securities of any other person (or Caremark) or cash or any other property; or

•	Caremark sells or otherwise transfers (or one or more of its subsidiaries sells or otherwise transfers), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of Caremark and its subsidiaries, taken as a whole, to any other person other than Caremark or one or more of its wholly owned subsidiaries, then, and in each such case, proper provision will be made so that:

•	each holder of a right (except as otherwise provided in the rights agreement) will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current purchase price multiplied by the number of 1/100ths of a share of Series C preferred stock for which a right is then exercisable, in accordance with the terms of the rights agreement and in lieu of Caremark Series C preferred stock, such number of shares of common stock of such other person (including Caremark as successor thereto or as the surviving corporation) as equals the result obtained by:

•	multiplying the then current purchase price by the number of 1/100ths of a share of Caremark Series C preferred stock for which a right is then exercisable and dividing that product by

•	50% of the then current per share market price of the common stock of such other person on the date of consummation of such consolidation, merger, sale or transfer;

•	the issuer of such shares of common stock will thereafter be liable for, and will assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of Caremark pursuant to the rights agreement;

•	the term Caremark shall thereafter be deemed to refer to such issuer; and

•	such issuer shall take such steps (including the reservation of a sufficient number of its common shares) in connection with such consummation as may be necessary to assure that the provisions of the rights agreement shall thereafter be applicable, as nearly as reasonably may be, in relation to the shares of common stock thereafter deliverable upon the exercise of the rights.

Caremark has agreed in the rights agreement not to consummate any such consolidation, merger, sale or transfer unless prior thereto Caremark and such issuer have executed and delivered to the rights agent a supplemental agreement in accordance with the terms described above. Caremark also agreed not to enter into any transaction of such kind if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the rights.

The rights agreement could have the effect of discouraging, delaying or preventing (1) a change of control of Caremark or (2) unsolicited acquisition proposals that Caremark stockholders may consider more favorable to them. In addition, because the rights agreement could make it more difficult for a Caremark stockholder or a third party to obtain a controlling interest in Caremark, this could make it extremely difficult for Caremark stockholders to change the composition of the board of directors or management of Caremark, even if Caremark stockholders otherwise determined that such a change was desirable.

Approval of Certain Matters

Under AdvancePCS’s certificate of incorporation, the affirmative vote of two-thirds of the outstanding shares of Class B-1 and Class B-2 common stock, voting separately as a single class, is required for AdvancePCS to:

•	amend or repeal any provision of AdvancePCS’s certificate of incorporation or bylaws that would adversely affect the powers, rights, preferences, including, without limitation, the conversion rights or voting rights, of the shares of Class B-1 or Class B-2 common stock;

•	amend or repeal any provision of, or add any provision to, either of the Series A certificates of designation;

•	issue or authorize the issuance of any additional shares of Class B-1 or Class B-2 common stock, other than upon the conversion of shares of preferred stock into shares of Class B-1 or Class B-2 common stock or in connection with certain dividends or certain subdivisions, combinations or reclassifications of AdvancePCS common stock;

•	incur, or permit any of its subsidiaries to incur any indebtedness, other than the existing senior credit facility and senior notes, that remains outstanding for more than 30 consecutive days and that would result in AdvancePCS having an interest coverage ratio, as defined in AdvancePCS’s certificate of incorporation, of less than 1.50:1.00;

•	voluntarily file for bankruptcy, liquidation, dissolution or winding up of AdvancePCS;

•	increase the number of directors to more than 11, unless (1) the holders of Class B-1 and Class B-2 common stock and the holders of Series A-2 preferred stock are each entitled to elect additional directors under the terms of the certificate of incorporation, in which case the board of directors may be increased by such additional directors permitted to be elected, or (2) the increase in the size of the board is otherwise permitted pursuant to AdvancePCS’s certificate of incorporation;

•	have less than three employees or officers of AdvancePCS or its subsidiaries serve as directors;

•

modify or repeal any of the provisions of the bylaws (1) requiring that the board of directors meet no less frequently than once in every calendar quarter or (2) requiring that each committee of the board of directors, including audit and compensation committees, but excluding any director nominating committees, have, as members, a proportional number of Class B-1 and Class B-2 directors, unless (a)

such representation is prohibited by applicable law or the Nasdaq rules, in which case, the committee will have the maximum number of Class B-1 and Class B-2 directors permitted under applicable law and the Nasdaq rules or (b) the Class B-1 and Class B-2 directors elect not to serve on the committee or (3) relating to the number, election, powers or rights of Class B-1, Class B-2 or non-Class B directors; and

•	enter into any agreement with any affiliate of AdvancePCS, other than with subsidiaries of AdvancePCS, involving amounts over $5 million.

Further, as long as the number of shares of Class B-1 and Class B-2 common stock outstanding is equal to or greater than 5% of the total amount of AdvancePCS common stock outstanding, on a fully diluted basis, and is equal to or greater than 25% of the amount of shares of Class B-1 and Class B-2 common stock that was initially issued, the affirmative vote of two-thirds of the outstanding shares of Class B-1 and Class B-2 common stock, voting separately as a single class, is required for AdvancePCS to:

•	consolidate with or merger into any other corporation;

•	permit any other entity to consolidate with or merge into AdvancePCS if AdvancePCS is the surviving entity but, in connection with the consolidation or merger, shares of AdvancePCS common stock are exchanged for securities of another entity or for cash or any other property;

•	transfer all or substantially all of AdvancePCS’s property or assets to another entity, other than a wholly owned subsidiary of AdvancePCS that remains wholly owned by AdvancePCS after the transaction;

•	complete any transaction or series of transactions involving a merger or consolidation of AdvancePCS, other than a merger or consolidation which would result in the voting stock of AdvancePCS outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or parent thereof outstanding immediately after the merger or consolidation; or

•	effect a change of control of AdvancePCS.

These Class B-1 and Class B-2 common stock voting requirements are in addition to any requirement that the affirmative vote of a majority of outstanding shares of AdvancePCS common stock, voting as a single class, approve any such matter.

Holders of Caremark common stock have no similar voting rights.

APPRAISAL RIGHTS

If the merger is completed, holders of shares of AdvancePCS common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they strictly comply with the requirements of Section 262.

Section 262 is reprinted in its entirety as Annex K to this joint proxy statement/prospectus. The following discussion is not a complete statement of the law relating to appraisal rights under Section 262 and is qualified in its entirety by reference to Annex K. This discussion and Annex K should be reviewed carefully by any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in this section of the joint proxy statement/prospectus or Section 262 will result in the loss of appraisal rights.

A record holder of shares of AdvancePCS common stock:

•	who makes the demand described below with respect to those shares;

•	who continuously is the record holder of those shares through the effective time of the merger;

•	who otherwise complies with the statutory requirements of Section 262; and

•	who neither votes in favor of the merger agreement and the merger nor consents to such approval in writing,

will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of AdvancePCS common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of AdvancePCS common stock” are to the record holder or holders of shares of AdvancePCS common stock. Except as set forth in this section or Section 262, AdvancePCS stockholders will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger agreement is to be submitted for approval at a meeting of stockholders, such as the annual meeting, the corporation, not less than 20 days prior to the meeting, must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute that notice to the record holders of AdvancePCS common stock.

Holders of shares of AdvancePCS common stock who desire to exercise their appraisal rights must not vote in favor of the merger agreement and the merger, and must deliver a separate written demand for appraisal to AdvancePCS prior to the vote by the AdvancePCS stockholders on the merger agreement and the merger at the annual meeting. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform AdvancePCS of the identity of the stockholder of record and that such stockholder intends to demand appraisal of his or her shares of AdvancePCS common stock. A proxy or vote against the merger agreement and the merger will not by itself constitute such a demand. Within 10 days after the effective time of the merger, AdvancePCS must provide notice of the effective time of the merger to all stockholders who have complied with Section 262 and have not voted in favor of or consented to the merger agreement and the merger.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to the attention of AdvancePCS’s Corporate Secretary at AdvancePCS’s offices located at 750 West John Carpenter Freeway Suite 1200, Irving, Texas 75039.

A person having a beneficial interest in shares of AdvancePCS common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this section properly and in a timely manner to perfect appraisal rights. If the shares of AdvancePCS common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of AdvancePCS common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of AdvancePCS common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of AdvancePCS common stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of AdvancePCS common stock outstanding in the name of that record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedure for the making of a demand for appraisal by such a nominee.

Within 120 days after the effective time of the merger, either AdvancePCS or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on AdvancePCS’s part to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that AdvancePCS will file such a petition or that AdvancePCS will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of AdvancePCS common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from AdvancePCS a statement setting forth the aggregate number of shares of AdvancePCS common stock not voting in favor of the merger agreement and the merger and with respect to which demands for appraisal were received by AdvancePCS and the number of holders of such shares. This statement must be mailed by the later of:

•	within 10 days after the written request for this statement has been received by AdvancePCS; or

•	within 10 days after the expiration of the period for the delivery of demands as described above.

If a petition for an appraisal is timely filed and a copy of that petition is served upon AdvancePCS, AdvancePCS will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all of the AdvancePCS stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation on those certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of AdvancePCS common stock owned by those stockholders, determining the fair value of those shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although AdvancePCS believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration.

Moreover, AdvancePCS does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of AdvancePCS common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the combined company. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof, as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Court deems equitable in the circumstances. However, costs do not include legal and expert witness fees. Each dissenting stockholder is responsible for his or her legal and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by a dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable legal fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of AdvancePCS common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to that demand or to receive payment of dividends or other distributions on those shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the merger consideration. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, the AdvancePCS stockholders’ rights to appraisal shall cease, and all holders of shares of AdvancePCS common stock will be entitled to receive the merger consideration. AdvancePCS has no obligation to file such a petition and has no present intention to do so. As a result, any holder of shares of AdvancePCS common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to AdvancePCS a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except:

•	that any such attempt to withdraw made more than 60 days after the effective time of the merger will require AdvancePCS’s written approval; and

•	that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Failure to follow the steps required by Section 262 for perfecting appraisal rights will result in the loss of those rights.

LEGAL MATTERS

The validity of the shares of Caremark common stock to be issued in the merger will be passed upon for Caremark by its counsel, King & Spalding. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Caremark by its tax counsel, King & Spalding, and for AdvancePCS by its tax counsel, Skadden Arps. From time to time, Skadden Arps provides legal advice to JLL.

EXPERTS

The consolidated financial statements of Caremark Rx, Inc. and its subsidiaries as of December 31, 2002, and for the year then ended have been incorporated by reference in this joint proxy statement/prospectus from the Caremark Rx, Inc. December 31, 2002 Annual Report on Form 10-K, in reliance upon the report of KPMG LLP, independent auditors, also incorporated by reference in this joint proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of AdvancePCS and its subsidiaries as of March 31, 2003 and March 31, 2002, and for each of the two years ended March 31, 2003, included in this joint proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

STOCKHOLDER PROPOSALS

Caremark

Stockholders interested in presenting a proposal for inclusion in Caremark’s proxy statement and proxy relating to its 2004 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and Caremark’s bylaws. To be eligible for inclusion in next year’s proxy statement, stockholder proposals must be received by Caremark’s Corporate Secretary no later than December 9, 2003. In general, any stockholder proposal to be considered at next year’s annual meeting but not included in the proxy statement must be submitted in writing to and received by the Corporate Secretary at Caremark’s principal executive offices no later than the close of business on January 30, 2004. However, if the date of the 2004 annual meeting is before April 29, 2004, then a stockholder will be able to submit a proposal for consideration no later than the close of business on the 90th day prior to such annual meeting unless less than 60 days notice of the date of the meeting is given, in which case the stockholder must submit a proposal so that such proposal is received by the Corporate Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made.

Any notification to bring any proposal before the 2004 annual meeting of the stockholders must comply with the requirements of Caremark’s bylaws. A stockholder may obtain a copy of the relevant bylaws provision by contacting Caremark’s Corporate Secretary. The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to the Board sent to the Committee care of Caremark’s Corporate Secretary. In order to submit a recommendation, a stockholder must comply with provisions of applicable law and Caremark’s charter and bylaws.

AdvancePCS

If the merger is not consummated, AdvancePCS will hold an annual meeting of stockholders in 2004. Any AdvancePCS stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the AdvancePCS 2004 Annual Meeting of Stockholders must forward such proposal to AdvancePCS’s Corporate Secretary at the address indicated on page 4, so AdvancePCS’s Corporate Secretary receives it no later than [                    ], 2004. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if any AdvancePCS stockholder proposal intended to be presented at the AdvancePCS 2004 annual meeting without inclusion in the AdvancePCS proxy statement for such meeting is received at AdvancePCS’s principal office after [                     ], 2004, then a proxy will have the ability to confer discretionary authority to vote on such proposal.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Caremark board of directors nor the AdvancePCS board of directors knows of any matters that will be presented for consideration at either the Caremark special meeting or the AdvancePCS annual meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

Caremark and AdvancePCS file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Caremark and AdvancePCS, who file electronically with the SEC. The address of that site is http: //www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference in this joint proxy statement/prospectus.

Caremark has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Caremark common stock to be issued to AdvancePCS stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Caremark common stock. The rules and regulations of the SEC allow Caremark to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Caremark to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Caremark has previously filed or will file with the SEC. They contain important information about Caremark and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003, and September 30, 2003;

•	Current Reports on Form 8-K filed on September 4, 2003, October 6, 2003, October 14, 2003 and October 28, 2003; and

•	The description of Caremark common stock contained in the Registration Statement on Form 8-A under the Exchange Act filed with the SEC on February 9, 1996, together with any amendments or report filed with the SEC for the purpose of updating such description.

In addition, Caremark incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Caremark special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from Caremark by requesting them in writing or by telephone at the following address:

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

Attention: Investor Relations

Telephone: (615) 743-6606

These documents are available from Caremark without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

AdvancePCS is an SEC reporting company and it files annual, quarterly and current reports and other information with the SEC that have not been included in or delivered with this joint proxy statement/prospectus. You can obtain any of these documents from the SEC, through the SEC’s web site at the address described above, or AdvancePCS will provide you with copies of these documents, without charge, upon written or oral request to:

AdvancePCS

750 West John Carpenter Freeway, Suite 1200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (469) 524-4700

If you are a stockholder of Caremark or AdvancePCS and would like to request documents, please do so by [                    ], 2004 to receive them before the Caremark special meeting and the AdvancePCS annual meeting. If you request any documents from Caremark or AdvancePCS, Caremark or AdvancePCS will mail them to you by first class mail, or another equally prompt means, within one business day after Caremark or AdvancePCS receives your request.

This document is a prospectus of Caremark and is a joint proxy statement of Caremark and AdvancePCS for the Caremark special meeting and the AdvancePCS annual meeting. Neither Caremark nor AdvancePCS has authorized anyone to give any information or make any representation about the merger or Caremark or AdvancePCS that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Caremark has incorporated by reference in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ADVANCEPCS AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AdvancePCS:

In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 of this joint proxy statement/prospectus present fairly, in all material respects, the financial position of AdvancePCS and its subsidiaries at March 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements of the Company for the year ended March 31, 2001, prior to the revisions discussed in Note 2 to the consolidated financial statements, and the 2001 financial statement schedule information, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those statements and that schedule information dated May 29, 2001 (except with respect to the matter discussed in Note 15 to the previously issued financial statements, as to which the date is June 18, 2001).

As discussed above, the financial statements of the Company for the year ended March 31, 2001, were audited by other independent accountants who have ceased operations. As a result of the adoption of EITF 02-16 as described in Note 2 to the consolidated financial statements, these financial statements have been revised to classify amounts previously reported as “Revenues” as a reduction to “Cost of Revenues”. We audited the adjustment described in Note 2 that was applied to revise the 2001 consolidated financial statements. In our opinion, such adjustment described in Note 2 is appropriate and has been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such adjustment and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/s/    PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

May 9, 2003 (except with respect to the matter discussed in Basis of Presentation in Note 2 relating to the adoption of EITF 02-16, as to which the date is June 18, 2003)

THE FOLLOWING REPORT IS A COPY OF A REPORT

PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP.

THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AND

ARTHUR ANDERSEN LLP DID NOT CONSENT TO THE USE OF THIS REPORT IN THIS

JOINT PROXY STATEMENT/PROSPECTUS.

As discussed in Note 2, the Company has revised its financial statements for the year ended March 31, 2001 to include the adjustment as in accordance with EITF 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”. The Arthur Anderson LLP report does not extend to these changes. The revisions to the 2001 financial statements related to this adjustment were reported on by PricewaterhouseCoopers LLP, as stated in their report appearing herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of AdvancePCS:

We have audited the accompanying consolidated balance sheets of AdvancePCS (a Delaware corporation) and subsidiaries as of March 31, 2000** and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2001***. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdvancePCS and subsidiaries as of March 31, 2000** and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001***, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Dallas, Texas,

May 29, 2001 (except with respect to the matter

discussed in Note 15*, as to which the date is June 18, 2001).

*	This reference refers to Note 15 on AdvancePCS’s Form 10-K for the fiscal year ended March 31, 2001.
**	The Company’s Consolidated Balance Sheet as of March 31, 2000 is not included in this joint proxy statement/prospectus.
***	The Company’s Consolidated Statement of Operations, Stockholders’ Equity and Cash Flows for the years ended March 31, 2000 and 1999 are not included in this joint proxy statement/prospectus.

Note: This is a copy of the report previously issued by Arthur Andersen LLP in connection with its audits of the financial statements appearing in AdvancePCS’ Annual Report on Form 10-K for the year ended March 31, 2001, which was filed with the SEC on June 29, 2001. This report has not been reissued by Arthur Andersen LLP in connection with the financial statements appearing in this joint proxy statement/prospectus.

AdvancePCS and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	March 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$111,247	$139,145
Accounts receivable, net of allowance for doubtful accounts of $15,586 and $26,150, respectively	1,627,931	1,225,929
Inventories	99,429	65,336
Prepaid expenses and other	25,647	18,008

Total current assets	1,864,254	1,448,418
Property and equipment, net of accumulated depreciation and amortization of $100,641 and $64,999, respectively	151,200	121,277
Goodwill	1,248,514	1,198,925
Intangible assets, net	380,806	373,041
Other noncurrent assets	67,970	82,303

Total assets	$3,712,744	$3,223,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$188	$1,523
Claims and accounts payable	2,005,306	1,557,909
Accrued salaries and benefits	46,960	38,602
Other accrued expenses	60,088	79,308

Total current liabilities	2,112,542	1,677,342
Noncurrent liabilities:
Long-term debt, less current portion	447,823	499,263
Deferred income taxes	147,803	134,878
Other noncurrent liabilities	34,102	35,221

Total liabilities	$2,742,270	$2,346,704

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized convertible preferred stock, $.01 par value; no shares issued and outstanding	$—	$—
Common stock, $.01 par value; 200,000,000 shares authorized
Class A common stock, $.01 par value; 82,502,362 and 79,927,079 shares issued, respectively	825	799
Class B-1 convertible common stock, $.01 par value; 12,913,334 shares issued and outstanding	130	130
Class B-2 convertible common stock, $.01 par value; 200 shares issued and outstanding	—	—
Additional paid-in capital	750,446	716,887
Accumulated other comprehensive loss	(11,596)	(12,686)
Accumulated earnings	340,520	172,130
Treasury stock, at cost
Class A common stock, 5,459,573 and no shares, respectively	(109,851)	—

Total stockholders’ equity	970,474	877,260

Total liabilities and stockholders’ equity	$3,712,744	$3,223,964

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years Ended March 31,
	2003	2002	2001
Revenues	$14,110,879	$12,174,121	$6,490,391
Cost of revenues	13,555,231	11,722,530	6,261,231

Gross profit	555,648	451,591	229,160
Selling, general and administrative expenses	231,245	189,320	128,984
Non-recurring and impairment expenses	—	1,760	11,129

Operating income	324,403	260,511	89,047
Interest income	5,086	6,606	3,450
Interest expense	(43,658)	(64,185)	(45,332)
Loss from joint venture	(5,036)	(2,871)	—
Merger costs and other	—	—	(1,200)

Income before income taxes	280,795	200,061	45,965
Provision for income taxes	(110,914)	(79,015)	(24,291)
Income before extraordinary loss	169,881	121,046	21,674
Extraordinary loss on early retirement of debt, net of taxes of ($953) and ($3,469), respectively	(1,491)	(5,315)	—

Net income	$168,390	$115,731	$21,674

Basic
Income before extraordinary loss per share	$1.86	$1.43	$0.37
Extraordinary loss on early retirement of debt, net of taxes, per share	(.01)	(.06)	—

Net income per share	$1.85	$1.37	$0.37

Weighted average shares outstanding	91,094,114	84,432,319	58,290,114

Diluted
Income before extraordinary loss per share	$1.72	$1.23	$0.30
Extraordinary loss on early retirement of debt, net of taxes, per share	(.01)	(.05)	—

Net income per share	$1.71	$1.18	$0.30

Weighted average shares outstanding	98,508,329	98,338,265	72,377,586

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Years Ended March 31,
	2003	2002	2001
Common Stock—Class A (# of shares)
Balance at beginning of year	79,927,079	64,564,614	50,034,308
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	12,499,800
Conversion of Class B-1 Common Stock to Class A Common Stock	—	2,086,666	—
Issuance of stock for acquisitions	—	1,258,192	—
Stock issued with shelf offering	—	9,000,000	—
Stock issued with the exercise of options and warrants	2,575,283	3,017,607	2,030,506

Balance at end of year	82,502,362	79,927,079	64,564,614

Common Stock—Class A (dollars)
Balance at beginning of year	$799	$645	$500
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	125
Conversion of Class B-1 Common Stock to Class A Common Stock	—	20	—
Issuance of stock for acquisitions	—	13	—
Stock issued with shelf offering	—	90	—
Stock issued with the exercise of options and warrants	26	31	20

Balance at end of year	$825	$799	$645

Common Stock—Class B-1 (# of shares)
Balance at beginning of year	12,913,334	8,414,600	—
Issuance of Series B-1 Common Stock	—	—	8,414,600
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	6,585,400	—
Conversion of Class B-1 Common Stock to Class A Common Stock	—	(2,086,666)	—

Balance at end of year	12,913,334	12,913,334	8,414,600

Common Stock—Class B-1 (dollars)
Balance at beginning of year	$130	$84	$—
Issuance of Class B-1 Common Stock	—	—	84
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	66	—
Conversion of Class B-1 Common Stock to Class A Common Stock	—	(20)	—

Balance at end of year	$130	$130	$84

Common Stock—Class B-2 (# of shares)
Balance at beginning of year	200	200	—
Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	12,500,000
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	(12,499,800)

Balance at end of year	200	200	200

Common Stock—Class B-2 (dollars)
Balance at beginning of year	$—	$—	$—
Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	125
Conversion of Class B-2 Common Stock to Class A Common Stock	—	—	(125)

Balance at end of year	$—	$—	$—

Preferred Stock—Series A-1 (# of shares)
Balance at beginning of year	—	65,854	—
Issuance of Series A-1 Preferred Stock	—	—	65,854
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	(65,854)

Balance at end of year	—	—	65,854

Preferred Stock—Series A-1 (dollars)
Balance at beginning of year	$—	$1	$—
Issuance of Series A-1 Preferred Stock	—	—	1
Conversion of Series A-1 Preferred Stock to B-1 Common Stock	—	(1)	—

Balance at end of year	$—	$—	$1

AdvancePCS and Subsidiaries

Consolidated Statements of Stockholders’ Equity—(Continued)

(in thousands, except share amounts)

	Years Ended March 31,
	2003	2002	2001
Preferred Stock—Series A-2 (# of shares)
Balance at beginning of year	—	—	—
Issuance of Series A-2 Preferred Stock	—	—	125,000
Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	(125,000)

Balance at end of year	—	—	—

Preferred Stock—Series A-2 (dollars)
Balance at beginning of year	$—	$—	$—
Issuance of Series A-2 Preferred Stock	—	—	1

Conversion of Series A-2 Preferred Stock to B-2 Common Stock	—	—	(1)

Balance at end of year	$—	$—	$—

Additional Paid-In Capital
Balance at beginning of year	$716,887	$351,256	$58,677
Stock issued with shelf offering	—	291,120	—
Tax benefit of stock options	16,904	18,489	7,266
Capital contribution from joint venture partner	—	1,225	—
Issuance of stock for acquisitions	—	39,061	274,896
Stock issued with the exercise of options and warrants	17,880	15,892	10,657
Other	(1,225)	(156)	(240)

Balance at end of year	$750,446	$716,887	$351,256

Accumulated Other Comprehensive Loss, Net of Taxes
Balance at beginning of year	$(12,686)	$(3,849)	$—
Pension liability adjustment, net of taxes of $2,749 and $2,586, respectively	(4,305)	—	(3,849)
Mark to market interest rate swap, net of taxes of $3,443 and ($5,650), respectively	5,395	(8,837)	—

Balance at end of year	$(11,596)	$(12,686)	$(3,849)

Accumulated Earnings
Balance at beginning of year	$172,130	$56,399	$38,695
Net income	168,390	115,731	21,674
Distributions to FFI owners	—	—	(3,970)

Balance at end of year	$340,520	$172,130	$56,399

Treasury Stock (# of shares)
Balance at beginning of year	—	—	—
Purchase of Class A Common Stock	5,549,761	—	—
Other	(90,188)	—	—

Balance at end of year	5,459,573	—	—

Treasury Stock (dollars)
Balance at beginning of year	$—	$—	$—
Purchase of Class A Common Stock	(111,468)	—	—
Other	1,617	—	—

Balance at end of year	$(109,851)	$—	$—

Comprehensive Income
Net income	$168,390	$115,731	$21,674
Pension liability adjustment, net of taxes of $2,749 and $2,586, respectively	(4,305)	—	(3,849)
Mark to market interest rate swap, net of taxes of $3,443 and ($5,650), respectively	5,395	(8,837)	—

Total comprehensive income	$169,480	$106,894	$17,825

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended March 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$168,390	$115,731	$21,674
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	47,001	38,161	47,797
Non-recurring and impairment expenses	—	—	7,862
Provision for doubtful accounts	10,996	10,169	8,204
Deferred income taxes	1,714	25,948	(2,855)
Extraordinary loss on early retirement of debt, net of taxes	1,491	5,315	—
Value of options and warrants issued	—	—	3,785
Change in certain assets and liabilities—
Accounts receivable	(397,285)	(212,552)	(277,558)
Inventories	(34,035)	(24,239)	(2,068)
Prepaid expenses and other noncurrent assets	(964)	32,417	(2,632)
Claims and accounts payable, accrued expenses and other noncurrent liabilities	471,295	152,337	288,071

Net cash provided by operating activities	268,603	143,287	92,280

Cash flows from investing activities:
Proceeds from sale of property & equipment	1,201	—	—
Purchases of property and equipment	(69,339)	(51,112)	(41,197)
Acquisition, net of cash acquired, and investment in affiliates	(79,261)	(13,349)	(722,045)

Net cash used in investing activities	(147,399)	(64,461)	(763,242)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	17,170	306,636	6,759
Capital contribution, AdvancePriority SpecialtyRx	—	1,225	—
Purchase of Class A Common Stock—Treasury Stock	(111,468)	—	—
Stock issued to fund acquisition	—	—	150,000
Issuance of debt to fund acquisition	—	—	620,000
Issuance of Senior Notes to fund acquisition	—	—	200,000
Net activity on credit facilities	—	(95,000)	(25,000)
Net borrowings on asset securitization facility	109,998	150,000	—
Repayment of Rite Aid senior subordinated notes	—	—	(200,000)
Repayment of debt	(163,147)	(409,834)	—
Deferred financing costs	(1,655)	(2,756)	(22,022)
Distributions to FFI owners	—	—	(3,970)

Net cash (used in) provided by financing activities	(149,102)	(49,729)	725,767

Net (decrease) increase in cash and cash equivalents	(27,898)	29,097	54,805
Cash and cash equivalents, beginning of year	139,145	110,048	55,243

Cash and cash equivalents, end of year	$111,247	$139,145	$110,048

Supplementary information:
Cash paid for interest	$47,037	$53,807	$32,974
Cash paid for income taxes	$91,979	$18,906	$21,000
Non-cash transactions:
Assets acquired and liabilities assumed (see Note 5)

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business

AdvancePCS, a Delaware corporation, and its subsidiaries (the “Company” or “AdvancePCS”) provide a wide range of health improvement services designed to manage costs and improve the quality of care delivered to health plan members. Services include integrated mail service and retail pharmacy networks, formulary development and management, rebate negotiation and management, specialty pharmacy, disease management, clinical trials, outcomes research, information management, prescription drug services for the uninsured and online health information. The Company markets its services to managed care organizations, third-party health plan administrators, insurance companies, government agencies, employer groups and labor union-based trusts.

On October 1, 2001, the Company announced a two-for-one split of its common stock, affected in the form of a stock dividend. The record date was October 23, 2001 and the date of payment was November 2, 2001. Financial and share information contained throughout this joint proxy statement/prospectus have been retroactively adjusted to reflect the impact of the stock split.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of AdvancePCS and its 100% owned subsidiaries and affiliates. Effective September 30, 2001 the Company acquired the remaining equity interests of Consumer Health Interactive, Inc. (CHI), which it did not previously own. The acquisition of the remaining 81% equity interest was accounted for using the purchase method of accounting and made CHI a wholly owned consolidated subsidiary. Prior to the complete acquisition of CHI, the Company had accounted for its 19% interest in CHI on the cost basis. In accordance with Accounting Principals Board Opinion (APB) No. 18 “The Equity Method of Accounting for Investments in Common Stock” (APB 18), all prior period financial statements have been restated to account for CHI as though the Company had accounted for its investment on the equity method.

The Company adopted EITF released Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” (EITF 02-16), in the fourth quarter of fiscal 2003 by retroactively reclassifying all prior years to conform with the presentation for fiscal 2003. As a result of the adoption, fiscal years 2003, 2002 and 2001 revenues have been reduced by $1.4 billion, $933.2 million and $533.9 million, respectively, representing the gross amounts of rebates and administrative fees received from pharmaceutical manufacturers. Cost of revenues have been reduced by the same amounts. See “Recently Adopted Accounting Pronouncements”. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the purchase price, and the fair market value of the assets acquired and liabilities assumed in its acquisitions, clinical service revenues and costs, reserves for performance and service guarantees, reserves for uncollectible accounts and contract losses, pension and other post-retirement benefits, depreciation and amortization rates for property and equipment and computer software and the value of various investments. The Company continually evaluates the appropriateness of the amounts recorded and revises these estimates regularly. Actual results could differ from those estimates.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Operating Segment

The Company operates as a single segment. Over 98% of its revenues are derived from sales of prescription drugs to members of the Company’s customers, either through its mail and specialty pharmacies (Mail Services) or its networks of contractually affiliated retail pharmacies (Data Services). Data Services and Mail Services are both within the Company’s pharmacy benefit management business and are not distinct business activities but merely separate methods of distribution of its prescription services products. The Company’s pharmacy benefit management business services are offered to each of its customers as part of the Company’s overall customer offering and are negotiated as part of a single contract.

In addition to the review of the consolidated financial information, the chief executive officer of the Company, who is considered the chief operating decision-maker (CODM), also reviews discrete revenue information. The information reviewed by the CODM does not correlate revenues to expenses by product offering. The CODM does not make resource allocation decisions based on profitability of individual product offerings. Revenue information is reflected below for each of the periods presented.

	Year Ended March 31,
	2003(1)	2002	2001(2)
	(in thousands, except per share data)
Revenues(3):
Data Services	$11,609,479	$10,483,763	$5,685,948
Mail Services	2,303,117	1,501,522	687,274
Clinical and Other Services	198,283	188,836	117,169

Total revenues	$14,110,879	$12,174,121	$6,490,391

(1)	Includes Accordant data since the acquisition in November 2002.
(2)	Includes PCS data since the acquisition in October 2000.
(3)	Revenues have been retroactively reclassified to reflect the adoption of EITF 02-16 in the fourth quarter of fiscal 2003.

Concentration of Business

A significant portion of the Company’s revenues result from contracts with certain key customers. These contracts normally have terms of one to ten years with renewal options. Customers accounting for over 10% of total revenues consisted of the following at March 31:

	2003		2002		2001
Federal Employee Program	12%		13%		11%
HealthNet		*		*	14%

*	less than 10%

Cash and Cash Equivalents

Cash and cash equivalents include overnight investments, money market accounts and high-grade commercial paper with original maturities of three months or less. The Company’s practice is to invest cash with financial institutions that have acceptable credit ratings and to limit the amount of credit exposure to any one financial institution. In December 2001, AdvancePCS entered into a receivables purchase and servicing agreement with GE Capital Corporation. As a result of the agreement and the structure of the transfer of funds, approximately $9.9 million and $19.7 million of cash is restricted as of March 31, 2003 and 2002, respectively.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Accounts Receivable

Accounts receivable balances represent customer trade receivables generated from the Company’s Data and Mail Services. Also included in accounts receivable are receivables from vendors for the Company’s Clinical and Other Services whereby the Company recognizes rebates and administrative fees receivable from pharmaceutical manufacturers. Based on the Company’s revenue recognition policies, certain claims at the end of the period are unbilled. Revenue and unbilled receivables for those claims are estimated each period based on the amount to be paid to the pharmacies and historical gross margin. Estimates are adjusted to actual at the time of billing. In addition, revenue and unbilled receivables for rebates are calculated quarterly based on an estimate of rebatable prescriptions and rebate per prescription. These estimates are adjusted to actual when the number of rebatable prescriptions and rebate per prescription have been determined and the billings to the pharmaceutical manufacturers have been completed. As of March 31, 2003 and 2002, unbilled receivables were $883.5 million and $686.2 million, respectively. Corresponding amounts payable to retail pharmacies (for claims) or to plan sponsors (for rebates) are recorded at the time the unbilled receivables are recorded. Unbilled receivables to plan sponsor customers are typically billed within 15 days and unbilled receivables to manufacturers are typically billed within 90 days, based on the respective contractual billing schedules.

To reduce the potential for credit risk, the Company evaluates the collectibility of customer balances based on a combination of factors but does not generally require significant collateral. The Company regularly analyzes significant customer balances, and, when it becomes evident a specific customer will be unable to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, a specific allowance for doubtful account is recorded to reduce the related receivable to the amount that is believed reasonably collectible. The Company also records allowances for doubtful accounts for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experiences. If circumstances related to specific customers change, estimates of the recoverability of receivables could be further adjusted.

Inventories

Inventories consist of purchased pharmaceuticals and are stated at the lower of cost or market under the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives of the respective classes of assets (see Note 6). Leasehold improvements are amortized over the lives of the assets or the lease terms, whichever is shorter. Major renewals and betterments are added to the property and equipment accounts while costs of repairs and maintenance are charged to operating expenses in the period incurred. The cost of assets retired, sold, or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts and the resultant gain or loss, if any, is reflected in the consolidated statement of operations.

Computer Software

The Company capitalizes costs related to software developed or obtained for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. These assets, included in property and equipment in the consolidated balance sheets, relate to the Company’s Mail Operating, Claims Processing and Customer Relations Management systems. Such costs generally consist of professional services provided by third parties and employee compensation, in each case

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

incurred either during the application development stage or in connection with upgrades and enhancements that increase functionality. Such costs are amortized over their estimated useful lives, generally three to ten years. Costs incurred during the preliminary project stage of development as well as maintenance costs are expensed as incurred.

Joint Venture

In February 2001, the Company entered into an agreement with Express Scripts and Medco Health Solutions, Inc., to form RxHub, LLC (RxHub) to develop electronic prescribing technology. The Company owns one third of the equity of RxHub. The Company has recorded its investment in RxHub under the equity method of accounting and records its proportionate share of RxHub’s loss in the Company’s consolidated statement of operations.

Asset Impairment

Long-lived assets and intangible assets are tested for recoverability whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which the asset is used, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not the Company would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.

The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

The Company evaluates goodwill for impairment based on a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is necessary to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to that excess. The results of the Company’s fiscal 2003 fourth quarter testing resulted in no impairment charges.

The Company determines the fair value of reporting units by using a discounted cash flow model based on future operations. Goodwill is tested annually during the fourth quarter of each fiscal year and when events or circumstances occur indicating possible impairment.

Asset Securitization Facility

In December 2001, the Company securitized certain of its accounts receivable pursuant to a $150 million facility (the Asset Securitization Facility). The proceeds were used to repay $150 million of the Term B note that had a balance outstanding of approximately $300 million at that time. In June 2002, the Company increased the Asset Securitization Facility to $300 million and used the proceeds to repay the remaining $150 million of its Term B note. The Asset Securitization Facility is included in the debt balance at March 31, 2003 and will continue to be reflected “on-balance sheet”.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Fair Value of Financial Instruments

The carrying values of cash, receivables, payables and accrued liabilities approximate the fair values of these instruments because of their short-term maturities. The carrying value of the Company’s bank debt approximated fair value at March 31, 2003 and 2002. The carrying value of the Company’s Senior Notes, was 107% of par value at March 31, 2003 and approximated fair value at March 31, 2002.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137 and 138 (SFAS 133), which requires all derivative financial instruments, such as interest rate swaps, to be recognized as either assets or liabilities in the statement of financial position and measured at fair value.

The Company has entered into an interest rate swap as of November 2000 in order to manage exposure to interest rate risk. This swap agreement is a cash flow hedge, as it requires the Company to pay fixed-rates of interest, which hedges against changes in the amount of future cash flows associated with variable interest obligations. Accordingly, the fair value of the swap agreement is reported on the consolidated balance sheets in other accrued expenses and the related gains or losses on this agreement are deferred in consolidated statements of stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are then recognized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recorded in the consolidated statements of operations. The fair value of the swap was based upon quoted market prices and represents the estimated amount the Company would have to pay to terminate the swap agreement taking into account current interest rates at March 31, 2003.

Rebate Guarantees

Agreements with certain health plan sponsor customers contain provisions that require the Company to obtain a minimum rebate per claim from pharmaceutical manufacturers in order to generate additional savings for health plan sponsor customers. Failure to achieve the minimum rebate per claim results in an obligation by the Company to the health plan sponsor customer. The obligation is equivalent to the difference between the actual rebate per claim obtained and the minimum stated in the health plan sponsor customer agreement, which is then multiplied by the number of claims processed in a specified period. The Company continually monitors the health plan sponsor customers’ rebate per claim and recognizes a liability when it appears unlikely the average rebate per claim will meet or exceed the stated minimum.

If circumstances related to collectibility assumptions of pharmaceutical manufacturers rebates change, including changes in market conditions (e.g., drug patent expiration) or member quantity, that materially alter drug utilization patterns and adversely affect the pharmaceutical manufacturers rebates obtained, rebate guarantee obligations could increase, resulting in a charge to earnings.

Performance Guarantees

Agreements with certain health plan sponsor customers contain plan performance guarantees that require the Company to meet various operational standards, including items such as customer service wait time, abandoned customer service calls and mail pharmacy turn around time. Certain contracts require 100% guarantee in achieving various operational standards. Failure to achieve the operational standards results in penalty payments to the health plan sponsors by AdvancePCS. The Company continually monitors operational performance against the standards outlined in health plan sponsor customer contracts. A loss is recorded as a liability. If the Company

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

experiences changes in events or circumstances that adversely impact operations, performance guarantee obligations could increase resulting in a charge to earnings.

Service Guarantees

Agreements with certain health plan sponsor customers contain guarantees relating to an efficient and effective transition into the Company’s services (implementations). Failure to achieve an efficient and effective transition on the Company’s part results in an obligation to health plan sponsor customers. Obligations are estimated based on the success of recently transitioned health plan sponsor customers.

Income Taxes

Deferred tax assets and liabilities are recognized using statutory tax rates based on temporary differences between the financial statement basis and tax basis of assets and liabilities.

In assessing the need for a valuation allowance, the Company estimates future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carryforwards. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event it is determined that all or a portion of the deferred tax assets cannot be realized in the future, the Company will adjust such amounts by increasing the valuation allowance through a charge to income in the period that such determination was made. Conversely, if it were determined that the deferred tax assets were realizable in the future in excess of the net carrying amounts, the Company would decrease the recorded valuation allowance through an increase to income in the period that such determination was made.

Employee Benefit Plans

Retirement plan benefits include both a defined contribution retirement plan and a defined benefit pension plan. The defined benefit pension plan was acquired with the PCS acquisition and has been frozen to new participants since the acquisition date. In addition, employees may participate in an Employee Stock Purchase Plan.

Under the provisions of SFAS No. 87 “Employer’s Accounting for Pensions,” measurement of the obligations under the defined benefit pension plan are subject to a number of assumptions. These include the rate of return of plan assets, health care costs and compensation trend rates, and the rate at which the future obligations are discounted to value the liability at year-end.

Other Loss Contingencies

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. The Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss.

Revenue Recognition

The Company’s revenues are derived principally from sales of prescription drugs to members of its customers, either through its mail and specialty service pharmacies (Mail Services) or its networks of

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

contractually affiliated retail pharmacies (Data Services). The Company also provides clinical and other services as part of its overall health improvement service offerings.

When the Company provides formulary management services (formulary development and manufacturing contracting) to a customer in conjunction with claims processing, it records rebates and administrative fees received from pharmaceutical manufacturers as a reduction of cost of revenues and the portion of the rebate payable to customers is treated as a reduction of revenue.

Data Services

Plan sponsor customer contracts are evaluated using the indicators of EITF No. 99-19 “Reporting Gross Revenue as a Principal vs. Net as an Agent” (EITF 99-19), to determine whether the Company acts as a principal or an agent in the fulfillment of prescriptions through the retail pharmacy network.

Revenues are recorded gross when the Company adjudicates claims for plan sponsor customers that have contractually agreed to use the AdvancePCS contracted pharmacy network. The Company acts as principal under EITF 99-19 when adjudicating claims for plan sponsors through its contracted pharmacy network for the following reasons:

•	The Company negotiates a contract with the plan sponsor customer and also negotiates contracts with retail pharmacies. Neither the plan sponsor nor the retail pharmacy can look through the Company and claim directly against the other party. Both contracts with these parties are separate and each only contracts with the Company. Each party must deal directly with AdvancePCS and cannot deal with each other directly;

•	The Company determines through negotiations which retail pharmacies will be included or excluded in its network to be offered to the plan sponsor customer, based on price, access, etc.;

•	The Company is responsible to the plan sponsor customer: (1) to provide the fulfillment to the plan’s members, (2) to validate a claim and (3) to manage the claim economically for the plan through its adjudication process;

•	The Company sets total prescription prices for the pharmacy, including instructing the pharmacy as to how that price is to be settled; however, the plan sponsor customer determines the portion of the total price relating to co-pay amounts that will be paid by its members;

•	The Company manages the overall prescription drug relationship with the plan sponsor customer’s members;

•	The Company has credit risk for the price due to the pharmacy from the plan sponsor customer; and

•	The Company may realize a positive or negative margin represented by the difference between the negotiated ingredient costs received from the plan sponsor customer and the negotiated ingredient costs paid to its network pharmacies.

When adjudicated claims are recorded gross, the plan sponsor’s aggregate pharmacy benefit claim payment to the Company is recorded as revenue and the Company’s payment to the pharmacy provider is recorded as cost of revenue in the consolidated statement of operations. In contrast, when the Company adjudicates prescriptions at pharmacies that are under contract directly with its plan sponsor customer and there are no financial risks to the Company, the Company records only its claims processing fees as revenues and do not include prescription costs in revenues or cost of revenues (“net” reporting). If the Company had reported all of its data services revenues using net reporting, revenues and cost of revenues would have decreased by $11.0 billion, $10.0 billion

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

and $5.4 billion for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Certain incentive and other fees paid to customers upon the initiation of a contractual agreement are considered an integral part of overall contract pricing and are capitalized and amortized as a reduction of revenue on a straight-line basis over the life of the contract. The Company does not have responsibility to collect co-payments to be made by members to the retail pharmacy. Accordingly, the Company does not record member co-payments collected in the retail pharmacy as either revenue or cost of sales.

Mail Services

The Company contracts directly with plan sponsor customers to provide prescription drugs to their members. The Company is contractually committed to agreed upon turn around times, which is the time it takes to ship the prescription after receiving the written order. The Company also assumes the credit and inventory risk and collects co-payments from members. Therefore, for prescriptions dispensed through the AdvancePCS mail service pharmacy, the Company recognizes the total amounts paid by both the customer and the member (in the form of a co-payment) as revenue. Revenues from the dispensing of pharmaceuticals from the Company’s mail service pharmacy are recognized when each prescription is shipped.

Clinical and Other Services

When the Company earns rebates and administrative fees in conjunction with formulary management services (formulary development and manufacturer contracting) for customers, but does not process the underlying claims (rebate utility), it records rebates and administrative fees received from pharmaceutical manufacturers, net of the portion payable to customers, in revenue. In contrast, when the Company provides formulary management services and processes the claims, it records rebates and administrative fees received as a reduction of cost of revenues and the portion deliverable to the customer as a reduction of revenue.

The Company recognizes rebates and administrative fees receivable from pharmaceutical manufacturers and the corresponding amounts payable to customers when the prescriptions covered under the contractual agreements with the manufacturers are dispensed. The Company estimates the amount of rebates to be delivered to customers based on historical rates of rebates received as well as estimates of current rebates receivable from pharmaceutical manufacturers. These estimates are adjusted to actual when amounts are received from manufacturers and the portion deliverable to the customer is disbursed.

The Company also earns other revenue from pharmaceutical manufacturers for services such as formulary support services, outcomes studies and clinical trials. These services are negotiated separately with each pharmaceutical manufacturer and specify the services to be performed and the revenues and fees to be earned based on the delivery or completion of the services. The Company also earns revenues from its customers (primarily managed care organizations) for disease management services provided by Accordant Health Services, Inc. (Accordant), a wholly owned subsidiary acquired in November 2002. Accordant focuses on helping patients with complex, chronic and progressive diseases. The revenues of Accordant have been included in Clinical and Other services revenue since the date of the acquisition.

Cost of Revenues

Cost of revenues includes drug ingredient costs, labor, call center operations, information technology and other costs associated with the sale and/or dispensing of prescription drugs and providing clinical and other services. Rebates collected from pharmaceutical manufacturers on behalf of the Company’s health plan sponsor customers are recognized as a reduction of cost of revenues in accordance with EITF 02-16.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Selling, General and Administrative

Selling, general and administrative expenses reflect the costs of operations dedicated to generating new sales and maintaining existing customer relationships. These expenses also include costs relating to certain corporate functions including executive oversight, accounting, treasury, tax, legal, public affairs, human resources, procurement and other services.

Employee Stock-Based Compensation

SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123,” (SFAS 148) was issued to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123) to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to the stock-based employee compensation and it amends APB No. 28 “Interim Financial Reporting” to require disclosure about those effects in interim financial information.

The Company adopted the new disclosure provisions but continues to account for stock options using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Under this method, compensation expense is recorded over the related service period when the market price exceeds the option price at the measurement date, which is the grant date for the options. Beginning in fiscal year 2001, all options were issued with an exercise price equal to the market price of the Company’s stock on the grant date. For the years ended March 31, 2003, 2002 and 2001, compensation expense of $824,000, $824,000 and $1.3 million, respectively, was recorded in each year for options granted in 2000. SFAS 123 grants an exception that allows companies currently applying APB 25 to continue using that method. Therefore, the Company has elected to continue applying the intrinsic value method under APB 25. Had compensation cost for these plans been determined consistent with SFAS 123 and 148, the Company’s net income and net income per share would have been reduced to the following pro forma amounts (in thousands):

	2003	2002	2001
Stock-based compensation, net of taxes:
As currently reported	$499	$499	$614
Pro forma	$13,447	$11,573	$5,544
Net income:
As currently reported	$168,390	$115,731	$21,674
Pro forma	$155,442	$104,657	$16,744
Basic net income per share:
As currently reported	$1.85	$1.37	$0.37
Pro forma	$1.71	$1.24	$0.29
Diluted net income per share:
As currently reported	$1.71	$1.18	$0.30
Pro forma	$1.58	$1.06	$0.23

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model using the following assumptions:

	2003	2002	2001
Expected life of options	3-5 years	3-5 years	3-5 years
Risk-free interest rate	2.68%	3.86%	5.74%
Expected volatility of stock	58%	64%	75%
Expected dividend yield	None	None	None

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

During each reporting period, fully diluted earnings per share are calculated by assuming that “in-the-money” options are exercised and the exercise proceeds are used to repurchase shares in the marketplace. When options are actually exercised, option proceeds are credited to equity and issued shares are included in the computation of earnings per common share, with no effect on reported earnings. Equity is also increased by the tax benefit that the Company will receive in its tax return for income reported by the optionees in their individual tax returns.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Adopted Accounting Pronouncements

In December 2002, the FASB issued SFAS 148 which amends SFAS 123 to provide alternative methods of voluntarily transitioning to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require disclosure of the method used to account for stock-based employee compensation and the effect of the method on reported results in both annual and interim financial statements. The disclosure provisions were adopted as of March 31, 2003. The Company has not yet reached a determination of whether and, if so, when to change the existing accounting for stock-based compensation to the fair value method in accordance with the transition alternatives of SFAS 148.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 “Guarantor’s Accounting and Disclosures Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s financial position or results of operations.

In September 2002, the EITF released Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” (EITF 02-16). Under this pronouncement, any consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products and should, therefore, be characterized as a reduction of cost of revenues. This EITF applies to rebates and administrative fees received from pharmaceutical manufacturers. The Company had previously recorded rebates, net of the amount distributed to its customers and administrative fees as components of Clinical Services revenue. Prior period reclassification is allowed to the extent there is no impact on net income. The application of EITF 02-16 does not change the Company’s net income, gross profit or cash flows. As a result of the adoption, fiscal year 2003, 2002 and 2001 revenues have been reduced by $1.4 billion, $933.2 million and $533.9 million, respectively. Cost of revenues have been reduced by the same amounts.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. It nullifies the guidance in EITF Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The adoption of SFAS 146 did not have a material impact on the Company’s financial position or results of operations.

In May 2002, the FASB issued SFAS No. 145 “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002” (SFAS 145). This Statement rescinds FASB Statement

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, and FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. This Statement restricts the classification of gains and losses from extinguishment of debt to only those transactions that are unusual and infrequent in nature as defined by APB Opinion No. 30 as extraordinary. The Company is required to adopt SFAS 145 by April 1, 2003. Upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition, extraordinary losses of $1.5 million and $5.3 million, net of tax for the years ended March 31, 2003 and 2002, respectively, will be reclassified to income before income taxes to conform to the requirements under SFAS 145.

In November 2001, the EITF released Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer” (EITF 01-9). Under the pronouncement, any consideration given to a customer is characterized as a reduction of revenues. This EITF applies to rebates the Company collects on behalf of its plan sponsor customers and was effective for interim periods beginning after December 15, 2001. The Company had previously recorded its revenues, net of the amount amounts paid to its customers, which is consistent with that specified in EITF 01-9, which the Company adopted in fiscal year 2002, with no impact to its financial position or results of operations.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not provide sufficient equity at risk for the entity to support its activities. FIN 46 is effective for all variable interest entities created after January 31, 2003. For variable interest entities acquired or created prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company does not have any variable interest entities and therefore, does not expect the adoption of FIN 46 to have a material impact on its financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). This statement amends SFAS 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively. The Company does not expect the adoption of SFAS 149 to have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The Company does not expect the adoption of SFAS 150 to have a material impact on its financial position or results of operations since the Company does not currently have any financial instruments with characteristics of both liabilities and equity.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Net Income Per Share

Basic net income per share is computed using the weighted average number of common shares (including both Class A common stock and Class B common stock) outstanding during the periods presented. Diluted net income per share is computed giving effect to all potentially dilutive common shares, assuming that such shares were outstanding during the periods presented. The weighted average diluted common shares outstanding were calculated under the “treasury stock” method in accordance with SFAS No. 128 “Earnings Per Share”.

Below is a reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding (in thousands). Options to purchase 2.4 million shares of common stock were outstanding at March 31, 2003 but were excluded from the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the Company’s common stock during the applicable period (antidilutive). Antidilutive options to purchase shares of common stock at March 31, 2002 and 2001 were not material.

	Year Ended March 31,
	2003	2002	2001
Weighted average common shares outstanding—Basic	91,094	84,432	58,290
Preferred stock	—	—	7,500
Dilutive common stock equivalents:
Stock options and warrants	7,414	13,906	6,588

Weighted average common shares outstanding—Diluted	98,508	98,338	72,378

4. Goodwill and Intangibles

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) effective April 1, 2001. SFAS 142 requires that goodwill no longer be amortized. Instead, all goodwill (including goodwill associated with acquisitions consummated prior to the adoption of SFAS 142) is to be evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired.

The Company completed its annual impairment test during the fourth quarter of fiscal year 2003, which did not result in an impairment charge.

The following is a summary of goodwill activity for the dates indicated (amounts in thousands):

March 31, 2001	$1,282,192
PCS final purchase price adjustment	(136,605)
TheraCom acquisition	39,134
CHI	10,562
Other	3,642

March 31, 2002	1,198,925
Accordant acquisition (see Note 5)	51,074
Other	(1,485)

March 31, 2003	$1,248,514

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following is a summary of intangible assets at the dates indicated (amounts in thousands):

	Year Ended March 31, 2003	Year Ended March 31, 2002
Amortized intangible assets, gross:
Customer base	$285,600	$265,600
Other	19,130	19,100

	304,730	284,700

Accumulated amortization of amortized intangible assets:
Customer base	(22,881)	(13,280)
Other	(6,310)	(3,646)

	(29,191)	(16,926)

Amortized intangible assets, net	275,539	267,774

Non-amortized intangible assets:
Trade Name—PCS	105,267	105,267

	$380,806	$373,041

The $20.0 million increase in amortizable intangible assets during the fiscal year represents the customer base acquired in the Accordant acquisition, see Note 5. The weighted average amortization period for amortizable intangible assets is 27.6 years (28.0 years—customer base and 8.1 years—other).

Amortization expense of amortizable intangible assets was $12.3 million, $10.9 million and $14.0 million for the years ended March 31, 2003, 2002 and 2001, respectively. The future estimated amount of amortization expense of amortizable intangible assets is summarized below (in thousands):

Years Ending March 31,
2004	$13,484
2005	13,484
2006	12,380
2007	12,272
2008	11,576

Total	$63,196

Upon adoption of SFAS 142, the Company determined that the $105.3 million in trade names, acquired with the acquisition of PCS, had an indefinite useful life. Current circumstances and conditions continue to support that determination.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As required by SFAS 142 the results for the prior year’s financials have not been restated. The following table reflects net income and basic and diluted earnings per share, giving effect to SFAS 142 as if it were adopted on April 1, 2000 (in thousands):

	Year Ended March 31, 2003	Year Ended March 31, 2002	Year Ended March 31, 2001
Reported net income	$168,390	$115,731	$21,674
Add back: Goodwill amortization (net of tax)	—	—	21,562
Add back: Amortization of trade name and workforce	—	—	1,491

Adjusted net income	$168,390	$115,731	$44,727

Basic net income per share:
Reported net income per share	$1.85	$1.37	$0.37
Adjusted net income per share	$1.85	$1.37	$0.76
Diluted net income per share:
Reported net income per share	$1.71	$1.18	$0.30
Adjusted net income per share	$1.71	$1.18	$0.62

5. Acquisitions and Joint Ventures

In November 2002, the Company acquired 100% of the common stock of privately held Accordant, a disease management company that focuses on helping patients with complex, chronic and progressive diseases. The aggregate purchase price of $71.5 million, net of cash acquired, includes the final determination of the working capital adjustment and transaction costs. The results of Accordant have been included in the Company’s consolidated financial statements since the acquisition date. The agreement includes a provision for the payment of up to an additional $25 million, dependent upon Accordant achieving certain financial and operating targets in calendar year 2003. Any additional consideration will be paid during calendar year 2004 and treated as an adjustment to the purchase price. The acquisition of Accordant was accounted for using the purchase method of accounting, in accordance with SFAS 141, “Business Combinations”.

Shown below is the preliminary purchase price allocation (in thousands), which summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

Preliminary Purchase Price Allocation
Current assets	$5,524
Property and equipment	567
Goodwill	51,074
Customer base	20,000
Liabilities assumed	(5,616)

Net assets acquired	$71,549

The final allocation of the purchase price will be based on appraisals, which are currently being finalized. The $51.1 million of acquired goodwill is not tax deductible.

In August 2001, the Company completed the acquisition of 100% of the equity of Dresing-Lierman, Inc. and its wholly owned subsidiary, TheraCom Inc. (collectively, TheraCom), a specialty pharmacy and distribution company located in Bethesda, Maryland. The aggregate purchase included the issuance of 1.3 million shares of

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Class A common stock, of which 384,006 shares were placed in escrow. Of these, 166,956 of the escrowed shares were held in escrow as additional consideration for the acquisition of TheraCom, the payment of which was conditioned upon TheraCom achieving specific future financial performance goals. The remaining 217,050 shares were held in escrow to satisfy any indemnification claims the Company may have arising out of the acquisition, including those related to the settlement of certain outstanding TheraCom litigation. In addition, the Company paid $10.6 million to eliminate TheraCom’s outstanding indebtedness. The acquisition was accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of TheraCom, $39.1 million, was recorded as goodwill. The Company also recognized $4.7 million in intangible customer contracts.

The Company determined that TheraCom achieved the specified performance goals and in January 2003, 166,956 shares were released to the former TheraCom shareholders from the additional consideration escrow. In January 2003, 34,188 shares of Class A common stock were also withdrawn from the indemnification claims escrow and returned to the Company to satisfy the indemnification claim arising from the settlement of litigation between TheraCom and one of its former shareholders. Any shares returned to the Company will be held in treasury.

In June 2001, the Company established a joint venture, AdvancePriority SpecialtyRx (the venture), with Priority Healthcare Corp. (Priority Health), a national specialty pharmacy and distribution company. Priority Health owned 49% and AdvancePCS owned 51% of the venture. Effective February 2003, the Company purchased Priority Health’s 49% of the venture, making AdvancePriority SpecialtyRx a wholly owned subsidiary. The acquisition was accounted for using the purchase method of accounting, in accordance with SFAS 141, “Business Combinations”.

In October 2000, the Company acquired all of the equity of PCS. The aggregate purchase price paid by the Company was approximately $1.0 billion, of which the Company paid Rite Aid, the seller, $675 million in cash and issued to Rite Aid $200 million in senior subordinated notes and $125 million in the Company’s convertible preferred stock. The senior subordinated notes were paid in full in March 2001 through proceeds obtained from the issuance of $200 million in Senior Notes. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph, Littlejohn & Levy, Inc. (JLL). The acquisition of PCS has been accounted for using the purchase method of accounting. The Company incurred approximately $50 million in acquisition costs.

The allocation of the net purchase price is as follows (in thousands):

Assets	$667,274
Goodwill	1,075,652
Intangible assets	382,400
Liabilities assumed	(968,514)
Deferred income tax liability	(106,812)

Net purchase price	$1,050,000

The excess of the purchase price paid over the net identifiable assets and liabilities of PCS has been recorded as goodwill.

In July 2000, the Company completed a merger with First Florida International (FFI). The Company issued seven million shares of its Class A common stock in exchange for all of the outstanding shares of FFI. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. The historical

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

financial results have been restated in accordance with Accounting Principles Board Opinion (APB) No. 16 “Business Combinations” (APB 16) to reflect the merger as though FFI had always been a part of the Company.

In January 2000, the Company acquired a 19% interest in CHI, an Internet health portal development company, with an option to acquire the additional interest. Effective September 30, 2001 the Company acquired the remaining equity interests of CHI, which the Company did not previously own. The acquisition of the remaining interest was accounted for using the purchase method of accounting. The acquisition of the remaining 81% equity interest was completed with cash of $9.2 million, making CHI a wholly owned consolidated subsidiary. Prior to the complete acquisition of CHI, the Company had accounted for its 19% interest in CHI on the cost basis. In accordance with APB 18, all prior period financial statements have been restated to account for CHI as though the Company had accounted for its investment on the equity method.

6. Property and Equipment

Property and equipment and their respective useful lives consisted of the following (in thousands):

	March 31,		Useful Lives
	2003	2002
Land and Building	$11,988	$11,770	15 to 20 years
Leasehold Improvements	23,917	14,379	8 to 10 years
Furniture and Fixtures	17,696	13,573	8 to 10 years
Computer Equipment and Software	186,366	136,812	3 to 10 years
Equipment	11,874	9,742	3 to 5 years

	251,841	186,276
Less—Accumulated depreciation and amortization	(100,641)	(64,999)

	$151,200	$121,277

Depreciation and amortization expense for 2003, 2002 and 2001 was $34.7 million, $27.2 million and $17.1 million respectively.

7. Debt

The Company’s long-term debt consists of the following (in thousands):

	March 31,
	2003	2002
Asset Securitization Facility, with interest at funding agent’s A-1 +/P-1 commercial paper rate of 1.33% and 1.91%, respectively, plus .85% and .65%, respectively, due December, 2006	$259,998	$150,000
Senior Notes, with interest at 8 1/2%, due March, 2008	187,825	200,000
Other	188	—
Term B, with interest at LIBOR plus 3.25%, due October, 2007	—	150,786

	448,011	500,786
Less current portion	(188)	(1,523)

Total Long Term Debt	$447,823	$499,263

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In conjunction with the acquisition of PCS, the Company obtained an $825 million Senior Secured Credit Facility that included a $175 million revolving credit facility, a $100 million interim revolving credit facility and two term notes (Term A and Term B) totaling $550 million. The Term A note was due on October 2, 2005 but was fully repaid in fiscal 2002 from the proceeds of the Company’s equity offering along with a portion of the Term B note, see Note 12. The remainder of the Term B note was repaid with the proceeds from the Asset Securitization Facility, discussed below. The $100 million interim facility was eliminated, and the revolving credit facility expires on October 2, 2005. As of March 31, 2003, the Company had no amount outstanding under this revolving credit facility.

In September 2002, the Company amended its Senior Secured Credit Facility to increase the size of its revolver from $175 million to $275 million. No amounts were outstanding under the revolving facility at March 31, 2003. The credit facility contains covenants that are typical for this type of debt, including limitations on capital expenditures, minimum fixed charge, interest coverage and total leverage ratios. The Company is in compliance with all covenants.

Also in connection with its acquisition of PCS, the Company issued to Rite Aid, $200 million in senior subordinated notes. In March 2001, the Company issued $200 million of Senior Notes due 2008 (Senior Notes). The proceeds from this offering were used to retire the $200 million senior subordinated notes due 2010 that were issued to Rite Aid. In the second quarter of fiscal year 2003, the Company repurchased a portion of the Senior Notes with a face value of approximately $12.2 million in open market transactions. The Senior Notes contain covenants that are typical for this type of debt including, among others, fixed charge ratio, payment of dividends and sales of assets. There are no restrictions on the ability of the guarantors to pay dividends, make loans or advances to the parent.

The Senior Notes are guaranteed until the due date or when repaid, if sooner, for the outstanding balance, by all of the Company’s existing and future domestic subsidiaries (Guarantors), other than receivables subsidiaries, as defined in the Senior Notes indenture, and certain other subsidiaries not otherwise required to be guarantors under the terms of the indenture. After issuance of the Senior Notes, the Company created subsidiaries that are not required to guarantee the Senior Notes. All of the subsidiaries that have guaranteed the Senior Notes are 100% owned, directly or indirectly by AdvancePCS. Each of the Guarantors jointly and severally, unconditionally guarantee that the principal, and interest, as well as, penalties, fees, indemnifications, reimbursements and damages, if any, payable under the Senior Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise. See the guarantor condensed consolidating financial statements in Note 8.

In December 2001, the Company securitized certain of its accounts receivable pursuant to a $150 million facility (the Asset Securitization Facility). The Company used the proceeds to repay $150 million of its Term B note that had a balance outstanding of approximately $300 million at that time. In June 2002, the Company increased its Asset Securitization Facility to $300 million. The Company used the proceeds to pay the remaining $150 million of its Term B note. The Asset Securitization Facility is included in the Company’s debt balance as of March 31, 2003 and 2002 and will continue to be reflected “on-balance sheet”.

In connection with the bank debt repayments made during fiscal year 2003 and 2002 and the securitization, the Company recorded an extraordinary loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write-off a portion of the deferred financing fees related to the secured bank agreement in the amount of $2.4 million and $8.8 million ($1.5 million and $5.3 million, net of taxes), respectively.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In order to hedge variable rate interest payments made in conjunction with the Company’s debt, the Company entered into an interest rate protection agreement that has fixed the LIBOR rate as of November 7, 2000 at 6.60% for $400 million. The notional amount was reduced by $100 million in October 2001 and 2002. As of March 31, 2003, the notional amount was $200 million. The swap will expire in October 2003. The Company is accounting for this interest rate swap as a cash flow hedge in accordance with SFAS 133. The fair value of the swap, an obligation of $5.6 million and $14.5 million at March 31, 2003 and 2002, respectively, was based upon quoted market prices. The fair value represents the estimated amount the Company would have to pay to terminate the swap agreement taking into account current interest rates. The related gains or losses on this agreement are deferred in stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are then recognized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recorded in income. During the years ended March 31, 2003 and 2002, the amount of changes in other comprehensive income, net of taxes was $5.4 million and $8.8 million, respectively, and the net amount reclassified into earnings (interest expense) was $5.8 million and $1.6 million, respectively. The estimated net amount of the existing losses reported in accumulated other comprehensive income at March 31, 2003 that are expected to be reclassified into earnings as interest expense within the next 12 months is $5.6 million.

This agreement is a cash flow hedge, as it requires the Company to pay fixed-rates of interest, which hedges against changes in the amount of future cash flows associated with variable interest obligations. Accordingly, the fair value of the Company’s swap agreement is reported on the consolidated balance sheets in other liabilities ($5.6 million pre-tax at March 31, 2003) and the related gains or losses on this agreement are deferred in stockholders’ equity as a component of other comprehensive income (a charge of $5.4 million, net of taxes). These deferred gains or losses are then recognized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recorded in income. As the hedge expires in October 2003, the entire amount of the existing gains or losses reported in accumulated other comprehensive income at March 31, 2003 is expected to be reclassified into earnings in fiscal 2004.

The following represents, as of March 31, 2003, the schedule of current maturities for the Company’s debt (in thousands):

Years Ending March 31,
2004	$188
2005	—
2006	259,998
2007	—
2008	187,825
Thereafter	—

Total long-term debt	$448,011

8. Condensed Consolidating Financial Information

In March 2001, the Company issued $200 million of Senior Notes, which were unconditionally guaranteed, jointly and severally, by all of the existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries or receivables subsidiaries, each as defined in the Indenture. Subsequent to the issuance of the Senior Notes and in accordance with the terms of the Indenture, the Company has created unrestricted subsidiaries and receivables subsidiaries that have not guaranteed these notes. Presented below are condensed consolidating balance sheets as of March 31, 2003 and 2002, the condensed consolidating statements of operations for the year ended March 31, 2003, 2002 and 2001, and the condensed consolidating statement of cash

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

flows for the year ended March 31, 2003, 2002 and 2001 of AdvancePCS (Parent and Issuer), guarantor subsidiaries (Guarantor Subsidiaries) and the subsidiaries which are not guarantors (Non-guarantor Subsidiaries) (in thousands):

Condensed Consolidating Balance Sheets:

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of March 31, 2003
Cash	$96,490	$—	$14,757	$—	$111,247
Accounts receivable	—	1,087,425	540,506	—	1,627,931
Inventories	—	95,756	3,673	—	99,429
Prepaid expenses and other	—	25,647	—	—	25,647

Current assets	96,490	1,208,828	558,936	—	1,864,254
Property and equipment, net	—	150,543	657	—	151,200
Equity investment	413,829	—	—	(413,829)	—
Intercompany	649,175	(398,569)	(250,606)	—	—
Goodwill and intangible assets, net	—	1,628,677	643	—	1,629,320
Other assets	14,899	53,069	2	—	67,970

Total assets	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

Current liabilities	$10,446	$2,081,692	$20,404	$—	$2,112,542
Long-term debt, less current portion	187,825	—	259,998	—	447,823
Deferred income taxes	—	147,739	64	—	147,803
Other liabilities	5,648	25,711	2,743	—	34,102

Total liabilities	203,919	2,255,142	283,209	—	2,742,270
Common stock	955	—	—	—	955
Additional paid in capital	750,446	(1,275)	1,275	—	750,446
Other comprehensive income	(11,596)	—	—	—	(11,596)
Equity earnings	413,829	—	—	(413,829)	—
Accumulated earnings	(73,309)	388,681	25,148	—	340,520
Treasury stock	(109,851)	—	—	—	(109,851)

Stockholders’ equity	970,474	387,406	26,423	(413,829)	970,474

Total liabilities and stockholders’ equity	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of March 31, 2002
Cash	$116,983	$—	$22,162	$—	$139,145
Accounts receivable	—	883,204	342,725	—	1,225,929
Inventories	—	65,336	—	—	65,336
Prepaid expenses and other	946	17,062	—	—	18,008

Current assets	117,929	965,602	364,887	—	1,448,418
Property and equipment, net	—	121,008	269	—	121,277
Equity investment	219,818	1,275	—	(221,093)	—
Intercompany	894,441	(689,155)	(205,286)	—	—
Goodwill and intangible assets, net	—	1,571,966	—	—	1,571,966
Other assets	24,301	58,002	—	—	82,303

Total assets	$1,256,489	$2,028,698	$159,870	$(221,093)	$3,223,964

Current liabilities	$15,479	$1,657,982	$3,881	$—	$1,677,342
Long-term debt, less current portion	349,263	—	150,000	—	499,263
Deferred income taxes	—	134,840	38	—	134,878
Other liabilities	14,487	20,734	—	—	35,221

Total liabilities	379,229	1,813,556	153,919	—	2,346,704
Common stock	929	—	—	—	929
Additional paid in capital	715,662	—	2,500	(1,275)	716,887
Other comprehensive income	(12,686)	—	—	—	(12,686)
Equity earnings	219,818	—	—	(219,818)	—
Accumulated earnings	(46,463)	215,142	3,451	—	172,130

Stockholders’ equity	877,260	215,142	5,951	(221,093)	877,260

Total liabilities and stockholders’ equity	$1,256,489	$2,028,698	$159,870	$(221,093)	$3,223,964

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations:

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2003
Total revenues	$—	$14,035,895	$128,969	$(53,985)	$14,110,879
Cost of operations	—	13,753,040	87,421	(53,985)	13,786,476

Operating income	—	282,855	41,548	—	324,403
Interest (expense) income, net	(36,871)	6,488	(8,189)	—	(38,572)
Loss from joint venture	(5,036)	—	—	—	(5,036)

Income (loss) before income taxes	(41,907)	289,343	33,359	—	280,795
Income tax benefit (provision)	16,553	(115,805)	(11,662)	—	(110,914)

Net income (loss) before equity earnings and extraordinary loss	(25,354)	173,538	21,697	—	169,881
Equity earnings in subsidiaries	195,235	—	—	(195,235)	—
Extraordinary loss on early retirement of debt, net of taxes	(1,491)	—	—	—	(1,491)

Net income	$168,390	$173,538	$21,697	$(195,235)	$168,390

Year Ended March 31, 2002
Total revenues	$—	$12,172,394	$10,361	$(8,634)	$12,174,121
Cost of operations	—	11,918,747	3,497	(8,634)	11,913,610

Operating income	—	253,647	6,864	—	260,511
Interest (expense) income, net	(65,143)	9,176	(1,612)	—	(57,579)
Loss from joint venture	(2,871)	—	—	—	(2,871)

Income (loss) before income taxes	(68,014)	262,823	5,252	—	200,061
Income tax benefit (provision)	26,865	(104,079)	(1,801)	—	(79,015)

Net income (loss) before equity earnings and extraordinary loss	(41,149)	158,744	3,451	—	121,046
Equity earnings in subsidiaries	162,195	—	—	(162,195)	—
Extraordinary loss on early retirement of debt, net of taxes	(5,315)	—	—	—	(5,315)

Net income	$115,731	$158,744	$3,451	$(162,195)	$115,731

Year Ended March 31, 2001 (unaudited)
Total revenues	$—	$6,490,391	$—	$—	$6,490,391
Cost of operations	—	6,401,344	—	—	6,401,344

Operating income	—	89,047	—	—	89,047
Interest (expense) income, net	(45,036)	3,154	—	—	(41,882)
Merger costs and other	(1,200)	—	—	—	(1,200)

Income (loss) before income taxes	(46,236)	92,201	—	—	45,965
Income tax benefit (provision)	24,413	(48,704)	—	—	(24,291)

Net income (loss) before equity earnings	(21,823)	43,497	—	—	21,674
Equity earnings in subsidiaries	43,497	—	—	(43,497)	—

Net income	$21,674	$43,497	$—	$(43,497)	$21,674

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows:

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2003
Net cash (used in) provided by operating activities	$(27,183)	$456,054	$(160,268)	$—	$268,603

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	1,201	—	—	1,201
Purchase of property and equipment	—	(68,750)	(589)	—	(69,339)
Other investing activities	(1,900)	(75,493)	(1,868)	—	(79,261)

Net cash used in investing activities	(1,900)	(143,042)	(2,457)	—	(147,399)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	17,170	—	—	—	17,170
Purchase of Class A Common Stock—Treasury Stock	(111,468)	—	—	—	(111,468)
Deferred financing costs	(1,655)	—	—	—	(1,655)
Repayment of debt	(163,147)	—	—	—	(163,147)
Net borrowings on asset securitization facility	—	—	109,998	—	109,998
Net intercompany transactions	267,690	(313,012)	45,322	—	—

Net cash provided by (used in) financing activities	8,590	(313,012)	155,320	—	(149,102)

Decrease in cash and cash equivalents	(20,493)	—	(7,405)	—	(27,898)
Cash and cash equivalents, beginning of year	116,983	—	22,162	—	139,145

Cash and cash equivalents, end of year	$96,490	$—	$14,757	$—	$111,247

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2002
Net cash (used in) provided by operating activities	$(45,180)	$523,814	$(335,347)	$—	$143,287

Cash flows from investing activities:
Purchase of property and equipment	—	(50,836)	(276)	—	(51,112)
Other investing activities	(14,624)	—	2,500	(1,225)	(13,349)

Net cash (used in) provided by investing activities	(14,624)	(50,836)	2,224	(1,225)	(64,461)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	306,636	—	—	—	306,636
Capital contribution—SpecialtyRx	—	—	—	1,225	1,225
Deferred financing costs	(2,756)	—	—	—	(2,756)
Repayment of debt	(409,834)	—	—	—	(409,834)
Net activity on credit facilities	(95,000)	—	—	—	(95,000)
Net borrowings on asset securitization facility	—	—	150,000	—	150,000
Net intercompany transactions	267,693	(472,978)	205,285	—	—

Net cash provided by (used in) financing activities	66,739	(472,978)	355,285	1,225	(49,729)

Increase in cash and cash equivalents	6,935	—	22,162	—	29,097
Cash and cash equivalents, beginning of year	110,048	—	—	—	110,048

Cash and cash equivalents, end of year	$116,983	$—	$22,162	$—	$139,145

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Year Ended March 31, 2001 (unaudited)
Net cash provided by operating activities	$(15,369)	$107,649	$—	$—	$92,280

Cash flows from investing activities:
Purchase of property and equipment	—	(41,197)	—	—	(41,197)
Other investing activities	(722,045)	—	—	—	(722,045)

Net cash used in investing activities	(722,045)	(41,197)	—	—	(763,242)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	6,759	—	—	—	6,759
Stock issued to fund acquisition	150,000	—	—	—	150,000
Issuance of debt to fund acquisition	620,000	—	—	—	620,000
Issuance of senior notes to fund acquisition	200,000	—	—	—	200,000
Deferred financing costs	(18,903)	(3,119)	—	—	(22,022)
Net activity on credit facilities	(25,000)	—	—	—	(25,000)
Repayment of Rite Aid senior subordinated notes	(200,000)	—	—	—	(200,000)
Distributions to FFI owners	(3,970)	—	—	—	(3,970)
Net intercompany transactions	63,333	(63,333)	—	—	—

Net cash provided by (used in) financing activities	792,219	(66,452)	—	—	725,767

Increase in cash and cash equivalents	54,805	—	—	—	54,805
Cash and cash equivalents, beginning of year	55,243	—	—	—	55,243

Cash and cash equivalents, end of year	$110,048	$—	$—	$—	$110,048

9. Stock Option Plan

At March 31, 2003, the Company had two stock-based compensation plans: Amended and Restated Incentive Stock Option Plan and the 1997 Nonstatutory Stock Option Plan (the “Plans”). The Plans provide for the granting of qualified stock options and incentive options to officers, directors, advisors and employees of the Company. The options must be granted with exercise prices that equal or exceed the market value of the Common Stock at the date of grant; however, exceptions to this requirement may be granted by the compensation committee or Board under the 1997 Nonstatutory Stock Option Plan. As of March 31, 2003, the number of shares of Common Stock issuable under the Plans may not exceed 24.0 million shares. The Plans are administered by a compensation committee appointed by the Board of Directors of the Company.

The stock options generally vest over 5-year periods. In the event of the sale or merger in which an outside corporation gains 50% or greater ownership of the Company, options granted to certain employees become 100% vested. In addition, options granted to certain employees may become 100% vested in certain circumstances involving termination of their employment with the Company. The options are exercisable for a period not to exceed 10 years from the date of grant. As of March 31, 2003, 6.0 million options were vested at exercise prices of $0.30 to $34.65 per share. The Company recognized compensation expense related to options granted in 2000 of approximately $824,000, $824,000 and $1.3 million for the years ended March 31, 2003, 2002 and 2001, respectively.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

SFAS 123 establishes a fair value-based method of accounting for stock-based compensation. The Company has elected to adopt SFAS 123 through disclosure with respect to employee stock-based compensation. The following table summarizes the Company’s stock option activity.

	2003		2002		2001
	Shares	Wtd. Avg. Ex. Price	Shares	Wtd. Avg. Ex. Price	Shares	Wtd. Avg. Ex. Price
Outstanding at beginning of year	15,387,000	$12.99	16,136,000	$9.35	11,142,000	$5.79
Granted	1,053,000	25.62	2,340,000	29.53	7,801,000	12.76
Exercised	(2,188,000)	7.84	(2,721,000)	5.29	(2,147,000)	3.17
Canceled	(912,000)	16.92	(368,000)	15.45	(660,000)	9.94

Outstanding at end of year	13,340,000	$14.56	15,387,000	$12.99	16,136,000	$9.35

Exercisable at end of year	5,964,000	$10.68	5,130,000	$7.87	4,596,000	$4.42
Price range	$0.30 to $34.65		$0.30 to $34.65		$0.30 to $14.54
Weighted average fair value of options granted	$10.49		$13.41		$6.74

The following table reflects the weighted average exercise price and weighted average contractual life of various exercise price ranges of the 13.3 million options outstanding as of March 31, 2003.

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted Avg. Exercise Price	Wtd. Avg. Contractual Life (yrs.)	Shares	Weighted Avg. Exercise Price
$0.30 to $3.46	898,000	$2.52	3.5	898,000	$2.52
$3.47 to $6.93	177,000	5.73	6.2	80,000	5.16
$6.94 to $10.39	6,303,000	9.29	6.7	3,568,000	9.11
$10.40 to $13.86	477,000	11.90	6.6	195,000	12.27
$13.87 to $17.32	2,156,000	15.63	7.3	681,000	15.73
$17.33 to $20.79	268,000	20.14	8.8	60,000	19.60
$20.80 to $24.25	270,000	22.17	8.6	19,000	23.12
$24.26 to $27.72	365,000	25.91	9.6	5,000	26.90
$27.73 to $31.18	2,032,000	29.17	8.5	392,000	29.13
$31.19 to $34.65	394,000	32.80	8.7	66,000	33.84

$0.30 to $34.65	13,340,000	$14.56	7.0	5,964,000	$10.68

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

10. Retirement Plan Benefits

In connection with the acquisition of PCS, the Company acquired certain existing retirement plans. Pursuant to the acquisition, the Defined Benefit Pension Plan was amended to, among other things, prohibit new entrants and freeze certain benefits. The funded status and amounts recognized in the consolidated balance sheets at March 31, 2003 and 2002 for the Company’s defined benefit pension and retiree health benefit plans, as well as changes in the benefit obligation and plan assets subsequent to the acquisition, were as follows (in thousands):

	Year Ended March 31, 2003		Year Ended March 31, 2002
	Defined Benefit Pension Plan	Retiree Health Benefits	Defined Benefit Pension Plan	Retiree Health Benefits
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$24,973	$12,243	$25,083	$8,546
Service cost	945	1,839	2,046	1,939
Interest cost	1,782	787	1,499	776
Plan amendment loss/(gain)	16	(1,417)	—	(2,009)
Actuarial loss/(gain)	4,285	5,568	(3,146)	3,140
Benefits paid	(590)	(165)	(509)	(149)

Benefit obligation end of fiscal year	31,411	18,855	24,973	12,243

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	23,033	—	23,153	—
Actual return on plan assets	(2,499)	—	374	—
Employer contribution	15	165	15	149
Benefits paid	(590)	(165)	(509)	(149)

Fair value of plan assets at end of fiscal year	19,959	—	23,033	—
Funded status	(11,452)	(18,855)	(1,940)	(12,243)
Plan amendment loss/(gain)	15	(3,078)	—	(2,009)
Unrecognized net actuarial loss	15,904	8,867	6,728	3,500

Net amount recognized loss/(gain)	4,467	(13,066)	4,788	(10,752)
Amounts recognized in consolidated balance sheets consisted of:
Accrued benefit liability	(9,052)	(13,066)	(1,647)	(10,752)
Intangible asset	30	—	—	—
Deferred tax asset	5,335	—	2,586	—
Charge to other comprehensive income, net of tax	8,154	—	3,849	—

Net amount recognized loss/(gain)	$4,467	$(13,066)	$4,788	$(10,752)

Weighted-average assumptions as of end of fiscal year:
Discount rate	6.5%	6.5%	7.25%	7.25%
Expected return on plan assets	8.5%	—	8.50%	—
Rate of compensation increase	5.0%	—	5.90%	—

Health care trend rates were assumed to increase at an annual rate of 8.5% in 2004 and decrease 0.5% per year to 5.5% in 2010 and held constant thereafter.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Net pension and retiree health benefit expense for the fiscal years ended March 31, 2003, 2002 and 2001, respectively, include the following components (in thousands):

	March 31, 2003		March 31, 2002		March 31, 2001
	Defined Benefit Pension Plan	Retiree Health Benefits	Defined Benefit Pension Plan	Retiree Health Benefits	Defined Benefit Pension Plan	Retiree Health Benefits
Components of net periodic benefit cost:
Service cost	$945	$1,839	$2,046	$1,939	$1,561	$685
Interest cost	1,782	787	1,499	776	747	332
Expected return on plan assets	(2,393)	—	(2,501)	—	(882)	—
Amortization of prior service costs	1	(348)	—	107	—	—
Amortization of net loss (gain)	1	201	—	12	(133)	143

Net periodic benefit cost	$336	$2,479	$1,044	$2,834	$1,293	$1,160

The assumed health care cost trend rates have a significant effect on the retiree health benefits amounts reported. If these trend rates were to be increased by one percentage point each future year, the March 31, 2003 accumulated post retirement benefit obligation would increase by $2.0 million and the aggregate of the service cost and interest components of the 2003 annual expense would increase by $544,000. A one percentage point decrease in these rates would decrease the March 31, 2003 accumulated post retirement benefit obligation by $1.6 million and the aggregate of the 2003 service cost and interest cost components of the 2003 annual expense would decrease by $435,000.

All defined plan benefit obligations have been adjusted to reflect the effect of plan changes adopted as of the acquisition of PCS. Any associated gain or loss relating to these changes is not reflected in the operations of the Company. The defined benefit pension plan was acquired with the PCS acquisition and was frozen to new participants since the acquisition date.

The Company also sponsors defined contribution retirement plans for all eligible employees, as defined in the plan documents. These plans are qualified under Section 401(k) of the Internal Revenue Code. Company contributions to the plans are based on employee contributions and the level of Company match. Expenses under the plan totaled $6.7 million, $5.8 million and $2.7 million during fiscal years 2003, 2002 and 2001, respectively.

11. Stock Transactions

Share Repurchase Program

On June 6, 2002, the Company filed a Form 8-K announcing the authorization from the board of directors of a stock repurchase program of up to $150 million of its outstanding shares of Class A common stock in the open market or private transactions. During the year ended March 31, 2003, the Company purchased 5.5 million shares under this repurchase program, which are included in treasury stock, at a cost of $111.5 million.

TheraCom

In August 2001, the Company acquired Dresing-Lierman, Inc. and its wholly owned subsidiary, TheraCom Inc. (collectively, TheraCom). The purchase price included the issuance of 1.3 million shares of Class A common stock, of which 384,006 shares were placed in escrow. Of these, 166,956 of the escrowed shares were held in

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

escrow as additional consideration for the acquisition of TheraCom, the payment of which was conditioned upon TheraCom achieving specific future financial performance goals. The remaining 217,050 shares were held in escrow to satisfy any indemnification claims the Company may have arising out of the acquisition, including those related to the settlement of certain outstanding TheraCom litigation. All 384,006 shares held in escrow were included in the Company’s calculation of basic earnings per share beginning with the quarter ended September 30, 2002.

The Company determined that TheraCom achieved the specified performance goals and in January 2003, 166,956 shares were released to the former TheraCom stockholders from the additional consideration escrow. In January 2003, 34,188 shares of Class A common stock were also withdrawn from the indemnification claims escrow and returned to the Company to satisfy the Company’s indemnification claim arising from the settlement of litigation between TheraCom and one of its former stockholders. Any shares returned to the Company will be held in treasury.

12. Stockholders’ Equity

Common Stock

At the 2001 Annual Meeting of Stockholders held on November 1, 2001, the Company amended and restated the Certificate of Incorporation to provide as follows:

•	Increased the number of authorized shares of Class A common stock to 186,999,000,

•	Increased the number of authorized shares of Class B-1 common stock to 13,000,000 and

•	Decreased the number of authorized shares of Class B-2 common stock to 1,000.

In August 2001, the Company completed the sale of nine million shares of Class A common stock pursuant to an S-3 shelf registration. The proceeds, net of offering costs, of approximately $291 million were used to reduce debt. The Term A note of approximately $147 million was fully repaid and the remaining $144 million was used to repay a portion of the outstanding Term B note. Of the 11.4 million shares registered, approximately 2.4 million shares remain available under the shelf registration. In addition, during the three-month period ended September 30, 2001 the Company’s preferred stockholders converted their preferred shares totaling 65,854 shares, into 6.6 million shares of Class B-1 common stock. No preferred shares are issued and outstanding as of March 31, 2003.

In connection with the acquisition of PCS in fiscal year 2001, the Company issued Rite Aid 125,000 shares of Series A-2 Convertible Preferred Stock that was convertible into Class B-2 common stock for $125 million. In addition, the Company issued Joseph, Littlejohn & Levy, Inc. (JLL) 8.4 million shares of Class B-1 common stock and 65,854 shares of Series A-1 Preferred Convertible Stock for $150 million. Both Rite Aid and JLL have converted 100% of their preferred shares to common stock. In addition, both Rite Aid and JLL have converted a portion of their Class B common stock to Class A common stock. As of March 31, 2003, JLL holds 12.9 million shares of Class B-1 common stock and Rite Aid holds 200 shares of Class B-2 common stock. Class B common stock is convertible into Class A common stock on a one for one basis.

Common Stock Voting Rights

Class A common stock entitles the holder to one vote on each matter submitted to stockholders for vote. Class B-1 and B-2 common stock entitles the holder to vote as a single class with the holders of Class A common stock. The affirmative vote of at least 2/3’s of the outstanding shares of Class B-1 and B-2 common stock is required to authorize certain actions including a change in bylaws to adversely affect this class of stock, amendment or repeal of Series A-1 and A-2 certificates of designation, authorization of the issuance of additional shares of Class B-1 and B-2 common stock, increasing the number of Company directors and incurring certain indebtedness.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Warrants to Purchase Common Stock

In connection with the issuance of the senior subordinated notes described in Note 7, the Company issued Rite Aid warrants to purchase 1.6 million shares of its Class A common stock. The warrants terminated once the senior subordinated notes were repaid in March 2001.

The Company has issued warrants to five of its key health plan sponsor customers representing the right to purchase up to a total of 1.4 million shares of its common stock at prices per share ranging from $8.16 to $30.10. The right to exercise each warrant vests in equal installments on the first five anniversaries of the date of grant so long as the customer’s service agreement remains in effect. At March 31, 2003, approximately one million warrants were exercisable. Subsequent to March 31, 2003, 640,000 warrants were exercised.

The Company follows the guidance of EITF 96-18, under which the measurement date is the earlier of the performance commitment date or completed performance date. The Company chose not to retroactively apply EITF 96-18 to the eligible warrants, but chose to apply this EITF prospectively to new arrangements and any modifications of existing arrangements.

The Company has reserved shares of common stock at March 31, 2003, for the following (in thousands):

Exercise of stock options	17,729
Conversion of B shares	12,194
Exercise of warrants	1,413

31,336

13. Acquisition Integration

Merger costs

Net income for the year ended March 31, 2001 reflected a pre-tax charge of $1.2 million ($926,000 after taxes, or $.01 per diluted share) relating to merger costs incurred in connection with the merger with FFI.

Non-recurring and impairment expenses

Net income for the year ended March 31, 2001 reflects non-recurring and impairment expenses of $11.1 million ($6.8 million after taxes, or $0.09 per diluted share) and represents facility impairment costs and severance costs related to the integration and rationalization of PCS and Advance Paradigm personnel and facilities. The determination of the impairment loss was based on an evaluation of future cash flows from operation of the mail facility to be abandoned. The net book value of the facility and its assets including property, equipment and software totaled $2.9 million. In addition, the expenses include severance costs for mail facility and other AdvancePCS management employees that were terminated or resigned as a result of the acquisition with PCS. All of these severance costs to management employees were paid prior to March 31, 2001. Payments made to terminated employees were based substantially on a standard severance package available to employees. The following summarizes the expenses (in thousands):

Facility closure	$8,768
Severance and other employee costs	2,185
Other	176

Total non-recurring & impairment expenses	$11,129

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Net income for the year ended March 31, 2002 reflects non-recurring and impairment expenses of $1.8 million ($1.1 million after taxes, or $0.01 per diluted share). This amount primarily represents a human resources information system write-off and retention costs related to the integration and rationalization of PCS and the Company personnel and facilities.

14. Leases

The Company leases office and dispensing facility space, equipment and automobiles under various operating leases. The Company was obligated to make future minimum payments under noncancelable operating lease agreements as of March 31, 2003, as follows (in thousands):

Years Ending March 31, 2004	$37,224
2005	27,079
2006	21,060
2007	14,490
2008 and thereafter	127,200

Total minimum lease payments	$227,053

Total rent expense incurred in the years ended March 31, 2003, 2002 and 2001 was approximately $40.9 million, $34.7 million and $18.7 million, respectively. Certain office and facility leases include renewal options at the prevailing market rates at the time of renewal.

15. Commitments and Contingencies

The Company has entered into long-term employment and noncompete agreements with certain management employees. These employment agreements provide for certain minimum payments should the agreements be terminated.

In November 1999, PCS Health Systems, Inc. (PCS), a subsidiary of PCS Holding Corporation, which was acquired by the Company in October 2000, received a subpoena from the Department of Health and Human Services OIG requesting that PCS produce documents in connection with an industry-wide investigation. The investigation is ongoing and being pursued under the direction of the United States Attorney’s Office for the Eastern District of Pennsylvania. Based on public statements from that office, the investigation appears to involve a review of the practices of pharmacy benefit management companies (PBMs) under federal anti-kickback statutes and other laws and regulations. Specifically, the focus of the investigation appears to be PBMs’ relationships with pharmaceutical manufacturers and retail pharmacies and PBMs’ programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs, and payments made by PBMs to retail pharmacies in connection with therapeutic intervention activity. The Company provided documents responsive to the subpoena. The United States Attorney’s Office also contacted some of the pharmaceutical manufacturers with which the Company has agreements and has asked them to provide copies of documents relating to their agreements with the Company. The United States Attorney General also issued Civil Investigative Demands (CIDs) seeking to compel the depositions of eight of the Company’s current and former employees.

On September 17, 2002, the United States District Court for the Eastern District of Pennsylvania entered an order holding in abeyance both the Company’s dispute with the OIG regarding the scope and enforcement of the subpoena for documents and employee e-mails as well as the issuance of the CIDs. Since entry of that order the

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Company has reached agreement with the United States Attorney’s office regarding the scope of its document requests and facilitated interviews of certain employees in lieu of the CIDs. The government recently requested the production of additional documents and interviews, including information relating to the activities of the former Advance Paradigm and the activities of AdvancePCS subsequent to the PCS acquisition, as well as additional information regarding the Company’s arrangements with retail pharmacies. The Company continues to cooperate with the OIG. The Company already has produced certain requested materials and intends to continue to work with the OIG to facilitate the production of further documents and arrange the requested interviews.

It is not possible to predict the outcome of this investigation or whether the government will commence any action challenging any of the Company’s programs and practices. The Company believes that its programs, including those prior to the PCS acquisition, are in compliance with the requirements of the anti-kickback and false claims statutes and other applicable laws and regulations. Moreover, other than those actions filed in connection with the enforcement of the subpoena, neither the OIG nor United States Attorney has filed any actions or claims against AdvancePCS nor have they indicated their intention to do so. Nevertheless, as a result of this investigation, the Company could be subject to scrutiny, further investigation or challenge under federal or state anti-kickback and false claims statutes or other laws and regulations which could cause the Company’s business, profitability and growth prospects to suffer materially.

In March 1998, a class action lawsuit captioned Mulder v. PCS Health Systems, Inc., case number 98-1003, was filed in the United States District Court of the District of New Jersey. This action alleges that PCS is a fiduciary, as that term is defined in the Employee Retirement Income Security Act (ERISA), and that the Company has breached its fiduciary obligations under ERISA in connection with its development and implementation of formularies, preferred drug listings and intervention programs for its sponsors of ERISA health plans. In particular, plaintiffs allege that the Company’s therapeutic interchange programs and negotiation of formulary rebates and discounts from pharmaceutical manufacturers violate fiduciary obligations. The plaintiffs are seeking injunctive relief and monetary damages in an unspecified amount. AdvancePCS believes that it does not assume any of the plan fiduciary responsibilities that would subject it to regulation under ERISA as alleged in the complaint. Although the ultimate outcome is uncertain, an adverse determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, intervention programs, and rebates, potentially reducing its profitability and growth prospects. A class of plaintiffs has not yet been certified and the Company has opposed such certification. AdvancePCS has denied all allegations of wrongdoing and is vigorously defending this suit.

AdvancePCS is also a party to the following lawsuits, each filed by the same counsel for different plaintiffs in the United States District Court in Arizona, that allege that AdvancePCS acts as an ERISA fiduciary and that its has breached certain fiduciary obligations under ERISA.

•	Marantz v. AdvancePCS, case number CIV-01-2413PHX EHC, was a class action filed on or about December 17, 2001. The plaintiff withdrew the class action allegations in April 2002. In March 2003, the court dismissed the plaintiff’s apparent effort to reassert possible class action claims. In May 2003, the Marantz case was dismissed based on inadequacies in the plaintiff’s pleadings and subsequently the plaintiff filed and amended complaint purporting to address these inadequacies. Currently, the case is proceeding as a single plaintiff seeking to represent one health plan.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

•	Glanton v. AdvancePCS, case number CIV-02-0507 PHX SRB, previously referred to as Lewis v. AdvancePCS is a class action that was served on or about April 19, 2002. The case purports to be brought on behalf of a class of self-funded health plans; however, a class has not been certified and the Company will oppose such certification. On about March 31, 2003, the Company was served with another complaint (Mackner v. AdvancePCS, case number CIV-03-0607 PHX MHM) in which the plaintiff, a purported participant in a self-funded plan customer of AdvancePCS, sought to bring action on behalf of that plan. Because the Glanton case purports to be brought as a class action on behalf of self-funded plans the Company moved to consolidate the Glanton and Mackner cases. On May 14, 2003, the United States District Court consolidated Mackner into Glanton.

As to all the Arizona ERISA cases, the Company believes that it does not act as an ERISA fiduciary or assume the ERISA fiduciary responsibilities as alleged in the complaints. AdvancePCS believes that, in any event, its business practices are in compliance with ERISA. The ERISA lawsuits seek unspecified monetary damages and injunctive relief.

The Company was served as a defendant in two California state court cases in 2003, one of which was brought by the same plaintiff’s counsel that represents the plaintiffs in the Arizona ERISA cases. One was filed on or about March 17, 2003 in Los Angeles County Superior Court (American Federation of State, County & Municipal Employees (“AFSCME”) v. AdvancePCS, et al., case number BC292227) against AdvancePCS and other leading PBMs. The other was filed on or about March 26, 2003 in Alameda County Superior Court against AdvancePCS and several other defendants (Irwin v. AdvancePCS, et al., case number RG03088693) and is styled as a class action brought on behalf of a class of all public employees that participate in non-ERISA prescription drug benefit plans; however, a class has not been certified and the Company will oppose such certification. These two California cases allegedly involve non-ERISA plans and make the same general allegations of wrongdoing as made in the Arizona ERISA actions but are brought under California’s Unfair Competition Law rather than ERISA. Since the two California actions are related, the Company will seek to have them coordinated.

Although the ultimate outcome in these Arizona ERISA and California non-ERISA cases is uncertain, an adverse determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, rebates, and intervention programs, potentially reducing the Company’s profitability and growth prospects. The Company has denied all allegations of wrongdoing and is vigorously defending these suits.

On December 17, 2001, AARP and United Healthcare Insurance Co. (United) filed a multi-count complaint against AdvancePCS in federal court in Minneapolis, Minnesota in a matter captioned United Healthcare Insurance Co. and AARP v. AdvancePCS, Civ. No. 01-CV-2320 (D. Minn.). AARP and United have asserted claims against the Company for violation of Minnesota’s deceptive trade practices act, tortious interference with prospective economic advantage and unjust enrichment. Specifically, AARP and United claim that the Company created confusion among certain AARP members and pharmacists through the launch of its prescription drug discount program. AARP and United requested preliminary and permanent injunctive relief. The Company moved to dismiss the complaint. Without holding an evidentiary hearing, the district court granted AARP and United’s request for preliminary injunctive relief. The Company appealed the district court’s order and on November 1, 2002, the Eighth Circuit Federal Court of Appeals affirmed the district court’s order. In addition to the injunctive relief requested, AARP and United have asserted monetary damages of $24 million, including attorneys’ fees and costs. In April 2003, AARP and United amended their complaint to include a punitive damages allegation. The Company has denied AARP and United’s allegations, moved to dismiss the complaint and are vigorously defending this matter. In addition, in May 2003 the Company amended its answer to include a cross-complaint against both AARP and United for monetary damages arising out of asserted inappropriate activities by AARP and United that interfered with the operation of its prescription drug discount program. Discovery in connection with these claims is ongoing.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Various aspects of the Company’s businesses are governed by federal and state laws and regulations and compliance is a significant operational requirement for the Company. Management believes that the Company is in substantial compliance with all existing legal requirements material to the operation of its business; however, the application of complex standards to the detailed operation of the business always creates areas of uncertainty. Moreover, regulation of the field is in a state of flux. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect the Company’s business. Management cannot predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding health care, or the business of pharmacy benefit management. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on the Company’s business or financial position.

The Company is a party to routine legal and administrative proceedings arising in the ordinary course of its business. The proceedings currently pending are not, in management’s opinion, material either individually or in the aggregate.

The Company cannot presently determine the ultimate resolution of these investigations and lawsuits. Accordingly, the likelihood of a loss, if any, and the amount of a loss, if any, cannot be reasonably estimated and we have not recognized in the accompanying consolidated financial statements any liability arising from these matters. If adversely determined, the outcome of these matters could have a material adverse effect on our liquidity, financial position and results of operations.

16. Income Taxes

AdvancePCS accounts for income taxes under the provisions of SFAS 109 “Accounting for Income Taxes”. A reconciliation of the statutory federal incomes tax rate and the effective tax rate for the years ended March 31, 2003, 2002 and 2001 is provided below:

	2003	2002	2001
Tax at U.S. federal income tax rate	35.0%	35.0%	35.0%
Non-deductible goodwill and intangible amortization	—	—	20.7%
State taxes, net of federal benefit	4.0%	4.1%	4.9%
Intangible amortization	—	—	(8.8)%
Other, net	0.5%	0.4%	1.0%

Effective tax rate	39.5%	39.5%	52.8%

The income tax provision consists of the following (in thousands):

	2003	2002	2001
Current	$109,200	$53,067	$23,798
Deferred	1,714	25,948	493

	$110,914	$79,015	$24,291

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Deferred taxes reflect the tax consequences on future years due to temporary differences between the tax basis of assets and liabilities and their financial reporting basis and the potential benefits of certain tax carryforwards. The significant deferred tax assets and liabilities and the changes in those assets and liabilities are as follows (in thousands):

	March 31, 2003	Changes	March 31, 2002
Deferred tax assets:
Accruals and reserves	$23,095	$10,175	$12,920
Non-recurring and impairment charges	3,710	—	3,710
Investment in Joint Venture	1,117	73	1,044
Federal net operating loss	5,413	5,413	—
Other	1,174	326	848

	34,509	15,987	18,522

Deferred tax liabilities:
Intangible assets	(156,673)	(13,378)	(143,295)
Amortization of deductible goodwill	(7,146)	(1,952)	(5,194)
Depreciation	(8,174)	(2,133)	(6,041)
Prepaids	(1,984)	(1,984)	—
Other	(515)	(413)	(102)

	(174,492)	(19,860)	(154,632)

Net deferred tax liability	$(139,983)	$(3,873)	$(136,110)

Deferred tax asset/(liability), short term	$7,820	$9,052	$(1,232)

Deferred tax liability, long term	$(147,803)	$(12,925)	$(134,878)

At March 31, 2003, the Company had cumulative federal and state income tax net operating loss carryforwards of approximately $44.8 million, which are generally available to reduce future taxable income. If not utilized to offset future taxable income, these net operating loss carryforwards will expire on various dates through 2021, with 65% of the total carryforwards expiring from 2014 to 2021. In addition to these carryforwards, the Company has approximately $11.5 million of state tax credit carryforwards which if not utilized to offset future income tax, will expire ratably from 2004 through 2021. Currently the Company has recorded a valuation allowance for the full value of the state tax credits as the Company may not be able to utilize the state tax credits prior to their expiration. Upon subsequent utilization of the state tax credits, the valuation allowance will be allocated as a reduction of goodwill.

17. Selected Quarterly Financial Data (Unaudited)

During 2003, the Company adopted EITF 02-16. Under this pronouncement, any consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products and should, therefore, be characterized as a reduction of cost of revenues. This EITF applies to rebates and administrative fees received from pharmaceutical manufacturers. Accordingly, the Company’s revenues for the first through fourth quarters of 2003 and 2002 have been reduced by $357,000, $349,900, $348,700 and $374,100 and $226,300, $219,300, $219,700 and $267,900, respectively. Cost of revenues has been reduced by the same amounts. These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers. The Company has previously recorded rebates, net of the amount paid to customers and administrative fees as components of the Company’s Clinical services and other revenue. The Company’s consolidated gross profit was not impacted as a result of adopting this EITF.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Year Ended March 31, 2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)
Statement of Operations Data:
Revenues(1)	$3,235,272	$3,502,767	$3,757,689	$3,615,151
Gross profit	125,347	135,462	140,957	153,882
Loss from joint venture	(1,033)	(1,224)	(1,253)	(1,526)
Income before extraordinary loss	36,835	42,207	44,972	45,867
Extraordinary loss on early retirement of debt, net of taxes	1,491	—	—	—

Net income	$35,344	$42,207	$44,972	$45,867

Basic before extraordinary loss:
Net income per share	$0.40	$0.46	$0.50	$0.51

Weighted average shares outstanding	93,022	91,615	89,983	89,756
Diluted before extraordinary loss:
Net income per share	$0.36	$0.43	$0.46	$0.48

Weighted average shares outstanding	102,099	98,412	97,394	96,128
Basic:
Net income per share	$0.38	$0.46	$0.50	$0.51

Weighted average shares outstanding	93,022	91,615	89,983	89,756
Diluted:
Net income per share	$0.35	$0.43	$0.46	$0.48

Weighted average shares outstanding	102,099	98,412	97,394	96,128

(1)	Revenues for all years have been retroactively reclassified to reflect the adoption of EITF 02-16 in the fourth quarter of fiscal 2003.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Year Ended March 31, 2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)
Statement of Operations Data:
Revenues(1)	$2,921,555	$2,935,377	$3,146,243	$3,170,946
Gross profit	107,766	107,976	114,818	121,031
Non-recurring and impairment expenses	854	906	—	—
Loss from joint venture(2)	659	431	741	1,040
Net income before extraordinary loss	24,932	28,476	32,663	34,975

Extraordinary loss on early retirement of debt, net of taxes	—	—	5,315	—

Net income	$24,932	$28,476	$27,348	$34,975

Basic before extraordinary loss:
Net income per share	$0.34	$0.36	$0.36	$0.38

Weighted average shares outstanding	73,478	79,499	91,912	92,840
Diluted before extraordinary loss:
Net income per share	$0.27	$0.29	$0.32	$0.34

Weighted average shares outstanding	91,618	96,952	102,321	102,462
Basic:
Net income per share	$0.34	$0.36	$0.30	$0.38

Weighted average shares outstanding	73,478	79,499	91,912	92,840
Diluted:
Net income per share	$0.27	$0.29	$0.27	$0.34

Weighted average shares outstanding	91,618	96,952	102,321	102,462

(1)	Revenues for all years have been retroactively reclassified to reflect the adoption of EITF 02-16 in the fourth quarter of fiscal 2003.
(2)	Previously reported as a component of gross profit.

18. Related Party Transactions

In fiscal 2003 and 2002, the Company had interest bearing notes receivable and relocation advances totaling $4.8 million and $1.0 million, respectively, due from executive officers and employees of the Company. At March 31, 2003 and 2002 these notes were classified as current assets. Subsequent to March 31, 2003, $1.4 million in notes receivable and relocation advances were repaid.

ADVANCEPCS

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

In thousands:

	Balance at Beginning of Year	Additions Charged to Expenses	Other		Deductions(1)	Balance at End of Year
Year ended March 31, 2001:
Allowance for doubtful accounts receivable	$5,639	$8,204	$5,750	(2)	$753	$18,840
Year ended March 31, 2002:
Allowance for doubtful accounts receivable	$18,840	$10,169	$934	(3)	$3,793	$26,150
Year ended March 31, 2003:
Allowance for doubtful accounts receivable	$26,150	$10,996	$—		$21,560	$15,586

(1)	Uncollectible accounts written off, net of recoveries and billing adjustments
(2)	Assumed in the acquisition of PCS
(3)	Assumed in the acquisition of TheraCom

AdvancePCS and Subsidiaries Unaudited Consolidated Interim Financial Statements

as of and for the Three and Six Months Ended September 30, 2003

AdvancePCS and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	September 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$112,723	$111,247
Accounts receivable, net of allowance for doubtful accounts of $13,617 and $15,586, respectively	1,656,393	1,627,931
Inventories	136,319	99,429
Prepaid expenses and other	39,194	25,647

Total current assets	1,944,629	1,864,254
Noncurrent assets:
Property and equipment, net of accumulated depreciation and amortization of $121,426 and $100,641, respectively	144,043	151,200
Goodwill	1,249,308	1,248,514
Intangible assets, net	372,100	380,806
Other noncurrent assets	68,685	67,970

Total assets	$3,778,765	$3,712,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$77	$188
Claims and accounts payable	2,055,354	2,005,306
Accrued salaries and benefits	34,524	46,960
Other accrued expenses	92,568	60,088

Total current liabilities	2,182,523	2,112,542
Noncurrent liabilities:
Long-term debt, less current portion	287,825	447,823
Deferred income taxes	147,702	147,803
Other noncurrent liabilities	44,982	34,102

Total liabilities	2,663,032	2,742,270

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; Convertible preferred stock, $.01 par value; no shares issued and outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized:
Class A common stock, $.01 par value; 84,790,898 and 82,502,362 shares issued, respectively	847	825
Class B-1 common stock, $.01 par value; 12,913,334 shares issued and outstanding	130	130
Class B-2 common stock, $.01 par value; 200 shares issued and outstanding	—	—
Additional paid-in capital	790,195	750,446
Accumulated other comprehensive loss	(8,154)	(11,596)
Accumulated earnings	440,203	340,520
Treasury stock, at cost:
Class A common stock; 5,322,028 and 5,459,573 shares	(107,488)	(109,851)

Total stockholders’ equity	1,115,733	970,474

Total liabilities and stockholders’ equity	$3,778,765	$3,712,744

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Revenues	$3,692,382	$3,502,767	$7,496,372	$6,738,039
Cost of revenues	3,527,977	3,367,305	7,178,933	6,477,230

Gross profit	164,405	135,462	317,439	260,809
Selling, general and administrative expenses	66,826	54,182	128,919	107,447
Merger-related charges	3,385	—	4,065	—

Operating income	94,194	81,280	184,455	153,362
Interest income	1,061	1,257	2,232	2,681
Interest expense	(9,037)	(11,549)	(18,926)	(23,137)
Loss on early retirement of debt	—	—	—	(2,444)
Loss from joint venture	(1,424)	(1,224)	(2,996)	(2,257)

Income before provision for income taxes	84,794	69,764	164,765	128,205
Provision for income taxes	(33,494)	(27,557)	(65,082)	(50,654)

Net income	$51,300	$42,207	$99,683	$77,551

Basic
Net income per share	$0.56	$0.46	$1.09	$0.84

Weighted average shares outstanding	92,073	91,615	91,456	92,319

Diluted
Net income per share	$0.52	$0.43	$1.02	$0.77

Weighted average shares outstanding	98,391	98,412	97,560	100,255

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$99,683	$77,551
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	27,525	21,689
Provision for doubtful accounts	331	5,688
Deferred income taxes	6,986	4,309
Change in operating assets and liabilities—
Accounts receivable	(28,793)	(287,382)
Inventories	(36,890)	(11,647)
Prepaid expenses and other noncurrent assets	(12,113)	10,022
Claims and accounts payable, accrued expenses and other noncurrent liabilities	96,008	289,257

Net cash provided by operating activities	152,737	109,487

Cash flows from investing activities:
Purchase of property and equipment	(13,827)	(44,774)
Joint venture and other	(2,213)	(1,900)

Net cash used in investing activities	(16,040)	(46,674)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	24,888	4,657
Purchase of Class A Common Stock—Treasury Stock	—	(71,841)
Deferred financing costs	—	(1,416)
Repayment of debt	(111)	(162,961)
Net activity on asset securitization facility	(159,998)	130,802

Net cash used in financing activities	(135,221)	(100,759)

Net increase (decrease) in cash and cash equivalents	1,476	(37,946)
Cash and cash equivalents, beginning of period	111,247	139,145

Cash and cash equivalents, end of period	$112,723	$101,199

The accompanying notes are an integral part of these consolidated financial statements.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

1. Background and Basis of Presentation

AdvancePCS, a Delaware corporation, and its subsidiaries (the Company or AdvancePCS) provide a wide range of health improvement services designed to manage costs and improve the quality of care delivered to health plan members. Services include integrated mail service and retail pharmacy networks, formulary development and management, rebate negotiation and management, specialty pharmacy, disease management, clinical trials, outcomes research, information management, prescription drug services for the uninsured and online health information. The Company markets its services to managed care organizations, third- party health plan administrators, insurance companies, government agencies, employer groups and labor union-based trusts.

In September 2003, AdvancePCS entered into an Agreement and Plan of Merger (Merger Agreement) with Caremark Rx, Inc. (Caremark), in order to combine the two companies. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, at the effective time of the merger provided for in the Merger Agreement (Effective Time), the Company will become a wholly-owned subsidiary of Caremark. Also at the Effective Time, each outstanding share of common stock of the Company will be converted into the right to receive (i) shares of Caremark common stock equal to the product of 2.15 (Exchange Ratio) and 90%, which is equal to 1.935 shares, and (ii) an amount in cash equal to 10% of the product of the Exchange Ratio and the average of the per share closing sales prices of shares of Caremark common stock as reported on the New York Stock Exchange during the five consecutive trading day period ending on (and including) the fifth trading day immediately prior to the Effective Time. Consummation of the transaction is subject to various conditions, including stockholder and regulatory approvals.

The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States for the interim financial information in the form prescribed by the Securities and Exchange Commission (SEC) in instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for annual financial statements. In the opinion of the Company’s management, all adjustments, which include normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included. In the opinion of the Company’s management, the disclosures contained in these interim consolidated financial statements are adequate to make the information presented not misleading when read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended March 31, 2003. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Employee Stock-Based Compensation

The Company follows the disclosure provisions as provided by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS 123) and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123” (SFAS 148) but continues to account for stock options using the intrinsic value method under Accounting Principals Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees”. Under this method, compensation expense is recorded over the related service period when the market price exceeds the option price at the measurement date, which is the grant date for the options. For the three months ended September 30, 2003 and 2002, compensation expense of $304,000 and $206,000, respectively, and for the six months ended September 30, 2003 and 2002, compensation expense of $623,000 and $412,000, respectively, was recorded for certain options granted in fiscal year 2001. The Company has elected to continue applying the intrinsic value method under APB 25. Had compensation expense for these plans been determined in accordance with SFAS

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

123 and 148, the Company’s net income and net income per share would have been reduced to the following pro forma amounts (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Stock-based compensation, net of taxes:
As currently reported	$184	$125	$377	$250
Pro forma	$4,310	$3,668	$7,780	$7,291
Net income:
As currently reported	$51,300	$42,207	$99,683	$77,551
Pro forma	$47,174	$38,664	$92,280	$70,510
Basic net income per share:
As currently reported	$0.56	$0.46	$1.09	$0.84
Pro forma	$0.51	$0.42	$1.01	$0.76
Diluted net income per share:
As currently reported	$0.52	$0.43	$1.02	$0.77
Pro forma	$0.48	$0.39	$0.95	$0.70

For options granted during the three months and six months ended September 30, 2003 and 2002, the fair value of each option grant was estimated using the Black-Scholes option-pricing model and the following assumptions: expected life of 3-5 years, risk-free interest rate of 1.77% and 2.68%, respectively, expected volatility of 58% and no expected dividend yield.

During each reporting period, fully diluted earnings per share are calculated by assuming that “in-the-money” options are exercised and the exercise proceeds are used to repurchase shares in the marketplace. When options are actually exercised, option proceeds are credited to equity and issued shares are included in the computation of earnings per common share, with no effect on reported earnings. Equity is also increased by the tax benefit that the Company will receive in its tax return for income reported by the optionees in their individual tax returns.

3. Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In May 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002” (SFAS 145). This Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, and FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. SFAS 145 restricts the classification of gains and losses from extinguishment of debt to only those transactions that are unusual and infrequent in nature as defined by APB No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (APB 30) as extraordinary. The Company adopted SFAS 145 in the first quarter of fiscal 2004. In connection with the Term B note repayments made in June 2002, the Company recorded a loss associated with the early retirement of debt. The loss was attributable to a non-cash charge to write-off a portion of the deferred financing fees related to the secured bank agreement in the amount of $2.4 million (excluding taxes of $953,000, included in provision for income taxes) and was previously reflected as an extraordinary item. Accordingly, the pre-tax extraordinary loss of $2.4 million for the six months ended September 30, 2002, was reclassified to income before income taxes to conform to the requirements of SFAS 145.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities” (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not provide sufficient equity at risk for the entity to support its activities. FIN 46 was effective for all variable interest entities created after January 31, 2003. For variable interest entities acquired or created prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period ending after December 15, 2003. The Company has a variable interest entity that has been and will continue to be included in the Company’s consolidated financial statements, and therefore, management believes the adoption of FIN 46 will not have a material impact on its financial position or results of operations.

In May 2003, the EITF released Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF 00-21). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. Specifically, EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. It also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 applies to all deliverables within contractually binding arrangements in all industries under which a vendor will perform multiple revenue-generating activities, with some exceptions noted. EITF 00-21 is effective for revenue generating arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company does not expect the adoption of EITF 00-21 to have a material impact on its financial position or results of operations.

4. Net Income Per Share

Basic net income per share is computed using the weighted average number of common shares (including both Class A common stock and Class B common stock) outstanding during the periods presented. Diluted net income per share is computed giving effect to all potentially dilutive common shares, assuming that such shares were outstanding during the periods presented. The weighted average diluted common shares outstanding were calculated under the “treasury stock” method in accordance with SFAS No. 128, “Earnings Per Share.”

Below is a reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding (in thousands). Options to purchase 2.6 million and 2.5 million shares of common stock were outstanding at September 30, 2002 but were excluded from the computation of diluted earnings per share for the three month and six month periods, respectively, because the options’ exercise prices were greater than the average market price of the Company’s common stock during the applicable period (antidilutive). No antidilutive options were outstanding at September 30, 2003.

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Weighted average common shares outstanding—Basic	92,073	91,615	91,456	92,319
Dilutive common stock equivalents:
Stock options and warrants	6,318	6,797	6,104	7,936

Weighted average common shares outstanding—Diluted	98,391	98,412	97,560	100,255

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

5. Goodwill and Intangible Assets

SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) requires that goodwill no longer be amortized. Instead, all goodwill (including goodwill associated with acquisitions consummated prior to the adoption of SFAS 142) is to be evaluated for impairment at least annually or when events or circumstances occur indicating that goodwill might be impaired.

The Company completed its annual impairment test during the fourth quarter of fiscal year 2003, which did not result in an impairment charge.

The following is a summary of goodwill activity for the dates indicated (in thousands):

March 31, 2003	$1,248,514
Finalization of Accordant purchase price	794

September 30, 2003	$1,249,308

The following is a summary of intangible assets at the dates indicated (in thousands):

	September 30, 2003	March 31, 2003
Amortizable intangible assets, gross:
Customer base	$278,380	$285,600
Other	21,675	19,130

	300,055	304,730

Accumulated amortization of amortizable intangible assets:
Customer base	(27,941)	(22,881)
Other	(7,851)	(6,310)

	(35,792)	(29,191)

Amortizable intangible assets, net	264,263	275,539

Non-amortizable intangible assets:
Trade name—PCS	105,267	105,267
Trade name—Accordant	2,570	—

Total intangible assets, net	$372,100	$380,806

The Company recorded a $4.7 million decrease in amortizable intangible assets during the first quarter of fiscal 2004, which represents the reallocation of Accordant intangibles based on the final valuation analysis. The weighted average amortization period for amortizable intangible assets is 25.3 years (26.3 years—customer base and 6.8 years—other).

Amortization expense of amortizable intangible assets was $3.3 million and $2.9 million for the three months ended September 30, 2003 and 2002, respectively, and $6.6 million and $5.8 million for the six months ended September 30, 2003 and 2002, respectively.

The Company determined that the $105.3 million and $2.6 million in trade names, acquired with the acquisition of PCS and Accordant, respectively, had indefinite useful lives. Current circumstances and conditions continue to support that determination.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

6. Debt

Long-term debt consists of the following (in thousands):

	September 30, 2003	March 31, 2003
Asset Securitization Facility, with interest at funding agent’s A-1+/P-1 commercial paper rate of 1.17% plus 1.50% and 1.33% plus .85%, respectively, due December, 2006	$100,000	$259,998
Senior Notes, with interest at 8.50%, due March, 2008	187,825	187,825
Other	77	188
Revolving Credit Facility, with interest at LIBOR plus 2%, due October, 2005	—	—

Total debt	287,902	448,011
Less current portion	(77)	(188)

Total long term debt	$287,825	$447,823

During the six months ended September 30, 2003, the Company repaid approximately $160 million on the Asset Securitization Facility.

In March 2001, the Company issued $200 million of Senior Notes due 2008 (Senior Notes). In the second quarter of fiscal year 2003, the Company repurchased a portion of the Senior Notes with a face value of approximately $12.2 million in open market transactions.

The Senior Notes are guaranteed until the due date or when repaid, if sooner, for the outstanding balance, by all of the Company’s existing and future domestic subsidiaries (Guarantors), other than receivables subsidiaries, as defined in the Senior Notes indenture, and certain other subsidiaries not otherwise required to be guarantors under the terms of the indenture. After issuance of the Senior Notes, the Company created subsidiaries that are not required to guarantee the Senior Notes. All of the subsidiaries that have guaranteed the Senior Notes are 100% owned, directly or indirectly by AdvancePCS. Each of the Guarantors jointly and severally, unconditionally guarantees that the principal, and interest, as well as, penalties, fees, indemnifications, reimbursements and damages, if any, payable under the Senior Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise. The Senior Notes contain covenants that are typical for this type of debt including, among others, fixed charge ratio, payment of dividends and sales of assets. There are no restrictions on the ability of the guarantors to pay dividends, make loans or advances to the parent. The Company is in compliance with all covenants.

The Revolving Credit Facility contains covenants that are typical for this type of debt, including limitations on capital expenditures, minimum fixed charge, interest coverage and total leverage ratios. The Company is in compliance with all covenants.

In November 2000, the Company entered into an interest rate protection agreement that had a fixed LIBOR rate of 6.60% for $400 million of the Company’s variable rate debt under the credit facility. The notional amount was reduced by $100 million in October 2001 and 2002. The swap expired in October 2003. The Company had accounted for the swap as a cash flow hedge in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137 and 138.

7. Condensed Consolidating Financial Information

In March 2001, the Company issued $200 million of Senior Notes, which were unconditionally guaranteed, jointly and severally, by all of the existing and future domestic subsidiaries, other than subsidiaries treated as

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

unrestricted subsidiaries or receivables subsidiaries, each as defined in the Indenture. Presented below are condensed consolidating balance sheets as of September 30, 2003 and March 31, 2003, condensed consolidating statements of operations for the three months and six months ended September 30, 2003 and 2002, and condensed consolidating statements of cash flows for the six months ended September 30, 2003 and 2002 of AdvancePCS (Parent and Issuer), guarantor subsidiaries (Guarantor Subsidiaries) and the subsidiaries which are not guarantors (Non-guarantor Subsidiaries) (in thousands):

Condensed Consolidating Balance Sheets

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of September 30, 2003
Cash and cash equivalents	$90,258	$—	$22,465	$—	$112,723
Accounts receivable, net	—	1,109,994	546,399	—	1,656,393
Inventories	—	136,244	75	—	136,319
Prepaid expenses and other	—	39,194	—	—	39,194

Current assets	90,258	1,285,432	568,939	—	1,944,629
Property and equipment, net	—	143,437	606	—	144,043
Equity investment	524,935	—	—	(524,935)	—
Intercompany	688,032	(284,418)	(403,614)	—	—
Goodwill and intangible assets, net	—	1,620,765	643	—	1,621,408
Other assets	10,959	57,724	2	—	68,685

Total assets	$1,314,184	$2,822,940	$166,576	$(524,935)	$3,778,765

Current liabilities	$10,626	$2,148,058	$23,839	$—	$2,182,523
Long-term debt, less current portion	187,825	—	100,000	—	287,825
Deferred income taxes	—	147,702	—	—	147,702
Other liabilities	—	44,978	4	—	44,982

Total liabilities	198,451	2,340,738	123,843	—	2,663,032

Common stock	977	—	—	—	977
Additional paid in capital	790,195	(1,275)	1,275	—	790,195
Other comprehensive income	(8,154)	—	—	—	(8,154)
Equity earnings	524,935	—	—	(524,935)	—
Accumulated earnings	(84,732)	483,477	41,458	—	440,203
Treasury stock	(107,488)	—	—	—	(107,488)

Stockholders’ equity	1,115,733	482,202	42,733	(524,935)	1,115,733

Total liabilities and stockholders’ equity	$1,314,184	$2,822,940	$166,576	$(524,935)	$3,778,765

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
As of March 31, 2003
Cash and cash equivalents	$96,490	$—	$14,757	$—	$111,247
Accounts receivable, net	—	1,087,425	540,506	—	1,627,931
Inventories	—	95,756	3,673	—	99,429
Prepaid expenses and other	—	25,647	—	—	25,647

Current assets	96,490	1,208,828	558,936	—	1,864,254
Property and equipment, net	—	150,543	657	—	151,200
Equity investment	413,829	—	—	(413,829)	—
Intercompany	649,175	(398,569)	(250,606)	—	—
Goodwill and intangible assets, net	—	1,628,677	643	—	1,629,320
Other assets	14,899	53,069	2	—	67,970

Total assets	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

Current liabilities	$10,446	$2,081,692	$20,404	$—	$2,112,542
Long-term debt, less current portion	187,825	—	259,998	—	447,823
Deferred income taxes	—	147,739	64	—	147,803
Other liabilities	5,648	25,711	2,743	—	34,102

Total liabilities	203,919	2,255,142	283,209	—	2,742,270

Common stock	955	—	—	—	955
Additional paid in capital	750,446	(1,275)	1,275	—	750,446
Other comprehensive income	(11,596)	—	—	—	(11,596)
Equity earnings	413,829	—	—	(413,829)	—
Accumulated earnings	(73,309)	388,681	25,148	—	340,520
Treasury stock	(109,851)	—	—	—	(109,851)

Stockholders’ equity	970,474	387,406	26,423	(413,829)	970,474

Total liabilities and stockholders’ equity	$1,174,393	$2,642,548	$309,632	$(413,829)	$3,712,744

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Condensed Consolidating Statement of Operations

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Three Months Ended September 30, 2003
Total revenues	$—	$3,677,058	$28,031	$(12,707)	$3,692,382
Cost of operations	—	3,597,132	13,763	(12,707)	3,598,188

Operating income	—	79,926	14,268	—	94,194
Interest (expense) income, net	(7,875)	1,846	(1,947)	—	(7,976)
Loss from joint venture	(1,424)	—	—	—	(1,424)

Income (loss) before income taxes	(9,299)	81,772	12,321	—	84,794
Income tax benefit (provision)	3,673	(32,892)	(4,275)	—	(33,494)

Net income (loss) before equity earnings	(5,626)	48,880	8,046	—	51,300
Equity earnings in subsidiaries	56,926	—	—	(56,926)	—

Net income	$51,300	$48,880	$8,046	$(56,926)	$51,300

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Three Months Ended September 30, 2002
Total revenues	$—	$3,492,022	$25,397	$(14,652)	$3,502,767
Cost of operations	—	3,421,386	14,753	(14,652)	3,421,487

Operating income	—	70,636	10,644	—	81,820
Interest (expense) income, net	(9,553)	1,760	(2,499)	—	(10,292)
Loss from joint venture	(1,224)	—	—	—	(1,224)

Income (loss) before income taxes	(10,777)	72,396	8,145	—	69,764
Income tax benefit (provision)	4,257	(28,976)	(2,838)	—	(27,557)

Net income (loss) before equity earnings	(6,520)	43,420	5,307	—	42,207
Equity earnings in subsidiaries	48,727	—	—	(48,727)	—

Net income	$42,207	$43,420	$5,307	$(48,727)	$42,207

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Six Months Ended September 30, 2003
Total revenues	$—	$7,454,525	$66,867	$(25,020)	$7,496,372
Cost of operations	—	7,298,724	38,213	(25,020)	7,311,917

Operating income	—	155,801	28,654	—	184,455
Interest (expense) income, net	(15,885)	2,959	(3,768)	—	(16,694)
Loss from joint venture	(2,996)	—	—	—	(2,996)

Income (loss) before income taxes	(18,881)	158,760	24,886	—	164,765
Income tax benefit (provision)	7,458	(63,856)	(8,684)	—	(65,082)

Net income (loss) before equity earnings	(11,423)	94,904	16,202	—	99,683
Equity earnings in subsidiaries	111,106	—	—	(111,106)	—

Net income	$99,683	$94,904	$16,202	$(111,106)	$99,683

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Six Months Ended September 30, 2002
Total revenues	$—	$6,721,982	$40,680	$(24,623)	$6,738,039
Cost of operations	—	6,586,922	22,378	(24,623)	6,584,677

Operating income	—	135,060	18,302	—	153,362
Interest (expense) income, net	(19,827)	3,518	(4,147)	—	(20,456)
Loss on early retirement of debt	(2,444)	—	—	—	(2,444)
Loss from joint venture	(2,257)	—	—	—	(2,257)

Income (loss) before income taxes	(24,528)	138,578	14,155	—	128,205
Income tax benefit (provision)	9,676	(55,402)	(4,928)	—	(50,654)

Net income (loss) before equity earnings	(14,852)	83,176	9,227	—	77,551
Equity earnings in subsidiaries	92,403	—	—	(92,403)	—

Net income	$77,551	$83,176	$9,227	$(92,403)	$77,551

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Condensed Consolidating Statement of Cash Flows

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Six Months Ended September 30, 2003
Net cash provided by operating activities	$15,020	$123,009	$14,708	$—	$152,737

Purchase of property and equipment	—	(13,817)	(10)	—	(13,827)
Other investing activities	(1,350)	(863)	—	—	(2,213)

Net cash used in investing activities	(1,350)	(14,680)	(10)	—	(16,040)

Net proceeds from issuance of Common Stock	18,955	5,933	—	—	24,888
Repayment of debt	—	(111)	—	—	(111)
Net activity on asset securitization facility	—	—	(159,998)	—	(159,998)
Net intercompany transactions	(38,857)	(114,151)	153,008	—	—

Net cash used in financing activities	(19,902)	(108,329)	(6,990)	—	(135,221)

(Decrease) increase in cash and cash equivalents	(6,232)	—	7,708	—	1,476
Cash and cash equivalents, beginning of period	96,490	—	14,757	—	111,247

Cash and cash equivalents, end of period	$90,258	$—	$22,465	$—	$112,723

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Six Months Ended September 30, 2002
Net cash (used in) provided by operating activities	$(1,157)	$225,813	$(115,169)	$—	$109,487

Purchase of property and equipment	—	(43,911)	(863)	—	(44,774)
Other investing activities	(1,900)	—	—	—	(1,900)

Net cash used in investing activities	(1,900)	(43,911)	(863)	—	(46,674)

Net proceeds from issuance of Common Stock	4,657	—	—	—	4,657
Purchase of Class A Common Stock—Treasury Stock	(71,841)	—	—	—	(71,841)
Deferred financing costs	(1,416)	—	—	—	(1,416)
Repayment of debt	(162,961)	—	—	—	(162,961)
Net activity on asset securitization facility	—	—	130,802	—	130,802
Net intercompany transactions	212,242	(181,902)	(30,340)	—	—

Net cash (used in) provided by financing activities	(19,319)	(181,902)	100,462	—	(100,759)

Decrease in cash and cash equivalents	(22,376)	—	(15,570)	—	(37,946)
Cash and cash equivalents, beginning of period	116,983	—	22,162	—	139,145

Cash and cash equivalents, end of period	$94,607	$—	$6,592	$—	$101,199

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

8. Stock Transactions

Treasury Shares

On June 6, 2002, the Company filed a Form 8-K announcing the authorization from the board of directors of a stock repurchase program of up to $150 million of the Company’s outstanding shares of Class A common stock in the open market or private transactions. Purchases of stock under this repurchase program are included in treasury and offset by the issuance of shares for the employee stock purchase plan (ESPP) program.

During the three month and six month periods ended September 30, 2002, the Company purchased 4.0 million shares at a cost of $71.8 million under this repurchase program. There were no shares issued under the ESPP program during the three and six month periods ended September 30, 2002. During the three month and six month periods ended September 30, 2003, no shares were purchased under this repurchase program, however, previous treasury purchases were offset by the issuance of 137,545 shares for the ESPP program. Since inception, the Company has purchased 5.6 million shares at a cost of $111.5 million, offset by 271,050 shares issued for the ESPP program. In the Merger Agreement, the Company has agreed not to repurchase any additional shares without the consent of Caremark.

TheraCom

In August 2001, the Company completed the acquisition of 100% of the equity of Dresing-Lierman, Inc. and its wholly-owned subsidiary, TheraCom Inc. (collectively, TheraCom), a specialty pharmacy and distribution company located in Bethesda, Maryland. At the time of the acquisition, in addition to the payment of other consideration, 217,050 shares of common stock issued to the former TheraCom stockholders were held in escrow to satisfy any indemnification claims the Company may have arising out of the acquisition, including those related to the settlement of certain TheraCom litigation outstanding at the time of the acquisition. All shares held in escrow were included in the Company’s calculation of basic earnings per share beginning with the quarter ended September 30, 2002.

In January 2003, 34,188 shares were withdrawn from the indemnification claims escrow and returned to the Company to satisfy its indemnification claim arising from the settlement of litigation between TheraCom and one of its former stockholders. These shares returned to the Company are held in treasury. In August 2003, further litigation was settled between TheraCom and one of its former employees. Pursuant to this settlement, TheraCom paid the former employee $2 million. The former stockholders of TheraCom then indemnified and reimbursed the Company $2 million in cash. Upon receipt of this indemnification payment and in accordance with the terms of the acquisition, all of the 182,862 shares then held in the indemnification escrow were released to the former TheraCom stockholders.

9. Commitments and Contingencies

The Company has entered into long-term employment and noncompete agreements with certain management employees. These employment agreements provide for certain minimum payments should the agreements be terminated.

In November 1999, PCS Health Systems, Inc. (PCS), a subsidiary of PCS Holding Corporation, which was acquired by the Company in October 2000, received a subpoena from the Department of Health and Human Services OIG requesting that PCS produce documents in connection with an industry-wide investigation. The investigation is ongoing and being pursued under the direction of the United States Attorney’s Office for the Eastern District of Pennsylvania. Based on public statements from that office, the investigation appears to involve a review of the practices of pharmacy benefit management companies (PBMs) under federal anti-kickback statutes and other

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

laws and regulations. Specifically, the focus of the investigation appears to be PBMs’ relationships with pharmaceutical manufacturers and retail pharmacies and PBMs’ programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs, and payments made by PBMs to retail pharmacies in connection with therapeutic intervention activity. The Company provided documents responsive to the subpoena. The United States Attorney’s Office also contacted some of the pharmaceutical manufacturers with which the Company has agreements and has asked them to provide copies of documents relating to their agreements with the Company. The United States Attorney General also issued Civil Investigative Demands (CIDs) seeking to compel the depositions of eight of the Company’s current and former employees.

On September 17, 2002, the United States District Court for the Eastern District of Pennsylvania entered an order holding in abeyance both the Company’s dispute with the OIG regarding the scope and enforcement of the subpoena for documents and employee e-mails as well as the issuance of the CIDs, pending the good faith efforts of the parties to reach a mutual resolution of the outstanding discovery issues. As a result of such order, AdvancePCS does not have to comply with the subpoena issued by the OIG. Since entry of that order, the Company has reached agreement with the United States Attorney’s office regarding the scope of its document requests and facilitated interviews of certain employees in lieu of the CIDs. The government has continued to request the production of additional documents and interviews, including information relating to the activities of the former Advance Paradigm (which was the name of AdvancePCS prior to the acquisition of PCS) and the activities of AdvancePCS subsequent to the PCS acquisition, as well as additional information regarding the Company’s arrangements with retail pharmacies. The Company continues to cooperate with the OIG. The Company already has produced certain requested materials and intends to continue to work with the OIG to facilitate the production of further documents and arrange the requested interviews.

It is not possible to predict the outcome of this investigation or whether the government will commence any action challenging any of the Company’s programs and practices. The Company believes that its programs, including those prior to the PCS acquisition, are in compliance with the requirements of the anti-kickback and false claims statutes and other applicable laws and regulations. Moreover, other than those actions filed in connection with the enforcement of the subpoena, neither the OIG nor the United States Attorney has filed any actions or claims against AdvancePCS nor have they indicated their intention to do so. Nevertheless, as a result of this investigation, the Company could be subject to scrutiny, further investigation or challenge under federal or state anti-kickback and false claims statutes or other laws and regulations which could cause the Company’s business, profitability and growth prospects to suffer materially.

In March 1998, a class action lawsuit captioned Mulder v. PCS Health Systems, Inc., case number 98-1003, was filed in the United States District Court of the District of New Jersey. This action alleges that PCS is a fiduciary, as that term is defined in the Employee Retirement Income Security Act (ERISA), and that the Company has breached its fiduciary obligations under ERISA in connection with its development and implementation of formularies, preferred drug listings and intervention programs for its sponsors of ERISA health plans. In particular, the plaintiff alleges that the Company’s therapeutic interchange programs and negotiation of formulary rebates and discounts from pharmaceutical manufacturers violate fiduciary obligations. The plaintiff is seeking injunctive relief and monetary damages in an unspecified amount. AdvancePCS believes that it does not assume any of the plan fiduciary responsibilities that would subject it to regulation under ERISA as alleged in the complaint, has denied all allegations of wrongdoing and is vigorously defending this suit. The plaintiff purported to represent a nation-wide class consisting of all members of all ERISA plans for which PCS provided PBM services during the class period. AdvancePCS opposed certification of this class and on July 17, 2003, the District Court entered an order certifying a more limited class comprised only of members of those ERISA plans for which PCS provided services under its contract with a single plan administrator. The Company will continue to vigorously defend this suit. Although the ultimate outcome is uncertain, an adverse

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, intervention programs, and rebates, potentially reducing its profitability and growth prospects.

AdvancePCS is also a party to Marantz v. AdvancePCS, case number CIV-01-2413PHX EHC, a class action filed on or about December 17, 2001 in the United States District Court in Arizona that alleges that AdvancePCS acts as an ERISA fiduciary and that its has breached certain fiduciary obligations under ERISA. The plaintiff withdrew the class action allegations in April 2002. In March 2003, the court dismissed the plaintiff’s apparent effort to reassert possible class action claims. In May 2003, the Marantz case was dismissed based on inadequacies in the plaintiff’s pleadings and subsequently the plaintiff filed and amended complaint purporting to address these inadequacies. Currently, the case is proceeding as a single plaintiff seeking to represent one health plan. However, the plaintiff is again attempting to broaden the scope of the case to a class action. The Company will oppose any effort to certify a class.

The Company also was party to a class action, Glanton v. AdvancePCS, case number CIV-02-0507 PHX SRB, previously referred to as Lewis v. AdvancePCS, filed by the same counsel that had filed the Marantz case described above. This class action was served on or about April 19, 2002 and purported to be brought on behalf of a class of self-funded health plans. On or about March 31, 2003, the Company was served with another complaint (Mackner v. AdvancePCS, case number CIV-03-0607 PHX MHM) in which the plaintiff, a purported participant in a self-funded plan/customer of AdvancePCS, sought to bring action on behalf of that plan. Because the Glanton case purported to be brought as a class action on behalf of self-funded plans, on May 14, 2003, the United States District Court consolidated Mackner into Glanton. On November 7, 2003, the Federal District Court dismissed and terminated both the Glanton and Mackner cases on the pleadings, finding that the plaintiffs lacked standing to bring the actions under ERISA. The plaintiffs are entitled to appeal these dismissals to the United States Ninth Circuit Court of Appeals.

As to all of the ERISA cases, the Company believes that it does not act as an ERISA fiduciary or assume the ERISA fiduciary responsibilities as alleged in the complaints. AdvancePCS believes that, in any event, its business practices are in compliance with ERISA. The ERISA lawsuits seek unspecified monetary damages and injunctive relief.

The Company was served as a defendant in two California state court cases in 2003, one of which was brought by the same plaintiff’s counsel that represents the plaintiffs in the dismissed and pending Arizona ERISA cases. One was filed on or about March 17, 2003 in Los Angeles County Superior Court (American Federation of State, County & Municipal Employees (“AFSCME”) v. AdvancePCS, et al., case number BC292227) against AdvancePCS and other leading PBMs. The other was filed on or about March 26, 2003 in Alameda County Superior Court against AdvancePCS and several other defendants (Irwin v. AdvancePCS, et al., case number RG03088693) and is styled as a class action brought on behalf of a class of all public employees that participate in non-ERISA prescription drug benefit plans; however, a class has not been certified and the Company will oppose such certification. These two California cases allegedly involve non-ERISA plans and make the same general allegations of wrongdoing as made in the Arizona ERISA actions but are brought under California’s Unfair Competition Law rather than ERISA. Since the two California actions are related, the Company and the other PBM defendants secured an order requiring that the cases be coordinated in the Los Angeles Superior Court.

Although the ultimate outcome in these Arizona ERISA and California non-ERISA cases is uncertain, an adverse determination could potentially cause the Company to change its business practices with respect to formularies, preferred drug listings, rebates, and intervention programs, potentially reducing the Company’s profitability and growth prospects. The Company has denied all allegations of wrongdoing and is vigorously defending these suits.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

On December 17, 2001, AARP and United Healthcare Insurance Co. (United) filed a multi-count complaint against AdvancePCS in federal court in Minneapolis, Minnesota in a matter captioned United Healthcare Insurance Co. and AARP v. AdvancePCS, Civ. No. 01-CV-2320 (D. Minn.). AARP and United have asserted claims against the Company for violation of Minnesota’s deceptive trade practices act, tortious interference with prospective economic advantage and unjust enrichment. Specifically, AARP and United claim that the Company created confusion among certain AARP members and pharmacists through the launch of its prescription drug discount program. AARP and United requested preliminary and permanent injunctive relief. The Company moved to dismiss the complaint. Without holding an evidentiary hearing, the district court granted AARP and United’s request for preliminary injunctive relief. The Company appealed the district court’s order and on November 1, 2002, the Eighth Circuit Federal Court of Appeals affirmed the district court’s order. In addition to the injunctive relief requested, AARP and United have asserted monetary damages of $24 million, including attorneys’ fees and costs. In September 2003, the District Court rejected, without prejudice, AARP’s and United’s attempt to amend their complaint to include a punitive damages allegation. The Company has denied AARP and United’s allegations, moved to dismiss the complaint and are vigorously defending this matter. In addition, in May 2003 the Company amended its answer to include a cross-complaint against both AARP and United for monetary damages arising out of asserted inappropriate activities by AARP and United that interfered with the operation of its prescription drug discount program. Discovery in connection with these claims is ongoing.

The Company is a defendant in a purported class action (Bellevue Drug Co. et al., on behalf of themselves and all others similarly situated, and The Pharmacy Freedom Fund and The National Community Pharmacists Association v. AdvancePCS, Civ. No. 03-473) filed in the United States District Court for the Eastern District of Pennsylvania in August 2003. The plaintiff alleges antitrust violations under Section 1 of the Sherman Act by the Company allegedly participating in a conspiracy to fix retail pharmacy reimbursement rates at sub-competitive levels. The plaintiffs are attempting to certify a nationwide class of all pharmacies that, at any time during the period commencing four years before the filing of the litigation through the present, contracted with the Company to dispense and sell brand name and generic prescription drugs for any prescription drug benefit plan(s). The plaintiffs are seeking damages and injunctive relief. The Company will vigorously defend this suit.

The Company is also a defendant in similar anti-trust class action (North Jackson Pharmacy, Inc., et al. v. AdvancePCS et al.) filed in the United States District Court for the Northern District of Alabama in October 2003. The plaintiffs are pharmacies who seek to represent a nationwide class of pharmacies. The plaintiffs have made generally similar allegations as the plaintiffs in the Bellevue Drug Co. litigation described above. The Company will vigorously defend this suit.

In addition, the Company is a party to routine legal and administrative proceedings arising in the ordinary course of its business. The proceedings currently pending are not, in management’s opinion, material either individually or in the aggregate.

The Company cannot presently determine the ultimate resolution of these investigations and lawsuits. Accordingly, the likelihood of a loss, if any, and the amount of a loss, if any, cannot be reasonably estimated and we have not recognized in the accompanying consolidated financial statements any liability arising from these matters. If adversely determined, the outcome of these matters could have a material adverse effect on our liquidity, financial position and results of operations.

Various aspects of the Company’s businesses are governed by federal and state laws and regulations and compliance is a significant operational requirement for the Company. Management believes that the Company is in substantial compliance with all existing legal requirements material to the operation of its business; however, the application of complex standards to the detailed operation of the business always creates areas of uncertainty.

AdvancePCS and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Moreover, regulation of the field is in a state of flux. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect the Company’s business. Management cannot predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding health care, or the business of pharmacy benefit management. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on the Company’s business or financial position.

10. Comprehensive Loss

The components of the ending balances of accumulated other comprehensive loss, net of taxes, as reflected in stockholders’ equity are shown as follows (in thousands):

	September 30, 2003	March 31, 2003
Mark to market interest rate swap, net of taxes	$—	$(3,442)
Pension liability adjustment, net of taxes	(8,154)	(8,154)

Accumulated other comprehensive loss	$(8,154)	$(11,596)

The components of total comprehensive income, net of taxes, are shown as follows (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Net income	$51,300	$42,207	$99,683	$77,551
Mark to market interest rate swap, net of taxes	1,817	2,281	3,442	2,554

Total comprehensive income	$53,117	$44,488	$103,125	$80,105

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CAREMARK RX, INC.,

COUGAR MERGER CORPORATION

AND

ADVANCEPCS

DATED AS OF SEPTEMBER 2, 2003

AGREEMENT AND PLAN OF MERGER

A-i

A-ii

Page
Section 8.6.	Governing Law	A-55
Section 8.7.	Severability	A-55
Section 8.8.	Specific Performance	A-55
Section 8.9.	Construction	A-55
Section 8.10.	Non-Survival of Representations and Warranties and Agreements	A-55
Section 8.11.	Certain Definitions	A-55
Section 8.12.	Fees and Expenses	A-56
Section 8.13.	Notices	A-56
Exhibit A	Certificate of Incorporation
Exhibit B	Material Terms of Retention Plan
Exhibit C	Company Quarterly Financial and Operating Data
Exhibit D	Changed Contracts Information
Exhibit E	Parent Quarterly Financial and Operating Data
Exhibit F	Revenue and Earnings Thresholds

A-iii

Index of Defined Terms

Defined Term	Section
Agreement	Preamble
Acquisition Agreement	5.6(a)(ii)
Acquisition Proposal	5.6(a)(i)
Amended Parent Certificate of Incorporation	5.2(d)
Antitrust Laws	5.5(b)
Cash Percentage	2.1(a)
Certificate	2.1(a)
Certificate of Merger	1.2
Closing	1.2
Code	Preliminary Statements
Company	Preamble
Company Alternative Transaction	5.6(a)(ii)
Company Benefit Plan	3.14(a)
Company Bylaws	3.1
Company Certificate of Incorporation	3.1
Company Change in Recommendation	5.6(a)(ii)
Company Changed Contracts	5.3(a)
Company Class A Common Stock	Preliminary Statements
Company Class B-1 Common Stock	Preliminary Statements
Company Class B-2 Common Stock	Preliminary Statements
Company Common Stock	Preliminary Statements
Company Disclosure Letter	Article III
Company Expenses	7.2(c)
Company Financial Statements	3.7(b)
Company Independent Advisors	3.3(c)
Company Intellectual Property Rights	3.17(c)
Company Material Adverse Effect	8.11(b)
Company Material Contract	3.12(a)
Company Options	2.3(a)
Company Pension Plan	3.14(a)
Company Preferred Stock	3.2(a)
Company SEC Reports	3.7(a)
Company Series A-1 Preferred Stock	3.2(a)
Company Series A-2 Preferred Stock	3.2(a)
Company Series B Preferred Stock	3.2(a)
Company Stockholders’ Meeting	5.10(a)
Company Stock Option Plans	2.3(a)
Company Subsequent Determination	5.6(a)(ii)
Company Subsidiaries	3.2(b)
Company Voting Debt	3.2(a)
Company Warrant	2.5(a)
Company Welfare Plan	3.14(a)
Compliance Plan	3.21(d)
Concerted Action	3.15(a)
Confidentiality Agreement	5.3(a)
DGCL	Preliminary Statements
Dissenting Shares	2.2(a)
D&O Insurance	5.8(b)
Effective Time	1.2

A-iv

Defined Term	Section
Environmental Claim	3.16(c)
Environmental Laws	3.16(c)
ERISA	3.14(a)
Exchange Act	2.3(c)
Exchange Agent	2.7(a)
Exchange Ratio	2.1(a)
Exchange Fund	2.7(a)
Executive Officer	8.11(f)
GAAP	3.7(b)
Governmental Entity	3.5
Hazardous Materials	3.16(c)
Healthcare Information Laws	3.21(d)
HSR Act	3.5
Indemnified Parties	5.8(a)
Intellectual Property Rights	3.17(c)
Joint Proxy Statement	5.10(a)
King & Spalding	1.2
Law	3.4
Liens	3.2(b)
Litigation	3.11(a)
Material Acquisition Proposal	7.2(d)
Merger	Preliminary Statements
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Common Stock	2.1(c)
NLRB	3.15(a)
NYSE	2.1(a)
Outside Date	7.1(c)
Parent	Preamble
Parent Alternative Transaction	5.6(b)(ii)
Parent Benefit Plan	4.14(a)
Parent Bylaws	4.1
Parent Certificate of Incorporation	4.1
Parent Change in Recommendation	5.6(b)(ii)
Parent Changed Contracts	5.3(b)
Parent Common Stock	2.1(a)
Parent Disclosure Letter	Article IV
Parent Expenses	7.2(b)
Parent Financial Statements	4.7(b)
Parent Intellectual Property Rights	4.17(c)
Parent Independent Advisors	4.3(d)
Parent Material Adverse Effect	8.11(c)
Parent Material Contract	4.12(a)
Parent Pension Plan	4.14(a)
Parent Preferred Stock	4.2(a)
Parent Options	4.2(a)
Parent Rights	4.2(a)
Parent Rights Agreement	2.6
Parent SEC Reports	4.7(a)
Parent Series C Preferred Stock	4.2(a)
Parent Stockholders’ Meeting	5.10(a)

A-v

Defined Term	Section
Parent Stock Option Plans	4.2(a)
Parent Subsequent Determination	5.6(b)(ii)
Parent Subsidiaries	4.2(c)
Parent Voting Debt	4.2(a)
Parent Welfare Plan	4.14(a)
Permits	3.21(a)
Per Share Cash Amount	2.1(a)
Purchase Plan	2.4
Registration Statement	5.10(a)
Release	3.16(c)
Representatives	5.3(a)
Retention Plan	5.1(c)
Sarbanes-Oxley Act	3.7(a)
SEC	2.3(c)
Securities Act	3.5
Shares	2.1(a)
Skadden Arps	2.3(c)
Stock Percentage	2.1(a)
Substitute Option	2.3(a)
Substitute Warrant	2.5(a)
Superior Proposal	5.6(a)(ii)
Surviving Corporation	1.1
Tax, Taxes	3.9(a)
Tax Return	3.9(a)
Termination Fee	7.2(b)
Transition Period	5.15(a)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 2nd day of September, 2003, is by and among CAREMARK RX, INC., a Delaware corporation (“Parent”), COUGAR MERGER CORPORATION, a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of Parent, and ADVANCEPCS, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and in the best interests of the Company and the holders of the Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”), the holders of the Class B-1 common stock, par value $0.01 per share, of the Company (the “Company Class B-1 Common Stock”), and the holders of the Class B-2 common stock, par value $0.01 per share, of the Company (the “Company Class B-2 Common Stock,” and, collectively with the Company Class A Common Stock and the Company Class B-1 Common Stock, the “Company Common Stock”), and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has recommended that the stockholders of the Company approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended that the stockholders of Parent approve and adopt the Amended Parent Certificate of Incorporation and approve the issuance of Parent Common Stock in connection with the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of Merger Sub (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Merger Sub and in the best interests of Merger Sub and its stockholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended that Parent approve and adopt this Agreement and the Merger;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has approved and adopted this Agreement and the Merger by unanimous written consent in accordance with the requirements of the DGCL; and

WHEREAS, for federal income tax purposes, it is intended by Parent, Merger Sub and the Company that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of “reorganization”;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the

Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

Section 1.2. Effective Time; Closing. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 10:00 a.m., Eastern Standard Time, at the offices of King & Spalding LLP (“King & Spalding”), 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4. Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation, as amended, of the Surviving Corporation shall be amended in the Merger to read as set forth in Exhibit A, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law and such Certificate of Incorporation.

(b) The Bylaws of Merger Sub as of the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.5. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Subject to the other provisions of this Section 2.1, each share of Company Class A Common Stock, Company Class B-1 Common Stock and Company Class B-2 Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares canceled pursuant to Section 2.1(b) and Dissenting Shares, if any) shall be canceled and, subject to Section 2.2, shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive (A) shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) in an amount equal to the product of 2.15 (the “Exchange Ratio”) and 0.90 (the “Stock Percentage”) and (B) an amount in cash equal to the Per Share Cash Amount, issuable and payable, without interest, upon surrender of the certificate that formerly evidenced such Share (a “Certificate”) in the manner provided in Section 2.7 (together, the “Merger Consideration”). At the Effective Time, all Shares converted pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 2.1(a). Notwithstanding anything contained herein to the contrary, if either (i) the tax opinion delivered to Parent referred to in Section 6.2(d) cannot be rendered (as reasonably determined by counsel to Parent) or (ii) the tax opinion delivered to the Company referred to in Section 6.3(d) cannot be rendered (as reasonably determined by counsel to the Company), in either case as a result of the Merger potentially failing to satisfy the “acquisition of control” requirement under Section 368(a)(2)(E) of the Code, the Cash Percentage shall be reduced and the Stock Percentage shall be correspondingly increased to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.

As used in this Agreement, the “Per Share Cash Amount” shall be equal to ten percent (the “Cash Percentage”) of the product of (x) the Exchange Ratio and (y) the average of the per share closing sales prices of shares of Parent Common Stock as reported on the New York Stock Exchange (the “NYSE”) Composite Transactions reporting system (as reported in The Wall Street Journal or, in absence thereof, by another authoritative source) during the five consecutive trading day period that shares of Parent Common Stock are traded on the NYSE ending on (and including) the fifth trading day immediately prior to the Effective Time.

(b) Each Share held in treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by the Company’s stockholders who have demanded and perfected their demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as described in Section 2.1(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as described in Section 2.1(a), without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the Effective Time. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 2.3. Stock Options.

(a) All stock options (the “Company Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time under that certain AdvancePCS Amended and Restated Incentive Stock Option Plan, dated August 1, 1993, as amended by Amendment No. 1, dated December 7, 2000, and Amendment No. 2, dated November 1, 2001, that certain AdvancePCS Amended and Restated 1997 Nonstatutory Stock Option Plan, dated May 1, 1997, as amended by Amendment No. 1, dated November 1, 2001 and that certain AdvancePCS 2003 Incentive Compensation Plan, effective as of August 1, 2003 (collectively, the “Company Stock Option Plans”), shall remain outstanding following the Effective Time notwithstanding anything to the contrary set forth in the Company Stock Option Plans. At the Effective Time, all of the Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed in full by Parent. Parent and the Company agree that the consummation of the Merger shall constitute a change in control, change of control, change in control transaction, vesting transaction or sale of substantially all of the common stock of the Company or similar transaction for purposes of the agreements governing any Company Options that contain accelerated vesting provisions and the Company Stock Option Plans and that immediately prior to the consummation of the Merger, all such Company Options (other than Company Options listed in Section 2.3(a) of the Company Disclosure Letter as not accelerating prior to the consummation of the Merger) so subject to accelerated vesting provisions shall all vest and become fully exercisable. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action by Parent. Each Company Option assumed by Parent (each, a “Substitute Option”) shall be converted automatically into options to purchase shares of Parent Common Stock upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Company Option, except that (i) such Substitute Options shall remain outstanding and, to the extent provided above, become fully vested and exercisable notwithstanding the terms and conditions of such Company Option and Company Stock Option Plans and (ii) (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the Exchange Ratio and (B) the option price per share of Parent Common Stock under each Substitute Option shall be an amount equal to the option price per share of Company Common Stock subject to the related Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Option. Section 2.3(a) of the Company Disclosure Letter sets forth a list of all Company Options as of the date hereof, including the name of the holder of each such Company Option, the number of shares of Company Common Stock subject thereto, the exercise price thereof and whether vesting of such Company Option will be accelerated immediately prior to the consummation of the Merger (either alone or in conjunction with any other event).

(b) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto, and such Substitute Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.3 after giving effect to the Merger). Parent shall comply with the terms of all such Substitute Options and ensure that the conversion and assumption provided in this Section 2.3 with respect to any Company Option that qualifies as an “incentive stock option” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. The Company has heretofore taken or shall take all actions with respect to the Company Stock Option Plans and the Company Options that are necessary to implement the provisions of this Section 2.3 and the other matters noted in Section 2.3 of the Company Disclosure Letter. Parent has heretofore taken or shall take all actions with respect to the Company Stock Option Plans and the Company Options that are necessary to implement the provisions of this Section 2.3, including, without limitation, all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.3. As soon as practicable, but in no event later than five business days after the Effective Time, Parent shall register the shares of Parent Common Stock subject to Substitute Options by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements and maintain the current status of the prospectus with respect thereto for so long as Substitute Options remain outstanding.

(c) On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all necessary action such that, with respect to each member of the Board of Directors of the Company and each employee of the Company (including each such person who will become a director or officer of Parent) who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the acquisition by such person of Parent Common Stock or Substitute Options pursuant to the transactions contemplated by this Agreement and the disposition by any such person of Company Common Stock or Company Options pursuant to the transactions contemplated by this Agreement shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. Such actions shall be consistent with all current applicable interpretation and guidance of the United States Securities and Exchange Commission (the “SEC”), including, but not limited to, the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”).

Section 2.4. Employee Stock Purchase Plan. With respect to the AdvancePCS Employee Stock Purchase Plan, dated May 14, 2002 (the “Purchase Plan”), the offering period in progress as of the trading date immediately preceding the Effective Time shall be shortened by setting a new exercise date which shall be the trading date immediately preceding the Effective Time. The Purchase Plan shall terminate immediately following the purchase of shares of Company Common Stock at the Effective Time.

Section 2.5. Warrants.

(a) At the Effective Time, the obligation to honor each outstanding warrant to purchase Company Class A Common Stock (a “Company Warrant”) shall be deemed assumed by Parent. At and after the Effective Time: (i) each Company Warrant then outstanding shall entitle the holder thereof to acquire the number (rounded to the nearest whole share) of shares of Parent Common Stock determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio and (ii) the exercise price per share of Parent Common Stock subject to any such Company Warrant at and after the Effective Time shall be an amount equal to the exercise price per share of Company Class A Common Stock subject to such Company Warrant prior to the Effective Time divided by the Exchange Ratio (the warrant exercise price, as so determined, being rounded to the nearest full cent) (the “Substitute Warrants”). Other than as provided above, as of and after the Effective Time, each Substitute Warrant shall be subject to the same terms and conditions of the Company Warrants as in effect immediately prior to the Effective Time.

(b) The Company shall (i) take all corporate action and (ii) use prompt and reasonable commercial efforts to obtain such consents, in each case, as are necessary to cause the Company Warrants outstanding at the Effective Time to be treated in accordance with Section 2.5(a) and be assumed by Parent at the Effective Time. Parent shall (i) take all corporate action and (ii) use prompt and reasonable commercial efforts to obtain such consents, in each case, as are necessary to cause the Company Warrants outstanding at the Effective Time to be treated in accordance with Section 2.5(a) and be assumed by Parent at the Effective Time, including, without limitation, all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Warrants pursuant to the terms set forth in this Section 2.5. Following the Effective Time and after receipt of any necessary consents, no holder of a Company Warrant shall have any rights to acquire Company Class A Common Stock.

Section 2.6. Parent Rights Plan. References in this Agreement to Parent Common Stock shall include the associated Parent Rights distributed to holders of Parent Common Stock pursuant to that certain Second Amended and Restated Rights Agreement, dated as of March 11, 2002, between Parent and First Union National Bank (the “Parent Rights Agreement”).

Section 2.7. Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wachovia Bank, N.A. or such other bank or trust company that is reasonably acceptable to the Company and may be designated by Parent (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Article II, (ii) cash sufficient to make the cash payments payable pursuant to this Article II and (iii) cash from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.7(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock and cash contemplated to be issued pursuant to Section 2.1(a) out of the Exchange Fund. Except as contemplated by Section 2.7(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore: (A) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of such holder’s Shares formerly represented by such Certificate, and (B) a check for the cash which such holder has the right to receive in respect of such holder’s Shares formerly represented by such Certificate and for cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.1(a), 2.7(c) or 2.7(e). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock which such holder has the right to receive in respect of such holder’s Shares formerly represented by such Certificate and a check for cash which such holder has the right to receive in respect of such holder’s Shares formerly represented by such Certificate, for cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7(e) and for any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, the cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) No Further Rights in Company Common Stock. All cash paid and shares of Parent Common Stock issued upon conversion of the Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.7(c) or (e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No certificates or script representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of Shares exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive, upon surrender of such holder’s Certificates in accordance with this Section 2.7, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing sales prices of shares of Parent Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or in the absence thereof, by another authoritative source) during the five consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 2.7(b).

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of the Company Common Stock one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Common Stock who have not theretofore complied with this Article II shall thereafter look solely to Parent with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, and any other cash amounts payable pursuant to this Article II, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such times as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(c).

Section 2.8. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the other parties hereto (except as set forth in the written disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) or in the Company SEC Reports filed on or before the date of this Agreement; it being understood and agreed that any matter set forth in any Section of the Company Disclosure Letter or in the Company SEC Reports filed on or before the date of this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter is material for purposes of this Agreement) as follows:

Section 3.1. Organization and Standing. Each of the Company and each Company Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has full corporate (or similar) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, (c) has all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (d) is duly qualified or licensed to do business as a foreign corporation or organization and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of clause (a), where the failure of any Company Subsidiary to be duly organized, validly existing and in good standing does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, in the case of clauses (c) and (d), where the failure to have such approvals or to be so qualified or licensed or be in good standing does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of its Certificate of Incorporation (including any certificates of designations attached thereto, the “Company Certificate of Incorporation”) and Bylaws (the “Company Bylaws”) and the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each Company Subsidiary, each as amended to date. Such Certificates of Incorporation, Bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Company Subsidiary is in material violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

Section 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 186,999,000 shares of Company Class A Common Stock, (ii) 13,000,000 shares of Company Class B-1 Common Stock, (iii) 1,000 shares of Company Class B-2 Common Stock and (iv) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 65,854 shares have been designated as Series A-1 11% preferred stock (the “Company Series A-1 Preferred Stock”), 125,000 shares have been designated as Series A-2 11% preferred stock (the “Company Series A-2 Preferred Stock”) and 84,146 shares have been designated as Series B convertible preferred stock (the “Company Series B Preferred Stock”). As of the close of business on August 28, 2003, (A) 79,155,226 shares of Company Class A Common Stock, 12,913,334 shares of Company Class B-1 Common Stock and 200 shares of Company Class B-2 Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (except for preemptive rights relating to the Company Class B-1 Common Stock and the Company Class B-2 Common Stock as provided in the Company Certificate of Incorporation), (B) 5,322,028 shares of Company Common Stock were held in the treasury of the Company, (C) 13,003,675 shares of Company Common Stock were subject to Company Options issued pursuant to the Company Stock Option Plans and 4,336,742 shares of Company Common Stock were authorized and reserved for future issuance pursuant to the Company Stock Option Plans, the Purchase Plan and the Company Warrants, (D) no shares of Company Preferred Stock were issued and outstanding and (E) 760,144 shares of Company Common Stock were subject to Company Warrants. No bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the holders of capital stock of the Company may vote (the “Company Voting Debt”) are issued and outstanding. Section 3.2(a) of the Company Disclosure Letter sets forth a true and complete list, as of August 29, 2003, of the outstanding Company Options with the exercise prices thereof. Except as set forth above or in Section 3.2(a) of the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Company Subsidiary relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 includes all the subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) (the “Company Subsidiaries”). All the outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in Section 3.2(b) of the Company Disclosure Letter, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than statutory Liens for Taxes not yet due and payable and Liens set forth in Section 3.2(b) of the Company Disclosure Letter, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries) that is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.3. Authority for Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock, voting as a single class, and the holders of two-thirds of the outstanding Company Class B-1 Common Stock and Company Class B-2 Common Stock, voting as a single class, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The affirmative votes of the holders of a majority of the outstanding Company Common Stock, voting as a single class, and the holders of two-thirds of the outstanding Company Class B-1 Common Stock and Company Class B-2 Common Stock, voting as a single class, entitled to vote at a duly called and held meeting of the Company’s stockholders are the only votes of the holders of capital stock of the Company necessary to approve and adopt this Agreement and the Merger.

(b) At a meeting duly called and held on September 2, 2003, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the transactions contemplated hereby.

(c) Each of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Independent Advisors”) has delivered to the Board of Directors of the Company its opinion, dated the date of this Agreement, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the Company’s stockholders in the Merger is fair to such stockholders from a financial point of view. The Company will deliver to Parent a copy of each such opinion solely for informational purposes after receipt thereof by the Company.

Section 3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or the equivalent organizational documents of any of the Company Subsidiaries, (b) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”) applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, or (c) except as set forth in Section 3.4 of the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of any payment or other obligation pursuant to, or result in the creation of a Lien on any property or asset of the Company or any of the Company Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Company Material Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of any of them is bound or affected, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5. Required Filings and Consents. Except as set forth in Section 3.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, state securities or “blue sky” laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) for such other consents, approvals, authorizations, permits, filings or notifications the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6. Compliance. Except as set forth in Section 3.6 of the Company Disclosure Letter or as disclosed in the Company SEC Reports filed on or before the date of this Agreement, since April 1, 2000, each of the Company and the Company Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Company or any of the Company Subsidiaries or by which any property, business or asset of the Company or any of the Company Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of the Company or any of the Company Subsidiaries is bound or affected, other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7. SEC Filings, Company Financial Statements.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Letter, the Company and each Company Subsidiary have filed all forms, reports, schedules, statements and documents required to be filed with the SEC by the Company or such Company Subsidiary since April 1, 2000 (such documents, as supplemented and amended, the “Company SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing). Except as set forth in Section 3.7(a) of the Company Disclosure Letter, none of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein (or incorporated by reference therein) or necessary in order to make the statements therein (or incorporated by reference therein), in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.7(a) of the Company Disclosure Letter, the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Letter or as disclosed in the Company SEC Reports filed on or before the date of this Agreement, all of the financial statements included in the Company SEC Reports filed on or before the date of this Agreement, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Company Financial Statements”), have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of such unaudited statements, to normal, recurring adjustments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

(c) Except as set forth in Section 3.7(c) of the Company Disclosure Letter, there are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and the Company Subsidiaries at March 31, 2003, including the notes thereto, and liabilities incurred in the ordinary course of business since March 31, 2003, (ii) liabilities disclosed in the Company SEC Reports filed on or before the date of this Agreement, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8. Absence of Certain Changes or Events.

(a) Except as contemplated by this Agreement, as disclosed in the Company SEC Reports filed on or before the date of this Agreement or as disclosed in Section 3.8(a) of the Company Disclosure Letter, since March 31, 2003, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as contemplated by this Agreement, as disclosed in the Company SEC Reports filed on or before the date of this Agreement or as disclosed in Section 3.8(b) of the Company Disclosure Letter, between March 31, 2003 and the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Company Subsidiary, (ii) any material change in accounting methods, principles or practices employed by the Company or (iii) any action of the type described in Sections 5.1(b)(ii) or 5.1(c)(i) and (xiii) which, had such action been taken after the date of this Agreement, would be in material violation of any such Section.

(c) Except as contemplated by this Agreement, as disclosed in the Company SEC Reports filed on or before the date of this Agreement or as disclosed in Section 3.8(c) of the Company Disclosure Letter, since March 31, 2003, no action has been taken by or on behalf of the Company or any Company Subsidiary (i) to accelerate the vesting of any Company Options, (ii) to adopt, amend or terminate, or agree to adopt, amend or terminate, in any material respect any Company Benefit Plan, (iii) to increase the salary, incentive compensation, deferred compensation or other benefits of any director or Executive Officer of the Company or any Company Subsidiary, or to agree to any such increase in the future, (iv) to enter into, amend or modify any written obligation to provide a financial accommodation to any Executive Officer or director of the Company or any Company Subsidiary or to agree in writing to provide, amend or modify any such accommodation in the future or (v) to amend or modify any employment agreement or policy (whether written or oral) relating to any Executive Officer or director of the Company or any Company Subsidiary, or to agree to any such amendment or modification in the future.

Section 3.9. Taxes.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter and except as does not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries have timely filed all Tax Returns required to be filed by any of them and all such Tax Returns are true, correct and complete, (ii) all Taxes of the Company and each of the Company Subsidiaries which are (A) shown as due on such Tax Returns, (B) otherwise due and payable or (C) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Reports filed on or before the date of this Agreement in accordance with GAAP, (iii) there are no Liens for any Taxes upon the assets of the Company or any of the Company Subsidiaries, other than statutory Liens for Taxes not yet due and payable and Liens for real estate Taxes being contested in good faith and (iv) neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, the Company has not received written notice of any proposed or threatened Tax claims or assessments which, if upheld, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(b) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Company has made available to Parent correct and complete copies of (i) all federal and other material Tax Returns of the Company and the Company Subsidiaries relating to the taxable periods ending since December 31, 1999, which have been filed and (ii) any audit report within the last five years relating to any material Taxes due from or with respect to the Company or any of the Company Subsidiaries.

Section 3.10. Change of Control Agreements. Except as contemplated by this Agreement or set forth in Section 3.10 of the Company Disclosure Letter and except for the Merger Consideration, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) cause the accelerated vesting of any Company Options, (ii) result in any material payment or benefit to any employee of the Company or any Company Subsidiary or (iii) result in any payment or benefit to any director or officer of the Company or any Company Subsidiary.

Section 3.11. Litigation.

(a) Except for the matters disclosed in Section 3.11(a) of the Company Disclosure Letter or the Company SEC Reports filed on or before the date of this Agreement, on the date of this Agreement, there are no claims, suits, actions, investigations, indictments, or administrative, arbitration or other similar proceedings (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their executive officers or directors that, if determined adversely to the Company, would reasonably be expected to involve fines, penalties, payments, costs or expenses in excess of $1 million in the case of any single matter or $3 million in the case of any group of related matters. Section 3.11(a) of the Company Disclosure Letter or the Company SEC Reports filed on or before the date of this Agreement identify all Litigation pending on the date of this Agreement, that, if determined adversely to the Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for the matters disclosed in Section 3.11(b) of the Company Disclosure Letter or the Company SEC Reports filed on or before the date of this Agreement, there is no Litigation pending or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their executive officers or directors, other than Litigation that, if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. Contracts and Commitments.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the following contracts (including every written amendment, modification or supplement to the foregoing or other material amendment, modification or supplement to the foregoing that is binding on the Company or any Company Subsidiary) to which the Company or a Company Subsidiary is a party: (i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) contracts that collectively represent at least 80% of the amounts received by the Company and the Company Subsidiaries, taken as a whole, as rebates or administrative fees from pharmaceutical manufacturers during the Company’s last fiscal year, (iii) revenue-generating contracts that collectively represent the top 50 contracts for pharmacy benefit management services and the top 5 rebate utility contracts, in each case, based on the annualized number of claims adjudicated for the Company and the Company Subsidiaries during the Company’s quarter ended March 31, 2003, (iv) contracts that collectively represent the top 10 retail pharmacy agreements based on the annualized number of claims adjudicated for the Company and the Company Subsidiaries during the Company’s quarter ended March 31, 2003, (v) contracts (other than contracts described in clause (ii) above without regard to any threshold contained therein) to provide services to pharmaceutical manufacturers that collectively represent the top 15 revenue-generating relationships with pharmaceutical manufacturers during the Company’s last fiscal year, (vi) any contract (other than a contract described in one of the other provisions of this Section 3.12(a) without regard to any threshold contained therein) that involves annual expenditures during the Company’s last fiscal year by the Company or any Company Subsidiary in excess of $5 million and is not otherwise cancelable by the Company or any Company Subsidiary without any financial or other penalty on 90-days’ or less notice, (vii) any contract (other than a contract described in one of the other provisions of this Section 3.12(a) without regard to any threshold contained therein) that involves annual revenue during the Company’s last fiscal year to the Company or any Company Subsidiary in excess of $5 million, (viii) any contract that contains any express material restriction on the ability of the Company or any Company Subsidiary to compete for or to provide services in any market segment and/or any geographic area or (ix) any contract that is a contract, agreement or arrangement under which the Company or any Company Subsidiary has (A) incurred any indebtedness for borrowed money that is currently owing or (B) given any guarantee in respect of indebtedness for borrowed money, in each case under clauses (A) and (B) above, having an aggregate principal amount in excess of $2.5 million (each contract referenced above in clauses (i) through (ix) individually, a “Company Material Contract” and collectively, “Company Material Contracts”); provided that, with respect to Company Material Contracts described above in clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix), such list shall not identify the parties thereto, but shall identify the date of such contract, the range of revenues or expenditures during the Company’s last fiscal year or for the quarter ended March 31, 2003, as applicable, pursuant to such contract, the stated expiration date of such contract, whether such contract is up for renewal or re-bid in calendar year 2003 or calendar year 2004, any communications (written or, to the knowledge of the Company, oral) received by the Company or the Company Subsidiaries from any party to such contract or on behalf of any such party that such party intends to cancel, terminate, seek re-bidding of or fail to renew such contract and whether such contract permits termination by the other party without cause and, if so, the required notice period prior to termination. Except as set forth in Section 3.12(a) of the Company Disclosure Letter and in the proviso in the preceding sentence, the Company has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to counsel to Parent.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, the Company Material Contracts are valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the knowledge of the Company, with respect to each other party to any of such Company Material Contracts, except as such validity, binding nature and enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in Section 3.12(b) of the Company Disclosure Letter, to the knowledge of the Company, there are no existing material defaults or breaches by the Company under any Company Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach), and there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Company Material Contract. The Company has no knowledge of any pending or threatened bankruptcy or similar proceeding with respect to any party to any Company Material Contract which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13. Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under which the Company or any Company Subsidiary has any material liability (sometimes referred to individually as a “Company Pension Plan” and collectively as the “Company Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) under which the Company or any Company Subsidiary has any material liability (sometimes referred to individually as a “Company Welfare Plan” and collectively as the “Company Welfare Plans”), and all vacation, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary for the benefit of any present or former officers, employees, directors or independent contractors of the Company or any Company Subsidiary and under which the Company or any Company Subsidiary has any actual or contingent material liabilities (each of the foregoing being referred to with the Company Pension Plans and the Company Welfare Plans, individually as a “Company Benefit Plan” and collectively as the “Company Benefit Plans”).

(b) The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a summary of the material provisions of such plan), (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement and insurance or annuity contract relating to any Company Benefit Plan.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in Section 3.14(c) of the Company Disclosure Letter:

(i) Each Company Benefit Plan has been administered in accordance with its terms, and the Company and each of the Company Subsidiaries and all of the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to the Company Benefit Plans. The fair market value of the assets of each of the Company Pension Plans as of the most recent annual valuation date for such plan equaled or exceeded on a termination basis the then present value of the liabilities of such plan, and all contributions required under each Company Benefit Plan have been made in full on a timely and proper basis.

(ii) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, including claims, audits and investigations, in connection with which the Company or any of the Company Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable Law, except for making contributions, or the payment of claims or the payment of PBGC premiums in the ordinary course of the operation of any such Company Benefit Plans.

(iii) Each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been amended to satisfy all the currently applicable requirements for such a plan, and each such plan is the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan as so amended satisfies all such requirements (other than the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001) and is qualified and exempt from income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the knowledge of the Company, revocation has not been threatened. The Company has made available to Parent a copy of each such favorable determination letter. Neither the Company nor any Company Subsidiary has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan (as defined in Section 3(35) of ERISA).

(iv) To the knowledge of the Company, there are no oral understandings, agreements or undertakings binding on the Company with any person that would (pursuant to any such understandings, agreements or undertakings) result in any material liabilities if any Company Benefit Plan was amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination.

(v) No Company Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (B) where plan benefits are payable through a trust, the fair market value of the assets of which equal or exceed the present value of the liabilities of such plan or (C) where the benefit is required by Section 4980B of the Code.

(vi) Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any Company Benefit Plan.

(vii) Neither the Company nor any Company Subsidiary has given notice to any participant, beneficiary, fiduciary or administrator of any Company Benefit Plan or to any government or agency of a government to the effect that the Company or such Company Subsidiary intends to terminate or withdraw from such plan.

(viii) Each individual who is classified by the Company or any of the Company Subsidiaries as an “employee” or as an “independent contractor” is properly so classified.

Section 3.15. Labor and Employment Matters. Except as set forth in Section 3.15 of the Company Disclosure Letter:

(a) Neither the Company nor any of the Company Subsidiaries is or has been, since April 1, 2000, a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”) or voluntarily recognized or recognized under Law. There is no existing, pending or, to the knowledge of the Company, threatened, (i) walkout, lockout, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), work interruption or other “concerted action” (each, a “Concerted Action”) involving the employees of the Company or any of the Company Subsidiaries which would reasonably be expected to be material to the Company and its subsidiaries as a whole, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of the Company Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) election petition or proceeding by a labor union or representative thereof to organize any employees of the Company or any of the Company Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of the Company or any of the Company Subsidiaries or (v) grievance or arbitration demand against the Company or any of the Company Subsidiaries whether or not filed pursuant to a collective bargaining agreement which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, neither the employees of the Company nor the employees of any of the Company Subsidiaries have engaged in a material Concerted Action in the past three years.

(b) To the knowledge of the Company, none of the Company, any of the Company Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any of the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs and wages and hours, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have properly accrued on their books and records all material unpaid but accrued wages, salaries and other paid time-off.

Section 3.16. Environmental Compliance and Disclosure. Except as set forth in Section 3.16 of the Company Disclosure Letter:

(a) Each of the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, possession by the Company and the Company Subsidiaries of all permits, licenses and governmental authorizations required under applicable Environmental

Laws and compliance with the terms and conditions thereof), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since April 1, 2000, neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral communication from a Governmental Entity, or, to the knowledge of the Company, from any citizens’ group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in such compliance.

(b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

(c) To the Company’s knowledge, none of the assets owned by the Company or any Company Subsidiary or any real property owned or leased by the Company or any Company Subsidiary contain any friable asbestos, PCBs or underground storage tanks which are reasonably likely to result in a material liability to the Company.

As used in this Agreement, the term “Environmental Laws” means any and all laws (including statutes and regulations) of the United States, or any political subdivision thereof, or any other nation or political subdivision, for the protection of the environment or human health and safety, including regulations, rules, standards and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all state or local laws that relate to pollution, contamination of the environment or protection of human health.

As used in this Agreement, the term “Hazardous Material” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste or any other material which may be harmful to human health or the environment.

As used in this Agreement, the term “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) that would reasonably be expected to result in liability to or expenditures, in either case, outside the ordinary course of business, by the Company or Parent, as applicable, in excess of $1 million by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, owned or leased by the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

As used in this Agreement, the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

Section 3.17. Intellectual Property.

(a) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, the Company or a Company Subsidiary has such ownership or right to use the Company Intellectual Property Rights as is necessary to the conduct of the business of each of the Company and the Company Subsidiaries as presently conducted, except where the failure to have such ownership or right of use would not have a material adverse effect on the Company’s or any Company Subsidiary’s ability to conduct its business as presently conducted. The validity of the Company Intellectual Property Rights owned by the Company and, to the knowledge of the Company, the validity of the Company Intellectual Property Rights used but not owned by the Company: (i) have not been challenged in any prior Litigation, except for challenges that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect if determined adversely to the Company; (ii) as of the date of this Agreement, are not being challenged in any material pending Litigation; and (iii) as of the date of this Agreement, are not the subject(s) of any material Litigation threatened in writing. To the knowledge of the Company, the business of each of the Company and the Company Subsidiaries as presently conducted does not conflict in any material respects with and has not been alleged to conflict in any material respects with any Intellectual Property Rights of others. Except as set forth in Sections 3.4 and 3.17(a) of the Company Disclosure Letter, the consummation of the Merger or other transactions contemplated hereby will not result in the material loss or impairment of any of the Company Intellectual Property Rights. To the knowledge of the Company, there are no third parties infringing, misappropriating or otherwise violating the Company Intellectual Property Rights owned by the Company or the Company Subsidiaries, except for such infringements, misappropriations or other violations as would not have a material adverse effect on the Company’s or any Company Subsidiary’s ability to conduct its business as presently conducted.

(b) The validity of the Company Intellectual Property Rights owned by the Company and, to the knowledge of the Company, the validity of the Company Intellectual Property Rights used but not owned by the Company (i) are not being challenged in any pending Litigation and (ii) are not the subject(s) of any Litigation threatened in writing, except for such challenges, threats or Litigation described above under clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect if determined adversely to the Company.

(c) As used in this Agreement, the term “Intellectual Property Rights” means (i) all United States and foreign patents, patent applications and unpatented inventions; (ii) all United States and foreign trademarks, trade names, service marks, and registrations and applications therefor and the goodwill related thereto; (iii) computer software programs (other than commercially available “off-the-shelf” software programs or software programs subject to “shrink-wrap,” “click-through” or other standard form license agreements); (iv) all United States and foreign copyrights and registrations and applications therefor; (v) trade secrets, know-how, processes, formulae, algorithms, models and methodologies; and (vi) Internet domain name registrations. As used in this Agreement, the term “Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company or a Company Subsidiary or used in the conduct of the business of the Company or a Company Subsidiary as currently conducted.

Section 3.18. Brokers. Except for the Company Independent Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a complete and correct copy of each of the agreements between the Company and the Company Independent Advisors pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.19. Transactions with Affiliates. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, as disclosed in the Company SEC Reports filed on or before the date of this Agreement, solely as a result of a person’s ownership of Company Common Stock or for customary compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries, no director, officer or other “affiliate” or “associate” of the Company or any Company Subsidiary, or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate owns any beneficial interest (other than (A) a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons and (B) entities in which any of the entities set forth on Section 3.19(b) of the Company Disclosure Letter or their affiliates owns a beneficial interest): (i) receives any material benefit from any contract, arrangement or understanding with or relating to the business or operations of the Company or any Company Subsidiary; (ii) is a party to or receives any material benefit from any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (iii) has any material interest in any property (real, personal or mixed), tangible or intangible, used, or currently intended to be used, in the business or operations of the Company or any Company Subsidiary.

Section 3.20. Stockholders’ Rights Agreement. As of the date of this Agreement, the Company has not adopted a stockholders’ rights agreement (i.e., “poison pill”).

Section 3.21. Regulatory Compliance. Except as set forth in Section 3.21 of the Company Disclosure Letter, as may relate to the Merger and the other transactions contemplated by this Agreement or as disclosed in the Company SEC Reports filed on or before the date of this Agreement:

(a) The Company and each Company Subsidiary have all required governmental licenses, permits, certificates, approvals and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity that any such Permit is subject to any adverse action, except where the failure to have any such Permit or the receipt of such notice would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary are in compliance with (i) to the extent applicable, all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third party payor; and (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vi) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since April 1, 1998 and, to the knowledge of the Company, at any time prior to April 1, 1998, neither the Company, any Company Subsidiary, nor any director, officer, employee, or agent of the Company or any Company Subsidiary, with respect to actions taken on behalf of the Company or a Company Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

(d) The Company and each Company Subsidiary are in compliance with all applicable laws, statutes, ordinances, rules and regulations of any federal, state or local governmental authority with respect to matters relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”), except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary (i) have undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for compliance under all Healthcare Information Laws, (ii) have developed a plan and time line for coming into compliance with all Healthcare Information Laws (the “Compliance Plan”) and (iii) have implemented those provisions of the Compliance Plan to ensure that such entity is and will remain in compliance with all Healthcare Information Laws, except for failures to take any actions described above in clauses (i) through (iii), which actions or proceedings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and each Company Subsidiary (i) are in compliance with all Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described above in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22. Ethical Business Practices. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any directors, officers, agents or employees of the Company or any Company Subsidiary has, on behalf of the Company or any Company Subsidiary, (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any payment in the nature of criminal bribery, provided that with respect to any such unlawful action by, or on behalf of, a business, operation or Company Subsidiary at a time when such business, operation or Company Subsidiary was not owned, directly or indirectly, by the Company, these representations and warranties in this Section 3.22 are made solely to the knowledge of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company (except as set forth in the written disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) or in the Parent SEC Reports filed on or before the date of this Agreement; it being understood and agreed that any matter set forth in any Section of the Parent Disclosure Letter or in the Parent SEC Reports filed on or before the date of this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Parent or Merger Sub, or otherwise imply, that any such matter is material for purposes of this Agreement) as follows:

Section 4.1. Organization and Standing. Each of Parent, Merger Sub and each Parent Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has full corporate (or similar) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, (c) has all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (d) is duly qualified or licensed to do business as a foreign corporation or organization and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of clause (a), where the failure of any Parent Subsidiary to be duly organized, validly existing and in good standing does not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or, in the case of clauses (c) and (d), where the failure to have such approvals or to be so qualified or licensed or be in good standing, does not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has furnished or made available to the Company true and complete copies of its Certificate of Incorporation (including any certificates of designations attached thereto, the “Parent Certificate of Incorporation”) and Bylaws (the “Parent Bylaws”) and the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each Parent Subsidiary, each as amended to date. Such Certificates of Incorporation, Bylaws or equivalent organizational documents are in full force and effect, and neither Parent, Merger Sub nor any Parent Subsidiary is in material violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

Section 4.2. Capitalization.

(a) The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, (ii) 9,500,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”) and (iii) 500,000 shares of Series C Junior Participating Preferred Stock, par value $0.001 per share (the “Parent Series C Preferred Stock”). As of the close of business on August 28, 2003, (A) 266,055,466 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (B) 1,854,800 shares of Parent Common Stock were held in the treasury of Parent, (C) 19,806,058 shares of Parent Common Stock were subject to outstanding stock options (“Parent Options”) issued pursuant to the Parent Stock Option Plans and 6,959,557 shares of Parent Common Stock were authorized and reserved for future issuance pursuant to the Parent Stock Option Plans, (D) no shares of Parent Preferred Stock were issued and outstanding, and (E) 500,000 shares of Parent Series C Preferred Stock were reserved for issuance pursuant to the Parent Rights Agreement (such rights to such Parent Series C Preferred Stock, the “Parent Rights”). No bonds, debentures, notes or other indebtedness of Parent having a right to vote on any matters on which the holders of capital stock of Parent may vote (the “Parent Voting Debt”) are issued and outstanding. Section 4.2(a) of the Parent Disclosure Letter sets forth a true and complete list, as of August 28, 2003, of the outstanding Parent Options with the exercise prices thereof. Except as set forth above or in Section 4.2(a) of the Parent Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent or any Parent Subsidiary relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.2(a) of the Parent Disclosure Letter, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. For the purposes of this Agreement, “Parent Stock Option Plans” shall mean collectively that certain Amended and Restated Incentive Compensation Plan, dated May 13, 1996, as amended by the First Amendment, dated November 15, 2000, and the Second Amendment, dated January 12, 2001; that certain Amended and Restated 1993 Stock Option Plan, dated January, 1999, as amended by the First Amendment, dated November 15, 2000, and the Second Amendment, dated January 12, 2001; that certain Amended and Restated 1994 Stock Option Plan, dated August 17, 2000, as amended by the First Amendment, dated November 15, 2000, and the Second Amendment, dated January 12, 2001; that certain Amended and Restated 1995 Stock Option Plan, dated August 17, 2000, as amended by the First Amendment, dated November 15, 2000, and the Second Amendment, dated January 12, 2001; that certain Non-Employee Director Stock Option Plan, dated November 30, 1992; that certain Amended and Restated 1997 Long-Term Incentive Compensation Plan, dated February 25, 1997, as amended by the First Amendment, dated November 15, 2000, and the Second Amendment, dated January 12,

2001; that certain Amended and Restated 1998 Employee Stock Option Plan, dated August 6, 1998, as amended by the First Amendment, dated November 15, 2000, and the Second Amendment, dated January 12, 2001; and that certain Amended and Restated 1998 New Employee Stock Option Plan, dated August 6, 1998, as amended by the First Amendment, dated November 15, 2000, and the Second Amendment, dated January 12, 2001.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the close of business on August 28, 2003, 1,000 shares of Merger Sub Common Stock were issued and outstanding, all of which are owned directly by Parent, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Merger Sub relating to the issued or unissued capital stock of Merger Sub or obligating Merger Sub to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Merger Sub.

(c) Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 includes all the subsidiaries of Parent which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) (the “Parent Subsidiaries”). All the outstanding shares of capital stock of, or other equity interests in, each such Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in Section 4.2(c) of the Parent Disclosure Letter, owned directly or indirectly by Parent, free and clear of all Liens, other than statutory Liens for Taxes not yet due and payable and Liens set forth in Section 4.2(c) of the Parent Disclosure Letter, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, as of the date of this Agreement, neither Parent nor any of the Parent Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Parent Subsidiaries) that is or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.3. Authority for Agreement.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock to approve and adopt the Amended Parent Certificate of Incorporation in accordance with the DGCL, the approval by a majority of votes cast by the holders of Parent Common Stock, provided that the total votes cast represents over 50% in interest of all securities entitled to vote, as required by the Listed Company Manual of the NYSE, of the issuance of Parent Common Stock in connection with the Merger and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote at a duly called and held meeting of Parent’s stockholders as required by the DGCL is the only vote of the holders of any capital stock of Parent necessary to approve and adopt the Amended Parent Certificate of Incorporation and approval by a majority of votes cast by the holders of Parent Common Stock, provided that the total votes cast represents over 50% in interest of all securities entitled to vote, as required by the Listed Company Manual of the NYSE, is the only vote of the holders of any capital stock of Parent necessary to approve the issuance of Parent Common Stock in connection with the Merger. The affirmative vote of the holders of a majority of the outstanding shares of capital stock of Merger Sub entitled to vote at a duly called and held meeting of the stockholders as required by the DGCL is the only vote of the holders of any capital stock of Merger Sub necessary to approve and adopt this Agreement and the Merger.

(b) At a meeting duly called and held on September 2, 2003, the Board of Directors of Parent unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and Parent’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved and adopted the Amended Parent Certificate of Incorporation and (iv) resolved to recommend approval and adoption of the Amended Parent Certificate of Incorporation and the approval of the issuance of Parent Common Stock in connection with the Merger by Parent’s stockholders. The actions taken by the Board of Directors of Parent constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of Parent under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the transactions contemplated hereby.

(c) At a meeting duly called and held on September 2, 2003, the Board of Directors of Merger Sub unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and Merger Sub’s stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholder of Merger Sub.

(d) Each of UBS Securities LLC and J.P. Morgan Securities, Inc. (the “Parent Independent Advisors”) has delivered to the Board of Directors of Parent its opinion, dated the date of this Agreement, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to Parent. Parent will deliver to the Company a copy of each such opinion solely for informational purposes after receipt thereof by Parent.

Section 4.4. No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the Parent Certificate of Incorporation or Parent Bylaws, the Certificate of Incorporation of Merger Sub or Bylaws of Merger Sub, or the equivalent organizational documents of any of the Parent Subsidiaries, (b) subject to Section 4.5, conflict with or violate any Law applicable to Parent or any of the Parent Subsidiaries or by which any property or asset of Parent or any of the Parent Subsidiaries is bound or affected, or (c) except as set forth in Section 4.4 of the Parent Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of any payment or other obligation pursuant to, or result in the creation of a Lien on any property or asset of Parent or any of the Parent Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Parent Material Contract to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any property or asset of any of them is bound or affected, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Required Filings and Consents. Except as set forth in Section 4.5 of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the HSR Act and (iii) for such other consents, approvals, authorizations, permits, filings or notifications the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6. Compliance. Except as set forth in Section 4.6 of the Parent Disclosure Letter or as disclosed in the Parent SEC Reports filed on or before the date of this Agreement, since January 1, 2000, each of Parent and the Parent Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to Parent or any of the Parent Subsidiaries or by which any property, business or asset of Parent or any of the Parent Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises or other instruments or obligations to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any property or asset of Parent or any of the Parent Subsidiaries is bound or affected, other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7. SEC Filings, Parent Financial Statements.

(a) Except as set forth in Section 4.7(a) of the Parent Disclosure Letter, Parent and each Parent Subsidiary have filed all forms, reports, schedules, statements and documents required to be filed with the SEC by Parent or such Parent Subsidiary since January 1, 2000 (such documents, as supplemented and amended, the “Parent SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any Parent SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing). Except as set forth in Section 4.7(a) of the Parent Disclosure Letter, none of the Parent SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any Parent SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein (or incorporated by reference therein) or necessary in order to make the statements therein (or incorporated by reference therein), in light of the circumstances under which they were made, not misleading. The principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to Parent’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Except as set forth in Section 4.7(b) of the Parent Disclosure Letter or as disclosed in the Parent SEC Reports filed on or before the date of this Agreement, all of the financial statements included in the Parent SEC Reports filed on or before the date of this Agreement, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Parent Financial Statements”), have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of such unaudited statements, to normal, recurring adjustments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect) and fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

(c) Except as set forth in Section 4.7(c) of the Parent Disclosure Letter, there are no liabilities of Parent or any of the Parent Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of Parent and the Parent Subsidiaries at December 31, 2002, including the notes thereto, and liabilities incurred in the ordinary course of business since December 31, 2002, (ii) liabilities disclosed in the Parent SEC Reports filed on or before the date of this Agreement, (iii) liabilities incurred on behalf of Parent in connection with this Agreement and the contemplated Merger, and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8. Absence of Certain Changes or Events.

(a) Except as contemplated by this Agreement, as disclosed in the Parent SEC Reports filed on or before the date of this Agreement or as disclosed in Section 4.8(a) of the Parent Disclosure Letter, since December 31, 2002, Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as contemplated by this Agreement, as disclosed in the Parent SEC Reports filed on or before the date of this Agreement or as disclosed in Section 4.8(b) of the Parent Disclosure Letter, between December 31, 2002 and the date of this Agreement, Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of Parent or any Parent Subsidiary, (ii) any material change in accounting methods, principles or practices employed by Parent or (iii) any action of the type described in Sections 5.2(b)(ii) or 5.2(c)(i) which, had such action been taken after the date of this Agreement, would be in material violation of any such Section.

(c) Except as contemplated by this Agreement, as disclosed in the Parent SEC Reports filed on or before the date of this Agreement or as disclosed in Section 4.8(c) of the Parent Disclosure Letter, since March 31, 2003, no action has been taken by or on behalf of the Parent or any Parent Subsidiary (i) to accelerate the vesting of any Parent Options, (ii) to adopt, amend or terminate, or agree to adopt, amend or terminate, in any material respect, any Parent Benefit Plan, (iii) to increase the salary, incentive compensation, deferred compensation rights, or any other benefits of any director or Executive Officer of Parent or any Parent Subsidiary, or to agree to any such increase in the future, (iv) to enter into, amend or modify any written obligation to provide a financial accommodation to any Executive Officer or director of Parent or any Parent Subsidiary or to agree in writing to provide, amend or modify any such accommodation in the future or (v) to amend or modify any employment agreement or policy relating to any Executive Officer or director of Parent or any Parent Subsidiary, or to agree to any such amendment or modification in the future.

Section 4.9. Taxes.

(a) Except as set forth in Section 4.9(a) of the Parent Disclosure Letter and except as does not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of the Parent Subsidiaries have timely filed all Tax Returns required to be filed by any of them and all such Tax Returns are true, correct and complete, (ii) all Taxes of Parent and each of the Parent Subsidiaries which are (A) shown as due on such Tax Returns, (B) otherwise due and payable or (C) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Parent SEC Reports filed on or before the date of this Agreement in accordance with GAAP, (iii) there are no Liens for any Taxes upon the assets of Parent or any of the Parent Subsidiaries, other than statutory Liens for Taxes not yet due and payable and Liens for real estate Taxes being contested in good faith and (iv) neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 4.9(a) of the Parent Disclosure Letter,

Parent has not received written notice of any proposed or threatened Tax claims or assessments which, if upheld, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) Parent has made available to the Company correct and complete copies of (i) all federal and other material Tax Returns of Parent and the Parent Subsidiaries relating to the taxable periods ending since December 31, 1999, which have been filed and (ii) any audit report within the last five years relating to any material Taxes due from or with respect to Parent or any of the Parent Subsidiaries.

Section 4.10. Change of Control Agreements. Except as set forth in Section 4.10 of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) cause the accelerated vesting of any Parent Options, (ii) result in any material payment or benefit to any employee of Parent or any Parent Subsidiary or (iii) result in any payment or benefit to any director or officer of Parent or any Parent Subsidiary.

Section 4.11. Litigation.

(a) Except for the matters disclosed in Section 4.11(a) of the Parent Disclosure Letter or the Parent SEC Reports filed on or before the date of this Agreement, on the date of this Agreement, there is no Litigation pending or, to the knowledge of Parent, threatened against Parent, any of the Parent Subsidiaries or any of their executive officers or directors that, if determined adversely to Parent, would reasonably be expected to involve fines, penalties, payments, costs or expenses in excess of $1 million in the case of any single matter or $3 million in the case of any group of related matters. Section 4.11(a) of the Parent Disclosure Letter or the Parent SEC Reports filed on or before the date of this Agreement identify all Litigation pending on the date of this Agreement, that, if determined adversely to Parent, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for the matters disclosed in Section 4.11(b) of the Parent Disclosure Letter or the Parent SEC Reports filed on or before the date of this Agreement, there is no Litigation pending or, to the knowledge of Parent, threatened against Parent, any of the Parent Subsidiaries or any of their executive officers or directors, other than Litigation that, if determined adversely to Parent, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12. Contracts and Commitments.

(a) Section 4.12(a) of the Parent Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the following contracts (including every written amendment, modification or supplement to the foregoing or other material amendment, modification or supplement to the foregoing that is binding on Parent or any Parent Subsidiary) to which Parent or a Parent Subsidiary is a party: (i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) contracts that collectively represent at least 80% of the amounts received by Parent and the Parent Subsidiaries, taken as a whole, as rebates or administrative fees from pharmaceutical manufacturers during Parent’s last fiscal year, (iii) revenue-generating contracts that collectively represent the top 50 contracts for pharmacy benefit management services and the top 5 rebate utility contracts, in each case, based on the annualized number of claims adjudicated for Parent and the Parent Subsidiaries during Parent’s quarter ended March 31, 2003, (iv) contracts that collectively represent the top 10 retail pharmacy agreements based on the annualized number of claims adjudicated for Parent and the Parent Subsidiaries during Parent’s quarter ended March 31, 2003, (v) contracts (other than contracts described in clause (ii) above without regard to any threshold contained therein) to provide services to pharmaceutical manufacturers that collectively represent the top 15 revenue-generating relationships with pharmaceutical manufacturers during Parent’s last fiscal year, (vi) any contract (other than a contract described in one of the other provisions of this Section 4.12(a) without regard to any threshold contained therein) that involves annual expenditures during Parent’s last fiscal year by Parent or any Parent Subsidiary in excess of $5 million and is not otherwise cancelable by Parent or any Parent Subsidiary without any financial or other penalty on 90-days’ or less notice, (vii) any contract (other than a contract described in one of the other provisions of this Section 4.12(a) without regard to any threshold contained therein) that involves annual revenue during Parent’s last fiscal year to Parent or any Parent Subsidiary in excess of $5 million, (viii) any contract that contains any express material restriction on the ability of Parent or any Parent Subsidiary to compete for or to provide services in any market segment and/or any geographic area or (ix) any contract that is a contract, agreement or arrangement under which Parent or any Parent Subsidiary has (A) incurred any indebtedness for borrowed money that is currently owing or (B) given any guarantee in respect of indebtedness for borrowed money, in each case under clauses (A) and (B) above, having an aggregate principal amount in excess of $2.5 million (each contract referenced above in clauses (i) through (ix) individually, a “Parent Material Contract” and collectively, “Parent Material Contracts”); provided that, with respect to Parent Material Contracts described above in clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix), such list shall not identify the parties thereto, but shall identify the date of such contract, the range of revenues or expenditures during Parent’s last fiscal year or for the quarter ended March 31, 2003, as applicable, pursuant to such contract, the stated expiration date of such contract, whether such contract is up for renewal or re-bid in calendar year 2003 or calendar year 2004, any communications (written or, to the knowledge of Parent, oral) received by Parent or the Parent Subsidiaries from any party to such contract or on behalf of any such party that such party intends to cancel, terminate, seek re-bidding of or fail to renew such contract and whether such contract permits termination by the other party without cause and, if so, the required notice period prior to termination. Except as set forth in Section 4.12(a) of the Parent Disclosure Letter and in the proviso in the preceding sentence, Parent has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to counsel to the Company.

(b) Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, the Parent Material Contracts are valid, binding and enforceable in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, with respect to each other party to any of such Parent Material Contracts, except as such validity, binding nature and enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, to the knowledge of Parent, there are no existing material defaults or breaches by Parent under any Parent Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach), and there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Parent Material Contract. Parent has no knowledge of any pending or threatened bankruptcy or similar proceeding with respect to any party to any Parent Material Contract which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.13. Information Supplied. The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent and (iii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement.

Section 4.14. Employee Benefit Plans.

(a) Section 4.14(a) of the Parent Disclosure Letter sets forth a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) under which Parent or any Parent Subsidiary has any material liability (sometimes referred to individually as a “Parent Pension Plan” and collectively as the “Parent Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) under which Parent or any Parent Subsidiary has any material liability (sometimes referred to individually as a “Parent Welfare Plan” and collectively as the “Parent Welfare Plans”), and all vacation, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by Parent or any Parent Subsidiary for the benefit of any present or former officers, employees, directors or independent contractors of Parent or any Parent Subsidiary and under which Parent or any Parent Subsidiary has any actual or contingent material liabilities (each of the foregoing being referred to with the Parent Pension Plans and the Parent Welfare Plans, individually as a “Parent Benefit Plan” and collectively as the “Parent Benefit Plans”).

(b) Parent has made available to the Company true and complete copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plan, a summary of the material provisions of such plan), (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Parent Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement and insurance or annuity contract relating to any Parent Benefit Plan.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as set forth in Section 4.14(c) of the Parent Disclosure Letter:

(i) Each Parent Benefit Plan has been administered in accordance with its terms, and Parent and each of the Parent Subsidiaries and all of the Parent Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to the Parent Benefit Plans. The fair market value of the assets of each of the Parent Pension Plans as of the most recent annual valuation date for such plan equaled or exceeded on a termination basis the then present value of the liabilities of such plan, and all contributions required under each Parent Benefit Plan have been made in full on a timely and proper basis.

(ii) With respect to the Parent Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances, including claims, audits and investigations, in connection with which Parent or any of the Parent Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable Law, except for making contributions, or the payment of claims or the payment of PBGC premiums in the ordinary course of the operation of any such Parent Benefit Plans.

(iii) Each Parent Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been amended to satisfy all the currently applicable requirements for such a plan, and each such plan is the subject of a determination letter from the Internal Revenue Service to the effect that such Parent Pension Plan as so amended satisfies all such requirements (other than the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001) and is qualified and exempt from income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the knowledge of Parent, revocation has not been threatened. Parent has made available to the Company a copy of each such favorable determination letter. Neither Parent nor any Parent Subsidiary has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan (as defined in Section 3(35) of ERISA).

(iv) To the knowledge of Parent, there are no oral understandings, agreements or undertakings binding on Parent with any person that would (pursuant to any such understandings, agreements or undertakings) result in any material liabilities if any Parent Benefit Plan was amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by Parent to effect such amendment or termination.

(v) No Parent Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (B) where plan benefits are payable through a trust, the fair market value of the assets of which equal or exceed the present value of the liabilities of such plan or (C) where the benefit is required by Section 4980B of the Code.

(vi) Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any Parent Benefit Plan.

(vii) Neither Parent nor any Parent Subsidiary has given notice to any participant, beneficiary, fiduciary or administrator of any Parent Benefit Plan or to any government or agency of a government to the effect that Parent or such Parent Subsidiary intends to terminate or withdraw from such plan.

(viii) Each individual who is classified by Parent or any of the Parent Subsidiaries as an “employee” or as an “independent contractor” is properly so classified.

Section 4.15. Labor and Employment Matters. Except as set forth in Section 4.15 of the Parent Disclosure Letter:

(a) Neither Parent nor any of the Parent Subsidiaries is or has been, since January 1, 2000, a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the NLRB or voluntarily recognized or recognized under Law. There is no existing, pending or, to the knowledge of Parent, threatened, (i) Concerted Action involving the employees of Parent or any of the Parent Subsidiaries which would reasonably be expected to be material to Parent and its subsidiaries as a whole, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving Parent or any of the Parent Subsidiaries, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of the Parent Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of Parent or any of the Parent Subsidiaries or (v) grievance or arbitration demand against Parent or any of the Parent Subsidiaries whether or not filed pursuant to a collective bargaining agreement which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, neither the employees of Parent nor the employees of any of the Parent Subsidiaries have engaged in a material Concerted Action in the past three years.

(b) To the knowledge of Parent, none of Parent, any of the Parent Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of Parent or any of the Parent Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs and wages and hours, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have properly accrued on their books and records all material unpaid but accrued wages, salaries and other paid time-off.

Section 4.16. Environmental Compliance and Disclosure. Except as set forth in Section 4.16 of the Parent Disclosure Letter:

(a) Each of Parent and the Parent Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, possession by Parent and the Parent Subsidiaries of all permits, licenses and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2000, neither Parent nor any Parent Subsidiary has received any written or, to the knowledge of Parent, oral communication from a Governmental Entity, or, to the knowledge of Parent, from any citizens’ group, employee or otherwise, that alleges that Parent or any Parent Subsidiary is not in such compliance.

(b) There is no Environmental Claim pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any Parent Subsidiary has retained or assumed either contractually or by operation of law.

(c) To Parent’s knowledge, none of the assets owned by Parent or any Parent Subsidiary or any real property owned or leased by Parent or any Parent Subsidiary contain any friable asbestos, PCBs or underground storage tanks which are reasonably likely to result in a material liability to Parent.

Section 4.17. Intellectual Property.

(a) Except as set forth in Section 4.17(a) of the Parent Disclosure Letter, Parent or a Parent Subsidiary has such ownership or right to use the Parent Intellectual Property Rights as is necessary to the conduct of the business of each of Parent and the Parent Subsidiaries as presently conducted, except where the failure to have such ownership or right of use would not have a material adverse effect on Parent’s or any Parent Subsidiary’s ability to conduct its business as presently conducted. The validity of the Parent Intellectual Property Rights owned by Parent and, to the knowledge of Parent, the validity of the Parent Intellectual Property Rights used but not owned by Parent: (i) have not been challenged in any prior Litigation, except for such challenges that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect if determined adversely to Parent; (ii) as of the date of this Agreement, are not being challenged in any material pending Litigation; and (iii) as of the date of this Agreement, are not the subject(s) of any material Litigation threatened in writing. To the knowledge of Parent, the business of each of Parent and the Parent Subsidiaries as presently conducted does not conflict in any material respects with and has not been alleged to conflict in any material respects with any Intellectual Property Rights of others. Except as set forth in Sections 4.4 and 4.17(a) of the Parent Disclosure Letter, the consummation of the Merger or other transactions contemplated hereby will not result in the material loss or impairment of any of the Parent Intellectual Property Rights. To the knowledge of Parent, there are no third parties infringing, misappropriating or otherwise violating the Parent Intellectual Property Rights owned by Parent or the Parent Subsidiaries, except for such infringements, misappropriations or other violations as would not have a material adverse effect on Parent’s or any Parent Subsidiary’s ability to conduct its business as presently conducted.

(b) The validity of the Parent Intellectual Property Rights owned by Parent and, to the knowledge of Parent, the validity of the Parent Intellectual Property Rights used but not owned by Parent (i) are not being challenged in any pending Litigation and (ii) are not the subject(s) of any Litigation threatened in writing, except for such challenges, threats or Litigation described above under clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect if determined adversely to Parent.

(c) As used in this Agreement, the term “Parent Intellectual Property Rights” means the Intellectual Property Rights owned by Parent or a Parent Subsidiary or used in the conduct of the business of Parent or a Parent Subsidiary as currently conducted.

Section 4.18. Brokers. Except for the Parent Independent Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has made available to the Company a complete and correct copy of each of the agreements between Parent and the Parent Independent Advisors pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.19. Transactions with Affiliates. Except as set forth in Section 4.19 of the Parent Disclosure Letter, as disclosed in the Parent SEC Reports filed on or before the date of this Agreement, solely as a result of a person’s ownership of Parent Common Stock or for customary compensation and benefits received in the ordinary course of business as an employee or director of Parent or the Parent Subsidiaries, no director, officer or other “affiliate” or “associate” of Parent or any Parent Subsidiary, or any entity in which, to the knowledge of Parent, any such director, officer or other affiliate or associate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons): (i) receives any material benefit from any contract, arrangement or understanding with or relating to the business or operations of Parent or any Parent Subsidiary; (ii) is a party to or receives any material benefit from any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Parent or any Parent Subsidiary; or (iii) has any material interest in any property (real, personal or mixed), tangible or intangible, used, or currently intended to be used, in the business or operations of Parent or any Parent Subsidiary.

Section 4.20. Regulatory Compliance. Except as set forth in Section 4.20 of the Parent Disclosure Letter, as may relate to the Merger and the other transactions contemplated by this Agreement or as disclosed in the Parent SEC Reports filed on or before the date of this Agreement:

(a) Parent and each Parent Subsidiary have all required Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and neither Parent nor any Parent Subsidiary has received written notice from any Governmental Entity that any such Permit is subject to any adverse action, except where the failure to have any such Permit or the receipt of such notice would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary are in compliance with (i) to the extent applicable, all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. §1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third party payor; and (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vi) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Since January 1, 1998 and, to the knowledge of Parent, at any time prior to April 1, 1998, neither Parent, any Parent Subsidiary, nor any director, officer, employee, or agent of Parent or any Parent Subsidiary, with respect to actions taken on behalf of Parent or a Parent Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

(d) Parent and each Parent Subsidiary are in compliance with all Healthcare Information Laws, except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each Parent Subsidiary (i) have undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for compliance under all Healthcare Information Laws, (ii) have developed a Compliance Plan and (iii) have implemented those provisions of the Compliance Plan to ensure that such entity is and will remain in compliance with all Healthcare Information Laws, except for failures to take any actions described above in clauses (i) through (iii), which actions or proceedings would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Parent and each Parent Subsidiary (i) are in compliance with all Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described above in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.21. Ethical Business Practices. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any directors, officers, agents or employees of Parent or any Parent Subsidiary has on behalf of Parent or any Parent Subsidiary, (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any payment in the nature of criminal bribery, provided that with respect to any such unlawful action by, or on behalf of, a business, operation or Parent Subsidiary at a time when such business, operation or Parent Subsidiary was not owned, directly or indirectly, by Parent, these representations and warranties in this Section 4.21 are made solely to the knowledge of Parent.

Section 4.22. Ownership of Company Common Stock. None of Parent, Merger Sub, nor any of their respective affiliates owns or has owned, directly or indirectly, during the past five years, shares of stock of the Company.

Section 4.23. Financing. Parent has, and will have at the Effective Time, sufficient funds available to deposit with the Exchange Agent cash sufficient to make the cash payments payable pursuant to Article II and cash to make the cash payments payable pursuant to Article II from time to time as required following termination of the Exchange Fund.

ARTICLE V

COVENANTS

Section 5.1. Conduct of the Company’s Business Pending the Merger.

(a) Except as set forth in Section 5.1(a) of the Company Disclosure Letter on the date of this Agreement, as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, the Company and the Company Subsidiaries shall use their reasonable best efforts to conduct their business in, and the Company and the Company Subsidiaries shall use their reasonable best efforts to not take any action except in, the ordinary course of business.

(b) Except as set forth in Section 5.1(b) of the Company Disclosure Letter on the date of this Agreement, as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for (A) dividends payable to the Company or a wholly owned subsidiary of the Company by another wholly owned subsidiary of the Company or (B) dividends by a Company Subsidiary that is partially owned by the Company or a Company Subsidiary, provided that the Company or any of the Company Subsidiaries receives its proportional share thereof; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, other than the issuance of shares (A) upon the exercise of Company Options outstanding as of the date of this Agreement, (B) upon the exercise of warrants outstanding as of the date of this Agreement, (C) upon conversion of Company Class B-1 Common Stock or Company Class B-2 Common Stock and (D) in the ordinary course of business pursuant to the Purchase Plan. Except for grants of options to employees (other than Executive Officers) who are new hires or newly promoted, which grants shall in no event exceed options to purchase 250,000 shares annually, the Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless Parent shall otherwise consent in writing, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any rights, warrants or options to acquire any shares of its capital stock or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents.

(c) Except as set forth in Section 5.1(c) of the Company Disclosure Letter on the date of this Agreement, as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to: (i) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any material amount of indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing or amendment of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) other than in the ordinary course of business, make any material loans or advances to any other person other than loans or advances between any of the Company Subsidiaries or between the Company and any of the Company Subsidiaries; (iv) mortgage or pledge any of its material assets or properties; (v) merge or consolidate with any other entity in any transaction, or sell any material business or assets (other than sales of products and inventory in the ordinary course of business); (vi) change its accounting policies except as required by GAAP; (vii) increase the salary, bonus or compensation of any director or Executive Officer or make any other material change in employment terms for any of its Executive Officers, promote any employee to a position that is an Executive Officer or, except for normal increases as a result of promotions or normal increases of base pay, bonuses, compensation or benefits, in each case, in the ordinary course of business, make any material change in employment terms for any of its officers (other than Executive Officers) or affiliates; (viii) except for the establishment and implementation of the Retention Plan containing the material terms set forth on Exhibit B to this Agreement (the “Retention Plan”), enter into any new agreement or arrangement that would result in any payment or benefit to any director, officer or employee of the Company or any Company Subsidiary upon or in connection with a change of control of the Company or, except for the establishment and implementation of the Retention Plan or as contemplated by the terms of any existing Company Benefit Plan, enter into any new, or amend any existing, Company Benefit Plan other than employment agreements entered into in the ordinary course of business with individuals who are new hires or newly promoted; (ix) make any discretionary contribution to the AdvancePCS Amended and Restated Deferred Compensation Plan or, except in the ordinary course of business, make any material change to the Company Benefit Plans; (x) except in the ordinary course of business, materially amend or cancel or agree to any material amendment or cancellation of any Company Material Contract; (xi) sell, transfer or lease, or agree to sell, transfer or lease, any material properties or assets (real, personal or mixed, tangible or intangible) to any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof which would be material to the Company and the Company Subsidiaries as a whole (other than in the ordinary course of business); (xiii) make or change any Tax election or settle or compromise any Tax liability involving amounts in excess of $2.5 million in the aggregate, in each case, other than in the ordinary course of business; (xiv) pay, discharge, settle or satisfy any claims in any Litigation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $2.5 million in the aggregate; or (xv) with respect to the Company’s 2004 fiscal year, make any non-budgeted capital expenditures in excess of $2.5 million in the aggregate or, with respect to the Company’s 2005 fiscal year, make any non-budgeted capital expenditures in excess of $2.5 million in the aggregate.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.2. Conduct of Parent’s Business Pending the Merger.

(a) Except as set forth in Section 5.2(a) of the Parent Disclosure Letter on the date of this Agreement, as required by applicable Law or as expressly contemplated by this Agreement, Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless the Company shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, Parent and the Parent Subsidiaries shall use their reasonable best efforts to conduct their business in, and Parent and the Parent Subsidiaries shall use their reasonable best efforts to not take any action except in, the ordinary course of business.

(b) Except as set forth in Section 5.2(b) of the Parent Disclosure Letter on the date of this Agreement, as required by applicable Law or as expressly contemplated by this Agreement, Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless the Company shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, Parent shall not, nor shall Parent permit any of the Parent Subsidiaries to: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for (A) dividends payable to Parent or a wholly owned subsidiary of Parent by another wholly owned subsidiary of Parent and (B) dividends by a Parent Subsidiary that is partially owned by Parent or a Parent Subsidiary, provided that Parent or any of the Parent Subsidiaries receives its proportional share thereof; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any material amount of its capital stock except pursuant to any stock repurchase program announced prior to the date of this Agreement; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares (A) upon the exercise of Parent Options outstanding as of the date of this Agreement, (B) upon the exercise of warrants outstanding as of the date of this Agreement, (C) in connection with an acquisition by Parent otherwise permitted by this Agreement and (D) in the ordinary course of business pursuant to Parent’s employee stock purchase plan.

(c) Except as set forth in Section 5.2(c) of the Parent Disclosure Letter on the date of this Agreement, as required by applicable Law or as expressly contemplated by this Agreement, Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless the Company shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, Parent shall not, nor shall Parent permit any of the Parent Subsidiaries to: (i) subject to Section 5.2(d), amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any material amount of indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing or amendment of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, Parent; (iii) other than in the ordinary course of business, make any material loans or advances to any other person other than loans or advances between any of the Parent Subsidiaries or between Parent and any of the Parent Subsidiaries; (iv) mortgage or pledge any of its material assets or properties; (v) merge or consolidate with any other entity or make any acquisition which in each case would be material to Parent and the Parent Subsidiaries taken as a whole, or sell any material business or assets (other than sales of products and inventory in the ordinary course of business); (vi) change its accounting policies except as required by GAAP; (vii) except in the ordinary course of business, materially amend or cancel or agree to any material amendment or cancellation of any Parent Material Contract; (viii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof which would be material to Parent and the Parent Subsidiaries as a whole (other than in the ordinary course of business) or (ix) sell, transfer or lease, or agree to sell, transfer or lease, any material properties or assets (real, personal or mixed, tangible or intangible) to any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors.

(d) Subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock as required by the DGCL, Parent covenants and agrees that it shall, on or before the Effective Time, amend and file with the Secretary of State of the State of Delaware an amendment to the Parent Certificate of Incorporation which shall increase the authorized number of shares of Parent Common Stock from 400,000,000 shares to 700,000,000 shares (the “Amended Parent Certificate of Incorporation”).

(e) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.3. Access to Information; Confidentiality.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall, and shall use its reasonable best efforts to cause the officers, directors, employees, auditors, attorneys, consultants, financial advisors, lenders and other representatives (collectively, the “Representatives”) of the Company and the Company Subsidiaries to, afford the Representatives of Parent and Merger Sub, upon reasonable advance notice, reasonable access during normal business hours to the officers, employees, agents, premises, properties, offices and other facilities, books, records, contracts and documents of the Company and the Company Subsidiaries, and shall furnish Parent and Merger Sub with all financial, tax, operating and other data and information as Parent or Merger Sub, through its Representatives, may reasonably request. Parent and Merger Sub shall use reasonable best efforts to minimize any disruption to the business of the Company and the Company Subsidiaries that may result from the requests for access, data and other information hereunder. The Company shall use reasonable best efforts to furnish to Parent quarterly financial and operating data and information in substantially the form attached hereto as Exhibit C within forty-five days following the end of each calendar quarter. In addition, the Company shall use reasonable best efforts to furnish to Parent within thirty days following the end of each calendar month a schedule in substantially the form attached hereto as Exhibit D identifying the aggregate estimated annualized revenue and earnings associated with (a) all new business secured during the preceding calendar month, (b) all business that has been lost or is not being renewed during the preceding calendar month and (c) all business that has been renewed on new or revised terms or conditions (including a comparison to the annualized revenue and earnings associated with the previous contract) (such changes in (a), (b) and (c), the “Company Changed Contracts”). Parent will remain subject to the terms of a confidentiality agreement with the Company dated May 7, 2003 (the “Confidentiality Agreement”). Notwithstanding the foregoing, the Company shall have no obligation to provide any such access or data and information if the Company determines in good faith after consultation with outside legal counsel that providing such access or data and information would violate any legal or contractual restrictions, including restrictions under Antitrust Laws. Neither Parent nor any of its Representatives shall contact any person who, to the knowledge of Parent, is a client or customer of the Company or any of the Company Subsidiaries without the Company’s prior written consent, such consent not to be unreasonably withheld or delayed; provided, however, Parent and its Representatives shall not be restricted from contacting any potential clients or customers in the ordinary course of business, including in connection with responding to “requests for proposals.”

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Parent shall, and shall use its reasonable best efforts to cause the Representatives of Parent and the Parent Subsidiaries to, afford the Representatives of the Company, upon reasonable advance notice, reasonable access during normal business hours to the officers, employees, agents, premises, properties, offices and other facilities, books, records, contracts and documents of Parent and the Parent Subsidiaries, and shall furnish the Company with all financial, tax, operating and other data and information as the Company, through its Representatives, may reasonably request. The Company shall use reasonable best efforts to minimize any disruption to the business of Parent and the Parent Subsidiaries that may result from the requests for access, data and other information hereunder. Parent shall use reasonable best efforts to furnish to the Company quarterly financial and operating data and information in substantially the form attached hereto as Exhibit E within forty-five days following the end of each calendar quarter. In addition, Parent shall use reasonable best efforts to furnish to the Company within thirty days following the end of each calendar month a schedule in substantially the form attached hereto as Exhibit D identifying the aggregate estimated annualized revenue and earnings associated with (a) all new business secured during the preceding calendar month, (b) all business that has been lost or is not being renewed during the preceding calendar month and (c) all business that has been renewed on new or revised terms or conditions (including a comparison to the annualized revenue and earnings associated with the previous contract) (such changes in (a), (b) and (c), the “Parent Changed Contracts”). The Company will remain subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Parent shall have no obligation to provide any such access or data and information if Parent determines in good faith after consultation with outside legal counsel that providing such access or data and information would violate any legal or contractual restrictions, including restrictions under Antitrust Laws. Neither the Company nor any of its Representatives shall contact any person, who to the knowledge of the Company, is a client or customer of Parent or any of the Parent Subsidiaries without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed; provided, however, the Company or its Representatives shall not be restricted from contacting any potential clients or customers in the ordinary course of business, including in connection with responding to “requests for proposals.”

(c) No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) Notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Merger; provided, however, that no party (and no employee, representative or other agent thereof) shall disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the Merger

(including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law. The parties acknowledge and agree that this Section 5.3(d) shall be deemed an amendment to the Confidentiality Agreement pursuant to and in accordance with paragraph 11 thereof.

Section 5.4. Notification of Certain Matters.

(a) Between the date hereof and the Effective Time, the Company will confer in good faith on a regular basis with one or more representatives of Parent designated to the Company regarding satisfaction of the conditions to Closing set forth in Article VI of this Agreement. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations.

(b) Between the date hereof and the Effective Time, Parent will confer in good faith on a regular basis with one or more representatives of the Company designated to Parent regarding satisfaction of the conditions to Closing set forth in Article VI of this Agreement. Parent acknowledges that the Company does not and will not waive any rights it may have under this Agreement as a result of such consultations.

(c) If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, (i) would have been required to be set forth or described by the Company in the Company Disclosure Letter or by Parent in the Parent Disclosure Letter or (ii) would have caused a representation or warranty in Article III or Article IV hereof, as applicable, to be violated as of such date, then the Company or Parent, as applicable, shall, for informational purposes only, deliver to Parent or the Company, as applicable, the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, updated to reflect such event or matter on or before the first business day following the 45th day after the end of each fiscal quarter prior to the Effective Time and at the Effective Time (the last such delivery being made as of the Effective Time); provided, however, that such supplemental disclosure shall not be required to disclose any such event or matter, and the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall not be required to be updated, in either case, with respect to representations or warranties that are expressly made as of a specific date. Notwithstanding the foregoing, if any event or matter arises after the date of this Agreement that has had, or would reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, the Company or Parent, as applicable, shall promptly after becoming aware of such event or matter communicate the occurrence of such event or matter to Parent or the Company, as applicable, and in any event shall communicate such event or matter to the Company or Parent, as applicable, in writing within ten days of such party’s first becoming aware of such event or matter. The Company shall use reasonable best efforts to furnish to Parent within thirty days following the end of each calendar month notification of any pending or threatened bankruptcy or similar proceeding known to the Company involving any party to any Company Material Contract. Parent shall use reasonable best efforts to furnish to the Company within thirty days following the end of each calendar month notification of any pending or threatened bankruptcy or similar proceeding known to Parent involving any party to any Parent Material Contract. Failure to comply with this Section 5.4(c) shall not result in a failure by the Company to satisfy the conditions set forth in Sections 6.2(b) or 6.2(c) unless the event or matter giving rise to the obligation to amend or supplement hereunder involves a breach of a representation or warranty hereunder which results in a failure to satisfy the condition set forth in Section 6.2(a) and which breach is incurable or has not been cured in all material respects as contemplated by Section 7.1(i). Failure to comply with this Section 5.4(c) shall not result in a failure by Parent to satisfy the conditions set forth in Sections 6.3(b) or 6.3(c) unless the event or matter giving rise to the obligation to amend or supplement hereunder involves a breach of a representation or warranty hereunder which results in a failure to satisfy the condition set forth in Section 6.3(a) and which breach is incurable or has not been cured in all material respects as contemplated by Section 7.1(j). Except as set forth in the two preceding sentences, the parties’ obligations under this Section 5.4(c) and the disclosure of any matter in accordance with the provisions of this Section 5.4(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such disclosure and shall not be deemed to cure any breach or inaccuracy of any representation or warranty made in this Agreement.

Section 5.5. HSR Filings; Best Efforts; Further Assurances.

(a) Each of Parent and the Company shall (i) make or cause to be made the filings required of such party to this Agreement or any of the Company Subsidiaries, the Parent Subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party to this Agreement or any of the Company Subsidiaries or the Parent Subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by applicable Laws, each party to this Agreement shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other parties to this Agreement prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Parent shall take the lead in coordinating any filings and obtaining any necessary approvals under the HSR Act or any other federal, state or foreign antitrust laws, including the timing of the initial filing, which will be made as promptly as practicable after the date of this Agreement.

(b) Subject to Section 5.5(d), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith and subject to Section 5.5(d), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 7.1(c), so long as such party to this Agreement has up to then complied in all material respects with its obligations under this Section 5.5. Each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c) Subject to Section 5.5(d), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Registration Statement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries’ and affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.5(a), Section 5.5(b) or this Section 5.5(c). Each of Parent and the Company agrees that it will use its reasonable commercial efforts to obtain prior to the Effective Time each of the consents that are listed in Section 5.5(c) of the Company Disclosure Letter.

(d) Notwithstanding anything to the contrary in this Section 5.5, neither Parent nor the Company shall be required in order to resolve any objections asserted under Antitrust Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that the Board of Directors of Parent reasonably determines in good faith, after considering the advice of its management and legal and financial advisors, (i) to be materially adverse to Parent and its subsidiaries taken as a whole or (ii) would materially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated by this Agreement.

(e) Except as set forth in Section 5.5(e) of the Company Disclosure Letter or Section 5.5(e) of the Parent Disclosure Letter, as applicable, in each case on the date of this Agreement, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay (other than an immaterial delay) in the obtaining of, or increase the risk (other than an insignificant increase) of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk (other than an insignificant increase) of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) increase the risk (other than an insignificant increase) of not being able to remove any such order on appeal or otherwise or (iv) delay (other than an immaterial delay) or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.6. No Solicitation.

(a) Company.

(i) The Company shall not, and shall not authorize and will use its reasonable best efforts not to, permit any of the Company Subsidiaries or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or knowingly take any other action to facilitate, the submission of any Acquisition Proposal with respect to the Company or (B) participate in or encourage any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company; provided, however, that, prior to obtaining approval and adoption of this Agreement and the Merger from the stockholders of the Company, the foregoing shall not prohibit the Company, the Company Subsidiaries or their Representatives from furnishing information to, or entering into discussions or negotiations with, any person that makes an Acquisition Proposal with respect to the Company that was not solicited by the Company in breach of this Section 5.6(a) or that did not otherwise result from a breach of this Section 5.6(a), if, and to the extent that, (x) the Board of Directors of the Company, after consultation with and having considered the advice of outside legal counsel, determines in good faith that failure to take such action could result in a reasonable probability that the Board of Directors of the Company would breach its fiduciary duties under applicable Delaware law, (y) prior to furnishing any such information to such person, the Company receives from such person an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person (provided that if the Company enters into such a confidentiality agreement with respect to such Acquisition Proposal that contains provisions that are less protective in any material respects to the Company than the provisions of the Confidentiality Agreement, the Company agrees to amend the Confidentiality Agreement so as to provide Parent the benefit of such less protective provisions), and (z) the Board of Directors of the Company determines in good faith, after having considered the advice from its independent financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal. Unless the Board of Directors of the Company, after consultation with and having considered the advice of outside legal counsel, determines in good faith that taking such action could result in a reasonable probability that the Board of Directors of the Company would breach its fiduciary duties under applicable Delaware law, the Company shall (i) provide prompt (but in no event less than twenty-four hours after receipt of any Acquisition Proposal with respect to the Company) written notice to Parent of the receipt of any such Acquisition Proposal, indicating in connection with such notice the material terms and conditions of such Acquisition Proposal, the identity of such person making any such Acquisition Proposal and the Company’s current intention with respect to furnishing information to, or entering into discussions or negotiations with, such person and (ii) promptly keep Parent informed of the status and material terms of any such Acquisition Proposal. All information provided by the Company to Parent under this Section 5.6(a)(i) shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing or anything in this Agreement or the Confidentiality Agreement to the contrary, Parent (and each Representative of Parent) may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of an Acquisition Proposal with respect to the Company beginning on the earliest of (i) the date of the public announcement of discussions relating to such Acquisition Proposal, (ii) the date of public announcement of such Acquisition Proposal, or (iii) the date of the execution of an agreement (with or without conditions) to enter into such Acquisition Proposal, provided, however, that neither Parent nor any Representative of Parent may disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of such Acquisition Proposal (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities laws. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal with respect to the Company. For purposes of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer or proposal with respect to (i) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as applicable, (ii) any purchase or other acquisition of 10% or more of the consolidated assets of the Company or Parent, as applicable, or (iii) any purchase or other acquisition (by tender offer, exchange offer or otherwise) of 10% or more of the outstanding voting equity securities of the Company or Parent, as applicable.

(ii) The Board of Directors of the Company shall not, except as expressly permitted by this Agreement (including this Section 5.6(a)(ii)), (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation of the Board of Directors of the Company to the Company’s stockholders to approve and adopt this Agreement and the Merger (a

“Company Change in Recommendation”), (B) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal with respect to the Company from a third party (a “Company Alternative Transaction”), or (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement) (each, an “Acquisition Agreement”) related to any Company Alternative Transaction. Notwithstanding the foregoing, if prior to the approval and adoption of this Agreement and the Merger by the Company’s stockholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with Section 5.6(a)(i) and after consultation with and having considered the advice of outside legal counsel, that failure to take such action could result in a reasonable probability that the Board of Directors of the Company would breach its fiduciary duties under applicable Delaware law, the Board of Directors of the Company may (subject to this and the following sentences in this Section 5.6(a)(ii)) (1) make a Company Change in Recommendation, (2) approve or recommend, or propose publicly to approve or recommend, such Superior Proposal (either clause (1) or (2) above being a “Company Subsequent Determination”) and (3) authorize the Company to and cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal, but in each case only at a time that is after the fifth day (or the second day, in the case of a material amendment to a Superior Proposal) following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Company Subsequent Determination or authorize the Company to and cause the Company to enter into an Acquisition Agreement. During such five day period (or two day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with its recommendation to the Company’s stockholders without a Company Subsequent Determination. For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Company Alternative Transaction or a Parent Alternative Transaction, as applicable, which the Board of Directors of the Company or Parent, as applicable, determines in its good faith judgment (having considered, among other things, the advice of outside legal counsel and an independent financial advisor) to be more favorable to the Company’s stockholders or Parent’s stockholders, as applicable, than the Merger (taking into account such matters as deemed relevant by such Board of Directors, including (i) whether, in the good faith judgment of the Board of Directors of the Company or Parent, as applicable, the third party is reasonably able to finance the transaction, (ii) any proposed changes to this Agreement that may be proposed by Parent or the Company, as applicable, in response to such Alternative Transaction and (iii) the ability and timing for satisfaction of the conditions to closing the Merger and such Alternative Transaction).

(iii) Nothing contained in this Agreement shall prohibit the Company from (A) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or (B) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside legal counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that neither the Company nor the Board of Directors of the Company shall, except as specifically permitted by Section 5.6(a)(ii), make a Company Change in Recommendation or approve or recommend, or propose publicly to approve or recommend, a Company Alternative Transaction.

(b) Parent.

(i) Parent shall not, and shall not authorize and will use its reasonable best efforts not to, permit any of the Parent Subsidiaries or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or knowingly take any other action to facilitate, the submission of any Acquisition Proposal with respect to Parent or (B) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to Parent; provided, however, that, prior to obtaining approval and adoption of the Amended Parent Certificate of Incorporation and the approval of the issuance of Parent Common Stock in connection with the Merger from the stockholders of Parent, the foregoing shall not prohibit Parent, the Parent Subsidiaries or their Representative from furnishing information to, or entering into discussions or negotiations with, any person that makes an Acquisition Proposal with respect to Parent that was not solicited by Parent in breach of this Section 5.6(b) or that did not otherwise result from a breach of this Section 5.6(b), if, and to the extent that, (x) the Board of Directors of Parent, after consultation with and having considered the advice of outside legal counsel, determines in good faith that failure to take such action could result in a reasonable probability that the Board of Directors of Parent would breach its fiduciary duties under applicable Delaware law, (y) prior to furnishing any such information to such person, Parent receives from such person an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person (provided that if Parent enters into such a confidentiality agreement with respect to such Acquisition Proposal that contains provisions that are less protective in any material respects to Parent than the provisions of the Confidentiality Agreement, Parent agrees to amend the Confidentiality Agreement so as to provide the Company the benefit of such less protective provisions), and (z) the Board of Directors of Parent determines in good faith, after having considered the advice from its independent financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal. Unless the Board of Directors of Parent, after consultation with and having considered the advice of outside legal counsel, determines in good faith that taking such action could result in a reasonable probability that the Board of Directors of Parent would breach its fiduciary duties under applicable Delaware law, Parent shall (i) provide prompt (but in no event less than twenty-four hours after receipt of any Acquisition Proposal with respect to Parent) written notice to the Company of the receipt of any such Acquisition Proposal, indicating in connection with such notice the material terms and conditions of such Acquisition Proposal, the identity of such person making any such Acquisition Proposal and Parent’s current intention with respect to furnishing information to, or entering into discussions or negotiations with, such person and (ii) promptly keep the Company informed of the status and material terms of any such Acquisition Proposal. All information provided by Parent to the Company under this Section 5.6(b)(i) shall be kept confidential by the Company in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing or anything in this Agreement or the Confidentiality Agreement to the contrary, the Company (and each Representative of the Company) may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of an Acquisition Proposal with respect to Parent beginning on the earliest of (i) the date of the public announcement of discussions relating to such Acquisition Proposal, (ii) the date of public announcement of such Acquisition Proposal, or (iii) the date of the execution of an agreement (with or without conditions) to enter into such Acquisition Proposal, provided, however, that neither the Company nor any Representative of the Company may disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of such Acquisition Proposal (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities laws. Parent shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal with respect to Parent.

(ii) The Board of Directors of Parent shall not, except as expressly permitted by this Agreement (including this Section 5.6(b)(ii)), (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Company, the recommendation of the Board of Directors of Parent to Parent’s stockholders to approve the issuance of the Parent Common Stock in the Merger and approve and adopt the Amended Parent Certificate of Incorporation (a “Parent Change in Recommendation”), (B) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal with respect Parent from a third party (a “Parent Alternative Transaction”), or (C) cause Parent to enter into any Acquisition Agreement related to any Parent Alternative Transaction. Notwithstanding the foregoing, if prior to the approval and adoption of the Amended Parent Certificate of

Incorporation and the approval of the issuance of Parent Common Stock in connection with the Merger by Parent’s stockholders, the Board of Directors of Parent determines in good faith, after it has received a Superior Proposal in compliance with Section 5.6(b)(i) and after consultation with and having considered the advice of outside legal counsel, that failure to take such action could result in a reasonable probability that the Board of Directors of Parent would breach its fiduciary duties under applicable Delaware law, the Board of Directors of Parent may (subject to this and the following sentences in this Section 5.6(b)(ii)) (1) make a Parent Change in Recommendation, (2) approve or recommend, or propose publicly to approve or recommend, such Superior Proposal (either clause (1) or (2) above being a “Parent Subsequent Determination”) and (3) authorize Parent to and cause Parent to enter into an Acquisition Agreement with respect to a Superior Proposal, but in each case only at a time that is after the fifth day (or the second day, in the case of a material amendment to a Superior Proposal) following the Company’s receipt of written notice advising the Company that the Board of Directors of Parent is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of Parent intends to make a Parent Subsequent Determination or authorize Parent to and cause Parent to enter into an Acquisition Agreement. During such five day period (or two day period in the case of a material amendment), Parent shall provide an opportunity for the Company to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Parent to proceed with its recommendation to Parent’s stockholders without a Parent Subsequent Determination.

(iii) Nothing contained in this Agreement shall prohibit Parent from (A) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or (B) making any disclosure to Parent’s stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with outside legal counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that neither Parent nor the Board of Directors of Parent shall, except as specifically permitted by Section 5.6(b)(ii), make a Parent Change in Recommendation or approve or recommend, or propose publicly to approve or recommend, a Parent Alternative Transaction.

Section 5.7. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which consent will not be unreasonably withheld.

Section 5.8. Indemnification; D&O Insurance.

(a) From and after the Effective Time, Parent shall cause (including by providing adequate funding to) the Surviving Corporation to, and the Surviving Corporation shall, (i) indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company or the Company Subsidiaries (the “Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and the consummation of the transactions contemplated hereby) to the extent provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) Certificate of Incorporation and Bylaws for a period of at least six years from and after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Certificate of Incorporation and Company Bylaws.

(b) Parent shall cause (including by providing adequate funding to) the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for a period of six years from and after the Effective Time the current directors’ and officers’ liability insurance policies (“D&O Insurance”) covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are, in the aggregate, not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.8(b) more than an amount per year equal to one hundred seventy-five percent (175%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred seventy-five percent (175%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred seventy-five percent (175%) of current annual premiums, and provided, further, that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time.

(c) It is expressly agreed that the Indemnified Parties (including their heirs and representatives) to whom Section 5.8 applies shall be third-party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, such third-party beneficiaries.

Section 5.9. Public Announcements. The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or requirements of the NYSE or The Nasdaq National Market.

Section 5.10. Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC the joint proxy statement to be sent to the stockholders of the Company and to the stockholders of Parent relating to the meeting of Company’s stockholders (the “Company Stockholders’ Meeting”) and to the meeting of the Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider, in the case of the Company’s stockholders, the approval and adoption of this Agreement, and in the case of Parent’s stockholders, the approval and adoption of the Amended Parent Certificate of Incorporation and the approval of the issuance of Parent Common Stock in connection with the Merger (such joint proxy statement, as amended or supplemented, being referred to herein as the “Joint Proxy Statement”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Joint Proxy Statement to its stockholders and Parent shall mail the Joint Proxy Statement to its stockholders.

(b) Except as specifically permitted by Section 5.6(a)(ii), the Board of Directors of the Company shall recommend to the Company’s stockholders the approval and adoption of this Agreement and the Merger and the Board of Directors of the Company shall not make a Company Change in Recommendation.

(c) Except as specifically permitted by Section 5.6(b)(ii), the Board of Directors of Parent shall recommend to Parent’s stockholders the approval of the issuance of the Parent Common Stock in the Merger and approval and adoption of the Amended Parent Certificate of Incorporation and the Board of Directors of Parent shall not make a Parent Change in Recommendation.

(d) Except for an amendment or supplement (including by incorporation by reference) relating to an Acquisition Proposal, a Company Subsequent Determination, a Parent Subsequent Determination, a Company

Change in Recommendation or a Parent Change in Recommendation, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Nothing in this Agreement shall prohibit the Company or Parent, as the case may be, from making disclosure (and such disclosure in and of itself shall not be deemed to be a Company Change in Recommendation or Parent Change in Recommendation, as the case may be) of the fact that an Acquisition Proposal has been proposed, the identity of the person making such proposal or the material terms of such proposal. Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.11. Stockholders’ Meetings.

(a) The Company shall cause the Company Stockholders’ Meeting to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger, and the Company shall use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall take all action necessary in accordance with applicable Law, the Company Certificate of Incorporation and the Company Bylaws to duly call, give notice of and convene the Company Stockholders’ Meeting. Unless the Board of Directors of the Company has made a Company Subsequent Determination or Company Change in Recommendation as permitted by this Agreement, the Company shall use its reasonable best efforts to solicit from holders of shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting proxies in favor of approval and adoption of this Agreement and the Merger and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(b) Parent shall cause the Parent Stockholders’ Meeting to be duly called and held as soon as practicable for the purpose of voting on the issuance of Parent Common Stock in connection with the Merger and the approval and adoption of the Amended Parent Certificate of Incorporation and Parent shall use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Parent shall take all action necessary in accordance with applicable Law, the Parent Certificate of Incorporation and the Parent Bylaws to duly call, give notice of and convene the Parent Stockholders’ Meeting. Unless the Board of Directors of Parent has made a Parent Subsequent Determination or Parent Change in Recommendation as permitted by this Agreement, Parent shall use its reasonable best efforts to solicit from holders of shares of Parent Common Stock entitled to vote at the Parent Stockholders’ Meeting proxies in favor of approval of the issuance of Parent Common Stock in connection with the Merger and the approval and adoption of the Amended Parent Certificate of Incorporation and shall take all other action necessary or, in the reasonable judgment of the Company, helpful to secure the vote or consent of such holders required by the DGCL, the Listed Company Manual of the NYSE or this Agreement to effect the Merger.

Section 5.12. Composition of Board of Directors of Parent. At or prior to the Effective Time, Parent shall expand the size of its Board of Directors from eleven directors to fourteen directors. Parent shall use its reasonable best efforts to appoint three of the Company’s current independent directors or such other persons contemplated by this Section 5.12 to the Board of Directors of Parent effective as of the Effective Time, which directors shall be proposed by the Company. Such director nominees must be acceptable to Parent upon evaluation in accordance with its corporate governance guidelines and practices. If one or more of these positions cannot be filled by the Company’s current independent directors, the Company may propose other director nominees that do not currently serve as directors of the Company for consideration by Parent. Such directors shall be appointed to each of the three classes of the Board of Directors of Parent such that their terms of office expire at the annual meeting of stockholders of Parent in 2004, 2005 and 2006, respectively.

Section 5.13. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Merger Sub under this Agreement.

Section 5.14. NYSE Listing. Prior to the Effective Time, Parent shall cause Parent Common Stock issuable in connection with the Merger or upon the exercise of Substitute Options or Substitute Warrants to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.15. Employee Plans and Benefits and Employment Contracts.

(a) Except as otherwise provided in this Section 5.15, the Company as the Surviving Corporation shall (subject to Section 5.15(d)) continue immediately following the Effective Time to maintain each Company Benefit Plan (provided that the Company’s severance plans and policies shall be continued to the extent provided in the Retention Plan) and each of its generally applicable employment related policies and practices as in effect immediately before the Effective Time except as expressly agreed upon between the Company and Parent or, if any such Company Benefit Plan only has one participant, between such participant and Parent, for a transition period, which transition period may be different for each such plan and which period shall be set by Parent based on the time deemed necessary to effect a reasonable transition for such employees from participating in each such Company Benefit Plan to participating in a comparable Parent Benefit Plan, if any, maintained for similarly situated Parent employees provided that (i) no transition period for any Company Benefit Plan shall end before the sooner to occur of six months following the Effective Time or December 31, 2004 (the “Transition Period”), (ii) Parent shall adopt transition rules to prevent any loss of credit for participant and employer contributions (but only to the extent recorded on the books and records of the Company or the Company Financial Statements), payments, co-payments and the like if a transition period for a Company Benefit Plan ends before the end of the plan year for such plan and (iii) the Company as the Surviving Corporation shall continue to maintain each such Company Benefit Plan subject to the same rights the Company had immediately prior to the Effective Time to administer, amend and terminate such plan.

(b) In accordance with the provisions of Section 5.15(a) above, the Company as the Surviving Corporation shall continue following the Effective Time to maintain its generally applicable employment related policies and practices, including those related to vacation time, sick leave, personal time off and the like, for a transition period, which transition period may be different for each such policy or practice and which period shall be set by Parent based on the time deemed necessary to effect a reasonable transition for such employees from being subject to any such policy or practice to being subject to a comparable Parent policy or practice, if any, for similarly situated employees of Parent or any Parent Subsidiaries; provided, however, that notwithstanding the generality of the foregoing, following the Effective Time, Parent shall, or shall cause the Company as the Surviving Corporation to, honor all vacation, sick time and other paid time off that has been accrued but unused by the employees of the Company or any of the Company Subsidiaries immediately prior to the Effective Time, in each case solely to the extent the Company has properly accrued for all such vacation, sick time and other paid time off on the Company Financial Statements and provided further, however, that no transition period for the Company’s policies relating to vacation time, sick leave, personal time off and the like shall end before the last day of the Transition Period.

(c) Parent shall treat an individual’s employment as an employee by the Company or any Company Subsidiaries the same as employment as an employee by Parent for purposes of satisfying any service or eligibility requirement under any Parent Benefit Plan and to determine the extent to which a benefit earned under such a plan is non-forfeitable if such individual is employed as an employee by the Company or any Company Subsidiaries at the Effective Time.

(d) Parent shall provide to individuals who are employed by the Company and the Company Subsidiaries as of the Effective Time and who remain employed by Parent or any Parent Subsidiary after the Effective Time with employee compensation and benefits that are comparable in all material respects with the compensation and benefits that Parent provides to similarly-situated employees of Parent and the Parent Subsidiaries.

(e) From and after the Effective Time, Parent shall honor or cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the employment agreements listed in Section 3.14(a) of the Company Disclosure Letter and the Retention Plan. Parent and the Company agree that the consummation of the Merger shall constitute a “change in control” or “change of control” or similar transaction for purposes of the agreements and plans set forth in Section 5.15(e) of the Company Disclosure Letter notwithstanding anything to the contrary set forth in any such agreement or plan.

(f) Nothing in this Section 5.15 shall confer any rights on, or provide any remedies for, any employee or former employee of the Company or any Company Subsidiaries or on, or for, any person making a claim on behalf of any such employee or former employee.

Section 5.16. Certain Tax Matters.

(a) Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(d) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g).

(b) Officers of Parent, Merger Sub and the Company shall execute and deliver to King & Spalding, tax counsel to Parent, and Skadden Arps, tax counsel to the Company, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including contemporaneously with the execution of this Agreement, at the time the Registration Statement and Joint Proxy Statement is declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s respective delivery of opinions, pursuant to Sections 6.2(d) and 6.3(d) hereof, with respect to the tax treatment of the Merger. Each of Parent, Merger Sub or the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.16(b).

(c) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the transactions contemplated by this Agreement.

Section 5.17. Accountant Letters.

(a) The Company shall use commercially reasonable efforts to cause PricewaterhouseCoopers LLP to deliver a letter relating to the Company’s fiscal years 2002 and 2003 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to the Company and Parent in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided that, the failure of such a letter to be delivered by PricewaterhouseCoopers LLP shall not result in a failure of a condition to Closing (including Section 6.2(b) or (c) hereof).

(b) Parent shall use commercially reasonable efforts to cause KPMG LLP to deliver a letter relating to Parent’s fiscal year 2002 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to Parent and the Company in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided, that the failure of such a letter to be delivered by KPMG LLP shall not result in a failure of a condition to Closing (including Section 6.3(b) or (c) hereof).

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

(b) The issuance of Parent Common Stock in connection with the Merger shall have been approved and the Amended Parent Certificate of Incorporation shall have been approved and adopted, in each case, by the requisite votes of the stockholders of Parent;

(c) No applicable Law and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting or preventing consummation of the Merger or making the Merger illegal shall be in effect;

(d) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened in writing by the SEC;

(e) The shares of Parent Common Stock to be issued in the Merger or upon the exercise of Substitute Options or Substitute Warrants shall have been approved for listing on the NYSE, subject to official notice of issuance;

(f) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(g) Other than the filing of the Certificate of Merger and filings pursuant to the HSR Act (which are addressed in Section 6.1(f)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent or the Company or any of the Company Subsidiaries or the Parent Subsidiaries to consummate the Merger or the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect after taking into account the Merger, shall have been obtained. No consents, approvals, actions, filings or notices related to any Antitrust Laws or antitrust requirements of any jurisdiction, except as set forth in Section 6.1(f), shall be a condition to closing under this Section 6.1(g).

Section 6.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company in this Agreement shall be true and correct in all respects (but without regard to materiality qualifications or references to Company Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the date of the

Closing as though made on and as of the Closing (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), except where any failure of such representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in Sections 6.2(a) and (b) above has been satisfied in all respects; and

(d) Parent shall have received the opinion of King & Spalding, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(d), King & Spalding shall have received and may rely upon the certificates and representations referred to in Section 5.16(b) hereof.

Section 6.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all respects (but without regard to materiality qualifications or references to Parent Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the date of the Closing as though made on and as of the Closing (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), except where any failure of such representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time;

(c) Each of Parent and Merger Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.3(a) and (b) above has been satisfied in all respects; and

(d) The Company shall have received the opinion of Skadden Arps, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(d), Skadden Arps shall have received and may rely upon the certificates and representations referred to in Section 5.16(b) hereof.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company’s stockholders or Parent’s stockholders, as applicable:

(a) By mutual written consent of duly authorized representatives of Parent, Merger Sub and the Company;

(b) By any of Parent, Merger Sub or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to have such order, decree, ruling or action vacated;

(c) By any of Parent, Merger Sub or the Company, if the Merger shall not have been consummated on or before June 2, 2004 (the “Outside Date”); provided, however, that if on the Outside Date the condition to Closing set forth in Section 6.1(f) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied, then the Outside Date shall be extended to September 2, 2004 if the Company or Parent notifies the other on or prior to June 2, 2004 of its election to extend the Outside Date to September 2, 2004; provided further, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d) By Parent or Merger Sub, if the Board of Directors of the Company (i) shall have made a Company Change in Recommendation, (ii) causes the Company to enter into an Acquisition Agreement with respect to an Acquisition Proposal with respect to the Company, (iii) shall have approved or recommended any Acquisition Proposal with respect to the Company or (iv) shall have resolved to do any of the foregoing;

(e) By the Company, if the Board of Directors of Parent (i) shall have made a Parent Change in Recommendation, (ii) causes Parent to enter into an Acquisition Agreement with respect to an Acquisition Proposal with respect to Parent, (iii) shall have approved or recommended any Acquisition Proposal with respect to Parent or (iv) shall have resolved to do any of the foregoing;

(f) By Parent or Merger Sub, if (i) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company’s Board of Directors fails within ten business days of commencement of such tender offer to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer; provided, however that if Parent or Merger Sub does not exercise this right to terminate within 15 business days of the commencement of any such tender offer or exchange offer, this right to terminate shall cease to be exercisable by Parent or Merger Sub or (ii) for any reason the Company fails to call and hold the Company Stockholders’ Meeting by June 2, 2004 and prior to such date Parent shall have called and held the Parent Stockholders’ Meeting;

(g) By the Company, if (i) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of Parent Common Stock is commenced and Parent’s Board of Directors fails within ten business days of commencement of such tender offer to recommend that the stockholders of Parent not tender their shares in such tender or exchange offer; provided, however, that if the Company does not exercise this right to terminate within 15 business days of the commencement of such tender or exchange offer, this right to terminate shall cease to be exercisable by the Company, or (ii) for any reason Parent fails to call and hold the Parent Stockholders’ Meeting by June 2, 2004 and prior to such date the Company shall have called and held the Company Stockholders’ Meeting;

(h) By any of Parent, Merger Sub or the Company, if (i) this Agreement and the Merger shall fail to be approved and adopted by the stockholders of the Company at the Company Stockholders’ Meeting by reason of the failure to obtain the required vote at such meeting or (ii) the Amended Parent Certificate of Incorporation shall fail to be approved and adopted by the stockholders of Parent or the issuance of Parent Common Stock in connection with the Merger shall fail to be approved by the stockholders of Parent, in either case, at the Parent Stockholders’ Meeting by reason of the failure to obtain the required votes at such meeting;

(i) By Parent or Merger Sub, if there shall have been a breach by the Company of any of its representations, warranties, covenants or other obligations hereunder, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof shall have been received by the Company; provided that Section 7.1(f)(ii) shall govern any failure by the Company to call and hold the Company Stockholders’ Meeting by June 2, 2004;

(j) By the Company, if there shall have been a breach by either of Parent or Merger Sub of any of its respective representations, warranties, covenants or other obligations hereunder, which breach would result in the failure to satisfy the conditions set forth in Section 6.3(a) or Section 6.3(b) and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof shall have been received by Parent; provided that Section 7.1(g)(ii) shall govern any failure by Parent to call and hold the Parent Stockholders’ Meeting by June 2, 2004;

(k) By the Company, if (i) the Board of Directors of the Company shall have made a Company Change in Recommendation and (ii) thereafter, the Board of Directors of the Company shall have authorized the Company to enter into an Acquisition Agreement relating to a Superior Proposal as contemplated by Section 5.6(a)(ii); provided that the Company’s right to terminate this Agreement under this Section 7.1(k) shall not be available if the Company is then in breach of Section 5.6(a); or

(l) By Parent, if (i) the Board of Directors of Parent shall have made a Parent Change in Recommendation and (ii) thereafter, the Board of Directors of Parent shall have authorized Parent to enter into an Acquisition Agreement relating to a Superior Proposal as contemplated by Section 5.6(b)(ii); provided that Parent’s right to terminate this Agreement under this Section 7.1(l) shall not be available if Parent is then in breach of Section 5.6(b).

Section 7.2. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect with no liability on the part of any party hereto, except that the agreements contained in this Section 7.2 and in Section 8.12 shall survive termination hereof, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b) If (i) Parent or Merger Sub exercises its right to terminate this Agreement under Section 7.1(d) or (ii) the Company exercises its right to terminate this Agreement pursuant to Section 7.1(k), the Company shall pay to Parent (within five business days of Parent’s demand thereof) the sum of (A) all reasonable documented out-of-pocket fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent in connection with the Merger or related to the authorization, preparation, negotiation, financing, execution and performance of this Agreement and the transactions contemplated hereby up to a maximum amount of $15 million (the “Parent Expenses”) and (B) $100 million (the “Termination Fee”).

(c) If (i) the Company exercises its right to terminate this Agreement under Section 7.1(e) or (ii) Parent exercises its right to terminate this Agreement pursuant to Section 7.1(l), Parent shall pay to the Company (within five business days of the Company’s demand thereof) the sum of (A) all reasonable documented out-of-pocket fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Company in connection with the Merger or related to the authorization, preparation, negotiation, financing, execution and performance of this Agreement and the transactions contemplated hereby up to a maximum amount of $15 million (the “Company Expenses”) and (B) the Termination Fee.

(d) If Parent or Merger Sub exercises its right to terminate this Agreement under Section 7.1(f), then the Company shall pay to Parent (within five business days of Parent’s demand thereof) the Parent Expenses. If (i)

Parent or Merger Sub exercises its right to terminate this Agreement under Section 7.1(f), and (ii) within twelve months after termination of this Agreement, the Company shall (A) consummate a Material Acquisition Proposal with respect to the Company which was publicly announced prior to such termination or (B) enter into any Acquisition Agreement relating to a Material Acquisition Proposal with respect to the Company which was publicly announced prior to such termination and consummate such Material Acquisition Proposal within 24 months after termination of this Agreement, then, immediately prior to, and as a condition of, consummation of such Material Acquisition Proposal, the Company shall pay to Parent the Termination Fee. For purposes of this Agreement, “Material Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer or proposal with respect to (i) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as applicable, pursuant to which the stockholders of the Company or Parent, as applicable, immediately prior to such transaction would own less than 75% of the voting equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) any purchase or other acquisition of 25% or more of the consolidated assets of the Company or Parent, as applicable, or (iii) any purchase or other acquisition (by tender offer, exchange offer or otherwise) of 25% or more of the outstanding voting equity securities of the Company or Parent, as applicable.

(e) If the Company exercises its right to terminate this Agreement under Section 7.1(g), then Parent shall pay to the Company (within five business days of the Company’s demand thereof) the Company Expenses. If (i) the Company exercises its right to terminate this Agreement under Section 7.1(g), and (ii) within twelve months after termination of this Agreement, Parent shall (A) consummate a Material Acquisition Proposal with respect to Parent which was publicly announced prior to such termination or (B) enter into any Acquisition Agreement relating to a Material Acquisition Proposal with respect to Parent which was publicly announced prior to such termination and consummate such Material Acquisition Proposal within 24 months after termination of this Agreement, then, immediately prior to, and as a condition of, consummation of such Material Acquisition Proposal, Parent shall pay to the Company the Termination Fee.

(f) If (i) (A) Parent or Merger Sub exercises its right to terminate this Agreement under Section 7.1(h)(i) or 7.1(i) or (B) the Company exercises its right to terminate this Agreement under Section 7.1(h)(i), and (ii) within twelve months after termination of this Agreement, the Company shall (A) consummate a Material Acquisition Proposal with respect to the Company which was publicly announced prior to such termination or (B) enter into any Acquisition Agreement relating to a Material Acquisition Proposal with respect to the Company which was publicly announced prior to such termination and consummate such Material Acquisition Proposal within 24 months after termination of this Agreement, then, immediately prior to, and as a condition of, consummation of such Material Acquisition Proposal, the Company shall pay to Parent the sum of (x) the Parent Expenses and (y) the Termination Fee.

(g) If (i) (A) the Company exercises its right to terminate this Agreement under Section 7.1(h)(ii) or 7.1(j) or (B) Parent or Merger Sub exercises its right to terminate this Agreement under Section 7.1(h)(ii), and (ii) within twelve months after termination of this Agreement, Parent shall (A) consummate a Material Acquisition Proposal with respect to Parent which was publicly announced prior to such termination or (B) enter into any Acquisition Agreement relating to a Material Acquisition Proposal with respect to Parent which was publicly announced prior to such termination and consummate such Material Acquisition Proposal within 24 months after termination of this Agreement, then, immediately prior to, and as a condition of, consummation of such Material Acquisition Proposal, Parent shall pay to the Company the sum of (x) the Company Expenses and (y) the Termination Fee.

(h) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment. Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, (i) if the Company fails to pay in a timely manner any of the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the

Company, the Company shall pay to Parent its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, or (ii) if Parent fails to pay in a timely manner any of the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, the Company makes a claim that results in a judgment against Parent, Parent shall pay to the Company its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything herein to the contrary, if either of the Company or Parent shall pay or shall be required to pay the Termination Fee or the Parent Expenses or the Company Expenses, as applicable, under a Section of this Article VII, it shall not be required to pay the Termination Fee or the Parent Expenses or the Company Expenses, as applicable, under any other Section of this Article VII.

Section 7.3. Amendments. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors; provided, however, that after approval of the Merger by the Company’s stockholders, no amendment that requires the further approval of the Company’s stockholders shall be made without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. No Third Party Beneficiaries. Other than the provisions of Section 5.8 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 8.2. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Merger Sub may freely assign its rights to a Parent Subsidiary without such prior written approval but no such assignment shall relieve Merger Sub of any of its obligations hereunder.

Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5. Headings. The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

Section 8.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 8.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.10. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement, including any rights arising out of any breach of such representations, warranties and agreements, shall terminate at the Effective Time, except for those agreements contained herein (including Section 5.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and the provisions in this Article VIII.

Section 8.11. Certain Definitions.

(a) For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(b) For purposes of this Agreement, the phrase “Company Material Adverse Effect” shall mean, with respect to the Company, any change, circumstance, event or effect shall have occurred that, when taken together with all other adverse changes, circumstances, events or effects that have occurred, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, except to the extent resulting from (i) any changes in general United States or global economic conditions, (ii) any changes in general economic conditions in industries in which the Company or any Company Subsidiary operates or (iii) (A) any loss by the Company or any Company Subsidiary of any customer (including business of such customer) to Parent or any Parent Subsidiary, (B) any loss by the Company or any Company Subsidiary of any customer (including business of such customer) to any party other than Parent or any Parent Subsidiary or any diminution in revenue or earnings from any customer in connection with the renewal or renegotiation of such customer’s contract, in each case from and after the date hereof or (C) any loss by the Company or any Company Subsidiary of the customer disclosed in writing to Parent on or prior to the date of this Agreement, including any diminution in revenues or earnings from such customer; provided that with respect to clauses (i) and (ii), such effect is not materially more adverse with respect to the Company and the Company Subsidiaries, taken as a whole, than the effect on comparable pharmaceutical benefit management businesses generally and with respect to clause (iii)(B) that such losses and diminution between the date of this Agreement and the Effective Time (when netted against revenues from new business of a comparable margin obtained during the same period) do not involve, determined based on the information regarding Company Changed Contracts provided by the Company pursuant to Section 5.3(a), in the aggregate annualized revenues or annualized earnings in excess of the amounts set forth in Exhibit F to this Agreement (it being understood and agreed that the loss of or diminution in any revenues or earnings from the customer described in clause (iii)(C) above shall not be counted toward these thresholds).

(c) For purposes of this Agreement, the phrase “Parent Material Adverse Effect” shall mean, with respect to Parent, any change, circumstance, event or effect shall have occurred that, when taken together with all other adverse changes, circumstances, events or effects that have occurred, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole, except to the extent resulting from (i) any changes in general United States or global economic conditions, (ii) any changes in general economic conditions in industries in which Parent or any Parent Subsidiary operates or (iii) (A) any loss by Parent or any Parent Subsidiary of any customer (including business of such customer) to the Company or any Company Subsidiary or (B) any loss by Parent or any Parent Subsidiary of any customer (including business of such customer) to any party other than the Company or any Company Subsidiary or any diminution in revenue or earnings from any customer in connection with the renewal or renegotiation of such customer’s contract, in each case from and after the date hereof; provided that with respect to clauses (i) and (ii), such effect is not materially more adverse with respect to Parent and the Parent Subsidiaries, taken as a whole, than the effect on comparable pharmaceutical benefit management businesses generally and with respect to clause (iii)(B) that such losses and diminution between the date of this Agreement and the Effective Time (when netted against revenues from new business of a comparable margin obtained during the same period) do not involve, determined based on the information regarding Parent Changed Contracts provided by Parent pursuant to Section 5.3(b), in the aggregate annualized revenues or annualized earnings in excess of the amounts set forth in Exhibit F to this Agreement.

(d) For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to the Company,” “becoming aware” and similar formulations shall mean with respect to the Company or the Company Subsidiaries the actual knowledge of the people set forth in Section 8.11(d) of the Company Disclosure Letter after reasonable inquiry.

(e) For purposes of this Agreement, the phrases “to the knowledge of Parent,” “known to Parent,” “becoming aware” and similar formulations shall mean with respect to Parent or the Parent Subsidiaries the actual knowledge of the people set forth in Section 8.11(e) of the Parent Disclosure Letter after reasonable inquiry.

(f) For purposes of this Agreement, the term “Executive Officer” shall mean, with respect to the Company, any Company Subsidiary, Parent or any Parent Subsidiary, any officer of serving as a Chief Executive Officer, Vice Chairman, President, Senior Executive Vice President, Executive Vice President or Senior Vice President, but shall not include any officer serving in the position of Vice President or any lesser position in such organization.

Section 8.12. Fees and Expenses. Except as provided in Section 7.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.13:

If to Parent or Merger Sub:	Caremark Rx, Inc. 3000 Galleria Tower, Suite 1000 Birmingham, Alabama 35244 Telecopier: 205/982-7709
	Attention:	Chief Executive Officer General Counsel

with a copy to: (which shall not constitute notice)	King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30306 Telecopier: 404/572-5147
	Attention:	William R. Spalding

If to the Company:	AdvancePCS 750 West John Carpenter Freeway, Suite 1200 Irving, Texas 75039 Telecopier: 469/524-7972
	Attention:	Chief Executive Officer General Counsel SVP, Corporate Affairs and Secretary

with a copy to: (which shall not constitute notice)	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Telecopier: 212/735-2000
	Attention:	Paul T. Schnell Neil P. Stronski

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADVANCEPCS

By:	/s/ DAVID D. HALBERT
Name:	David D. Halbert
Title:	Chairman of the Board, President and Chief Executive Officer

CAREMARK RX, INC.

By:	/s/ E. MAC CRAWFORD
Name:	E. Mac Crawford
Title:	Chairman and Chief Executive Officer

COUGAR MERGER CORPORATION

By:	/s/ E. MAC CRAWFORD
Name:	E. Mac Crawford
Title:	President

EXHIBIT A

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: AdvancePCS.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is: 1,000 shares of common stock, with a par value of $.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: To the fullest extent permitted by the General Corporation Law of Delaware, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article SIXTH by stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the corporation at the time of such repeal or amendment.

SEVENTH: The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the corporation), by reason of the fact that such person is or was a Director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article SEVENTH. The right to indemnification under this Article SEVENTH shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The corporation may, by action of its Board of Directors, pay such expenses incurred by employees and agents of the corporation upon such terms as the Board of Directors deems appropriate. The indemnification and the advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article SEVENTH by the stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

EXHIBIT B

MATERIAL TERMS OF RETENTION PLAN

I.	Purposes

A.	Retain the focus and dedication of human resources talent necessary to drive business results and shareholder value during the uncertain time prior to closing and/or through a transition period thereafter.

B.	The promotion of good will by sending a clear message that the Company desires employees to remain and be productive through the transition period, and by treating people fairly.

II.	Terms of Participation

A.	Eligibility/Conditions

1.	To be eligible under the Retention Plan, an employee must be a full-time regular or part-time regular employee at a Vice President level or below and be actively employed with the Company on the date that the Merger is announced. Persons to whom an offer of employment has been extended by the Company (whether oral or written) prior to the date that the Merger is announced shall also be eligible under the Retention Plan.

2.	An employee must remain employed in good standing on each relevant retention date in order to receive any payment under the Retention Plan; provided, however, that an employee who is involuntarily terminated other than for Cause (as determined in accordance with Section IV of this Exhibit B) during a retention period will receive (i) a prorated payment with respect to the first 50% of his or her retention payment in respect of the relevant retention period based on the numbers of full and partial months worked during such retention period and (ii) a similarly prorated payment of the remaining 50% of such retention payment which is contingent upon the Company’s achieving the client retention goal for the retention date following the employee’s termination date, provided that the applicable client retention goal is achieved. Employees who resign or are terminated for Cause (as determined in accordance with Section IV of this Exhibit B) shall not be eligible for any additional payments.

3.	Payout under the Retention Plan will be based on an employee’s annual salary at the date of the announcement of the transaction.

4.	Participants are eligible to receive a percentage of their base salary as follows:

Eligible Regular Company Employees in Grade Level	Retention Payment as a Percentage of Base Salary	Representative Titles
260, 270	16%	Vice President

250	12%	Assistant Vice President Director, Sr. Consulting

230, 240, T230, T240	10%	Analyst

210, 220, T210, T220	8%	Manager, Consulting Analyst Supervisor, Sr. Analyst, Lead Analyst, Analyst, Specialist,

170, 180, 190, 200, T170, T180, T190, T200	4%	Administrator,

60, 70, 80, 90, 100, 110, 120, 130, 140, 150, 160, H190, H200	3%	All Non-Exempt employees

B.	Client Retention: 50% of the total Retention Plan payments shall be contingent upon client retention targets. The Company must achieve specific client retention targets (based on revenue measurement) on each of the payment dates in order for participants to receive the client retention portion (50% of payment due) of the Retention Plan payment.

C.	The total Retention Plan cost shall not exceed $18 million.

III.	Elements

A.	Stock Options:

As a result of the transaction, all options will remain outstanding and be converted into Parent Options and will not expire as provided in the AdvancePCS Amended and Restated Stock Option Plan to the extent not exercised prior to the transaction. Accordingly, employees will continue to benefit from the options already awarded to them. This will NOT accelerate vesting, but instead the converted options will continue to vest under their original vesting schedule, and other terms and conditions applicable to the stock options prior to the transaction will continue to apply. Exercise of stock options after closing will be subject to the terms and conditions of Parent’s Stock Trading Policy.

B.	Company Benefit Plans:

Parent has agreed to maintain all Company benefits such as: health and welfare, incentive compensation, vacation/sick and severance arrangements currently in place for a transition period ending the sooner to occur of (1) six months following the Effective Time or (2) December 31, 2004. This means employees will continue to pay the same cost share on their medical/dental coverage and remain eligible for severance during this Transition Period. Employees of the Company will also be eligible for bonus payments under the existing incentive plans and terms through the Transition Period.

Retention amounts payable under the Retention Plan shall not be offset by any severance payments to which a participant may be entitled during the Transition Period.

C.	Retention Payments:

The Retention Plan will be tied to both an employee retention and client retention schedule and paid out over one year following the Effective Time. The total program cost cannot exceed $18 million. The employee retention component shall account for 50% of the payment due on the dates set forth below and the client retention component shall comprise the remaining 50% of the payment due. If client retention is not achieved on a particular target date, then the payment on such date shall only be 50% of the retention payment target for that date. Client retention will be measured by the Company’s annual revenue (without giving effect to the EITF 02-16 adjustment), based upon the table below:

Event Date	% Client Retention	% of Retention Bonus Paid
Effective Time	Revenue of $16.9B for the twelve months prior to the Transaction Date	30%
6 Months After Closing	Revenue of $17.5B for the prior twelve months (6 months prior to Closing and 6 months after Closing)	20%
12 Months After Closing	Revenue of $17.8B for the prior twelve months (the first 12 months after Closing)	50%

IV.	Implementation of Plan

The Company and Parent will cooperate with each other to implement the Retention Plan in accordance with the terms and conditions set forth in this Exhibit B, including (i) to clarify standards for termination of employment during the term of the Retention Plan and (ii) regarding communications with employees concerning the Retention Plan. Actions taken and communications made with respect to the Retention Plan shall be as mutually agreed upon by the respective senior human resources executives of the Company and Parent. Any changes to the material terms of the Retention Plan are subject to review and approval by the respective Chief Executive Officers of the Company and Parent.

V.	Effective Date; Termination Date.

The terms of the Retention Plan embodied in this Exhibit B shall be effective as of the execution date of the Agreement. The Retention Plan shall automatically terminate when each participant has been paid with respect to his or her retention payment, or has forfeited the right to such payments in accordance with the terms of the Retention Plan. Notwithstanding the foregoing, the Retention Plan shall have no force and effect in the event that the Closing does not occur for any reason including, but not limited to, the termination of the Agreement.

EXHIBIT C

COMPANY QUARTERLY FINANCIAL AND OPERATING DATA

AdvancePCS and Subsidiaries

Consolidated Balance Sheets

(In thousands)

Unaudited

Assets
Current assets:
Cash and cash equivalents
Accounts receivable
Less: allowance for doubtful accounts
Net accounts receivable
Inventories
Prepaid expenses and other
Total current assets
Noncurrent assets:
Property and equipment
Less: accumulated depreciation and amortization
Net property and equipment
Goodwill
Intangible assets, net
Other noncurrent assets
Total noncurrent assets
Total assets

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion or long-term debt
Claims and accounts payable
Accrued salaries and benefits
Other accrued expense
Total current liabilities
Noncurrent liabilities:
Long-term debt, less current portion
Deferred income taxes
Other noncurrent liabilities
Total noncurrent liabilities
Total liabilities
Stockholders’ equity:
Preferred stock
Common stock
Additional paid-in capital
Accumulated earnings
Treasury stock
Total stockholders’ equity
Total liabilities and stockholders’ equity
Debt/Annualized EBITDA
Debt/Total Capital

AdvancePCS and Subsidiaries

Consolidated Income Statements

(In thousands)

Unaudited

Revenues
Data Services
Mail Services
Clinical Services and Other
SpecialtyRx
Total Revenues
Cost of Operations
Cost of Revenues
Selling, General and Administrative
Non-recurring charges
Total Cost of Operations
Operating Income
Interest Income
Interest Expense
Loss on early retirement of debt
Loss from RxHub
Total Non-Operating Expenses
Income Before Income Taxes
Provision for Income Taxes
Net Income
Diluted:
Weighted Average Shares O/S
Earnings Per Share
EBITDA:
EBITDA
% (of revenue)
Per adjusted claim
Claims Processed:
Retail
Mail
Adjusted claims

AdvancePCS and Subsidiaries

Consolidated Income Statements

(In thousands)

Unaudited

Revenues
Data Services
Mail Services
Clinical Services and Other
Specialty Services
Total Revenue
Cost of Sales
Total Gross Margin
Divisional Expenses
Clinical Operations
Sales Management
Specialty Pharmacy
Trade Relations
Accordant
Business Units
Network & Client Pricing
Cell Center Operations
Mail Operations
CHI
Information Security
Internal Operations
Quality
Technology
Operating Units
Corporate Resources
Business Development
Executive
FFI
Finance
Legal
Marketing
Administration
Support Services
Total Divisional Expenses
Operating Income
(Interest Income)
Interest expense
Loss from JV, RxHub
Minority Interest
Profit before income taxes
Income taxes
Net Income
Fully Diluted Shares
EPS
Depreciation/Amortization
EBITDA
Retail Claims
Mail Claims
Adjusted Claims
EBITDA/Adjusted Claims

AdvancePCS and Subsidiaries

Consolidated Cash Flow Statements

(In thousands)

Unaudited

Operating activities:
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization
Provision for doubtful accounts
Deferred income taxes
Changes in certain assets and liabilities:
Receivables
Inventories
Prepaid expenses and other noncurrent assets
Claims and accounts payable, accrued expenses and other noncurrent liabilities
Net cash provided by operating activities
Investing activities:
Purchase of property and equipment
Acquisition and joint venture, net of cash acquired
Net cash used in investing activities
Financing activities:
Net proceeds from issuance of Common Stock
Deferred financing costs
Payments on long-term obligations
Net activity on asset securitization facility
Net cash used in financing activities
Net increase in cash
Cash and cash equivalents, beginning of period
Cash and cash equivalents, end of period

EXHIBIT D

CHANGED CONTRACTS INFORMATION

Summary of Client Adds

(In thousands)

Lives	Expected Annual Revenue	Expected Annual Mail Scripts	Expected Annual Retail Scripts	Expected Annual Earnings
0	0	0	0	0

Summary of Client Terminations

(In thousands)

Lives	Annual Revenue	Annual Mail Scripts	Annual Retail Scripts	Annual Earnings
0	0	0	0	0

Summary of Client Renewals and Modifications

(In thousands)

Lives	Historical Annual Revenue Prior to Renewal Date	Expected Annual Revenue Subsequent to Renewal Date	Historical Annual Mail Scripts	Historical Annual Retail Scripts	Historical Annual Earnings Prior to Renewal Date	Expected Annual Earnings Subsequent to Renewal Date
0	0	0	0	0	0	0

EXHIBIT E

PARENT QUARTERLY FINANCIAL AND OPERATING DATA

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Actual Quarter Ended March 31, 2003	Actual Quarter Ended June 30, 2003	Actual Quarter Ended Sept. 30, 2003	Actual Quarter Ended Dec. 31, 2003	Actual Year to Date 2003	Forecast Year to Date 2003	Variance Favorable/ (Unfavorable) to Forecast
Net revenue	$—	$—	$—	$—	$—	$—	$—
Operating expenses:
Cost of revenues	—	—	—	—	—	—	—
Selling, general and administrative expenses	—	—	—	—	—	—	—
Depreciation and amortization	—	—	—	—	—	—	—

Operating income	—	—	—	—	—	—	—
Non-operating expenses:
Interest expense, net	—	—	—	—	—	—	—

Income from continuing operations before provision for (benefit from) income taxes	—	—	—	—	—	—	—
Provision for (benefit from) income taxes	—	—	—	—	—	—	—
Income from continuing operations	—	—	—	—	—	—	—
Preferred security dividends	—	—	—	—	—	—	—

Income from continuing operations available to common stockholders	—	—	—	—	—	—	—

Loss from discontinued operations, net of income tax benefit of $	—	—	—	—	—	—	—

Net income to common stockholders	$—	$—	$—	$—	$—	$—	$—

Common shares outstanding:
Diluted	—	—	—	—	—	—	—

Diluted earnings per share:
Income from continuing operations
Loss from discontinued operations
Net income
EBIT margin
EBITDA margin
EBITDA	$—	$—	$—	$—	$—	$—	$—

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	Actual March 31, 2003	Actual June 30, 2003	Actual Sept. 30, 2003	Actual Dec. 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$—
Accounts receivable, net	—	—	—	—
Inventories	—	—	—	—
Deferred tax asset	—	—	—	—
Prepaid expenses and current assets	—	—	—	—
Current assets of discontinued operations	—	—	—	—

Total current assets	—	—	—	—
Property and equipment, net	—	—	—	—
Intangible assets, net	—	—	—	—
Deferred tax asset	—	—	—	—
Other assets	—	—	—	—
Non-current assets of discontinued operations	—	—	—	—

Total assets	$—	$—	$—	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$—
Claims and discounts payable	—	—	—	—
Other accrued expenses and liabilities	—	—	—	—
Income taxes payable	—	—	—	—
Current portion of long-term debt	—	—	—	—
Current liabilities of discontinued operations	—	—	—	—

Total current liabilities		—	—	—
Long-term debt, net of current portion	—	—	—	—
Bonds	—	—	—	—
Other long-term liabilities	—	—	—	—

Total liabilities	—	—	—	—
Total stockholders’ equity	—	—	—	—

Total liabilities and stockholders’ equity		$—	$—	$—

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Actual Quarter Ended March 31, 2003	Actual Quarter Ended June 30, 2003	Actual Quarter Ended Sept. 30, 2003	Actual Quarter Ended Dec. 31, 2003	Actual Year to Date 2003
Cash flows from operating activities:
Net income	$—	$—	$—	$—	$—
Adjustments for non-cash items:
Depreciation and amortization	—	—	—	—	—
Preferred securities dividends	—	—	—	—	—
Deferred income taxes	—	—	—	—	—
Loss from discontinued operations	—	—	—	—	—
Bad debt	—	—	—	—	—
Stock Option Expense	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—
Changes in operating assets and liabilities
Accounts receivable	—	—	—	—	—
Inventory	—	—	—	—	—
Income tax accounts	—	—	—	—	—
Prepaid expenses & other current assets	—	—	—	—	—
Other non-current assets	—	—	—	—	—
Accounts payable	—	—	—	—	—
Claims and other discounts payable	—	—	—	—	—
Other liabilities	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—

Net cash provided by continuing operations	—	—	—	—	—
Cash flow from investing activities:
Capital expenditures, net	—	—	—	—	—
Acquisition of business, net of cash acquired	—	—	—	—	—
Net cash used in investing activities	—	—	—	—	—

Cash flows from financing activities:
Net proceeds from exercise/retirement of stock options and warrants	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	—
Net repayments under credit facility	—	—	—	—	—
Long-term debt issuance costs	—	—	—	—	—
Net repayments under trade receivables sales facility	—	—	—	—	—
Dividend payments on Convertible Preferred Securities	—	—	—	—	—

Net cash used in financing activities	—	—	—	—	—
Cash used in discontinued operations	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents—beginning of period	—	—	—	—	—

Cash and cash equivalents—end of period	$—	$—	$—	$—	$—

Non-cash financing activity	$—	$—	$—	$—	$—

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Actual Quarter Ended March 31, 2003	Actual Quarter Ended June 30, 2003	Actual Quarter Ended Sept. 30, 2003	Actual Quarter Ended Dec. 31, 2003	Actual Year to Date 2003	Forecast Year to Date 2003	Variance Favorable/ (Unfavorable) to Forecast
Sales:
PBM mail	$—	$—	$—	$—	$—	$—	$—
Specialty mail	—	—	—	—	—	—	—
Mail subtotal	—	—	—	—	—	—	—
Retail	—	—	—	—	—	—	—
Clinical	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total net sales	—	—	—	—	—	—	—
Total cost of goods sold	—	—	—	—	—	—	—
Standard gross profit	—	—	—	—	—	—	—
Percent to net sales	—	—	—	—	—	—	—
Cost of service:
Pharmacy/clinical/repack	—	—	—	—	—	—	—
NBT clinical	—	—	—	—	—	—	—
Finance	—	—	—	—	—	—	—
Customer care	—	—	—	—	—	—	—
Information systems	—	—	—	—	—	—	—
Admissions/customer service	—	—	—	—	—	—	—
Reimbursement	—	—	—	—	—	—	—
Benefit admin. & eligibility	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total cost of service	—	—	—	—	—	—	—
Percent to net sales	—	—	—	—	—	—	—
Actual gross profit	—	—	—	—	—	—	—
Percent to net sales	—	—	—	—	—	—	—
Operating expenses:
Bad Debt	—	—	—	—	—	—	—
Marketing & e-business	—	—	—	—	—	—	—
Employer/MCO sales	—	—	—	—	—	—	—
Administration	—	—	—	—	—	—	—
Specialty selling & administration	—	—	—	—	—	—	—
Chronic care selling & administration	—	—	—	—	—	—	—
Contract & retail services	—	—	—	—	—	—	—
Legal	—	—	—	—	—	—	—
Human resources	—	—	—	—	—	—	—
Finance	—	—	—	—	—	—	—
PBM operations	—	—	—	—	—	—	—
Information systems	—	—	—	—	—	—	—
Customer care	—	—	—	—	—	—	—
Disease management	—	—	—	—	—	—	—
Clinical OPS & analytics	—	—	—	—	—	—	—
Clinical quality & services	—	—	—	—	—	—	—
CMO/P&T process	—	—	—	—	—	—	—
Trade relations	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total operating expenses	—	—	—	—	—	—	—
Percent to net sales	—	—	—	—	—	—	—
EBIT	—	—	—	—	—	—	—
Percent to net sales	—	—	—	—	—	—	—
Depreciation and amortization	—	—	—	—	—	—	—
EBITDA	—	—	—	—	—	—	—
Percent to net sales	—	—	—	—	—	—	—
Mail RX volume (net of I/C)	—	—	—	—	—	—	—
Per day	—	—	—	—	—	—	—
Mail penetration rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
% New volume	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
% Refill volume	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
New Rx Request	—	—	—	—	—	—	—
Retail RX volume (net of I/C)	—	—	—	—	—	—	—
Per day	—	—	—	—	—	—	—
Specialty RX volume	—	—	—	—	—	—	—
Per day	—	—	—	—	—	—	—
Specialty pharmacy orders	—	—	—	—	—	—	—
Per day	—	—	—	—	—	—	—

EXHIBIT F

REVENUE AND EARNINGS THRESHOLDS

For purposes of Section 8.11(b) of the Agreement, annualized revenues shall be $750 million and annualized earnings shall be $30 million.

For purposes of Section 8.11(c) of the Agreement, annualized revenues shall be $450 million and annualized earnings shall be $30 million.

74

Annex B

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”), dated as of September 2, 2003 among CAREMARK RX, INC., a Delaware corporation (the “Company”) and Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership (the “Stockholder”) in its capacity as a stockholder of ADVANCEPCS, a Delaware corporation (“AdvancePCS”).

W I T N E S S E T H:

WHEREAS, the Company, AdvancePCS and Cougar Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; initially capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Merger Sub will be merged with and into AdvancePCS upon the terms and subject to the conditions set forth in the Merger Agreement with AdvancePCS continuing as the surviving corporation (the “Merger”);

WHEREAS, the Stockholder is the record and beneficial owner (including sole voting power) of 12,913,334 shares of Class B-1 common stock, par value $0.01 per share, of AdvancePCS (the “Shares”; the term Shares shall also include any shares of AdvancePCS Class A common stock, Class B-1 common stock and Class B-2 common stock of which the Stockholder obtains beneficial ownership during the term of this Agreement);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Stockholder has agreed to vote (or provide consent with regard to) all the Shares with respect to which the Stockholder has voting power on the date of the Company Stockholders’ Meeting in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated therein (as provided herein);

NOW, THEREFORE, in consideration of the premises and the agreements herein contained and intending to be legally bound, the parties agree as follows:

1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees that, at any annual, special or other meeting of the shareholders of AdvancePCS, and at any adjournment or adjournments thereof, or by written consent without a meeting, the Stockholder will vote all the Shares then beneficially owned by the Stockholder (i) in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby and (ii) against approval or adoption of any Company Alternative Transaction or any other action or agreement that would impede, interfere with, frustrate, delay, postpone or attempt to discourage the transactions contemplated by the Merger Agreement (in each case, so long as the Company shall have advised the Stockholder in advance in writing of any matter to which the Company believes this clause (ii) applies); provided, however, that notwithstanding anything contained in this Agreement to the contrary, the Stockholder shall not be required to vote any Shares then beneficially held by the Stockholder in accordance with this Section 1 if, prior to the adoption and approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of AdvancePCS, (i) the Board of Directors of AdvancePCS has made a Company Subsequent Determination as provided in the Merger Agreement, (ii) the Stockholder has determined an Acquisition Proposal that constitutes a Superior Proposal has been made by a third party, substituting the good faith judgment of the Stockholder for the good faith judgment of the Board of Directors of AdvancePCS (having considered, among other things, the advice of an independent financial advisor and taking into account such matters as deemed relevant by the Stockholder, including (A) whether, in the good faith judgment of the Stockholder, the third party is reasonably able to finance the transaction, (B) any proposed changes to the Merger Agreement that may be proposed by the Company in response to such Acquisition Proposal and (C) the ability and timing for satisfaction of the conditions to closing the Merger and such Acquisition Proposal) or (iii) if in the Stockholder’s good faith judgment the Company is in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement, which breach is not cured by the date of the Company Stockholders’ Meeting after at least ten business days’ written notice to the Company of such breach from the Stockholder. Notwithstanding anything contained herein to the contrary, in the event the Stockholder sells, assigns, conveys or otherwise transfers (whether directly or indirectly and whether by operation of law or otherwise) any Shares to an affiliate of the Stockholder, the Stockholder hereby agrees to comply with, and to cause such affiliate to comply with, this Section 1 with respect to any Shares then beneficially owned by the Stockholder or any such affiliate on the date of the Company Stockholders’ Meeting.

2. Changes in Shares. For all purposes of this Agreement, the Shares shall include any securities issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of AdvancePCS or any other change in the capital structure of AdvancePCS. The Stockholder hereby agrees to promptly notify the Company in writing of the number of Shares acquired, sold, assigned, transferred (including by operation of law) or otherwise disposed by the Stockholder after the date hereof, which notification shall include the total number of Shares then beneficially owned by the Stockholder.

3. Representations and Warranties of The Stockholder. The Stockholder hereby represents and warrants to the Company as of the date hereof as follows:

3.1 Ownership of the Shares. The Stockholder is the record and beneficial owner of 12,913,334 shares of Class B-1 common stock, par value $0.01 per share, of AdvancePCS. The Stockholder does not own, of record or beneficially, any shares of capital stock or other voting securities of AdvancePCS other than the Shares. The Stockholder has the sole right to vote the Shares at the Company Stockholders’ Meeting.

3.2 Authority; Execution and Delivery. The Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement and performance by the Stockholder of the provisions of this Agreement have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and subject to general principles of equity.

4. Covenants of the Stockholder. The Stockholder hereby covenants and agrees as follows:

4.1 Inquiries or Proposals. From the date of this Agreement to the termination hereof, the Stockholder hereby agrees to (i) provide prompt (but in no event less than twenty-four hours after receipt of any Acquisition Proposal with respect to AdvancePCS made directly to the Stockholder) written notice to the Company of the receipt of any such Acquisition Proposal made directly to the Stockholder, indicating in connection with such notice the material terms and conditions of such Acquisition Proposal, the identity of such person making any such Acquisition Proposal and the Stockholder’s current intention with respect to furnishing information to, or entering into discussions or negotiations with, such person and (ii) promptly keep the Company informed of the status and material terms of any such Acquisition Proposal. All information provided by the Stockholder to the Company pursuant to this Section 4.1 shall be kept confidential by the Company in accordance with the terms of the Confidentiality Agreement.

4.2 Stockholder Capacity. The Stockholder has executed this Agreement in its capacity as a Stockholder of AdvancePCS. Without limiting the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder or any of its affiliates, employees, officers, directors, partners, representatives or agents in its or their capacity as an officer or director of AdvancePCS in exercising the rights of AdvancePCS under the Merger Agreement.

5. Miscellaneous.

5.1 Expenses. All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expense.

5.2 Further Assurance and Cooperation. From time to time, and without further consideration, each party will execute and deliver to the other such documents and take such action as the other may reasonably request in order to consummate more effectively the terms of this Agreement.

5.3 Parties in Interest; Complete Agreement; Amendment. All authority herein conferred or agreed to be conferred by the Stockholder shall survive the Stockholder’s dissolution, liquidation or termination. This Agreement constitutes the sole understanding of the parties hereto with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between or among the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No amendment of this Agreement shall be binding unless made in writing and duly executed by the Company and the Stockholder. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the Company (if such assigning party is the Stockholder) or the Stockholder (if such assigning party is the Company).

5.4 Specific Performance. Each party acknowledges that its obligations hereunder are unique, and agrees that the other shall have the right, in addition to any other rights it may have at law, to specific performance or equitable relief by way of injunction if it shall fail to perform any of its obligations hereunder.

5.5 Law Governing; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law thereof. Unless otherwise expressly provided herein, all references in this Agreement to Section(s) shall refer to the Section(s) of this Agreement. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.6 Consent to Jurisdiction; Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court sitting in Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaints and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 5.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

5.7 Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time of the Merger.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAREMARK RX, INC.

By:	/s/ E. MAC CRAWFORD
Name:	E. Mac Crawford
Title:	Chairman and Chief Executive Officer

JOSEPH LITTLEJOHN & LEVY FUND III, L.P. (NOW KNOWN AS JLL PARTNERS FUND III, L.P.)

By:	/s/ RAMSEY FRANK
Name:	Ramsey Frank
Title:	Senior Managing Director

Annex C

EXECUTION COPY

Caremark Rx, Inc.

3000 Galleria Tower, Suite 1000

Birmingham, AL 35244

Dated as of September 2, 2003

Joseph Littlejohn & Levy Fund III, L.P.

c/o JLL Partners, Inc.

450 Lexington Avenue

Suite 3350

New York, NY 10017

and

The other parties signatories hereto

Re: Agreement Regarding Registration Rights

This letter agreement (this “Agreement”) is entered into as of the date set forth above between Caremark Rx, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership (“JLL”), and the other Persons named on the signature pages hereof (such Persons and JLL are collectively referred to as the “Covered Stockholders”), and shall be effective upon consummation of the Merger (as defined below).

Section 1. Definitions. The following terms, as used in this Agreement, have the following meanings:

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to close.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government, any political subdivision, any governmental agency, bureau, department, board or commission, any court or tribunal or any other governmental instrumentality, whether federal, state or local, domestic or foreign.

“Holder” means any Person who owns, of record, any Registrable Securities.

“Investors” means the Covered Stockholders and each Person who is or shall become a party to this Agreement whether as an original party as of the date hereof or hereafter pursuant to Section 10(c).

“Material Activity” has the meaning given to it in Section 5(a).

“Merger” has the meaning given to it in the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Cougar Merger Sub, a Delaware corporation and wholly owned subsidiary of the Company, and AdvancePCS, a Delaware corporation, as amended, supplemented or modified from time to time.

“Participating Holder” has the meaning given to it in Section 3(a).

“Participating Registrable Securities” has the meaning given to it in Section 3(a).

“Permitted Transferee” means (i) any direct or indirect Subsidiary of JLL Partners, Inc., a Delaware corporation (“JLL Partners”), (ii) any investment fund managed by JLL Partners, (iii) any Person who is or becomes an investor in a fund managed by JLL Partners, including JLL, (iv) the heirs, executors, administrators, testamentary trustees or legatees of any JLL Stockholder, (v) the spouses and the lineal descendants of any JLL Stockholder, and (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only (A) an individual who was a JLL Stockholder, and (B) any Persons referred to in clause (v).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority.

“Registrable Securities” means any shares of Common Stock issued or issuable to any of the Covered Stockholders in the Merger, together with any shares of Common Stock or other securities (whether securities of the Company or another issuer) issued or proposed to be issued with respect to such shares of Common Stock (A) by way of stock dividend or other distribution, stock split or reverse stock split, or (B) in connection with a combination of shares, recapitalization, merger, consolidation, exchange offer or other reorganization. Notwithstanding the foregoing, securities shall cease to be Registrable Securities when (x) a registration statement under the Securities Act covering such security is declared effective by the SEC and such securities have been disposed of pursuant to such effective registration statement or (y) such securities are sold under circumstances in which all of the applicable conditions under Rule 144 (or any similar provisions then in force) under the Securities Act are satisfied.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including, (a) all registration, filing and NASD fees, (b) all fees and expenses of complying with securities or blue sky laws, (c) all word processing, duplicating and printing expenses, (d) messenger and delivery expenses, (e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any “comfort” letters required by or incident to such performance and compliance, (f) premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered (if the Company elects to obtain any such insurance), (g) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, including counsel for the underwriters but excluding underwriting discounts and commissions, and (h) reasonable costs and expenses incurred for presentations to or meetings with prospective investors in connection with the offer or sale of Registrable Securities in a public offering thereof. Notwithstanding anything in the foregoing to the contrary, Registration Expenses do not include (x) the fees and disbursements of counsel to one or more Selling Stockholders, or (y) transfer taxes, and underwriting discounts or commissions and brokerage fees for the sale of any Registrable Securities.

“Requested Securities” has the meaning given in Section 2(a).

“Requesting Holders” has the meaning given to it in Section 2(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholder” means any Requesting Holder or Participating Holder.

“Subsidiary” of any specified Person is any corporation, limited liability company, partnership or other entity (i) of which the stock or membership, general or limited partnership or other ownership interests having ordinary power to elect a majority of the board of directors (or other persons or bodies performing similar functions) are directly or indirectly owned by such specified Person or (ii) in which such specified Person directly or indirectly owns at least a majority of the outstanding stock or other equity or general voting interest.

Section 2. Required Registrations.

(a) Request. Upon the terms and subject to the conditions of this Agreement, upon the written request of the Holders of a majority in interest of the Registrable Securities (the “Requesting Holders”) requesting that the Company effect registration under the Securities Act of all or a specified number of such Registrable Securities (such specified number of such Registrable Securities, the “Requested Securities”) (which request shall also specify the intended method or methods of disposition thereof), the Company shall use its best efforts to effect the registration under the Securities Act of the Requested Securities requested by the Requesting Holders for disposition according to the intended method or methods of disposition specified by the Requesting Holders (including a shelf registration) to the extent required or deemed appropriate by the Requesting Holders to permit the disposition (according to the intended method or methods thereof specified by the Requesting Holders) of the Requested Securities. Notwithstanding anything in this Section 2 to the contrary, the Company shall not be required to effect more than two registrations of such Registrable Securities pursuant to this Section 2.

If the Requesting Holders request registration of their Requested Securities on a delayed or continuing basis under Rule 415 under the Securities Act (or any successor or similar rule), the Company shall keep such registration continuously effective for at least 24 months (or such shorter period specified by the Requesting Holders) following the date on which such registration statement is declared effective or until all such Registrable Securities registered thereunder are sold, whichever is shorter.

(b) Withdrawal. The Requesting Holders shall have the right to request withdrawal of any registration statement filed pursuant to this Section 2 (and the Company shall so withdraw such registration statement with respect to the Registrable Securities) prior to the effectiveness of such registration statement.

(c) Effective Registration Statement. A registration requested pursuant to this Section 2 shall not be deemed to be effected (i) if a registration statement with respect thereto does not become effective under the Securities Act (other than as a result of a withdrawal of such registration statement by the Requesting Holders prior to the effectiveness thereof pursuant to Section 2(b)), (ii) if, after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the SEC or any other Governmental Authority, and the result of such interference prevents the Requesting Holders from disposing of any of the Requested Securities according to the intended methods of disposition or the Company exercises its rights under Section 5 and delays the proposed distribution of any Requested Securities and the Requesting Holders determine not to sell Requested Securities pursuant to such registration as a result of such delay, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with any underwritten offering are not satisfied or waived with the consent of the Requesting Holders holding more than one-half of the Requested Securities that were to have been sold thereunder, other than as a result of any breach by any Requesting Holder or any underwriter of its obligations thereunder or hereunder, or (iv) if, because of inclusion in such registration of securities held by the Company (including pursuant to Section 2(g)), more than 5% of the Requested Securities for such registration are not registered.

(d) Registration Statement Form. Registration statements filed under this Section 2 shall be on such form of the SEC as shall be selected by the Company and approved by the Requesting Holders (which approval shall not be unreasonably withheld), and as shall permit the disposition of the Requested Securities according to the intended method or methods of disposition specified by the Requesting Holders. The Company agrees to include in any such registration statement additional information or material reasonably requested by the Requesting Holders.

(e) Expenses. The Company shall pay all Registration Expenses in connection with any registration requested pursuant to this Section 2.

(f) Selection of Underwriters. If a registration pursuant to this Section 2 involves an underwritten offering, the managing or lead underwriter or underwriters shall be selected by the Requesting Holders, after reasonable consultation with the Company; except that if the Company proposes to register and sell Common Stock in such offering, the managing or lead underwriter or underwriters shall be selected jointly by the Company and the Requesting Holders.

(g) Priority in Requested Registrations. If a registration pursuant to this Section 2 involves an underwritten offering, and the managing or lead underwriter or underwriters advise the Requesting Holders in writing (a copy of which shall be provided by the Requesting Holders to the Company) that, in its or their opinion, the number of securities requested to be included in such registration by the Requesting Holders, the Company and any other Person exceeds the number that can be sold in such offering within a price range reasonably acceptable to the Requesting Holders, the Company shall include in such registration the number of securities that the Requesting Holders are so advised can be sold in such offering pursuant to the following provisions:

(i) first, the Registrable Securities proposed to be included by the Requesting Holders and the securities requested to be included in such registration by the Company, each pro rata in accordance with the number of Registrable Securities proposed to be included by the Requesting Holders and the number of securities so proposed to be included by the Company, respectively; and

(ii) second, the securities of any other Person or Persons proposed to be included in such registration.

(h) Inconsistent Rights. The Company shall not grant to any Person any registration or other rights inconsistent with the provisions of this Section 2.

Section 3. “Piggy-Back” Registration Rights.

(a) Right to Participate. If the Company at any time proposes to register any of its securities under the Securities Act (other than by a registration on Form S-4 or S-8 or any successor or similar forms or filed in connection with an exchange offer or any offering of securities solely to the Company’s existing stockholders) the Company shall give prompt written notice to each Holder of Registrable Securities of its intention to do so and of the rights of the Holders under this Section 3. Upon the terms and subject to the conditions of this Agreement, upon the written request of any Holder (each, a “Participating Holder”) made within 30 days after the delivery of any such notice by the Company (which request shall specify the Registrable Securities intended to be disposed of by any Participating Holder and the intended method or methods of such disposition), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Participating Holders (the “Participating Registrable Securities”), to the extent required or reasonably deemed appropriate by such Participating Holders to permit the disposition (in accordance with the intended methods thereof specified by the Participating Holders), of the Participating Registrable Securities so to be registered. Notwithstanding anything in this Section 3 to the contrary, the Company shall not be required to effect more than two registrations of any Participating Holder’s Registrable Securities pursuant to this Section 3.

If, at any time after giving written notice of its intention to register any such securities and prior to the effective date of the registration statement filed in connection with such registration, the Company determines for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Participating Holder and, thereupon, (i) in the case of a determination not to register, the Company need not register any Participating Registrable Securities in connection with such registration (but shall, in such case, pay the reasonable fees and expenses of counsel (but of no more than one counsel in an amount not to exceed $20,000) to the Participating Holders in addition to the Registration Expenses), without prejudice, however, to the rights of the Participating Holders to request that such registration be effected as a registration under Section 2, and (ii) in the case of a determination to delay registering, the Company may delay registering any Participating Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 3 shall relieve the Company of its obligation to effect any registration upon request under Section 2.

(b) Effective Registration Statement. A “piggy-back” registration requested pursuant to this Section 3 shall not be deemed to be effected (i) if a registration statement with respect thereto does not become effective under the Securities Act, (ii) if, after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the SEC or any other Governmental Authority, and the result of such interference prevents the Participating Holders from disposing of any of the Participating

Registrable Securities according to the intended methods of disposition or the Company exercises its rights under Section 5 and delays the proposed distribution of any Participating Registrable Securities and the Participating Holders determine not to sell Requested Securities pursuant to such registration as a result of such delay, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with any underwritten offering are not satisfied or waived with the consent of the Participating Holders holding more than one-half of the Participating Registrable Securities that were to have been sold thereunder, other than as a result of any breach by any Participating Holder or any underwriter of its obligations thereunder or hereunder, or (iv) if, because of inclusion in such registration of securities held by the Company (including pursuant to Section 3(c)), more than 5% of the Participating Registrable Securities for such registration are not registered.

(c) Priority in Piggy-Back Registration Rights. If a registration pursuant to this Section 3 involves an underwritten offering and the managing or lead underwriter or underwriters advises the Company in writing (a copy of which shall be provided by the Company to each Participating Holder) that, in its or their opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the number that can be sold in such offering within a price range reasonably acceptable to the Company, the Company shall include in such registration, the number of securities that the Company is so advised can be sold in such offering determined as follows:

(i) If the registration is a primary registration on behalf of the Company, (x) first, the securities proposed to be included by the Company, (y) second, the Participating Registrable Securities requested to be included in such registration by the Participating Holders on a pro rata basis based on the number of Participating Registrable Securities requested to be included in such registration by each Participating Holder, and (z) third, the securities of other Persons requested to be included in such registration, and

(ii) If the registration is a secondary registration on behalf of a Person or Persons other than a Holder, (x) first, the securities proposed to be registered by such other Person or Persons, and (y) second, the Participating Registrable Securities requested to be included in such registration by the Participating Holders, on a pro rata basis based on the number of Participating Registrable Securities requested to be included in such registration by each Participating Holder.

(d) Inconsistent Rights. The Company shall not grant to any holder of its securities any registration rights inconsistent with the provisions of this Section 3.

(e) Expenses. The Company shall pay all Registration Expenses in connection with any registration requested pursuant to this Section 3.

(f) Selection of Underwriters. If an registration pursuant to this Section 3 involves an underwritten offering, the managing or lead underwriter or underwriters shall be selected by the Company.

Section 4. Registration Procedures. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities as provided in Sections 2 and 3, the Company shall as expeditiously as possible:

(a) prepare and as soon thereafter as possible file with the SEC the requisite registration statement to effect such registration and thereafter use its best efforts to cause such registration statement to become effective; provided that before filing such registration statement or any amendments or supplements thereto, the Company (i) shall furnish to the Selling Stockholders and their counsel copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and (ii) may not file any such registration statement or amendment or supplement to which any such Selling Stockholder shall have reasonably objected on the grounds that, in the opinion of counsel to such Selling Stockholder, such registration statement or amendment or supplement does not comply in all material respects with the requirements of the Securities Act;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective for a period of either (i) not less than 120 days (subject to extension pursuant to the last paragraph of this Section 4 or, if applicable, such longer period contemplated by the last sentence of Section 2(a)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of securities by an underwriter or dealer; or (ii) such shorter period as is required for the disposition of all of the securities covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period of effectiveness required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

(c) furnish to each seller of securities covered by such registration statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents in order to facilitate the disposition of such securities owned by such seller in accordance with such seller’s intended method of disposition, as such seller may reasonably request, but only during such time as the Company shall be required under the provisions hereof to cause such registration statement to remain current;

(d) use its best efforts to register or qualify securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as each seller thereof shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions in the United States of the securities owned by such seller, except that for the performance of its obligations under this Section 4(d), the Company shall not for any such purpose be required to (i) qualify generally to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to qualify but for the requirements of this Section 4(d), (ii) consent to general service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction or (iv) conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of such jurisdiction;

(e) use its best efforts to cause all securities covered by such registration statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company to enable the sellers to consummate the disposition thereof;

(f) furnish to each Selling Stockholder a signed counterpart, addressed to such Selling Stockholder (and the underwriters, if any), of:

(i) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), in form and substance reasonably satisfactory to such Selling Stockholder; and

(ii) a “comfort” letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), in form and substance reasonably satisfactory to such Selling Stockholder, signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities;

(g) furnish to each such Selling Stockholder a copy of any amendment or supplement to such registration statement or prospectus (other than any amendment or supplement in the form of a filing which the Company is required to make pursuant to the Exchange Act);

(h) notify each Selling Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Stockholder promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months beginning after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(j) cooperate in the conduct of such due diligence relating to the Company as the Selling Stockholders and the managing or lead underwriter or underwriters (including their counsel and other authorized representatives) may reasonably request and is customary for such offering, including by making available for inspection the Company’s financial and other records and pertinent corporate and other documents as shall be reasonably necessary or appropriate to enable such persons to conduct their due diligence and by causing the Company’s officers and personnel to supply information and respond to all inquiries reasonably requested by such persons in connection with their due diligence;

(k) use its best efforts to provide customary assistance to the underwriters in their selling efforts and presentations to prospective investors, including by making available the Company’s officers and personnel for presentations to and meetings with prospective investors; and

(l) use its best efforts to list all shares of Common Stock covered by such registration statement on any national securities exchange on which the Common Stock is then listed or on The New York Stock Exchange, Inc. if the Common Stock is then quoted on The New York Stock Exchange, Inc. not later than the effective date of such registration statement.

Each Selling Stockholder shall furnish the Company in writing for inclusion in the registration statement such information regarding such Selling Stockholder and the distribution of such Registrable Securities being sold as the Company may from time to time reasonably request.

Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(h), such Selling Stockholder shall forthwith discontinue such Selling Stockholder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(h) and, if so directed by the Company, such Selling Stockholder shall use its reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Selling Stockholder’s possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. If the Company shall give any such notice, the applicable time period mentioned in Section 4(b) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4(h), to and including the date when each Selling Stockholder shall have received the copies of the supplemented or amended prospectus contemplated by Section 4(h).

Section 5. Delay of Filing or Sales.

(a) The Company shall have the right, upon giving notice to the Selling Stockholders of the exercise of such right, to delay filing a registration statement or to require such Selling Stockholders not to sell any Registrable Securities pursuant to a registration statement for a period of 90 days from the date on which such notice is given, or such shorter period of time as may be specified in such notice or in a subsequent notice delivered by the Company to such effect prior to or during the effectiveness of the registration statement, if (i) the Company is engaged in negotiations with respect to, or has taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other similar transaction, or there is an event or state of facts relating to the Company, in each case which is material to the Company (any of the foregoing, a “Material Activity”), (ii) such Material Activity would, in the opinion of counsel for the Company, require disclosure so as to permit the Registrable Securities to be sold in compliance with law, and (iii) such disclosure would, in the reasonable judgment of the Company, be adverse to its interests. Notwithstanding anything in the foregoing to the contrary, the Company will not have the right to delay the filing of a registration statement or the selling of Registrable Securities if at any time during the 365 days preceding the date on which such notice was given the Company had delayed either the filing of a registration statement that included Registrable Securities or the selling of Registrable Securities.

(b) The Company shall pay all Registration Expenses and all reasonable fees and expenses of counsel (but no more than one counsel in an amount not to exceed $20,000) for the Selling Stockholders with respect to any registration of Registrable Securities or sales thereof that has been delayed for more than 30 days pursuant to this Section 5.

Section 6. Underwritten Offerings.

(a) Required Underwritten Offerings. If requested by the underwriters of any underwritten offering of Registrable Securities pursuant to a registration requested under Section 2, the Company shall enter into an underwriting agreement with such underwriters for such offering. Such agreement shall be reasonably satisfactory in substance and form to each Selling Stockholder, the Company and the underwriters and shall contain representations, warranties, indemnities and agreements as are customarily provided or entered into by an issuer in underwriting agreements of this type, including indemnities for the benefit of the underwriters to the effect and to the extent provided to the Selling Stockholders in Section 7. The Selling Stockholders shall be parties to such underwriting agreement and may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Selling Stockholders.

(b) Piggy-Back Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 3 and such securities are to be distributed by or through one or more underwriters, the Company shall, if requested by the Selling Stockholders pursuant to Section 3 and subject to the provisions of Section 3(b), use its best efforts to arrange for such underwriters to include those Registrable Securities designated by the Selling Stockholders among the securities to be distributed by such underwriters. The Selling Stockholders shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Selling Stockholders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Selling Stockholders. No underwriting agreement (or other agreement in connection with such offering) shall require any Selling Stockholder to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Stockholder, such Selling Stockholder’s Registrable Securities and such Selling Stockholder’s intended method of distribution and any other representation required by law.

(c) Holdback Agreements.

(i) Each Holder agrees by becoming a holder of Registrable Securities not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act (or any similar provision then in force), during the ten days before and the 90 days after any underwritten registration pursuant to Section 2 or 3 has become effective (or such shorter or longer period as may be reasonably requested by the lead or managing underwriter and consented to by the Holders of a majority in interest of the Registrable Securities, such consent not to be unreasonably withheld), except (A) as part of such underwritten registration or (B) as consented to by the lead or managing underwriter of the offering pertaining thereto.

(ii) The Company agrees: (x) not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the ten days before and the 90 days after any underwritten registration pursuant to Section 2 or 3 has become effective (or such shorter or longer period as may be requested by the lead or managing underwriter and consented to by the Company, such consent not to be unreasonably withheld), except (1) as part of such underwritten registration, (2) as consented to by the lead or managing underwriter of the offering pertaining thereto, and (3) pursuant to (A) registrations on Form S-4 or S-8, or any successor or similar forms thereto; (B) sales upon exercise or exchange, by the holder thereof, of options, warrants or convertible securities; or (C) any other agreement to issue equity securities or securities convertible into or exchangeable or exercisable for any of such securities in effect on the date the Selling Stockholders deliver to the Company the request to register, or include in a registration, Registrable Securities under Sections 2 or 3, as the case may be; and (y) to use all reasonable efforts to cause holders of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering, including any public sales pursuant to Rule 144), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted.

Section 7. Indemnification.

(a) Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 2 or 3, the Company shall, and hereby does, indemnify and hold harmless each Selling Stockholder, its directors, officers, employees, agents and advisors, and each other Person, if any, who controls such Selling Stockholder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which each such Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon:

(i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of securities covered thereby, or any amendment or supplement thereto;

(ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company, or any of its directors, officers, employees, agents or advisors, of any law or regulation with respect to such registration or offer or sale of Registrable Securities, and the Company will reimburse such Person for any reasonable legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that (A) the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, in reliance upon and in conformity with written information prepared and furnished to the Company by any Selling Stockholder specifically for use in the preparation thereof, and (B) that the Company shall not be liable to any Selling Stockholder who participates as an underwriter in any such registration or any other Person who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the securities to such Person if such statement or omission was timely corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Person and shall survive the transfer of such securities by such Person. The Company shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified in respect of a claim for each jurisdiction in which such counsel is required unless a conflict of interest exists between such indemnified party and any other indemnified party in respect of such claim.

(b) Indemnification by the Selling Stockholders. The Company may require, as a condition to including any Registrable Securities held by a Selling Stockholder in any registration statement filed pursuant to Sections 2 or 3, that the Company receive an undertaking reasonably satisfactory to it from such Selling Stockholder, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7(a)) the Company, each director, officer, employee, agent and advisor of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act (other than such Persons who are Selling Stockholders), with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information prepared and furnished to the Company by such Selling Stockholder specifically for use therein. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer, employee, agent, advisor or controlling Person and shall survive the transfer of such securities by such Selling Stockholder. The indemnity provided by each Selling Stockholder under this Section 7(b) shall be only with respect to its own misstatements and omissions and not with respect to those of any other seller or prospective seller of securities, and not jointly and severally, and shall be limited in amount to the net amount of proceeds received by such Selling Stockholder from the sale of Registrable Securities pursuant to such registration statement.

(c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subsections of this Section 7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, if the indemnifying party is entitled to do so hereunder, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Contribution. If for any reason the indemnity set forth in the preceding subsections of this Section 7 is unavailable, or is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the offering of securities and the statements or omissions or alleged statements or omissions which resulted in such loss, claim, damage, or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party. No party shall be liable for contribution under this Section 7(d) except to the extent and under such circumstances as such party would have been liable to indemnify under this Section 7 if such indemnification were enforceable under applicable law.

(e) Payments. The indemnification or contribution required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, subject to refund if the party receiving such payments is subsequently found not to have been entitled thereto hereunder.

Section 8. Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, shall, upon the request of any holder of Registrable Securities, make publicly available other information) and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act pursuant to (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rule or regulation hereafter promulgated. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 9. Transfer of Registration Rights and Obligations. The rights provided in this Agreement are for the benefit of all Holders in addition to the Investors, and all such Holders may enforce their rights and remedies directly against the Company. In the event the Company (or any Person directly or indirectly acquiring, or succeeding to the rights of, the Company) issues or distributes, or proposes to issue or distribute, any shares or other securities of another issuer to any Holder and such shares or other securities would be Registrable Securities, the Company shall use its reasonable best efforts to cause such issuer to deliver to the Holders a written instrument, in form and substance reasonably satisfactory to the Holders, that such issuer is bound by and subject to all the terms and conditions of this Agreement to the same extent as the Company and that the rights and remedies provided herein to the Holders apply in all respects to the Registrable Securities of such issuer.

Section 10. Miscellaneous.

(a) Entire Agreement; Other Holders. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Without limiting the foregoing, upon the effectiveness of this Agreement, all rights and obligations of the parties hereto to the other parties hereto under the Stockholders’ Agreement, dated as of October 20, 2000, as amended (the “Stockholders’ Agreement”), by and among AdvancePCS (formerly named Advance Paradigm, Inc.) (“AdvancePCS”), JLL and the other signatories thereto, are hereby terminated and of no further force and effect.

(b) Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Except pursuant to Section 7 or as set forth in Section 9, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(c) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Investor; provided that any Permitted Transferee acquiring shares of Registrable Securities shall, upon execution by such Person of an agreement to be bound by this Agreement as an Investor, become an “Investor” under this Agreement with all the rights and obligations of an Investor as if an original party to this Agreement.

(d) Amendment; Waiver. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing (i) executed by the Company and (ii) approved by the holders of a majority of the Registrable Securities then outstanding voting together as a single class.

(e) Termination. This Agreement shall survive and be in full force and effect so long as any Registrable Securities are held by or may be issued to JLL.

(f) Notices.

(i) All notices, consents, requests, approvals and other communications provide for in this Agreement, shall be in writing and shall be deemed validly duly given when sent by fax (with confirmation in writing via first class U.S. mail), upon personal delivery or on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other fax number or address as a party may designate to the other parties:

If to the Company, to:

Caremark Rx, Inc.

3000 Galleria Tower, Suite 1000

Birmingham, AL 35244

Telecopy: (205) 733-9780

Attention: General Counsel

with a copy to:

King & Spalding

191 Peachtree Street

Atlanta, Georgia 30306

Telecopy: (404) 572-5147

Attention: William R. Spalding

If to an Investor, to the fax number or the address set forth for such Investor on Schedule I hereto, with copies as set forth therein.

(ii) Any Person who becomes an Investor pursuant to this Agreement shall provide its address and fax number to the Company, which shall promptly provide such information to each other Investor.

(g) Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(i) Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(j) Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(k) Consent to Jurisdiction. The parties hereto expressly and irrevocably (i) consent to the exclusive jurisdiction of the federal courts sitting in the City of New York, County of New York, (ii) agree not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 10(f). Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by law. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this agreement or any of the transactions contemplated hereby.

(l) Severability. If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum possible extent so as to effectuate the parties’ intent to the maximum possible extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

Please execute below acknowledging and agreeing to this Agreement as of the date first above written.

CAREMARK RX, INC.

By	/s/ E. MAC CRAWFORD
Name:	E. Mac Crawford
Title:	Chairman and Chief Executive Officer

JOSEPH LITTLEJOHN & LEVY FUND III, L.P. (NOW KNOWN AS JLL PARTNERS FUND III, L.P.)

By	/s/ RAMSEY FRANK
Name:	Ramsey Frank
Title:	Senior Managing Director

By	/s/ STEPHEN WISE Stephen Wise

By	/s/ MICHAEL BERK Michael Berk

By	/s/ DOMINGO J. RODRIGUEZ Domingo J. Rodriguez

By	/s/ BRETT MILGRIM Brett Milgrim

By	/s/ MICHAEL CHANG Michael Chang

By	/s/ JEAN-PIERRE MILLON Jean-Pierre Millon

ACKNOWLEDGED AND AGREED BY:

ADVANCEPCS

By	/s/ DAVID D. HALBERT
Name:	David D. Halbert
Title:	Chairman of the Board, President and Chief Executive Officer

SCHEDULE I

NOTICE INFORMATION FOR INVESTORS

JOSEPH LITTLEJOHN & LEVY FUND III, L.P.

450 Lexington Avenue

Suite 3350

New York, NY 10017

Attention: Ramsey Frank

Telecopy: (212) 286-8626

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Charles I. Cogut

Telecopy: (212) 455-2502

STEPHEN WISE

MICHAEL BERK

DOMINGO J. RODRIGUEZ

BRETT MILGRIM

MICHAEL CHANG

c/o JLL Partners, Inc.

450 Lexington Avenue

Suite 3350

New York, NY 10017

Telecopy: (212) 286-8626

JEAN-PIERRE MILLON

Telecopy: (            )

Annex D

[LETTERHEAD OF UBS SECURITIES LLC]

September 2, 2003

The Board of Directors

Caremark Rx, Inc.

3000 Galleria Tower, Suite 1000

Birmingham, Alabama 35244

Dear Members of the Board:

We understand that Caremark Rx, Inc. (“Caremark”) proposes to enter into an Agreement and Plan of Merger, dated as of September 2, 2003 (the “Agreement”), among Caremark, Cougar Merger Corporation, a wholly owned subsidiary of Caremark (“Merger Sub”), and AdvancePCS pursuant to which (i) Merger Sub will be merged with and into AdvancePCS (the “Merger”) and (ii) each outstanding share of Class A common stock, par value $0.01 per share, Class B-1 common stock, par value $0.01 per share, and Class B-2 common stock, par value $0.01 per share, of AdvancePCS (collectively, “AdvancePCS Common Stock”) will be converted into the right to receive (A) shares of the common stock, par value $0.001 per share, of Caremark (“Caremark Common Stock”) in an amount equal to the product of (x) 2.15 (the “Exchange Ratio”) and (y) 0.90 (such resulting number of shares of Caremark Common Stock into which each outstanding share of AdvancePCS Common Stock is converted, the “Stock Consideration”) and (B) a cash amount equal to 0.10 of the product of (x) the Exchange Ratio and (y) the average of the per share closing prices of Caremark Common Stock during the five consecutive trading day period ending on the fifth trading day immediately prior to the effective time of the Merger (such resulting cash amount into which each outstanding share of AdvancePCS Common Stock is converted, the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Caremark of the Merger Consideration.

UBS Securities LLC (“UBS”) has acted as financial advisor to Caremark in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger and a portion of which is payable in connection with this opinion. In addition, one of our affiliates engaged in the commercial lending business is a lender under a bank credit facility of Caremark, for which services such affiliate has received, and will receive, compensation. In the ordinary course of business, UBS, its successors and affiliates may trade securities of Caremark or AdvancePCS for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Caremark or Caremark’s underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement and the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of Caremark Common Stock actually will be when issued pursuant to the Merger or the price at which Caremark Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Merger will be treated as a reorganization for federal income tax purposes. We also have assumed, with your consent, that each of Caremark, Merger Sub and AdvancePCS will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We further have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Caremark, AdvancePCS or the Merger.

The Board of Directors

Caremark Rx, Inc.

September 2, 2003

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Caremark and AdvancePCS; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Caremark and AdvancePCS that were provided to or discussed with us by the managements and other representatives of Caremark and AdvancePCS and are not publicly available, including financial forecasts and estimates with respect to Caremark prepared by the management of Caremark, and financial forecasts and estimates with respect to AdvancePCS prepared by the management of AdvancePCS through fiscal year 2004 (as adjusted by the management of Caremark) and provided to or discussed with us by the management of Caremark for subsequent fiscal years; (iii) participated in discussions with members of the senior managements and other representatives of Caremark and AdvancePCS; (iv) reviewed current and historical market prices of Caremark Common Stock and AdvancePCS Class A common stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of AdvancePCS; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) considered certain pro forma effects of the Merger on the financial statements of Caremark and reviewed certain estimates of potential cost savings and other synergies provided to or discussed with us by the management of, or representatives to, Caremark; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Caremark or AdvancePCS, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, adjustments, pro forma effects and calculation of cost savings and other synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Caremark as to the future financial performance of Caremark and AdvancePCS and that the future financial results and potential cost savings and other synergies reflected in such forecasts and estimates will be achieved at the times and in the amounts projected. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Caremark.

Very truly yours,

UBS SECURITIES LLC

D-2

Annex E

[JPMorgan LOGO]

September 2, 2003

The Board of Directors

Caremark Rx, Inc.

3000 Galleria Tower, Suite 1000

Birmingham, Alabama 35244

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Caremark Rx, Inc. (“Parent”) of the consideration proposed to be paid by Parent in connection with the proposed merger (the “Merger”) of Cougar Merger Corporation, a wholly-owned subsidiary of Parent (the “Merger Subsidiary”) with AdvancePCS (the “Company”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among Parent, the Merger Subsidiary and the Company, the Company will become a wholly-owned subsidiary of Parent, and each share of Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”), Class B-1 common stock, par value $0.01 per share, of the Company (the “Company Class B-1 Common Stock”) and Class B-2 common stock, par value $0.01 per share, of the Company (the “Class B-2 Common Stock” and, together with the Company Class A Common Stock and the Company Class B-1 Common Stock, the “Company Common Stock”) (other than (i) shares held in the treasury of the Company or owned by the Merger Subsidiary, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company, which will be cancelled with no payment or distribution with respect thereto and (ii) Dissenting Shares (as defined in the Agreement), if any) will be converted into the right to receive a combination of (A) shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) in an amount equal to the product of 2.15 and 0.90 (as adjusted pursuant to the Agreement) and (B) an amount of cash equal to the Per Share Cash Amount (as defined in the Agreement) (together, the “Merger Consideration”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning Parent and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of Parent and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Parent Common Stock and the Company Class A Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of Parent relating to Parent and the Company’s businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Parent and the Company with respect to certain aspects of the Merger, and the past and current business operations of Parent and the Company, the financial condition and future prospects and operations of Parent and the Company, the effects of the Merger on the financial condition and future prospects of Parent, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by Parent or the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been

E-1

provided to us. In relying on financial analyses and forecasts provided to us, including with respect to the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Parent and the Company to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Parent or the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to Parent of the consideration to be paid in the proposed Merger and we express no opinion as to the underlying decision by Parent to engage in the Merger. We are expressing no opinion herein as to the price at which the Parent Common Stock will trade at any future time.

We have acted as financial advisor to Parent with respect to the proposed Merger and will receive a fee from Parent for our services. We will also receive an additional fee if the proposed Merger is consummated. We or our affiliates have, from time to time, provided commercial and investment banking services to Parent and to the Company in the ordinary course of our businesses. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Parent or the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid by Parent in the proposed Merger is fair, from a financial point of view, to Parent.

This letter is provided to the Board of Directors of Parent in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of Parent as to how such stockholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of Parent but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

E-2

Annex F

[BANC OF AMERICA SECURITIES LOGO]

September 2, 2003

Board of Directors

AdvancePCS

750 West John Carpenter Freeway

Irving, Texas 75039

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of AdvancePCS (the “Company”) of the consideration proposed to be received by such stockholders in connection with the proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of Caremark Rx Inc. (the “Parent”). Pursuant to the terms of the Agreement and Plan of Merger, to be dated as of September 2, 2003 (the “Agreement”), to be entered into among the Company, the Parent and Cougar Merger Corporation (“Acquisition Sub”), the Company will become a wholly owned subsidiary of the Parent, and each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Company Common Stock”), Class B-1 common stock, par value $0.01 per share, of the Company (the “Class B-1 Company Common Stock”) and Class B-2 common stock, par value $0.01 per share, of the Company (the “Class B-2 Company Common Stock”, and collectively with the Class A Company Common Stock and the Class B-1 Company Common Stock, the “Company Common Stock”), other than shares held in treasury or held by the Parent or any affiliate of the Parent or as to which appraisal rights have been perfected, will be converted into a right to receive (i) shares of common stock, par value $0.001 per share, of the Parent (the “Parent Common Stock”) in an amount equal to the product of 2.15 and 0.90, and (ii) an amount in cash equal to the Per Share Cash Amount (together, the “Merger Consideration”). The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information for each of the Company and the Parent, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;

(iii) analyzed certain financial forecasts of the Company prepared by the management of the Company and certain financial forecasts of the Parent prepared by the management of the Parent and the Company;

(iv) reviewed and discussed with senior executives of the Company and the Parent information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the managements of the Company and the Parent;

(v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Parent with senior executives of the Parent;

(vi) reviewed the pro forma impact of the Merger on the Parent’s earnings per share, cash flow, consolidated capitalization and financial ratios;

(vii) reviewed information prepared by members of senior management of the Company and the Parent relating to the relative contributions of the Company and the Parent to the combined company;

(viii) reviewed the reported prices and trading activity for the Class A Company Common Stock and the Parent Common Stock;

F-1

Board of Directors

AdvancePCS

September 2, 2003

(ix) compared the financial performance of the Company and the Parent and the prices and trading activity of the Class A Company Common Stock and the Parent Common Stock with that of certain other publicly traded companies we deemed relevant;

(x) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xi) participated in discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

(xii) reviewed the September 2, 2003 draft of the Agreement (the “Draft Agreement”) and certain related documents; and

(xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates of management of the Company and the Parent and good faith judgments of the future financial performance of the Company and the Parent. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us, and that the Merger will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waiver thereof. Capitalized terms used but not defined in this opinion shall have the meanings ascribed to such terms in the Draft Agreement. We have also assumed that in connection with the receipt of regulatory approvals required to consummate the Merger, no conditions will be imposed upon the Company or the Parent that would have a material adverse effect on the Parent, the Company or the benefits expected to be derived by the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, which is contingent upon the consummation of the Merger. Banc of America Securities LLC or its affiliates have provided and may in the future provide financial advisory and financing services to the Company and the Parent and have received or may in the future receive fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, serves as agent bank and is a lender under the Company’s and the Parent’s respective senior credit facilities and has received fees for the rendering of such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and the Parent for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities. The Company provides prescription drug benefit services to our and our affiliates’ employees and receives fees for the rendering of such services.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is

F-2

Board of Directors

AdvancePCS

September 2, 2003

reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Class A Company Common Stock will trade following announcement of the Merger or the prices at which the Parent Common Stock will trade following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of the Company and the Parent should vote at the stockholders’ meetings held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair from a financial point of view to the holders of the Company Common Stock.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

F-3

Annex G

September 2, 2003

Board of Directors

AdvancePCS

750 West John Carpenter Freeway

Suite 1200

Irving, TX 75039

Members of the Board of Directors:

AdvancePCS (the “Company”), Caremark Rx (the “Parent”) and a wholly-owned subsidiary of the Parent (the “Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Merger Subsidiary will be merged with and into the Company in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Shares”), will be converted into the right to receive (a) shares of common stock, par value of $0.001 per share, of the Parent (the “Parent Shares”) in an amount equal to the product of 2.150 (the “Exchange Ratio”) and 0.90 (the “Share Consideration”) and (b) an amount equal to the Per Share Cash Amount, as defined below (the “Cash Consideration” and together with the Share Consideration, the “Merger Consideration”). As used herein, the “Per Share Cash Amount” shall be equal to ten percent of the product of (x) the Exchange Ratio and (y) the average of the per share closing sales prices of Parent Shares as reported on the New York Stock Exchange (“NYSE”) Composite Transactions reporting system (as reported in The Wall Street Journal or, in absence thereof, by another authoritative source) during the five consecutive trading day period during which Parent Shares are traded on the NYSE ending on (and including) the fifth trading day immediately prior to the Effective Time (as defined in the Agreement).

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and the Parent that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Parent, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above, as well as the respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Company Shares and the Parent Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and the Parent and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

(8) Reviewed the potential pro forma impact of the Merger;

(9) Reviewed a draft dated September 2, 2003 of the Agreement;

G-1

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent, nor have we evaluated the solvency or fair value of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Parent. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Parent, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Parent’s management as to the expected future financial performance of the Company or the Parent, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for using the purchase method of accounting under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, all of which is contingent on delivery of the Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Parent Shares and other securities of the Parent, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

We are not expressing any opinion herein as to the prices at which the Company Shares or the Parent Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

G-2

Annex H

ADVANCEPCS

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of ADVANCEPCS (the “Company”) was established to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent audits; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. This Charter specifies the scope of authority and responsibility of the Committee.

Organization, Membership and Meetings

1. The Committee shall be comprised of at least three directors, each of whom are independent of management and the Company. Members shall be considered independent as long as they meet the independence and experience requirements determined by the Board of Directors and the independence requirements of the exchange or quotation system on which the Company’s securities are listed or traded. All Members shall be financially literate and otherwise satisfy the requirements established for Committee membership by the Securities and Exchange Commission and the exchange or quotation system on which the Company’s securities are listed or traded. At least one member of the Committee shall be an “audit committee financial expert,” as required by any final law, regulation, or the listing requirements or rule of the exchange or quotation system on which the Company’s securities are listed or traded.

2. Members of the Committee, including the chairperson of the Committee, shall be appointed annually by the Board. Members may be replaced by the Board at any time, but shall otherwise serve until a successor has been named.

3. The Committee shall meet at least four times a year, with the authority to convene additional meetings, as circumstances require. The Committee may invite members of management, internal auditors, independent auditors, legal counsel or others to attend meetings and to provide relevant information. The Committee may include non-Committee members at its meetings, and may hold an executive session at each meeting at which only independent directors are present.

4. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee.

5. The Committee shall maintain written minutes of its meetings, which minutes will be filed in the corporate minute book.

Committee Authority and Responsibilities

To fulfill its responsibilities and duties hereunder, the Committee shall:

Independent Auditor Oversight

1. Be directly responsible for the oversight, engagement and termination of any independent auditors employed by the Company (subject, if applicable, to shareholder ratification) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee. The

Committee also shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting.

2. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

3. Approve in advance the engagement of the independent auditor for all audit services and non-audit services and approve the fees and other terms of any such engagement. The Committee shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation.

4. Obtain annually from the independent auditor a report describing:

a. The firm’s internal quality control procedures;

b. Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

c. All relationships between the independent auditor and the Company.

5. Evaluate annually the qualifications, performance and independence of the independent auditor.

6. Establish policies for the hiring of employees or former employees of the independent auditor, taking into account the impact of such policies on auditor independence.

7. Review with the independent auditor:

a. Any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements.

b. Any accounting adjustments.

c. Any communications between the audit team and the auditor’s national office respecting auditing or accounting issues.

d. Any Management Representation letter or Internal Control Recommendation letter or Schedule of Unadjusted Differences issued, or proposed to be issued, by the auditor to the Company, and management’s response.

Financial Information Oversight

1. Review and discuss with management and the independent auditor:

a. The Company’s annual audited financial statements.

b. Any certification, report, opinion or review rendered by the independent auditor.

c. The interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

d. The Company’s disclosure under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” to be included in the Company’s Annual Report on Form 10-K.

e. The critical accounting policies and practices used by the Company, all material alternative treatments of financial information within generally accepted accounting principles, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor and other material written communications between the independent auditor and management.

f. Earnings press releases and other information provided to analysts and rating agencies, including “pro forma” or other adjusted financial information.

g. Any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

h. Any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

i. The effect of regulatory and accounting initiatives, improvements and resulting changes to the Company’s auditing and accounting principles and practices.

j. Any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

k. Any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

2. Report to the Board regarding any audit opinions that contain “going concern” qualifications.

3. Review all filings with the Securities and Exchange Commission containing the Company’s financial statements, including but not limited to the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.

Controls Oversight

1. Review and discuss annually with management its assessment of the effectiveness of the Company’s internal controls, disclosure controls and procedures for financial reporting.

a. Review annually with the independent auditor the attestation to, and report on, the assessment of controls made by management.

b. Consider whether any changes to the internal controls or disclosure controls processes and procedures are appropriate in light of management’s assessment or the independent auditor’s report.

2. Review the internal audit scope, audit plans and relevant process, the results of internal audits, and whether recommendations made in the audits have been implemented by Company management.

3. Review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Legal Compliance

1. Review and approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and improprieties.

2. Establish procedures for receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3. Receive corporate attorneys’ reports of a material violation of securities laws or breaches of fiduciary duty.

Other Matters

1. Review the process by which risk assessment and management is undertaken and handled.

2. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

3. Discuss with management the Company’s practices pertaining to foreign exchange, investments and derivatives.

4. Prepare the Committee’s report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

5. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

6. Review and reassess this Charter’s adequacy at least annually and submit proposed Charter amendments, if any, to the Board of Directors for approval.

7. Review its own performance, at least annually, for purposes of self-evaluation and to encourage the continuing improvement of the Committee in the execution of its responsibilities.

General and Resources

1. Have the authority to pay the fees and expenses of advisors and experts deemed necessary, as determined by the Committee, to permit the Committee to perform its duties under this Charter. The fees and expenses of these advisors and experts shall be paid by the Company.

2. At its discretion, have the authority to initiate special investigations, and, if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Committee, to fulfill its duties under this Charter.

3. Also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

Adopted, as amended on July 22, 2003.

Annex I

ADVANCEPCS

2003 INCENTIVE COMPENSATION PLAN

AdvancePCS, a Delaware corporation (the “Company”), has established the AdvancePCS 2003 Incentive Compensation Plan, to become effective on the “Effective Date” specified in Section 12.

SECTION 1. Purpose. The purposes of this 2003 Incentive Compensation Plan (the “Plan”) are to aid the Company in attracting, retaining, motivating and rewarding employees, non-employee directors, and other persons who provide substantial services to the Company or its Subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

SECTION 2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below.

“Award” shall mean a stock option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Performance Unit Award or Other Stock-Based Award granted under the Plan.

“Award Agreement” shall mean the agreement entered into between the Company and a Participant evidencing the grant of an Award under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean the first to occur of any of the following events:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities (the “Beneficial Ownership Event”); provided, however, a Beneficial Ownership Event shall not constitute a Change in Control under this paragraph (a) if such Beneficial Ownership Event occurs in connection with the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or any parent thereof; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or any parent thereof; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of the foregoing definition of a “Change in Control,” the following terms shall have the meaning set forth below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

“Eligible Person” shall mean an employee of the Company or any Subsidiary or affiliate, including any executive officer, a non-employee director of the Company, a consultant or other person who provides substantial services to the Company or a Subsidiary or affiliate, and any person who has been offered employment by the Company or a Subsidiary or affiliate; provided, however, that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a Subsidiary or affiliate.

“Fair Market Value” shall mean, as applied to a specified grant, exercise or payment date, (a) the low price of a share of Stock as reported on the Nasdaq National Market, or its equivalent successor, for such date, (b) in the event that the Stock is not designated for trading on the Nasdaq National Market, the low price of a share of Stock on such other national securities exchange on which the Stock is principally traded or (c) in the event that the Stock is not publicly traded, the fair market value of the Stock as determined by the Committee; provided, however, that in the case of an ISO if any of the foregoing methods of determining fair market value should be inconsistent with any ruling or regulation of the United States Treasury Department applicable to ISOs, fair market value shall be determined by the Committee in a manner consistent with such rulings or regulations, and shall mean the value as so determined.

“Incentive Stock Option” or “ISO” shall mean an option granted under the Plan to purchase shares of Stock designated as an “incentive stock option” and conforming with the requirements of Section 422(b) of the Code.

“Nonqualified Option” shall mean an option granted under the Plan to purchase shares of Stock, that does not qualify as an Incentive Stock Option.

“Other Stock-Based Awards” shall have the meaning set forth in Section 7.1 of the Plan.

“Optionee” shall mean an individual who has been granted an option to purchase shares of Stock or a SAR under the Plan.

“Participant” shall mean an employee who has been granted an Award under the Plan, including an Optionee.

“Performance Unit” shall mean a unit granted pursuant to Section 7 of the Plan that has a pre-assigned target dollar value (unless otherwise determined by the Committee, $100 per unit). A Performance Unit shall entitle the recipient to receive, at the end of a specified performance period and based upon the extent to which the Company has achieved pre-established performance goals determined by the Committee, the actual dollar value of the Performance Units, either in cash, or by delivery of a number of shares of Stock determined by dividing such dollar value by the Fair Market Value of a share of Stock on the payment date, or in a combination of the foregoing.

“Preexisting Plan” shall mean the Company’s Amended and Restated Incentive Stock Option Plan.

“Restricted Stock” shall mean shares of Stock granted under the Plan subject to certain restrictions determined by the Committee pursuant to Section 7 which may include performance criteria set forth in Section 7.2(b).

“SAR Grant Value” shall mean, as applied to a SAR granted independent of an option, such amount as shall be determined by the Committee.

“Stock” shall mean the common stock, par value $0.10 per share, of the Company.

“Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Section 6.6 of the Plan, which is the right to receive cash, Stock, or other property having a value on the date the SAR is exercised equal to: (a) the excess of the Fair Market Value of one share of Stock on the exercise date over (b) the SAR Grant Value.

“Stock Unit Award” shall mean a right granted under Section 7 of the Plan to receive shares of Stock in the future contingent upon the satisfaction of conditions established by the Committee, which may include performance criteria set forth in Section 7.2(b).

“Subsidiary” shall mean a corporation or other entity, of which 50% or more of the voting securities or other equity interests is owned directly, or indirectly through one or more intermediaries, by the Company; provided, however, for the avoidance of doubt, that in the case of an Incentive Stock Option the term “Subsidiary” shall mean any corporation that is a “subsidiary corporation”, as that term is defined in Section 424(f) of the Code, or any provisions that may hereafter be enacted in lieu thereof.

SECTION 3. Administration.

(a) Subject to the express provisions of the Plan, the Committee shall administer the Plan, determine the Eligible Persons to whom Awards shall be made, the type and number of Awards subject to each grant, the timing of Awards, the number of shares of Stock to be subject to each Award, and determine the terms and conditions of all Awards granted under the Plan, including, without limitation, the purchase price of the shares of Stock covered by each option, the SAR Grant Value of each SAR, the number of shares of Stock to be subject to each Award, and when an option to purchase shares of Stock may be exercised and when and under what conditions an Award shall vest. The Committee shall have the authority, in its discretion, to determine whether specific options granted pursuant to the Plan shall or shall not be granted as ISOs (and thereby subject to the limitations imposed by Section 422 of the Code) or Nonqualified Options. No option granted under the Plan shall constitute an ISO unless expressly so determined by the Committee and so stated in the related Award Agreement. The grant of an Award hereunder to any Participant shall not entitle such person to a grant of any additional or subsequent Awards. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of the grant of Awards to non-employee directors (authority with respect to other aspects of non-employee director awards shall not be exclusive to the Board, however).

(b) Subject to the express provisions of the Plan, the Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, prescribe and amend the terms and provisions of Award Agreements (which need not be identical with respect to each grant or each individual Participant), and make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision. Any interpretation of the Plan by the Committee and any decision by it under the Plan shall be final and binding on all persons interested in the Plan, including Participants, their beneficiaries, permitted transferees (if any) and other persons claiming rights from or through such persons.

(c) The Committee may delegate to officers or employees of the Company, or committees, thereof the authority, subject to such terms as the Committee shall determine, to perform the ministerial administrative functions under the Plan.

(d) The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

SECTION 4. Shares Authorized for Issuance Under The Plan; Limitations

4.1 Shares Authorized For Issuance. The total number of shares of Stock authorized for issuance under the Plan is the sum of (i) 1,100,000 plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for issuance under the Preexisting Plan plus (iii) the number of shares subject to awards under the Preexisting Plan which are forfeited or expire after the Effective Date in accordance with the terms of the Preexisting Plan; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clauses (i) and (ii) above. Such total number of shares is subject to adjustment upon changes in capitalization and other corporate events, as provided in Section 9 hereof. Any shares subject to an Award hereunder or an option under the Preexisting Plan that remain unissued, or which are forfeited, upon the cancellation, surrender, exchange, termination or expiration of such Award for any reason whatsoever shall again become available for the issuance of Awards under the Plan. Shares subject to an Award hereunder or an option under the Preexisting Plan that is settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for the issuance of Awards under the Plan. Shares used for tax-withholding purposes, if any, shall not be available for other issuances under the Plan. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares up to the total number of shares authorized for issuance hereunder.

4.2 Limits Applicable to Certain Awards. Subject to adjustment pursuant to Section 9, the total number of shares of Stock that may be authorized for issuance during the term of the Plan in connection with Awards made under Section 7 of the Plan shall not exceed 100,000 shares. Shares shall be counted against this limitation in a manner consistent with the share-counting rules set forth in Section 4.1.

4.3 Individual Limits. The total number of shares of Stock subject to options or SARs awarded to any individual employee shall not exceed 1,000,000 shares during any fiscal year of the Company (subject to adjustment as provided in Section 9). In addition, for any year, the total number of shares of Stock subject to Awards granted to any one individual under Section 7 of the Plan that are intended to be “performance-based compensation”, within the meaning of Section 162(m) of the Code, shall not exceed 100,000 shares (subject to adjustment as provided in Section 9). The maximum dollar amount that may be earned by any one individual in respect of all Performance Units granted under Section 7 of the Plan in any fiscal year shall not exceed $2,000,000. For this purpose, “earned” means satisfying performance conditions so that an amount becomes vested or payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition.

SECTION 5. Eligibility For Participation. Awards may be granted under the Plan only to Eligible Persons. In the case of any Participant on an approved leave of absence, the Committee may make such provisions as it determines to be equitable, in its sole discretion, applicable to the outstanding Awards held by such Participant, including respecting the continuance of the Award while in the employ or service of the Company, subject to the limitations applicable to ISOs. For the avoidance of doubt, an employee on an approved leave of absence, including for a disability that has not resulted in termination of employment, may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan, subject to the limitations applicable to ISOs. For purposes of the Plan, a joint venture in which the Company or a Subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Notwithstanding the foregoing, only an employee of the Company or a Subsidiary may receive a grant of ISOs under the Plan. In no event, however, shall any employee who, at the time he would otherwise be granted an option to purchase shares of Stock, owns (within the meaning of Section 424(d) of the Code) Stock of the Company or any Subsidiary possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, be eligible to receive an ISO to purchase shares of Stock hereunder.

SECTION 6. Option And Stock Appreciation Rights Awards.

6.1 Option And SAR Price And Maximum Award. The price at which each share of Stock covered by each Nonqualified Option shall be purchased by an Optionee, and the SAR Grant Value of each SAR granted independent of an option, shall be established by the Committee, but in no event shall such price be less than 100% of the Fair Market Value of the Stock on the date of grant. In the case of any ISO granted under the Plan, (a) the exercise price may not be less than the Fair Market Value of the Stock on the date of grant; and (b) the aggregate Fair Market Value (determined at the time such option is granted) of the Stock with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other Incentive Stock Option plans of the Company and any Subsidiary) shall not exceed $100,000. Any option granted hereunder as an ISO but which fails to meet the requirements for ISO treatment shall be a Nonqualified Option and shall otherwise remain outstanding in accordance with its terms.

6.2 Terms Of Options And SARs. The term of each ISO and Nonqualified Option and of each SAR shall be fixed by the Committee, but no such option or SAR shall be exercisable after the expiration of 10 years from the date of grant.

6.3 Award Agreements; Exercise Of Options And SARs.

(a) Each Optionee shall execute an Award Agreement with respect to each grant of options and SARs. Each option to purchase shares of Stock and each SAR granted in connection with an option under the Plan shall be exercisable for such number of shares and at such time or times, including periodic installments, as may be determined by the Committee at the time of the grant consistent with the terms of the Plan. Except as otherwise provided in the Award Agreement, during the term of the option or SAR, options to purchase shares of Stock and SARs shall be exercisable as follows:

(i) Each option or SAR granted to a Participant other than a non-employee director shall become exercisable as to 20% of the total number of shares covered by such option or SAR as of the first anniversary of the date of grant, and the right to exercise with respect to an additional 20% of the total number of such shares shall accrue on each of the next four anniversaries of the date of grant and shall be cumulative; and

(ii) Each option granted to a Participant who is a non-employee director shall become exercisable as to one-third of the total number of shares covered by such option as of the first anniversary of the date of grant, and the right to exercise with respect to an additional one-third of the total number of such shares shall accrue on each of the next two anniversaries of the date of grant and shall be cumulative.

(b) An option may be exercised by giving written notice of exercise to the Company, specifying the number of shares of Stock to be purchased and by paying the purchase price in full in cash, in Stock, a combination of cash and Stock or by any other method of payment approved by the Committee, provided, however, that any Stock so tendered in payment must have been held by the Optionee for a period of not less than 6 months prior to such tender in payment, or, if such Stock tendered was received upon exercise of an ISO, for a period of not less than 1 year prior to such tender in payment. The Committee shall determine the methods by and the form in which shares of Stock shall be delivered to Participants in satisfaction of an option (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law, or deferred delivery of shares representing the option “profit,” at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(c) Appropriate provision shall be made for all taxes the Company determines are required to be withheld in connection with the exercise of any option or SAR or the payment of any Award under the laws or other regulations of any governmental authority, whether federal, state, or local, and whether domestic or foreign. The Committee may require a Participant to remit to the Company in cash an amount sufficient to satisfy any such withholding taxes. Whenever cash is paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy such withholding tax obligations.

(d) If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), except with respect to the exercise and immediate sale of the underlying Stock of which the Company is already aware, such Participant shall notify the Company of such disposition within ten days thereof.

(e) An Optionee shall have none of the rights of a stockholder of the Company with respect to the shares of Stock subject to any option or SAR granted under this Plan until the option or SAR has been exercised and such shares of Stock have been issued and registered on the Company’s transfer books.

6.4 Nonassignability or Transferability Of Options And SARs. Except as otherwise determined by the Committee, no option to purchase shares of Stock and no SAR granted under the Plan shall be transferable by an Optionee other than by will, or, if the Optionee dies intestate, by the laws of descent and distribution of the state of such Optionee’s domicile at the time of death. Except as otherwise determined by the Committee, options and SARs shall be exercisable during the lifetime of an Optionee only by him.

6.5 Rights In The Event Of Termination Of Employment Or Death Or Disability Of Optionee.

(a) Unless otherwise provided by the Committee or by an employment contract between the Optionee and the Company or any Subsidiary or affiliate, in the event that the employment or service of an Optionee is terminated for any reason, the outstanding options and SARs of such Optionee, to the extent not then vested, shall terminate immediately upon the termination of such employment or service. For purposes of the Plan, a transfer of an Optionee’s employment between the Company and a Subsidiary (or an affiliate to the extent determined by the Committee) shall not be deemed to be a termination of employment or service for purposes of this Section 6.5(a). Unless otherwise provided by the Committee, any and all vested options held by an Optionee at the time of termination which have not been exercised by the Optionee within 90 days after the date of termination shall expire and be forfeited. The Committee may specify longer or shorter post-termination exercise periods for vested options; provided, however, that any ISOs so exercised that are not exercised within 90 days after termination of employment with the Company shall not be eligible for taxation under Section 421(a) of the Code and shall be treated as Nonqualified Options; and provided further, however, that no option may be exercised after the expiration date of the option.

(b) Unless otherwise provided by the Committee, in the event that an Optionee shall die while employed by the Company or a Subsidiary, or following retirement while he is eligible to exercise options or SARs under Section 6.5(a), options and SARs held by him at the date of death shall become exercisable, to the extent then vested, by the person or persons to whom the Optionee’s rights pass by will or by the laws of descent and distribution and all such options and SARs shall be exercisable at any time within one year after the date of such death and shall terminate thereafter; provided, however, that in no event shall any such option or SAR be exercisable after the expiration date of the option.

(c) Unless otherwise provided by the Committee, in the event that an Optionee becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code), options and SARs held by him at the date of disability shall be exercisable, to the extent then vested, at any time within one year after the date of such disability; provided, however, that in no event shall any such option or SAR be exercisable after the expiration date of the option.

6.6 SARs.

(a) SARs may be granted in conjunction with any option granted under the Plan, or may be granted under the Plan independent of any option. SARs granted in conjunction with an option shall entitle the holder of the related option, upon exercise (in whole or in part) of the SARs, to surrender the option (or any portion thereof) to the extent unexercised, and to receive a number of shares of Stock determined pursuant to Section 6.6(b). Such option shall, to the extent so surrendered, thereupon cease to be exercisable. Except as otherwise determined by the Committee, SARs granted in conjunction with an option shall be exercisable at such time or times and to the extent, but only to the extent, that the option to which they relate shall be exercisable. SARs not granted in conjunction with an option shall be exercisable at such time or times as may be determined by the Committee at the time of grant, but shall otherwise be subject to the same restrictions and other rules as to exercisability that are set out for options in Sections 6.1 through 6.5 above.

(b) Upon exercise of SARs, the holder thereof shall be entitled to receive a number of shares of Stock equal in the aggregate Fair Market Value to the amount by which the Fair Market Value per share of one share of the Stock on the date of such exercise shall exceed (i) in the case of SARs granted in conjunction with an option or in addition to an option, the exercise price per share of the related option, or (ii) in the case of SARs unrelated to an option, its SAR Grant Value, in each case multiplied by the number of shares in respect of which the SARs shall have been exercised.

(c) All or any part of the obligation arising out of an exercise of SARs, whether or not such rights are granted in conjunction with an option may, at the election of the Committee, be settled by the payment of cash equal to the aggregate Fair Market Value of the shares that would otherwise have been delivered under the provisions of Section 6.6(b).

(d) To the extent that SARs granted in conjunction with an option shall be exercised, and whether the obligation upon such exercise shall be discharged by the delivery of shares of Stock or the payment of cash, the related option shall be deemed to have been exercised for the purpose of the maximum share limitations set forth in Section 4. To the extent that SARs granted in addition to, or independent of, an option shall be exercised, and whether the obligation upon such exercise shall be discharged by the delivery of shares of Stock or the payment of cash, the number of shares in respect of which the SARs shall have been exercised shall be charged against the maximum share limitations set forth in Section 4.

SECTION 7. Other Awards.

7.1 In General. The Committee may, in its discretion, grant shares of Restricted Stock, Performance Unit Awards or Stock Unit Awards subject to the terms of the Plan and the restrictions set forth in this Section 7. Other forms of Awards (“Other Stock-Based Awards”) valued in whole or in part by reference to, or otherwise based on, Stock may be granted by the Committee either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Persons to whom and the time or times at which such Awards shall be granted, the number of shares of Stock to be granted pursuant to such Awards and all other conditions of such Awards, including whether the vesting of such Awards may be based on the attainment of one or more of the performance goals set forth in Section 7.2(b) hereof.

7.2 Restrictions On Awards Other Than Options and SARs. Any Award made pursuant to Section 7 of the Plan shall be subject to the following:

(a) General. Subject to the terms of the Plan, any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. Without limiting the generality of the foregoing, (i) the Committee may determine that dividend equivalents shall be payable or otherwise credited to the recipient of an Award with respect to any dividends that are paid (or would be paid if the shares were then outstanding) on shares of Stock underlying the Award and (ii) except to the extent restricted under the terms of the Plan or any Award Agreement in the discretion of the Committee, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends (or dividend equivalents) thereon.

(b) Qualified Performance-Based Compensation. The Committee may designate whether any Award granted to an employee under this Section 7 is intended to qualify as “performance-based compensation”, within the meaning of Section 162(m) of the Code. Any such Awards designated as intended to be performance-based compensation shall be conditioned upon the achievement of one or more performance measures, to the extent required by Section 162(m) of the Code. The performance measures to be used by the Committee as a basis for payment with respect to an Award shall consist of one or more of the following, selected by the Committee (in each case, as determined in accordance with generally accepted accounting principles): (1) earnings per share (basic or fully diluted); (2) revenue growth (including subsets thereof such as mail revenue growth, specialty distribution revenue growth and others); (3) return on equity, return on assets (gross or net), return on investment, or return on capital; (4) increase in number of covered lives; (5) maintenance of sales targets; (6) service level improvement (including subsets thereof such as mail service improvement, call center improvement, systems availability and others); (7) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (8) earnings before or after interest, depreciation, amortization, or extraordinary or special items, or operating income, before or after taxes; (9) market share; (10) net interest margin or interest expense after taxes; (11) economic value created; (12) operating margin or profit margin; (13) restructuring charges, litigation charges, or expense ratios; (14) implementation or completion of critical projects or processes; (15) completion of corporate transactions; (16) cost reduction or containment goals; (17) stock price or total stockholder return; and (18) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance (which may include minimum, maximum and target levels of performance) with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. To the extent not inconsistent with the requirements of Section 162(m) of the Code, the Committee may adjust, modify or amend the aforementioned business criteria. Without limiting the generality of the foregoing, the Committee shall have the authority to make equitable adjustments in the aforementioned performance measures in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(c) Forfeiture. Except as otherwise determined by the Committee, upon the termination of employment or service of a Participant, any Awards subject to this Section 7 which are subject to restrictions or which have otherwise not become vested as of the date of termination shall be forfeited by the Participant.

(d) Non-Transferability of Awards. Except as expressly permitted by the Committee, an Award granted pursuant to this Section 7 shall not be transferable by the Participant other than by will, or, if the Participant dies intestate, by the laws of descent and distribution of the state of such Participant’s domicile at the time of death.

(e) Tax Election for Restricted Stock. If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

SECTION 8. Regulatory Approvals And Listing. The Company shall not be required to issue any certificate or certificates for shares of Stock upon the exercise of any Award granted under the Plan prior to (a) the obtaining of any approval from any governmental agency that the Company shall, in its sole discretion, determine to be necessary or advisable; (b) the admission of such shares to listing on any national securities exchange on which the Company’s Stock may be listed; and (c) the completion of any registration or other qualification of such shares of Stock under any state or federal law or ruling or regulations of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable.

SECTION 9. Adjustments; Change in Control. (a) In the event of a capital adjustment resulting from a Stock dividend, Stock split, reverse Stock split, recapitalization, reorganization, merger, consolidation, liquidation, combination or exchange of Stock, or a similar event, the number of shares of Stock subject to the Plan, the number of shares of Stock subject to the grant of Awards under the Plan, the number of shares set forth in each subsection of Section 4 hereof, and the number and kind of shares of other stock that may be substituted or exchanged for shares of Stock in the capital adjustment, shall be equitably adjusted in a manner consistent with such capital adjustment. The price of any shares under option, the SAR Grant Value of all outstanding and unexercised SARs granted independent of an option, and the purchase price applicable to any other Award shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any Award. In addition, any performance condition of an Award based on the price of Stock shall be equitably adjusted to preserve without enhancing the value of the Award.

(b) The Committee may provide, in any Award Agreement or otherwise, that in the event of a Change in Control, the Award shall be subject to accelerated vesting, automatic cash-out or other settlement, cash-out at the election of the Participant, or other terms, as specified by the Committee. Unless otherwise provided by the Committee, in the event that an Award is to be settled in connection with the Change in Control, the form of payment in settlement of such Awards (if not cash, based on a cash-out right) shall be made in the same form as that payable to the stockholders of the Company in connection with the Change in Control transaction, provided that if the event constituting the Change in Control does not involve payment to such stockholders, the settlement of such Awards shall be made in cash.

SECTION 10. Modification Of Previously Granted Options, SARs And Other Awards. The Committee shall have the authority to modify or amend a previously granted option, SAR, or other Award on terms not inconsistent with the requirements of this Plan, including, without limitation, a modification changing a previously granted ISO into a Nonqualified Option; provided that no such modification that would materially adversely affect the rights of the Participant (or his or her beneficiary, if the Participant is not then living) shall be made without the consent of the affected Participant or beneficiary.

SECTION 11. Termination Or Amendment Of The Plan. The Board shall have the right to terminate or amend the Plan at any time, provided that, unless the requisite approval of stockholders is obtained, no amendment shall be made to the Plan if such amendment would (a) increase the total number of shares of Stock authorized for issue as provided in each subsection of Section 4, except as provided in Section 9; (b) lower the exercise price or SAR Grant Value specified in Section 6 below 100% of the Fair Market Value of the Stock on the date the option or SAR is granted, except as provided in Section 9; (c) reprice (or cancel and regrant a new option, SAR or other Award) any outstanding option, SAR or other Award to which an exercise or purchase price applies, at a lower price; or (d) require stockholder approval as a matter of law or under the Nasdaq rules. No Plan amendment shall, without the affected Participant’s consent, materially adversely affect any right or obligation under any Award previously granted to him under the Plan.

SECTION 12. Effective Date And Term Of The Plan. The Plan was adopted by the Board on May 6, 2003 to be effective as of August 1, 2003 (the “Effective Date”), subject to approval by the stockholders of the Company by the affirmative vote of the holders of a majority of the voting securities of the Company present, or represented or entitled to vote on the subject matter at the Company’s 2003 annual meeting or any adjournment thereof. The term of the Plan shall be ten years from August 1, 2003. No Awards may be granted under the Plan on or after August 1, 2013, but Awards theretofore granted may extend beyond that date in accordance with their terms.

SECTION 13. No Right To Employment or Service By The Company Or Subsidiaries; Awards Not Treated As Earnings. Nothing in the Plan, or as a result of the grant of any Award pursuant to the Plan, shall confer on any Participant any right to continue in the employ of the Company or any Subsidiary or affiliate or interfere in any way with the right of the Company or any Subsidiary or affiliate to terminate a Participant’s employment at any time with or without assigning a cause therefor. Awards granted under the Plan shall not be affected by any change of employment, so long as the Participant continues to be an employee of the Company or a Subsidiary, or of an affiliate to the extent provided by the Committee as provided in Section 6.5(a) of the Plan. Awards made pursuant to this Plan shall in no event be deemed earnings within the definition of any employee benefit plan of the Company of its Subsidiaries.

SECTION 14. Preexisting Plan. Upon stockholder approval of the Plan as provided under Section 12, no further grants shall be made under the Preexisting Plan.

SECTION 15. Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

SECTION 16. Awards to Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 16 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Exchange Act Section 16(b) for the Participant whose Award is modified.

SECTION 15. Trading Window. Participants are and at all times shall remain subject to the trading window policies adopted by the Company from time to time throughout the period of time during which they may exercise Options or Stock Appreciation Rights or sell shares of Stock acquired pursuant to the Plan.

SECTION 16. Plan Document Controls. In the event of any conflict between the terms of the Plan and the provisions of any Award Agreement, the terms of the Plan shall govern.

SECTION 17. Interpretation. The Plan is designed and intended to the extent applicable, to comply with Section 162(m) of the Code, and to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner to so comply.

SECTION 18. Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the applicable internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

Annex J

FORM OF THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCEPCS

ADVANCEPCS, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is AdvancePCS. The Corporation was originally incorporated under the name “Advance Pharmacy Services, Inc.” and filed its original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware on July 27, 1993. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 1996. A Certificate of Merger, whereby Advance Health Care, Inc. merged with and into the Corporation, was filed with the Secretary of State of the State of Delaware on October 11, 1996. A first Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 11, 1996. A second Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 12, 1999 (the Amended and Restated Certificate of Incorporation, as so amended by the first and second Certificate of Amendment, the “First Certificate”). A Certificate of Designations of Series A-1 11% Preferred Stock, a Certificate of Designations of Series A-2 11% Preferred Stock, and a Certificate of Designations of Series B Convertible Preferred Stock were filed with the Secretary of State of the State of Delaware on October 2, 2000. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 7, 2000. A Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 2, 2001 (the Second Amended and Restated Certificate of Incorporation, as so amended by the Certificate of Amendment, the “Second Certificate”). A Certificate of Elimination of Series A-1 11% Preferred Stock, a Certificate of Elimination of Series A-2 11% Preferred Stock, and a Certificate of Elimination of Series B Convertible Preferred Stock were filed with the Secretary of State of the State of Delaware on [                    ], 2003.

2. This Third Amended and Restated Certificate of Incorporation (this “Certificate”), which amends, restates and supersedes the provisions of the Second Certificate as originally filed and thereafter amended as described in paragraph 1 above, was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

3. Capitalized terms used in this Certificate shall have the meaning given to such terms in Article IV.

4. The text of the Second Certificate, as amended, is hereby amended, restated and superseded to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is AdvancePCS.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its registered agent is Corporation Service Company.

ARTICLE III

PURPOSES

The purpose for which the Corporation is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the DGCL.

ARTICLE IV

DEFINITIONS

The following terms, as used in this Certificate, shall have the following meanings:

“Additional Shares of Common Stock” means all shares of Common Stock issued or sold by the Corporation after the Effective Date, whether or not subsequently reacquired or retired by the Corporation, other than shares of Common Stock: (i) issued upon the conversion or exchange of any series or class of Capital Stock issued and outstanding on the Effective Date into another series or class of Capital Stock of the Corporation without any additional consideration to the Corporation by the holder thereof, including shares of Common Stock (ii) issued upon conversion of Class B-1 Common Stock or Class B-2 Common Stock into Class A Common Stock; (iii) issued upon exercise of options granted to employees, consultants, officers or directors of the Corporation pursuant to any stock option plan in effect on the Effective Date; (iv) issued upon exercise of the Senior Subordinated Notes Warrants; and (v) issued upon the exercise of the Management Options.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. Control of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 20% of the voting power in the election of directors of such Person (or other persons or bodies performing similar functions).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental action to be closed.

“By-Laws” means the by-laws of the Corporation as in effect from time to time.

“Capital Stock” means (i) all shares, interests, participations or other equivalents (however designated) of capital stock of the Corporation, including each class or series of Common Stock or Preferred Stock, and (ii) any option, warrant or other arrangement representing the right to purchase or otherwise acquire any of the foregoing, including any securities convertible or exchangeable into any of the foregoing.

“Certificate” has the meaning given in paragraph 2 of the Introduction.

“Change of Control” means the occurrence of either of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Excluded Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total issued Common Stock or total issued Voting Stock of the Corporation; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Class A Directors (together with any new Class A Directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by the Class A Nominating Committee or whose election or nomination for election was previously so approved) cease to constitute a majority of the Class A Directors then in office.

“Class A Common Stock” has the meaning given in Section 5.1.

“Class A Directors” means those persons elected as Class A Directors pursuant to Article VIII. “Class A Nominating Committee” has the meaning given in Section 8.5.

“Class B Common Stock” means the Class B-1 Common Stock and the Class B-2 Common Stock.

“Class B-1 Common Stock” has the meaning given in Section 5.1.

“Class B-2 Common Stock” has the meaning given in Section 5.1.

“Class B-1 Directors” means those persons elected as Class B-1 Directors pursuant to Article VIII.

“Common Stock” means the Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock.

“Consolidated Cash Flow” has the meaning given to such term in the indenture for the Senior Subordinated Notes.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and net of the effect of all payments made or received pursuant to hedging obligations and excluding amortization of deferred financing costs, plus (ii) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period, plus (iii) any interest expense on Indebtedness of another Person that is guaranteed by that Person or any of its Subsidiaries or secured by a mortgage, lien, pledge, charge, encumbrance or other security interests on assets of such Person or any of its Subsidiaries.

“Conversion” means a Mandatory Conversion or an Optional Conversion.

“Conversion Date” means (i) in the case of an Optional Conversion, the date on which the certificates for shares of Class B Common Stock to be converted in such Optional Conversion are surrendered to the Corporation and (ii) in the case of a Mandatory Conversion, the date on which the Prohibited Transfer resulting in such Mandatory Conversion or the Mandatory Conversion Event occurs.

“Conversion Ratio” has the meaning given in Section 5.3.7(c).

“Convertible Securities” means any evidences of indebtedness, shares (other than shares of Common Stock) or other securities that, by their terms, are directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

“Corporation” has the meaning given in the Introduction.

“Current Class B-1 Amount” means, as of any date of determination the number of shares of Class B-1 Common Stock issued and outstanding on such date.

“Current Class B-2 Amount” means, as of any date of determination, the number of shares of Class B-2 Common Stock issued and outstanding on such date.

“Current Market Price” means, as of any date, the average of the daily Market Prices of the Class A Common Stock for twenty consecutive trading days immediately preceding such date.

“DGCL” has the meaning given in paragraph 2 of the Introduction.

“Director” means a member of the Board of Directors.

“Effective Date” means December 7, 2000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Certificate” has the meaning given in paragraph 1 of the Introduction.

“GAAP” means accounting principles and practices generally accepted from time to time in the United States as in effect on the Effective Date.

“Indebtedness” has the meaning given to such term in the Senior Subordinated Notes Indenture.

“Independent Director” has the meaning given to it, (i) if the Nasdaq National Market is the principal national securities market or quotation system on which the Class A Common Stock is listed, authorized for trading or quoted, in the rules of the Nasdaq National Market as in effect from time to time, or (ii) if the Nasdaq National Market is not the principal national securities exchange or quotation system on which the Class A Common Stock is listed, authorized for trading or quoted, in the rules or regulations of the national securities exchange or quotation system on which the Class A Common Stock is listed, authorized for trading or quoted.

“Initial Class B Amount” means the Initial Class B-1 Amount plus the Initial Class B-2 Amount.

“Initial Class B-1 Amount” means, as of any date of determination, 15,000,000 shares of Class B-1 Common as adjusted for stock dividends and distributions, and subdivisions, combinations or consolidations of stock on or prior to such date of determination but after the Restatement Effective Date.

“Initial Class B-2 Amount” means, as of any date of determination, 12,500,000 shares of Class B-2 Common Stock as adjusted for stock dividends and distributions, and subdivisions, combinations or consolidations of stock on or prior to such date of determination, but after the Restatement Effective Date.

“Inside Director” means a person who is both an officer or employee of the Corporation or any of its Subsidiaries and a Director of the Corporation.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of Consolidated Cash Flow to Consolidated Interest Expense during the four-quarter period of the most recent four consecutive fiscal quarters ending prior to such determination date. In the event of any incurrence, assumption, guarantee, repayment, repurchase or redemption of any Indebtedness (other than ordinary working capital borrowings, excluding borrowings under the Senior Credit Facility) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date or event for which the calculation of the Interest Coverage Ratio is made (the “Calculation Date”), then the Interest Coverage Ratio shall be calculated giving effect to the incurrence, assumption, guarantee, repayment, repurchase or redemption of such Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

“JLL” has the meaning given in Section 5.3.11.

“Management Options” means options to purchase up to an aggregate of 1,790,000 shares of Common Stock at an initial exercise price of $20 per share issued to officers and employees on or before October 2, 2000.

“Mandatory Conversion” has the meaning set forth in Section 5.3.7(b).

“Mandatory Conversion Event” means the occurrence of both of the following: (i) the sum of the Current Class B-1 Amount and the Current Class B-2 Amount representing less than 10% of the Initial Class B Amount; and (ii) the holders of Class B-1 Common Stock are not entitled to elect a Director pursuant to Article VIII.

“Market Price” means: (a) with respect to any security, on any given day, (i) if such security is listed or authorized for trading on a national securities exchange, the last sale price of such security, regular way, on such date, or if no such sale takes place on such date, the average of the closing bid and asked prices thereof, on such date, in each case as officially reported on the principal national securities exchange on which such security is listed or authorized for trading, (ii) if such security is not listed or authorized for trading on a national securities exchange but is quoted on the Nasdaq National Market, (A) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (B) if such security is so traded, but no such last trade information is so reported, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, (iii) if such security is not listed or authorized for trading on a national securities exchange or the Nasdaq National Market or any comparable system but has a nationally recognized existing trading market, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or (iv) if such security is not listed or authorized for trading on a national securities exchange or the Nasdaq National Market or any comparable system and does not have a nationally recognized existing trading market, the fair value of such security as (A) determined by an agreement between the Corporation and the holders of a majority of the outstanding shares of Class B Common Stock or (B) if the Corporation and such holders fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by such holders, or (C) if the Corporation or such holders shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the Corporation or such holders, as the case may be, determined solely by the firm so retained or (D) if the firms so retained by the Corporation and by such holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms; and (b) with respect to any other asset or property, the fair market value of such asset or property as (i) determined by an agreement between the Corporation and the holders of a majority of the outstanding shares of Class B Common Stock or (ii) if the Corporation and such holders fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by such holders, or (iii) if the Corporation or such holders shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the Corporation or such holders, as the case may be, determined solely by the firm so retained or (iv) if the firms so retained by the Corporation and by such holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms.

“New Securities” means any Capital Stock issued after the Effective Date by the Corporation for cash consideration, other than: (i) Capital Stock issued upon the conversion or exchange of any series or class of Capital Stock issued and outstanding on the Effective Date into another series or class of Capital Stock of the Corporation without any additional consideration to the Corporation by the holder thereof; (ii) shares of Class B Common Stock issued on or prior to the Restatement Effective Date; (iii) Capital Stock issued upon conversion of any Class B Common Stock into Class A Common Stock; (iv) dividends or distributions payable in Capital Stock effected in accordance with Section 5.3.3; (v) Capital Stock issued upon the exercise of options or warrants that have been issued prior to, and are outstanding as of, the Effective Date, including the Management Options and the Senior Subordinated Notes Warrants; (vi) Capital Stock issued to employees, consultants, officers or directors of the Corporation pursuant to any stock option plan in effect on October 2, 2000 and consistent with past practice or adopted after October 2, 2000; and (vii) Capital Stock issued to customers in the ordinary course of business consistent with past practice, subject to a maximum amount in any fiscal year of the Corporation, equal or equivalent to (A) 0.5% of the weighted average number of issued and outstanding shares of Common Stock during such fiscal year plus (B) the number of shares permitted under clause (A) for any fiscal year ending after October 2, 2000 but not previously expended.

“Optional Conversion” has the meaning set forth in Section 5.3.7(a).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities. For avoidance of doubt, it is stipulated that rights, options or warrants to subscribe for, purchase or otherwise acquire the shares of Common Stock referred to in clause (iii) of the definition of Additional Shares of Common Stock are not Options.

“Original Certificate” has the meaning given in paragraph 1 of the Introduction.

“Permitted Transferee” has the meaning set forth in Section 5.3.11.

“Person” means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

“Preemptive Rights Notice” has the meaning given in Section 5.3.9(a).

“Preemptive Rights Portion” has the meaning given in Section 5.3.9(a).

“Preferred Stock” has the meaning given in Section 5.1.

“Prohibited Transfer” means any Transfer of shares of Class B Common Stock not permitted by Section 5.3.11.

“Restatement Effective Date” means the date of the filing of this Certificate with the Secretary of State of the State of Delaware.

“Restricted Holder” means a record holder of shares of Class B-1 Common Stock or Class B-2 Common Stock.

“Second Certificate” has the meaning given in paragraph 1 of the Introduction.

“Senior Credit Facility” means the credit facilities evidenced by, and the loans and borrowings extended to the Corporation pursuant to the $825 million Senior Credit Agreement, dated as of October 2, 2000, among the Corporation, as borrower, the subsidiary guarantors parties thereto as subsidiary guarantors, the initial lenders, initial issuing bank and swing line bank named therein, Bank of America, N.A., as Collateral Agent and Administrative Agent, Bank One, N.A., as Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Book-Runner, Lead Arranger and Syndication Agent, and Bank of America Securities LLC, as Joint Book-Runner and Joint Lead Arranger, and any one or more deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto or replacements thereof (including, without limitation, any amendment increasing the amount that may be borrowed thereunder) and any agreement providing therefor whether by or with respect to the same or any other agents, lenders, creditors or group of creditors (or any combination thereof) and including related notes, guarantee agreements, security agreements and other instruments executed in connection therewith.

“Senior Subordinated Notes” means the Corporation’s Senior Subordinated Notes due 2010 issued October 2, 2000 in the initial principal amount of $200,000,000 (the “initial notes”) and any notes registered under the Securities Act that are issued in exchange for such notes, and any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto or replacements thereof.

“Senior Subordinated Notes Indenture” means the Indenture, dated as of October 2, 2000, between the Corporation and U.S. Trust of Texas. N.A., as trustee pursuant to which the Corporation’s Senior Subordinated Notes due 2010 in the principal amount of $200,000,000 were issued, as the same may be amended from time to time.

“Senior Subordinated Notes Warrants” means the warrants to purchase Class A Common Stock issued on October 2, 2000 to Rite Aid Corporation.

“Series A-1 Preferred Stock” means the Preferred Stock issued on October 2, 2000 and then designated by the Board of Directors as Series A-1 11% Preferred Stock.

“Series B Preferred Stock” means the Preferred Stock issued on October 2, 2000 and then designated by the Board of Directors as Series B Convertible Preferred Stock.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of October 2, 2000, among the Corporation, Joseph Littlejohn & Levy Fund III, L.P., Rite Aid Corporation and the other Persons named therein, as the same may be amended, supplemented or restated from time to time.

“Subsidiary” means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by a Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (A) the sole general partner or the managing general partner of which is the Person or a Subsidiary of that Person or (B) the only general partners of which are the Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transfer” means any direct or indirect (including, without limitation, through the transfer of a controlling interest in a transferee) sale, transfer, assignment, grant of participation interest in, option, pledge, hypothecation, encumbrance or other disposition.

“Voting Default” means the taking of any of the actions set forth in clauses (i) through (viii) of Section 5.3.10(b) or any of the actions set forth in Section 5.3.10(c) in violation of the provisions of such sections.

“Voting Stock” means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote generally for the election of directors (or other persons or bodies performing similar functions) of such Person.

ARTICLE V

CAPITAL STOCK

Section 5.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is 205,000,000 shares, consisting of (a) 186,999,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (b) 13,000,000 shares of Class B-1 Common Stock, par value $.01 per share (the “Class B-1 Common Stock”), (c) 1,000 shares of Class B-2 Common Stock, par value $.01 per share (the “Class B-2 Common Stock”), and (d) 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

Section 5.2 Preferred Stock. All shares of Preferred Stock may be issued, from time to time, with such powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors in accordance with this Certificate and the DGCL.

Section 5.3 Common Stock.

5.3.1 Generally. Except as otherwise provided in this Certificate or as required by the DGCL, all shares of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, powers and preferences.

5.3.2 Issuance of Class B Common Stock. From and after the Effective Date, shares of Class B-1 Common Stock and Class B-2 Common Stock may only be issued in accordance with this Section 5.3, and may not be issued for any other purpose.

5.3.3 Dividends and Distributions. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be declared and paid thereon by the Board of Directors from time to time. The holders of the Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock shall be entitled to receive and to share equally and ratably, share and share alike, any such dividends and other distributions, subject to the following:

(i) if the Conversion Ratio on the record date for payment of any such dividend or distribution is other than one, then the amount of such dividend or distribution allocated between the shares of Class A Common

Stock, on the one hand, and the shares of Class B Common Stock, on the other hand, shall be adjusted to be proportionate based on the Conversion Ratio then in effect; and

(ii) if the dividends or distributions that are declared are payable in shares of Common Stock, such dividends or distributions will be declared at the same rate on each such class of Common Stock, and the dividends or distributions payable to holders of Class A Common Stock will be paid in Class A Common Stock, the dividends or distributions payable to holders of Class B-1 Common Stock will be paid in Class B-1 Common Stock and the dividends or distributions payable to holders of Class B-2 Common Stock will be paid in Class B-2 Common Stock.

5.3.4 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and distribution in full of preferential amounts (if any) to be distributed to the holders of shares of Preferred Stock, the holders of shares of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall be entitled to share equally, on a share for share basis, in the remaining net assets of the Corporation available for distribution to the stockholders of the Corporation. Notwithstanding anything in the foregoing to the contrary, if the Conversion Ratio at the time of the liquidation, dissolution or winding up of the affairs of the Corporation is other than one, then the net assets of the Corporation allocated between the shares of Class A Common Stock, on the one hand, and the shares of Class B Common Stock, on the other hand, shall be adjusted to be proportionate based on the Conversion Ratio then in effect. Neither the consolidation nor the merger of the Corporation with or into any other Person, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 5.3.4.

5.3.5 Subdivisions, Combinations or Consolidations of Common Stock. The Corporation may not subdivide, combine, consolidate or reclassify any class of Common Stock without subdividing, combining, consolidating or reclassifying each other class of Common Stock on an equal per share basis. Without limiting the generality of the foregoing:

(i) in the event the outstanding shares of any class of Common Stock are subdivided or reclassified into a greater number of shares of Common Stock, then and in each such case the Corporation shall effect a corresponding subdivision or reclassification of the outstanding shares of each other class of Common Stock into a greater number of shares of each such class on an equal and proportionate basis; and

(ii) in the event the outstanding shares of any class of Common Stock are combined, consolidated or reclassified into a lesser number of shares of such Common Stock, then and in each such case the Corporation shall effect a corresponding combination, consolidation or reclassification of the outstanding shares of each other class of Common Stock into a lesser number of shares of each such class on an equal and proportionate basis.

5.3.6 Consolidation Merger, Sale of Assets, etc. In the event the Corporation (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) permits any other corporation or entity to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving corporation but, in connection with such consolidation or merger, the shares of any class of Common Stock are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) transfers all or substantially all of its properties or assets, directly or indirectly, to any other corporation or entity (other than to a wholly owned Subsidiary of the Corporation if such Subsidiary remains wholly owned by the Corporation after such transfer or any transaction or series of transactions related to such transfer), then, and in each such event, holders of each class of Common Stock shall be entitled to receive the stock and other securities, cash and property, if any, to be received as a result of any such transaction on an equal per share basis with the holders of each other class of Common Stock, except that if the Conversion Ratio at the time of any such transaction is other than one, then the stock and other securities, cash and property, to be allocated between the shares of Class A Common Stock, on the one hand, and shares of Class B Common Stock, on the other hand, shall be adjusted to be proportionate based on the Conversion Ratio then in effect.

5.3.7 Conversion of Class B Common Stock.

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5.3.7, each holder of shares of Class B Common Stock may, at any time and from time to time, at such holder’s election, convert any or all outstanding shares of Class B Common Stock of such holder into shares of Class A Common Stock (such conversion, an “Optional Conversion”).

(b) Mandatory Conversion. Subject to the provisions of this Section 5.3.7, (i) upon the occurrence of a Prohibited Transfer, all of the outstanding shares of Class B Common Stock being Transferred in such Prohibited Transfer shall automatically convert into shares of Class A Common Stock, and (ii) upon the occurrence of a Mandatory Conversion Event, all of the outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock (any such conversion, a “Mandatory Conversion”).

(c) Conversion Ratio. Upon any Optional Conversion or a Mandatory Conversion, the holder of the shares of Class B Common Stock being converted shall receive a number of shares of Class A Common Stock equal to the product of (A) the number of shares of Class B Common Stock being converted and (B) the Conversion Ratio then in effect. The “Conversion Ratio” shall initially be one, and shall be subject to adjustment from time to time pursuant to Section 5.3.8.

(d) Conversion Mechanics.

(i) In the case of an Optional Conversion, the holder of the shares of Class B Common Stock to be converted shall surrender the certificate representing such shares at the principal office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on such Optional Conversion are to be issued in the same name as the name in which such shares of Class B Common Stock are registered, each share surrendered for such Optional Conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney. The Corporation shall not be obligated to issue certificates for shares of Class A Common Stock in any name other than the name or names set forth on the certificates for the shares of Class B Common Stock unless the requirements of the Stockholders’ Agreement relating to the transfer of shares of Class B Common Stock have been complied with or waived by the Corporation.

(ii) In the event of a Mandatory Conversion, (A) if such Mandatory Conversion is pursuant to clause (i) of Section 5.3.7(b), all shares of Class B Common Stock Transferred in the related Prohibited Transfer, and (B) if such Mandatory Conversion is pursuant to clause (ii) of Section 5.3.7(b), all outstanding shares of Class B Common Stock, shall be converted automatically without any further action by the holder or holders thereof and whether or not the certificates representing such shares are surrendered at the office of the Corporation. The Corporation shall issue certificates representing the shares of Class A Common Stock issuable upon such Mandatory Conversion upon the surrender of certificates representing the corresponding shares of Class B Common Stock, in the same name as the name in which such shares of Class B Common Stock are registered.

(iii) Notwithstanding clause (i) or (ii) of this Section 5.3.7(d), if the holder of any share or shares of Class B Common Stock certifies to the Corporation that the certificates representing such share or shares have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates (and, if requested by the Corporation, posts a customary bond reasonably satisfactory to the Corporation to cover such loss), then the Corporation shall issue certificates representing the Class A Common Stock issuable upon any Optional Conversion or Mandatory Conversion, as the case may be, in the name of such holder.

(iv) In connection with any Conversion, as promptly as practicable after the delivery by a holder of shares of Class B Common Stock of the certificates for shares of Class B Common Stock (or in the case of a lost certificate, the certification, the agreement and, if requested, posting of the bond described in clause (iii) of this Section 5.3.7(d)), the Corporation shall issue and shall deliver to such holder, or, on the holder’s written order, to the holder’s transferee, (A) a certificate or certificates for the whole number of shares of Class A Common Stock issuable upon the Conversion of such shares in accordance with the provisions of this Section 5.3.7, (B) any cash adjustment required pursuant to Section 5.3.7(g), and (C) in the event of an Optional Conversion in part, a certificate or certificates for the whole number of shares of Class B Common Stock not being so converted.

(v) Each Conversion shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date. The Person in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such Conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby at such time on the applicable Conversion Date and such Conversion shall be into a number of whole shares of Class A Common Stock equal to the product of the number of shares of Class B Common Stock surrendered multiplied by the Conversion Ratio in effect on the applicable Conversion Date. All shares of Class A Common Stock delivered upon conversion of the Class B Common Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens, pledges and other security interests and not subject to any preemptive rights. As of the effective time of such Conversion, the shares of Class B Common Stock to be so converted will no longer be deemed to be outstanding and all rights of a holder with respect to such shares so converted shall immediately terminate, except the right to receive the Class A Common Stock and other amounts payable pursuant to this Section 5.3.7 and, in the event of an Optional Conversion in part, a certificate or certificates representing the shares of Class B Common Stock not converted.

(e) Reservation of Shares; Compliance with Laws. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Class A Common Stock as shall be required for the purpose of effecting Conversions of Class B Common Stock. Prior to the delivery of any Class A Common Stock that the Corporation is obligated to deliver upon an Optional Conversion or Mandatory Conversion, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

(f) Transfer Taxes, etc. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock upon any Conversion, other than any tax payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the Class B Common Stock to be converted. The Corporation shall have the right not to issue or deliver any shares of Class A Common Stock in a name other than that of the holder of the Class B Common Stock to be converted unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g) No Fractional Shares. No fractions of shares of Class A Common Stock shall be required to be issued to a holder in connection with a Conversion. In lieu thereof, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Class A Common Stock on the Conversion Date.

(h) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.3.7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the holders of the Class B Common Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of Class A Common Stock on any Conversion, free of all preemptive rights, and (ii) will not take any action which results in any adjustment of the applicable Conversion Ratio if the total number of shares of Class A Common Stock issuable after the action upon the Conversion of all of the Class B Common Stock will exceed the total number of shares of Class A Common Stock then authorized by this Certificate of Incorporation and available for the purpose of issuance upon such Conversion.

5.3.8 Adjustments to Conversion Ratio.

(a) Adjustment of Conversion Ratio Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Effective Date, issues or sells Additional Shares of Common Stock for a consideration per share less than the Current Market Price in effect immediately prior to such issuance or sale, then and in each such event, the Conversion Ratio shall be adjusted, concurrently with such issue or sale, by multiplying the Conversion Ratio then in effect by a fraction, (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (B) the number of shares of Additional Shares of Common Stock so issued or sold, and (ii) the denominator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (B) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued or sold would purchase at the Current Market Price in effect immediately prior to such issuance or sale. The provisions of this Section 5.3.8(a) shall not apply to any issuance or sale of Additional Shares of Common Stock subject to the provisions of Sections 5.3.3 or 5.3.5.

(b) Issuances of Securities Deemed Issuances of Additional Shares of Common Stock. In the event (x) the Corporation at any time after the Effective Date shall issue, sell or grant any Options or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities and (y) the consideration per share for the Additional Shares of Common Stock issuable upon the exercise of such Options, or in the case of Convertible Securities, the conversion or exchange of such Convertible Securities shall be less than the Current Market Price in effect immediately prior to such issue, sale or grant, or such record date, as the case may be, then, and in each such case, (A) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be issuances of Additional Shares of Common Stock issued as of the time of such issue, sale or grant or, in case such a record date shall have been fixed, as of the close of business on such record date, and (B) the Conversion Ratio shall be adjusted in accordance with Section 5.3.8(a) on the date of and immediately prior to such issue, sale or grant, or the record date, as the case may be. In any such case in which Additional Shares of Common Stock are deemed to be issued or sold pursuant to this Section 5.3.8(b):

(1) no further adjustment in the applicable Conversion Ratio shall be made upon the subsequent issuance of Convertible Securities or Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the adjustments to the Conversion Ratio computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed (and the Conversion Ratio shall automatically be adjusted as so recomputed) to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities which are outstanding at such time; and

(3) no readjustment pursuant to the preceding clause (2) shall have the effect of decreasing the applicable Conversion Ratio to an amount which is less than the higher of (A) the applicable Conversion Ratio on the original adjustment date and (B) the applicable Conversion Ratio that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

The consideration per share deemed to be received by the Corporation for Additional Shares of Common Stock relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, actually received by the Corporation as consideration for the issuance, sale, grant or assumption of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating to such Options or Convertible Securities without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities, by (y) the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Ratio pursuant to this Section 5.3.8, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Class B Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock, or any Options or Convertible Securities, as the case may be, issued or sold or deemed to have been issued, (ii) the number of shares of Common Stock outstanding or deemed to be outstanding, and (iii) the applicable Conversion Ratio in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof. The Corporation shall, upon the written request at any time of any holder of shares of Class B Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) the applicable Conversion Ratio at the time in effect, and showing how it was calculated, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon a Conversion. At the request of the holders of a majority of the then outstanding Class B Common Stock, the Corporation will have the certificates referred to in this Section 5.3.8(c) prepared and delivered by an internationally recognized independent accounting firm.

5.3.9 Preemptive Rights.

(a) The Corporation shall provide each holder of Class B Common Stock with a written notice (a “Preemptive Rights Notice”) of any proposed issuance by the Corporation of any New Securities at least 30 days prior to the proposed issuance date. Such notice shall specify the price at which the New Securities are to be issued and the other material terms of the issuance. Each holder of Class B Common Stock shall be entitled to purchase, at the price and on the terms at which such New Securities are proposed to be issued and specified in such Preemptive Rights Notice, such holder’s Preemptive Rights Portion of such class of the New Securities proposed to be issued. “Preemptive Rights Portion” means the pro rata portion of New Securities proposed to be issued by the Corporation, which amount shall, for each holder of Class B Common Stock, be based upon the ratio of (i) the number of shares of Class A Common Stock into which such holder’s Class B Common Stock would be convertible immediately prior to the issuance of the New Securities to (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the issuance of the New Securities (assuming the conversion of all securities convertible into, and the exercise of all options, warrants or other arrangements representing the right to purchase or otherwise acquire any shares of Common Stock).

(b) A holder of Class B Common Stock may exercise its rights under this Section 5.3.9 by delivering written notice of its election to purchase New Securities to the Corporation within 15 days of receipt of the Preemptive Rights Notice. A delivery of such a written notice (which notice shall specify the amount of New Securities to be purchased by the holder submitting such notice) by such holder shall constitute a binding agreement of such holder to purchase, at the price and on the terms specified in the Preemptive Rights Notice, the number of New Securities specified in such holder’s written notice.

(c) In the case of any issuance of New Securities, the Corporation shall have 90 days from the date of the Preemptive Rights Notice to consummate the proposed issuance of any or all of such New Securities which the holders of Class B Common Stock have not elected to purchase at the price and upon terms that are not materially less favorable to the Corporation than those specified in the Preemptive Rights Notice. At the consummation of such issuance, the Corporation shall issue certificates representing the New Securities to be purchased by each holder of Class B Common Stock exercising preemptive rights pursuant to this Section 5.3.9 registered in the name of such holder, against payment by such holder of the purchase price for such New Securities. If the Corporation proposes to issue such New Securities after such 90-day period, it shall again comply with the procedures set forth in this Section 5.3.9.

(d) Other than as provided in this Certificate with respect to the Class B Common Stock or as specifically authorized in the certificate of designation establishing the terms of any series of Preferred Stock or in an agreement approved by the Board of Directors, no holder of shares of any class or series of capital stock shall be entitled to any preemptive or preferential right to purchase or subscribe to the Capital Stock.

5.3.10 Voting Rights.

(a) General. Except as otherwise provided in this Certificate or required by law, (i) the holders of the Common Stock shall be entitled to vote on all matters requiring stockholder action, each outstanding share of Class A Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote and each share of Class B Common Stock shall entitle the holder thereof to a number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Class A Common Stock into which such share of Class B Common Stock is convertible on the record date for such vote, and (ii) the holders of the Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall vote together as one class on all such matters. Notwithstanding the foregoing, unless otherwise required by law, (i) except as set forth in Sections 5.3.10(b) and 5.3.10(c) with respect to holders of Class B Common Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that only alters or changes the powers, preferences, rights or other terms of one or more outstanding series or class of Preferred Stock if the holders of such series or class of Preferred Stock are entitled to vote or consent, either separately or together with the holders of one or more other such series or classes of Preferred Stock, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL, (ii) holders of Class A Common Stock, as such, shall not be entitled to vote on any matter submitted to a vote of the holders of Class B Common Stock pursuant to Sections 5.3.10(b) and 5.3.10(c), (iii) holders of Class A Common Stock and Class B Common Stock shall be entitled to vote for Directors only as set forth in Article VIII below, and (iv) holders of Common Stock, as such, shall not be entitled to vote on or consent to any matter submitted to a vote of any series of Preferred Stock in which the holders of such series of Preferred Stock, either separately or together with any other series of Preferred Stock, are entitled to vote pursuant to this Certificate or a certificate of designations of a series of Preferred Stock, unless otherwise provided in such certificate of designations.

(b) Matters Subject to Approval of Holders of Class B Common Stock. In addition to any other voting rights provided in this Certificate or required by law, the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Class B Common Stock voting or consenting, as the case may be, together as a separate class shall be required for the Corporation to:

(i) amend or repeal any provision of, or add any provision to, this Certificate or the By-Laws so as to affect adversely the powers, rights, preferences including, without limitation, the conversion rights (including the Conversion Ratio) or voting rights, of the shares of Class B-1 Common Stock or Class B-2 Common Stock;

(ii) authorize the issuance of or issue any additional shares of Class B-1 Common Stock or Class B-2 Common Stock other than pursuant to the provisions of Section 5.3.3 or Section 5.3.5;

(iii) incur, or permit any of its Subsidiaries to incur, any Indebtedness (other than any Indebtedness under the Senior Credit Facility or the Senior Subordinated Notes) that would result in the Corporation having an Interest Coverage Ratio of less than 1.50:1.00; provided that such incurrence shall not constitute a violation of this clause (iv) unless the Indebtedness so incurred remains outstanding for at least 30 consecutive days following the initial incurrence thereof;

(iv) voluntarily file for bankruptcy, liquidation, dissolution or winding up of the Corporation;

(v) increase the number of Directors to more than eleven, unless the holders of Class B-1 Common Stock are entitled to elect an additional Class B-1 Director pursuant to Section 8.4, in which case the number of Directors may be increased by the number of such additional Directors as provided in this Certificate, or such increase is otherwise permitted in this Certificate;

(vi) have less than three Inside Directors serve (and in the event of any vacancy resulting from the death, disability, resignation, disqualification or removal of such a Director, not have another employee or officer promptly elected or appointed as a Director to fill such vacancy) as provided in this Certificate;

(vii) modify or repeal any of the provisions of the By-Laws (A) requiring that the Board of Directors meet no less frequently than once in every calendar quarter, or (B) requiring that each committee of the Board of Directors (including any audit or compensation committee, but excluding any nominating committees for the nomination of Directors) have, as members, a proportional number of Class B-1 Directors as a group (in relation to the total number of Directors), unless (1) such representation is prohibited by applicable law or rules of the Nasdaq National Market or such other national securities exchange upon which the Corporation’s securities may be listed for trading from time to time, in which case such committees shall have, as members, the maximum number of Class B-1 Directors permitted by applicable law and rules of the Nasdaq National Market or such national securities exchange, or (2) the Class B-1 Directors elect not to serve on any such committee or (C) relating to the number, election, powers or rights of Class B-1 Directors, or Class A Directors; or

(viii) enter into any agreement with any Affiliate of the Corporation (other than Subsidiaries of the Corporation) involving amounts in excess of $5 million.

(c) So long as the sum of the Current Class B-1 Amount and the Current Class B-2 Amount is equal to or greater than 25% of the Initial Class B Amount and equal to or greater than 5% of the total issued and outstanding shares of Common Stock (assuming the conversion of all securities convertible into, and the exercise of all options, warrants or other arrangements representing the right to purchase or otherwise acquire, any shares of Common Stock), in addition to any other voting rights provided in this Certificate or required by law, the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock voting or consenting, as the case may be, together as a separate class, shall be required for the Corporation to undertake, effect or consummate any transaction or series of transactions (i) described in clauses (i) through (iii) of Section 5.3.6, (ii) involving a merger or consolidation of the Corporation with or into any Person, other than a merger or consolidation which would result in the Voting Stock of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent more than 50% of the combined voting power of the Voting Stock of the Corporation or the surviving entity or parent thereof outstanding immediately after such merger or consolidation or (iii) through which the Corporation causes a Change of Control to be effected.

5.3.11 Transfer Restrictions. Any Transfer of shares of Class B Common Stock by a Restricted Holder to a Person other than a Permitted Transferee shall result in the automatic conversion (pursuant to Section 5.3.7(b)) into shares of Class A Common Stock of the shares of Class B Common Stock of such Restricted Holder so transferred. The Corporation may, at its discretion, as a condition to the transfer or registration of transfer of Class B Common Stock to a purported Permitted Transferee, require the furnishing of affidavits or other proof as it deems reasonably necessary to establish that the proposed transferee is a Permitted Transferee. The term “Permitted Transferee” means, (a) with respect to a holder of Class B-1 Common Stock, (i) any direct or indirect Subsidiary of JLL Partners, Inc., a Delaware corporation (“JLL”), (ii) any investment fund managed by

JLL, (iii) any Person who is or becomes an investor in a fund managed by JLL including Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership, (iv) the heirs, executors, administrators, testamentary trustees or legatees of any individual who was a record holder of Series A-1 Preferred Stock or Series B Preferred Stock, (v) the spouses and the lineal descendants of any individual who owned shares of Series A-1 Preferred Stock or Series B Preferred Stock on October 2, 2000, and (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only (A) an individual who was a holder of Series A-1 Preferred Stock or Series B Preferred Stock on October 2, 2000, and (B) the Persons referred to in clause (v), and (b) with respect to a holder of Class B-2 Common Stock, (i) any Subsidiary of such holder, (ii) Rite Aid Corporation, a Delaware corporation, and any direct or indirect Subsidiary of Rite Aid Corporation, and (iii) any Person who is an institutional lender acquiring such shares of Class B-2 Common Stock or a security interest therein or pledge thereof from any Person referred to in clause (ii) as security for Indebtedness of such Person referred to in clause (ii) (including any such acquisition upon foreclosure).

ARTICLE VI

TERM

The Corporation is to have perpetual existence.

ARTICLE VII

WINDING UP; RECEIVERSHIP

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VIII

BOARD OF DIRECTORS; BY-LAWS

Section 8.1 General Powers. Except as otherwise expressly provided in this Certificate, the property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by the DGCL, this Certificate or the By-Laws, all of the powers of the Corporation shall be vested in the Board of Directors.

Section 8.2 Number of Directors. The number of Directors of the Corporation shall initially be 9 and shall initially consist of seven Class A Directors and two Class B-1 Directors. The number of Directors shall be subject to increase or decrease (i) as provided in this Certificate, (ii) pursuant to the terms of any Preferred Stock issued by the Corporation with the approval of a majority of the Class A Directors and all of the Class B-1 Directors, or (iii) as otherwise may be determined by the unanimous approval of the Board. At least three of the Class A Directors shall be Inside Directors and at least three of the Class A Directors shall be Independent Directors.

Section 8.3 Reduction in Number of Class B-1 Directors.

8.3.1 Reduction in Class B-1 Directors. Notwithstanding Section 8.2, if, at any time, (i) the Current Class B-1 Amount shall represent less than 50% of the Initial Class B-1 Amount, then the number of Class B-1 Directors shall be reduced by one and the term of the Class B-1-II Director shall automatically terminate, and (ii) the Current Class B-1 Amount shall represent less than 10% of the Initial Class B-1 Amount, then the number of Class B-1 Directors shall be reduced to zero Class B-1 Directors and the term of the Class B-1-I Director shall automatically terminate.

8.3.2 Reduction in Total Directors. Upon any reduction in the number of Class B-1 Directors pursuant to the terms of this Certificate, the total number of total Directors shall automatically be reduced by the number of the reduction in the number of Class B-1 Directors.

(i) Section 8.4 Right of Holders to Elect Additional Directors. Notwithstanding Sections 8.2 or 8.3, if a Voting Default shall occur after the Effective Date if there are shares of Class B-1 Common Stock issued and outstanding at the time of such Voting Default, then the total number of Directors shall be increased by one additional Director, which is hereby deemed to be a Class B-1 Director, and the total number of Directors constituting the Class B-1 Directors shall be automatically increased by one and (A) prior to the first annual meeting of stockholders after such Voting Default, such additional Director shall be designated by the Class B-1 Directors, and (B) at and following the first annual meeting of stockholders after the date of such Voting Default, such additional Director shall be elected by the holders of shares of Class B-1 Common Stock, voting or consenting separately as a single class; and

Any additional Directors elected pursuant to this Section 8.4 shall not be divided into classes pursuant to Section 8.5.3, the term of any such Director elected by holders of Class B-1 Common Stock shall automatically terminate when the number of Class B-1 Directors is reduced to zero pursuant to Section 8.3.1.

Section 8.5 Election of Directors.

8.5.1 Class A Directors. Prior to each annual meeting of stockholders, the Corporation’s nominees for Class A Directors standing for election at such meeting shall be nominated by a majority of the Class A Nominating Committee then in office. The Class A Directors shall be elected by plurality vote of the holders of the shares of Class A Common Stock, voting or consenting (as the case may be) separately as a single class. Each Class A Director so elected shall at the time of such election be designated as a Class A-I Director, a Class A-II Director or a Class A-III Director, as applicable, and shall hold office as set forth in Section 8.5.3. The “Class A Nominating Committee” shall be a committee comprised of Independent Directors who are also Class A Directors. Directors serving on the Class A Nominating Committee shall be designated and approved by a majority of the Board of Directors and approved by a majority of the Class A Directors.

8.5.2 Class B-1 Directors. Prior to each annual meeting of stockholders, the Corporation’s nominees for Class B-1 Directors standing for election at such meeting shall be nominated by a majority of the Class B-1 Directors then in office. The Class B-1 Directors shall be elected by plurality vote of the holders of the shares of Class B-1 Common Stock, voting or consenting (as the case may be) separately as a single class. Other than the Class B-1 Director elected or appointed pursuant to Section 8.4, each Class B-1 Director so elected, shall at the time of such election be designated as a Class B-1-I Director or a Class B-1-II Director, as applicable, and shall hold office as set forth in Section 8.5.3.

8.5.3 Classification by Term of Office. The Class A Directors shall be divided into three classes, designated Class A-I, Class A-II and Class A-III, with two Class A-I Director, two Class A-II Director and two Class A-III

Director. The Class B-1 Directors shall be divided into two classes, designated Class B-1-I, and Class B-1-II, with one Class B-1-I and one Class B-1-II Director. The term of the Class A-I and Class B-1-I Directors shall terminate on the first annual meeting of stockholders of the Corporation following the Restatement Effective Date, the term of the initial Class A-II and Class B-1-II Directors shall terminate on the second annual meeting of stockholders of the Corporation following the Restatement Effective Date, and the term of the initial Class A-III Director shall terminate on the third annual meeting of stockholders of the Corporation following the Restatement Effective Date. At each annual meeting of stockholders of the Corporation, successors to the Directors whose terms expire at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as otherwise provided herein, a Director shall hold office until the annual meeting of stockholders for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 8.6 Directors Elected by Holders of Preferred Stock. Notwithstanding anything in the foregoing to the contrary, the holders of any one or more series of Preferred Stock may have the right to elect Directors if the creation of such series of Preferred Stock was authorized by a majority of the Class A Directors and all of the Class B-1 Directors. The election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of any certificate of designations applicable thereto (authorized in accordance with the preceding sentence), and the Directors so elected shall not be divided into classes pursuant to Section 8.5.3.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the terms of such series of Preferred Stock, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

Section 8.7 Removal of Directors; Qualification. Subject to the rights, if any, of any class or series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office without cause only by the affirmative vote or consent of the holders of at least a majority of the votes represented by the shares then entitled to vote in the election of such Director.

Section 8.8 Vacancies.

(a) Except as otherwise provided in this Certificate with respect to the right of the holders of any class or series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled:

(i) in the case of the Class A Directors, either (A) by the nomination by the Class A Nominating Committee and election by the same stockholder vote as is required for the election of Class A Directors or (B) by the Class A Nominating Committee and the vote of a majority of the remaining Class A Directors then in office,

(ii) in the case of the Class B-1 Directors, either (A) by the nomination of JLL and election by the same stockholder vote as is required for the election of Class B-1 Directors or (B) by the nomination of JLL and vote of all of the remaining Class B-1 Directors then in office,

(b) Except as otherwise provided in this Certificate, any Director elected in accordance with Section 8.8(a) shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier resignation or removal. Except as otherwise provided in this Certificate and subject to the rights (if any) of the holders of any series of Preferred Stock, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided that no decrease in the number of Directors may shorten the term of any incumbent Director (except as otherwise provided in Sections 8.3, 8.4, and 8.6).

(c) In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

Section 8.9 By-Laws. Subject to applicable law and the right of the stockholders of the Corporation to adopt, amend or repeal the By-Laws of the Corporation the power to adopt, amend, or repeal the By-Laws of the Corporation shall be exercised by the Board of Directors of the Corporation.

Section 8.10 Pertaining to the Chief Executive Officer. In addition to any other vote required by law, the affirmative vote of a majority of the Directors who are not Inside Directors shall be required for any decision of the Corporation regarding the appointment, removal or compensation of the Corporation’s Chief Executive Officer, or any transaction between the Corporation (or any of its Subsidiaries) and the Corporation’s Chief Executive Officer (or his or her Affiliates).

ARTICLE IX

DIRECTORS’ LIABILITY

To the fullest extent permitted by the DGCL, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article IX by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment.

ARTICLE X

INDEMNIFICATION OF DIRECTORS, OFFICERS, ETC.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article X. The right to indemnification under this Article X shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise. The Corporation may, by action of its Board of Directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article X by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

ARTICLE XI

AMENDMENTS

From time to time any of the provisions of this Certificate may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and the provisions of this Certificate, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [                    ], its [            ], this      day of                     ,             .

ADVANCEPCS

By:

Name: Title:

Annex K

DELAWARE GENERAL CORPORATION LAW

SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex L

CAREMARK Rx, INC.

2004 INCENTIVE STOCK PLAN

ii

§ 1.

BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of Caremark by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants and Stock Unit Grants to Eligible Employees and Directors in order (1) to attract and retain Eligible Employees and Directors, (2) to provide an additional incentive to Eligible Employees and Directors to work to increase the value of Stock and (3) to provide Eligible Employees and Directors with a stake in the future of Caremark which corresponds to the stake of each of Caremark’s shareholders.

§ 2.

DEFINITIONS

2.1. Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with Caremark under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2. Beneficial Owner — means a “beneficial owner” within the meaning of Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

2.3. Beneficial Ownership — means “beneficial ownership” within the meaning of Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

2.4. Board — means the Board of Directors of Caremark.

2.5. Caremark — means Caremark Rx, Inc. and any successor to Caremark Rx, Inc.

2.6. Cause — means a determination made by the Committee, exercising good faith and reasonable judgment, that an Eligible Employee has been terminated for “cause” as defined in any employment agreement applicable to the Eligible Employee or, in the absence of an employment agreement, in accordance with Caremark’s human resources policies and procedures.

2.7. Change Effective Date — means the first day that there is a Change in Control.

2.8. Change in Control — means:

(a) The acquisition by any Person of Beneficial Ownership of 20% or more of either (i) the then outstanding shares of Stock or (ii) the combined voting power of the outstanding voting securities of Caremark entitled to vote generally in the selection of members of the Board; provided, however, that for purposes of this definition, the following transactions shall not constitute a Change in Control: (A) any acquisition directly from Caremark through a public offering of shares of Stock, (B) any acquisition by Caremark, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Caremark or any corporation controlled by Caremark, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition;

(b) The cessation, for any reason, of the individuals who constitute the members of the Board as of the date this Plan becomes effective (the “Incumbent Board”) to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a member of the Board following the date this Plan becomes effective whose election, or nomination for election by Caremark’s shareholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board unless such individual’s initial assumption of office occurs because of an actual or threatened election contest with respect to the election or removal of members of the Board or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Caremark (a “Business Combination”) unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding shares of Stock and the outstanding voting securities of Caremark immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Caremark or all or substantially all of Caremark’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Stock and the outstanding voting securities of Caremark, as the case may be; (ii) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Caremark or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or at the time of the action of the Board providing for such Business Combination;

(d) The approval by the shareholders of Caremark of a complete liquidation or dissolution of Caremark; or

(e) Any other condition or event (i) that the Committee determines to be a “Change in Control” within the meaning of this definition and (ii) that is set forth in an Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate; provided, however

(f) the transactions contemplated under the Merger Agreement shall not constitute a Change in Control under this Plan.

2.9. Code — means the Internal Revenue Code of 1986, as amended.

2.10. Committee — means the Compensation Committee of the Board.

2.11. Director — means any member of the Board who is not an employee of Caremark or a Parent or Subsidiary or affiliate (as the term “affiliate” is defined in Rule 405 of the 1933 Act) of Caremark.

2.12. Disability — means, as applied to an Eligible Employee or a Director, that he or she (a) has established to the satisfaction of the Committee that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months (all within the meaning of § 22(e)(3) of the Code), and (b) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

2.13. Eligible Employee — means an employee of Caremark or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan and any former employee who continues to perform services for Caremark or any Subsidiary or Parent or Affiliate as an independent contractor immediately following the termination of his or her status as an employee.

2.14. Fair Market Value — means either (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with § 2.14(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.15. Immediate Family Members — means the spouse, children and grandchildren of an Eligible Employee or Director.

2.16. ISO — means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.17. 1933 Act — means the Securities Act of 1933, as amended.

2.18. 1934 Act — means the Securities Exchange Act of 1934, as amended.

2.19. Merger Agreement — means the Agreement and Plan of Merger, dated as of September 2, 2003 by and among Caremark, Cougar Merger Corporation and AdvancePCS.

2.20. Non-ISO — means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

2.21. Option — means an ISO or a Non-ISO which is granted under § 7.

2.22. Option Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.

2.23. Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.24. Parent — means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of Caremark.

2.25. Person — shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) of the 1934 Act, including a “group” as described in Section 13(d) of the 1934 Act.

2.26. Plan — means this Caremark Rx, Inc. 2004 Incentive Stock Plan as effective as of the date adopted by the Board in 2004 and as amended from time to time thereafter.

2.27. Preexisting Plan — means each of the following plans, as each such plan has been amended from time to time, including any amendments to reflect the substitution of shares of Stock for shares of common stock of Advance PCS pursuant to the terms of the Merger Agreement : (a) the Caremark Rx, Inc. Amended and Restated Incentive Compensation Plan, (b) the Caremark Rx, Inc. Amended and Restated 1993 Stock Option Plan, (c) the Caremark Rx, Inc. Amended and Restated 1994 Stock Option Plan, (d) the Caremark Rx, Inc. Amended and Restated 1995 Stock Option Plan, (e) the Caremark Rx, Inc. Amended and Restated 1997 Long Term Incentive Compensation Plan, (f) the Caremark Rx, Inc. Amended and Restated 1998 Employee Stock Option Plan, (g) the Caremark Rx, Inc. Amended and Restated 1998 New Employee Stock Option Plan, (h) the AdvancePCS 2003 Incentive Compensation Plan and (i) the Advance Paradigm, Inc. Amended and Restated 1997 Nonstatutory Stock Option Plan.

2.28. Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.29. Stock — means the common stock, par value $0.001 per share, of Caremark.

2.30. Stock Grant — means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.31. Stock Unit Grant — means a grant under § 9 which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.32. Stock Grant Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.

2.33. SAR Value — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.

2.34. Stock Appreciation Right — means a right to receive the appreciation in a share of Stock which is granted under § 8.

2.35. Stock Appreciation Right Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted to an Eligible Employee or a Director as part of an Option.

2.36. Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of Caremark.

2.37. Ten Percent Shareholder — means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either Caremark, a Subsidiary or Parent.

§ 3.

SHARES AND GRANT LIMITS

3.1. Shares Reserved. There shall (subject to § 13) be reserved for issuance under this Plan (a) 15,000,000 shares of Stock plus (b) the number of shares of Stock which would remain available for issuance under each Preexisting Plan if shares were issued on the effective date of this Plan sufficient to satisfy grants then outstanding under such plan plus (c) the number of shares of Stock subject to grants under any Preexisting Plan which are outstanding on the effective date of this Plan and which are forfeited or expire on or after such effective date in accordance with the terms of such grants; provided, however, only the shares of Stock described in § 3.1(a) shall be issued in connection with the exercise of ISOs and nothing in this Plan shall affect any grants under any Preexisting Plan which are outstanding on the effective date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date in accordance with the terms of such grants.

3.2. Source of Shares. The shares of Stock described in § 3.1 shall be reserved to the extent that Caremark deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by Caremark. Any shares of Stock subject to an Option or Stock Grant which remain unissued after the cancellation, expiration or exchange of such Option or Stock Grant or which are forfeited after issuance and any shares of Stock subject to issuance under a Stock Appreciation Right or Stock Grant which remain unissued after the cancellation or expiration of such Stock Appreciation Right or Stock Grant thereafter shall again become available for issuance under this Plan. Finally, if the Option Price under an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to Caremark in satisfaction of any condition to a Stock Grant, such shares thereafter shall become available for issuance under this Plan and shall be treated the same as any other shares available for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which Caremark receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of Caremark.

3.4. Grant Limits. No Eligible Employee or Director in any calendar year shall be granted an Option to purchase (subject to § 13) more than 5,000,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 13) more than 5,000,000 shares of Stock, and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee or Director in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $25,000,000. No more than 5,000,000 non-forfeitable shares of Stock shall (subject to § 13) be issued pursuant to Stock Grants under § 9.

3.5 Preexisting Plan. No grants shall be made under any Preexisting Plan on or after the date this Plan becomes effective.

§ 4.

EFFECTIVE DATE

The effective date of this Plan shall be the date the shareholders of Caremark (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

§ 5.

COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on Caremark, on each affected Eligible Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of Caremark.

§ 6.

ELIGIBILITY FOR ISOs AND OTHER GRANTS

Only Eligible Employees who are employed by Caremark or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees and Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants and Stock Unit Grants under this Plan.

§ 7.

OPTIONS

7.1. Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not, absent the approval of Caremark’s shareholders, take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options. Each grant of an Option to an Eligible Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems not inconsistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to an Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to the exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted.

7.2. $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3. Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4. Payment. The Option Price shall be payable in full upon the exercise of any Option, and at the discretion of the Committee an Option Certificate can provide for the payment of the Option Price either in cash, by check or through any cashless exercise procedure which is implemented by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee or its delegate, or in any combination of such forms of payment.

7.5. Exercise.

(a) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(1) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Shareholder on the date the Option is granted, or

(2) the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Shareholder on the date the Option is granted.

(b) Vesting. Unless otherwise set forth in an Option Certificate, an Eligible Employee or a Director shall have a right to exercise an Option (1) with respect to twenty percent (20%) of the number of shares of Stock subject to such Option only if he or she remains an Eligible Employee or a Director on the first anniversary of the date as of which such Option was granted, (2) with respect to an additional twenty percent (20%) of the number of shares of Stock subject to such Option on each of the second, third and fourth anniversaries of the date as of which such Option was granted only if he or she remains continuously employed as an Eligible Employee or a Director through such anniversary date and (3) with respect to all remaining shares of Stock subject to such Option only if he or she remains continuously employed as an Eligible Employee or a Director through the fifth anniversary of the date as of which such Option was granted; provided, an Eligible Employee or Director shall have the right to exercise an Option on any date only for whole shares of Stock, and any fractional share shall be rounded down and carried forward until such fractional share, when combined with any other fractional shares, equals a whole share or the Option expires.

(c) Termination. An Option Certificate may provide for the exercise of an Option after an Eligible Employee’s or a Director’s status as such has terminated for any reason whatsoever, including death or Disability; provided, however, absent any provisions to the contrary in an Option Certificate, the right of an Eligible Employee or a Director to exercise an Option shall expire (a) on the date his or her status as such terminates if such termination is for Cause, (b) at the end of the one (1) year period which starts on the date his or her status as such terminates as a result of death or Disability or (c) at the end of the ninety (90) day period which starts on the date his or her status as such terminates other than for Cause or as a result of death or Disability.

§ 8.

STOCK APPRECIATION RIGHTS

8.1. Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

8.2. Terms and Conditions.

(a) Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate and such certificate shall set forth the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b) Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate and the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be the same as the number of shares of Stock subject to the related Option and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(c) Minimum Period of Service. If the only condition to exercise of a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted.

8.3. Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from Caremark in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK AND STOCK UNIT GRANTS

9.1. Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and to Directors. Each Stock Grant or Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s or Director’s interest in any Stock which has been issued pursuant to a Stock Grant will become non-forfeitable.

9.2. Conditions.

(a) Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of an Eligible Employee or a Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by Caremark pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.

(b) Forfeiture Conditions. The Committee acting in its absolute discretion may make Stock issued in the name of an Eligible Employee or a Director under any Stock Grant or the cash payable under any Stock Unit Grant subject to one, or more than one, objective employment, performance or other forfeiture condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such forfeiture condition, if any, and the deadline, if any, for satisfying each such forfeiture condition. An Eligible Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant shall depend on the extent to which he or she timely satisfies each such condition. Each share of Stock underlying a Stock Grant shall not be available under § 3 after such grant is effective until such time, if any, as such share thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under § 3 as of the date of such forfeiture.

(c) Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the five (5) year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made.

9.3. Dividends and Voting Rights on Stock Grants. Except as otherwise set forth in a Stock Grant, if a dividend is paid on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, (a) Caremark shall pay such dividend directly to such Eligible Employee or Director if such dividend is paid in cash, (b) Caremark shall hold such dividend subject to the same conditions under § 9.2(b) as the related Stock Grant if such dividend is payable in additional shares of Stock, and (c) Caremark shall distribute or hold any dividend (other than a dividend described in § 9.3(a) or § 9.3(b)) in accordance with such rules as the Committee shall adopt with respect to each such dividend. Furthermore, except as otherwise set forth in a Stock Grant, an Eligible Employee or a Director also shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.

9.4. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as an Eligible Employee’s or a Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee or Director as soon as practicable thereafter.

9.5. Income Tax Deduction.

(a) General. The Committee shall use its best efforts (where the Committee deems appropriate under the circumstances) to make Stock Grants and Stock Unit Grants to any Eligible Employee or to any group of Eligible Employees either (1) subject to at least one condition related to one, or more than one, performance goal based on the performance criteria described in § 9.5(b) which seems likely to result in the Stock Grant or Stock Unit Grant qualifying as “performance-based compensation” under § 162(m) of the Code or (2) under such other circumstances as the Committee deems likely to result in an income tax deduction for Caremark with respect to such Stock Grant or Stock Unit Grant. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes.

(b) Performance Criteria. A performance criteria is described in this § 9.5(b) if such criteria relates to (1) Caremark’s return over capital costs or increases in return over capital costs, (2) Caremark’s total earnings or the growth in such earnings, (3) Caremark’s consolidated earnings or the growth in such earnings, (4) Caremark’s earnings per share or the growth in such earnings, (5) Caremark’s net earnings or the growth in such earnings, (6) Caremark’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) Caremark’s earnings before interest and taxes or the growth in such earnings, (8) Caremark’s consolidated net income or the growth in such income, (9) the value of Caremark’s common stock or the growth in such value, (10) Caremark’s stock price or the growth in such price, (11) Caremark’s return on assets or the growth on such return, (12) Caremark’s cash flow or the growth in such cash flow, (13) Caremark’s total shareholder return or the growth in such return, (14) Caremark’s expenses or the reduction of expenses, (15) Caremark’s sales growth, (16) Caremark’s overhead ratios or changes in such ratios, (17) Caremark’s expense-to-sales ratios or the changes in such ratios, or (18) Caremark’s economic value added or changes in such value added.

(c) Adjustments. When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of Caremark, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting Caremark, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in Caremark paying non-deductible compensation to an Eligible Employee).

§ 10.

NON-TRANSFERABILITY

The Committee may (to the extent not prohibited by any statute, rule or regulation applicable to this Plan, the terms of any grant made with this Plan, or the registration with the Securities and Exchange Commission of the Stock to be issued pursuant to the terms of this Plan), in its discretion, provide in an Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate that all or a portion of the related Option grant or Stock Appreciation Right grant to an Eligible Employee or a Director or a Stock Grant or Stock Unit Grant made to any such person be transferable by such Eligible Employee or Director to (i) Immediate Family Members, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners. If such a transfer is made, any subsequent transfer by or from any such (i) Immediate Family Members or (ii) any trust or trusts for the exclusive benefit of such Immediate Family Members or (iii) any partnership in which such Immediate Family Members are the only partners shall be prohibited except those effected by will or the laws of descent and distribution. Any such Option grants, Stock Appreciation Right grants, Stock Grants and Stock Unit Grants shall continue after any such transfer to be subject to the same terms and conditions as were applicable immediately prior to transfer, and no shares of Stock shall be issued to any transferee or cash paid to any transferee pursuant to any such grants before the Eligible Employee or Director satisfies in full all the conditions for such issuance or payment and pays, or makes provision satisfactory to the Committee for the payment of, any applicable taxes. Furthermore, as a condition to any transfer under this § 10 an Eligible Employee or a Director shall assume the responsibility to notify any transferee of any events or conditions which affect any such Option grants, Stock Appreciation Right grants, Stock Grants and Stock Unit Grants, including any deadline for taking any action with respect to any such grants, and neither the Committee nor Caremark shall have any responsibility whatsoever to notify any transferee of any such events or conditions.

§ 11.

SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Director shall, if so requested by Caremark, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Caremark, shall deliver to Caremark a written statement satisfactory to Caremark to that effect. Furthermore, if so requested by Caremark, the Eligible Employee or Director shall make a written representation to Caremark that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to Caremark an opinion in form and substance satisfactory to Caremark of legal counsel satisfactory to Caremark that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of Caremark bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to Caremark of legal counsel satisfactory to Caremark that such registration is not required.

§ 12.

LIFE OF PLAN

No Option or Stock Appreciation Right shall be granted or Stock Grant or Stock Unit Grant made under this Plan on or after the earlier of

(1) the tenth anniversary of the effective date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable, or

(2) the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

§ 13.

ADJUSTMENT

13.1. Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under § 3, the grant caps described in § 3, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to Stock Grants or Stock Unit Grants made under this Plan shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of Caremark, including, but not limited to, such changes as stock dividends or stock splits.

13.2. Mergers. The Committee as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3 and the grant caps described in § 3. Furthermore, the Committee as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock subject to any outstanding Stock Grants and Stock Unit Grants under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and Stock Appreciation Right grants previously made under this Plan and the related Option Price and SAR Value for each such Option and Stock Appreciation Right, and, further, shall have the right (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code and without regard to the annual grant caps described in § 3 of this Plan) to make any Stock Grants and Stock Unit Grants and Option and Stock Appreciation Right grants to effect the assumption of, or the substitution for, stock grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such stock grants and stock option and stock appreciation right grants.

13.3. Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants and Stock Unit Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.

CHANGE IN CONTROL

If there is a Change in Control of Caremark, then as of the Change Effective Date for such Change in Control any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and forfeiture conditions on any Stock Grants and Stock Unit Grants on such date automatically shall be deemed satisfied in full as of such Change Effective Date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights, Stock Grants and Stock Unit Grants after providing each Eligible Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants and the cash payable under any Stock Unit Grants; provided, if any issuance or forfeiture condition described in this § 14 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this § 14 only to the extent of such target unless such target had been exceeded before such Change Effective Date, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent target had been so exceeded.

§ 15.

AMENDMENT OR TERMINATION

This Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate; provided, however, (1) no amendment shall be made absent the approval of the shareholders of Caremark to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (2) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Committee also may suspend granting Options or Stock Appreciation Rights or making Stock Grants or Stock Unit Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Committee shall not have the right unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted or Stock Grant or Stock Unit Grant made before such suspension or termination unless (x) the Eligible Employee or Director consents in writing to such modification, amendment or cancellation or (y) there is a dissolution or liquidation of Caremark or a transaction described in § 13 or § 14.

§ 16.

MISCELLANEOUS

16.1. Shareholder Rights. No Eligible Employee or Director shall have any rights as a shareholder of Caremark as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Eligible Employee or Director. Subject to § 9.3, an Eligible Employee’s or a Director’s rights as a shareholder in the shares of Stock issued pursuant to a Stock Grant shall be set forth in the related Stock Grant Certificate.

16.2. No Contract of Employment. The grant of an Option or a Stock Appreciation Right or a Stock Grant or Stock Unit Grant to an Eligible Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to provide consulting or other services or to serve on the Board and shall not confer on an Eligible Employee or a Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in the related Option Certificate, Stock Appreciation Right Certificate, or Stock Grant Certificate.

16.3. Withholding. Each Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant shall be made subject to the condition that the Eligible Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which Caremark determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any forfeiture conditions with respect to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Director. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements.

16.4. Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Finally, each term set forth in § 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

16.5. Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by Caremark, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or provides for the repurchase of such Stock by Caremark.

16.6. Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant, Stock Unit Grant or Stock Appreciation Right to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

IN WITNESS WHEREOF, Caremark has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

CAREMARK RX, INC.

By:

Date:

Annex M

P R O X Y

PRELIMINARY COPY—SUBJECT TO COMPLETION

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

Special Meeting of Stockholders

[                    ], 2004

[            ] a.m.

Proxy solicited by the Board of Directors for the Special Meeting of Stockholders on

[                    ], 2004.

E. Mac Crawford, Howard A. McLure and Sara J. Finley, and each of them are hereby appointed as proxies for the undersigned, to vote all the shares of common stock of Caremark Rx, Inc., which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Special Meeting of Stockholders (the “Special Meeting”) to be held at [            ] on [            ], 2004 beginning at [            ] a.m. local time, and at any adjournments or postponements thereof.

This proxy will be voted as directed by the stockholders on the proposals listed on the reverse side of this proxy. If no direction is specified by the stockholder, this proxy will be voted for the items listed on the reverse side of this proxy.

The undersigned may revoke this proxy in one of three ways: (1) by sending to the Corporate Secretary of Caremark an executed notice of revocation, (2) by sending to the Corporate Secretary of Caremark a new, valid proxy bearing a later date or (3) by attending the meeting and voting in person which will automatically cancel any proxy previously given, or by revoking your proxy in person. Attendance at the Special Meeting will not by itself revoke this proxy. Any written notice of revocation or subsequent proxy must be received by the Corporate Secretary of Caremark prior to the taking of the vote at the Special Meeting. The written notice of revocation or subsequent proxy should be hand delivered to the Corporate Secretary of the Special Meeting or should be sent so as to be delivered to Caremark at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201, Attention: Sara J. Finley, Corporate Secretary.

The Board of Directors recommends a vote “FOR” (1) the approval and adoption of an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of common stock from 400 million shares to 700 million shares and (2) the approval of the issuance of Caremark common stock pursuant to the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark, Cougar Merger Corporation, a newly formed, wholly owned subsidiary of Caremark, and AdvancePCS (the “Merger Agreement”). Further, the Caremark board of directors recommends a vote “FOR” (1) the approval and adoption of an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of Caremark preferred stock from 9.5 million shares to 10.5 million shares and Caremark Series C preferred stock from 500,000 shares to 7 million shares, (2) the approval of the Caremark Stock Plan and (3) the approval of a proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies.

Instructions for Voting Your Proxy

You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 5:00 p.m. Eastern Time on [            ], 2004. If you vote by telephone or Internet, do not return your proxy card by mail.

VOTE BY TELEPHONE Available only until 5:00 p.m. Eastern Time [            ], 2004.

•	On a touch-tone telephone, call TOLL FREE [ ] 24 hours a day, 7 days a week.

•	Have your proxy card ready, then follow the prerecorded instructions. You will be asked to enter ONLY the CONTROL NUMBER shown below.

•	Your vote will be confirmed and cast as you direct.

VOTE BY INTERNET Available only until 5:00 p.m. Eastern Time [            ], 2004.

•	Visit the Internet voting site at [ ]. You will incur only your usual Internet access charges.

•	Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen.

•	Your vote will be confirmed and cast as you direct.

VOTE BY MAIL Must be received prior to the Special Meeting.

•	Simply sign and date your proxy card and return it in the enclosed postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

PROPOSAL 1

Proposal 1 is more fully described in the Joint Proxy Statement/Prospectus that accompanies this proxy. You are encouraged to read the Joint Proxy Statement/Prospectus carefully.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is given, this proxy will be voted “FOR” Proposal 1. The Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 1.	To approve and adopt an amendment to Caremark’s certificate of incorporation that will increase the total number of authorized shares of common stock from 400 million shares to 700 million shares. This amendment to Caremark’s certificate of incorporation is described in the accompanying Joint Proxy Statement/Prospectus.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 2

Proposal 2 is more fully described in the Joint Proxy Statement/Prospectus that accompanies this proxy. You are encouraged to read the Joint Proxy Statement/Prospectus carefully.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is given, this proxy will be voted “FOR” Proposal 2. The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 2.	To approve the issuance of Caremark common stock to AdvancePCS stockholders in the merger pursuant to the Merger Agreement. In the merger, Cougar Merger Corporation will merge with and into AdvancePCS, with AdvancePCS surviving the merger as a wholly owned subsidiary of Caremark. In exchange for their shares of AdvancePCS common stock, the former stockholders of AdvancePCS will receive the value of 2.15 shares of Caremark common stock, which will be paid 90% in shares of Caremark common stock and 10% in cash as described in the Merger Agreement and the accompanying Joint Proxy Statement/Prospectus.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3

Proposal 3 is more fully described in the Joint Proxy Statement/Prospectus that accompanies this proxy. You are encourage to read the Joint Proxy Statement/Prospectus carefully.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is given, this proxy will be voted “FOR” Proposal 3. The Board of Directors recommends a vote “FOR” Proposal 3.

Proposal 3.	To approve and adopt an amendment to Caremark’s certificate of incorporation to increase the total number of authorized shares of (a) preferred stock from 9.5 million shares to 10.5 million shares and (b) Series C participating preferred stock from 500,000 shares to 7 million shares. This amendment to Caremark’s certificate of incorporation is described in the accompanying Joint Proxy Statement/Prospectus.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4

Proposal 4 is more fully described in the Joint Proxy Statement/Prospectus that accompanies this proxy. You are encouraged to read the Joint Proxy Statement/Prospectus carefully.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is given, this proxy will be voted “FOR” Proposal 4. The Board of Directors recommends a vote “FOR” Proposal 4.

Proposal 4.	To approve the Caremark Rx, Inc. 2004 Incentive Stock Plan. The Caremark Rx, Inc. 2004 Incentive Stock Plan is described in the accompanying Joint Proxy Statement/Prospectus.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 5

Proposal 5 is more fully described in the Joint Proxy Statement/Prospectus that accompanies this proxy. You are encouraged to read the Joint Proxy Statement/Prospectus carefully.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is given, if necessary, this proxy will be voted “FOR” Proposal 5. The Board of Directors recommends a vote “FOR” Proposal 5.

Proposal 5	To adjourn or postpone the Caremark Special Meeting, if necessary, for the purpose of soliciting additional proxies.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Please check the box indicated below if you wish to withhold providing discretionary authority to the proxies named in the Joint Proxy Statement/Prospectus to vote your shares of Caremark common stock on all other matters relating to the Special Meeting.

☐ WITHHOLD AUTHORITY

The undersigned acknowledges receipt from Caremark Rx, Inc. prior to the execution of this proxy, of the Notice of Special Meeting and accompanying Joint Proxy Statement Prospectus relating to the merger.

Change of Address (if applicable):

Date: , 2004

Signature(s)

Please date, sign exactly as your name appears on your stock certificate and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person. If shares are held jointly, each stockholder must sign. This proxy, if properly executed and delivered, will revoke all previous proxies.

Annex N

PRELIMINARY COPY—SUBJECT TO COMPLETION

ADVANCEPCS

2003 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AdvancePCS hereby appoints David D. Halbert and Laura I. Johansen, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of AdvancePCS that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on [                     ], 2004, beginning at [            ], local time, at [            ], and at any adjournments or postponements thereof, as directed, on the matters set forth in the accompanying Joint Proxy Statement/Prospectus and all other matters that may properly come before the Annual Meeting, including, if submitted to the vote of the AdvancePCS stockholders, on a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies.

Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

This proxy card when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted “FOR” approval of each of Proposals 1, 2, 3, 4, 5 and 6 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting, except to the extent such discretionary authority is withheld below.

The undersigned may revoke this proxy in one of three ways: (1) by sending to the Corporate Secretary of AdvancePCS an executed notice of revocation, (2) by sending to the Corporate Secretary of AdvancePCS a new, valid proxy bearing a later date or (3) by attending the Annual meeting and voting in person, which will automatically cancel any proxies previously given, or by revoking this proxy in person. Attendance at the Annual Meeting will not by itself revoke this proxy. To be effective, any written notice of revocation or subsequent proxy must be received by the Corporate Secretary of AdvancePCS prior to the beginning of the Annual Meeting. The written notice of revocation or subsequent proxy should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to 750 West John Carpenter Freeway, Suite 1200, Irving Texas 75039.

The AdvancePCS Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, 4, 5 and 6.

(Continued, and to be marked, dated and signed, on the other side)

N-I-1

Please mark your vote

as indicated in this example:

☒

AdvancePCS

Annual Meeting of Stockholders

Instructions for Voting Your Proxy

AdvancePCS encourages you to take advantage of a cost-effective, convenient way to vote your shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than [            ] Eastern Time on [             ], 2004, and authorizes the proxies named on the proxy card below to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

VOTE BY TELEPHONE Available only until [            ] Eastern Time [            ], 2004.

•	On a touch-tone telephone, call TOLL FREE [ ] 24 hours a day, 7 days a week.

•	Have your proxy card ready, then follow the prerecorded instructions. You will be asked to enter ONLY the CONTROL NUMBER shown below.

•	Your vote will be confirmed and cast as you direct.

VOTE BY INTERNET Available only until [            ] Eastern Time [            ], 2004.

•	Visit the Internet voting site at [ ]. You will incur only your usual Internet access charges.

•	Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen.

•	Your vote will be confirmed and cast as you direct.

VOTE BY MAIL Must be received prior to the Annual Meeting.

•	Simply sign and date your proxy card and return it in the enclosed postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

PROPOSAL 1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation, a wholly-owned subsidiary of Caremark Rx, Inc. and AdvancePCS, and the merger contemplated thereby, pursuant to which AdvancePCS will become a wholly-owned subsidiary of Caremark Rx, Inc.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 2.	Election of directors duly nominated, to serve until the annual meeting of AdvancePCS stockholders in 2006: Nominees: T. Danny Phillips Dr. George Poste and Jean-Pierre Millon

	☐ FOR	☐ WITHHELD for all

N-I-2

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

PROPOSAL 3.	Proposal to approve the AdvancePCS 2003 Incentive Compensation Plan

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4.	Proposal to approve and adopt the AdvancePCS Third Amended and Restated Certificate of Incorporation, to among other things, change the governance structure of the AdvancePCS board of directors

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 5.	To ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants for the fiscal year ending March 31, 2004.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 6.	To approve any proposal to adjourn or postpone the AdvancePCS Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving any of Proposals 1 through 5.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

DISCRETIONARY AUTHORITY:

Unless you check the box below, to the extent that you have not voted on a matter in person or by proxy, the proxies are authorized to vote, in their discretion, upon any matter that as may properly come before the meeting.

☐ WITHHELD

The undersigned acknowledges receipt from AdvancePCS, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Joint Proxy Statement/Prospectus.

Please sign exactly as name appears below. When joint tenants hold shares, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)	Dated , 2004

* FOLD AND DETACH

N-I-3

PRELIMINARY COPY—SUBJECT TO COMPLETION

ADVANCEPCS

2003 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AdvancePCS hereby appoints David D. Halbert and Laura I. Johansen, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of AdvancePCS that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on [                    ], 2004, beginning at [            ], local time, at [            ], and at any adjournments or postponements thereof, as directed, on the matters set forth in the accompanying Joint Proxy Statement/Prospectus and all other matters that may properly come before the Annual Meeting, including, if submitted to the vote of the AdvancePCS stockholders, on a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies.

Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

This proxy card when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted “FOR” approval of each of Proposals 1, 2, 3, 4, 5 and 6, and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting, except to the extent such discretionary authority is withheld below.

The undersigned may revoke this proxy in one of three ways: (1) by sending to the Corporate Secretary of AdvancePCS an executed notice of revocation, (2) by sending to the Corporate Secretary of AdvancePCS a new, valid proxy bearing a later date or (3) by attending the Annual meeting and voting in person, which will automatically cancel any proxies previously given, or by revoking this proxy in person. Attendance at the Annual Meeting will not by itself revoke this proxy. To be effective, any written notice of revocation or subsequent proxy must be received by the Corporate Secretary of AdvancePCS prior to the beginning of the Annual Meeting. The written notice of revocation or subsequent proxy should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to 750 West John Carpenter Freeway, Suite 1200, Irving Texas 75039.

The AdvancePCS Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, 4, 5 and 6.

(Continued, and to be marked, dated and signed, on the other side)

N-II-1

Please mark your vote

as indicated in this example:

☒

AdvancePCS

Annual Meeting of Stockholders

Instructions for Voting Your Proxy

AdvancePCS encourages you to take advantage of a cost-effective, convenient way to vote your shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than [            ] Eastern Time on [            ], 2004, and authorizes the proxies named on the proxy card below to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

VOTE BY TELEPHONE Available only until [            ] Eastern Time [            ], 2004.

•	On a touch-tone telephone, call TOLL FREE [ ] 24 hours a day, 7 days a week.

•	Have your proxy card ready, then follow the prerecorded instructions. You will be asked to enter ONLY the CONTROL NUMBER shown below.

•	Your vote will be confirmed and cast as you direct.

VOTE BY INTERNET Available only until [            ] Eastern Time [            ], 2004.

•	Visit the Internet voting site at [ .com]. You will incur only your usual Internet access charges.

•	Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen.

•	Your vote will be confirmed and cast as you direct.

VOTE BY MAIL Must be received prior to the Annual Meeting.

•	Simply sign and date your proxy card and return it in the enclosed postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

PROPOSAL 1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation, a wholly-owned subsidiary of Caremark Rx, Inc. and AdvancePCS, and the merger contemplated thereby, pursuant to which AdvancePCS will become a wholly-owned subsidiary of Caremark Rx, Inc.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 2.	Election of directors duly nominated, to serve until the annual meeting of AdvancePCS stockholders in 2006:
Nominees: T. Danny Phillips Dr. George Poste and Jean-Pierre Millon

The holders of Class B-1 common stock are not entitled to vote on Proposal 2.

N-II-2

PROPOSAL 3.	Proposal to approve the AdvancePCS 2003 Incentive Compensation Plan

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4.	Proposal to approve and adopt the AdvancePCS Third Amended and Restated Certificate of Incorporation, to among other things, change the governance structure of the AdvancePCS board of directors

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 5.	To ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants for the fiscal year ending March 31, 2004.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 6.	To approve any proposal to adjourn or postpone the AdvancePCS Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving any of Proposals 1 through 5.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

DISCRETIONARY AUTHORITY:

Unless you check the box below, to the extent that you have not voted on a matter in person or by proxy, the proxies are authorized to vote, in their discretion, upon any matter that may properly come before the meeting.

☐ WITHHELD

The undersigned acknowledges receipt from AdvancePCS, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Joint Proxy Statement/Prospectus.

Please sign exactly as name appears below. When joint tenants hold shares, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)	Dated , 2004

* FOLD AND DETACH

N-II-3

PRELIMINARY COPY—SUBJECT TO COMPLETION

ADVANCEPCS

2003 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AdvancePCS hereby appoints David D. Halbert and Laura I. Johansen, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of AdvancePCS that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on [                    ], 2004, beginning at [            ], local time, at [            ], and at any adjournments or postponements thereof, as directed, on the matters set forth in the accompanying Joint Proxy Statement/Prospectus and all other matters that may properly come before the Annual Meeting, including, if submitted to the vote of the AdvancePCS stockholders, on a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies.

Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

This proxy card when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted “FOR” approval of each of Proposals 1, 2, 3, 4, 5 and 6, and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting, except to the extent such discretionary authority is withheld below.

The undersigned may revoke this proxy in one of three ways: (1) by sending to the Corporate Secretary of AdvancePCS an executed notice of revocation, (2) by sending to the Corporate Secretary of AdvancePCS a new, valid proxy bearing a later date or (3) by attending the Annual meeting and voting in person, which will automatically cancel any proxies previously given, or by revoking this proxy in person. Attendance at the Annual Meeting will not by itself revoke this proxy. To be effective, any written notice of revocation or subsequent proxy must be received by the Corporate Secretary of AdvancePCS prior to the beginning of the Annual Meeting. The written notice of revocation or subsequent proxy should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to 750 West John Carpenter Freeway, Suite 1200, Irving Texas 75039.

The AdvancePCS Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, 4, 5 and 6.

(Continued, and to be marked, dated and signed, on the other side)

N-III-1

Please mark your vote

as indicated in this example:

☒

AdvancePCS

Annual Meeting of Stockholders

Instructions for Voting Your Proxy

AdvancePCS encourages you to take advantage of a cost-effective, convenient way to vote your shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than [                    ] Eastern Time on [                    ], 2004, and authorizes the proxies named on the proxy card below to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

VOTE BY TELEPHONE Available only until [            ] Eastern Time [            ], 2004.

•	On a touch-tone telephone, call TOLL FREE [ ] 24 hours a day, 7 days a week.

•	Have your proxy card ready, then follow the prerecorded instructions. You will be asked to enter ONLY the CONTROL NUMBER shown below.

•	Your vote will be confirmed and cast as you direct.

VOTE BY INTERNET Available only until [            ] Eastern Time [            ], 2004.

•	Visit the Internet voting site at [ ]. You will incur only your usual Internet access charges.

•	Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen.

•	Your vote will be confirmed and cast as you direct.

VOTE BY MAIL Must be received prior to the Annual Meeting.

•	Simply sign and date your proxy card and return it in the enclosed postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

PROPOSAL 1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation, a wholly-owned subsidiary of Caremark Rx, Inc. and AdvancePCS, and the merger contemplated by the merger agreement, pursuant to which AdvancePCS will become a wholly-owned subsidiary of Caremark Rx, Inc.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 2.	Election of directors duly nominated, to serve until the annual meeting of AdvancePCS stockholders in 2006:
Nominees: T. Danny Phillips Dr. George Poste and Jean-Pierre Millon

The holders of Class B-2 common stock are not entitled to vote on Proposal 2.

N-III-2

PROPOSAL 3.	Proposal to approve the AdvancePCS 2003 Incentive Compensation Plan

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4.	Proposal to approve and adopt the AdvancePCS Third Amended and Restated Certificate of Incorporation, to among other things, change the governance structure of the AdvancePCS board of directors

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 5.	To ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants for the fiscal year ending March 31, 2004.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 6.	To approve any proposal to adjourn or postpone the AdvancePCS Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving any of Proposals 1 through 5.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

DISCRETIONARY AUTHORITY:

Unless you check the box below, to the extent that you have not voted on a matter in person or by proxy, the proxies are authorized to vote, in their discretion, upon any matter that may properly come before the meeting.

☐ WITHHELD

The undersigned acknowledges receipt from AdvancePCS, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Joint Proxy Statement/Prospectus.

Please sign exactly as name appears below. When joint tenants hold shares, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)	Dated , 2004

* FOLD AND DETACH

N-III-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law, Caremark’s, or the Registrant’s, Third Restated Certificate of Incorporation, the Registrant’s Sixth Amended and Restated Bylaws and agreements referred to below.

Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Third Restated Certificate of Incorporation of Caremark (the “Third Restated Certificate of Incorporation”) provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Sixth Amended and Restated Bylaws, or the Bylaws, provide indemnification of the Registrant’s directors and officers, both past and present, to the fullest extent permitted by the Delaware General Corporation Law, and allow the Registrant to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Registrant’s Bylaws will also authorize the Registrant to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

2.1	**	Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation and AdvancePCS, attached hereto as “Annex A” and hereby incorporated by reference herein.

3.1	***	Form of Amendment to Third Restated Certificate of Incorporation of MedPartners, Inc.

3.2	**	MedPartners, Inc. Third Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996 and hereby incorporated by reference herein.

3.3	**	Caremark Rx, Inc. Sixth Amended and Restated Bylaws, filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 and hereby incorporated by reference herein.

4.1	**	Agreement Regarding Registration Rights between Caremark Rx, Inc., Joseph Littlejohn & Levy Fund III, L.P., and the other persons named on the signature pages thereof, dated as of September 2, 2003, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

4.2	**	Form of Common Stock Certificate of Caremark Rx, Inc., filed as Exhibit 4.4 to CaremarkRx, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and hereby incorporated by reference herein.

4.3	**	Amended and Restated Rights Agreement, dated as of February 1, 2000, between Caremark Rx, Inc. and First Chicago Trust Company, filed as Exhibit 4.1 to Caremark Rx, Inc.’s Current Report on Form 8-K filed on February 4, 2000, and hereby incorporated by reference herein.

4.4	**	Amendment to the Amended and Restated Rights Agreement, dated November 7, 2001, filed as Exhibit 4.2 to Caremark Rx, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, and hereby incorporated by reference herein.

4.5	**	Second Amended and Restated Rights Agreement, dated as of March 11, 2002, between Caremark Rx, Inc., and First Union National Bank, including exhibits thereto, filed as Exhibit 4.1 to Amendment No. 1 to Caremark Rx, Inc.’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 8, 2002, and hereby incorporated by reference herein.

5.1	***	Opinion of King & Spalding LLP as to the validity of the securities being registered.

8.1	***	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

8.2	***	Opinion of King & Spalding LLP as to certain tax matters.

10.1	**	Voting Agreement, dated as of September 2, 2003, among Caremark Rx, Inc. and Joseph Littlejohn & Levy Fund III, L.P., in its capacity as a stockholder of AdvancePCS, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

10.2	****	Employment Agreement, dated March 18, 1998, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.3	****	Amendment No. 1 to Employment Agreement, dated August 6, 1998, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.4	****	Amendment No. 2 to Employment Agreement, dated December 1, 1998, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.5	****	Amendment No. 3 to Employment Agreement, dated March 8, 2000, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.6	****	Amendment No. 4 to Employment Agreement, dated August 28, 2001, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.7	****	Amendment No. 5 to Employment Agreement, dated November 12, 2002, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.8	****	Employment Agreement, dated June 26, 2002, by and between Caremark Rx, Inc. and A.D. Frazier, Jr.

10.9	****	Amended and Restated Employment Agreement, dated December 31, 2001, by and between Caremark Rx, Inc. and Howard A. McLure.

10.10	**	Employment Agreement, dated July 1, 1998, by and between Caremark Rx, Inc. and Edward L. Hardin, Jr., filed as Exhibit 10.16 to Caremark Rx, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998 and hereby incorporated by reference herein.

10.11	**	Amendment No. 1 to Employment Agreement, dated March 8, 2000, by and between Caremark Rx, Inc. and Edward L. Hardin, Jr., filed as Exhibit 10.12 to Caremark Rx, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999 and hereby incorporated by reference herein.

10.12	**	Second Amendment to Employment Agreement, dated February 19, 2002, by and between Caremark Rx, Inc. and Edward L. Hardin, Jr., filed as Exhibit 10.4 to Caremark Rx, Inc.’s Report on Form 10-Q for the quarterly period ended March 31, 2002 and hereby incorporated by reference herein.

23.1	***	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).

23.2	***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto).

23.3	***	Consent of King & Spalding LLP (included in Exhibit 8.2 hereto).

23.4	*	Consent of KPMG LLP.

23.5	*	Consent of PricewaterhouseCoopers LLP.

24.1	****	Powers of Attorney (included on signature page of this Registration Statement).

99.1	****	Consent of UBS Securities LLC.

99.2	****	Consent of J.P. Morgan Securities Inc.

99.3	****	Consent of Banc of America Securities LLC.

99.4	****	Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

*	Filed herewith
**	Incorporated by reference herein
***	To be filed by amendment
****	Previously Filed

(b) Financial Statement Schedules.

AdvancePCS Schedule II—Valuation and Qualifying Accounts.

Item 22. Undertakings

(A)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)	(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(D)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 20th day of January, 2004.

CAREMARK RX, INC.

By:	/s/ HOWARD A. MCLURE
Howard A. McLure
Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints E. Mac Crawford, Howard A. McLure and Sara J. Finley, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of Securities Act, this Amendment No. 3 to registration statement has been signed by the following persons in the capacities on the 20th day of January, 2004.

Signature	Title

* E. Mac Crawford	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

* A.D. Frazier	President, Chief Operating Officer and Director

/s/ HOWARD A. MCLURE Howard A. McLure	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

* Edward L. Hardin, Jr.	Executive Vice President, General Counsel and Director

* Mark S. Weeks	Senior Vice President and Controller

* Edwin M. Banks	Director

* C. David Brown II	Director

Signature	Title

Colleen Conway-Welch	Director

* Harris Diamond	Director

* Kristen E. Gibney Williams	Director

* Roger L. Headrick	Director

* Ted H. McCourtney	Director

* C.A. Lance Piccolo	Director

*By:	/s/ HOWARD A. MCLURE
Howard A. McLure
Attorney-in-fact

EXHIBIT INDEX

2.1	**	Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation and AdvancePCS, attached hereto as “Annex A” and hereby incorporated by reference herein.

3.1	***	Form of Amendment to Third Restated Certificate of Incorporation of MedPartners, Inc.

3.2	**	MedPartners, Inc. Third Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996 and hereby incorporated by reference herein.

3.3	**	Caremark Rx, Inc. Sixth Amended and Restated Bylaws, filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 and hereby incorporated by reference herein.

4.1	**	Agreement Regarding Registration Rights between Caremark Rx, Inc., Joseph Littlejohn & Levy Fund III, L.P., and the other persons named on the signature pages thereof, dated as of September 2, 2003, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

4.2	**	Form of Common Stock Certificate of Caremark Rx, Inc., filed as Exhibit 4.4 to CaremarkRx, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and hereby incorporated by reference herein.

4.3	**	Amended and Restated Rights Agreement, dated as of February 1, 2000, between Caremark Rx, Inc. and First Chicago Trust Company, filed as Exhibit 4.1 to Caremark Rx, Inc.’s Current Report on Form 8-K filed on February 4, 2000, and hereby incorporated by reference herein.

4.4	**	Amendment to the Amended and Restated Rights Agreement, dated November 7, 2001, filed as Exhibit 4.2 to Caremark Rx, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, and hereby incorporated by reference herein.

4.5	**	Second Amended and Restated Rights Agreement, dated as of March 11, 2002, between Caremark Rx, Inc., and First Union National Bank, including exhibits thereto, filed as Exhibit 4.1 to Amendment No. 1 to Caremark Rx, Inc.’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 8, 2002, and hereby incorporated by reference herein.

5.1	***	Opinion of King & Spalding LLP as to the validity of the securities being registered.

8.1	***	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

8.2	***	Opinion of King & Spalding LLP as to certain tax matters.

10.1	**	Voting Agreement, dated as of September 2, 2003, among Caremark Rx, Inc. and Joseph Littlejohn & Levy Fund III, L.P., in its capacity as a stockholder of AdvancePCS, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

10.2	****	Employment Agreement, dated March 18, 1998, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.3	****	Amendment No. 1 to Employment Agreement, dated August 6, 1998, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.4	****	Amendment No. 2 to Employment Agreement, dated December 1, 1998, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.5	****	Amendment No. 3 to Employment Agreement, dated March 8, 2000, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.6	****	Amendment No. 4 to Employment Agreement, dated August 28, 2001, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.7	****	Amendment No. 5 to Employment Agreement, dated November 12, 2002, by and between Caremark Rx, Inc. and E. Mac Crawford.

10.8	****	Employment Agreement, dated June 26, 2002, by and between Caremark Rx, Inc. and A.D. Frazier, Jr.

10.9	****	Amended and Restated Employment Agreement, dated December 31, 2001, by and between Caremark Rx, Inc. and Howard A. McLure.

10.10	**	Employment Agreement, dated July 1, 1998, by and between Caremark Rx, Inc. and Edward L. Hardin, Jr., filed as Exhibit 10.16 to Caremark Rx, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998 and hereby incorporated by reference herein.

10.11	**	Amendment No. 1 to Employment Agreement, dated March 8, 2000, by and between Caremark Rx, Inc. and Edward L. Hardin, Jr., filed as Exhibit 10.12 to Caremark Rx, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999 and hereby incorporated by reference herein.

10.12	**	Second Amendment to Employment Agreement, dated February 19, 2002, by and between Caremark Rx, Inc. and Edward L. Hardin, Jr., filed as Exhibit 10.4 to Caremark Rx, Inc.’s Report on Form 10-Q for the quarterly period ended March 31, 2002 and hereby incorporated by reference herein.

23.1	***	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).

23.2	***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto).

23.3	***	Consent of King & Spalding LLP (included in Exhibit 8.2 hereto).

23.4	*	Consent of KPMG LLP.

23.5	*	Consent of PricewaterhouseCoopers LLP.

24.1	****	Powers of Attorney (included on signature page of this Registration Statement).

99.1	****	Consent of UBS Securities LLC.

99.2	****	Consent of J.P. Morgan Securities Inc.

99.3	****	Consent of Banc of America Securities LLC.

99.4	****	Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

*	Filed herewith
**	Incorporated by reference herein
***	To be filed by amendment
****	Previously filed